    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 2000


                                                      REGISTRATION NO. 333-88663
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 2
                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------


     GENTIVA HEALTH SERVICES, INC.                        8082                                  36-433-5801
     (Exact name of registrant as             (Primary Standard Industrial            (I.R.S. Employer Identification
       specified in its charter)               Classification Code Number)                        Number)


                                    DELAWARE
                        (State or other jurisdiction of
                 incorporation or organization of registrants)

                             175 BROAD HOLLOW ROAD
                            MELVILLE, NEW YORK 11747
                                 (516) 844-7800

  (Address, including ZIP Code, and telephone number, including area code, of registrants' principal executive offices)
                         ------------------------------


                             EDWARD A. BLECHSCHMIDT
                         GENTIVA HEALTH SERVICES, INC.
                             175 BROAD HOLLOW ROAD
                            MELVILLE, NEW YORK 11747
                                 (516) 844-7800
      (Name, address, including ZIP Code, and telephone number, including area code, of registrants' agent for service)


                                with copies to:


   KENNETH W. ORCE, ESQ.             MARK R. EATON             THOMAS W. DOBSON, ESQ.
  CAHILL GORDON & REINDEL             ADECCO, INC.                LATHAM & WATKINS
       80 PINE STREET          100 REDWOOD SHORES PARKWAY      633 WEST FIFTH STREET
     NEW YORK, NY 10005          REDWOOD CITY, CA 94065              SUITE 4000
       (212) 701-3000                (650) 610-1000            LOS ANGELES, CA 90071
                                                                   (213) 891-8000


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and the merger described in the proxy statement/prospectus is consummated. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE


                                                                                         PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE       PROPOSED MAXIMUM    AGGREGATE OFFERING        AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED         PRICE PER SHARE           PRICE          REGISTRATION FEE
Common stock, par value $.10 per share, of
  Gentiva Health Services, Inc.(1)..........     22,122,152(2)             (3)                  (3)                  (3)



(1) This registration statement also pertains to Rights to purchase Series A Participating Preferred Stock of Gentiva Health Services, Inc. The Rights are attached to and to be issued with each share of Common Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates or the Common Stock and will be transferred along with and only with the Common Stock. Thereafter, separate Rights certificates will be issued representing one Right for each share of Common Stock held, subject to adjustment pursuant to anti-dilution provisions.



(2) Based on the maximum number of shares of Gentiva Health Services common stock to be issued in connection with the merger (the "Merger") of Olsten Corporation and Adecco SA, based on the product of (i) 0.25, the number of shares of Gentiva Health Services common stock issuable per share of Olsten Corporation stock in connection with the Merger and (ii) 88,488,608, the number of shares of Olsten Corporation stock for which consideration is payable in the Merger.


(3) Previously paid.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 19, 2000


                                PROXY STATEMENT
                                       OF
                               OLSTEN CORPORATION
                        -------------------------------

                                   PROSPECTUS
                                       OF
                                   ADECCO SA
                        -------------------------------


                                   PROSPECTUS
                                       OF
                         GENTIVA HEALTH SERVICES, INC.

                        -------------------------------


    Olsten Corporation is sending this proxy statement/prospectus to holders of its common stock and class B common stock in connection with the solicitation of proxies by the board of directors of Olsten for use at a special meeting of
holders of Olsten stock to be held at   a.m., eastern time, on             ,
2000, at Olsten Corporation, 175 Broad Hollow Road, Melville, New York and at any adjournments and postponements of the special meeting. Olsten is holding the special meeting to consider and act upon a proposal to approve the merger of Olsten with a wholly-owned subsidiary of Adecco SA, a societe anonyme organized under the laws of Switzerland. Following the merger, Olsten will be a wholly-owned subsidiary of Adecco. Olsten also seeks your approval of executive compensation and employee benefit plans of Gentiva Health Services to be in effect if the merger is approved.



    As part of the merger, all of the shares of common stock of Gentiva Health Services, Inc., a wholly-owned subsidiary of Olsten, will be distributed to Olsten stockholders. Following the merger, Gentiva Health Services will be an independent, publicly-owned company. Gentiva Health Services currently operates Olsten's health services business. Gentiva Health Services has applied for its shares to be approved for quotation on the Nasdaq National Market under the symbol "GTIV."



    In exchange for each share of your Olsten stock, you may elect to receive from Adecco $8.75 in cash or 0.12472 of an Adecco ADS. You will also receive
0.25 of a share of Gentiva Health Services common stock for each share of Olsten stock you own. Because of the requirement under the merger agreement that half of the Olsten stock be exchanged for cash and half for Adecco ADSs, it is possible that you will receive a combination of cash and Adecco ADSs despite your election. The dollar amount of the aggregate cash consideration and the total number of Adecco ADSs to be issued in the merger will depend on the number of shares of Olsten stock outstanding on the date of the merger, and therefore cannot be determined until after the merger. However, based on the number of
shares of Olsten stock outstanding on January   , 2000, Adecco would have paid
Olsten's stockholders about $   million in cash and   million Adecco ADSs.
Adecco common shares are listed on the Swiss Stock Exchange under the symbol "ADEN" and the Paris Stock Exchange under the symbol "ADE." Adecco ADSs are quoted on the Nasdaq National Market under the symbol "ADECY."



    This proxy statement/prospectus is also a prospectus of Adecco relating to Adecco common shares, including those represented by Adecco ADSs, to be issued to Olsten stockholders in the merger. An Adecco ADS is an American Depositary Share issued by Morgan Guaranty Trust Company of New York, and represents one-eighth of an Adecco common share. The Gentiva Health Services Prospectus beginning on page X-i of this proxy statement/prospectus is a prospectus relating to the Gentiva Health Services common stock to be issued to Olsten stockholders in the merger.



    Olsten and Adecco expect that the merger will close soon after approval by the stockholders of Olsten at the special meeting if all of the other conditions to the merger have been satisfied.



    PLEASE PAY PARTICULAR ATTENTION TO THE "RISK FACTORS" SECTION BEGINNING ON PAGE 17 OF THIS PROXY STATEMENT/PROSPECTUS WHICH DESCRIBES RISKS THAT YOU SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER.



    THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES OF GENTIVA HEALTH SERVICES TO BE ISSUED IN THE MERGER. ALL OFFERS AND SALES OF GENTIVA HEALTH SERVICES SECURITIES WILL BE MADE PURSUANT TO THE GENTIVA HEALTH SERVICES PROSPECTUS BEGINNING ON PAGE X-I OF THIS PROXY STATEMENT PROSPECTUS.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE MERGER, NOR HAVE THEY PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This proxy statement/prospectus is dated             , 2000 and is being
first mailed to Olsten stockholders on or about             , 2000.

                      WHERE YOU CAN FIND MORE INFORMATION


    Olsten files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Adecco files annual and special reports with the Securities and Exchange Commission. This proxy statement/prospectus is Olsten's proxy statement for the special meeting, Adecco's prospectus for the issuance of its common shares and Gentiva Health Services' prospectus for the issuance of its common stock. The registration statement, of which the proxy statement/prospectus is a part, contains additional relevant information. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information contained in the registration statement. Adecco ADSs are registered under a registration statement on Form F-6 filed by Morgan Guaranty Trust Company of New York.


    You may read and copy any reports, statements or other information Olsten or Adecco files at the Securities and Exchange Commission's Public Reference Rooms at the following locations:

Public Reference Room          New York Regional Office       Chicago Regional Office
450 Fifth Street, N.W.         7 World Trade Center           Citicorp Center
Room 1024                      Suite 1300                     500 West Madison Street
Washington, DC 20549           New York, NY 10048             Suite 1400
                                                              Chicago, IL 60661-2511


    Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Olsten's and Adecco's Securities and Exchange Commission filings are also available to the public from commercial document retrieval services, and Olsten's filings can also be found at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."



    In addition, Olsten's filings can be inspected at the offices of the New York Stock Exchange and Adecco's filings can be inspected at the offices of the Nasdaq National Market.


                           INCORPORATION BY REFERENCE

    The Securities and Exchange Commission allows Olsten and Adecco to incorporate by reference information into this proxy statement/prospectus, which means that they can disclose important information to you by referring you to other information Olsten and Adecco have filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus.

    This proxy statement/prospectus incorporates by reference the documents set forth below that Olsten and Adecco have previously filed with the Securities and Exchange Commission.

OLSTEN'S SEC FILINGS (FILE NO. 1-8279)                PERIOD OR DATE FILED
--------------------------------------                --------------------
Annual Report on Form 10-K except for Items 1, 3, 6,
  7, 7A, 8 and 14...................................  Year ended:            January 3, 1999
Annual Report on Form 10-K/A containing Items 1, 3,
  6, 7, 7A, 8 and 14................................  Year ended:            January 3, 1999
Current Report on Form 8-K..........................  Dated:                 March 30, 1999
Quarterly Report on Form 10-Q.......................  Quarter ended:         April 4, 1999
Quarterly Report on Form 10-Q/A.....................  Quarter ended:         April 4, 1999
Proxy Statement.....................................  Dated:                 April 13, 1999
Quarterly Report on Form 10-Q.......................  Quarter ended:         July 4, 1999
Quarterly Report on Form 10-Q/A.....................  Quarter ended:         July 4, 1999
Current Report on Form 8-K..........................  Dated:                 July 26, 1999
Quarterly Report on Form 10-Q.......................  Quarter ended:         October 3, 1999

ADECCO'S SEC FILINGS (FILE NO. 0-25004)               PERIOD OR DATE FILED
---------------------------------------               --------------------
Annual Report on Form 20-F/A........................  Year ended:            January 3, 1999
Current Report on Form 6-K..........................  Dated:                 January 3, 1999
Current Report on Form 6-K..........................  Dated:                 April 5, 1999
Current Report on Form 6-K..........................  Dated:                 April 29, 1999
Current Report on Form 6-K..........................  Dated:                 May 11, 1999
Current Report on Form 6-K..........................  Dated:                 August 2, 1999
Current Report on Form 6-K..........................  Dated:                 August 18, 1999
Current Report on Form 6-K..........................  Dated:                 August 24, 1999
Current Report on Form 6-K..........................  Dated:                 August 27, 1999
Current Report on Form 6-K..........................  Dated:                 November 2, 1999
Current Report on Form 6-K..........................  Dated:                 November 11, 1999

    Additionally, Olsten and Adecco are incorporating by reference any additional documents that Olsten and Adecco may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the meeting. These documents include periodic reports, such as, with respect to Olsten, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements and, with respect to Adecco, annual reports on Form 20-F and current reports on Form 6-K.

    You can request a free copy of all or any of these documents, other than the exhibits to these documents unless those exhibits are specifically incorporated by reference into these documents, by writing to or calling:

      With respect to Olsten's filings:              With respect to Adecco's filings:
             Olsten Corporation                                  Adecco SA
            175 Broad Hollow Road                            c/o Adecco, Inc.
             Melville, NY 11747                         100 Redwood Shores Parkway
               (516) 844-7800                             Redwood City, CA 94065
                                                              (650) 610-1000

    If you would like to request documents from Olsten or Adecco, please do so
by             , 2000 to receive them before the special meeting.


    OLSTEN HAS PROVIDED ALL INFORMATION IN THIS DOCUMENT, AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, RELATING TO OLSTEN, GENTIVA HEALTH SERVICES AND THEIR RESPECTIVE BUSINESSES. ADECCO HAS PROVIDED ALL INFORMATION IN THIS DOCUMENT, AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, RELATING TO ADECCO AND ITS BUSINESS.

                               TABLE OF CONTENTS


                    OLSTEN PROXY STATEMENT/ADECCO PROSPECTUS



                                                                PAGE
                                                              --------
Where You Can Find More Information.........................     ii
Incorporation by Reference..................................     ii
Questions and Answers About the Merger......................      1
Summary.....................................................      2
Risk Factors................................................     17
Cautionary Statement Regarding Forward-Looking Statements...     41
Information Concerning the Olsten Special Meeting...........     42
The Transaction.............................................     49
The Merger..................................................     73
The Principal Stockholders Agreement........................     83
Currency Exchange Rates.....................................     86
Material Tax Consequences...................................     86
Material U.S. Federal Income Tax Consequences of the Merger
  and the Split-Off.........................................     87
Material U.S. Federal Income Tax Consequences of Ownership
  and Disposition of Adecco ADSs............................     88
Swiss Tax Consequences of the Ownership of Adecco Shares....     89
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Adecco.......................     91
Business of Olsten..........................................     98
Business of Adecco..........................................    100
Description of Adecco Common Shares.........................    106
Description of Adecco American Depositary Shares............    110
Comparative Rights of Stockholders of Adecco and Olsten.....    117
Security Ownership of Adecco................................    123
Unaudited Pro Forma Consolidated Financial Information of
  Adecco SA and Olsten
  Corporation...............................................    124
Adecco SA Notes to the Pro Forma Consolidated Financial
  Statements (Unaudited)....................................    131
Comparative Market Price and Dividend Information...........    139
Other Proposals.............................................    142
Enforceability of Civil Liabilities Under the United States
  Federal Securities Law....................................    153
Other Matters...............................................    153
Legal Matters...............................................    153
Experts.....................................................    153
Annual Meeting..............................................    153
Index to Adecco Financial Statements........................    F-1

                       GENTIVA HEALTH SERVICES PROSPECTUS



                                                                PAGE
                                                              --------
Prospectus Cover............................................     X-i
Prospectus Summary..........................................     X-1
Risk Factors................................................     X-7
The Split-Off...............................................    X-20
Capitalization..............................................    X-30
Dividend Policy.............................................    X-31
Gentiva Health Services, Inc. and Subsidiaries Unaudited Pro
  Forma Consolidated Financial Data.........................    X-32
Selected Historical Consolidated Financial Data of Gentiva
  Health Services, Inc. and Subsidiaries....................    X-36
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    X-38
Business....................................................    X-44
Management..................................................    X-57
Certain Relationships and Related Transactions..............    X-67
Principal Stockholders......................................    X-68
Description of Gentiva Health Services Capital Stock........    X-70
Shares Eligible for Future Sale.............................    X-77
Material Tax Consequences...................................    X-77
Legal Matters...............................................    X-80
Experts.....................................................    X-80
Additional Information......................................    X-80
Index to Consolidated Financial Statements..................    XF-1

                                    ANNEXES



Annex A           --    Agreement and Plan of Merger................................    A
Annex B           --    Separation Agreement with Exhibits..........................    B
Annex C-1         --    Opinion of Warburg Dillon Read LLC..........................  C-1
Annex C-2         --    Opinion of Salomon Smith Barney Inc.........................  C-2
Annex D           --    Principal Stockholders Agreement............................    D
Annex E           --    Section 262 of the Delaware General Corporation Law.........    E
Annex F           --    Gentiva Health Services Executive Officers Bonus Plan.......    F
Annex G           --    Gentiva Health Services 1999 Stock Incentive Plan...........    G
Annex H           --    Gentiva Health Services Stock & Deferred Compensation Plan
                          for Non-Employee Directors................................    H
Annex I           --    Gentiva Health Services Employee Stock Purchase Plan........    I
Annex J           --    Omnibus Amendment No. 1.....................................    J
Annex K           --    Omnibus Amendment No. 2 with Exhibits.......................    K

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:      WHAT DO I NEED TO DO NOW?

A:      We urge you to read this proxy
        statement/ prospectus carefully,
        including its annexes, and to consider
        how the merger may affect you as a
        stockholder. This proxy statement/
        prospectus and accompanying annexes,
        which was mailed to all holders of
        record as of January   , 2000, contains
        important information regarding the
        proposed transaction, as well as
        information about Olsten and Adecco SA,
        the acquiror of Olsten. You may also
        want to review the documents referenced
        under "Where You Can Find More
        Information" on page ii. For
        information about where to call to get
        answers to your questions, see "What if
        I Have Questions?" below.

Q:      HOW DO I VOTE?

A:      Just mail your completed, signed and
        dated proxy card in the enclosed
        postage-paid return envelope as soon as
        possible so that your stock may be
        represented at the special stockholder
        meeting to vote on the merger. You may
        also attend the special meeting and
        vote your stock in person. The special
        meeting will be held on            ,
        2000 at     a.m., eastern time, at
        Olsten Corporation, 175 Broad Hollow
        Road, Mellville, New York. Even if you
        plan to attend the special meeting, we
        recommend that you complete, sign and
        date the enclosed proxy card and return
        it promptly in the enclosed
        postage-paid envelope. Olsten's board
        of directors unanimously recommends
        stockholders vote for the merger.

Q:      WHEN MUST I VOTE?

A:      In order for your vote to be counted,
        we must receive your proxy at or prior
        to the special meeting or you must
        attend the special meeting.

Q:      IF MY SHARES ARE HELD BY MY BROKER, HOW
        DO I VOTE AND ELECT THE FORM OF
        CONSIDERATION THAT I WANT TO RECEIVE?

A:      You should contact your broker for
        instructions. Your broker can tell you
        if your shares are held in street name
        and, if they are, how you can instruct
        him or her to vote your shares and
        elect the form of consideration. Your
        broker may vote your shares or elect
        the form of consideration only if you
        provide instructions on how to vote or
        elect. Please tell your broker how to
        vote your shares and elect the form of
        consideration.

Q:      HOW DO I ELECT TO RECEIVE CASH OR
        ADECCO ADSS FROM ADECCO?

A:      Mail a completed, signed and dated form
        of election/letter of transmittal,
        together with your stock certificates,
        in the enclosed return envelope.
        However, if you choose to exercise your
        appraisal rights, if available, you
        will be deemed to have elected to
        receive cash, despite any other
        election you may make.

Q:      WHEN MUST MY FORM OF ELECTION/LETTER OF
        TRANSMITTAL BE RECEIVED?

A:      Morgan Guaranty Trust Company of New
        York, the exchange agent, must receive
        your form of election/letter of
        transmittal, together with your stock
        certificates, no later than 4:00 p.m.
                  , 2000, or your election will
        not be effective and you will receive
        what has not been elected by the other
        Olsten stockholders.

Q:      WHAT IF I HAVE QUESTIONS?

A:      If you have questions about the merger
        or if you would like additional copies
        of this proxy statement/prospectus or a
        new proxy card or form of
        election/letter of transmittal, you
        should contact: D.F. King & Co., Inc.
        by mail at 77 Water Street, New York,
        New York 10005, or by telephone, toll
        free, at (800) 431-9629. D.F. King &
        Co., Inc. is acting as Olsten's proxy
        solicitor.

                                    SUMMARY

                                 THE COMPANIES

ADECCO SA
1275 Cheserex
Switzerland
41 21 321 66 66

    Adecco SA is the largest personnel services organization in the world in terms of revenues, with over 3,000 offices in over 50 countries. Adecco provides temporary personnel, places permanent employees, outsources, trains and tests temporary and permanent employees, and provides outplacement counseling services. Adecco provides these services by contract to businesses located throughout North America, Europe, Australia, Asia and Latin America.

OLSTEN CORPORATION
175 Broad Hollow Road
Melville, New York 11747-8905
(516) 844-7800


    Olsten Corporation is a leading supplier based on revenues of staffing services, information technology services and health services, conducting owned, franchised and licensed operations through over 1,500 offices in North America, Europe and Latin America. In staffing services, Olsten provides assignment employees with a full spectrum of skills, from entry level workers to seasoned professionals and managers, in a variety of functions and industries. In information technology services, Olsten provides information technology consultants on either a project or management consulting basis to assist clients in the design, development and maintenance of computer systems. Olsten's health services business is operated through its subsidiary, Gentiva Health Services, Inc., which will become an independent publicly-owned company following the completion of the transaction.



GENTIVA HEALTH SERVICES, INC.
175 Broad Hollow Road
Melville, New York 11747-8905
(516) 844-7800



    Gentiva Health Services, Inc. is the leading provider of home health care services in the United States based on revenues. Since 1971, Gentiva Health Services has built a reputation for providing high quality health care for its patients. Gentiva Health Services is committed to offering a broad spectrum of services in the home health care industry. Gentiva Health Services currently maintains over 400 locations in the United States and Canada and serves about 450,000 patient/client accounts annually with about 70,000 caregivers and administrative staff.



    Gentiva Health Services offers high quality services through three business lines, which are specialty pharmaceutical services, home care nursing services and staffing services. Through these three business lines, it offers a broad range of services including: (1) treatments for patients with chronic diseases;
(2) intravenous and oral administration of drugs, nutrients and other solutions;
(3) skilled nursing care; (4) pediatric/ maternal care programs; (5) rehabilitation and other therapies; (6) disease management programs; and (7) home health aide care, assistance with personal care and institutional, occupational and alternate site staffing.


                        THE SPECIAL STOCKHOLDERS MEETING


    Olsten is furnishing this proxy statement/ prospectus to you because Olsten's board of directors is soliciting your proxy for a special meeting of
Olsten stockholders. The special meeting will be held on            , 2000 at
  a.m., eastern time, at Olsten Corporation, 175 Broad Hollow Road, Melville, New York. At the special meeting, Olsten's stockholders will be asked to vote for the merger and for the executive compensation and employee benefit plans of Gentiva Health Services. Approval of the merger is not conditioned on the approval of any of these plans, and approval of any one plan is not conditioned on the approval of any of the other plans. However, since the split-off is part of the merger and will not occur unless the merger is consummated, the executive compensation and employee benefit plans of Gentiva Health Services will not take effect unless the merger is consummated.

    Holders of record of Olsten's common stock and class B common stock as of the close of business on January , 2000 may vote at the special meeting either by attending the special meeting or by returning a proxy to Olsten with directions as to how the represented shares should be voted. On that date, there
were          shares of common stock and          shares of class B common stock
outstanding and entitled to vote at the special meeting. Olsten stockholders will be entitled to one vote for each share of common stock and ten votes for each share of class B common stock. On January , 2000, common stock represented
  %, and class B common stock represented   %, of the voting power of Olsten's
outstanding stock. Appraisal rights may be available to dissenting stockholders. However, if you exercise your appraisal rights, you will be deemed to have made a cash election despite the form of merger consideration you elect to receive.



REQUIRED STOCKHOLDER APPROVAL OF MERGER ALREADY COMMITTED



    The holders of a majority of the voting power of Olsten's outstanding common stock and class B common stock voting together as a single class must vote for the merger. Stuart Olsten, chairman of the board of Olsten, and other members of the Olsten family, owning, directly or through trusts, shares of class B common
stock and common stock representing   % of the voting power of Olsten's stock as
of January   , 2000, have agreed with Adecco to vote their shares for the merger. If they do so, the Olsten stockholder vote required to approve the merger is assured. These stockholders have not indicated to Olsten or Adecco which form of payment they will elect to receive from Adecco.


    Adecco has already obtained the approval of its shareholders necessary to complete the merger.


                                   THE MERGER
                               (SEE PAGES 73-82)



    In the merger, Olsten's staffing services and information technology services businesses will become part of Adecco, and Gentiva Health Services, Inc., a wholly-owned subsidiary of Olsten before the merger, which operates Olsten's health services business, will become an independent publicly-owned company. If the merger is completed, you will receive in exchange for each share of Olsten stock you hold either cash or Adecco ADSs, or a combination of both, and Gentiva Health Services common stock, as described below. The merger is expected to be completed shortly after the Olsten special meeting, which will be
held on             , 2000.



    The terms of the merger are set forth in the merger agreement, attached to this document as Annex A, and the separation agreement, attached to this document as Annex B, both of which as amended by the Omnibus Amendments attached hereto as Annexes J & K. We encourage you to read the merger agreement and the separation agreement. The separation agreement is described more fully under the heading "Gentiva Health Services Prospectus--The Split-Off."



    To understand the transaction, you should also read carefully the other documents to which we have referred you. See "Where You Can Find More Information" on page ii of this proxy statement/prospectus.



WHAT YOU WILL RECEIVE IN EXCHANGE FOR YOUR OLSTEN STOCK
(SEE PAGE 73)


    For each share of Olsten common stock or class B common stock you hold, you will receive in the merger 0.25 of a share of Gentiva Health Services common stock and either (1) $8.75 in cash, without interest, or (2) 0.12472 of an Adecco ADS or (3) a combination of cash and Adecco ADSs. You will have the option to elect to receive either cash or Adecco ADSs by indicating your preference on the form of election/letter of transmittal which is being mailed to you with this proxy statement/ prospectus. However, because Adecco and Olsten have agreed that half of Olsten's stock will be exchanged for Adecco ADSs and half for cash, it is possible that you will receive a combination of Adecco ADSs and cash, despite your election. If you do not make an election, you will receive your portion of the merger consideration not allocated to the Olsten stockholders who have elected a form of merger
consideration. Based on           shares of Olsten common stock and class B
common stock outstanding as of January   , 2000, Adecco would have paid about
$   million in cash plus about   million Adecco ADSs as the total merger
consideration had the merger occurred on that date. Olsten stockholders who do not vote in favor of the merger and follow all the Delaware law procedures set out on pages 44 to 47 under "Appraisal Rights" may have appraisal rights in connection with the merger, which is the right to be paid a cash amount per share as determined by the Delaware Court of Chancery, which could be more, less or the same value as the merger consideration. If you exercise your appraisal rights, you will be deemed to have elected cash despite the form of merger consideration you elect to receive. If you vote in favor of the merger, you will not be entitled to appraisal rights. Even if you later withdraw your demand for appraisal rights and receive the merger consideration, you will be irrevocably deemed to have elected to receive the $8.75 per share cash consideration. You can expect to receive your cash and/or Adecco ADSs and Gentiva Health Services common stock shortly after the closing of the merger if the exchange agent has timely received your Olsten stock certificates accompanied by a completed form of election/letter of transmittal. If you do not follow the election procedures before the merger, the exchange agent will send you instructions after the closing of the merger as to how to deliver your stock certificates and receive the merger consideration.


SECURITY LISTINGS


    Adecco ADSs are quoted on the Nasdaq National Market under the symbol "ADECY." Adecco intends to apply to have its ADSs listed on the New York Stock Exchange. Adecco expects that its ADSs will be approved for listing on the New York Stock Exchange and, upon this listing, the ADSs will be dequoted from the Nasdaq National Market. Adecco common shares are listed on the Swiss Stock Exchange and the Paris Stock Exchange.



    Olsten's common stock trades on the New York Stock Exchange under the symbol "OLS." Gentiva Health Services' securities are not presently listed on any market or exchange. Gentiva Health Services has applied to have its common stock approved for quotation on the Nasdaq National Market under the trading symbol "GTIV." It is a condition of the transaction that Gentiva Health Services common stock be approved for listing on a national securities exchange or for quotation on the Nasdaq National Market.



OLSTEN'S BOARD OF DIRECTORS HAS APPROVED THE MERGER
(SEE PAGES 51-57)



    Olsten's board of directors carefully reviewed and considered the terms and conditions of the merger, including the split-off, and, based upon its conclusion that the merger is fair to and in the best interests of its stockholders, unanimously recommends that Olsten's stockholders vote for the merger. The Olsten board also reviewed the following strategic alternatives: (1) Olsten continuing as an independent entity; (2) a sale of Olsten as a whole; (3) a spin-off/split-off or sale of its health services business, separately or in connection with a sale of Olsten; and (4) a disposition of assets. In arriving at its decision, the board of directors considered a number of factors described more fully in this proxy statement/ prospectus. The Olsten board established an independent committee composed solely of non-management directors elected to the board by the holders of Olsten common stock. The independent committee was given limited authority to consider any proposal for the acquisition of all or any portion of Olsten pursuant to which some or all of the class B common stockholders would receive, directly or indirectly, different consideration for their shares of stock in Olsten than the common stockholders. The independent committee was represented by separate counsel. The independent committee concluded that the consulting and non-competition payments to be made to Stuart Olsten by Adecco did not provide preferential consideration for him in his capacity as a class B common stockholder. Because, among other things, Gentiva Health Services would have one class of common stock, the independent committee was satisfied that the consideration to be received by Olsten common stockholders and class B common stockholders in the merger was the same.


    In connection with the merger, Olsten's board of directors received separate written opinions from Olsten's financial advisors, Warburg Dillon Read LLC and Salomon Smith Barney Inc., as to the fairness, from a financial point of view, of the consideration to be received in the merger, including the split-off, to the holders of Olsten common stock and class B common stock. The full text of Warburg Dillon Read's opinion, dated August 17, 1999, is included in this proxy statement/prospectus as Annex C-1 and the full text of Salomon Smith Barney's opinion, also dated August 17, 1999, is included as Annex C-2. We encourage you to read these opinions carefully in their entirety for a description of the assumptions made, matters considered, limitations on the review undertaken and opinions provided. WARBURG DILLON READ'S AND SALOMON SMITH BARNEY'S OPINIONS ARE DIRECTED TO OLSTEN'S BOARD OF DIRECTORS AND DO NOT CONSTITUTE RECOMMENDATIONS TO ANY STOCKHOLDER AS TO HOW TO VOTE ON THE MERGER, THE FORM OF CONSIDERATION TO BE ELECTED BY ANY STOCKHOLDER IN THE MERGER OR ANY OTHER MATTER RELATING TO THE PROPOSED TRANSACTION.



REASONS FOR THE MERGER
(SEE PAGES 54-57)


    The Adecco and Olsten boards of directors have identified various potential benefits to the merger.

    The primary benefits of the merger that the Olsten board has identified are:

    - creating a combined company that will have a stronger presence in Olsten's and Adecco's markets with greater financial and business prospects than Olsten standing alone;


    - achieving a premium for Olsten stockholders over the market price at which Olsten common stock traded during the twelve-month period before Olsten announced that it was engaged in negotiations concerning a significant transaction; and


    - allowing Olsten stockholders, if they so elect, to continue to participate in the staffing services and information technology services businesses through share ownership of Adecco.

    The primary benefits of the merger that the Adecco board has identified are:

    - making Adecco the leader, in terms of revenues, in the U.S. staffing industry and the worldwide information technology services staffing business;

    - providing more comprehensive and diverse services to clients and additional career prospects for employees; and


    - realizing potentially improved operating leverage and other synergies.


    The primary disadvantages of the merger that the Olsten board has identified are:

    - the possibility that Olsten stockholders could achieve more value over the long-term from continued operation of Olsten as an independent company;

    - that the merger will be taxable to Olsten stockholders;

    - that Olsten stockholders may not receive the type of consideration they elect;

    - that holding shares of a foreign company entails risks different from those associated with a U.S. company; and


    - that the separate approval of the holders of Olsten common stock is not necessary to approve the transaction.


    The primary disadvantages of the merger the Adecco board has identified are:

    - the possibility of over-valuation of Olsten by Adecco in establishing the aggregate merger consideration;


    - the potential inability of Gentiva Health Services to assume the liabilities or to satisfy obligations incurred in connection with its health care services operations;


    - the uncertainty as to the value of, or the ability to achieve, the synergies, if any, to be realized as a result of the merger;


    - the diversion of Adecco management's attention, as a result of the merger, from general business concerns;

    - the potential inability to fully assimilate the operations and corporate culture of Olsten with those of Adecco following the merger; and

    - the significant increase in Adecco's aggregate indebtedness outstanding as a result of the Olsten indebtedness acquired by Adecco and additional debt financings consummated in connection with the merger.


INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER HAVE CREATED CONFLICTS OF INTEREST
(SEE PAGES 68-70)



    In considering the Olsten board's recommendation that you vote for the merger, you should be aware that a number of Olsten's directors and officers have interests in the merger in addition to their general interests as Olsten stockholders.



    - Olsten and Adecco have entered into agreements with four of Olsten's executive officers, Edward A. Blechschmidt, Anthony J. Puglisi, William P. Costantini and Maureen K. McGurl, and with Stuart Olsten, chairman of the board of Olsten, providing for termination, consulting and non-competition payments from Adecco upon the occurrence of the merger and for four to five years following the merger. The four executives will receive a total of $12,355,900 and Mr. Olsten will receive a total of $10,000,000 over the life of these agreements. Other present and former executive officers of Olsten will receive a total of $5,656,675 under change of control agreements with Olsten.



    - Some of Olsten's directors and officers and members of the Olsten family have committed to purchase about $20 million face amount of convertible trust preferred securities to be issued by a trust, the common stock of which will be wholly-owned by Gentiva Health Services, in a private placement exempt from the registration requirements of the Securities Act.


    - Mr. Olsten will become a director of Adecco after the merger.


    - All directors of Olsten, other than Miriam Olsten, and some officers of Olsten are expected to continue with Gentiva Health Services following the merger.


    - Officers and directors of Olsten will be indemnified if the proposed transactions give rise to liabilities.


    - As of January   , 2000, directors and officers of Olsten owned a total of
               options to purchase Olsten common stock and      options to
      purchase Olsten class B common stock. Outstanding options held by officers and directors who are employees of Olsten will be converted into options to purchase Adecco or Gentiva Health Services common stock, depending on which company the option holder joins after the merger, and the options will be adjusted to preserve their intrinsic value. Options held by non-employee directors will be converted into options to purchase Adecco common shares.


    Stuart Olsten, Miriam Olsten, a director of Olsten and mother of Stuart Olsten, Cheryl Olsten, daughter of Miriam Olsten and sister of Stuart Olsten, and various trusts for the benefit of Stuart and Cheryl Olsten, entered into a principal stockholders agreement with Adecco on August 17, 1999. These stockholders agreed:

    - to vote in favor of the merger;

    - to vote against any proposal from a third party regarding an acquisition transaction;


    - to refrain from amending, converting, pledging or transferring their ownership interest in their Olsten class B common stock and common stock; and


    - to refrain from soliciting proposals from third parties regarding a business combination,

in each case, so long as the merger agreement is in effect.


    These stockholders together held, as of January   , 2000,   % of the voting
power of
the outstanding stock of Olsten. These stockholders will have the same opportunity to elect the form of merger consideration as the other holders of Olsten stock. For a more detailed discussion of the terms of the principal stockholders agreement, please read the section entitled "The Principal Stockholders Agreement," beginning on page 83. For the complete text of the principal stockholders agreement, see Annex D.



APPRAISAL RIGHTS
  (SEE PAGES 44-47)



    Appraisal rights may be available to Olsten stockholders. If you do not want to accept the merger consideration for your Olsten stock, you may seek to exercise appraisal rights under Delaware law. If:



    - holders of a majority of Olsten stock do not elect to receive cash;



    - you are the record holder of the shares on the record date and the date you make your demand for appraisal under the Delaware procedures;



    - you continuously hold the shares through the date of the merger;



    - you properly demand an appraisal of the value of your stock before the Delaware Court of Chancery; and



    - you do not vote in favor the merger,



the Delaware Court of Chancery will determine the fair cash value of your Olsten stock.



REGULATORY MATTERS
(SEE PAGE 71-72)



    Under U.S. antitrust laws and foreign anti-competition laws, Olsten and Adecco have submitted information to regulatory authorities about the merger and about Olsten and Adecco, and have made filings and taken other actions necessary to obtain approvals from U.S. and foreign antitrust regulatory authorities in connection with the merger. Olsten and Adecco will also make post-closing filings with regulatory authorities in Brazil and Argentina.


NO SOLICITATION


(SEE PAGE 76-77)


    Olsten has agreed that it will not initiate any discussions regarding a business combination with any other party so long as the merger agreement is in effect. However, the board of directors will be responsive to any unsolicited offer for an alternative business combination to the extent that the failure to do so would result in a breach of the directors' fiduciary duties to Olsten stockholders under applicable law.

TERMINATION RIGHTS


(SEE PAGES 79-80)


    Adecco and Olsten may mutually agree to terminate the merger agreement before the merger is completed, and either Adecco or Olsten may terminate the merger agreement if any one of the following occurs:


    - the merger has not been consummated by May 31, 2000 or, if the merger has not been consummated by that date because all necessary governmental consents have not been obtained, by the earlier of June 30, 2000 and the date that all required governmental consents are obtained, but only if the terminating party was not responsible for the merger not having been consummated before the termination date; or


    - a court or other governmental authority permanently prohibits the merger, including any prohibition of the split-off; or

    - there is a breach of the merger agreement by the other party and the breach has not been cured for 10 days from the date the breaching party received notice of its breach.

    Adecco may terminate the merger agreement if any one of the following occurs:

    - the board of directors of Olsten has withdrawn or adversely modified its original recommendation to its stockholders to adopt the merger agreement; or

    - Olsten has failed to obtain the necessary approval from its stockholders to complete the merger; or

    - the board of directors of Olsten has approved or publicly recommended a business combination with any other party; or

    - a third party initiates a tender offer or an exchange offer and the board of directors of Olsten has not delivered a statement to its stockholders within 10 business days from the date the tender offer or the exchange offer is initiated that the board recommends the rejection of the tender offer or exchange offer.

    Olsten may also terminate the merger agreement if all of the following occur:


    - the board of directors of Olsten has received a proposal from a third party for a business combination that is superior to the terms of the merger agreement and failing to pursue the proposal would be a breach of the board's fiduciary duty to Olsten stockholders;



    - Adecco has not matched the superior proposal; and


    - Olsten pays Adecco a termination fee of $40 million.


    In addition, upon termination Olsten may be required to pay Adecco a $40 million termination fee, as described in "The Merger Agreement--Termination Rights; Termination Fee."


    If the merger agreement is terminated, the separation agreement will be automatically terminated. In addition, the parties can agree in writing to terminate the separation agreement even if the merger agreement is not terminated.


CONDITIONS TO THE MERGER
(SEE PAGES 81-82)


    The following conditions must be satisfied prior to the completion of the merger and cannot be waived by either Adecco or Olsten:


    - approval by Olsten stockholders of the merger;

    - lack of governmental action prohibiting the merger;


    - the quotation of Adecco ADSs to be issued in the merger on Nasdaq or their listing on the New York Stock Exchange;



    - filing of notification of issuance with, and obtaining clearance from the Swiss Stock Exchange with respect to the additional Adecco common shares, if any, to be issued in the merger; and



    - the listing of Gentiva Health Services' common stock on a national securities exchange or its quotation on Nasdaq.


    The following conditions must also be satisfied before completion of the merger; however, any or all of these conditions may be waived by the party entitled to assert the condition:


    - absence of an event would have a material adverse effect on the business of the other party, provided that this shall cease to be a condition from and after January 31, 2000; and


    - performance by the other party of its obligations and agreements under the merger agreement and the separation agreement unless failure to perform would not have a material adverse effect on the other party's ability to complete the merger or on the other party's business.

    If material conditions which may be waived are in fact waived or amended before the closing of the merger, Olsten will notify you and take all other steps required by law.


THE SPLIT-OFF
(SEE PAGE 82 AND X-20 TO X-29)



    Gentiva Health Services, Inc., which operates the health services business of Olsten, will become an independent, publicly-owned company after the split-off. Prior to the split-off, Gentiva Health Services and its subsidiaries owned most of the assets and were obligated for most of the liabilities of the health services business of Olsten. The remaining assets to be transferred to Gentiva Health Services before the split-off consist of some intellectual property. The remaining liabilities to be assigned to and assumed by Gentiva Health Services at the time of the split-off are contingent liabilities related to government investigations and litigation, some obligations under Olsten's supplemental executive retirement plan and some excise tax obligations, each described more fully under the heading "Gentiva Health Services Prospectus--The Split-Off."



    Gentiva Health Services and Olsten have agreed to indemnify each other after the split-off with respect to various losses, damages, claims and liabilities arising out of each of our business. Gentiva Health Services has also agreed to indemnify Olsten for other liabilities more fully described under the heading "Gentiva Health Services Prospectus--The Split-Off--Terms of the separation agreement--Indemnification."



    For one year after the split-off, Olsten has agreed to provide Gentiva Health Services with some transitional services. The terms of the ongoing relationship between Gentiva Health Services and Olsten are more fully described under the heading "Gentiva Health Services Prospectus--The Split-Off."



ACCOUNTING TREATMENT OF THE MERGER
(SEE PAGE 71)


    The merger will be accounted for using the purchase method of accounting under U.S. generally accepted accounting principles, referred to herein as GAAP, with Adecco as the acquiror.

            COMPARATIVE RIGHTS OF STOCKHOLDERS OF ADECCO AND OLSTEN


                              (SEE PAGES 117-122)



    Upon completion of the merger, you will no longer be a stockholder of Olsten. Instead, you will become a stockholder of Gentiva Health Services and, if you did not receive all cash from Adecco for your Olsten shares, you will also be a shareholder of Adecco. There are differences between the rights of stockholders of Olsten and Gentiva Health Services, both Delaware corporations, and the rights of shareholders in Adecco, a Swiss company. The following table highlights some of the differences between Delaware law and Swiss law:



                         DELAWARE LAW       SWISS LAW
                       ----------------  ----------------
Stockholder Action by  Yes, unless       No
Written Consent        prohibited in a
                       corporation's
                       certificate of
                       incorporation

Appraisal Rights       Yes, in some      No
                       circumstances

Preemptive Rights      No, unless        Yes
                       provided for in
                       a corporation's
                       certificate of
                       incorporation

Shareholders' Suits    Yes               Yes, in limited
                                         circumstances



                                TAX CONSEQUENCES
                               (SEE PAGES 86-90)



    Your exchange of Olsten stock for cash and/ or Adecco ADSs and your exchange of Olsten stock for Gentiva Health Services common stock will be considered two separate exchanges for federal income tax purposes. You should recognize capital gain or loss with respect to all of your Olsten stock exchanged.



                                   DIVIDENDS
                              (SEE PAGES 140-141)



    Historically, Adecco has paid annual cash dividends on its common shares. The payment of future dividends from Adecco, if any, must be proposed by its board of directors and approved by its shareholders. Adecco's dividends will depend on the earnings and growth prospects of Adecco after the merger and other factors which the Adecco board of directors and shareholders may deem relevant. The payment of dividends by Gentiva Health Services will be up to the board of directors of Gentiva Health Services, which does not intend to declare any dividends in the foreseeable future. In August 1999, Olsten's board discontinued the payment of dividends because of its financial condition and the probability of a merger.

                                  ADECCO ADSS
                              (SEE PAGES 140-141)



    An Adecco ADS is an American Depositary Share issued by Morgan Guaranty Trust Company of New York, and represents one-eighth of an Adecco common share deposited with Morgan Guaranty. When distributions, including dividends, are made on Adecco common shares represented by Adecco ADSs in Swiss francs, those distributions are converted and paid to holders of Adecco ADSs in U.S. dollars. Adecco ADSs and Adecco common shares are separate securities, with Adecco ADSs quoted in U.S. dollars on the Nasdaq National Market, and with Adecco common shares listed in Swiss francs on the Swiss Stock Exchange and in Euros on the Paris Stock Exchange.


                              CURRENCY TRANSLATION


    References in this proxy statement/ prospectus to "dollars," "$" or "USD" are to the currency of the United States, references to Swiss francs or "CHF" are to the currency of Switzerland and references to Euros or "[EURO]" are to the common legal currency of the European Union. Solely for your convenience, this proxy statement/prospectus contains translations of Swiss franc amounts into U.S. dollars. These translations should not be taken as assurances that the Swiss franc amounts currently represent these U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate at any time.



    In this proxy statement/prospectus, unless otherwise stated, Swiss francs have been translated into U.S. dollars at a rate of $0.67 per CHF 1.00, which was based on the noon buying rate in New York City for cable transfers in Swiss francs as certified for customs purposes by the Federal Reserve Bank of New York on October 3, 1999, which we refer to in this proxy statement/prospectus as the
"noon buying rate." On            , 2000, the noon buying rate was $         per
CHF 1.00. For historical information regarding rates of exchange between Swiss francs and U.S. dollars, see "Currency Exchange Rates."


                                  RISK FACTORS


    This proxy statement/prospectus includes risk factors related to the merger, the split-off, their effects and the operations and strategies of Adecco and Gentiva Health Services. You should read carefully the section entitled "Risk Factors" beginning on page 17.


                        CAUTIONARY STATEMENTS REGARDING
                           FORWARD-LOOKING STATEMENTS


    This proxy statement/prospectus and the documents that have been incorporated by reference contain forward-looking statements. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions. You should note that important factors that could cause actual results to differ materially from the forward-looking statements made in this proxy statement/ prospectus are set forth under the caption "Risk Factors" and elsewhere in this proxy statement/prospectus. See "Cautionary Statement Regarding Forward-Looking Statements" on page 41.

                         COMPARATIVE MARKET PRICE DATA

    The following table presents closing market prices as reported on the New York Stock Exchange Composite Tape for Olsten common stock, the Nasdaq National Market for Adecco ADSs and the Swiss Stock Exchange for Adecco common shares:

    - as of August 11, 1999, the last trading day before Olsten's public press release reporting that it was in discussions with a third party involving a possible significant transaction,

    - as of August 17, 1999, the last trading day before the public announcement of the execution of the merger agreement, and


    - as of            , 2000, the latest practicable date prior to the printing
      of this proxy statement/prospectus.



                                              OLSTEN         EQUIVALENT        ADECCO
                                              COMMON       OLSTEN COMMON       COMMON           ADECCO
                                            STOCK PRICE   STOCK PRICE (1)    SHARE PRICE       ADS PRICE
                                            -----------   ----------------   -----------       ---------
August 11, 1999...........................    $9.875         $  633.42         $558.11(2)       $ 69.06
August 17, 1999...........................    $ 9.50         $  609.36         $547.80(3)       $ 68.50
        , 2000............................    $              $                 $      (4)       $


--------------


(1) Based upon an exchange ratio of 1 Adecco share for 64.14 Olsten shares determined by dividing 1 share of Olsten by 0.01559, the conversion ratio between an Adecco common share and a share of Olsten stock. Does not include any amount for Gentiva Health Services.


(2) Based on a noon buying rate of $0.67 per CHF 1.00 on August 11, 1999.

(3) Based on a noon buying rate of $0.66 per CHF 1.00 on August 17, 1999.


(4) Based on a noon buying rate of $      per CHF 1.00 on             , 2000.



    0.12472 of an Adecco ADS was worth $   based on the market price of an
Adecco ADS on        , 2000. Olsten stockholders are urged to obtain current
market quotations before making a decision with respect to the merger. See also "Comparative Market Price and Dividend Information."

                           COMPARATIVE PER SHARE DATA


    The following table sets forth the historical and pro forma consolidated per share data of Adecco giving effect to the merger and related financings for the year ended January 3, 1999 and the nine months ended October 3, 1999, and the historical and equivalent pro forma per share data of Olsten for the year ended January 3, 1999 and the nine months ended October 3, 1999. The data should be read in conjunction with the consolidated financial statements of each of Olsten and Adecco and each of Olsten's and Adecco's accompanying notes included or incorporated by reference in this proxy statement/prospectus, as well as the information set forth under "Unaudited Pro Forma Consolidated Financial Information of Adecco SA." The unaudited interim historical financial data is not necessarily indicative of the full fiscal year, and the unaudited pro forma financial data is not necessarily indicative of the results that would have been achieved had the transaction been in effect at the beginning of the periods presented and should not be considered indicative of future results.


                                                    HISTORICAL                                  PRO FORMA
                                 ------------------------------------------------      ---------------------------
                                      FISCAL YEAR                NINE MONTHS                FISCAL YEAR
                                         ENDED                      ENDED                      ENDED
                                    JANUARY 3, 1999            OCTOBER 3, 1999            JANUARY 3, 1999
                                 ----------------------      --------------------      ---------------------
                                                                 (UNAUDITED)                (UNAUDITED)
ADECCO PER COMMON
  SHARE DATA
Basic and diluted loss.........   CHF(11.61)    $(8.48)(1)   CHF(7.37)    $(4.94)(2)   CHF(23.88)   $(17.43)(1)(8)
Dividends......................        5.50       3.74 (3)       7.00       4.62 (4)        5.22       3.55 (3)
Book value at period end.......      121.45      88.66 (1)     108.78      72.88 (2)         N/A        N/A
                                 ----------------------      --------------------      ---------------------
Basic and diluted weighted
  average common shares........        16,790,025                 17,057,255                17,423,665

ADECCO PER ADS DATA
Basic and diluted loss.........       (1.45)     (1.06)(1)      (0.92)     (0.62)(2)       (2.99)     (2.18)(1)(8)
Dividends(5)...................        0.69       0.47 (3)       0.88       0.58 (4)        0.65       0.44 (3)
Book value at period end.......       15.18      11.08 (1)      13.60       9.11 (2)         N/A        N/A

                                       PRO FORMA
                                 ---------------------
                                      NINE MONTHS
                                         ENDED
                                    OCTOBER 3, 1999
                                 ---------------------
                                      (UNAUDITED)
ADECCO PER COMMON
  SHARE DATA
Basic and diluted loss.........  CHF(19.07)   $(12.78)(2)(8)
Dividends......................       6.75       4.46 (4)
Book value at period end.......     166.46 (2)  111.53 (2)
                                 ---------------------
Basic and diluted weighted
  average common shares........       17,727,503
ADECCO PER ADS DATA
Basic and diluted loss.........      (2.38)     (1.60)(2)(8)
Dividends(5)...................       0.84       0.56 (4)
Book value at period end.......      20.81      13.94 (2)



                                          HISTORICAL                      EQUIVALENT PRO FORMA(6)
                              -----------------------------------   -----------------------------------
                                FISCAL YEAR                           FISCAL YEAR
                                   ENDED        NINE MONTHS ENDED        ENDED        NINE MONTHS ENDED
                              JANUARY 3, 1999    OCTOBER 3, 1999    JANUARY 3, 1999    OCTOBER 3, 1999
                              ---------------   -----------------   ---------------   -----------------
                                                   (UNAUDITED)        (UNAUDITED)        (UNAUDITED)
OLSTEN PER SHARE DATA
Basic and diluted (loss)
  earnings..................       $(0.44)          $   0.06(7)          $(0.27)           $(0.20)
Dividends...................       $ 0.22           $   0.08             $ 0.06            $ 0.07
Book value at period end....       $ 9.62           $   9.65                N/A            $ 1.74


------------------

(1) Other than with respect to the cash dividend per common share data, based on a noon buying rate of $0.73 per CHF1.00 on January 3, 1999.

(2) Other than with respect to the cash dividend per common share data, based on a noon buying rate of $0.67 per CHF1.00 on October 3, 1999.

(3) Based on a noon buying rate of $0.68 per CHF1.00 on May 22, 1998, the dividend payment date for the fiscal year ended January 3, 1999.

(4) Based on a noon buying rate of $0.66 per CHF1.00 on April 26, 1999, the dividend payment date for the nine months ended October 3, 1999.


(5) Holders of Adecco ADSs are generally entitled to receive any dividends paid on the common shares underlying their ADSs. Each Adecco ADS represents 1/8 of an Adecco common share. Holders of Adecco ADSs will receive dividends in proportion to the number of Adecco common shares the ADSs represent.


(6) Based upon an exchange ratio of 1 Adecco share for 64.14 Olsten shares.

(7) Olsten staffing restructuring charges were $29 million for the nine months ended October 3, 1999.


(8) Adecco goodwill amortization was CHF 601 million ($403 million) and CHF 508 million ($340 million) for the year ended January 3, 1999 and the nine month period ended October 3, 1999, respectively. Pro forma consolidated goodwill amortization was CHF 932 million ($643 million) and CHF
    763 million ($511 million) for the year ended January 3, 1999 and the nine months ended October 3, 1999, respectively.

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF OLSTEN


    The following table provides summary historical consolidated financial data of Olsten and its subsidiaries for each of the fiscal years in the five-year period ended January 3, 1999 and for the nine-month periods ended September 27, 1998 and October 3, 1999. Olsten prepared the data as of and for each of the fiscal years in the five-year period ended January 3, 1999 using its audited consolidated financial statements. Olsten prepared the selected historical data as of and for the nine months ended September 27, 1998 and October 3, 1999 using its unaudited consolidated financial statements, and they include, in the opinion of Olsten's management, all adjustments necessary to present fairly the data for those periods. The unaudited interim financial data should not be considered indicative of the full fiscal year. You should read this summary consolidated financial data along with the historical financial statements and accompanying notes that Olsten has incorporated by reference. You can obtain these reports by following the instructions provided in this proxy statement/prospectus under "Where You Can Find More Information" beginning on page ii.


                                                 FISCAL YEARS                                        NINE MONTHS ENDED
                        --------------------------------------------------------------   ------------------------------------------
                           1994         1995       1996(1)        1997       1998(2)     SEPTEMBER 27, 1998(3)   OCTOBER 3, 1999(4)
                        ----------   ----------   ----------   ----------   ----------   ---------------------   ------------------
                                                                            (53 WEEKS)        (UNAUDITED)           (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF
  OPERATIONS DATA:
Service sales,
  franchise fees,
  management fees and
  other income........  $2,588,697   $2,813,768   $3,377,729   $4,113,014   $4,602,790        $3,346,121             $3,713,965
Net income (loss).....      92,240       90,290       54,642       93,028     (35,539)            (8,129)                 4,939

BALANCE SHEET DATA:
Total assets..........     979,714    1,138,410    1,439,240    1,750,201   2,058,807          1,916,202              2,185,449
Long-term debt........     211,250      267,030      330,329      461,178     606,107            566,513                774,128
Shareholders'
  equity..............     515,986      586,389      769,273      841,777     782,620            818,913                785,011

SHARE INFORMATION:
Basic earnings (loss)
  per share...........        1.27         1.23          .71         1.15        (.44)              (.10)                   .06
Diluted earnings
  (loss) per share....        1.21         1.19          .71         1.15        (.44)              (.10)                   .06
Cash dividends........         .16          .21          .28          .28         .22                .18                    .08
Book value............        7.06         7.98         9.53        10.35        9.62              10.07                   9.65

------------------------------

(1) Net income in fiscal 1996 reflects merger and integration and other non-recurring charges totaling approximately $80 million. These charges include $45 million from the Quantum and Co-Counsel acquisitions, $30 million of allowances for a change in the methodology used by Medicare for computing reimbursements in prior years and Quantum's charge of $5.5 million related to the settlement of shareholder litigation. See
    Note 3 to the Olsten Corporation and Subsidiaries Consolidated Financial Statements.

(2) Net loss in fiscal 1998 reflects non-recurring charges and other adjustments of $66 million relating to the restructuring of the Health Services division and a special charge of $56 million for the settlement of two federal investigations. The non-recurring charges and other adjustments include a reduction in revenues of $14 million, a charge to cost of sales of $15 million and $37 million in selling, general and administrative expenses. See Note 3 to the Olsten Corporation and Subsidiaries Consolidated Financial Statements.

(3) Net loss for the nine months ended September 27, 1998 reflects non-recurring charges and other adjustments of $66 million related to the restructuring of Olsten's Health Services division. This provision includes a reduction in revenues of $14 million, a charge to cost of sales of $15 million and $37 million in selling, general and administrative expenses. See Note 3 to the Olsten Corporation and Subsidiaries Consolidated Financial Statements.


(4) Net loss for the nine months ended October 3, 1999 reflects a special charge of $46 million for the realignment of business units, including compensation and severance costs of $22 million which includes an $11 million severance payment to Olsten's former chief executive officer, asset write-offs of $16 million and integration costs of $8 million. See Note 3 to the Olsten Corporation and Subsidiaries Consolidated Financial Statements.

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF ADECCO SA


    The following table provides summary historical consolidated financial data of Adecco for each of the fiscal years in the five-year period ended January 3, 1999 and for the nine month periods ended September 27, 1998 and October 3, 1999. Adecco prepared the data as of and for each of the fiscal years in the five-year period ended January 3, 1999 using its audited consolidated financial statements and those of Ecco SA, the predecessor to Adecco for accounting purposes, for periods prior to the merger of Ecco SA and Adia SA, which created Adecco in 1996. Adecco prepared the summary historical data as of and for the nine months ended September 27, 1998 and October 3, 1999 using its unaudited consolidated financial statements, and they include, in the opinion of Adecco's management, all adjustments necessary to present fairly the data for those periods. The unaudited interim financial data is not necessarily indicative of the full fiscal year. You should read the summary consolidated financial data along with the historical financial statements and accompanying notes that Adecco has included in this proxy statement/prospectus or incorporated by reference. You can obtain these reports by following the instructions provided in this proxy statement/prospectus under "Where You Can Find More Information" beginning on page ii.


                                                     FISCAL YEAR ENDED
                         --------------------------------------------------------------------------
                           1994         1995         1996         1997         1998         1998
                         ---------   ----------   ----------   ----------   ----------   ----------
                            CHF         CHF          CHF          CHF          CHF         USD(1)
                                                                            (53 WEEKS)   (53 WEEKS)
                                            (IN MILLIONS, EXCEPT SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
Net service revenues...      3,443        4,161        6,386       11,432       15,308       11,175
Operating income
  (loss)...............        158          192           58          (26)          46           34
Net income (loss)......         98          116          (15)        (206)        (195)        (142)

BALANCE SHEET DATA:
Total assets...........      1,641        1,890        4,878        5,731        5,607        4,093
Long-term debt.........         83           76          127          663          688          502
Shareholders' equity...        614          691        2,402        2,020        2,068        1,510

SHARE INFORMATION:
Basic and diluted
  (loss) income per
  share................      10.76        11.54        (1.17)      (12.52)      (11.61)       (8.48)
Cash dividends.........       2.46(3)       2.84(4)       7.26(5)       5.00(6)       5.50       3.74(7)
Basic and diluted
  weighted average
  common shares........  9,117,099   10,020,000   12,861,165   16,459,431   16,790,025   16,790,025

OTHER DATA:
Income before goodwill
  amortization(10).....        101          118          177          301          406          296
Cash flows from (used
  in):
Operating activities...         85           62          161          188          671          490
Investing activities...         (7)          (1)        (320)        (786)        (194)        (142)
Financing activities...        (37)          90          (57)         598         (301)        (220)

                                     NINE MONTHS ENDED
                                        (UNAUDITED)
                         ------------------------------------------
                         SEPTEMBER 27,    OCTOBER 3,    OCTOBER 3,
                              1998           1999          1999
                         --------------   -----------   -----------
                              CHF             CHF         USD(2)

                            (IN MILLIONS, EXCEPT SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
Net service revenues...        11,312         13,297         8,909
Operating income
  (loss)...............            32             96            65
Net income (loss)......          (153)          (126)          (84)
BALANCE SHEET DATA:
Total assets...........         5,744          6,636         4,446
Long-term debt.........           759            460           308
Shareholders' equity...         2,102          1,863         1,248
SHARE INFORMATION:
Basic and diluted
  (loss) income per
  share................         (9.11)         (7.37)        (4.94)
Cash dividends.........          5.50(8)        7.00          4.62(9)
Basic and diluted
  weighted average
  common shares........    16,790,698     17,093,863    17,093,863
OTHER DATA:
Income before goodwill
  amortization(10).....           303            382           256
Cash flows from (used
  in):
Operating activities...           291            195           131
Investing activities...          (132)          (543)         (364)
Financing activities...          (150)           402           269

------------------------------

(1) Other than with respect to the cash dividend per common share data, based on a noon buying rate of $0.73 per CHF1.00 on January 3, 1999.

(2) Other than with respect to the cash dividend per common share data, based on a noon buying rate of $0.67 per CHF1.00 on October 3, 1999.

(3) The cash dividend per common share for the fiscal year ended January 1, 1995 was $1.85, based on a noon buying rate of $0.75 per CHF1.00 on July 1, 1994, the dividend payment date.

(4) The cash dividend per common share for the fiscal year ended December 31, 1995 was $2.47, based on a noon buying rate of $0.87 per CHF1.00 on July 3, 1995, the dividend payment date.

(5) The cash dividend per common share for the fiscal year ended December 29, 1996 was $6.03, based on a noon buying rate of $0.83 per CHF1.00 on February 6, 1996, the dividend payment date.

(6) The cash dividend per common share for the fiscal year ended December 28, 1997 was $3.55, based on a noon buying rate of $0.71 per CHF1.00 on May 30, 1997, the dividend payment date.

(7) Based on a noon buying rate of $0.68 per CHF1.00 on May 22, 1998, the dividend payment date.

(8) Based on a noon buying rate of $0.68 per CHF1.00 on May 22, 1998, the dividend payment date.

(9) Based on a noon buying rate of $0.66 per CHF1.00 on April 26, 1999, the dividend payment date.

(10) Income before goodwill amortization is not meant to portray net income or cash flow in accordance with U.S. generally accepted accounting principles. Goodwill is a non-cash charge to operating income (loss); however, income before goodwill amortization does not represent cash available to investors. Management believes that income before goodwill amortization to be a relevant measure of the operating performance of the company and its ability to fund growth. This may not be comparable to similarly entitled items reported by other companies. Adecco amortizes goodwill over its estimated life of five years.

      SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA OF ADECCO SA

    Included in this proxy statement/prospectus is the Unaudited Pro Forma Consolidated Financial Information of Adecco SA together with the relevant notes, assumptions and adjustments thereto, which was prepared to illustrate the estimated effects of the merger and the related financings for balance sheet purposes as of October 3, 1999 and for the purposes of the consolidated statements of operations data and consolidated cash flow data for the year ended January 3, 1999 and nine months ended October 3, 1999. The Pro Forma Consolidated Financial Statements have been prepared using the purchase method of accounting to account for the merger.


    The following summary of the Unaudited Pro Forma Consolidated Financial Information of Adecco and Olsten Corporation is derived from, and should be read in conjunction with, the detail contained in the audited consolidated financial statements of Adecco and the audited consolidated financial statements of Olsten Corporation, and the accompanying notes to these statements, and the Unaudited Pro Forma Consolidated Financial Information of Adecco SA as of October 3, 1999 and for the year ended January 3, 1999 and the nine months ended October 3, 1999 and the accompanying notes to these statements. See "Unaudited Pro Forma Consolidated Financial Information of Adecco SA" included on pages 124 through 130 and "Where You Can Find More Information" on page ii.


    The Pro Forma Consolidated Financial Information should not be construed as representative of results that would actually have been achieved or results that may be obtained in the future.


                                                                        PRO FORMA
                                                                       (UNAUDITED)
                                          ---------------------------------------------------------------------
                                            FISCAL YEAR       NINE MONTHS       FISCAL YEAR       NINE MONTHS
                                               ENDED             ENDED             ENDED             ENDED
                                          JANUARY 3, 1999   OCTOBER 3, 1999   JANUARY 3, 1999   OCTOBER 3, 1999
                                          ---------------   ---------------   ---------------   ---------------
                                              (In CHF millions, except            (In USD millions, except
                                                     share data)                         share data)
STATEMENT OF OPERATIONS DATA:
Net service revenues....................         19,787           16,963             13,653            11,365
Operating loss..........................            (93)             (65)               (64)              (44)
Net loss................................           (416)            (338)(1)           (286)             (226)(1)

BALANCE SHEET DATA:
Total assets............................            N/A            9,664                N/A             6,475
Long-term debt..........................            N/A            1,548                N/A             1,037
Shareholders' equity....................            N/A            2,951                N/A             1,977

PER SHARE DATA:
Basic and diluted loss per share........         (23.88)          (19.07)            (17.43)           (12.78)
Cash dividends per common share.........           5.22             6.75               3.55              4.46
Basic and diluted weighted average
  common shares.........................     17,423,665       17,727,503         17,423,665        17,727,503


--------------------------

(1) Includes Olsten Staffing restructuring charge of $29 million (CHF 43 million) for the nine months ended October 3, 1999.

                                  RISK FACTORS


    THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, WITHOUT LIMITATION, THE RISK FACTORS DISCUSSED BELOW AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. IN ADDITION, AS A STOCKHOLDER OF GENTIVA HEALTH SERVICES, YOU WILL BE SUBJECT TO THE RISKS OF INVESTING IN GENTIVA HEALTH SERVICES. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE GENTIVA HEALTH SERVICES PROSPECTUS, AND THE ATTACHED ANNEXES, YOU SHOULD CONSIDER THE FOLLOWING RISK FACTORS CAREFULLY IN DECIDING HOW TO VOTE ON THE MERGER.


RISKS RELATED TO THE TRANSACTION

IF ADECCO IS NOT ABLE TO RECOGNIZE ALL OF THE EXPECTED BENEFITS OF THE MERGER, ADECCO COULD BE ADVERSELY AFFECTED

    Adecco entered into the merger agreement with the expectation that the merger would result in a $3.1 billion increase in annualized revenues. However, Adecco cannot guarantee you that, after the merger, it will be able to realize this increase in revenue. The factors that may affect Adecco's ability to fully realize an increase in revenue from its merger with Olsten are the same factors that would decrease Olsten's revenue in the absence of merger, including:

    - an economic downturn that results in companies using fewer temporary employees;

    -  increased competition in the worldwide staffing services market;

    -  a loss of key personnel; and


    -  a decreased ability to attract and retain qualified temporary personnel.



    In addition, Adecco entered into the merger agreement with the expectation that the increased revenues discussed above would yield gross margins at least comparable to those realized by Olsten. Furthermore, Adecco entered into the merger agreement with the expectation that, through the merger, Adecco would be able to realize cost savings, including through cost avoidance, that it otherwise would not have been able to realize. For example, through the consolidation of Adecco's North American headquarters with that of Olsten's North American headquarters, Adecco expects to realize lower administrative costs, primarily through the reduction in the number of administrative employees, and lower fixed operating expenses than it otherwise would incur if Olsten and Adecco maintained separate headquarters after the merger. In addition, by utilizing Olsten's headquarters in Melville, New York for the consolidated North American operations, Adecco expects to avoid the cost of upgrading its accounting and operating systems to the level currently in place in Olsten's headquarters. Failure to realize the anticipated benefits of the merger could materially adversely affect Adecco's financial condition, results of operations and liquidity.



IF THE MERGER AGREEMENT IS TERMINATED, OLSTEN WILL BE REQUIRED TO REPAY ADECCO $30 MILLION OF INDEBTEDNESS AND MAY BE REQUIRED TO PAY ADECCO A $40 MILLION TERMINATION FEE



    On January 18, 2000, Adecco, Inc., a subsidiary of Adecco, agreed to loan Olsten $30 million, in part to provide funds to Gentiva Health Services until the closing of the merger. If the merger occurs, Olsten's indebtedness to Adecco, Inc. will become an intercompany account. If the merger agreement is terminated, the indebtedness will mature 90 days after notice of termination of the merger agreement is given. Furthermore, under some circumstances of termination of the merger agreement, Olsten would be required to pay Adecco a termination fee of $40 million.

    If the merger agreement is terminated:



    - Olsten may not have enough cash on hand to repay this indebtedness as it becomes due or to pay the termination fee if it becomes due and may not be able to raise debt or equity financing before maturity of the loan or the date the termination fee is due to repay these obligations, which would have a material adverse effect on Olsten's financial condition, results of operations and liquidity; and



    - the existence of the Olsten indebtedness to Adecco, Inc. and, if applicable, the obligation to pay the termination fee could have the effect of deterring a third-party proposal for an acquisition transaction with Olsten superior to that offered by Adecco.



OLSTEN HAS RECENTLY DETERMINED NON-COMPLIANCE WITH SOME COVENANTS IN ITS CREDIT
  AGREEMENT



    In late December 1999, Olsten determined that it had not included bank overdraft balances of its French subsidiary in calculating its compliance with the covenants under its $400 million revolving credit agreement. After including these balances, Olsten determined that it was not in compliance with the covenants that limit the incurrence of debt and require that the ratio of its consolidated funded debt to its consolidated earnings before interest, taxes, depreciation and amortization (referred to as EBITDA) not exceed a maximum.



    Under the debt incurrence covenant, Olsten, after including the overdraft balances as debt, exceeded the limit on additional borrowings of unsubordinated debt and the limit on debt incurred at the subsidiary level. Olsten's ratio of consolidated funded debt to EBITDA, after including the overdraft balances as debt, exceeded the maximum permitted ratio from the third quarter of fiscal 1998 through the third quarter of fiscal 1999.



    On January 14, 2000, Olsten's lenders waived its noncompliance with the covenants under the credit agreement. The waiver, however, does not waive any noncompliance with the funded debt to EBITDA ratio for any period after October 3, 1999. The lenders also permitted Olsten to incur a loan of up to $30 million from Adecco, Inc., a subsidiary of Adecco. See "The Merger--Bridge Loan."



    If Olsten is not in compliance with the funded debt to EBITDA ratio for any period after October 3, 1999 and is not able to obtain another waiver from its lenders by March 31, 2000, Olsten would be in default under the credit agreement. In this case, the lenders could require Olsten immediately to accelerate all principal and interest outstanding under the credit agreement. As of January 2, 2000, Olsten had $368 million outstanding under its credit agreement. Additionally, an acceleration under the credit agreement would trigger a right of acceleration of some of Olsten's other debt, including its $30 million loan to Olsten. If any material loan were accelerated and Olsten were unable immediately to refinance that debt, it would have a material adverse effect on Olsten's liquidity.



GENTIVA HEALTH SERVICES AND ADECCO MAY NOT BE ABLE TO PAY THEIR INDEMNIFICATION OBLIGATIONS TO EACH OTHER



    Under the separation agreement, Gentiva Health Services has agreed to indemnify Adecco for all liabilities related to the health services business. Conversely, Olsten, as a wholly-owned subsidiary of Adecco following the merger, will indemnify Gentiva Health Services for all of Olsten's liabilities relating to Olsten's businesses other than those related to the health services business. No assurance can be given that either of these entities will be in a position to pay whatever amount it is required to pay to indemnify the other party if it ever becomes obligated to do so. If either party cannot pay the amount it is required to pay to indemnify the other party, the other party can pursue claims against the indemnifying party as an unsecured general creditor of the indemnifying party.



    Olsten, as the former parent of Gentiva Health Services, and its subsidiaries have been involved in litigation arising out of the health services business, in particular, those described under "--Risks

Related to Gentiva Health Services--Gentiva Health Services is involved in various litigations." In addition, the health services business has been subject to extensive federal and state governmental investigations regarding, among other things, those described under "--Risks Related to Gentiva Health Services--Gentiva Health Services has been subject to government investigations and has entered into agreements with the government."



    In addition, under the tax sharing agreement among Olsten, Adecco and Gentiva Health Services, Gentiva Health Services will indemnify Olsten for some tax liabilities that may be imposed on Olsten and for the denial of some tax refunds that will be claimed by Olsten.



    Under the terms of the separation agreement and the tax sharing agreement, Gentiva Health Services is required to indemnify Olsten and Adecco for these liabilities and any others arising out of Olsten's health services business, but there can be no assurance that it will be able to do so.



THE TRANSACTION IS SUBJECT TO LIABILITIES AS A RESULT OF LAWS PROTECTING CREDITORS OF OLSTEN AND GENTIVA HEALTH SERVICES



    Under U.S. federal and state fraudulent conveyance laws, if a court in a lawsuit by an unpaid creditor or a representative of creditors of Olsten or Gentiva Health Services were to determine that, after giving effect to the merger, Olsten or Gentiva Health Services:



    - was or would be rendered insolvent;


    - had unreasonably small capital with which to carry on its business and all businesses in which it intended to engage; or

    - intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they would mature,


then the court could, for the benefit of creditors, set aside the transfers or borrowings that occurred as part of the merger, including by reallocating them between Olsten and Gentiva Health Services with resulting effects on the relative value of the stock of Adecco and Gentiva Health Services.


    Generally an entity would be considered insolvent if the present fair saleable value of its assets is less than:

    - the amount of its liabilities including contingent liabilities, or

    - the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature.


    It is not clear what standard a court would apply in determining insolvency or that a court would not determine that Olsten or any of its subsidiaries was "insolvent" at the time of or after giving effect to the merger. If Olsten or Gentiva Health Services became a debtor in a bankruptcy case, the bankruptcy court would apply the standards of U.S. federal bankruptcy law to determine whether a transfer that occurred within a year before the commencement of the bankruptcy case would qualify as a fraudulent transfer. For transfers that occurred more than one year before the bankruptcy case, the bankruptcy court would apply applicable state law standards, which may vary among states. If Olsten or Gentiva Health Services did not become a debtor in a bankruptcy case, creditors who sought to recover or avoid transfers by characterizing them as fraudulent transfers would look to the state law standards. It is possible that the standards for determining whether a fraudulent transfer occurred may vary between state and federal law, on the one hand, and between various state laws, on the other.



    In addition, if either Olsten or Gentiva Health Services were to fail to pay its creditors, it is possible that the creditors would seek to collect from the other party on various theories of collective liability. For example, creditors may seek to "pierce the corporate veil" by trying to collect Olsten's obligations from Adecco, which will be Olsten's sole shareholder upon completion of the merger.

YOU MAY NOT RECEIVE THE FORM OF MERGER CONSIDERATION THAT YOU ELECT


    Your ability to receive in the merger either 0.12472 of an Adecco ADS or $8.75 in cash for each share of Olsten stock you own is subject to the requirement that the consideration to be paid by Adecco will be Adecco ADSs for half the Olsten shares and cash for the other half. Therefore, if holders of more than 50% of the outstanding Olsten stock elect to receive cash, those holders will receive a combination of cash and Adecco ADSs, so that Adecco will pay in total the same amount of cash consideration it would have paid if holders of exactly 50% of the outstanding Olsten stock elected to receive cash. Likewise, if holders of more than 50% of the outstanding Olsten stock elect to receive Adecco ADSs, those holders will receive a combination of cash and Adecco ADSs for each share of Olsten stock they own. If you choose not to make an election, you will receive your portion of the merger consideration not allocated to Olsten stockholders who do make an election. The total dollar amount of the cash consideration to be paid by Adecco and the total number of Adecco ADSs to be issued in the merger will depend on the total number of shares of Olsten stock outstanding on the date of the merger and, therefore, cannot be determined until after the merger. However, based on the number of shares of
Olsten stock outstanding on January   , 2000, Adecco would have paid a total of
about $   million in cash and    million ADS if the merger had occurred on that
date. The following sets forth examples of situations where some Olsten stockholders would not get the consideration they elected.



                                                                                  CONSIDERATION PAID
                         PERCENTAGE OF    PERCENTAGE OF    CONSIDERATION PAID      PER OLSTEN SHARE
    PERCENTAGE OF        OLSTEN SHARES    OLSTEN SHARES     PER OLSTEN SHARE          TO HOLDERS         CONSIDERATION PAID
    OLSTEN SHARES          ELECTING            NOT             TO HOLDERS              ELECTING           PER OLSTEN SHARE
    ELECTING CASH         ADECCO ADSS       ELECTING          ELECTING CASH           ADECCO ADSS          TO NON-ELECTORS
---------------------   ---------------   -------------   ---------------------  ---------------------  ---------------------
         100%                  0%               0%        1) 0.25 OF A SHARE OF  N/A                    N/A
                                                          GENTIVA HEALTH
                                                          SERVICES COMMON
                                                          STOCK;

                                                          2) $4.375; AND

                                                          3) 0.06236 OF AN
                                                          ADECCO ADS.

           0%                 90%              10%        N/A                    1) 0.25 OF A SHARE OF  1) 0.25 of a share of
                                                                                 GENTIVA HEALTH         Gentiva Health
                                                                                 SERVICES COMMON        Services common
                                                                                 STOCK;                 stock; and

                                                                                 2) $3.89; AND          2) $8.75.

                                                                                 3) 0.06929 OF AN
                                                                                    ADECCO ADS.

          10%                 70%              20%        1) 0.25 of a share of  1) 0.25 OF A SHARE OF  1) 0.25 of a share of
                                                          Gentiva Health         GENTIVA HEALTH         Gentiva Health
                                                          Services common        SERVICES COMMON        Services common
                                                          stock; and             STOCK;                 stock; and

                                                          2) $8.75.              2) $2.50; AND          2) $8.75.

                                                                                 3) 0.08909 OF AN
                                                                                 ADECCO ADS.



    Depending on the trading price of Adecco ADSs or Adecco common shares, one form of the merger consideration may be more valuable than another. On August 17, 1999, the date of the merger agreement, 0.12472 of an Adecco ADS was worth
$8.54, and on          , 2000, 0.12472 of an Adecco ADS was worth $    , in each
case, based on the closing price on that date on the Nasdaq National Market.



    If (1) appraisal rights are available in connection with the merger,
(2) you do not vote in favor of the merger and (3) you follow all of the procedures for demanding your appraisal rights described on pages 44 through 47 and in Annex E, you may receive a cash payment for the "fair value" of your shares of common stock instead of the amount to be received by the other stockholders pursuant to the merger agreement. If appraisal rights are available and you properly follow these procedures, the fair value of your shares will be determined by the Delaware Court of Chancery and may be more than, the same as or less than the value of what you would have received in the merger if you had not exercised your appraisal rights. Failure to take any of the steps required by law will result in the loss of your appraisal rights, if available at all. Appraisal rights will be available unless holders of 50% or more of Olsten stock elect cash. Olsten stockholders who dissent from the merger and obtain the appraisal value will be paid in cash, which will reduce the cash portion of the merger consideration available for non-dissenting stockholders.


OLSTEN COMMON STOCKHOLDERS WILL NOT HAVE THE ABILITY TO DISAPPROVE THE
TRANSACTION


    Stuart Olsten, chairman of the board of Olsten, and other members of the Olsten family, collectively owning shares of class B common stock and common
stock representing   % of the voting power of Olsten's stock as of January   ,
2000, have agreed to vote for the merger. Assuming these stockholders vote their shares as they have agreed, the vote necessary for approving the merger by the stockholders of Olsten is assured.


ADECCO'S ABILITY TO COMPLETE THE MERGER DEPENDS ON ITS ABILITY TO RAISE ADDITIONAL FINANCING


    Adecco will require financing of about CHF 531 million ($356 million) to fund the cash portion of the merger consideration, about CHF 616 million
($413 million) to pay certain Olsten debt and approximately CHF 325 million ($218 million) to satisfy contractual obligations and transaction costs associated with the merger, for a total of CHF 1,472 million ($987 million). In addition, Adecco will require CHF 746 million ($500 million) to refinance outstanding Adecco indebtedness maturing in February 2000, and additional financing for operations.



    In November 1999, Meridian B.V., a wholly-owned subsidiary of Adecco, completed an offering of [EURO]360 million ($387 million based on a noon buying rate of $1.07 per [EURO]1.00 on October 3, 1999, and CHF 576 million) in principal amount of its 1.50% guaranteed convertible notes due 2004, the entire net proceeds of which are available to Adecco. $30 million (CHF 45 million) of the total net proceeds from the convertible note offering will be used to advance a loan in the same amount by Adecco, Inc. to Olsten. The convertible notes are guaranteed on a senior unsecured basis by Adecco and are convertible into about 540,000 Adecco common shares. Adecco also completed in December 1999 an offering of 600,000 common shares, for total net proceeds of CHF 515 million ($345 million). Neither of the offerings was made in or to residents of the United States. Adecco will be required to consummate additional financings generating net proceeds of about CHF 334 million ($223 million) to fund the anticipated cash requirements of the merger. Adecco has received an indicative term sheet for a credit agreement providing for two revolving facilities, with total borrowings available under those facilities of up to CHF 1.5 billion
($1 billion) to fund the remainder of its cash requirements for the merger, to refinance its debts and to finance its operations. If Adecco is unable to generate adequate proceeds from the proposed financing on terms satisfactory to Adecco, it will breach its obligations under the merger agreement and the merger may not be consummated.


ADECCO'S SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT ITS FINANCIAL CONDITION AND PREVENT IT FROM FULFILLING ITS FINANCIAL OBLIGATIONS


    Adecco has a significant amount of indebtedness. As of October 3, 1999, on a pro forma basis assuming Adecco had completed the merger and the related financing as of that date, Adecco would have had about CHF 2.8 billion
($1.9 billion) of total principal amount of indebtedness outstanding. Adecco's indebtedness relative to its market capitalization is approximately 20%. Adecco's pro forma cash flow from operations through October 3, 1999 was CHF 151 million ($101 million). Additional interest expense net of tax is estimated at CHF 26 million ($17 million), for the same period. Adecco's ratio of earnings to fixed charges was approximately 1:1 for the nine months ended October 3, 1999. For the year ended January 3, 1999, fixed charges exceeded earnings by approximately CHF 20 million

($13 million). On a pro forma basis, fixed charges exceeded earnings by CHF
154 million ($102 million) for the nine months ended October 3, 1999 and CHF
164 million ($108 million) for the year ended January 3, 1999. In computing the ratio of earnings to fixed charges: (a) earnings have been based on income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized) and (b) fixed charges consist of interest and amortization of debt discount and expense (including amounts capitalized) and the estimated interest portion of rents.


    Adecco's substantial indebtedness could have important consequences to shareholders of Adecco. For example, it could:

    - increase Adecco's vulnerability to general adverse economic and industry conditions;

    - limit Adecco's ability to fund future working capital, capital expenditures and other general corporate requirements;

    - limit Adecco's flexibility in planning for, or reacting to, changes in the staffing services industry;

    - place Adecco at a competitive disadvantage compared to its competitors that have less debt; and

    - limit, along with the financial and other restrictive covenants in its indebtedness, Adecco's ability to borrow additional funds. Additionally, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on Adecco.


THE VALUE OF ANY STOCK THAT OLSTEN'S STOCKHOLDERS WILL RECEIVE WILL VARY AS A RESULT OF STOCK PRICE FLUCTUATIONS BEFORE THE MERGER



    The value of the securities that Olsten stockholders receive as part of the merger consideration will vary as a result of fluctuations in the market value of Adecco ADSs and in the value of Gentiva Health Services' common stock (implied in the market value of Olsten common stock before the merger). On
            , 2000, 0.12472 of an Adecco ADS was worth $      , based on the
closing price of an Adecco ADS on the Nasdaq National Market of $      . If you
receive Adecco ADSs instead of cash, the difference in the consideration you receive per share of Olsten stock you own and what you would have received had you received cash is the difference in the market value of 0.12472 of an Adecco ADS and $8.75.



    Olsten and Adecco have agreed that Adecco will pay to Olsten's stockholders, in total, cash for half of the outstanding Olsten stock and Adecco ADSs for the other half. The total amount of consideration to be paid by Adecco in exchange
for Olsten stock is about $    million and about     million ADSs based on the
number of shares of Olsten stock outstanding as of January   , 2000.



    Until the closing of the merger, you will continue to be subject to the risk of variance in the market price of Adecco ADSs and common shares. The market value of Adecco ADSs may be adversely affected by changes in Adecco's business, operations, results and prospects, general economic and industry conditions, fluctuations in exchange rates between the U.S. dollar and the Swiss franc.



ADECCO MAY NOT PAY DIVIDENDS, AND GENTIVA HEALTH SERVICES DOES NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE


    Olsten discontinued the payment of dividends in August 1999 because of its financial condition and the probability of a merger.


    Although Adecco currently pays annual cash dividends, it may discontinue this practice at any time. The future payment of dividends by Adecco will depend on its financial condition as determined by its board of directors, and on decisions by its shareholders and ADS holders, who must approve any payment of dividends. Swiss law requires that at least 5% of Adecco's annual net profits, as reported in the annual financial statements of Adecco prepared on a stand-alone basis and otherwise in accordance with Swiss law, be retained by Adecco as general reserves for as long as these reserves amount to less than 20% of Adecco's equity capital. Dividends may only be paid out of the remaining net profits and out of unrestricted retained earnings and reserves. However, there can be no assurance that Adecco will have any unrestricted net profits, retained earnings or reserves with which to pay any dividends. For a discussion on risks that may affect Adecco's results of operations, see "--Risks Related to Adecco."



    The future payments of dividends by Gentiva Health Services will be determined by the board of Gentiva Health Services, which does not intend to pay dividends in the forseeable future. In addition, instruments governing debt to be incurred by Gentiva Health Services are expected to restrict dividend payments and other distributions to the stockholders of Gentiva Health Services.


YOU MAY HAVE TO PAY TAXES EVEN IF YOU DO NOT RECEIVE CASH IN THE MERGER


    Any gain or loss recognized by Olsten stockholders with respect to the merger will, and, with respect to the split-off, should, generally be taxable as capital gain or loss. For example, if you receive only Adecco ADSs, shares of Gentiva Health Services common stock and no cash, and if the total market value of that stock you receive is higher than the total tax basis of the shares of Olsten stock you surrendered in the merger, you will nevertheless have to pay taxes on the difference. The more stock you receive instead of cash in the merger, the less cash you will have available to pay taxes.


RESTRICTIONS BY REGULATORY AGENCIES OR A COURT COULD IMPEDE OUR ABILITY TO COMPLETE THE MERGER


    Olsten and Adecco have received clearance to proceed with the merger from the Commission of the European Communities and the Canadian Competition Bureau. In addition, Olsten and Adecco have received notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. Notwithstanding this early termination of the waiting period, at any time before or after the completion of the merger, antitrust authorities could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin consummation of the merger or seeking the divestiture of substantial assets of Adecco and/or Olsten. There can be no assurance that antitrust authorities and/or private parties will not challenge the merger in court on antitrust grounds, or if such challenge is made, what the result will be.



THE LAWS OF SWITZERLAND REQUIRE LESS CORPORATE DISCLOSURE THAN THOSE OF THE UNITED STATES, WHICH MEANS THAT PUBLICLY-AVAILABLE INFORMATION ABOUT ADECCO IS LESS EXTENSIVE AND AVAILABLE LATER THAN PUBLICLY-AVAILABLE INFORMATION ABOUT OLSTEN



    There is less publicly-available information about Adecco, as a foreign issuer of securities publicly traded in the United States, than is regularly published by or about domestic issuers of publicly-traded securities. Therefore, Adecco shareholders receive less information about the performance of Adecco than Olsten stockholders receive about Olsten.



    Although Adecco is subject to the disclosure requirements mandated by the Swiss Stock Exchange, Swiss law generally imposes limited disclosure requirements. Under Swiss law, Adecco is required to furnish year-end financials to its shareholders within six months after the close of each fiscal year, but does not have other continuing disclosure obligations. As a foreign private issuer under the Securities Exchange Act of 1934, Adecco is not required to file an annual report with the Securities and Exchange Commission on Form 20-F until six months after the close of each fiscal year. Therefore, year-end information about Adecco will not be available until three months after the corresponding information about Olsten would have been available. In addition, as a foreign private issuer, Adecco, unlike Olsten prior to the merger, is not required to file quarterly reports with the Securities and Exchange Commission and is exempt from the requirements to furnish an annual proxy or information statement under the Securities Exchange Act of 1934. Therefore, information you may require to make an informed investment decision with respect to Adecco after the merger will be less extensive and available later than the information made available to you regarding Olsten prior to the merger.

UNDER SWISS LAW, THE SHAREHOLDERS OF ADECCO HAVE FEWER AND LESS WELL-DEFINED SHAREHOLDERS' RIGHTS THAN THEY WOULD HAVE IF ADECCO WERE A DELAWARE CORPORATION



    Adecco's corporate affairs are governed by the Adecco charter and the laws of Switzerland while Olsten's corporate affairs are governed by the Olsten charter and the laws of Delaware. The Swiss Code of Obligations is generally less specific in terms of governance of corporate operations than is the General Corporation Law of the State of Delaware. Accordingly, under Swiss law, the shareholders of Adecco may have fewer or less well-defined rights than they might otherwise have as stockholders of Olsten and Gentiva Health Services, which are both corporations governed by Delaware law. For example, a stockholder of a Delaware corporation has an appraisal right, which is the right, in the event of some mergers or consolidations, to surrender his or her stock in exchange for the "fair value" of his or her stock as determined by a court of law. A stockholder of a Delaware corporation may also institute lawsuits on behalf of the corporation. In contrast, a shareholder of a Swiss corporation lacks appraisal rights and the right to institute lawsuits on behalf of a corporation, and as a result may not be able to protect his or her interest in the shares as well as a stockholder of a Delaware corporation could. For a description of what your rights will be as an Adecco shareholder, see "Description of Adecco Common Shares" and "Comparative Rights of Stockholders of Adecco and Olsten."



GENTIVA HEALTH SERVICES WILL FACE CHALLENGES AS A STAND-ALONE COMPANY THAT IT DID NOT EXPERIENCE AS A SUBSIDIARY OF OLSTEN



    As an independent, publicly owned company, Gentiva Health Services will face new issues and challenges that it did not experience when it was a part of Olsten. If Gentiva Health Services is unable to resolve these issues or overcome these challenges, its results of operations and financial position may be adversely affected. Examples of potential issues Gentiva Health Services may face include:



    - challenges in developing and promoting new name recognition and inability to rely on the Olsten name, long term financial strength and goodwill;



    - inability to rely on the experience and business relationships of some personnel who will not be continuing employment with Gentiva Health Services;



    - greater difficulty in obtaining financing on terms satisfactory to Gentiva Health Services, if needed; and



    - difficulty in obtaining and maintaining insurance on terms that are acceptable to Gentiva Health Services.



    Gentiva Health Services' results of operations and prospects, as well as stock price, may be affected by factors that are different from those that have affected Olsten in the past. After the split-off, Gentiva Health Services will be a smaller and less diversified company than Olsten was prior to the split-off. Gentiva Health Services' results of operations will be more affected by competitive and market factors specific to the home health care industry. In addition, Gentiva Health Services will not have the benefit of the diversified source of revenues which Olsten had.



GENTIVA HEALTH SERVICES HAS TRADITIONALLY RELIED ON OLSTEN FOR FINANCIAL ASSISTANCE AND MAY HAVE DIFFICULTY WITH CASH MANAGEMENT WITHOUT THIS ASSISTANCE



    Gentiva Health Services has historically relied on the earnings, assets and cash flow of Olsten for liquidity and capital requirements and administrative services. In the past, when Gentiva Health Services' liquidity needs exceeded its cash flow, Olsten provided it with necessary funds. Gentiva Health Services' inability to rely on Olsten for financial assistance may adversely affect its financial condition.



GENTIVA HEALTH SERVICES HAS NOT FULLY ESTABLISHED THE CORPORATE INFRASTRUCTURE THAT IS REQUIRED FOR A STAND-ALONE COMPANY



    After the split-off Gentiva Health Services may or may not be able to establish the departments and services necessary to conduct its business as an independent, publicly owned company in an efficient and timely manner or on favorable terms. Olsten has agreed to provide Gentiva Health Services tax, legal, procurement and other services on a cost basis for up to one year after the split-off. Gentiva Health Services will, however, need to establish its company as a stand-alone entity and will not be entitled to rely on Olsten other than for these limited transitional services. In establishing these departments and services, Gentiva Health Services may face issues and challenges, including:



    - increased costs of hiring and retaining employees in departments previously shared by all the businesses of Olsten, including the legal, risk management, tax, treasury, human resources and public relations departments; and



    - generally increased overhead and administrative costs as a result of establishing a stand-alone company.



    If Gentiva Health Services is unable to establish the required departments and services in a timely or cost effective manner, its operations could be adversely affected.



GENTIVA HEALTH SERVICES' HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF ITS RESULTS AS A SEPARATE COMPANY



    The historical financial information Gentiva Health Services has included in its prospectus may not reflect what its results of operations, financial position and cash flows would have been had it been a separate, stand-alone company during the periods presented. This information may not reflect what Gentiva Health Services' results of operations, financial position and cash flows will be in the future. This is not only related to the various risks associated with the fact that Gentiva Health Services has not been a stand-alone company, but also because:



    - various adjustments and allocations were made to the historical financial statements in the Gentiva Health Services' prospectus because Olsten did not account for it as a single stand-alone business for any period presented;



    - the historical information does not reflect many significant changes that will occur in Gentiva Health Services' financial condition, capital structure and operations as a result of Gentiva Health Services' separation from Olsten; and



    - the historical information does not reflect the indebtedness under Gentiva Health Services' new credit facility and the costs associated with borrowing under that facility.



    Gentiva Health Services cannot assure you that the adjustments and allocations made in preparing its historical financial statements appropriately reflect its operations during the periods presented as if it had operated as a stand-alone company, nor can Gentiva Health Services predict what the actual effect of its separation from Olsten will be.



THE CHANGE OF SOME PERSONNEL AT GENTIVA HEALTH SERVICES MAY HAVE AN ADVERSE EFFECT ON ITS SUCCESS



    After the split-off, it is expected that some of the personnel of Olsten will resign from Olsten and become Gentiva Health Services' initial employees, while others will not continue with Gentiva Health Services. In particular, Robert A. Fusco, the past president of Olsten's health services business, tendered his resignation as president in late 1999. Until the split-off, he will provide services, but will not continue with Gentiva Health Services after the split-off. In addition, some Olsten personnel who have provided services to Gentiva Health Services as Olsten employees in the treasury, legal, human resources, and risk management department in the past will not become a part of Gentiva Health Services after the split-off and their services will not be available. Gentiva Health Services cannot assure you that the transition of personnel from Olsten's other businesses to Gentiva Health Services, the employment of personnel in some departments, the loss of the former president or the loss of other personnel will not disrupt, at least temporarily, the operations of Gentiva Health Services' business. Any disruption in Gentiva Health Services' business could have a material adverse effect on Gentiva Health Services' results of operations. Gentiva Health Services cannot predict with certainty the financial impact any potential disruption might have on its business.

THERE IS NO EXISTING TRADING MARKET FOR GENTIVA HEALTH SERVICES' COMMON STOCK



    There is no existing trading market for Gentiva Health Services' common stock and there can be no assurance that an active trading market will be established. Gentiva Health Services has applied for approval for quotation of its common stock on the Nasdaq National Market and expects to receive approval for quotation on the Nasdaq National Market at the time of the split-off. Gentiva Health Services' common stock may experience volatility until trading values become established. As a result, it could be difficult to make purchases or sales of Gentiva Health Services' common stock in the market at any particular time. Gentiva Health Services does not know what price its common stock will trade at after the split-off.



VARIOUS FACTORS MAY DEPRESS THE TRADING VALUE OF GENTIVA HEALTH SERVICES' COMMON
  STOCK



    Immediately after the split-off, Gentiva Health Services will have the same stockholders as Olsten had before the split-off and you will own the same percent of Gentiva Health Services' common stock as you did in Olsten. Some stockholders who receive Gentiva Health Services' common stock in the split-off may decide that they do not want to maintain an investment in a company almost exclusively involved in home health care services. If these stockholders decide to sell all or some of their shares, or the market perceives that those sales could occur, the trading value of your shares may decline. In addition, because Gentiva Health Services will be a smaller and less diversified company than Olsten, Gentiva Health Services' stock may not be followed as closely by market analysts or the investment community as Olsten stock had been in the past. If there is only a limited following by market analysts or the investment community, the amount of market activity in Gentiva Health Services' common stock may be reduced, making it more difficult for you to sell your shares.



GENTIVA HEALTH SERVICES WILL ONLY BE PERMITTED TO USE OLSTEN'S INTELLECTUAL PROPERTY FOR A ONE-YEAR PERIOD



    Gentiva Health Services has a non-exclusive, royalty-free license for several Olsten logos and names for one year. The Olsten logo and name have been important to Gentiva Health Services' marketing activities in the past. Gentiva Health Services recently changed its name and will need to devote substantial resources to building recognition of its new name prior to the expiration of its license with Olsten. Gentiva Health Services estimates that the development of name recognition, including public relations efforts, could cost up to $5.0 million. Many of Gentiva Health Services' patients, payors and others Gentiva Health Services does business with are familiar with it only as an Olsten entity. Gentiva Health Services may lose some of these business relationships as a result of not being associated with the Olsten name and company. Although Gentiva Health Services cannot quantify the effect that a name change will have on its ability to retain and attract patients and others with whom it does business, the loss of a significant number of patients could have a material adverse effect on Gentiva Health Services' business.



GENTIVA HEALTH SERVICES IS REQUIRED TO PROVIDE NOTIFICATIONS TO, AND SEEK APPROVAL OF, REGULATORY AUTHORITIES IN ORDER TO COMPLETE THE SPLIT-OFF



    Gentiva Health Services is required to obtain regulatory approvals or make notifications to some regulatory authorities in order to complete the split-off. Gentiva Health Services cannot assure you that it will secure all of these regulatory approvals on a timely basis, if at all. All of the requisite applications or notifications with each of the applicable regulatory authorities have been filed. Based on prior correspondence with these regulatory authorities, Gentiva Health Services believes that it will satisfy all prior approval requirements. If, however, Gentiva Health Services is unable to secure these approvals on a timely basis, it could be subject to sanctions under existing state laws. These sanctions could take the form of fines, or potentially, enforcement actions to suspend Gentiva Health Services' ability to do business in these states.

PROVISIONS IN GENTIVA HEALTH SERVICES' ORGANIZATIONAL DOCUMENTS, DELAWARE LAW AND GENTIVA HEALTH SERVICES' RIGHTS AGREEMENT COULD DELAY OR PREVENT A CHANGE IN CONTROL OF GENTIVA HEALTH SERVICES, WHICH COULD ADVERSELY AFFECT THE PRICE OF ITS COMMON STOCK



    Provisions in Gentiva Health Services' organizational documents, Delaware law and Gentiva Health Services' rights agreement could delay or prevent an unsolicited change in control of Gentiva Health Services, which could adversely affect the price of its common stock. These provisions may also have the effect of making it more difficult for third parties to replace Gentiva Health Services' current management without the consent of its board of directors. These provisions in Gentiva Health Services' certificate of incorporation and bylaws which could delay or prevent an unsolicited change in control of Gentiva Health Services include:



    - the classification of Gentiva Health Services' board of directors into three classes, each class serving "staggered" terms of office of three years after the initial terms;



    - limitations on the removal of directors so that they may only be removed for cause;



    - the board of directors' ability to issue shares of preferred stock and determine the terms of the preferred stock without stockholder approval; and



    - prohibition on the right of stockholders to call meetings or act by written consent and limitation on the right of stockholders to present proposals or make nominations at stockholder meetings.



    Delaware law also imposes restrictions on mergers and other business combinations between Gentiva Health Services and any holder of 15% or more of Gentiva Health Services' outstanding common stock. In addition, Gentiva Health Services has a rights agreement that has the effect of deterring takeovers of Gentiva Health Services without the consent of its board of directors. Generally, once a party acquires 10% or more of Gentiva Health Services' common stock, the rights agreement may cause that party's ownership interest in Gentiva Health Services to be diluted, unless its board of directors consents to the acquisition.



GENTIVA HEALTH SERVICES MAY HAVE DIFFICULTY RELOCATING ITS HEADQUARTERS AND ENTERING INTO NEW LEASES FOR REAL PROPERTY ON TERMS THAT ARE SATISFACTORY OR IN A TIMELY FASHION



    Gentiva Health Services' operations are currently based out of its headquarters and about 400 other locations. The separation agreement requires Gentiva Health Services to relocate its headquarters within six months after the split-off. In addition, Gentiva Health Services currently has leases for eleven locations it shares with the other businesses of Olsten. Those leases will need to be modified, assigned or terminated in order to prevent operations of both Olsten's businesses and Gentiva Health Services' business in the same location. Gentiva Health Services cannot assure you that it will obtain new leases in a timely manner or that the terms of the new leases or subleases will be satisfactory to it. Any difficulty Gentiva Health Services may experience in replacing these eleven leases or relocating its headquarters may affect the operations of its business if it does not have sufficient office space in which to operate. The result of these difficulties may include a disruption in Gentiva Health Services' business, including:



    - an inability to continue to provide the level of services it has in the past at those locations and, in turn, generate the historical revenue from those locations;



    - a delay in collection of accounts receivable;



    - challenges in ensuring regulatory compliance;



    - difficulties in retaining personnel; and



    - an inability to manage day to day operations.

Any of these difficulties could have a material adverse effect on Gentiva Health Services' business until it relocates.


RISKS RELATED TO ADECCO


ANY SIGNIFICANT ECONOMIC DOWNTURN COULD RESULT IN COMPANIES USING FEWER TEMPORARY EMPLOYEES, WHICH COULD MATERIALLY ADVERSELY AFFECT ADECCO



    Demand for personnel services is sensitive to changes in the level of economic activity. For example, when economic activity begins to increase, temporary employees are often added before full-time employees are hired. As economic activity begins to slow down, companies tend to reduce their use of temporary employees before undertaking layoffs of their regular employees, resulting in decreased demand for temporary personnel. Adecco may experience less demand for its services and more competitive pricing pressure even during periods of early economic downturn. Any significant economic downturn, particularly in France and North America where Adecco collectively derived 71% of its 1998 revenues, could have a material adverse effect on Adecco's financial condition, results of operations and liquidity.


THE WORLDWIDE STAFFING SERVICES MARKET IS HIGHLY COMPETITIVE WITH LIMITED BARRIERS TO ENTRY, POTENTIALLY LIMITING ADECCO'S ABILITY TO MAINTAIN OR INCREASE ITS MARKET SHARE OR PROFITABILITY

    The worldwide staffing services market is highly competitive with limited barriers to entry, and in recent years has been undergoing significant consolidation. Adecco competes in markets throughout North America, Europe, Australia, Asia and Latin America with full-service and specialized temporary service agencies. While the majority of Adecco's competitors are significantly smaller than Adecco, several competitors, including Manpower, Randstadt, Kelly Services and Vedior BIS, have very substantial marketing and financial resources. Adecco expects that the level of competition will remain high in the future, which could limit Adecco's ability to maintain or increase its market share or profitability.

IF ADECCO LOSES ITS KEY PERSONNEL, ITS BUSINESS MAY SUFFER


    Adecco's operations are dependent on the continued efforts of its executive officers and senior management, particularly John P. Bowmer, Felix A. Weber, Miguel Alfageme, Manfred K. Atzert, Stephen G. Harrison, Barbara J. LaTour, Philippe Marcel, Bernard Morel, Peter Pfister, Debbie Pond-Heide, Ray Roe and Nigel A. Rees. In addition, Adecco is dependent on the performance and productivity of its local managers and field personnel. Adecco's ability to attract and retain business is significantly affected by local relationships and the quality of service rendered. The loss of those key executive officers and senior management who have acquired significant experience in operating a staffing service company on an international level may cause a significant disruption to Adecco's business. Moreover, the loss of Adecco's key local managers and field personnel may jeopardize existing customer relationships with businesses that continue to use Adecco's staffing services based upon past relationships with these local managers and field personnel. Either of these types of losses could adversely affect Adecco's operations, including Adecco's ability to establish and maintain customer relationships.


ADECCO'S SUCCESS DEPENDS UPON ITS ABILITY TO ATTRACT AND RETAIN QUALIFIED
  TEMPORARY PERSONNEL

    Adecco depends upon its ability to attract qualified temporary personnel who possess the skills and experience necessary to meet the staffing requirements of its clients. Adecco must continually evaluate and upgrade its base of available qualified personnel to keep pace with changing client needs and emerging technologies. Competition for individuals with proven professional skills, particularly technologically-skilled employees, is intense, and demand for such individuals is expected to remain very strong for the foreseeable future. There can be no assurance that qualified personnel will continue to be available to Adecco in sufficient numbers and on terms of employment acceptable to Adecco. Adecco's success will depend on its ability to recruit qualified temporary personnel and retain them.

ADECCO MAY BE EXPOSED TO EMPLOYMENT-RELATED CLAIMS AND COSTS THAT COULD MATERIALLY ADVERSELY AFFECT ITS BUSINESS

    Adecco is in the business of employing people and placing them in the work place of other businesses. Attendant risks of these activities include possible claims by customers of employee misconduct or negligence, claims by employees of discrimination or harassment (including claims relating to actions of Adecco's customers), claims related to the inadvertent employment of illegal aliens or unlicensed personnel, payment of workers' compensation claims and other similar claims. Adecco has policies and guidelines in place to help reduce its exposure to these risks and has purchased insurance policies against certain risks in amounts that it believes to be adequate. However, there can be no assurances that Adecco will not experience these problems in the future or that Adecco may not incur fines or other losses or negative publicity with respect to these problems that could have a material adverse effect on Adecco's business.

THE COST OF UNEMPLOYMENT INSURANCE PREMIUMS AND WORKERS' COMPENSATION COSTS FOR ADECCO'S TEMPORARY EMPLOYEES MAY RISE AND REDUCE ADECCO'S PROFITS


    Businesses use temporary staffing in part to shift certain employment costs and risks to personnel services companies. For example, Adecco is responsible for and pays unemployment insurance premiums and workers' compensation for its temporary employees. These costs have generally risen as a result of increased claims and governmental regulation, as has the level of wages generally. There can be no assurance that Adecco will be able to increase the fees charged to its clients in the future to keep pace with increased costs. Price competition in the personnel services industry is intense, and has led to lower margins. There can be no assurance that Adecco will maintain its margins, and if it does not, its profitability could be adversely affected.


CURRENCY FLUCTUATIONS MAY NEGATIVELY AFFECT THE U.S. DOLLAR VALUE OF ADECCO ADSS AND DIVIDEND PAYMENTS TO ADECCO ADS HOLDERS AND MAY ADVERSELY AFFECT ADECCO'S OPERATING RESULTS WHEN TRANSLATING FOREIGN CURRENCY INTO SWISS FRANCS


    Adecco common shares are listed and traded on the Swiss Stock Exchange and the Paris Stock Exchange. The prices for Adecco common shares on the Swiss Stock Exchange are expressed in Swiss francs, and the prices for Adecco common shares on the Paris Stock Exchange are expressed in Euros, but dividends on Adecco common shares, if any, are only paid in Swiss francs. Fluctuations in the exchange rate between the Swiss franc or Euro and the U.S. dollar will affect the U.S. dollar equivalent of the Swiss franc price of Adecco common shares on the Swiss Stock Exchange and the Euro price on the Paris Stock Exchange. These fluctuations are also likely to affect the market prices of Adecco ADSs and may negatively affect the U.S. dollar value of any dividend payments holders of Adecco ADSs may receive in the future.


    In addition, Adecco's operations are conducted in over 50 countries and Adecco's local operations are reported in the applicable foreign currencies and then translated into Swiss francs at the applicable foreign currency exchange rates for inclusion in Adecco's consolidated financial statements. Exchange rates for currencies of these countries may fluctuate in relation to the Swiss franc and these fluctuations may have an adverse effect on Adecco's operating results when translating foreign currency into Swiss francs.

ADECCO'S ACQUISITION STRATEGY MAY HAVE AN ADVERSE EFFECT ON ADECCO'S BUSINESS


    Adecco has in recent periods acquired the following personnel services businesses:

    - TAD in 1997 for a purchase price of CHF 570 million ($382 million);

    - Delphi Group plc in 1999 for a purchase price of CHF 395 million ($265 million); and

    - Career Staff Ltd. in 1999 for a purchase price of CHF 128 million ($86 million).

All other acquisitions since 1997 have been immaterial. In addition to the proposed acquisition of Olsten, Adecco may make material acquisitions in the future. Acquisitions involve significant risks, including:

    - difficulties in the assimilation of the operations, services and corporate culture of acquired companies;

    - over-valuation by Adecco of the acquired companies;

    - insufficient indemnification from the selling parties for legal liabilities incurred by the acquired companies prior to the acquisitions; and


    - diversion of management's attention from other business concerns.



In addition, further acquisitions would likely result in the incurrence of debt or dilution, if stock is issued, and contingent liabilities and an increase in interest expense and amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect on Adecco's financial condition, results of operations and liquidity. For all these reasons, any future acquisitions or failure to effectively integrate acquired companies could adversely affect Adecco's business.


KLAUS J. JACOBS AND PHILIPPE FORIEL-DESTEZET TOGETHER OWN AND CONTROL ABOUT 43.7% OF ADECCO'S COMMON SHARES, AND THEREFORE HAVE THE ABILITY TO MAKE DECISIONS THAT MAY ADVERSELY AFFECT THE MARKET PRICE OF ADECCO COMMON SHARES AND ADSS


    As of November 8, 1999, Klaus J. Jacobs, vice chairman and a director of Adecco, owned, directly or indirectly, about 22.3%, and Philippe Foriel-Destezet, chairman and a director of Adecco, owned, directly or indirectly, about 21.4%, of the 17,181,920 outstanding Adecco common shares. Assuming that the merger and Adecco's offering of 600,000 common shares had been completed on November 8, 1999, the number of Adecco common shares that would have been outstanding would have been about 18,416,000 shares, and Messrs. Jacobs and Foriel-Destezet would have collectively owned about 40.8% of those shares.


    The ownership of a substantial percentage of the outstanding Adecco common shares by Messrs. Jacobs and Foriel-Destezet provides them with the power to make decisions for Adecco that may be detrimental to your interest as an individual shareholder. For example, they may vote to delay, defer or prevent a change in control of Adecco, which may discourage bids for Adecco common shares or otherwise adversely affect the market price of Adecco common shares.

GOVERNMENT REGULATIONS MAY RESULT IN PROHIBITION OR RESTRICTION OF CERTAIN TYPES OF EMPLOYMENT SERVICES OR THE IMPOSITION OF ADDITIONAL LICENSING OR TAX REQUIREMENTS THAT MAY REDUCE ADECCO'S FUTURE EARNINGS


    In many jurisdictions in which Adecco operates, like Germany and Japan, the temporary employment industry is heavily regulated. For example, governmental regulations in Germany restrict the length of contracts of temporary employees and the industries in which temporary employees may be utilized. There can be no assurance that the countries in which Adecco operates will not:


    - create additional regulations that prohibit or restrict types of employment services Adecco currently provides;

    - require Adecco to obtain additional licensing to provide staffing services; or

    - increase taxes payable by the providers of staffing services.


    Although Adecco is not aware of any pending regulation of the temporary employment industry that would have a material adverse effect on Adecco's business, any future regulations that make it more difficult or expensive for Adecco to continue to provide its staffing services will have an adverse effect on Adecco's financial condition, results of operations and liquidity.


SHAREHOLDERS MAY HAVE A LIMITED ABILITY TO PARTICIPATE IN ADECCO RIGHTS
  OFFERINGS


    Swiss law generally requires a corporation to offer its shareholders the right to purchase a sufficient number of shares to maintain their existing ownership percentage whenever a Swiss corporation issues new shares, a concept known as "preemptive rights." If by the terms of any rights offering or for any other reason it is impracticable to make the rights or net proceeds available to any holder of Adecco ADSs, Morgan Guaranty Trust Company of New York, as the depositary of the Adecco common shares represented by the ADSs and as the issuer of the ADSs, may allow the rights to lapse pursuant to the deposit agreement among Adecco, Morgan Guaranty Trust Company of New York and, by virtue of ownership of the ADSs, the holder of Adecco ADSs. To learn more about this deposit agreement and the actions that Morgan Guaranty Trust Company may take with respect to the Adecco ADSs, please see "Description of Adecco American Depositary Shares". In addition, United States holders of Adecco ADSs may not be able to exercise preemptive rights through Morgan Guaranty Trust Company of New York unless a registration statement under the Securities Act is effective with respect to these rights or an exemption from the registration requirement thereunder is available. Adecco intends to evaluate at the time of any rights offering the costs and potential liabilities associated with any of these registration statements, any benefits to it of enabling the holders of the Adecco ADSs to exercise these rights and any other factors Adecco considers appropriate at the time and then will make a decision as to whether to file such registration statement. Therefore, no assurance can be given that any of these registration statements would be filed. Similar restrictions apply to U.S. holders of Adecco common shares. To the extent holders of Adecco ADSs are unable to exercise the rights because a registration statement has not been filed and no exemption from the registration requirement under the Securities Act is available, Morgan Guaranty Trust Company of New York may attempt to sell the holders' preemptive rights and distribute the net proceeds thereof, if any, to the holders of Adecco ADSs. In any of these cases, the holders' equity interest in Adecco would be diluted proportionately. Morgan Guaranty Trust Company of New York, after consultation with Adecco, will have discretion as to the procedure for making preemptive rights available to holders of Adecco ADSs, or if the rights have value, which they frequently do not, in disposing of these rights and making the net proceeds available to these holders.


ADECCO CANNOT ASSURE YOU THAT A YEAR 2000-RELATED PROBLEM WITH ITS COMPUTER SYSTEMS OR THOSE OF ITS CUSTOMERS AND SUPPLIERS WILL NOT ADVERSELY IMPACT ADECCO AND ITS BUSINESS


    Adecco's computer systems and applications could fail or create erroneous results on or after January 1, 2000 if they recognize "00" as the year 1900 rather than the year 2000. Although Adecco has reviewed the Year 2000 compliance of its embedded systems and its information technology systems and has solicited confirmation of Year 2000 compliance from its customers and suppliers, Adecco cannot guarantee that its normal business activities or operations will not be interrupted by a failure in its own computer systems and applications, or those of its customers and suppliers. Should there be any interruption, Adecco's financial condition, results of operations and liquidity could be materially and adversely affected.



RISKS RELATED TO GENTIVA HEALTH SERVICES



GENTIVA HEALTH SERVICES MAY HAVE DIFFICULTY OBTAINING REQUIRED FINANCING ON
  SATISFACTORY TERMS



    Before the split-off, Gentiva Health Services will need to obtain a committed credit facility with a line of credit of at least $100 million to provide for its working capital needs and for general corporate purposes. At this time, Gentiva Health Services has a commitment letter from a bank to provide a credit facility subject to customary conditions. See "Gentiva Health Services Prospectus--The Split-Off--Certain indebtedness of our company--Commitment to enter into a senior credit facility." In addition, by October 1, 2000, Gentiva Health Services will need to refinance about
$78.6 million of outstanding 4 3/4% convertible subordinated debentures due October 1, 2000 of its subsidiary, Quantum Health Resources, Inc. The debentures are described under the heading "Gentiva Health Services Prospectus--The Split-Off--Certain indebtedness of our company." After the split-off, Gentiva Health Services will no longer benefit from any financing arrangements with, or cash advances from, Olsten. Gentiva Health Services may have difficulty obtaining financing on terms that are acceptable to it, if at all. If it fails to obtain the financing it needs, it would have a material adverse effect on Gentiva Health Services' business and financial condition.



GENTIVA HEALTH SERVICES WILL NEED TO DEVOTE CASH FLOWS FROM OPERATIONS TO MEET ITS OBLIGATIONS



    On the date following the split-off, Gentiva Health Services estimates its indebtedness will include approximately $78.6 million of its subsidiary's outstanding 4 3/4% convertible subordinated debentures due October 1, 2000, $20 million of 10% convertible trust preferred securities of a subsidiary trust which holds its 10% convertible subordinated debentures, and borrowings under its credit facility. As a result of Gentiva Health Services' obligations, substantial amounts of its cash flow will be dedicated to servicing its debt and other obligations and those amounts will not be available for use in its working capital or operations.



    Gentiva Health Services cannot assure you that it will generate sufficient cash flow to meet its obligations. If cash flows from operations or availability under its credit facility fall below expectations, it may be forced to delay planned capital expenditures, reduce operating expenses, or seek additional alternatives designed to enhance liquidity.



GENTIVA HEALTH SERVICES HAS BEEN SUBJECT TO GOVERNMENT INVESTIGATIONS AND HAS ENTERED INTO AGREEMENTS WITH THE GOVERNMENT



    Olsten's health services business has been subject to extensive federal and state governmental investigations regarding, among other things:



    - the preparation of Medicare costs reports, which Gentiva Health Services refers to as the cost reports investigation;



    - the relationship between Columbia/HCA Healthcare Corporation and the health services business in connection with the purchase by Columbia/HCA of some home health agencies that were owned by the health services business and subsequently managed under contract by a unit of the health services business, which Gentiva Health Services refers to as the Columbia/HCA investigation; and



    - some of the health care practices of Quantum, including alleged improper billing and fraud against various federally funded medical assistance programs, which largely occurred during the period prior to Olsten's acquisition of Quantum in June 1996, which Gentiva Health Services refers to as the Quantum investigation.

    On July 19, 1999, Olsten entered into several written civil and criminal agreements with the U.S. Department of Justice and the Office of Inspector General of the U.S. Department of Health and Human Services finalizing the settlement of the civil and criminal aspects of the cost reports investigation and the Columbia/HCA investigation. Under the settlement:



    - Olsten paid on August 11, 1999 the sum of $61 million to the Department of Justice, including approximately $10.1 million in criminal fines and penalties;



    - in connection with the Columbia/HCA investigation, a subsidiary of Gentiva Health Services, Kimberly Home Health Care, Inc., pled guilty in the United States District Courts for the Northern District of Georgia, the Southern District of Florida and the Middle District of Florida to a criminal violation of the federal mail fraud, conspiracy and kickback statutes;



    - Kimberly Home Health Care, Inc. is permanently excluded from participation in Medicare, Medicaid and all other federal health care programs as defined in 42 U.S.C. Section1320a-7b(f); and



    - Olsten signed a corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services.



    In October 1998, Olsten entered into a final settlement agreement with several government agencies investigating the past practices of Quantum. The agreement was entered into with the U.S. Department of Justice, the Office of the Inspector General of the U.S. Department of Health and Human Services, the U.S. Secretary of Defense (for the CHAMPUS/Tricare program), and the Attorneys General for the States of New York and Oklahoma. Under the settlement, Olsten reimbursed the government about $4.5 million for particular disputed claims under the Medicaid and CHAMPUS programs and entered into a corporate integrity agreement with several government agencies.



    In connection with the split-off, Gentiva Health Services has agreed to assume, to the extent permitted by law and the terms of the liabilities, and indemnify Olsten for, all liabilities of its health services business, including the ongoing governmental investigations and any future governmental investigations relating to its health services business. Gentiva Health Services also agreed to comply with the provisions of the settlement agreements and corporate integrity agreements entered into with the government, which will require significant financial resources over a five-year period.



    In early December 1999, Gentiva Health Services received a document subpoena to appear and provide information to the Department of Health and Human Services, Office of Inspector General, Office of Investigations. After preliminary discussions with the Office of Inspector General, Gentiva Health Services believes that the investigation relates to an investigation of possible overpayments to it by the Medicare program. Gentiva Health Services intends to provide the Office of Inspector General with the requested documents and cooperate with its investigation. Gentiva Health Services is unable to assess the probable outcome or potential liability arising from this subpoena.



    Gentiva Health Services has recently commenced discussions with the North Carolina Attorney General's Office concerning questions that it has raised as to the eligibility of a certain class of Gentiva Health Services' patients to receive Medicaid-reimbursed home health services and thus, Gentiva Health Services' entitlement to Medicaid reimbursement in connection with those services. At this preliminary stage, Gentiva Health Services is unable to assess the probable outcome of or potential liability arising from this matter.



    Although substantially all of these pending governmental investigations have been settled, Gentiva Health Services cannot assure you:



    - that new investigations will not be conducted;

    - that additional civil or criminal charges related to these or other unrelated investigations will not be pursued; or



    - that other pending government investigations or any of the terms of the existing settlement agreements and corporate integrity agreements will not have a material adverse effect on Gentiva Health Services' business.



    For more details on the governmental investigations, see "Gentiva Health Services' Prospectus--Business--Government investigations" and for more details on our agreements with the government, see "Gentiva Health Services' Prospectus--Business--Corporate integrity agreements with the government."



GENTIVA HEALTH SERVICES IS SUBJECT TO STRINGENT GOVERNMENTAL REGULATION WHICH MAY LIMIT ITS OPERATIONS, RESULT IN SIGNIFICANT FINES FOR VIOLATIONS AND REQUIRE IT TO DEVOTE SIGNIFICANT RESOURCES TO ENSURE COMPLIANCE



    Gentiva Health Services' business is subject to extensive federal and state regulations that govern, among other things, Medicare, Medicaid, CHAMPUS and other government-funded reimbursement programs, reporting requirements, certification and licensing standards for certain home health agencies and, in some cases, certificate-of-need and pharmacy-licensing requirements. These regulations may affect Gentiva Health Services' participation in Medicare, Medicaid, CHAMPUS and other federal health care programs. Gentiva Health Services is also subject to a variety of federal and state regulations that prohibit fraud and abuse in the delivery of health care services, including, prohibitions against:



    - the offering or making of direct or indirect payments for the referral of patients;



    - physicians making referrals under Medicare for clinical services to a home health agency with which the physician or an immediate family member has some types of financial relationship; and



    - the filing of false claims.



Gentiva Health Services is subject to periodic audits, examinations and investigations conducted by or at the direction of governmental investigatory and oversight agencies. Violation of federal and state health care regulations can result in a health care provider being excluded from participation in the Medicare, Medicaid, CHAMPUS and/or any other federal health care programs, and can also subject the provider to civil and/or criminal penalties. For the nine months ended October 3, 1999, these health care programs represented, together, about 37% of Gentiva Health Services' revenues. As a result, Gentiva Health Services' exclusion from any of these health care programs would have a material adverse effect on its business.



THE AGREEMENTS GENTIVA HEALTH SERVICES HAS WITH THE GOVERNMENT LIMIT ITS OPERATIONS



    The agreements Gentiva Health Services signed with the government limit its operations and require it to devote significant resources to ensure compliance. In connection with the government's cost reports investigation and Columbia/HCA investigation, Olsten entered into a corporate integrity agreement in July 1999 with the Office of Inspector General of the Department of Health and Human Services, which governs some of Gentiva Health Services' actions until August 18, 2004. In connection with some past practices of Quantum, Olsten entered into a corporate integrity agreement in October 1998 with the U.S. Department of Justice, the Office of Inspector General of the U.S. Department of Health and Human Services, the U.S. Secretary of Defense (for the CHAMPUS/Tricare Program) and the Attorneys General for the States of New York and Oklahoma, which governs some of Gentiva Health Services' actions until December 31, 2001. Under each of the corporate integrity agreements, Gentiva Health Services is required, among other things, to maintain a Corporate Compliance Officer to develop and implement compliance programs, to retain an independent review organization to perform annual reviews, and to maintain its compliance program and reporting systems, as well as provide additional training to its employees. The corporate integrity agreement in connection with the Quantum investigation applies to Gentiva Health Services' specialty pharmaceutical services business and focuses on the training and billing of blood factor products for hemophiliacs. The corporate integrity agreement in connection with the cost reports investigation and the Columbia/HCA investigation applies to Gentiva Health Services' businesses that bill the federal government health programs directly for services, such as its home care nursing business, and focuses on issues and training related to cost report preparation, contracting, medical necessity, and billing of claims.



    Gentiva Health Services' compliance program will be implemented for all newly established or acquired businesses units if their type of business is covered by the corporate integrity agreements. Reports under each integrity agreement will be filed annually with the Department of Health and Human Services, Office of Inspector General. After each corporate integrity agreement expires, Gentiva Health Services will file a final annual report to the government. If Gentiva Health Services fails to comply with the terms of either of its corporate integrity agreements, it will be subject to penalties ranging from $1,500 to $2,500 for each day of the breach.



HEALTH CARE REFORM MAY RESULT IN REDUCTION IN THE DEMAND FOR GENTIVA HEALTH SERVICES' SERVICES, LOWER GOVERNMENT REIMBURSEMENTS FOR ITS SERVICES AND GREATER DIFFICULTY IN OPERATING ITS BUSINESS



    There are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect the proposals may have on Gentiva Health Services' future business. Gentiva Health Services may be adversely affected by aspects of some of these health care proposals, including:



    - cutbacks in Medicare and Medicaid programs;



    - containment of health care costs on an interim basis by means that could include a short-term freeze on rates paid to health care providers;



    - changes in reimbursement under Medicare and Medicaid programs through the implementation of prospective payment systems;



    - permitting greater flexibility to the states in the administration of Medicaid; and



    - developments in federal and state health information requirements, including the standardization of electronic transmission of some administrative and financial information.



    In October 1997, as part of the Balanced Budget Act, the government enacted the Interim Payment System for reimbursement of home care services provided under Medicare. Under this system, provider reimbursements were reduced, and may be subject to further reductions. Specifically, Gentiva Health Services' Medicare revenue, excluding acquisitions, was reduced by $107 million, or 43%, in fiscal 1998 as compared to fiscal 1997. For the first nine months of 1999, Gentiva Health Services' Medicare revenue, excluding acquisitions, was further reduced by $38 million, or 33%, as compared to the first nine months of fiscal 1998. These reductions have had a negative impact on Gentiva Health Services' operations and liquidity.



    On October 28, 1999, as required by the Balanced Budget Act, the government issued proposed regulations for implementing a prospective payment system for home health agencies, to become effective on October 1, 2000. Under the proposed rules, a home health agency would receive a pre-set amount determined by various factors to cover the cost of services provided to a Medicare patient during a defined 60-day period. These proposed rules may or may not become the final rules for the prospective payment system. Regardless of whether these rules become final, a prospective payment system will be implemented for home care services. After the prospective payment system has been in place for 12 months, the government expects to achieve an overall cost savings to the Medicare reimbursement system with respect to home care. While there are industry lobbying efforts to mitigate or change these requirements, Gentiva Health Services is unable to predict whether these efforts will be successful.



    Gentiva Health Services cannot assure you that currently proposed or future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a negative effect on it. Concern about the potential effects of the proposed reform measures has contributed to the volatility of the prices of securities of health care companies and companies in related industries and may similarly affect the price of Gentiva Health Services' common stock in the future.



GENTIVA HEALTH SERVICES IS INVOLVED IN VARIOUS LITIGATIONS



    Olsten and its subsidiaries have been involved in various litigations arising out of the health services business. In particular:



    - a class action by some Olsten stockholders against Olsten and some of its directors and officers asserting claims for violations of the Securities Act and the Securities Exchange Act, including claims that the directors and officers misrepresented information to stockholders related to the government investigations in the health services business;



    - a derivative lawsuit by some Olsten stockholders against some directors and officers of Olsten claiming that the directors and officers breached their fiduciary duties to stockholders in connection with the class action described above and the governmental investigations described above; and



    - a complaint by the Indiana Attorney General's Office filed against Olsten alleging that Medicaid overpaid Gentiva Health Services, it did not properly disclose information to their office and that its billing was improper.



    Because the above claims each seek damages and reimbursement for costs and expenses without specific amounts, Gentiva Health Services is unable to assess the probable outcome or potential liability arising from the lawsuits.



    In connection with the split-off, Gentiva Health Services has agreed to assume, to the extent permitted by law, and indemnify Olsten for, these lawsuits together with any other liabilities arising out of the health services business before or after the split-off. Gentiva Health Services is unable to assess the materiality or costs associated with these lawsuits at this time. Gentiva Health Services cannot assure you that these lawsuits, or any future lawsuits relating to the health services business will not have a material adverse effect on the health services business.



REDUCTION IN REIMBURSEMENT BY GOVERNMENT PAYORS COULD RESULT IN A REDUCTION IN GENTIVA HEALTH SERVICES' MARGINS AND REVENUES AND ADVERSELY AFFECT ITS BUSINESS



    The profitability of Gentiva Health Services' business depends on payment and reimbursement from governmental and non-governmental third party payors. For the nine months ended October 3, 1999, Gentiva Health Services derived approximately 17% of its net patient revenue from Medicare, and 20% of its net patient revenue from Medicaid, state reimbursed programs and other state/county funding programs. Gentiva Health Services expects to continue to derive a significant portion of its revenue from federal and state reimbursement programs. Gentiva Health Services cannot assure you that payments under state or federal governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to these programs. This risk is greater with respect to individual state-administered Medicaid programs which sometimes provide lower reimbursement rates than the Medicare program. In addition, Gentiva Health Services cannot assure you that the services that it provides and the facilities that it operates will meet or continue to meet the requirements for participation in these programs.



    In addition, the government has instituted cost containment measures designed to limit payments made to health services providers, and Gentiva Health Services cannot assure you that future measures will not adversely affect both the timing and amount of reimbursement it receives.



    Periodic and random audits by governmental investigatory and oversight agencies may result in a delay in receipt, or an adjustment to the amounts of reimbursement due or received under Medicare, Medicaid, CHAMPUS and other federal health care programs. In September 1999, Gentiva Health Services received a Notice of Amount of Program Reimbursement for its 1997 Medicare cost reports from its Medicare fiscal intermediary notifying Gentiva Health Services that it disagrees with Gentiva Health Services' methodology of allocating a portion of its overhead. The Health Care Financing Administration has indicated that it agrees with the fiscal intermediary. The notice indicates a possible disallowance of about $7.0 million of costs in 1997 which Gentiva Health Services would be required to pay to Medicare if the fiscal intermediary is correct. Since Gentiva Health Services used a similar methodology for allocating overhead costs in 1998 and 1999, a disallowance of $2.0 million could result in each of these years. Gentiva Health Services believes its cost reports are accurate and consistent with past practice accepted by its Health Care Financing Administration fiscal intermediary and it will appeal the notice to the Provider Reimbursement Review Board. Gentiva Health Services is unable to predict the outcome of the appeal.



    Some states' Medicaid agencies have instituted review processes for claims submitted for patients dually eligible under both the Medicare and the Medicaid programs. These reviews have focused on whether Medicaid paid for services that should have, instead, been covered by Medicare. Gentiva Health Services cannot assure you that it will not have to repay state medicaid programs as a result of these state initiatives.



GENTIVA HEALTH SERVICES' ACCOUNTS RECEIVABLE ARE SUBJECT TO COLLECTIBILITY RISKS



    There may be risks that Gentiva Health Services' accounts receivable will be settled for less than the recorded balances. Most payors have introduced and continue to introduce cost containment measures designed to limit payments to providers of health services. Most claims for services under government programs are subject to audit and final settlement which, because of cost containment initiatives and the associated uncertainties, may be reimbursed for less than Gentiva Health Services' expected reimbursement amounts. Managed care providers and traditional indemnity insurers are imposing increasing pressures on health care providers to reduce costs and share in the financial risks of providing care, and are increasing the medical review of claims. The impact of these steps has reduced profit margins, extended the payment period and made it more difficult to obtain some authorizations and approvals, which could affect the ultimate collectibility of the recorded accounts receivable balances. During the past year we have made internal changes to consolidate billing and collection processing centers, convert to new software and implement new operating models. While these changes are designed to improve future operations, they may also create collection risks for the current accounts receivable balances. Management has assessed the risks associated with collection of accounts receivable balances from third-party payors and adjusted the recorded balances accordingly. In connection with the above, Gentiva Health Services has recorded a provision for doubtful accounts of $24.3 million for the nine months ended October 3, 1999 on a basis consistent with prior periods.

GENTIVA HEALTH SERVICES IS SUBJECT TO PRICING PRESSURES AND OTHER RISKS INVOLVED WITH COMMERCIAL PAYORS



    Commercial payors, such as managed care organizations and traditional indemnity insurers increasingly are requesting fee structures and other arrangements providing for health care providers to assume all or a portion of the financial risk of providing care. The lowering of reimbursement rates, increasing medical review of bills for services and negotiating for reduced contract rates could have a material adverse effect on Gentiva Health Services' results of operations and liquidity. For the nine months ended October 3, 1999, 63% of Gentiva Health Services' revenues was derived from commercial payors, including 44% of Gentiva Health Services' total revenue that were derived from managed care organizations and traditional indemnity insurers under fee for services arrangements and 6% of Gentiva Health Services's revenues that was derived under capitated arrangements. Gentiva Health Services cannot assure you that pricing pressures by commercial payors will not continue or that its business, financial condition and results of operations will not be adversely affected by these trends.



    Also, continued growth in managed care and capitated plans have pressured health care providers to find ways of becoming more cost competitive. Managed care organizations have grown substantially in terms of the percentage of the population they cover and in terms of the portion of the health care economy they control. Managed care organizations have continued to consolidate to enhance their ability to influence the delivery of health care services and to exert pressure to control health care costs. A rapid increase in the percentage of revenue derived from managed care payors or under capitated arrangements without a corresponding decrease in Gentiva Health Services' operating costs could have an adverse impact on its profit margins.



THERE IS A DELAY BETWEEN GENTIVA HEALTH SERVICES' PERFORMANCE OF SERVICES AND
  ITS REIMBURSEMENT



    The health care industry is characterized by delays that typically range from three to six months between when services are provided and when the reimbursement or payment for these services is received. This makes working capital management, including prompt and diligent billing and collection, an important factor in Gentiva Health Services' results of operations and liquidity. Gentiva Health Services cannot assure you that trends in the industry will not further extend the collection period and impact its working capital.



GENTIVA HEALTH SERVICES OPERATES IN A HIGHLY COMPETITIVE INDUSTRY



    The segments of the health care industry in which Gentiva Health Services operates is highly competitive and fragmented, and there are relatively few barriers to entry in our health care market segments. There are approximately 15,000 home care agencies operating in the United States. These include a few national companies, hundreds of regional companies and thousands of locally-based independent home health care organizations. Gentiva Health Services' primary national competitors are Coram Healthcare Corp. and Caremark Therapeutic Services, and its primary regionally-based competitors are hospital-based home health agencies and visiting nurse associations.



    Gentiva Health Services competes with other home health care providers on the basis of availability of personnel, quality and expertise of services and the value and price of services. Gentiva Health Services could encounter increased competition in the future from existing competitors or new entrants that may limit its ability to maintain or increase its market share.



    Gentiva Health Services may have existing competitors, as well as a number of potential new competitors, who have greater name recognition, and significantly greater financial, technical and marketing resources than it does. This may permit Gentiva Health Services' competitors to devote greater resources than it can to the development and promotion of their services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies and make more attractive offers to existing and potential employees and patients.



    Gentiva Health Services also expects our competitors to develop strategic relationships with providers, referral sources and payors, which could result in increased competition. The introduction of new and enhanced services, acquisitions and industry consolidation and the development of strategic relationships by Gentiva Health Services' competitors could cause a decline in sales or loss of market acceptance of its services or price competition, or make its services less attractive. In addition, Gentiva Health Services competes with a number of tax-exempt nonprofit organizations that can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to it.



    Gentiva Health Services cannot assure you that it will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on its business, financial condition and results of operations.



    Gentiva Health Services expects that industry forces will have an impact on it and its competitors. In recent years, the health care industry has undergone significant changes driven by various efforts to reduce costs, including:



    - national health care reform;



    - trends toward managed care;



    - limits in Medicare coverage and reimbursement levels;



    - consolidation of health care services companies; and



    - collective purchasing arrangements by office-based health care practitioners.



The changes in Gentiva Health Services' industry have caused greater competition among it and similar businesses. As a result, in recent years, over 2,000 home health care agencies have gone out of business. Gentiva Health Services' inability to predict accurately or react competitively to changes in the health care industry could adversely affect its operating results.



YEAR 2000 COMPLICATIONS MAY ARISE



    The Year 2000 issue concerns the inability of information systems to properly recognize and process date-sensitive information beyond January 1, 2000. Systems critical to Gentiva Health Services' business that were identified as non-Year 2000 compliant have been replaced as part of a project that is also being implemented to increase efficiencies. The new infrastructure, which is Year 2000 compliant, was completely implemented in field offices before January 1, 2000. At this time, Gentiva Health Services has not encountered any Year 2000 failures. However, due to the general uncertainty relating to Year 2000 issues, Gentiva Health Services is unable to determine whether the consequences of Year 2000 failures will have a material impact on its results of operations, liquidity or financial condition. Gentiva Health Services does not expect any Year 2000 issues to have a material adverse effect. However, the failure of third parties to remedy Year 2000 problems could have a material adverse effect on Gentiva Health Services' business, financial condition and results of operations.



GENTIVA HEALTH SERVICES IS DEPENDENT ON RELATIONSHIPS WITH CERTAIN THIRD PARTIES



    The profitability of Gentiva Health Services' business depends in part on its ability to establish and maintain close working relationships with managed care organizations, private and governmental third party payors, hospitals, physicians, physician groups, home health agencies, long-term care facilities and other institutional health providers, insurance companies and large self-insured employers, as well as pharmaceutical, biotechnology, and other product suppliers. In particular, Gentiva Health Services is dependent on its relationships with certain managed care organizations and other commercial payors. In fiscal 1998, Cigna Healthcare accounted for about 9% of Gentiva Health Services' revenues. For the nine months ended October 3, 1999, Cigna Healthcare accounted for about 11% of Gentiva Health Services' revenues. Gentiva Health Services' three-year contract with Cigna Healthcare had an expiration date of December 31, 1998. The contract was amended to continue until terminated by either party with 60 days advance notice. Gentiva Health Services cannot assure you that it will be successful in improving and maintaining its relationships or that additional relationships will be successfully developed and maintained in existing or future markets. The loss of any existing relationships or the failure to continue to develop such relationships in the future could have a material adverse effect on Gentiva Health Services' business, financial condition and results of operations.



GENTIVA HEALTH SERVICES IS DEPENDENT ON THE RECRUITMENT AND RETENTION OF TRAINED
  PERSONNEL



    The continued operation of Gentiva Health Services' business, as well as its future growth and success, depends upon its ability to recruit and retain a staff of professional personnel, including registered nurses. There is currently a shortage of these licensed professionals in some geographic areas of the United States, including the northeast and western regions, and, in particular, for specific services, such as pediatric care. Because it operates in these regions and provide these specific services, Gentiva Health Services has been affected by this shortage and has experienced higher labor costs as a result. If this shortage of professionals continues, and Gentiva Health Services is unable to manage the higher labor costs or the shortage worsens in the future, it could have a material adverse effect on Gentiva Health Services' business, financial condition and results of operations.



GENTIVA HEALTH SERVICES IS SUBJECT TO POTENTIAL PROFESSIONAL LIABILITY EXPOSURE



    The services performed by Gentiva Health Services involves an inherent risk of professional liability. While Gentiva Health Services maintains insurance consistent with industry practice, it cannot assure you that the insurance it currently maintains will satisfy claims made against it or that it will be able to obtain insurance in the future at commercially reasonable rates, in adequate amounts or on satisfactory terms. Gentiva Health Services cannot predict the effect that any claims, regardless of their ultimate outcome, might have on its business or reputation or on its ability to attract and retain patients and employees.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


    This proxy statement/prospectus contains forward-looking statements about the financial condition, results of operations and business of each of Adecco and Olsten. All statements about Adecco and Olsten, other than statements of historical fact, included in this proxy statement/prospectus, including without limitation the statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations of Adecco," "Business of Olsten" and "Business of Adecco," are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used or incorporated in this proxy statement/prospectus.


    Important factors that could cause actual results to differ materially from the forward-looking statements about Adecco or Olsten in this proxy statement/prospectus are set forth under the caption "Risk Factors" and elsewhere in this proxy statement/prospectus and also include factors which are outside of their control, such as interest rates, foreign currency exchange rates, instability in domestic and foreign financial markets, changes in government regulations and year 2000 issues. In addition, future results are subject to uncertainties related to the ability to implement business strategies, including realizing cost savings from the merger and other acquisitions. All forward-looking statements about Adecco or Olsten are expressly qualified in their entirety by those cautionary statements.


    These statements speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date of the documents. Actual results and outcomes may differ from what Adecco and Olsten forecast in the forward-looking statements.

               INFORMATION CONCERNING THE OLSTEN SPECIAL MEETING

TIME, PLACE, DATE


    A special meeting of Olsten's stockholders will be held on       , 2000, at
  a.m., eastern time, at Olsten Corporation, 175 Broad Hollow Road, Melville, New York. This proxy statement/prospectus is being furnished to the holders of
the outstanding Olsten common stock and class B common stock as of January   ,
2000, the record date, in connection with the solicitation of proxies by the board of directors of Olsten for use at the special meeting and at any adjournments and postponements of the special meeting.


PURPOSE OF THE SPECIAL MEETING


    At the special meeting, holders of Olsten common stock and class B common
stock as of January   , 2000, the record date, will consider and vote as a
single class upon a proposal to approve the merger and Gentiva Health Services' executive officers bonus plan, 1999 stock incentive plan, stock & deferred compensation plan for non-employee directors and employee stock purchase plan, and to transact other business as may properly come before the meeting. Additional information concerning the special meeting, the merger and Gentiva Health Services executive compensation and employee benefit plans is set forth below. A vote for the merger has the effect of approving the split-off of Gentiva Health Services, since the Gentiva Health Services common stock distributed to Olsten stockholders is part of the merger consideration. No separate vote on the split-off is required or being requested.


RECOMMENDATIONS OF OLSTEN'S BOARD OF DIRECTORS


    OLSTEN'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER, INCLUDING THE SPLIT-OFF, AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE OLSTEN STOCKHOLDERS. OLSTEN'S BOARD OF DIRECTORS RECOMMENDS THAT OLSTEN STOCKHOLDERS VOTE FOR THE MERGER. OLSTEN'S BOARD OF DIRECTORS HAS ALSO REVIEWED THE TERMS OF THE PROPOSED GENTIVA HEALTH SERVICES' EXECUTIVE OFFICERS BONUS PLAN, 1999 STOCK INCENTIVE PLAN, STOCK & DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS AND EMPLOYEE STOCK PURCHASE PLAN, HAS UNANIMOUSLY APPROVED THESE PROPOSALS AND HAS RECOMMENDED THAT OLSTEN STOCKHOLDERS VOTE FOR THESE PROPOSALS.


RECORD DATE; OUTSTANDING OLSTEN STOCK ENTITLED TO VOTE


    Olsten's board of directors has fixed the close of business on January   ,
2000 as the record date for the special meeting. Only holders of record of Olsten common stock and class B common stock on the record date are entitled to notice of and to vote at the special meeting. Holders of Olsten common stock are entitled to one vote for each share held on the record date and holders of class B common stock are entitled to ten votes for each share held on the record date on matters properly presented at the special meeting. Holders of Olsten common stock and class B common stock will vote together as a single class. Shares held by Olsten as treasury shares or of any of our subsidiaries do not have voting rights. A list of the stockholders entitled to vote at the special meeting will be available for examination by holders of Olsten stock during ordinary business hours, for any purpose related to the special meeting, during the 10-day period preceding the meeting, at Olsten Corporation, 175 Broad Hollow Road, Melville, New York 11747, telephone: (516) 844-7800. The list of the stockholders entitled to vote at the special meeting will also be available at the meeting.



    At the close of business on the record date, there were           shares of
issued and outstanding Olsten common stock and           shares of issued and
outstanding class B common stock held of record by           common stockholders
and           class B common stockholders. Accordingly, a total of
votes may be cast at the special meeting by holders
of Olsten common stock and class B common stock. Also, as of this date, common
stock represented   % and class B common stock   % of the voting power of
Olsten's stock.


VOTE REQUIRED; OLSTEN STOCKHOLDERS REPRESENTING A MAJORITY OF THE VOTING POWER
  OF THE OLSTEN STOCK HAVE AGREED TO VOTE FOR THE MERGER


    Under Delaware law and Olsten's certificate of incorporation, the merger must be approved by the vote of the holders of a majority of the voting power of the Olsten common stock and class B common stock outstanding on the record date, voting together as a single class. The other proposals to be considered at the special meeting must be approved by the vote of the majority of the voting power of Olsten stock present and entitled to vote at the special meeting. The approval of the merger is not conditioned on the approval of any of the other proposals. The approval of the other proposals is, however, conditioned on the approval of the merger. You may vote for any of the proposals and vote against any other proposals. The holders of a majority of the voting power of Olsten's stock present in person or represented by proxy will constitute a quorum for the transaction of business at the special meeting. Class B common stockholders, including Stuart Olsten, other members of the Olsten family and some trusts controlled by and created for the benefit of members of the Olsten family,
collectively representing    % of the outstanding voting power of Olsten stock
as of January   , 2000, have agreed to vote their shares for the merger. These stockholders have sufficient voting power to create a quorum at the special meeting, and assuming that these stockholders vote their shares at the special meeting as they have agreed, the necessary votes for approval of the merger by the stockholders of Olsten will be assured. See "The Principal Stockholders Agreement."


ACTION TO BE TAKEN UNDER THE PROXY

    All proxies in the enclosed form that are executed according to the instructions on the proxy and returned to Olsten's transfer agent, ChaseMellon Shareholder Services, L.L.C., on or before the date of the special meeting, and not revoked, will be voted at the special meeting in accordance with any instructions on the proxy or, if no instructions are provided, will be voted for each of the proposals. Failure to return an executed proxy card or to vote in person at the special meeting or voting to abstain will constitute, in effect, a vote against each of the proposals.

    Management of Olsten does not know of any other matters which may come before the special meeting. If any other matters are properly presented at the special meeting for action, it is intended that the persons named in the enclosed form of proxy and acting under the proxy will vote in accordance with their best judgment on these matters. These matters could include an adjournment or postponement of the special meeting from time to time in accordance with applicable law. If the board makes this determination, additional proxies may be solicited during the adjournment period.

REVOCATION OF PROXIES

    Any stockholder who has given a proxy pursuant to this solicitation may revoke it by attending the special meeting and giving oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the special meeting by delivering to the secretary of Olsten an instrument revoking it or a duly executed proxy bearing a later date.

PROXY SOLICITATION

    Olsten will pay for the expense of mailing this proxy statement/prospectus and the solicitation of proxies. The fee payable by Olsten to D.F. King is estimated to be $7,500. Adecco and Olsten will each pay for their own expenses of preparing and printing this proxy statement/prospectus. In addition to the use of the mail, proxies may be solicited by officers, directors and employees of Olsten, without additional remuneration, by personal interviews, written communication, telephone or facsimile transmission. Olsten also will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of Olsten stock, and will pay customary charges for forwarding the material.

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE IMPORTANT. THEREFORE, YOU ARE URGED TO READ AND CONSIDER CAREFULLY THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS AND THE RELATED ANNEXES. YOU ARE ALSO URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

APPRAISAL RIGHTS


    Appraisal rights will be available to Olsten stockholders in connection with the merger if holders of less than 50% of Olsten stock elect to receive cash. The availability of such appraisal rights will not, however, be determinable until following the special meeting. Accordingly, an Olsten stockholder wishing to exercise appraisal rights under Section 262 of the General Corporation Law of the State of Delaware as to shares of common stock and class B common stock should follow the procedure required by that section. Set forth below is a summary description of Section 262 and attached as Annex E is Section 262 in its entirety. All references in this summary to a "stockholder" are to the record holder of the shares of Olsten common stock and/or class B common stock on the record date. A person having a beneficial interest in shares that are held in "street name" or otherwise held of record in the name of another person, such as a broker or nominee, is responsible for ensuring that a demand for appraisal is made by the record holder and must act promptly to cause the record holder to properly follow the steps summarized below in a timely manner to exercise whatever appraisal rights the beneficial owner may have.


    This summary and Section 262 should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so. Failure to comply strictly with the procedures set forth in this document and in Section 262 will result in the loss of appraisal rights.


    Under Section 262, in order for appraisal rights to be available in connection with this merger, Olsten stockholders must be required to receive cash as a portion or all of the merger consideration. If holders of a majority of Olsten stock elect to receive cash, those who elect ADSs and those who do not elect will receive Adecco ADSs, shares of Gentiva Health Services common stock, and no cash, and therefore appraisal rights would not be available. Appraisal rights will, however, be available in every situation other than where holders of 50% or more of Olsten stock elect cash. As the determination of what form of consideration Olsten's stockholders have elected cannot be made until after the election deadline, which is one day before the special meeting, whether Olsten's stockholders have appraisal rights will not be known until after the election deadline. Consequently, in order to exercise properly any right to appraisal which may be available, you must follow the procedures set forth below.



    Section 262 provides a procedure by which persons who were holders of Olsten common stock or class B common stock on the effective date of the merger who have neither voted in favor of the merger nor consented to the merger in writing, if appraisal rights are available in connection with the merger, may seek an appraisal of their shares in lieu of accepting the consideration to be received in the merger. In an appraisal proceeding, the Delaware Court of Chancery would determine the "fair value" of the common stock and the class B common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger. Stockholders of Olsten should recognize that appraisal under Section 262 may result in a determination of value higher or lower than or equivalent to the consideration provided for in the merger. Following an appraisal proceeding, the Delaware Court of Chancery would direct Olsten, pursuant to Section 262 and as the surviving corporation, to make payment of the determined fair value of the common stock and the class B common stock, together with a fair rate of interest, if any, to the former stockholders of Olsten entitled to the merger consideration who properly demanded appraisal.



    In accordance with Section 262, before the vote at the special meeting upon the proposal to approve the merger, any stockholder may deliver to Olsten a demand in writing for the appraisal of the fair value of the stockholder's shares. The demand must reasonably inform Olsten of the identity of the stockholder and that the stockholder intends to demand the appraisal of the stockholder's shares, if appraisal rights are available in connection with the merger. In order to be entitled to appraisal rights with respect to any shares, if appraisal rights are available in connection with the merger, a stockholder must:


    - be the record holder of the shares on the record date and the date of the making of a demand pursuant to Section 262;

    - continuously hold the shares through the effective time of the merger;

    - properly demand an appraisal as described in Section 262; and


    - not vote in favor of the proposal to approve the merger.


    A stockholder who elects to exercise appraisal rights must mail or deliver a written demand to:

    Olsten Corporation
    175 Broad Hollow Road
    Melville, NY 11747
    Attention: Corporate Secretary


    A proxy or vote against the merger or a failure to vote for the merger shall not by itself constitute sufficient notice of a stockholder's election to exercise appraisal rights. A stockholder seeking to exercise appraisal rights must use a separate written demand as provided in Section 262 and as summarized in this section. An Olsten stockholder who makes a demand for appraisal will be deemed to have elected to receive cash consideration despite any other election of the form of merger consideration the stockholder may have made, regardless of whether the stockholder later withdraws the demand for appraisal.


    Any stockholder, other than a record owner who is acting as a nominee holder for different beneficial owners, seeking to exercise appraisal rights for a portion, but not all, of the stockholder's shares should consult with legal counsel before taking action. Olsten believes that Delaware law has not clearly addressed the ability of a stockholder to exercise appraisal rights with respect to a portion, but not all, of a stockholder's shares. Should a stockholder, other than a record owner who is acting as a nominee holder for different beneficial owners, seek to exercise appraisal rights with respect to a portion, but not all, of the stockholder's shares, Olsten presently intends to assert that by doing so the stockholder has waived appraisal rights. Stockholders should be aware that a Delaware court may find that the stockholder has so waived the stockholder's appraisal rights.

    A written demand for appraisal must be executed by or for the stockholder of record as the stockholder's name appears on the certificate or certificates representing his or her shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the person is the record owner. In this case, the written demand must set forth the number of shares covered by the demand.

Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.


    From and after the effective date of the merger, if appraisal rights are available in connection with the merger, no stockholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose the shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record at a date before the effective date of the merger.



    At any time within 60 days after the effective date of the merger, any stockholder shall have the right to withdraw the stockholder's demand for appraisal in writing and to accept the terms offered in the merger agreement; after this period, a stockholder may withdraw the stockholder's demand for appraisal only with the written consent of Olsten, as the surviving corporation.



    Within 120 days after the effective date of the merger, either Olsten, as the surviving corporation, or any stockholder who has complied with the required conditions of Section 262, if appraisal rights are available in connection with the merger, and who otherwise is entitled to appraisal may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting stockholders. Within 120 days after the effective date of the merger, any stockholder who has complied with the requirements of
Section 262, upon written request, will be entitled to receive from Olsten, if appraisal rights are available in connection with the merger, a statement setting forth the total number of shares of common stock and class B common stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the total number of holders of these shares. The written statement must be mailed to the stockholder within 10 days after the stockholder's written request for this statement is received by Olsten or 10 days after the date of the special meeting, whichever is later. If a petition for appraisal is timely filed, if appraisal rights are available in connection with the merger, and copy thereof is delivered to Olsten, Olsten will then be obligated to provide within 20 days to the Register in Chancery a duly verified list containing the names and addresses of all former stockholders of Olsten who have demanded an appraisal of their common stock and/or their class B common stock. If a petition for an appraisal is timely filed, if appraisal rights are available in connection with the merger, and, after notice to these stockholders, after a hearing on the petition, the Court of Chancery will determine the stockholders who have complied with Section 262 and which stockholders have become entitled to appraisal rights and will appraise the shares formerly owned by these stockholders, determining the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the Court of Chancery is to take into account all relevant factors. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares of Olsten stock to submit their stock certificates to the Register in Chancery for notation thereon of the percentage of appraisal proceedings.


    The cost of the appraisal proceeding may be determined by the Court of Chancery and taxed against the parties as the Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged in proportion against the value of all shares entitled to appraisal.


    If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the merger, if appraisal rights are available in connection with the merger, stockholders' rights to appraisal shall cease, and all stockholders who had previously demanded appraisal shall thereafter be entitled to receive the merger consideration received by stockholders not electing upon valid surrender of the certificates that formerly represented their shares. Because Olsten has no obligation to file a petition, if appraisal rights are available in connection with the merger, and has no present intention to do so, any stockholder who desires a petition to be filed is advised to file it on a timely basis.


ELECTION, EXCHANGE AND PAYMENT PROCEDURES


    Olsten has enclosed a form of election/letter of transmittal with this proxy statement/prospectus. In addition, Olsten has agreed to use its reasonable best efforts to mail the form of election/letter of transmittal to all persons or entities who become Olsten stockholders of record during the period between the record date for Olsten's special stockholders meeting and 9:00 a.m., New York time, on the date 5 business days before the special meeting. Moreover, Olsten has agreed to use its reasonable best efforts to make the form of election/letter of transmittal available to all persons or entities who become Olsten stockholders between 5 business days and the end of the second business day before the special meeting.



    You must use the form of election/letter of transmittal that is mailed to you if you would like to indicate to us whether, in consideration for your shares of Olsten stock, you:


    - prefer to receive the cash consideration;

    - prefer to receive Adecco ADSs; or

    - have no preference as to form of the merger consideration you are to receive.

    Adecco will also allow you to elect to receive one Adecco common share for every eight Adecco ADSs you would otherwise be entitled to receive.


    In addition, you must complete and sign the form of election/letter of transmittal and mail it, together with your Olsten share certificates, so that it is received by Morgan Guaranty Trust Company of New York, the exchange agent,
no later than 4:00 p.m., New York time           , 2000, in order for your form
of election/letter of transmittal to be considered properly submitted and for you to be able to elect the form of consideration you want to receive. If you do not timely submit your form of election/letter of transmittal, or if you do not include your Olsten share certificates or do not otherwise follow the instructions on the form, you will have been deemed to have indicated to us that you have no preference in the form of consideration you are to receive. You will be entitled to withdraw your election until 4:00 p.m., New York time, on
        , 2000. If you are a representative of more than one stockholder, you may submit more than one form of election/letter of transmittal, but only if you certify to us in writing that each form of election/letter of transmittal that you submit covers all the shares of Olsten stock held by you for the corresponding beneficial owner and you surrender certificates for all those shares registered in your name. If your share certificates are not received by
            , 2000, Morgan Guaranty Trust Company of New York, the exchange agent, will send you instructions separately after the merger has been completed on how to do so. This, however, will delay your receipt of your merger consideration. Even if you do not wish to make an election, you may submit your Olsten share certificates with the form of election/letter of transmittal without completing the form of election portion and delivering it to the exchange agent.



    Once you surrender your share certificates, together with a duly executed letter of transmittal, subject to completion of the merger, the exchange agent will deliver to you your Adecco ADSs and/or cash and shares of Gentiva Health Services common stock and any cash in lieu of fractional shares of Gentiva Health Services stock, Adecco ADS, or common shares (see "The Merger--The Merger Agreement" for a discussion on the treatment of fractional shares) and your Olsten share certificates will be canceled. If you are not the registered holder of the certificate that you are surrendering but you wish to have shares of Adecco ADSs and shares of Gentiva Health Services common stock be issued in your name, the certificates that you surrender must be properly endorsed by the registered holder to you or otherwise be in proper form for transfer. In addition, the registered holder may be required to pay any transfer or other taxes required by reason of the exchange by you instead of the registered holder of the certificate, or the registered holder may be required to establish that the required tax has been paid or is not applicable.



    No dividends or other distributions that are declared and payable after the date of the merger on Adecco common shares or Gentiva Health Services shares will be paid to you until you surrender your share certificates. Upon surrender, the exchange agent will pay to you the dividends or other distributions, excluding interest, that became payable after the date of the merger on the Adecco ADSs or common shares or Gentiva Health Services shares that were deposited with it for your account. After six months following the closing of the merger, Adecco may elect to act in place of the exchange agent.



    After the merger, there will be no transfers on the stock transfer books of Olsten of the shares of Olsten common stock or class B common stock that were outstanding immediately prior to the merger. If, after the merger, certificates are presented to Adecco, Olsten or Gentiva Health Services, those certificates will be canceled and exchanged for the appropriate consideration.



    None of Olsten, Adecco or Gentiva Health Services will pay any interest to you and no interest will accrue on the merger consideration payable to you. None of Olsten, Adecco or Gentiva Health Services will pay any interest on dividends and distributions. In addition, neither Olsten nor Adecco will pay you any interest on any cash payable in place of fractional shares of Adecco or Gentiva Health Services. From the effective time of the merger, all of Olsten's stock will automatically be canceled and will cease to exist and you will not have any right with respect to Olsten stock other than your right to receive cash, Adecco ADSs or common shares, Gentiva Health Services common stock, dividends and/or distributions as described above.


    The exchange agent will deduct from the consideration paid to you any amounts that the exchange agent is required to withhold under any provision of federal, state, local or foreign tax law.


    Prior to the merger, an Olsten stockholder should promptly notify ChaseMellon Shareholder Services, L.L.C., the transfer agent for Olsten, for instructions as to the steps to be taken to replace any certificates representing shares of Olsten common stock or class B common stock that have been lost, destroyed or stolen prior to the merger. After the merger and with regard to any certificates representing shares of Olsten common stock or class B common stock have been lost, destroyed or stolen, the exchange agent will deliver cash and/or Adecco ADSs or common shares and Gentiva Health Services common stock when it receives an affidavit by the owner of the certificates. However, Adecco or Gentiva Health Services may require you to deliver a reasonable indemnity bond against any claim that may be made against Adecco, Gentiva Health Services, the transfer agent or the exchange agent with respect to a certificate alleged to have been lost, destroyed or stolen.



    Olsten or the exchange agent, if Olsten determines that the exchange agent shall be so empowered, shall determine whether forms of election/letter of transmittal have been properly completed, signed and submitted or revoked and whether to disregard immaterial defects in a form of election/letter of transmittal. This determination shall be conclusive and binding and neither Olsten nor the exchange agent shall be obligated to notify you of any defect in any form of election you have submitted to the exchange agent.

                                THE TRANSACTION

BACKGROUND OF THE TRANSACTION


    In pursuing strategies for enhancing stockholder value, Olsten regularly considers opportunities for acquisitions, dispositions and other strategic alliances and alternatives. In January 1999, the consideration by Olsten of strategic alternatives for its staffing and health services businesses intensified in light of the financial and operational effects on Olsten of government investigations, Olsten's high debt level, its need for capital and constraints on its ability to continue to grow in order to compete effectively.


    On February 10, 1999, Olsten held a regular meeting of the board and discussed a letter from Adecco expressing preliminary interest in acquiring Olsten and an inquiry from another possible buyer. All board members, representatives of Debevoise & Plimpton, counsel to the outside members of the board, and management were in attendance. The board authorized management to retain Salomon Smith Barney to assist it in evaluating ways of enhancing shareholder value, including pursuing these inquiries. In April 1999, Olsten also engaged Warburg Dillon Read to assist it in this process in part because some representatives of Salomon Smith Barney with whom Olsten had worked in the past had moved to Warburg Dillon Read. Both firms acted throughout as financial advisors to Olsten.


    On March 18, 1999, Olsten's executive committee, consisting of Messrs. Victor F. Ganzi, John M. May, Stuart Olsten and Josh S. Weston, met to discuss alternative means of realizing the value of Olsten's businesses. The alternatives discussed included those considered earlier and consisted of Olsten's continuing as an independent entity, spinning off its health services business to Olsten's stockholders, merging Olsten with another company or disposing of its health services business in order to facilitate the consummation of a transaction involving its remaining operations. All members of the executive committee and representatives of Warburg Dillon Read and management were in attendance.



    Members of Olsten management (Messrs. Edward A. Blechschmidt, Anthony J. Puglisi and William P. Costantini) also regularly discussed with Warburg Dillon Read the status of a possible transaction.



    During late March through May 1999, as instructed by Olsten's board of directors, Warburg Dillon Read contacted a number of parties, including major strategic competitors in the staffing services industry or health services industry and financial buyers, regarding their potential interest in Olsten or its health services business. In April 1999, confidential memoranda containing information about Olsten and Olsten's health services business were prepared and distributed to seven interested parties, including Adecco, upon signing a confidentiality agreement. Two of the parties, including Adecco, expressed interest only in the staffing businesses and five expressed interest only in the health services business. In April 1999, Adecco commenced due diligence and Olsten retained Cahill Gordon & Reindel to advise it on legal matters.



    On May 4, 1999, the Olsten board reviewed the status of the process undertaken by Olsten and the status of negotiations with potential buyers.



    In May and June 1999, two bidders, including Adecco, submitted preliminary non-binding indications of interest for an acquisition of Olsten without the health services business and three bidders submitted preliminary non-binding indications of interest for an acquisition of the health services business alone. Olsten, in consultation with Warburg Dillon Read, evaluated the indications of interest and concluded that it would continue discussions with, and release additional information regarding Olsten to, these potential buyers.


    In May and early June 1999, Olsten, Adecco and their respective financial advisors held various conference calls and meetings to discuss a possible merger without Olsten's health services business.


    During May and June 1999, Olsten provided the five potential buyers, including Adecco, with access to a data room containing, among other items, materials pertaining to Olsten's corporate governance, employees and material contracts, management reports and financial and operating data.

Olsten's management also made itself available for question and answer sessions. While the potential buyers performed due diligence on Olsten, Warburg Dillon Read, as instructed by Olsten, continued to contact potential strategic and financial buyers.



    On June 14, 1999, the executive committee of Olsten met and resolved that the executive committee, together with Mr. Blechschmidt, be constituted as a special committee of the board of directors. The members of the special committee were Messrs. Blechschmidt, Ganzi, May, Olsten and Weston. All members of the executive committee (other than Mr. Ganzi), Messrs. Levine and Troubh, directors of Olsten, and representatives of Warburg Dillon Read, Salomon Smith Barney and management were in attendance. The special committee's authority was limited to entertaining, reviewing, and making recommendations to the board with respect to indications of interest and offers received by Olsten for the purchase of the health services business and/or Olsten. The special committee engaged Debevoise & Plimpton to advise it on legal matters.



    On June 14, 1999, the special committee met with Warburg Dillon Read and Salomon Smith Barney and directed the representatives of Warburg Dillon Read to discuss valuation issues with the investment bankers for Adecco and other interested parties. All members of the special committee (other than Mr. Ganzi), Messrs. Levine and Troubh, directors of Olsten, and Olsten's financial advisors were in attendance. In addition, the Warburg Dillon Read representatives were directed to schedule meetings with the five entities which had expressed an interest in a transaction with Olsten.



    In early July 1999, Adecco and another potential buyer submitted non-binding proposals for the acquisition of Olsten, without the health services business. None of the potential buyers who had earlier submitted non-binding indications of interest for an acquisition of the health services business submitted a non-binding proposal. Adecco's proposal was to acquire Olsten for $6.91 per share, payable 75% in stock and 25% in cash with assumed net debt of $374 million, while the second proposal was to acquire Olsten for $8.00 per share in cash, with assumed net debt of $720 million. Both proposals contemplated some additional amount being paid to Olsten class B common stockholders. While neither proposal was satisfactory in terms of value to be received by Olsten stockholders, the board concluded, in consultation with Olsten's financial advisors, that each merited further discussion.



    At a meeting on July 9, 1999, the special committee of Olsten reviewed with Warburg Dillon Read and Salomon Smith Barney the process by which bids were solicited and the non-binding proposals received from the two potential buyers. In addition, the special committee discussed the alternatives of separating out the health services business by sale, spin-off or split-off in the event a transaction with either potential buyer proceeded. All members of the special committee and representatives of Warburg Dillon Read, Salomon Smith Barney, Debevoise & Plimpton, Cahill Gordon & Reindel and management were in attendance.


    On July 14, 1999, the special committee met with Olsten's management and with Debevoise & Plimpton, counsel to the special committee, Cahill Gordon & Reindel, counsel to Olsten, and Warburg Dillon Read. At this meeting, the special committee reviewed the chronology of events and valuation matters.


    On July 21, 1999 Adecco and the other potential buyer submitted revised proposals to acquire Olsten without the health care services business. Both proposals were improved over the prior proposals. Adecco's economic proposal was to acquire Olsten for $8.63 per share, paid 75% in stock and 25% in cash, with assumed net debt of $750 million. The second proposal was to acquire Olsten for $8.15 per share in cash, with assumed debt of $750 million. Both proposals contemplated some additional amount being paid to Olsten class B common stockholders.



    On July 22, 1999, the board met to consider the possible sale of Olsten. All members of the board, representatives of Warburg Dillon Read, Salomon Smith Barney, Debevoise & Plimpton, Cahill Gordon & Reindel and Cravath Swaine & Moore, counsel to the Olsten family, and Mr. Steven E. Grabowski, a non-board representative of the Olsten family and brother-in-law of Stuart Olsten, were in attendance. It was the strong sense of the entire board, after full discussion at that meeting, that

Olsten common stockholders and class B common stockholders should be paid the same consideration for their shares of stock in Olsten even though each share of class B common stock is entitled to ten votes and each share of common stock is entitled to one vote and the holders of class B common stock control the majority of the combined votes of all stockholders and elect the majority of the Olsten board. The Olsten board decided at that meeting to establish an independent committee composed solely of non-management directors elected to the board by the holders of Olsten common stock. The independent committee was given limited authority to consider any proposal for the acquisition of all or any portion of Olsten pursuant to which some or all of the class B common stockholders would receive, directly or indirectly, different consideration for their shares of stock in Olsten than the common stockholders. The Olsten board of directors appointed Messrs. May and Weston to comprise the independent committee. The independent committee was to report its conclusions to the full Olsten board with respect to these matters. The independent committee retained Debevoise & Plimpton as its counsel, whereupon that firm resigned as counsel to the special committee. On the recommendation of Debevoise & Plimpton, the independent committee solicited and received the advice of Delaware counsel that the prior relationship of Debevoise & Plimpton with the Olsten board would not disqualify it as counsel to the independent committee. Debevoise & Plimpton had in the past advised the outside directors of the Olsten board first with respect to pending government investigations and then later in connection with the negotiation of a separation agreement between Olsten and Mr. Frank N. Liguori, Olsten's former chairman and chief executive officer, and the employment agreement between Olsten and Mr. Blechschmidt. Thereafter, the special committee played no further role in the negotiations, because the independent committee now represented the interests of the Olsten common stockholders with respect to any special compensation paid to the class B common stockholders, and the Olsten board represented the interests of the company as a whole.



    At the July 22, 1999 meeting, the board reviewed with Olsten's management and financial advisors the status of negotiations, due diligence, financial aspects of the two proposed transactions and remaining open issues. The Olsten board also reviewed the following strategic alternatives: (1) Olsten continuing as an independent entity; (2) a sale of Olsten as a whole; (3) a spin-off/split-off or sale of its health services business, separately or in connection with a sale of Olsten; and (4) the disposition of assets. In addition, Cahill Gordon & Reindel reviewed various legal issues with the Olsten board. After discussion, the Olsten board determined to pursue a split-off of Olsten's health services business and instructed management and Warburg Dillon Read to continue negotiations with Adecco and the other bidder, to further increase the consideration proposed by the two potential buyers and to inform both that the board would not approve a transaction structured with different consideration being paid for the different classes of Olsten stock.


    In late July 1999, Adecco submitted a revised proposal reflecting an increased valuation of the transaction to $8.75 per Olsten share, with Adecco paying for 50% of the Olsten stock in cash and the other 50% in ADSs. The second potential buyer did not increase its proposal. As a result, Olsten decided to pursue discussions with Adecco. As part of the discussions Adecco and Olsten agreed that, in conjunction with any merger, Olsten would split off its health services business to its stockholders in order to enable Olsten to meet Adecco's requirement that the health services business not be included in the businesses to be acquired by Adecco in the merger.

    Commencing July 27, 1999, Olsten, Adecco and their respective representatives had numerous conference calls to negotiate the terms of a merger agreement and related agreements. Adecco requested, as a condition to continued negotiations, that Olsten deal exclusively with it for a limited time to determine if an agreement could be reached. On August 4, 1999, Olsten agreed to negotiate exclusively with Adecco until August 20, 1999.

    From August 1 to August 9, 1999, Adecco and its legal and financial advisors conducted due diligence on Olsten at Olsten's offices in Melville, New York and elsewhere. At those meetings, representatives from Adecco, together with its advisors, discussed various matters relating to the business of Olsten with Olsten's management. On August 9, 1999, Olsten held a similar due diligence meeting with members of Adecco's management at Adecco's U.S. offices in Redwood City, California.

    On August 11, 1999, Olsten and Adecco and their respective legal and financial advisors met in New York to continue to negotiate the merger agreement and the related agreements. Negotiations continued through August 17, 1999.


    Also on August 11, 1999, Olsten issued a press release stating that it was in discussions regarding a possible significant transaction, but did not identify Adecco as a party to those discussions. The press release was issued in response to an inquiry from the New York Stock Exchange about the increased trading activity of Olsten common stock.



    On August 12, 1999, the board of Olsten held a special meeting with Olsten's senior management and legal and financial advisors to consider the merger agreement, the terms of Adecco's proposal of July 21, the results of due diligence and open issues. All board members and representatives of Warburg Dillon Read, Salomon Smith Barney, Debevoise & Plimpton, Cahill Gordon & Reindel and management were in attendance.


    On August 13, 1999, Olsten's representatives, Mr. Blechschmidt, president and chief executive officer of Olsten, and Mr. Olsten, chairman of Olsten, met with Klaus Jacobs, vice chairman and director of Adecco, Philippe Foriel-Destezet, chairman and director of Adecco, John Bowmer, chief executive officer of Adecco, and Felix Weber, chief financial officer of Adecco, to discuss the proposed transaction.


    Between July 22, 1999 and August 14, 1999, the independent committee convened numerous times by conference call with representatives of Debevoise & Plimpton to discuss the effect on Olsten's common stockholders of certain proposed terms of the transaction. In particular, the independent committee considered the possible payment by Adecco of a premium to the class B common stockholders, the terms of a consulting and non-competition agreement between Adecco and Mr. Olsten, and the possibility that the capital structure of Gentiva Health Services mirror the current two class capital structure of the company, which included high-vote stock and low-vote stock. The independent committee had numerous discussions with representatives of the class B common stockholders with respect to these matters.



    On August 14, 1999, the Olsten board held a special meeting to discuss the merger with Adecco and the split-off. All members of the board and representatives of Warburg Dillon Read, Salomon Smith Barney, Debevoise & Plimpton and Cahill Gordon & Reindel, management and Mr. Grabowski, a non-board representative of the Olsten family and brother-in-law of Stuart Olsten, were in attendance. At that meeting, Olsten's management reviewed the status of negotiations, including the resolution of previously open issues, the principal terms of the proposed transactions, the strategic reasons for the merger, including the split-off, and the material factors for and against the transaction. Olsten's legal advisor reviewed the principal terms of the merger agreement, the separation agreement and related legal issues. Olsten's financial advisors provided an overview of Adecco's business and reviewed with the board the financial analyses performed in their evaluation of the consideration to be received by holders of Olsten stock in the transaction. Based on the assumption that the terms of the definitive merger and separation agreements would remain substantially the same as those set forth in the drafts of the agreements provided to the financial advisors, Warburg Dillon Read and Salomon Smith Barney each rendered its oral opinion, subsequently confirmed by delivery of written opinions, to the effect that, as of the date of its opinion and based on and subject to the matters described in its opinion, the consideration to be received in the merger, including the split-off, was fair, from a financial point of view, to the holders of Olsten stock.



    At the August 14 meeting, the independent committee then reported that it had reviewed the proposed consulting and non-competition payments to be made to Mr. Olsten pursuant to a proposed agreement with Adecco and concluded that these payments did not provide preferential consideration for him in his capacity as a class B common stockholder. The committee also reported that since, among other things, Gentiva Health Services would have one class of common stock, it was satisfied that the consideration to be received by Olsten common stockholders and class B common stockholders in the merger and split-off was the same. After the principal terms and conditions of the proposed transactions negotiated as of that date were presented to the Olsten board by management and its legal and financial advisors, the Olsten board authorized management to negotiate and complete definitive agreements for the proposed transactions. The Olsten board unanimously approved the merger and all related transactions.


    On August 17, 1999, Olsten and Adecco entered into the merger agreement, separation agreement and the ancillary agreements.

    On August 18, 1999, Olsten and Adecco issued separate press releases announcing the transactions.


    On September 10, 1999, the Olsten compensation committee, comprised of Messrs. May, Troubh and Weston, reviewed the separation, consulting and non-competition agreements entered into in connection with the merger by Mr. Olsten, and by the following four Olsten executives: Messrs. Blechschmidt, Puglisi and Costantini and Ms. Maureen K. McGurl. All members of the compensation committee, Mr. Ganzi, a director of Olsten, and representatives of Warburg Dillon Read, Debevoise & Plimpton and Cahill Gordon & Reindel were in attendance. Following its review, the compensation committee approved the agreements.



    Subsequently, Mr. Olsten and the four executives each agreed with the request of the Olsten board to revise his or her agreement, which was made in light of the level of payments to be received from Adecco by the individuals, in order to reduce some of their benefits, and the Olsten board approved the revised agreements. The amounts to be paid by Adecco to Olsten executives pursuant to the revised agreements were reduced by the following total amounts:
Mr. Blechschmidt ($1.9 million), Mr. Puglisi ($1.9 million), Mr. Costantini ($1.4 million) and Ms. McGurl ($1.1 million). Each agreement (other than
Mr. Olsten's) originally provided for payments from Adecco to the individuals for waiving rights under Olsten's supplemental executive retirement plan and Olsten's change in control agreement. The agreements also provided for payments from Adecco not to compete with Adecco or to solicit its employees and (except for Ms. McGurl's) to consult with Adecco.



    The agreements also obligated Adecco to compensate Mr. Olsten and the four executives on an after tax basis for any excise taxes imposed upon them by reason of the receipt of amounts payable under their agreements or otherwise. Gentiva Health Services was required to take over Adecco's obligations regarding excise taxes following the merger. The revised agreements of Mr. Puglisi, Mr. Costantini and Ms. McGurl eliminated the obligation to compensate for excise tax exposure and eliminated the waiver of rights by the four executives under Olsten's supplemental executive retirement plan and the related payments to be received by the executives for their waiver; the revised agreement of Mr. Olsten limited the obligation of Gentiva Health Services to compensate him on an after-tax basis for excise taxes to no more than $1 million of excise taxes; and the revised agreement of Mr. Blechschmidt retained the obligation regarding excise tax exposure since this provision was in his Olsten employment agreement.



    The compensation committee had asked Debevoise & Plimpton to advise it with respect to the issues described above, and during late August and September Debevoise & Plimpton participated in various meetings and discussions regarding the resolution of those issues.


    The independent committee also reviewed Mr. Olsten's agreement and concluded that the benefits did not provide preferential consideration for him as a class B common stockholder. The independent committee reviewed the salary and bonus payments Mr. Olsten received in the past several years and noted the prominence of the Olsten name in the staffing business. The independent committee further compared the structure of Mr. Olsten's agreement with similar agreements between Adecco and members of Olsten management who are not class B common stockholders and concluded that the payments to be made to Mr. Olsten were not disproportionate given the time Mr. Olsten has spent with the company, his senior level of responsibility and the importance of the family name. Olsten management and Warburg Dillon Read had also advised the independent committee that they had been informed by Adecco that securing a consulting and non-competition agreement between Adecco and Mr. Olsten had always been particularly important to Adecco and was a part of the negotiations between the two companies and their principals.


    On December 22, 1999, the Olsten board held a special telephonic board meeting to approve the terms of a reorganization of Olsten's subsidiaries as contemplated by the merger agreement. The board also approved in principle a loan to Olsten from a subsidiary of Adecco. All board members other than Mrs. Olsten and Mr. Ganzi attended the meeting, along with Mr. Grabowski and representatives of Warburg Dillon Read, Salomon Smith Barney and Cahill Gordon & Reindel. As a result of the reorganization, Gentiva Health Services will become the parent of Olsten Health Services Holding Corp. The loan from Adecco, Inc., a subsidiary of Adecco, will be used in part to provide funds to Gentiva Health Services as contemplated by the separation agreement. This loan is more fully described in "The Merger--Bridge Loan."



    In late December 1999, Olsten determined that it had not included bank overdraft balances of its French subsidiary in calculating its total indebtedness for purposes of the separation agreement. As a result, the amount of cash to be contributed to Gentiva Health Services under the separation agreement would be substantially less than previously contemplated. Olsten determined that additional funds would be required to ensure Gentiva Health Services' liquidity. In early January 2000, Olsten requested Adecco to amend the separation agreement to permit Olsten to contribute additional funds to Gentiva Health Services or to loan funds to Gentiva Health Services on a subordinated basis. Adecco declined. At a special telephonic Olsten board meeting held on January 14, 2000, Olsten's board approved proceeding with a private placement of not less than $20 million of convertible trust preferred stock to be issued by a trust to be formed by Gentiva Health Services. All board members other than Messrs. Ganzi, Troubh and Weston were in attendance, along with Mr. Grabowski and representatives of Warburg Dillon Read, Salomon Smith Barney and Cahill Gordon & Reindel. Members of the Olsten family, Messrs. Blechschmidt, Ganzi, Levine, Troubh and Weston and some officers and management of Olsten and Gentiva Health Services have agreed to purchase these securities. The directors who have committed to purchase these securities did not participate in the vote on the private placement.



REASONS OF OLSTEN FOR THE MERGER; RECOMMENDATION OF OLSTEN'S BOARD


    Olsten's board of directors believes that the merger is fair to you and is in your best interest. At its August 14, 1999 meeting, Olsten's board unanimously approved the merger.


    The Olsten board viewed all of the factors described below, other than the negative matters identified on page 56 and those identified under "Risk Factors," as favorable to its approval and recommendation of the transaction. Although the Olsten board recognized the matters considered on page 56 and the matters described under "Risk Factors" in this proxy statement/prospectus as negative factors in its evaluation of the transaction, the Olsten board concluded that the potential benefits of the transaction substantially outweighed the risks.



    Olsten's board weighed both the material factors in favor of and against the merger and the merger agreement and determined that the material factors in favor of the merger outweighed the material factors against the merger. Consequently, it was Olsten's board's judgment that the merger is in the best interests of Olsten's stockholders.


    Set forth below are the material factors weighing in favor of the merger that Olsten's board considered in reaching its decision to approve the merger and to recommend that you vote for the merger:

    - the prospects of Olsten and Adecco indicate that the combined businesses will have a stronger presence in their markets than Olsten standing alone;

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    - the ability of stockholders to achieve a premium from the cash and ADSs from Adecco plus the value of the Gentiva Health Services common stock over the average market price at which Olsten's common stock had traded during the twelve month period leading up to August 10, 1999, the day before Olsten issued a press release stating that it was in discussions regarding a significant transaction;



    - the receipt of Adecco ADSs which will allow Olsten stockholders to continue to participate in the staffing services and information technology services businesses, whose performance could be enhanced as a result of its combination with Adecco's businesses, attributable in part to the greater size and financial strength of the combined company;


    - the ability to elect the form of consideration per share which enables those stockholders who wish to receive more cash to so elect and those stockholders who prefer to receive more Adecco ADSs to so elect;


    - the possibility that Olsten's future performance might not lead to a market price of Olsten's common stock in excess of the consideration that Olsten stockholders would receive as part of the proposed transaction;


    - the determination that the consideration to be received by Olsten common stockholders and class B common stockholders in the transaction was the same;

    - the potential beneficial effects on Olsten's employees and customers from the maintenance of Olsten's headquarters as the North American headquarters for Adecco;

    - the strong historical financial position and results of operations of Adecco;

    - the experience of Adecco's management in acquiring and consolidating other staffing companies;

    - Olsten's board's belief, after consultation with its legal counsel, that the regulatory approvals necessary to complete the merger could be obtained;


    - the history of Olsten's discussions with a number of parties, including major strategic competitors in the staffing services industry and health services industry and financial buyers, regarding their potential interest in Olsten or its health services business including, without limitation,
      (1) the status of negotiations with bidders that submitted preliminary non-binding indications of interest for an acquisition of Olsten without the health services business and bidders that submitted preliminary non-binding indications of interest for an acquisition of the health services business alone, (2) the efforts of Olsten in exploring other strategic initiatives to enhance stockholder value, including a spin-off of the health services business and Olsten continuing as an independent company, (3) the fair and ample opportunity provided to other parties to submit proposals to Olsten, and (4) the extensive arm's-length negotiations between Olsten and Adecco that resulted in the per share consideration to which Adecco has agreed;


    - the proposals of Adecco and the other potential buyer to acquire Olsten without the health care services business were each improved over their prior proposals: Adecco's economic proposal was to acquire Olsten for $8.75 per share, with Adecco paying for 50% of Olsten stock in cash and the other 50% in Adecco ADSs, with assumed net debt of $750 million and the second proposal was to acquire Olsten for $8.15 per share in cash, with assumed debt of $750 million;


    - the financial presentation of Olsten's financial advisors, Warburg Dillon Read and Salomon Smith Barney, to Olsten's board and the opinions of each of Warburg Dillon Read and Salomon Smith Barney as to the fairness, from a financial point of view, of the consideration to be received by the holders of Olsten stock in the merger, including the split-off, as more fully described below under "--Opinions of Olsten's Financial Advisors". Olsten does not currently intend to request updated opinions from Warburg Dillon Read and Salomon Smith Barney. If a significant event regarding the merger occurs, such as a material amendment to the merger agreement modifying the consideration provided for in the merger, or a material decrease in the trading price of Adecco ADSs, the Olsten board would consult with its management and legal and financial advisors and take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at that time, including general market, economic and business conditions;


    - the expected taxation of any gain recognized by Olsten stockholders as capital gain and the expected absence of any corporate level tax cost to Olsten;


    - the fact that Gentiva Health Services will have one class of stock;


    - enabling the health services business to have its own publicly-traded equity securities to finance its own growth opportunities and to incentivize management; and

    - allowing you and others to better evaluate the performance and future prospects of the health services business as an independent entity.

    Olsten's board of directors has set forth below the material factors weighing against the merger that it considered in reaching its decision to approve the merger agreement and to recommend that you vote for the merger:

    - Olsten's obligation to pay Adecco a termination fee of $40 million if the merger agreement is terminated because Olsten's board accepts a superior proposal;

    - the possibility that you could achieve more value over the long term from continued operation of Olsten as an independent company;

    - the merger will be taxable to Olsten's stockholders;


    - because Adecco will pay to Olsten's stockholders, in total, cash for half of the outstanding Olsten stock and the remainder in Adecco ADSs, Olsten stockholders may not receive the type of consideration that they elect;


    - that some or all of Olsten's stockholders will receive shares in a foreign company that is not subject to the same Securities and Exchange Commission disclosure requirements as is a U.S. company;

    - that some or all of Olsten's stockholders will receive shares in a foreign company and, therefore, will no longer enjoy the rights with respect to corporate action granted under Delaware law;

    - that holding shares of a foreign company entails risks different from those associated with a U.S. company; and


    - that the separate approval of the holders of Olsten common stock is not necessary to approve the transaction.



    The Olsten board considered the financial viability of Gentiva Health Services as an independent company and the split-off as an integral part of the merger. Set forth below are the material factors considered by the Olsten board in analyzing the separation agreement:



    - the financial condition, results of operation, business and prospects of Gentiva Health Services as an independent company;


    - the current health services staffing industry and market conditions;


    - the net debt of Gentiva Health Services, which will be no more than $100 million; and



    - the indemnification obligations of Gentiva Health Services.


    The foregoing discussion of the information and factors considered and given weight by the Olsten board is not exhaustive. The discussion includes all material factors considered by the Olsten board.

    When it was considering all of these factors, Olsten's board was aware of the interests of some of Olsten's executive officers and directors in the merger. These interests included:


    - accelerated vesting of currently unvested Olsten options as a result of the consummation of the merger as described under "The Merger Agreement--Treatment of Stock Options" and

      "Gentiva Health Services Prospectus--The Split-Off--Terms of the employee benefits allocation agreement--Equity based compensation plans;"



    - the indemnification provisions of the merger agreement as described under "The Merger Agreement--Indemnification and Insurance;"



    - accelerated vesting and payment of benefits under the Olsten supplemental executive retirement plan, as described under "Interests of Directors and Officers in the Merger Have Created Conflicts of Interest--Treatment of Supplemental Executive Retirement Plan," below;



    - cash payments by Adecco to Stuart Olsten, chairman of the board of Olsten, and to four Olsten executive officers in consideration for consulting services, covenants not to compete and, in the case of the executive officers, termination of their rights under their change in control or employment agreement (see "Interests of Directors and Officers in the Merger Have Created Conflicts of Interest--Separation, Consulting and Non-Competition Agreements with Adecco," below); and



    - cash payments by Gentiva Health Services to Stuart Olsten for entering into a non-competition agreement with Gentiva Health Services and to an Olsten executive officer for consulting services to Gentiva Health Services, as described under "Interests of Directors and Officers in the Merger Have Created Conflicts of Interest," below).



    In addition, the independent committee, established by the Olsten board consisting solely of non-management directors elected to the board by holders of Olsten common stock, concluded that the consulting and non-competition payments to be made to Mr. Olsten did not provide preferential consideration for him in his capacity as a class B common stockholder and that since, among other things, Gentiva Health Services would have one class of common stock, it was satisfied that the consideration to be received by Olsten common stockholders and class B common stockholders in the merger would be the same, and the Olsten board concurred.


    Olsten structured the merger, including the separation of the health services business from Olsten's other businesses, to achieve the strategic benefits discussed.

    Because of the variety of factors considered in connection with its evaluation of the merger, Olsten's board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Individual members of Olsten's board may have assigned different weights to different factors or may have considered additional factors not listed above.


    While the Olsten board did not specifically adopt the conclusions set forth in Warburg Dillon Read and Salomon Smith Barney's opinions based on their financial analysis of the transaction, the Olsten board did take into account, and placed reliance on, the analyses performed by, and the opinions rendered by, Warburg Dillon Read and Salomon Smith Barney.


    Olsten's board weighed both the material factors in favor of and against the merger and the merger agreement and determined that the material factors in favor of the merger outweighed the material factors against the merger. Consequently, it was Olsten's board's judgment that the merger is in the best interests of Olsten's stockholders.

    OLSTEN'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.

REASONS OF ADECCO FOR THE MERGER

    Adecco's board of directors believes that the merger presents Adecco with a number of important opportunities. These include:

    - making Adecco the leader, in terms of revenues, in the U.S. staffing industry and the worldwide information technology staffing business;

    - providing more comprehensive and diverse services to clients and additional career prospects for employees;

    - allowing Adecco to achieve cost savings through economies of scale;

    - acquiring a market leadership position in the eastern regions of the U.S. to complement Adecco's market leadership in the western regions of the U.S.;


    - potentially improving operating leverage and other synergies;


    - acquiring Olsten's excellent and well-established brand names; and

    - combining a highly competent and motivated joint management team and compatible corporate cultures to promote a positive environment for employees.

    Adecco's board of directors also considered the following negative factors in its analysis of the merger:

    - the possibility of over-valuation of Olsten by Adecco in establishing the total merger consideration;


    - the potential inability of Gentiva Health Services to assume the liabilities or to satisfy obligations incurred in connection with its health care services operations;


    - the uncertainty as to the value of, or the ability to achieve, the synergies, if any, to be realized as a result of the merger;

    - the diversion of Adecco management's attention, as a result of the merger, from general business concerns;

    - the potential inability to fully assimilate the operations and corporate culture of Olsten with those of Adecco following the merger; and

    - the significant increase in Adecco's total indebtedness outstanding as a result of the Olsten indebtedness acquired by Adecco and additional debt financings consummated in connection with the merger.

OPINIONS OF OLSTEN'S FINANCIAL ADVISORS

    OPINION OF WARBURG DILLON READ


    Olsten's board of directors retained Warburg Dillon Read to act as its co-financial advisor in connection with the board of directors' review of strategic alternatives. At the meeting of Olsten's board of directors held on August 14, 1999, Warburg Dillon Read delivered its oral opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, including a review of the definitive agreements for the transaction, the consideration to be received in the merger, including the split-off, was fair, from a financial point of view, to the holders of Olsten stock. The opinion was confirmed by delivery of a written opinion dated
August 17, 1999, the date of execution of the merger agreement.



    The following summary of the Warburg Dillon Read opinion is qualified in its entirety by reference to the full text of the opinion. The full text of the Warburg Dillon Read opinion sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken and is attached as Annex C-1 to this document. We encourage you to carefully read the Warburg Dillon Read opinion in its entirety.


    The Warburg Dillon Read opinion:

    - is directed to Olsten's board of directors;

    - relates to the fairness, from a financial point of view, of the consideration to be received in the merger, including the split-off, by holders of Olsten common stock and class B common stock;

    - addresses only the financial terms of the consideration to be received in the merger, including the split-off, by the holders of Olsten common stock and class B common stock; and

    - does not constitute a recommendation to holders of Olsten common stock and class B common stock about how to vote at the special meeting or as to which election these holders should make regarding the form of the consideration to be received in the merger.

    In arriving at its opinion, Warburg Dillon Read, among other things:

    - reviewed publicly available business and historical financial information relating to Olsten, Olsten's health services business and Adecco, including the reported prices and trading activity for the Olsten common stock, the Adecco common shares and the Adecco ADSs;

    - reviewed internal financial information and other data concerning the business and financial prospects of Olsten, Olsten's health services business and Adecco, including estimates and financial forecasts prepared by management of each company, which were provided to Warburg Dillon Read by Olsten and Adecco;


    - held discussions with members of senior management of Olsten, Olsten's health services business and Adecco regarding the business and prospects of Olsten, Olsten's health services business and Adecco, as well as other matters it believed relevant to its inquiry;



    - reviewed publicly available financial and stock market data with respect to selected companies in lines of business Warburg Dillon Read believed to be generally comparable to those of Olsten's staffing services business, Olsten's health services business and Adecco;



    - compared the financial terms of the merger, including the split-off, with the financial terms of selected other transactions that Warburg Dillon Read believed to be generally relevant;



    - considered a number of the pro forma effects of the merger, including the split-off, and related transactions on Adecco's financial statements;



    - reviewed drafts of the merger agreement and the separation agreement; and



    - considered other financial studies, analyses, investigations and information that it considered necessary or appropriate.


    In connection with its review, Warburg Dillon Read:

    - did not independently verify any of the information referred to above and, with Olsten's consent, relied on it as being complete and accurate in all material respects;

    - assumed, with Olsten's consent, that the financial forecasts, estimates and pro forma effects referred to above were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies;


    - assumed that, following the separation of the health services business, Gentiva Health Services would not have any material contingent liabilities except as reflected in Olsten's financial statements;



    - assumed that Adecco, Olsten and Gentiva Health Services would comply with all the material terms of the merger agreement and the separation agreement;



    - at Olsten's direction, did not make any independent evaluation or appraisal of any of the assets or liabilities of Olsten, Gentiva Health Services or Adecco, nor was Warburg Dillon Read furnished with any similar evaluation or appraisal;


    - assumed, with Olsten's consent, that the merger, including the split-off, will comply with applicable foreign, federal and state laws, including laws relating to the payment of dividends, bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer or other similar law affecting creditors' rights generally; and

    - did not specifically analyze the impact on any individual holder of Olsten common stock or class B common stock of exercising the election regarding the form of the consideration to be received in the merger.

    Warburg Dillon Read's opinion:

    - is necessarily based upon economic, monetary, market and other conditions as they existed as of the date of the opinion and should be evaluated based upon these conditions;


    - does not imply any conclusion as to the actual value of the Gentiva Health Services common stock, the Adecco ADSs or Adecco common shares when issued to the holders of Olsten common stock and class B common stock in the merger, including the split-off, or the prices at which these securities will trade subsequent to the merger, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities;


    - does not address or take into consideration the after-tax consequences to any holder of Olsten common stock or class B common stock of the merger, including the split-off, and the other transactions contemplated by the merger agreement; and

    - does not address Olsten's underlying business decision to effect the merger, including the split-off.

    In connection with its opinion, Warburg Dillon Read understood that Adecco and Olsten would treat the split-off as an integral part of the merger for all United States federal, state and local tax purposes, and that Adecco and Olsten expected that:


    - holders of Olsten common stock and class B common stock would be treated as having had a portion of their shares of Olsten common stock and class B common stock (equal in value to the value of the Gentiva Health Services common stock exchanged in the merger) redeemed by Olsten in a transaction governed by Section 302(a) of the Internal Revenue Code of 1986, as amended, and as having sold their remaining shares of Olsten common stock and class B common stock in a fully taxable transaction for consideration consisting of consideration to be received in the merger; and



    - Olsten would recognize gain, if any, with respect to the Gentiva Health Services common stock exchanged in the merger.


    Warburg Dillon Read was not asked to and did not recommend the specific consideration payable in the merger, which was determined through negotiation between Olsten and Adecco. At Olsten's direction, Warburg Dillon Read contacted third parties to solicit indications of interest in a possible transaction with Olsten, both in respect of Olsten as a whole, and in respect of Olsten's health services business. Warburg Dillon Read held discussions with a number of these parties before the date of its opinion. Olsten did not limit Warburg Dillon Read regarding the procedures to be followed or factors to be considered in rendering its opinion.


    In preparing its opinion, Warburg Dillon Read performed a variety of financial and comparative analyses. The material analyses are described below. The summary of these analyses is not a complete description of the analyses underlying Warburg Dillon Read's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, Warburg Dillon Read made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Warburg Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.



    In performing its analyses, Warburg Dillon Read made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Olsten, Adecco or Gentiva Health Services. No company, transaction or business used in those analyses as a comparison is identical to Olsten or Adecco or their businesses or Olsten's health services business or the merger, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.


    The estimates contained in the analyses performed by Warburg Dillon Read and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

    In the past, Warburg Dillon Read and its predecessors have provided investment banking services to Olsten and received customary compensation for the rendering of these services. In the ordinary course of its business, Warburg Dillon Read, its successors and affiliates may trade or have traded securities of Olsten or Adecco for their own account and, accordingly, may at any time hold a long or short position in such securities. Warburg Dillon Read and its affiliates, including UBS AG, may have other business relationships with Olsten and its affiliates and Adecco and its affiliates.

    OPINION OF SALOMON SMITH BARNEY


    Olsten retained Salomon Smith Barney to act as co-financial advisor in connection with the proposed transaction. In connection with this engagement, Olsten requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, of the consideration to be received in the transaction, to the holders of Olsten stock. On August 14, 1999, at a meeting of Olsten's board of directors held to evaluate the proposed transaction, Salomon Smith Barney delivered to Olsten's board of directors an oral opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, including a review of the definitive agreements for the transaction, the consideration to be received in the merger, including the split-off, was fair, from a financial point of view, to the holders of Olsten stock. This opinion was confirmed by delivery of a written opinion dated
August 17, 1999, the date of execution of the merger agreement.


    In arriving at its opinion, Salomon Smith Barney:

    - reviewed the merger agreement and related documents;

    - held discussions with senior officers, directors and other representatives and advisors of Olsten and senior officers and other representatives and advisors of Adecco concerning the operations and prospects of Olsten's health services, staffing services and information services businesses and Adecco;

    - examined publicly available business and financial information relating to Olsten's health services, staffing services and information services businesses and Adecco, as well as financial forecasts and other information and data for Olsten's health services, staffing services and information services businesses and Adecco, which the managements of Olsten and Adecco provided to or otherwise discussed with Salomon Smith Barney, including information relating to strategic implications and operational benefits anticipated to result from the merger;

    - reviewed the financial terms of the transaction as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Olsten common stock, Adecco common shares and Adecco ADSs, the financial condition and historical and projected earnings and other operating data of Olsten's health services, staffing services and information services businesses and Adecco, and the capitalization of Olsten and Adecco;

    - considered, to the extent publicly available, the financial terms of other transactions recently effected which it considered relevant in evaluating the merger;

    - analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations it considered relevant in evaluating Olsten's health services, staffing services and information services businesses and Adecco;

    - evaluated the potential pro forma financial impact of the merger on Adecco; and

    - conducted other analyses and examinations and considered other financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

    In rendering its opinion, Salomon Smith Barney assumed and relied on, without independent verification, the accuracy and completeness of all financial and other information and data that it reviewed or considered. With respect to these financial forecasts and other information and data, the managements of Olsten and Adecco advised Salomon Smith Barney that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Olsten and Adecco as to the future financial performance of Olsten's health services, staffing services and information services businesses and Adecco and the strategic implications and operational benefits anticipated to result from the merger.


    Salomon Smith Barney did not express any opinion as to what the value of the Adecco common shares, Adecco ADSs or Gentiva Health Services common stock actually will be when issued to Olsten stockholders in the transaction or the price at which the Adecco common shares, Adecco ADSs or Gentiva Health Services common stock will trade after the transaction. In addition, Salomon Smith Barney did not make, and was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Olsten's health services, staffing services and information services businesses or Adecco, and Salomon Smith Barney did not make any physical inspection of the properties or assets of those businesses or Adecco.


    In connection with its opinion, Salomon Smith Barney was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part Olsten, although Olsten advised Salomon Smith Barney that third party indications of interest were solicited by other representatives of Olsten. Salomon Smith Barney was not requested to consider, and its opinion does not address, the relative merits of the transaction as compared to any alternative business strategies that might exist for Olsten or the effect of any other transaction in which Olsten might engage. Salomon Smith Barney noted that its opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion. Although Salomon Smith Barney evaluated the consideration to be received in the merger, including the split-off, from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration to be paid or distributed in the transaction, which was determined through negotiation between Olsten and Adecco. No other instructions or limitations were imposed by Olsten on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.


    The full text of Salomon Smith Barney's written opinion dated August 17, 1999, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C-2 and incorporated into this document by reference. We encourage you to read this opinion carefully in its entirety. Salomon Smith Barney's opinion is directed to Olsten's board of directors and relates only to the fairness, from a financial point of view, of the consideration to be received in the merger, including the split-off, does not address any other aspect of the merger, the split-off, or related transactions and does not constitute a recommendation to any stockholders as to how to vote in the merger, the form of consideration to be elected by any stockholders in the merger or any other matter relating to the proposed transaction. The summary of Salomon Smith Barney's opinion included in this document is qualified in its entirety by reference to the full text of the opinion.



    In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses. The material analyses are described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.


    In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Olsten and Adecco. No company, transaction or business used in those analyses as a comparison is identical to Olsten or its businesses or the proposed transaction, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies, business segments or transactions being analyzed.

    The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

    Salomon Smith Barney's opinion and analyses were only one of many factors considered by Olsten's board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of Olsten's board of directors or management with respect to the proposed transaction or the consideration to be paid or distributed in the transaction.

    Salomon Smith Barney is familiar with Olsten, having provided investment banking services to Olsten in the past unrelated to the proposed transaction, for which services Salomon Smith Barney has received compensation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Olsten, Adecco and their respective affiliates. In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Olsten and Adecco for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities.

    JOINT FINANCIAL ANALYSES OF OLSTEN'S FINANCIAL ADVISORS


    The following is a summary of each of the material financial analyses jointly prepared and presented by Warburg Dillon Read and Salomon Smith Barney in connection with the rendering of their respective opinions. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses of the financial advisors, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of the financial advisors.

    OLSTEN ANALYSES

    SELECTED COMPANIES ANALYSIS. Warburg Dillon Read and Salomon Smith Barney reviewed and compared selected financial information and public market multiples of Olsten and the following 14 other selected companies in the staffing services industry:

    - Adecco

    - CDI Corporation

    - Interim Services Inc.

    - Kelly Services, Inc.

    - Labor Ready, Inc.

    - Manpower Inc.

    - Randstadt Holding N.V.

    - RemedyTemp, Inc.

    - Robert Half International Inc.

    - Select Appointments plc

    - SOS Staffing Services, Inc.

    - StaffMark, Inc.

    - Vedior NV

    - Westaff, Inc.

    Warburg Dillon Read and Salomon Smith Barney chose the selected companies because they were publicly-traded companies that, for purposes of the analysis, the financial advisors considered reasonably similar to Olsten in that these companies operate in the staffing services industry. The selected companies may significantly differ from Olsten based on, among other things, the size of the companies, the geographic coverage of the companies' operations, and the particular specialties within the staffing services industry that the companies focus on.


    Warburg Dillon Read and Salomon Smith Barney reviewed, among other things, enterprise values, calculated as the market value of fully diluted equity securities plus indebtedness and minority interests less cash, as of August 13, 1999, as a multiple of actual trailing 12 months and estimated calendar 1999 and 2000 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Warburg Dillon Read and Salomon Smith Barney then compared the implied multiples derived for the selected companies with the multiples implied in the merger for Olsten, excluding Olsten's health services business, based on the estimated transaction value of the merger. For purposes of determining the estimated transaction value of the merger, Warburg Dillon Read and Salomon Smith Barney assumed merger consideration of $8.75 per share of Olsten stock, about $750 million in Olsten indebtedness and about $28 million in minority interests to be assumed by Adecco, and net operating losses with a net present value of about $55 million to be acquired by Adecco. Actual trailing
12 months data for Olsten, excluding Olsten's health services business, were based on historical financial information prior to Olsten's filing of its amended 10-K and 10-Qs on October 1, 1999. Estimated financial data for Olsten, as a whole, Adecco and the selected companies were based on publicly available research analysts' estimates. Estimated financial data for Olsten, excluding Olsten's health services business, were based on internal estimates of the management of Olsten. This analysis indicated the following implied multiples for the selected companies, as compared to the multiples implied in the merger for Olsten, excluding Olsten's health services business, based on the estimated transaction value of the merger:


                                            IMPLIED RANGE OF MULTIPLES
                                               OF SELECTED COMPANIES             IMPLIED MULTIPLES OF OLSTEN, EXCLUDING
                                     -----------------------------------------     OLSTEN'S HEALTH SERVICES BUSINESS,
ENTERPRISE VALUE                       LOW        MEAN      MEDIAN      HIGH      BASED ON TRANSACTION VALUE OF MERGER
----------------                     --------   --------   --------   --------   --------------------------------------
Actual trailing 12 months EBITDA...    4.6x       9.1x       7.3x      20.0x                      9.0x
Estimated calendar 1999 EBITDA.....    3.6x       7.7x       7.0x      17.1x                      8.2x
Estimated calendar 2000 EBITDA.....    3.2x       6.6x       5.7x      14.4x                      7.2x

    SELECTED TRANSACTIONS ANALYSIS. Warburg Dillon Read and Salomon Smith Barney reviewed and compared publicly available information relating to the following seven selected transactions in the staffing services industry consummated since 1996:

ACQUIROR                                       TARGET
--------                                       ------
- Interim Services, Inc.                       Norell Corporation
- StaffMark, Inc.                              Robert Walters plc
- Randstadt Holdings N.V.                      Strategix Solutions, Inc.
- The Corporate Services Group plc.            Metamor Worldwide, Inc. (Corestaff Services)
- Adecco                                       TAD Resources International
- Interim Services, Inc.                       Michael Page Group plc
- Adia SA                                      Ecco SA

    Warburg Dillon Read and Salomon Smith Barney chose the selected transactions because they were business combination transactions that, for purposes of the analysis, the financial advisors considered reasonably similar to the merger in that these transactions involved one or more publicly-traded companies in the staffing services industry. The selected transactions may significantly differ from the merger based on, among other things, the size of the transactions, the form of consideration paid in the transactions, the structure of the transactions, and the date the transactions were consummated.


    Warburg Dillon Read and Salomon Smith Barney reviewed, among other things, enterprise values as a multiple of actual trailing 12 months EBITDA and actual trailing 12 months earnings before interest and taxes, commonly referred to as EBIT. Warburg Dillon Read and Salomon Smith Barney then compared the implied multiples derived for the selected transactions with the multiples implied in the merger for Olsten, excluding Olsten's health services business, based on the estimated transaction value of the merger. All multiples for the selected transactions were based on publicly available information at the time of the announcement of the particular selected transaction. Actual trailing 12 months data for Olsten, excluding Olsten's health services business, were based on historical financial information prior to Olsten's filing of its amended 10-K and 10-Qs on October 1, 1999. Warburg Dillon Read and Salomon Smith Barney noted that there had been significant general deterioration in the performance of staffing services companies over the past 12 months. Therefore, Warburg Dillon Read and Salomon Smith Barney believed that the most relevant transaction was Interim Services, Inc.'s acquisition of Norell Corporation, which was announced on March 25, 1999 and consummated on July 2, 1999. This analysis indicated the following implied multiples for the Interim Services/Norell transaction as compared to the multiples implied in the merger for Olsten, excluding Olsten's health services business, based on the estimated transaction value of the merger:


                                                                        IMPLIED MULTIPLES OF OLSTEN, EXCLUDING
                                         IMPLIED MULTIPLES OF INTERIM     OLSTEN'S HEALTH SERVICES BUSINESS,
ENTERPRISE VALUE                         SERVICES/NORELL TRANSACTION     BASED ON TRANSACTION VALUE OF MERGER
----------------                         ----------------------------   --------------------------------------
Actual trailing 12 months EBITDA.......              6.7x                                 9.0x
Actual trailing 12 months EBIT.........              8.4x                                11.9x

    DISCOUNTED CASH FLOW ANALYSIS. Warburg Dillon Read and Salomon Smith Barney performed a discounted cash flow analysis, using internal estimates of the management of Olsten, with respect to Olsten's businesses and operations other than Olsten's health services business in order to derive an implied enterprise value reference range for those businesses and operations as if such businesses and operations were to continue on a stand-alone basis. This analysis was based on:

    - the present value of the estimated unlevered, after-tax free cash flows that those businesses could generate over the five-year period 1999 through 2003; and

    - the future 2004 exit value of those businesses and operations based on a range of multiples applied to estimated future 2004 EBITDA.

    For purposes of this analysis, Warburg Dillon Read and Salomon Smith Barney used discount rates of 11.0% to 12.0%, which were based on Olsten's estimated weighted average cost of capital, including debt, and terminal 2004 EBITDA multiples of 5.5x to 6.5x, which were derived by reference to the implied public market trading multiples of enterprise value to estimated calendar year 1999 EBITDA for Olsten and 14 other selected companies in the staffing services industry. This analysis indicated an implied enterprise reference range for Olsten's businesses and operations other than Olsten's health services business of about $1,021 million to $1,251 million, as compared to the estimated transaction value of the merger of about $1,438 million.

    ADECCO ANALYSES

    SELECTED COMPANIES ANALYSIS. Warburg Dillon Read and Salomon Smith Barney reviewed and compared selected financial information and public market multiples of Adecco and the following 14 other selected companies in the staffing services industry:

    - CDI Corporation

    - Interim Services Inc.

    - Kelly Services, Inc.

    - Labor Ready, Inc.

    - Manpower Inc.

    - Olsten

    - Randstadt Holding N.V.

    - RemedyTemp, Inc.

    - Robert Half International Inc.

    - Select Appointments plc

    - SOS Staffing Services, Inc.

    - StaffMark, Inc.

    - Vedior NV

    - Westaff, Inc.

    Warburg Dillon Read and Salomon Smith Barney chose the selected companies because they were publicly-traded companies that, for purposes of the analysis, the financial advisors considered reasonably similar to Adecco in that these companies operate in the staffing services industry. The selected companies may significantly differ from Adecco based on, among other things, the size of the companies, the geographic coverage of the companies' operations, and the particular specialties within the staffing services industry that the companies focus on.

    Warburg Dillon Read and Salomon Smith Barney reviewed enterprise values, as of August 13, 1999, as a multiple of actual trailing 12 months and estimated calendar 1999 and 2000 EBITDA, and equity values, calculated as per share closing stock prices on August 13, 1999, as a multiple of estimated 1999 and 2000 earnings per share, commonly referred to as EPS. Warburg Dillon Read and Salomon Smith Barney then compared the implied multiples derived for the selected companies with the multiples implied for Adecco based on the closing stock prices of Adecco common shares on August 13, 1999. Estimated financial data for Adecco and the selected companies were based on publicly available research analysts' estimates. This analysis indicated the following implied multiples for the selected companies, as compared to the implied multiples for
Adecco:

                                                   IMPLIED RANGE OF MULTIPLES
                                                      OF SELECTED COMPANIES             IMPLIED MULTIPLES OF ADECCO
                                                   --------------------------            BASED ON AUGUST 13, 1999
ENTERPRISE VALUE                              LOW        MEAN      MEDIAN      HIGH         CLOSING STOCK PRICE
----------------                            --------   --------   --------   --------   ---------------------------
Actual trailing 12 months EBITDA..........    4.6x       9.1x       7.3x      20.0x                20.0x
Estimated calendar 1999 EBITDA............    3.6x       7.7x       7.0x      17.1x                17.1x
Estimated calendar 2000 EBITDA............    3.2x       6.6x       5.7x      14.4x                14.4x

EQUITY VALUE
------------------------------------------

Estimated calendar 1999 EPS...............    6.3x      15.4x      14.1x      28.2x                28.2x
Estimated calendar 2000 EPS...............    5.5x      12.8x      12.4x      22.9x                22.9x

    Warburg Dillon Read and Salomon Smith Barney also compared the ratio of equity value per share over estimated 2000 EPS over the estimated five-year EPS growth rates for Adecco and the selected companies, which indicated a ratio of about 100% for Adecco and low, mean, median and high ratios of about 32%, 71%, 76% and 114%, respectively, for the selected companies.

    DISCOUNTED CASH FLOW ANALYSIS. Warburg Dillon Read and Salomon Smith Barney performed a discounted cash flow analysis, using internal estimates of the management of Adecco, in order to derive an implied enterprise reference range for Adecco on a stand-alone basis, without giving effect to the merger. This analysis was based on:

    - the present value of the estimated unlevered, after-tax free cash flows that Adecco could generate over the five-year period 1999 through 2003; and

    - the future 2004 exit value of Adecco based on a range of multiples applied to its estimated future 2004 EBITDA.

    For purposes of this analysis, Warburg Dillon Read and Salomon Smith Barney used discount rates of 7.5% to 8.5%, which were based on Adecco's estimated weighted average cost of capital, including debt and terminal 2004 EBITDA multiples of 11.5x to 12.5x, which were derived by reference to the implied public market trading multiples of enterprise value to estimated calendar year 1999 EBITDA for Adecco and two other selected European-based staffing services companies, Ranstadt Holdings N.V. and Vedior NV. This analysis implied a per share equity reference range for Adecco of about 826 Swiss francs to 930 Swiss francs, as compared to the closing price of Adecco common shares on August 13, 1999 of 860 Swiss francs.

    PRO FORMA MERGER ANALYSIS

    Warburg Dillon Read and Salomon Smith Barney analyzed the potential pro forma financial effects of the merger on Adecco's estimated EPS for 1999 and 2000, based on internal estimates of the managements of Olsten and Adecco. This analysis indicated that the merger could have an accretive effect on Adecco's EPS before amortization of goodwill in 1999 and 2000. The actual results achieved by the combined company may vary from projected results and the variations may be material.

    OTHER FACTORS

    In rendering their opinions, Warburg Dillon Read and Salomon Smith Barney considered other factors for informational purposes, including:

    - a business, financial and shareholder profile of Adecco;

    - selected published analysts' reports on Adecco, including calendar years 1999 and 2000 EPS estimates of those analysts;

    - the recent trading history of Adecco ADSs and Adecco common shares relative to the Swiss Market Index and S&P 500 Index, including a comparison of the closing prices and trading volumes for Adecco ADSs and Adecco common shares;

    - implied trading multiples for selected health services businesses; and

    - historical and projected financial information for Olsten's health services business prepared by the management of Olsten.

    FEE ARRANGEMENT

    Olsten has agreed to pay Warburg Dillon Read and Salomon Smith Barney for their financial advisory services upon completion of the transaction a total fee equal to a percentage of the total consideration, including liabilities assumed, distributed and payable in the merger. The total fee payable to Warburg Dillon Read and Salomon Smith Barney in connection with the transaction is estimated to be about $10.6 million. Olsten also has agreed to reimburse Warburg Dillon Read and Salomon Smith Barney for their reasonable travel and other out-of-pocket expenses, including the reasonable fees and expenses of legal counsel. Olsten also has agreed to indemnify Warburg Dillon Read, Salomon Smith

Barney and related parties against liabilities, including liabilities under the federal securities laws, arising out of their engagement.

    Olsten selected Warburg Dillon Read and Salomon Smith Barney based on their experience, expertise and reputation. Warburg Dillon Read and Salomon Smith Barney are internationally recognized investment banking firms that regularly engage in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.


INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER HAVE CREATED CONFLICTS OF
  INTEREST


    Some members of Olsten's management and Olsten's board of directors may be deemed to have interests in the merger in addition to their general interests as Olsten stockholders. Olsten's board was aware of these potential conflicts of interest and considered them, among other factors, in approving the merger. These interests included:


    - accelerated vesting of currently unvested Olsten options as a result of the consummation of the merger as described under "The Merger Agreement--Treatment of Stock Options" and in "Gentiva Health Services Prospectus--The Split-Off--Terms of the employee benefits allocation agreement--Equity Based Compensation Plans;"



    - the indemnification provisions of the merger agreement as described under "The Merger Agreement--Indemnification and Insurance;"



    - accelerated vesting and payment of benefits under the Olsten supplemental executive retirement plan, as described under "--Treatment of Supplemental Executive Retirement Plan," below;



    - cash payments to Stuart Olsten, chairman of the board of Olsten, and to four executive officers, Messrs. Blechschmidt, Puglisi and Costantini, and Ms. McGurl, in consideration for consulting services, covenants not to compete and, in the case of the executive officers, termination of their rights under their change in control or employment agreement (see "--Separation, Consulting and Non-Competition Agreements," below); and



    - some of Olsten's and Gentiva Health Services' directors, officers and management and members of the Olsten family have committed to purchase about $20 million face amount of convertible trust preferred securities to be issued by a trust, the common stock of which will be wholly-owned by Gentiva Health Services, in a private placement exempt from the registration requirements of the Securities Act (See "--Gentiva Health Services Convertible Trust Preferred Securities Commitments" below).



    Mr. Olsten will be appointed as a director of Adecco when the merger is complete. Following the merger, all of the directors of Olsten, other than Mrs. Miriam Olsten, and some officers of Olsten will be directors and officers of Gentiva Health Services. One executive officer, Ms. McGurl, will be retained as a consultant of Gentiva Health Services for six months for a lump sum of $200,000 payable by Gentiva Health Services when the merger is completed. In addition, Mr. Olsten agreed with Gentiva Health Services not to compete with that company for a period of four years for a lump sum of $250,000, payable by Gentiva Health Services when the merger is completed. Mr. Blechschmidt will become chairman of the board, president and chief executive officer of Gentiva Health Services.



    As of January   , 2000, 15 executive officers and directors of Olsten,
collectively, beneficially owned a total of           shares of Olsten common
stock, representing    % of the outstanding Olsten common stock and    % of the
total voting power of Olsten stock, and           shares of Olsten class B
common stock, representing    % of the outstanding class B common stock and    %
of total voting power of Olsten stock, in each case, excluding shares subject to outstanding stock options. All of these shares will be treated in the merger in the same manner as shares of Olsten common stock and Olsten class B common stock held by other stockholders of Olsten.



    As of January   , 2000, the executive officers of Olsten, collectively, also
held options to purchase a total of           shares of Olsten common stock and
          shares of class B common stock
pursuant to Olsten's stock option plans,           of which options to purchase
Olsten common stock and all of which options to purchase class B common stock
were exercisable on or prior to that date. In addition, as of January   , 2000,
the non-employee directors of Olsten, collectively, held options to purchase a
total of           shares of Olsten common stock and a total of           shares
of class B common stock, and an employee director of Olsten who is not an
executive officer held options to purchase a total of           shares of common
stock. Upon the consummation of the merger, all of the options held by the executive officers and directors will immediately become exercisable in full. The treatment of these options is described under "The Merger Agreement--Treatment of Stock Options" and in "Gentiva Health Services Prospectus--The Split-Off--Manner of Effecting the Split-Off; Treatment of Olsten Stock Options."


SEPARATION, CONSULTING AND NON-COMPETITION AGREEMENTS WITH ADECCO


    Messrs. Olsten, Blechschmidt, Puglisi, executive vice president and chief financial officer, and Costantini, executive vice president and general counsel, and Maureen K. McGurl, senior vice president, human resources, of Olsten, have entered into separation, consulting and non-competition agreements which will become effective only upon the completion of the merger. Each agreement provides that at the effective time of the merger, the executive's employment will terminate and, other than Ms. McGurl's, the executive will become a consultant to Adecco. Each agreement, other than Ms. McGurl's, has a consulting term of four years, or, in the case of Mr. Olsten, five years. The executives are also obligated to maintain the confidentiality of information about Olsten.



    Under these agreements Messrs. Olsten, Blechschmidt, Puglisi and Costantini and Ms. McGurl will receive the payments from Adecco as set forth in the table below in consideration for (1) termination of their current change in control agreements or, in the case of Mr. Blechschmidt, his employment agreement,
(2) agreements not to compete with Adecco and not to solicit its employees during the term of their agreements and (3) other than Ms. McGurl's, consulting services to Adecco over the term of their agreements. Also set forth on this table is the payment under change of control agreements to be made (1) by Gentiva Health Services to Robert A. Fusco, the past president of Olsten's health services business prior to the merger, who tendered his resignation in late 1999 effective upon the split-off and (2) by Adecco to all other executive officers of Olsten as a group. This table also sets forth for each of these individuals the amount of cash they will receive for their Olsten stock held as
of January   , 2000 in connection with the merger, assuming that they receive
$8.75 in cash per share from Adecco for each of their shares of Olsten stock.



                               CHANGE IN
                              CONTROL AND         NON COM-                     TOTAL        OLSTEN
                         EMPLOYMENT AGREEMENTS    PETITION     CONSULTING     PAYMENT        STOCK
                         ---------------------   -----------   ----------   -----------   -----------
Olsten.................               --         $ 9,000,000   $1,000,000   $10,000,000   $42,775,687
Blechschmidt...........       $1,350,000           2,550,000      100,000     4,000,000       980,000
Puglisi................          791,900           2,500,000      200,000     3,491,900       107,188
Costantini.............          686,600           2,100,000      400,000     3,186,600       118,825
McGurl.................          577,400             400,000           --       977,400            --
Fusco..................        2,300,000                  --           --     2,300,000       456,094
All other executive
  officers as a
  group................        3,356,675                  --           --     3,356,675       194,171
                              ----------         -----------   ----------   -----------   -----------
Total..................       $9,062,575         $16,550,000   $1,700,000   $27,312,575   $44,631,965
                              ==========         ===========   ==========   ===========   ===========



    The executives and their dependents will also receive medical coverage for up to three years (five years in the case of Mr. Olsten), and will be reimbursed for reasonable business expenses (including, in the case of Mr. Olsten, up to $1,000 a month for automobile lease payments until the earlier of the end of the agreement term or the lease). Messrs. Olsten and Blechschmidt will be compensated, on an after tax basis, for excise taxes (no more than $1 million of excise taxes in the case of Mr. Olsten) imposed by reason of the receipt of amounts payable under the separation, consulting and non-competition agreements or otherwise, which obligation Gentiva Health Services will assume under the separation agreement. No amounts are payable under the agreements unless the merger is completed, at which time Olsten, which at that time will be a wholly-owned subsidiary of Adecco, will be obligated to make the payments as are required by the agreements.


TREATMENT OF SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


    Before the merger, Olsten will amend its supplemental executive retirement plan to provide that employees of Gentiva Health Services and Mr. Blechshmidt will cease accruing benefits under the supplemental executive retirement plan as of a specified transfer date. As of the transfer date, the accrued benefits of employees of Gentiva Health Services and Mr. Blechschmidt will be vested in full. As of the transfer date, Gentiva Health Services will establish a nonqualified supplemental executive retirement plan substantially similar to the Olsten plan and will assume all liabilities and obligations under the Olsten plan with respect to the employees of Gentiva Health Services, Mr. Blechshmidt and the former employees of Olsten. The Olsten supplemental executive retirement plan will be terminated after the transfer date but before the merger, and the accrued benefits of each participant will be vested in full at that time and distributed in the form of a lump-sum payment as soon as administratively practicable thereafter. As of September 1, 1999, the accrued benefits were as follows: Mr. Olsten, $1,579,320, Mr. Blechschmidt, $3,700,000; Mr. Puglisi, $350,231; Mr. Costantini, $342,720; Ms. McGurl, $71,026; Mr. Fusco, $1,150,326;
and all other executive officers as a group, $1,101,191.



SPECIAL DIRECTORS' FEES



    On November 11, 1999, the Olsten board approved special compensation for the directors for their efforts and time dedicated to the merger and waived any fees otherwise due for committee and board meetings from August 15 through November 8, 1999. Outside directors who are members of the executive committee, the independent committee and the compensation committee each received a flat fee of $15,000 for each committee membership, with a cap of $35,000 in the case of membership on all three committees. In addition, Mr. Ganzi received a special ex officio fee of $20,000, and outside directors who are not members of any of these committees received a fee of $5,000. The total special compensation paid under these arrangements was $130,000.



GENTIVA HEALTH SERVICES CONVERTIBLE TRUST PREFERRED SECURITIES COMMITMENTS



    In January 2000, some directors, officers and management of Olsten and Gentiva Health Services and members of the Olsten family entered into commitment letters with Gentiva Health Services requiring them to purchase at the closing of the merger about $20 million of 10% convertible trust preferred securities to be issued by a trust, the common stock of which will be wholly-owned by Gentiva Health Services. The commitments were in the following aggregate amounts:
Stuart, Miriam and Cheryl Olsten, $15 million together; Mr. Blechschmidt,
$2 million; Messrs. Ganzi, Troubh and Weston, $1 million each; Messrs. Levine and Fusco, $250,000 each; and other officers and management of Olsten and Gentiva Health Services, a total of $500,000. The commitments terminate if the merger is not completed by May 31, 2000 or if Olsten or Adecco terminates the merger agreement. The convertible trust preferred securities will be offered in a private placement exempt from the registration requirements of the Securities Act. To fund the trust, Gentiva Health Services will issue about $20 million of convertible subordinated debentures to the trust on the same terms as the 10% convertible trust preferred securities. For a more complete description of the convertible trust preferred securities, see "The Merger -- Gentiva Health Services Convertible Trust Preferred Securities Issuance."

DELISTING AND DEREGISTRATION OF OLSTEN COMMON STOCK

    If the merger is completed, Olsten common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

ACCOUNTING TREATMENT

    The merger will be accounted for using the purchase method of accounting under U.S. GAAP with Adecco as the acquiror.

SOURCES OF FUNDS


    Adecco will require financing of about CHF 531 million ($356 million) to fund the cash portion of the merger consideration, about CHF 616 million
($413 million) to pay certain Olsten debt and approximately CHF 325 million ($218 million) to satisfy contractual obligations and transaction costs associated with the merger, for a total of CHF 1,472 million ($987 million). In addition, Adecco will require CHF 746 million ($500 million) to refinance outstanding Adecco indebtedness maturing in February 2000, and additional financing for operations.



    Meridian B.V., a wholly-owned subsidiary of Adecco, completed in November 1999 an offering of [EURO]360 million (CHF 576 million, $387 million) in total principal amount of its 1.50% guaranteed convertible notes due 2004, the entire net proceeds of which are available to Adecco. $30 million (CHF 45 million) of the total net proceeds from the convertible note offering will be used to advance a loan in the same amount by Adecco, Inc. to Olsten. The convertible notes are guaranteed on a senior unsecured basis by Adecco and are convertible in total, into about 540,000 Adecco common shares. Adecco also completed in December 1999 an offering of 600,000 of its common shares for a total net proceeds of CHF 515 million ($345 million). Neither of the offerings was made in or to residents of the United States. Adecco will be required to complete additional financing generating net proceeds of about CHF 334 million
($223 million) to fund the anticipated cash requirements of the merger. Adecco has received an indicative term sheet for a credit agreement providing for two revolving credit facilities, with total borrowings available under those facilities of up to CHF 1.5 billion ($1 billion) to fund the remainder of its cash requirements for the merger, to refinance its debts and to finance its operations. See "Risk Factors--Adecco's ability to complete the merger depends on its ability to raise additional financing."


REGULATORY MATTERS


    As required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Olsten and Adecco filed a Notification and Report Form for review with the Federal Trade Commission and the Department of Justice on August 26, 1999. Under the Hart-Scott-Rodino Act, Olsten and Adecco could not complete the merger until they satisfy the waiting period requirements. On September 9, 1999, Olsten and Adecco received notification of early termination of the waiting period under the Hart-Scott-Rodino Act. No additional filings or waiting period is applicable with respect to the merger pursuant to the Hart-Scott-Rodino Act and the rules promulgated under the Hart-Scott-Rodino Act. Notwithstanding the early termination of the Hart-Scott-Rodino waiting period, at any time before or after the completion of the merger, the U.S. antitrust authorities could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin consummation of the merger or seeking the divestiture of substantial assets of Adecco and/or Olsten. Olsten and Adecco do not believe that such action is likely. However, there can be no assurance that U.S. antitrust authorities and/or private parties will not challenge the merger on antitrust grounds, or if such challenge is made, what the result will be.


    On October 29, 1999, the Commission of the European Communities notified Olsten and Adecco that it would not oppose the merger. In addition, on November 15, 1999, the Canadian Competition

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Bureau issued an advance ruling certificate indicating that there are not sufficient grounds to challenge the merger under the Competition Act. Olsten and Adecco will also make post-closing filings with the regulatory authorities in Brazil and Argentina.


    The obligations of Olsten and Adecco to consummate the merger are subject to the condition that there be no temporary restraining order, preliminary or permanent injunction or other order by any court or governmental or regulatory authority of competent jurisdiction prohibiting consummation of the merger. Each party has agreed to use all reasonable best efforts to have any such injunction or order lifted.



    Gentiva Health Services is required to obtain regulatory approvals or make notifications to some regulatory authorities in order to complete the split-off. Gentiva Health Services cannot assure you that it will secure all of these regulatory approvals on a timely basis, if at all. All of the requisite applications or notifications with each of the applicable regulatory authorities have been filed. Based on prior correspondence with these regulatory authorities, Gentiva Health Services believes that it will satisfy all prior approval requirements. If, however, Gentiva Health Services is unable to secure these approvals on a timely basis, it could be subject to sanctions under existing state laws. These sanctions could take the form of fines, or potentially, enforcement actions to suspend Gentiva Health Services' ability to do business in these states.


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                                   THE MERGER

THE MERGER AGREEMENT

    THE FOLLOWING SUMMARY OF THE TERMS OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX B TO, AND IS INCORPORATED BY REFERENCE IN, THIS PROXY STATEMENT/PROSPECTUS. YOU ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE MERGER.

    The merger agreement provides that, following the approval of the merger by the stockholders of Olsten and the satisfaction or waiver of the other conditions to the merger, Staffing Acquisition Corporation, a wholly-owned subsidiary of Adecco, will merge with and into Olsten, with Olsten as the surviving corporation in the merger. As a result of the merger, Olsten will become a wholly-owned subsidiary of Adecco.

    Other than with respect to the shares of Olsten stock held by (1) Adecco,
(2) Olsten, (3) any of Adecco's or Olsten's subsidiaries or (4) any stockholder who properly dissents from the merger, each share of Olsten stock outstanding at the time of the merger will be converted into the right to receive:

        1) either:

           -  $8.75 in cash, without interest;

           - 0.12472 of an Adecco ADS, representing 0.01559 of an Adecco common share; or

           -  a combination of both; and


        2) 0.25 of a share of common stock of Gentiva Health Services.



    For each share of Olsten stock that you hold, you may elect to receive either cash or Adecco ADSs. Adecco will allow holders of Olsten stock to elect to receive one Adecco common share for every eight Adecco ADSs the holders would otherwise be entitled to receive. Despite your election, you may receive a combination of both Adecco ADSs and cash. A number of outstanding shares of Olsten stock equal to about 50% of the total number of shares of Olsten stock outstanding immediately prior to the effective time of the merger will be exchanged for cash, and the balance for Adecco ADSs. If you choose not to make an election, you will receive the consideration not elected by the Olsten stockholders who do make an election. In addition, if you make a demand for appraisal, you will be deemed to have made a cash election, despite your election of the form of merger consideration and regardless of whether you withdraw your demand for appraisal.



    If, after having surrendered all of the shares of Olsten stock that you own, you would receive any fraction of an Adecco ADS or common share, you will receive, instead of fractional shares, cash payment representing your proportionate interest in the proceeds from the sale by the exchange agent, in one or more transactions, of the number of Adecco ADSs or Adecco common shares represented by those Adecco ADSs over the total number of whole Adecco ADSs and Adecco common shares to be distributed to the Olsten stockholders in the merger. The exchange agent will sell those excess Adecco ADSs as your agent and in amounts and manner the exchange agent, at its sole discretion, determines appropriate. Until the aggregate proceeds from the sale of those excess Adecco ADSs are distributed to Olsten stockholders who would otherwise receive a fraction of an Adecco ADS or Adecco common share, the exchange agent will hold those proceeds in a trust.



    In addition, if you would receive any fractional share of Gentiva Health Services common stock, you will receive instead of fractional shares, cash in an amount equal to the product of such fraction and the market price of a whole share of Gentiva Health Services common stock as reported on the Nasdaq National Market on the first trading day following the merger.


    Adecco will be entitled to deduct and withhold from the merger consideration otherwise payable to you amounts required to be deducted and withheld under federal, state, local or foreign tax law. To the extent that any amount is so withheld and paid over to the appropriate taxing authority, the withheld

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amount will be treated as having been paid to you in respect of shares of Olsten common stock or class B common stock, as applicable, for which the withholding was made.

    Shares of Olsten stock held by Adecco, Olsten or any of their respective subsidiaries will be canceled without consideration.

EFFECTIVE TIME

    The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware or at a later time specified in the certificate of merger. Unless each of Adecco, Staffing Acquisition Corporation and Olsten agree otherwise, the filing of the certificate of merger will be made no later than the business day following the time all of the conditions precedent to the merger, including the approval of the merger by the stockholders of Olsten, are either satisfied or waived. See "--Conditions to Completion of the Merger."

TREATMENT OF STOCK OPTIONS


    Pursuant to the merger, outstanding options to purchase Olsten common stock will become, to the extent provided in its stock option plans, fully vested and exercisable before or at the same time as the effective date of the merger. Upon the completion of the merger, Olsten stock options held by employees of Gentiva Health Services will be converted to options to purchase shares of Gentiva Health Services pursuant to an applicable stock option plan and the terms set forth by the board of directors of Gentiva Health Services. At the effective time of the merger, Olsten stock options held by any other former or current employees of Olsten or non-employee directors of Olsten following consummation of the merger will be converted to options to purchase Adecco common shares. Each of those Olsten stock options will be adjusted so that:



    - the total difference after the adjustment between the fair market value of the Adecco common shares subject to the stock option over the total exercise price of the stock option remains the same as the total difference before the adjustment between the fair market value of the shares of Olsten common stock subject to the stock option over the total exercise price of the stock option;


    - the total exercise price of the stock option remains the same before and after the adjustment; and

    - the ratio of the fair market value per share subject to the option to the exercise price per share is the same before and after the adjustment.

    The fair market value will be determined based on the arithmetic average of the closing quoted price, with respect to the shares of Olsten common stock, on the New York Stock Exchange and, with respect to the Adecco common shares, on the Swiss Stock Exchange, in each case, on the five consecutive trading days immediately preceding the date of the merger.

CONDUCT OF BUSINESS BEFORE THE MERGER

    Except as specifically contemplated by the merger agreement or the separation agreement or as expressly agreed to in writing by Adecco, during the period from the date of the merger agreement to the date the merger is consummated, Olsten has agreed to:

    - conduct its consolidated operations according to its ordinary and usual course of business consistent with past practice;

    - maintain its consolidated business organization;

    - keep available the services of its officers and employees; and

    - maintain satisfactory relationships with suppliers, vendors, contractors, customers and others having significant business relationships with Olsten or any of its subsidiaries.

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    In addition, Olsten has agreed not to take any action that would adversely affect its ability to consummate the merger, or any other transaction contemplated by the merger agreement or the separation agreement. Furthermore, except as specified in the merger agreement or the separation agreement or as expressly agreed to in writing by Adecco, Olsten has agreed that, before the merger, neither it nor any of its subsidiaries will or will agree to:

    - amend its organizational documents;

    - issue additional shares or encumber any existing shares of its common stock other than pursuant to the terms of outstanding options, warrants and other convertible securities or rights specifically disclosed in the merger agreement;

    - split, combine or reclassify any shares of its capital stock;

    - declare, set aside or pay any dividend or other distribution on in its capital stock;

    - except pursuant to an agreement that was effective before the date of the merger agreement, purchase, prepay, redeem or otherwise acquire any shares of its own common stock or any of its other equity securities or any of its indebtedness or debt securities;

    - except in the ordinary course of business or pursuant to an agreement that was effective before the date of the merger agreement, increase the compensation or benefits of any of its directors, officers or other employees, pay or grant employee benefits or enter into or amend any agreement with any of its past or existing directors, officers or employees;

    - except as may be required by law, adopt or become obligated under any new pension plan, stock option plan or any other employee benefits plan that was not in existence at the time the merger agreement was executed;

    - consolidate or merge with any other entity;

    - other than as contemplated by the separation agreement, sell or transfer any of its capital stock or more than 5% of its assets to any entity;

    - other than in the ordinary course of business consistent with past practices, directly or indirectly acquire, or make investments in, any business organization or division or asset;

    - maintain its books and records in a manner not in the ordinary course of business consistent with past practice;

    - except as may be appropriate to conform to changes in law or U.S. GAAP, institute any significant change in accounting methods, principles or practices;

    - make any material change in tax election or accounting methods or settle or otherwise dispose of any material tax matter;

    - except in the ordinary course of business consistent with past practice or as may be appropriate to conform to changes in law or U.S. GAAP, revalue any of its assets;

    - enter into any material agreement or arrangement with any affiliate, other than a wholly-owned subsidiary, on terms less favorable than those that could reasonably be expected to have been obtained with an unaffiliated third party on an arm's-length basis;

    - authorize, recommend or propose any plan of liquidation or dissolution;


    - other than with respect to capital expenditures, enter into a supply or vendor agreement requiring annual payments in excess of $1.5 million and not terminable by Olsten upon 60 days or less notice;


    - enter into or amend any contract with or relating to any of its franchisees or licensed area representatives;

    - authorize or commit to make capital expenditures in excess of $20.0 million per calendar quarter;

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    - permit any material insurance policy naming it as a beneficiary to be cancelled, terminated or materially altered, unless such policy is replaced with a comparable policy for comparable cost;

    - other than as required by law or in the ordinary course of business consistent with past practice, pay, discharge or satisfy any claims, liabilities or obligations;

    - create or incur indebtedness for borrowed money other than indebtedness incurred under existing working capital facilities to fund working capital but in no event in excess of $50.0 million in total borrowings at any one time;

    - except for indebtedness incurred in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other individual, firm or corporation;

    - except in the ordinary course of business consistent with past practice, make any loans or advances, enter into any new commitment that would be material to Olsten and its subsidiaries, taken as a whole, or amend any material contract;

    - incur any liabilities, except for liabilities that, individually or collectively, would not have a material adverse effect on Olsten and its subsidiaries on an individual or consolidated basis;

    - other than as specified in the separation agreement, engage in or enter into any new intercompany transaction between its health services business and its other businesses;

    - except in the ordinary course of business, sell or encumber any real or personal property; or

    - make any changes in its lines of business that would materially increase its potential liability.

    Adecco has agreed to forgo any action that would adversely affect its ability to consummate the merger or any other transaction contemplated by the merger agreement. In addition, except as specified in the merger agreement, Adecco has agreed that, prior to the merger, neither it nor any of its subsidiaries will or will agree to:

    - amend its organizational documents;

    - split, combine or reclassify any of its common shares;

    - declare, set aside or pay any dividend or other distribution on in its capital stock;

    - authorize, recommend, propose any plan of liquidation or dissolution of Adecco or Staffing Acquisition Corporation;

    - maintain its books and records in a manner not in the ordinary course of business consistent with past practice;

    - except as may be appropriate to conform to changes in law or U.S. GAAP, institute any significant change in accounting methods, principles or practices;

    - except in the ordinary course of business consistent with past practice or as may be appropriate to conform to changes in law or U.S. GAAP, revalue any of its assets; or

    - with respect to Adecco, consolidate or merge with any other entity or sell all or substantially all of its capital stock or assets.

NO SOLICITATION

    Olsten has agreed that it will not, nor will it permit any of its subsidiaries, directors, officers, employees, representatives or agents to
(1) solicit, initiate, facilitate or encourage any proposal of an acquisition transaction or (2) negotiate, explore or otherwise communicate or provide any information to any person with respect to a proposal for an acquisition transaction. An "acquisition transaction" is defined in the merger agreement to mean any tender offer, exchange offer, merger, consolidation, sale of assets, sales of capital stock or other business combination or the acquisition of 15% or more of the assets or, as calculated by the number of votes acquired, 15% or more of capital stock of Olsten and its subsidiaries taken as a whole.

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        However, in response to an unsolicited, bona fide written offer with respect to a proposal for an acquisition transaction, Olsten may furnish non-public information to, and participate in discussions or negotiations with, any third party regarding such proposal if and only if its board of directors, after having been advised by its financial advisors and its legal counsel, determines in good faith:

    - that the proposal likely would result in a transaction which is more favorable to its shareholders from a financial point of view than the merger;

    - that the third party making the proposal is financially capable of consummating the proposed transaction; and

    - that failure to negotiate with, and provide non-public information to, this third party would be a breach of the directors' fiduciary duties to their shareholders under applicable law.

    If any third party makes a proposal for an acquisition transaction to Olsten or informs Olsten that it is considering making such a proposal, Olsten has agreed to notify Adecco, as soon as practicable, of the identity of the person making such a proposal, the terms of the proposal and the determination of the board of directors of Olsten with respect to such proposal.

    The merger agreement defines a "superior proposal" as a bona fide, written, unsolicited offer made by a financially responsible third party with respect to an acquisition transaction involving the acquisition of all of Olsten's equity interest or all or substantially all of Olsten's and its subsidiaries' assets. Even if Olsten receives a superior proposal, Olsten has agreed not to enter into any agreements with respect to such proposal for at least three days after Adecco has received notice of such proposal. Furthermore, pursuant to the merger agreement, Adecco has the right to match any superior proposal.

    Olsten has also agreed to terminate all negotiations and discussions with third parties with respect to any proposal for an acquisition transaction if such negotiations or discussions were being conducted prior to or at the time the merger agreement was executed.

INDEMNIFICATION AND INSURANCE

    Adecco has agreed to maintain, or cause to be maintained, for at least six years, Olsten's current director and officer liability insurance policies with coverage at least as favorable as Olsten's present ones. However, if Adecco is unable to obtain any such policies for 300% of the current annual premiums paid by Olsten, Adecco will only be required to purchase the maximum coverage available at that cost. Adecco will fulfill and honor all rights to indemnification currently provided to directors, officers or employees of Olsten and Olsten's subsidiaries by Olsten and Olsten's subsidiaries for a period of six years after the merger.


BRIDGE LOAN



    Adecco has agreed with Olsten to cause Adecco, Inc., one of Adecco's subsidiaries, to make a $30 million loan to Olsten. The proceeds will be used in part to provide funds to Gentiva Health Services until the closing of the merger. The loan was disbursed on January 18, 2000. The loan bears interest at the prime rate, which was 8.50% per annum at January 18, 2000. The loan matures at the time of the merger, or, if the merger agreement is terminated, 90 days after notice of termination of the merger agreement. The loan contains customary events of default.



GENTIVA HEALTH SERVICES CONVERTIBLE TRUST PREFERRED SECURITIES ISSUANCE



    Some of Olsten's and Gentiva Health Services' directors, officers and management and members of the Olsten family have agreed to purchase at the closing of the merger about $20 million face amount of 10% convertible trust preferred securities to be issued by a trust, the common stock of which is wholly-owned by Gentiva Health Services. The convertible trust preferred securities are mandatorily redeemable five years from issuance and the trust may redeem the securities at any time after issuance at a declining premium over face amount. Upon a change of control, the holders may


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require the trust to purchase these securities at 100% of face amount. Dividends are payable quarterly in cash at the rate of 10% per annum, but the trust may defer dividend payments for up to a total of twenty quarters, in which case dividends accrue on face amount. The convertible trust preferred securities are convertible into Gentiva Health Services common stock at a premium of 17.5% over the average closing stock price of Gentiva Health Services common stock during the 10 trading days following the first earnings announcement after the closing of the merger.



    Simultaneously with the issuance by the trust of the convertible trust preferred securities, Gentiva Health Services will issue to the trust a 10% convertible subordinated debenture with a face amount of about $20 million. The convertible subordinated debenture has the same terms as the convertible trust preferred securities, including, but not limited to maturity, interest, conversion price and redemption price.


COVENANTS


    In addition to the covenants described above under the sections "--Conduct of Business Prior to the Merger," "--No Solicitation" and "--Indemnification and Insurance," the merger agreement contains the following covenants:


    - subject to the terms of the confidentiality agreement between Adecco and Olsten, Olsten and Adecco agree to provide the other party and the other party's authorized representatives reasonable access to their respective facilities and properties and information regarding their respective businesses;

    - Adecco agrees to keep its registration statement on Form F-4, of which this joint proxy statement/prospectus is a part, effective at least as long as necessary to consummate the merger;


    - Olsten agrees to keep Gentiva Health Services' registration statement on Form S-4 effective at least as long as necessary to consummate the separation of the health services business;


    - Adecco and Olsten agree to obtain all blue sky permits and approvals necessary to consummate the merger;


    - Adecco agrees to receive Olsten's approval before amending its Form F-4, of which this proxy statement/prospectus is a part;



    - Olsten agrees to obtain Adecco's approval before amending this proxy statement/prospectus;



    - Olsten agrees to obtain Adecco's approval before allowing Gentiva Health Services to amend its Form S-4;


    - Adecco and Olsten agree to make and to keep effective all filings with, and obtain all approvals from, government agencies, if such filings and approvals are necessary to consummate the merger;

    - Adecco and Olsten agree to receive the other party's approval before issuing any press release or other public announcements regarding the transactions contemplated in the merger agreement or the separation agreement;

    - Adecco and Olsten agree to give notice of an allegation from a third party that a consent from the third party will be required to consummate the merger;


    - Adecco and Olsten each agree to give notice of its receipt of written notice of any governmental complaints, investigations or hearings or any litigation, in each case, that in its good faith judgment is or, with the passage of time, would be likely to impair its ability to consummate the merger or to have a material adverse effect on its business;



    - Adecco and Olsten each agree to give notice of any change or event that in its good faith judgment is or, with the passage of time, would be likely to impair its ability to consummate the merger or to have a material adverse effect on its business;


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    - Adecco and Olsten each agree to give notice of any event that would or, with the passage of time, will make any of its representations or warranties made in the merger agreement untrue;

    - Adecco and Olsten each agree to bear its own expenses incurred in connection with the merger;

    - Olsten agrees (a) to notify Adecco of any person or entity who becomes an "affiliate," as defined in Rule 145 of the Securities Act, of Olsten if the person or entity is not disclosed in the merger agreement and (b) to cause the affiliate to execute a letter of acknowledgment of transfer restrictions on the securities that will be issued in the merger to the person or entity;


    - Adecco agrees to cause its ADSs to be issued in the merger to be listed on the New York Stock Exchange or quoted on the Nasdaq National Market;



    - Olsten agrees to cause the shares of common stock of Gentiva Health Services to be issued in the merger to be listed on a national securities exchange or quoted on the Nasdaq National Market;


    - Olsten agrees to use its reasonable best efforts to obtain its and each of its affiliates' release as parties or obligors under the governmental settlement agreements;

    - Adecco agrees to appoint Stuart Olsten as a director of Adecco concurrently with the merger;


    - Adecco agrees that it will, and will cause Olsten, after the merger, to treat the split-off for all federal, state and local taxes purposes as an integral part of the merger and report the split-off as a redemption, for tax purposes, of a number of shares of Olsten common stock equal in value to the value of the Gentiva Health Services common stock distributed in the split-off;


    - Olsten and Adecco agree to confer and work together in good faith, as soon as practicable after the date of the merger agreement, to agree upon mutually acceptable employee benefit and compensation arrangements so as to provide benefits and compensation to persons who will be Olsten employees following the consummation of the merger generally equivalent in total to those provided to similarly situated employees of Adecco;

    - Olsten agrees not to make or file any election with any federal, state or local agency or authority which, for purposes of any income or franchise tax, would impair Olsten from carrying back existing net operating losses to prior taxable years; and

    - Olsten agrees to file all necessary tax returns in a manner reasonably consistent with past practices and to provide a draft of each of such tax returns to Adecco.

TERMINATION RIGHTS; TERMINATION FEE

    The merger agreement may be terminated at any time prior to the date of the merger:

    1) by mutual written consent of the board of directors of Adecco and Olsten;


    2)  by either Adecco or Olsten if:


       - any court or other governmental entity has issued an order, decree or ruling which cannot be appealed and which prohibits the consummation of the merger.


       - (x) the merger is not consummated by May 31, 2000 or, if the merger has not been consummated by May 31, 2000 because of a failure to obtain the requisite government consents and either Adecco or Olsten chooses to extend the expiration date, by either the earlier of the date on which the consents are obtained or June 30, 2000 if all the requisite consents are not obtained and (y) the party terminating the merger agreement did not prevent the merger from being consummated by failing to fulfill all of its obligations under the merger agreement; or


        If the merger agreement is terminated by Olsten or Adecco for any of these reasons and

           - at the time of the termination, Olsten has received and has not rejected an outstanding proposal for an acquisition transaction by a third party, and

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           -  Olsten, within one year of the termination, completes or enters into a definitive agreement to complete the acquisition transaction on terms more favorable than those proposed in the merger agreement,

        Olsten must pay a termination fee of $40 million to Adecco.


    3)  by either Adecco or Olsten if:


       - Olsten has failed to obtain the approval from its shareholders necessary to consummate the merger; or


       - the non-terminating party has materially breached the merger agreement or the separation agreement and this breach has not been cured within ten business days from the date of receipt of written notice of the breach or by the closing date, if earlier.


           However, if it is Adecco that chooses to terminate the merger agreement due to Olsten's failure to obtain the proper approvals or due to Olsten's material breach that has not been properly cured, and Olsten, within one year of the termination, completes or enters into a definitive agreement to complete an acquisition transaction with a third party on terms more favorable than those proposed in the merger agreement, Olsten must pay Adecco a $40 million termination fee.


    4)  by Adecco if:



       - the board of directors of Olsten has withdrawn or adversely modified its recommendation to its shareholders to approve the merger; or


       - the board of directors of Olsten has approved or publicly recommended or, entered into any agreement or letter of intent with respect to, any acquisition transaction with a third party; or

       - a tender offer or an exchange offer for the shares of common stock of Olsten has been commenced by a third party, and Olsten has not sent to its shareholders, within 10 business days after such tender offer or exchange offer is made, a statement disclosing that the board of directors recommends the rejection of such tender offer or exchange offer.

           If the merger agreement is terminated by Olsten or Adecco at a time when Adecco would have been permitted to terminate the merger agreement as described above, Olsten must pay a termination fee of $40 million to Adecco.


    5)  by Olsten if Olsten:



       - is permitted, pursuant to the covenant described under the section "--No Solicitation," to negotiate and provide non-public information in response to a superior proposal from a third party; and


       -  has paid Adecco a termination fee of $40 million.

    In the event the merger agreement is terminated, no provision of the merger agreement will survive, except for the provisions relating to confidentiality, termination, expenses and miscellaneous provisions of general application.

AMENDMENT; WAIVER

    Adecco, Staffing Acquisition Corporation and Olsten may amend the merger agreement by written agreement before completion of the merger but, after the merger agreement is approved by the stockholders of Olsten, no amendment to the merger agreement may be made which alters the consideration to be paid to the stockholders of Olsten in the merger.

    Any provision of the merger agreement may be waived before the consummation of the merger, but only if the waiver is in writing and signed by the party against whom the waiver is to be effective.

CONDITIONS TO COMPLETION OF THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATIONS TO COMPLETE THE MERGER

    Each of Adecco, Olsten and Staffing Acquisition Corporation's obligations to consummate the merger will be subject to the following conditions:

    - the registration statement on Form F-4 of Adecco, of which this joint proxy statement/prospectus is a part, shall be effective and no stop order suspending the effectiveness of the registration statement shall have been issued;


    - the registration statement on Form S-4 of Gentiva Health Services shall have remained effective and no stop order suspending the effectiveness of the registration statement shall have been issued;


    - the merger agreement and the merger shall have been approved by a majority vote of the stockholders of Olsten voting together as a class;


    - the issuance of additional Adecco ADSs and common shares, if any, in the merger shall have been approved by a majority vote of the shareholders of Adecco;



    - no writ, order, decree or injunction shall have been entered against Olsten, Adecco or Gentiva Health Services by a court of competent jurisdiction or governmental entity which would restrict the consummation of the merger;


    - all necessary consents and approvals of and notification and disclosure to any governmental entity under the Hart-Scott-Rodino Antitrust Improvements Act or similar foreign laws shall have been obtained and the waiting period for all notification required in connection with the merger under the Hart-Scott-Rodino Act and similar foreign laws shall have expired;


    - the Adecco ADSs to be issued in the merger shall have been approved for listing on the New York Stock Exchange or for quotation on Nasdaq;



    - filing of notification of issuance with, and obtaining clearance from, the Swiss Stock Exchange with respect to the additional Adecco common shares, if any, to be issued in the merger; and



    - the shares of common stock of Gentiva Health Services to be issued in connection with the merger shall have been approved for listing on a national securities exchange or for quotation on Nasdaq.


    ADDITIONAL CONDITIONS TO ADECCO'S OBLIGATIONS TO COMPLETE THE MERGER

    Each of Adecco and Staffing Acquisition Corporation's obligations to consummate the merger will be subject to the following additional conditions, which may be waived by Adecco:

    - the representations and warranties made by Olsten in the merger agreement shall be true and correct in all material respects at the time the merger is completed, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of that date;

    - Olsten shall have performed all of its obligations and agreements under the merger agreement unless its failure to so comply would not have a material adverse effect, individually or together, on Olsten's ability to consummate the merger and on Olsten's consolidated businesses;


    - no event which would have a material adverse effect on Olsten and its subsidiaries shall have occurred since the date of the merger agreement; provided that this ceases to be a condition on or after January 31, 2000;



    - Olsten and Gentiva Health Services shall each have complied in all material respects with all of its obligations under the separation agreement and shall have taken all action required to be taken under the separation agreement before the completion of the merger; and



    - the representations and warranties of Gentiva Health Services contained in the separation agreement shall be true and correct in all material respects as of the date of the completion of the merger as though made on that date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such particular date.


    ADDITIONAL CONDITIONS TO OLSTEN'S OBLIGATIONS TO COMPLETE THE MERGER

    The obligations of Olsten to consummate the merger will be subject to the following additional conditions, which may be waived by Olsten:

    - the representations and warranties made by Adecco and Staffing Acquisition Corporation in the merger agreement shall be true and correct in all material respects at the time the merger is completed, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such particular date;

    - each of Adecco and Staffing Acquisition Corporation shall have each performed its obligations and agreements under the merger agreement unless its failure to so comply would not have a material adverse effect, individually or collectively, on its ability to consummate the merger and the split-off and on its businesses on a consolidated basis; and


    - no event which would have a material adverse effect on Adecco and its subsidiaries shall have occurred since the date of the merger agreement; provided that this ceases to be a condition on or after January 31, 2000.


REPRESENTATIONS AND WARRANTIES


    The merger agreement contains a number of general representations and warranties made by Adecco, Staffing Acquisition Corporation and Olsten that are customary for mergers of this size or mergers of companies in the staffing service industry. You should refer to the merger agreement attached as Annex B for a complete list of the representations and warranties made by Adecco, Staffing Acquisition Corporation and Olsten.



THE SPLIT-OFF



    Gentiva Health Services, which operates the health services business of Olsten, will become an independent, publicly-owned company after the split-off. Prior to the split-off, Gentiva Health Services and its subsidiaries owned most of the assets and were obligated for most of the liabilities of the health services business of Olsten. The remaining assets to be transferred to Gentiva Health Services before the split-off consist of some intellectual property. The remaining liabilities to be assigned to and assumed by Gentiva Health Services at the time of the split-off are contingent liabilities related to government investigations and litigation, some obligations under Olsten's supplemental executive retirement plan and some excise tax obligations, each described more fully under the heading "Gentiva Health Services Prospectus--The Split-Off."



    Gentiva Health Services and Olsten have agreed to indemnify each other after the split-off with respect to various losses, damages, claims and liabilities arising out of each of their businesses. Gentiva Health Services has also agreed to indemnify Olsten for other liabilities more fully described under the heading "Gentiva Health Services Prospectus--The Split-Off--Terms of the separation agreement--Indemnification."



    For one year after the split-off, Olsten has agreed to provide Gentiva Health Services with some transitional services. The terms of the ongoing relationship between Gentiva Health Services and Olsten are more fully described under the heading "Gentiva Health Services Prospectus--The Split-Off."

                      THE PRINCIPAL STOCKHOLDERS AGREEMENT



    THE FOLLOWING SUMMARY OF THE TERMS OF THE PRINCIPAL STOCKHOLDERS AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PRINCIPAL STOCKHOLDERS AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX D, AND IS INCORPORATED BY REFERENCE IN, THIS PROXY STATEMENT/PROSPECTUS. YOU ARE URGED TO READ THE PRINCIPAL STOCKHOLDERS AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THAT AGREEMENT.


OVERVIEW

    In connection with the merger agreement,

    - Miriam Olsten, director of Olsten and mother of Stuart Olsten and Cheryl Olsten,

    - Stuart Olsten, chairman of the board of Olsten,

    - Cheryl Olsten, sister of Stuart Olsten,

    - 1985 Cheryl Ashburn Trust, of which Cheryl Olsten is a beneficiary,

    - 1995 Succeeding GRAT, of which Stuart Olsten and Cheryl Olsten are beneficiaries,

    - Trust FBO Stuart Olsten, and

    - Trust FBO Cheryl Olsten,


each a record holder of shares of Olsten class B common stock and common stock, entered into a principal stockholders agreement with Adecco on August 17, 1999. Under the principal stockholders agreement, each of those stockholders agreed, among other things:


    - to vote in favor of the merger;

    - to vote against any proposal from a third party regarding an acquisition transaction;


    - to refrain from amending, converting, selling, encumbering, assigning, pledging or transferring their ownership of, or rights under, his or her shares of Olsten class B common stock and common stock; and


    - to refrain from soliciting proposals from third parties regarding a business combination,


in each case, so long as the merger agreement is in effect. An "acquisition transaction," by cross-reference to the merger agreement, is defined in the principal stockholders agreement to mean any tender offer, exchange offer, merger, consolidation, sale of assets, sale of capital stock, share exchange or other business combination or the acquisition of 15% or more of the assets or, as calculated by the number of votes acquired, 15% or more of capital stock of Olsten and its subsidiaries taken as a whole.



    The stockholders that entered into the principal stockholders agreement held
collectively, as of January   , 2000, about   % of the voting power of the
outstanding stock of Olsten.


    The agreement does not contain any agreement as to the form of consideration that these stockholders will receive or elect to receive in the merger.

VOTING AGREEMENT

    In addition to agreeing to vote in favor of adoption of the merger agreement, each of the principal stockholders has also agreed to vote against the following matters at any Olsten stockholders meeting or in response to any proposed written consent of the Olsten stockholders, in which the following matters are submitted to the Olsten stockholders for their vote:

    - a proposal from a third party for an acquisition transaction;

    - any action or agreement that would result in a breach under the merger agreement, the separation agreement or the principal stockholders agreement;

    - unless otherwise agreed to in advance by Adecco, any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Olsten or any of its subsidiaries;

    - unless otherwise agreed to in advance by Adecco, any sale, lease or transfer of a material amount of assets, including stock, of Olsten or any of its subsidiaries;

    - unless otherwise agreed to in advance by Adecco, any restructuring, recapitalization, special dividend, dissolution or liquidation of Olsten or any of its subsidiaries;

    - unless otherwise agreed to in advance by Adecco, any change in a majority of persons who constitute the board of directors of Olsten or the board of directors of any of Olsten's subsidiaries;


    - unless otherwise agreed to in advance by Adecco, any change in the capitalization of Olsten or any of its subsidiaries, including any proposal to sell a substantial equity interest in Olsten or any of its subsidiaries;


    - any amendment to the charter documents of Olsten or any of its subsidiaries; or


    - any other action that is intended, or is reasonably expected to, materially adversely affect Olsten's or Adecco's ability to consummate the merger.


LOCK-UP AGREEMENT

    The principal stockholders have agreed that they will not, and will not consent to or enter into a contract to, offer for sale, sell, transfer, tender or pledge, encumber, assign or otherwise dispose of any of their shares of class B common stock or common stock, if any, other than a pledge or encumbrance created as a result of a loan or an advance to the principal stockholder if:

    - the loan or the advance is made by an institutional lender;

    - the lender agrees to become a party to, and perform all obligations under, the principal stockholders agreement; and


    - the pledge, the encumbrance or any subsequent foreclosure does not result in the conversion of the applicable shares of class B common stock or common stock into shares of common stock.


    In addition, the principal stockholders have agreed not to grant any proxies or powers of attorney, deposit their shares into a voting trust or enter into a voting agreement with respect to each stockholder's shares of class B common stock and common stock, if any, other than a voting agreement executed by a principal stockholder in connection with the type of loan described in the previous paragraph.

NO SOLICITATION

    Each of the principal stockholders has agreed that it will not, nor will it permit any of its employees, representatives or agents to:

    - solicit, initiate, facilitate or encourage any proposal of an acquisition transaction, or

    - negotiate, explore or otherwise communicate or provide any information to any person with respect to a proposal for an acquisition transaction,


unless the principal stockholder, acting as a director of Olsten, is permitted to do so under the merger agreement. See "The Merger Agreement--No Solicitation."

    In addition, each of the principal stockholders has agreed that it will use its best efforts as an Olsten stockholder to cause Olsten not to:

    - solicit, initiate, facilitate or encourage any proposal of an acquisition transaction, or

    - take other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an acquisition transaction.

COVENANTS


    In addition to the covenants described above under the sections "--Voting Agreement," "--Lock-Up Agreement" and "--No Solicitation," the principal stockholders have agreed:



    - not to take any action that would make any representation or warranty of any principal stockholder made in the principal stockholders agreement untrue or would result in a breach by the stockholders of their obligations under the principal stockholders agreement and Olsten under the merger agreement and the separation agreement; and


    - not to permit or take any action to cause any share of class B common stock held by the principal stockholders to be converted into shares of common stock of Olsten.

TERMINATION

    The principal stockholders agreement shall terminate at the earlier of
(a) the date the merger is consummated or (b) the date the merger agreement is terminated.

REPRESENTATIONS AND WARRANTIES

    The principal stockholders agreement contains a number of customary and general representations and warranties made by each of the principal stockholders regarding, among other things, ownership of their shares and authority to enter into the principal stockholders agreement.

                            CURRENCY EXCHANGE RATES


    Fluctuations in the exchange rate among the Swiss franc, the Euro and the U.S. dollar will affect the U.S. dollar equivalent of the (1) Swiss franc price of the Adecco common shares on the Swiss Stock Exchange, and (2) the Euro price of the Adecco common shares on the Paris Stock Exchange. These fluctuations will also affect the U.S. dollar conversion by the depositary of the ADSs of any cash dividends paid in Swiss francs on the Adecco common shares represented by the ADSs.


    At October 3, 1999, Adecco's operations were carried out in over 50 countries around the world. As a result, Adecco's net income in Swiss franc terms can be significantly affected by movements in exchange rates, and in particular the movement of the Swiss franc against the U.S. dollar.

    The following table sets forth, for the periods indicated, information concerning the exchange rates between Swiss francs and U.S. dollars based on the Federal Reserve Bank of New York noon buying rate:

                                                                                                  FOR THE
                                                   FISCAL YEARS ENDED                        NINE MONTHS ENDED
                                  ----------------------------------------------------   --------------------------
                                                                                         SEPTEMBER 27,   OCTOBER 3,
                                    1994       1995       1996       1997       1998         1998           1999
                                  --------   --------   --------   --------   --------   -------------   ----------
                                                                 (USD PER CHF 1.00)
High............................    0.67       0.76       0.74       0.65       0.65         0.65           0.63
Low.............................    0.81       0.90       0.87       0.72       0.76         0.72           0.74
Average (1).....................    0.73       0.84       0.81       0.70       0.69         0.68           0.67
Period End......................    0.76       0.87       0.75       0.70       0.73         0.72           0.67

------------------------

    (1) The average of the noon buying rates on the last day of each month during the period. The average for each period differs from the exchange rates used in the preparation of Adecco's financial statements. Adecco translates revenues, expenses, gains, and losses on a monthly basis using the weighted average exchange rate for the period. The averages of the exchange rates used by Adecco are as follows:

                               FISCAL YEAR ENDED                                      NINE MONTHS ENDED
-------------------------------------------------------------------------------   --------------------------
     JANUARY 1,         DECEMBER 31,   DECEMBER 29,   DECEMBER 28,   JANUARY 3,   SEPTEMBER 27,   OCTOBER 3,
        1995                1995           1996           1997          1999          1998           1999
---------------------   ------------   ------------   ------------   ----------   -------------   ----------
        0.75                0.87           0.81           0.69          0.69          0.68           0.67

                           MATERIAL TAX CONSEQUENCES

UNITED STATES

    The following discussion summarizes the material U.S. federal income tax consequences of the merger and the split-off to, and the ownership and disposition of Adecco ADSs by, U.S. holders (as defined below) of Olsten stock. This discussion addresses only those stockholders who hold their Olsten stock and will hold their Adecco ADSs as capital assets. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules under U.S. federal income tax law, including, without limitation:

    - financial institutions;

    - tax-exempt organizations;

    - insurance companies;

    - dealers or traders in securities or foreign currencies;

    - passthrough entities and investors in passthrough entities;

    - non-U.S. holders;

    - persons who hold their shares as a hedge against currency risk or as part of a constructive sale, straddle or conversion transaction; or

    - holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

    The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative rulings and court decisions, all as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. This discussion addresses only federal income tax consequences and does not address any other federal tax consequences or any state, local or foreign tax consequences.

    HOLDERS OF OLSTEN STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, THE SPLIT-OFF AND THE OWNERSHIP AND DISPOSITION OF ADECCO ADSS TO THEM, INCLUDING THE APPLICABILITY AND EFFECTS OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS ON THEIR PARTICULAR CIRCUMSTANCES.

    For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Olsten stock that is a U.S. citizen or resident (as determined for federal income tax purposes), a corporation created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is includible in gross income for United States income tax purposes regardless of its source, or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or if the trust has elected to be taxed as a "United States person."

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
                        OF THE MERGER AND THE SPLIT-OFF

CONSEQUENCES TO OLSTEN STOCKHOLDERS WHO PARTICIPATE IN THE MERGER AND THE
  SPLIT-OFF


    If you participate in the merger and the split-off, your exchange of shares of Olsten stock for cash and/or Adecco ADSs, and your exchange of Olsten stock for Gentiva Health Services common stock, will be considered two separate exchanges for federal income tax purposes.


    You generally will recognize gain or loss with respect to each block of Olsten stock exchanged for cash and for Adecco ADSs equal to the difference between the fair market value of the cash and Adecco ADSs received for the block (including any cash received in lieu of fractional Adecco ADSs or Adecco common shares) and your adjusted tax basis in the block. A "block" of Olsten stock is a group of shares with the same tax basis and holding period. Any recognized gain or loss will be capital gain or loss and will be long term capital gain or loss if you have held the block of Olsten stock at issue for more than one year at the time of the merger.


    While not entirely free from doubt, you should recognize gain or loss with respect to each block of Olsten stock exchanged for Gentiva Health Services common stock equal to the difference between the fair market value of the Gentiva Health Services stock received for the block (plus any cash received in lieu of fractional shares) and your adjusted tax basis in the block. Any recognized gain or loss should be capital gain or loss and should be long term capital gain or loss if you have held the block of Olsten stock at issue for more than one year at the time of the merger.


CONSEQUENCES TO DISSENTING OLSTEN STOCKHOLDERS

    If you dissent, you will be treated as having sold your Olsten stock for cash and will recognize gain or loss with respect to each block of Olsten stock equal to the difference between the cash received for the block and your adjusted tax basis in the block. Any recognized gain or loss generally will be capital gain or loss and will be long term capital gain or loss if you have held the block of Olsten stock at issue for more than one year at the time of the merger.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, reporting requirements will apply to the consideration received by you in the merger and the split-off, unless you are an exempt recipient, and 31% backup withholding may apply to this consideration if you fail to provide an accurate taxpayer identification number or are otherwise subject to backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your federal income tax liability.

                MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF
                    OWNERSHIP AND DISPOSITION OF ADECCO ADSS

    In general, for federal income tax purposes, U.S. holders of Adecco ADSs will be treated as the owners of the underlying Adecco common shares that are represented by the ADSs, and deposits and withdrawals of Adecco common shares by U.S. holders in exchange for Adecco ADSs will not be subject to federal income tax.

TAXATION OF DIVIDENDS

    Subject to the following discussion of special rules applicable to a "passive foreign investment company," or "PFIC," U.S. holders generally will treat the gross amount of any dividends paid by Adecco, without reduction for Swiss withholding taxes, as ordinary income for United States federal income tax purposes. In certain circumstances, however, U.S. holders may be eligible to receive a foreign tax credit for the Swiss withholding taxes and, in the case of a corporate U.S. holder owning 10% or more of the voting shares of Adecco, for a portion of the Swiss taxes paid by Adecco itself. Dividends paid by Adecco on Adecco common shares, if any, will not qualify for the dividends received deduction otherwise available to corporate U.S. holders.

    The amount of any dividend paid in Swiss francs will equal the United States dollar value of the Swiss francs received calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. holder, regardless of whether the Swiss francs are converted into United States dollars on the date of receipt. If the Swiss francs received as a dividend are not converted into United States dollars on the date of receipt, a U.S. holder will have a basis in the Swiss francs equal to their United States dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Swiss francs will be treated as ordinary income or loss.

    It is possible that at some future time Adecco will be at least 50% owned by United States persons. Dividends paid by a foreign corporation that is at least 50% owned by United States persons may be treated as United States source income (rather than foreign source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of United States source income. The effect of this rule may be to treat a portion of any dividends paid by Adecco as United States source income. Although not free from doubt, the Code may permit a U.S. holder entitled to benefits under the Switzerland-U.S. Income Tax Treaty to elect to treat any Adecco dividends as foreign source income for foreign tax credit limitation purposes if the dividend income is separated from other income items for purposes of calculating the U.S. holder's foreign tax credit. U.S. holders should consult their tax advisors about the availability of, desirability of making, and the method of making such an election.

SALE, EXCHANGE OR OTHER DISPOSITION

    Subject to the following discussion of special rules applicable to "PFICs," U.S. holders will recognize capital gain or loss on the sale, exchange or other disposition of Adecco ADSs or common shares. Any such gain or loss will be capital gain or loss and will be long term capital gain or loss if the Adecco common shares were held for more than one year.

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

    A "PFIC" is any foreign corporation if, after the application of certain "look-through" rules, (i) at least 75% of its gross income in a taxable year is "passive income" or (ii) at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. The determination as to PFIC status is made annually. If a U.S. holder is treated as owning PFIC stock, the U.S. holder will be subject to special rules generally intended to eliminate the benefit of the deferral of U.S. federal income tax that results from investing in a foreign corporation that does not distribute all its earnings currently. These rules may adversely affect the tax treatment to a U.S. holder of dividends paid by Adecco and of sales, exchanges and other dispositions of Adecco common shares, and may result in other adverse federal income tax consequences.

    Adecco believes that it is not currently a PFIC and does not expect to become a PFIC in the future. However, there can be no assurance that the Internal Revenue Service will not successfully challenge Adecco's position or that Adecco will not become a PFIC at some future time as a result of changes in its assets, income or business operations.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, reporting requirements will apply to dividends paid in respect of Adecco common shares and proceeds of the disposition of Adecco common shares paid within the United States (and in certain cases, outside the United States) to U.S. holders other than certain exempt recipients (such as corporations), and 31% backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number or is otherwise subject to backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's federal income tax liability.

            SWISS TAX CONSEQUENCES OF THE OWNERSHIP OF ADECCO SHARES

GAINS ON SALE

    Under present Swiss law, a holder of Adecco common shares who:

    - is a non-resident of Switzerland;

    - during the taxable year has not engaged in a trade or business through a permanent establishment within Switzerland; and

    - is not subject to taxation by Switzerland for any other reason,

will be exempted from any Swiss federal, cantonal or municipal income or other tax on gains realized during the year on the sale of Adecco common shares.

STAMP, ISSUE AND OTHER TAXES

    Switzerland generally does not impose stamp, registration or similar taxes on the sale by a holder of Adecco common shares or ADSs unless the sale or transfer occurs through or with a Swiss "securities dealer," as defined in the Swiss Stamp Duty Law.

WITHHOLDING TAX

    Under present Swiss law, any dividends paid on the Adecco common shares will be subject to a Swiss withholding tax, or Anticipatory Tax, at the rate of 35%, and Adecco will be required to withhold tax at that rate from any dividend payments made to a holder of Adecco common shares. A Swiss resident holder and beneficial owner of Adecco common shares may qualify for a full refund of the Swiss Anticipatory Tax withheld from such dividends. A holder and beneficial owner of Adecco common shares who is a non-resident of Switzerland, but a resident of a country that maintains a double taxation treaty with Switzerland, may qualify for a full or a partial refund of the Swiss Anticipatory Tax withheld from such dividends by virtue of the provisions of the applicable treaty between Switzerland and the country of residence of the holder and beneficial owner of the Adecco common shares. The current income tax treaty between Switzerland and the United States and the regulations under that treaty provide for a mechanism whereby a United States resident, other than a Swiss citizen who is not also a U.S. citizen, and United States corporations, other than U.S. corporations having a "permanent establishment," as defined in the treaty, in Switzerland, generally can obtain a refund of the Swiss Anticipatory Tax withheld from dividends in respect of Adecco common shares, to the extent that 15% of the gross dividend is withheld as final tax (I.E. 20% of the gross dividend may generally be refunded). In specific cases, U.S. companies not having a "permanent establishment" in Switzerland owning over 10% of Adecco common shares may receive a refund of Swiss Anticipatory Tax withheld from dividends to the extent it exceeds 5% of the gross dividend (I.E. 30% of the gross dividend may be refunded). To get the benefit of a refund, holders must beneficially own Adecco common shares at the time such dividend becomes due. You should also note that the income tax treaty between Switzerland and the United States was revised effective as of February 1, 1998 to amend the definition of persons benefiting under that treaty with respect to dividend payments.

WITHHOLDING TAX REFUND PROCEDURE APPLICABLE TO U.S. HOLDERS

    The claim for refund of the Swiss Anticipatory Tax is required to be sent to the Federal Tax Administration of Switzerland (FTA), Eigerstrasse 65, 3003 Berne, on Swiss Tax Form 82I with respect to natural persons, Form 82C with respect to corporations and Form 82E with respect to all other recipients, each in triplicate, with all copies duly completed and signed before a notary public in the United States. Swiss Tax Form 82 I/C/E may be obtained from any Swiss Consulate General in the United States. Swiss Tax Form 82 I/C/E is required to be filed no later than December 31 of the third year following the calendar year in which the income tax becomes due. Tax Form 82 I/C/E must be accompanied with suitable evidence of the deduction of Swiss Anticipatory Tax withheld at the source to the debit of the beneficial owner. If the situation requires, the FTA may ask for more detailed information. If the claimant, at the time of the claim, is outside the United States, the declaration may be made before a United States consular officer.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ADECCO

OVERVIEW

    Adecco SA is the largest personnel services organization in the world in terms of revenues, with over 3,000 offices in over 50 countries. Adecco's personnel services include providing temporary personnel, placing permanent employees, outsourcing, training and testing temporary and permanent employees and providing outplacement counseling services. Adecco provides these services by contract to businesses located throughout North America, Europe, Asia and Latin America. Adecco seeks to be a leader wherever it competes. In 1998, in terms of revenues, Adecco was first in France, Canada, Australia, Switzerland, and Spain, second in the United Kingdom, and third in the United States and Germany.

    Adecco compares itself to its competitors based upon reported revenues, as management believes this is the best indicator of market share and growth. In accordance with SFAS No 131 "Disclosure about Segment of an Enterprise and Related Information," Adecco defines its operating segments by geography. Adecco's reportable operating segments are France, North America, Northern Europe and all other regions. Adecco's total net service revenues in these four geographic operating segments are set forth below.

                    NET SERVICE REVENUE BY OPERATING SEGMENT
            NINE MONTHS ENDED SEPTEMBER 27, 1998 AND OCTOBER 3, 1999

                                  SEPTEMBER 28,   OCTOBER 3,   SEPTEMBER 28,   OCTOBER 3,
                                      1998           1999          1998           1999
                                  -------------   ----------   -------------   ----------
                                      (CHF IN MILLIONS)            (USD IN MILLIONS)
France..........................      4,628          5,060         3,101          3,390
North America...................      3,419          3,608         2,291          2,417
Northern Europe.................      2,187          2,691         1,465          1,803
All Other Regions...............      1,078          1,938           722          1,299
                                     ------         ------        ------         ------
Total Net Service Revenues......     11,312         13,297         7,579          8,909
                                     ======         ======        ======         ======

    During the nine months ended October 3, 1999, Adecco generated 38.1% of its revenues from its operations in France, 27.1% from North America (primarily the United States), 20.2% from Northern Europe and 14.6% from All Other Regions. For the nine months ended September 27, 1998, the comparable percentages were 40.9%, 30.3%, 19.3% and 9.5%. The increase, as a percentage of total sales, in 1999 in Northern Europe and All Other Regions is principally the result of acquisitions in these operating segments.


    In April 1999, Adecco acquired Delphi Group plc for approximately CHF
395 million ($265 million). Delphi is an information technology service and staffing business with operations in the United Kingdom, the United States, and Europe. The acquisition was financed with the proceeds of a L175 million
($105 million based on a noon buying rate of $.60 per L1.00 on October 3, 1999, and CHF 157 million) acquisition credit facility and was accounted for as a purchase. The results of Delphi's operations have been included in the consolidated financial statements beginning in April 1999.


    In May 1999, Adecco acquired Career Staff Ltd. for CHF 128 million
($86 million). Career Staff is a personnel services business with over 50 offices in Japan. The acquisition was financed from an existing credit facility and other internal resources and was accounted for as a purchase. The results of Career Staff's operations have been included in the consolidated financial statements beginning May 1999.

    The staffing services industry is characterized by continuing consolidation, driven, in part, by the requirements of multinational customers for specialty staffing services in rapidly changing technical fields. Generally, results of operations of Adecco have been, and are expected to continue to be, favorably impacted by management's successful integration of the operations of acquired companies and by the increased operating leverage provided by the acquisitions. However, because acquisitions have been financed primarily through the incurrence of additional indebtedness, they result in increased interest expense, and amortization of goodwill, which adversely affects results of operations.


RESULTS OF OPERATIONS


    The unaudited consolidated statements of operations for the nine months ended September 27, 1998 and October 3, 1999 have been prepared by Adecco pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of management, include all adjustments necessary for a fair presentation of the results of operation. Results for interim periods are not necessarily indicative of results for a full year.


    The following tables sets forth unaudited consolidated statements of operations data and such data as a percentage of net sales for the nine months ended September 27, 1998 and October 3, 1999:

                                                           NINE MONTHS ENDED
                                    ---------------------------------------------------------------
                                          SEPTEMBER 27, 1998                OCTOBER 3, 1999
                                    ------------------------------   ------------------------------
                                                         (amounts in millions)
                                                              (unaudited)
                                      CHF        USD                   CHF        USD
                                    --------   --------              --------   --------
Net service revenues..............   11,312      7,579     100.0%     13,297      8,909     100.0%
Direct costs of services..........   (9,354)    (6,267)    (82.7%)   (10,903)    (7,305)    (82.0%)
                                     ------     ------     ------    -------     ------     ------
                                      1,958      1,312      17.3%      2,394      1,604      18.0%

Selling, general and
  administrative expenses.........   (1,470)      (985)    (13.0%)    (1,790)    (1,199)    (13.5%)
Amortization of goodwill..........     (456)      (306)     (4.0%)      (508)      (340)     (3.8%)
                                     ------     ------     ------    -------     ------     ------
                                         32         21       0.3%         96         65       0.7%

Interest and other income, net....       15         10       0.1%         16         11       0.1%
Interest expense..................      (69)       (46)     (0.6%)       (89)       (60)     (0.7%)
                                     ------     ------     ------    -------     ------     ------
Income (loss) before income taxes
  and minority interests..........      (22)       (15)     (0.2%)        23         16       0.1%

Provision for income taxes........     (130)       (87)     (1.1%)      (149)      (100)     (1.1%)
Income applicable to minority
  interests.......................       (1)        (1)        --         --         --         --
                                     ------     ------     ------    -------     ------     ------
Net Loss..........................     (153)      (103)     (1.3%)      (126)       (84)     (1.0%)
                                     ======     ======     ======    =======     ======     ======


    Adecco's net service revenue consists primarily of fees paid by customers based on the number of hours worked by temporary staff at a negotiated rate per hour. Other sources of revenue include fees paid by customers for the permanent placement of Adecco's personnel and fees paid by customers for providing outplacement services. Net service revenues were CHF 13,297 million
($8,909 million) in the nine months ended October 3, 1999, representing an increase of 17.5% or CHF 1,985 million ($1,330 million) from net service revenues of CHF 11,312 million ($7,579 million) in the nine months ended September 27, 1998. The revenue growth in 1999 is due to increased service hours provided to customers; billing rates were relatively comparable for both periods. Of the total revenue growth, approximately 10.1% is due to the growth of existing operations, while about 6.4% in 1999 is due to the acquisitions of Delphi and Career Staff. During the nine months ended October 3, 1999, Adecco added over 350 newly opened or acquired branches. The weakening of the Swiss franc against most currencies during the period had a positive impact on revenue of approximately 1.0%. Most countries in which Adecco operates posted strong revenue gains, as measured in local currency and including the effects of the acquisitions. Revenues increased in France (10.5%); in North America revenues increased in the United States (5.2%) and Canada (3.3%); in Northern Europe revenues increased in Belgium (28.0%), Switzerland (38.1%), Germany (20.9%), and the United Kingdom (37.4%); and in the All Other Regions revenues increased in Spain (25.1%), Australia (8.3%), and Japan (239.3%). As measured in Swiss francs including the effect of the acquisitions, revenues in France grew by 9.3%; North America grew by 5.5%; Northern Europe grew by 23.0%; and All Other Regions grew by 79.8%.



    Direct cost of services provided, which consists principally of payroll and payroll related benefits, increased 16.6% or CHF 1,549 million ($1,038 million) to CHF 10,903 million ($7,305 million) in the nine months ended October 3, 1999, from CHF 9,354 million ($6,267 million) in the nine months ended September 27, 1998. Gross margin in 1999 increased slightly by 0.7% from 17.3% to 18.0%, as a percentage of sales, as a result of growing contribution of higher margin speciality services (including the 1999 integration of Delphi) and an increase in the gross margin percentage in France. Conversely, gross margins were negatively impacted by Adecco's expansion of its market in high volume customer contracts, which experienced industry-wide erosion due to competitive bidding. The negative impact on gross margins was moderated by lower operating expenses associated with servicing large volume accounts.



    Selling, general and administrative expenses, which consists principally of personnel costs, office administration, rent and marketing, increased 21.8% or CHF 320 million ($214 million) in the nine months ended October 3, 1999 to CHF 1,790 million ($1,199 million) from CHF 1,470 million ($985 million) in the nine months ended September 27, 1998. Personnel costs increased by 20.0% due to an increase in personnel resulting from acquisitions and revenue growth. Office administration increased by 19.8%, primarily due to growth in operations and acquisitions. Rent increased by 22.9%, primarily as a result of new branch openings and acquired branches. Marketing increased by 37.0%, primarily as a result of additional marketing costs of acquired businesses and a result of costs to support growth.


    Goodwill amortization increased in the nine months ended October 3, 1999 by CHF 52 million ($34 million) to CHF 508 million ($340 million) compared to CHF 456 million ($306 million) in the nine months ended September 27, 1998. The increase was primarily due to goodwill resulting from the acquisitions of Delphi and Career Staff for which the amortization periods began in April 1999 and May 1999. Adecco amortizes goodwill on a straight-line basis over a five-year period. As of October 3, 1999, the remaining amount of unamortized goodwill was CHF 1,833 million ($1,228 million).

    Interest expense increased by CHF 20 million ($14 million) in the nine months ended October 3, 1999 compared to the nine months ended September 27, 1998. This increase in interest expense primarily related to financing costs in connection with acquisitions.

    The provision for income taxes increased by CHF 19 million ($13 million) to CHF 149 million ($100 million) for the nine months ended October 3, 1999 from CHF 130 million ($87 million) for the nine months ended September 27, 1998. Adecco's income tax provision differs from the expected tax provision of CHF
9 million ($6 million) for 1999 and expected tax benefit of CHF 9 million
($6 million) in 1998, calculated by totaling the products of pre-tax income
(loss) in each country multiplied by that country's statutory income tax rate, principally as a result of non-deductible goodwill amortization in certain jurisdictions of CHF 139 million ($93 million) in 1999 and CHF 146 million
($98 million) in 1998.

LIQUIDITY AND CAPITAL RESOURCES

    At October 3, 1999, Adecco had cash and cash equivalents of CHF 383 million ($257 million) and short-term and long-term debt totaling CHF 1,695 million ($1,136 million) compared to CHF

540 million ($362 million) and CHF 991 million ($664 million) at January 3, 1999. Increases in long and short-term debt resulted from borrowings to finance operations and acquisitions and from assumption of CHF 158 million ($106 million) of indebtedness of acquired companies.

    Net cash flow from operations in the nine months ended October 3, 1999 was CHF 195 million ($131 million). Net cash expended in investing activities for the nine months ended October 3, 1999 was CHF 543 million ($364 million), primarily for the purchase of Delphi and Career Staff and additions of fixed assets. Net cash provided by financing activities for the nine months ended October 3, 1999 was CHF 402 million ($269 million), primarily resulting from debt incurred under a short-term credit facility for acquisitions.


    On August 17, 1999, Adecco agreed to acquire Olsten's generalist and information technology staffing business for a combination of cash and common stock. Olsten's health services business will be split off to the Olsten shareholders as a separate entity. In connection with the acquisition, Adecco expects to issue common shares and increase its consolidated debt. See "Unaudited Pro Forma Consolidated Financial Statements of Adecco SA."


    At the annual meeting on April 20, 1999, Adecco shareholders voted to authorize the issuance of up to 600,000 Adecco common shares for sale for cash no later than April 20, 2000, and an additional 1,400,000 shares to finance mergers and acquisitions. At a special meeting on September 10, 1999, Adecco shareholders voted to authorize an additional 700,000 shares to be issued in the combination with Olsten, but limited the aggregate number of shares to be issued under the April and September authorizations to 2,000,000.


    To finance the Olsten acquisition, Adecco will require approximately CHF 1,472 million ($987 million), including about CHF 531 million ($356 million) to fund the cash portion of the merger consideration, about CHF 325 million
($218 million) to satisfy certain contractual obligations and pay transaction costs associated with the merger, and about CHF 616 million ($413 million) to pay certain Olsten debt. In addition, Adecco will require CHF 746 million
($500 million) to refinance Adecco debt maturing in February 2000, and to provide additional financing for operations. Meridian B.V., a wholly-owned subsidiary of Adecco, concluded in November 1999 an offering of about [EURO]360 million (CHF 576 million, $387 million) in principal amount of its 1.50% guaranteed convertible notes due 2004, the entire net proceeds of which are available to Adecco. $30 million (CHF 45 million) of the total net proceeds from the convertible note offering will be used to advance a loan in the same amount by Adecco, Inc. to Olsten. The convertible notes are guaranteed on a senior, unsecured basis by Adecco and are convertible, in total, into about 540,000 Adecco common shares. The convertible notes do not require principal payment prior to maturity. However, the holders of the convertible notes may require Meridian or Adecco to redeem the convertible notes two years after the issue date at par value if there is a change of control of Adecco beyond a threshold set forth in the indenture governing those convertible notes. In addition, Meridian and Adecco are required to secure the convertible notes to the extent that any debt securities of Adecco, Meridian or any subsidiaries of Adecco listed, quoted or traded on any stock exchange, over-the-counter or other securities market are secured. Adecco completed in December 1999 an offering of 600,000 common shares for a total net proceeds of CHF 515 million
($345 million). In addition, Adecco has received an indicative term sheet for a credit agreement providing for two revolving credit facilities. The indicative term sheet contemplates (a) a revolving credit facility with available borrowings of up to CHF 700 million ($469 million), with outstanding indebtedness accruing interest at a rate of LIBOR or EURIBOR, as the case may be, and maturing 3.5 years from the date of the credit agreement and (b) a second revolving credit facility with available borrowings of up to CHF 800 million ($536 million), with outstanding indebtedness accruing interest at a rate of LIBOR or EURIBOR, as the case may be, and maturing 364 days from the date of the credit agreement. LIBOR is the London interbank offered rate and EURIBOR is the Euro interbank offered rate, in each case, as announced from time to time by the lending institution making available the credit facilities. The credit agreement is anticipated to contain customary covenants and conditions. Adecco intends to fund the remainder of its cash requirements for the merger, to refinance its debts and to finance its operations, in part, from borrowings under the credit agreement.


    In the ordinary course, Adecco's principal funding requirements are associated with financing working capital and capital expenditures. Working capital requirements are primarily in the form of accounts receivable and are offset by accounts payable and accrued expenses, all of which increase as revenues increase. The level of working capital financing is primarily dependent upon accounts receivable turnover, which varies by location, and capital expenditures are primarily related to new office openings and expenditures for information systems. Cash disbursement activity is predominantly associated with scheduled payroll payments for its temporary personnel, and Adecco has limited flexibility to adjust its disbursement schedule. Conversely, collection of related accounts receivable from customers may be considerably delayed, resulting in steeply rising working capital requirements during periods of growth. As of October 3, 1999, the accounts receivable had been outstanding for an average of 63 days. Short-term cash requirements are funded primarily through local collections of receivables and bank lines of credit maintained within the respective countries. Management believes that these lines of credit, typically uncommitted, are adequate to meet short-term liquidity requirements.

FOREIGN EXCHANGE

    Management evaluates its foreign currency exposures and hedges certain assets and liabilities denominated in foreign currencies by purchasing various foreign exchange contracts (forwards and swaps). Adecco does not engage in any speculative foreign currency trading activity. Foreign exchange gains and losses resulting from this foreign currency risk management are included in Adecco's Consolidated Statements of Operations.

    Adecco is domiciled in Switzerland and prepares its consolidated financial statements in Swiss francs. Because substantially all of Adecco's operations are conducted outside of Switzerland, fluctuations in the value of foreign currencies against the Swiss franc may have a significant impact on Adecco's reported results. Revenues and expenses denominated in foreign currencies are translated into Swiss francs using weighted average rates for the year. Consequently, as the value of the Swiss franc changes relative to other currencies in Adecco's major markets, the resulting translated revenues, expenses and operating profits are affected. Fluctuations in currency exchange rates may also impact shareholders' equity. Assets and liabilities denominated in foreign currencies are translated into Swiss francs using year-end rates of exchange. The resulting translation adjustments are recorded in shareholders' equity as accumulated other comprehensive income.


    Each of Adecco's local operations primarily derives revenues, incurs expenses and is financed within the currency of its domiciled location. Consequently, these subsidiaries do not incur currency risks in connection with the conduct of their normal business operations. Foreign currency exposure to the group is created as a result of financing within the group which is often in the form of intercompany loans. With few exceptions, the intercompany loans provided by Adecco are denominated in the functional currency of its local subsidiaries, thereby eliminating currency exposure at the local operating level. The foreign currency exposure related to this activity is actively managed by Adecco. Related to this intercompany loan activity, as of October 3, 1999, Adecco had foreign exchange contracts outstanding with an aggregate notional amount of CHF 645 million ($432 million) detailed as follows: foreign exchange contracts to receive CHF and pay various local currencies with an aggregate notional amount of CHF 613 million ($411 million) and an aggregate fair value of CHF 623 million ($417 million); foreign exchange contracts to pay CHF and receive US dollars with an aggregate notional amount of CHF 32 million ($21 million) and an aggregate fair value of CHF 31 million ($21 million). CHF 574 million ($385 million) would be the net amount required to close the positions at October 3, 1999. These contracts primarily hedge intercompany lending activity with the respective gains and losses being included in interest expense.



    The tables below summarize the foreign currency forward contracts as of October 3, 1999. The tables present the notional amounts, at contract exchange rates, purchased or sold and the weighted average contractual foreign currency exchange rates. All forward contracts mature in less than six months and settle in exchange for Swiss francs.



                           FORWARD EXCHANGE CONTRACTS
                   TO RECEIVE CHF AND PAY VARIOUS CURRENCIES
                         (CHF equivalents in millions)



                                                         NOTIONAL      AVERAGE
CURRENCY                                                  AMOUNT    CONTRACT RATE
--------                                                 --------   -------------
Australian Dollar......................................     36          1.0070
Canadian Dollar........................................     21          1.0400
British Pound Sterling.................................    115          2.4407
Japanese Yen...........................................    123          1.3945
New Zealand Dollar.....................................      2          0.7900
Norwegian Krona........................................      4         19.4185
Euro...................................................     85          1.6010
Swedish Krona..........................................      3         18.5000
U.S. Dollar............................................    224          1.5431



                           FORWARD EXCHANGE CONTRACTS
                           TO RECEIVE USD AND PAY CHF
                         (CHF equivalents in millions)



                                                         NOTIONAL      AVERAGE
CURRENCY                                                  AMOUNT    CONTRACT RATE
--------                                                 --------   -------------
U.S. Dollar............................................     32          1.0070


INTEREST RATE RISK

    Adecco manages its exposure to changes in interest rates through the use of fixed and variable rate debt in a number of currencies and by utilizing interest rate swaps to hedge certain underlying debt obligations. Adecco's variable rate debt is based on LIBOR interest rates. Adecco believes it does not have a material exposure to interest rate risk.

    The information below summarizes Adecco's market risks associated with debt obligations and interest rate swaps as of October 3, 1999. For debt obligations, the table below presents principal cash flows and related interest rates by fiscal year of maturity. For interest rate swaps, the table presents the notional amounts and related interest rates by fiscal year of maturity.

                        EXPECTED FISCAL YEAR OF MATURITY
                         (CHF equivalents in millions)


                                                                                          THERE-
                                    1999       2000       2001       2002       2003      AFTER      TOTAL
                                  --------   --------   --------   --------   --------   --------   --------
DEBT
Fixed Rate......................      --          5          6         19         20        382        432
Average Interest Rate...........      --       5.70%      5.70%      6.58%      6.54%      4.54%      4.76%
Variable Rate...................     522        741         --                    --         --      1,263

Average Interest Rate...........    5.09%      5.64%        --         --         --         --       5.42%

INTEREST RATE SWAPS
Variable to Fixed...............      --         --         --         --         --        134        134
Average Pay Rate................      --         --         --         --         --       7.07%      7.07%
Average Receive Rate............      --         --         --         --         --       5.42%      5.42%



The aggregate fair value of the debt was CHF 1,677 million and the aggregate fair value of the interest rate swaps was CHF 119 milion, as of October 3, 1999.


EURO

    On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between the existing sovereign currencies and the Euro, adopting the Euro as the common legal currency. The Euro trades on currency exchanges and is available for non-cash transactions. The existing sovereign currencies are scheduled to remain legal tender in the member countries as denominations of the Euro during the transition period between January 1, 1999 and January 1, 2002. During that transition period, public and private parties may pay for goods and services using either the Euro or the participating country's existing sovereign currency.

    Adecco is continuing to evaluate the impact of the Euro on business operations in all member countries of the European Union during the transition period. Because Adecco's labor costs and prices are generally determined on a local basis, the current impact of the Euro is related to meeting customer invoicing requirements and making information systems modifications. These modifications relate to converting currency values and operating in a dual currency environment during the transition period. Modifications of information technology and other systems will occur during and after the transition period when non-member countries of the European Union convert to the Euro and will be coordinated with other systems upgrades and enhancements. The costs of these modifications are not expected to be material to the results of operations and will be expensed as incurred.

    Adecco is currently assessing the future competitive implications of increased price transparency on its business and that of its customers resulting from the adoption of the Euro. Historically the market for personnel services has been very competitive due to low barriers to entry, with competition limited to firms with offices in close proximity to a customer's particular market. National and multinational customers' assessment of the impact of the Euro on cross border pricing may lead to changes in workforce requirements to remain competitive. Relocation or consolidation of economic activity may in turn cause dislocation of employment. Adecco believes its wide network of offices will accommodate some of this dislocation and shifting labor patterns in Europe. To remain competitive, Adecco is currently evaluating opportunities to consolidate operations, to pursue economies of scale and to reduce administrative costs by treating Europe as a single market.

    The Euro will reduce the costs of currency exchange and eliminate currency exchange risk between the participating countries, but will not have a major impact on Adecco since its subsidiaries' business is within each country and there is limited cross border trading. Treasury and lending activities may be simplified by use of the Euro and Adecco is evaluating a number of cash pooling and other financing opportunities resulting from the introduction of the Euro.

    Adecco has historically used derivatives to hedge currency exposures in the member countries of the European Union. Adecco believes the advent of the Euro will not have a significant impact on hedging activities and may, in fact, create additional funding opportunities.

INFLATION

    Inflation and changing prices have not had a material impact on Adecco's net sales, revenues or income from continuing operations for the last three fiscal years.

YEAR 2000 READINESS


    The Year 2000 problem consists of computer applications using only the last two digits to refer to a year rather than all four digits. As a result, these applications could fail or create erroneous results on or after January 1, 2000 if they recognize "00" as the year 1900 rather than the year 2000. As of January , 2000, Adecco is not aware of any material failure in its efforts to be Year 2000 compliant. However, Adecco may detect Year 2000 non-compliance in certain systems, such as its billing systems, at a later date.



    Adecco estimates that the total cost of its Year 2000 compliance efforts will be CHF 18 million ($12 million). Of this amount, 90% was expensed as of November 28, 1999. Adecco plans on expensing the remainder of this cost by the end of February 2000. The total costs of its Year 2000 compliance efforts have not had, nor are they expected to have, a material effect on Adecco's financial position, results of operations or cash flows.

                               BUSINESS OF OLSTEN


    Olsten operates through subsidiaries in the United States and 13 other countries and engages in and derives substantially all of its revenues from three industry segments: staffing services, information technology services and health services. After completion of the transactions contemplated by the merger agreement, the health services business will be split off and operate independently of the staffing services and information technology services businesses. Olsten was incorporated in Delaware in 1967 as the successor to a business founded in 1950. The staffing services and information technology services businesses are sometimes referred to herein as Olsten staffing. For a more complete discussion of the health services business, please see "Gentiva Health Services Prospectus--Business."


    OLSTEN STAFFING AND INFORMATION TECHNOLOGY

    Olsten's staffing services in the United States and Canada, and other staffing operations in Europe and Latin America, provide supplemental staffing to business, industry and government. In addition, Olsten staffing's specialty staffing division provides a full spectrum of accounting and financial professionals and support-level candidates to a wide array of clients and further provides attorneys, paralegals and legal support staff to law firms, corporate law departments and government.

    Olsten staffing's information technology services business, with operations in North America and Europe, provides services for the design, development and maintenance of information systems.

    Olsten staffing's owned, licensed and franchised staffing and information technology services operation currently conducts business through approximately 1100 offices in 50 states, the District of Columbia, Puerto Rico, Canada, Denmark, Finland, France, Germany, Norway, Spain, Sweden, the United Kingdom, Argentina, Brazil, Chile and Mexico.

    The staffing services and information technology services businesses revenues accounted for about 61% and 9%, respectively, of Olsten's revenues for the nine months ended October 3, 1999, and 62% and 9%, respectively, of Olsten's 1998 revenues, approximately 58% and 7%, respectively, of Olsten's 1997 revenues and about 54% and 5%, respectively, of Olsten's 1996 revenues.

    Olsten provides assignment employees in a full spectrum of skills, from entry-level workers to seasoned professionals and managers. Service areas include: supplemental staffing, evaluation and training for office technology; general office and administrative services, accounting and other financial services; legal, scientific, engineering and technical services, including production technical training; call centers; production/distribution/assembly services; training and pre-employment services; retail services; marketing support and teleservices; manufacturing, construction and industrial services; and managed services for corporations. The provision of staffing services is not generally subject to extensive federal and state regulation.

    Olsten provides information technology consultants on either a project management or consulting basis to assist clients in the design, development and maintenance of computer systems, including focused solutions, comprising both horizontal practices and vertical industry offerings, including particular strength in the financial services and telecommunications industries.


    GENTIVA HEALTH SERVICES



    Gentiva Health Services is currently a wholly-owned subsidiary of Olsten. Gentiva Health Services operates the health services business of Olsten in the United States and Canada, referred to as the health services business. After the split-off, Gentiva Health Services will be an independent, publicly-owned company.


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    Gentiva Health Services is the leading provider of home health care services in the United States based on revenues. Since 1971, Gentiva Health Services has built a reputation for high quality health care for its patients. Gentiva Health Services is committed to offering a broad spectrum of services in the home health care industry. Gentiva Health Services currently maintains over 400 locations in the United States and Canada and serves about 450,000 patient/client accounts annually with about 70,000 caregivers and administrative staff.



    Gentiva Health Services offers high quality services through three business lines which are (1) specialty pharmaceutical services; (2) home care nursing services; and (3) staffing services. Through its three business lines Gentiva Health Services offers a broad range of services, including:


    - treatments for patients with chronic diseases;

    - intravenous and oral administration of drugs, nutrients and other solutions;

    - skilled nursing care;

    - pediatric/maternal care programs;

    - rehabilitation and other therapies;

    - disease management programs;

    - home health aide care and assistance with personal care; and

    - institutional, occupational and alternate site staffing.


    Through its network of 38 pharmacies located throughout the United States, including two national distribution centers, Gentiva Health Services offers the leading and most comprehensive infusion therapy solutions in the industry. In addition, through its four intake and claims processing centers, Gentiva Health Services provides network services, including care management and coordination of managed care customers who desire a single source for centralized intake and billing, claims adjudication, quality assurance and data reporting and analysis.



    In fiscal 1998, about 62% of Gentiva Health Services' revenues was attributable to commercial pay sources, 23% of its revenues was attributable to Medicaid reimbursement, state reimbursed programs and other state/county funding programs and 15 percent of its revenues was attributable to Medicare reimbursement. For the nine months ended October 3, 1999, about 63% of Gentiva Health Services' revenues was attributable to commercial pay sources, 20% of its revenues was attributable to Medicaid reimbursement, state reimbursed programs and other state/county funding programs and 17% of its revenues was attributable to Medicare reimbursement.


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                               BUSINESS OF ADECCO

GENERAL

    Adecco is the largest personnel services organization in the world in terms of revenues with over 3,000 offices in over 50 countries. Adecco is primarily engaged in providing temporary personnel, placing permanent employees, outsourcing, training and testing temporary and permanent employees, and providing outplacement counseling services.

    Adecco's personnel services are offered under the Adecco brand and under several specialty brands. Adecco's primary brands include:

    ADECCO (General Staffing Services). Under the Adecco brand, Adecco offers temporary and full-time employment opportunities from offices in over 50 countries. In France, Adecco offers similar services under the Adia brand.

    ACCOUNTANTS ON CALL (Accounting and Finance Personnel). Accountants on Call specializes in the temporary and permanent placement of a wide range of specialized finance personnel from controllers and CPA's, accounting clerks and bookkeepers to financial analysts and finance managers. Accountants on Call operates in the United States, Canada, the United Kingdom and as "Accountants" in Spain.

    ADECCO/TAD TECHNICAL (Technical Personnel). Adecco/TAD Technical is a full-service provider of technical professionals, engineers, project managers and support staff to businesses with technical staffing needs in the United States. Adecco/TAD Technical's personnel include software and hardware engineers, technical, electrical and mechanical technicians, MIS professionals, help desk staff, CAD designers/drafters, publication professionals and research and development technicians.

    AJILON (Information Technology Personnel and Services). Ajilon provides information technology staffing services ranging from providing temporary or permanent employees to hiring a complete team to assess systems compliance and implement needed conversions. Ajilon services are also branded as ICON (Australia and South East Asia), PFI (Singapore), Skillbase (Spain), and Computer People in the United Kingdom and several other European countries.

    JONATHAN WREN (Banking and Finance). Jonathan Wren provides specialized temporary help, executive search services and on-site workforce management for the banking and finance industries in the United Kingdom and continental Europe.

    LEE HECHT HARRISON (Outplacement and Career Transition). Lee Hecht Harrison offers outplacement services, career transition services, career development seminars, executive coaching and flexible workforce management in the United States and in several European and Asian countries.

    ROEVIN (Engineering and Technical Services). Roevin provides temporary and fulltime employment in the technical and engineering fields. Roevin is based in the United Kingdom and serves major clients throughout Europe.

    TAD TELECOM (Telecommunications Personnel and Services). TAD Telecom provides engineering, management and installation personnel and services to the communication industry (including the voice, data and video sectors) in the United States.

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STRATEGY AND COMPETITIVE STRENGTHS

    Adecco seeks to be a leader everywhere it competes. Adecco believes that, in 1998, in terms of revenues, it ranked among personnel services companies:

    - first in France, Canada, Australia, Switzerland and Spain;

    - second in the United Kingdom;

    - third in the United States and Germany; and

    - seventh in Japan.

    Adecco seeks to achieve revenue leadership and improve operating margins through a combination of acquisitions, organic growth, and superior service and technology:

    - ACQUISITIONS. Adecco is the product of the 1996 merger of Adia S.A. and Ecco S.A. In addition to a number of smaller acquisitions in each year since that merger, Adecco acquired TAD in 1997 and Delphi plc and Career Staff Ltd. in 1999, and has entered into a definitive agreement to acquire the staffing and information technology businesses of Olsten.

    - ORGANIC GROWTH. Adecco has, from internal growth, increased the number of its offices and its revenues in each fiscal year since 1996, and continues to expand in new and existing markets.

    - SERVICE AND TECHNOLOGY. Adecco aspires to provide superior performance to its customers through the provision of motivated and talented personnel and advanced technical resources that increase productivity and enable it to deliver its product efficiently.

    - SPECIALTY SERVICES. Specialty services, such as information technology and accounting services, are generally more profitable than non-specialty services, and demand for such services has been strong. Adecco has enhanced its capabilities in these areas through the acquisition of TAD, Delphi, and other companies and will further augment its resources through the acquisition of Olsten.

    Adecco believes that its competitive strengths include:

    - a consistently high level of quality at competitive prices;

    - a broad scope of services;

    - a diverse pool of applicants;

    - the largest network of branches for customers and candidates; and

    - a diversified global culture, as evidenced by its top management that includes six different nationalities among its top eleven executives.

OPERATIONS

    NORTH AMERICA

    As of December 31, 1998, Adecco operated from over 800 offices in numerous states, Canadian provinces and the District of Columbia. In addition, services are provided through "on-site offices" located at customer sites, which arrangements allow Adecco to more cost efficiently expand its volume of business. In 1998, Adecco derived about 30% of its revenues from operations in North America.

    FRANCE

    As of December 31, 1998, in France, Adecco operated over 1,000 offices. In 1998, temporary workers comprised about 2% of the total French workforce, making France the second largest

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marketplace worldwide for temporary personnel services. In 1998, Adecco derived about 41% of its revenues from France.

    OTHER EUROPE

    As of December 31, 1998, Adecco operated over 1,100 offices throughout the rest of Europe. Approximately 24% of Adecco's 1998 revenues came from European countries other than France. The five largest countries by revenues for 1998 were as follows:

    - THE UNITED KINGDOM. At December 31, 1998, in the United Kingdom, Adecco operated over 230 offices.

    - SWITZERLAND. At December 31, 1998, in Switzerland, Adecco operated over 70 offices.

    - SPAIN. At December 31, 1998, in Spain Adecco operated over 200 offices. Adecco entered the Spanish market in 1994, following deregulation, and has enjoyed strong growth since operations began.

    - GERMANY. At December 31, 1998, in Germany, Adecco operated over 100 offices. Certain German legal restrictions governing job categories and the length of contracts in the temporary employment industry limit demand for temporary services in Germany.

    - NETHERLANDS. At December 31, 1998, in the Netherlands, Adecco operated over 220 offices. The Netherlands has the highest penetration of temporary personnel in the world.

    AUSTRALIA AND JAPAN

    Adecco's two principal marketplaces outside of North America and Europe are in Australia and Japan, which together accounted for about 5% of revenues in 1998. As of December 31, 1998, in Australia, Adecco operated over 50 offices.

    In Japan, Adecco operates principally in the Tokyo area, servicing customers at over 15 offices as of December 31, 1998. Despite little growth in the Japanese economy and strict regulations on the use of temporary personnel, demand for temporary personnel increased in 1998. Adecco anticipates that demand for its temporary personnel will remain strong in Japan, especially given the expected further easing of legal restrictions on temporary staffing.

RECRUITING, QUALITY CONTROL AND MARKETING

    Personnel services firms act as intermediaries in matching available workers to employer assignments on a temporary or permanent basis. Personnel services firms compete with one another not only in recruiting and retaining available workers, but also in attracting a customer base that needs to hire these workers.

    Adecco recruits employment candidates through a wide variety of means, including personal referrals, advertisements, the internet, and its "Job Shop" computerized kiosks located in busy public venues, as well as through an attractive compensation package which includes vacation and holiday pay, incentive plans and recognition programs.

    Adecco's first step toward providing its customers with quality service is employing a highly motivated permanent staff, properly training such staff on the methods of recruiting and matching candidates to assignments, and effectively using proprietary and other systems that have been developed to support this process. Adecco trains its staff to fill assignments promptly, effectively match an individual worker to a specific assignment, monitor the performance of the worker in that assignment, and to offer its customers other options to help manage their use of personnel services.

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    Adecco provides its customers with advanced testing of potential employees to assess their skills and to ensure that they match the skill profile requested by the customer. For example, Adecco measures a number of computer-related skills by allowing the candidate to operate in the actual software program environment. Adecco's internally developed Xpert system is a state-of-the-art evaluation and testing tool, and its MAX Adia Office Automation & Design-TM-system integrates the results of Adecco's skills testing with personal attributes and work history and automatically matches available candidates with customer requirements. MAX also allows Adecco to track the performance of temporary personnel and provide quality reports to customers, thereby documenting the level of performance.

    As of December 31, 1998, Adecco was certified under the international quality standard ISO 9002 in the following countries: Austria, Australia, Belgium, Canada, the Czech Republic, France, Germany, Hungary, Japan, Luxembourg, Mexico, the Netherlands, Norway, Portugal, Spain, Switzerland, the United Kingdom, and the United States. Adecco is currently in the process of seeking certification for its remaining offices in other countries under this standard. In addition, Ajilon, Adecco's information technology subsidiary, is ISO 9001 certified. Adecco believes it was among the first in the industry to become certified for its consistent level of quality and believes that this gives it a marketing advantage over many of its competitors.

    Adecco differentiates itself from its competitors by providing a broader scope of services to its customers. Adecco uses various methods to market its personnel services to customers depending on the customers' perceived need for workers, the skill levels required and the local labor supply. Marketing tools include branch specialization to better match supply and demand in specific market niches, investments in brand awareness through media advertising, and intense sales activity with a highly trained and monitored sales force.

COMPETITION

    With more than 15,000 firms competing, the personnel services industry throughout the world is highly competitive and has low barriers to entry. In addition to Adecco, large publicly-owned companies specializing in personnel services include Manpower Inc. (US), Kelly Services, Inc. (US), Randstadt (the Netherlands), Vedior/BIS (the Netherlands) and Interim Services (US). Although some countries have a higher concentration level of personnel services companies, with three to four companies accounting for more than 60% of the business, Adecco believes no single company has greater than an 8% share of the worldwide industry. Moreover, only Adecco and Manpower have significant shares in all of the major personnel services countries in the world.

    Competition generally varies from country to country because many customers contract for their personnel services locally. In most major countries, competitors generally include large publicly traded companies and numerous regional and local competitors, some of which may operate only in a single country. Competition may also be provided by governmental entities, such as the state employment offices in many European countries.

    In France, changes in French law in December 1997 reduced the amount of certain employment tax abatements. The effect of this change was to increase the cost of temporary employees. Adecco implemented price increases to offset this cost increase, but due to the intensely competitive environment, the increases were initially insufficient to forestall margin erosion.

    Many customers use more than one personnel services company, and it is common for a major customer to use several personnel services companies at the same time. However, in recent years, there has been a significant increase in the number of large customers consolidating their temporary personnel hiring with a single supplier or with a small number of firms. Adecco's customer base is large and diverse, with no customer accounting for a significant portion of revenues.

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REGULATION

    Personnel services firms are generally subject to one or more of the following types of government regulation:

    - regulation of the employer/employee relationship between a firm and its temporary personnel;

    - registration, licensing, record keeping and reporting requirements; and

    - substantive limitations on its operations.

    In most countries, including the United States, the United Kingdom and France, personnel services firms are considered the legal employers of their temporary personnel. Therefore, the firm is governed by laws regulating the employer/employee relationship, such as tax withholding or reporting, social security or retirement, anti-discrimination and workers' compensation. In other countries, personnel services firms, while not the direct legal employers of temporary personnel, are still responsible for collecting taxes and social security deductions and transmitting such amounts to the taxing authorities.

    In many countries, particularly in continental Europe, entry into the personnel services market is restricted by the requirement to register with or obtain licenses from a government agency. In addition, a wide variety of administrative requirements may be imposed, such as record keeping, written contracts and reporting.

    The personnel services industry is closely regulated in all of the major markets in which Adecco operates except the United States, the United Kingdom and Canada. In addition to licensing or registration requirements, many countries impose substantive restrictions on temporary employment services. Such restrictions include:

    - regulations affecting the type of work permitted; for example, Germany prohibits the use of temporary workers in construction work, and Japan limits temporary work to certain defined categories of workers, which exclude, among other categories, industrial work,

    - restricting the maximum length of a temporary assignment; for example, varying from 3 to 24 months,

    - imposing requirements as to wage levels; for example, in France and Austria, wages paid to temporary workers must be the same as those paid to permanent workers, or

    - restricting the circumstances under which the temporary personnel may be employed: for example, in Germany, they must be fully employed without time limit.

    In some countries special taxes, fees or costs are imposed in connection with the use of temporary personnel. For example, in France, to compensate for the precarious nature of their employment, temporary personnel are entitled to a 10% allowance which is inapplicable if a new assignment is offered to them within three days. In some countries, the placement by private companies of permanent workers for a fee is prohibited.

TRADEMARKS

    Adecco maintains a number of trademarks, trade names, service marks and other intangible rights. The principal marks are the Adecco service mark and logo and the specialty brand service marks and logos, including Accountants on Call, Ajilon, Lee Hecht Harrison, Jonathan Wren, and TAD. Adecco has filed applications to register and/or registration has been obtained for these trademarks and service marks in the major markets and in the countries where Adecco operates as appropriate. Adecco is not currently aware of any infringing uses that would be likely to significantly harm these rights.

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EMPLOYEES

    Adecco had approximately 16,500 permanent full-time employees as of December 31, 1998. During 1998, Adecco had on average over 375,000 temporary workers employed at worldwide client locations on any given day. Adecco believes that relations with its employees are good.

CORPORATE HISTORY

    Adecco resulted from the August 1996 merger of Adia S.A. and Ecco S.A., pursuant to which each Ecco stockholder received Adia common shares or cash for each share of Ecco common stock they held. In connection with the merger, Adia changed its name to Adecco.

    The Ecco merger was accounted for using the purchase method of accounting. For accounting purposes only, and in accordance with generally accepted accounting principles in the United States, Ecco was deemed the acquiror of Adia as its former shareholders received a majority of the shares of Adecco. As a result, the historical financial statements of Adecco for the periods prior to the Ecco merger are those of Ecco and the operations of Adia have been included in the consolidated financial statements of Adecco beginning in August 1996.

    Henri Lavanchy founded Adia in 1957 in Lausanne, Switzerland, to provide temporary personnel to businesses in that country. Beginning in the 1960's and continuing through 1996, Adia expanded throughout Europe, the United States, Mexico, Japan, and Southeast Asia, and into the People's Republic of China.

    In 1964, Philippe Foriel-Destezet, Adecco's current Chairman, founded Ecco in Lyon, France. By the early 1970's, Ecco had become the third largest supplier of temporary personnel in France.

    Adecco is a SOCIETE ANONYME organized under the laws of Switzerland, with its corporate headquarters at 1275 Cheserex, Switzerland. Its telephone number is 41 21 321 66 66.

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                      DESCRIPTION OF ADECCO COMMON SHARES

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS RELATING TO THE EQUITY CAPITAL OF ADECCO, INCLUDING BRIEF SUMMARIES OF CERTAIN PROVISIONS OF ADECCO'S STATUTS, WHICH IS ITS CHARTER, AND THE SWISS CODE OF OBLIGATIONS. THIS DESCRIPTION IS ONLY A SUMMARY OF THE MATERIAL TERMS OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE COPY OF ADECCO'S CHARTER WHICH HAS BEEN FILED WITH THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT/PROSPECTUS IS A PART. YOU ARE ENCOURAGED TO READ THE ENGLISH TRANSLATION OF ADECCO'S CHARTER IN ITS ENTIRETY.

OBJECT

    Adecco's charter provides that Adecco's principal corporate purpose is to acquire and manage organizations that supply employees or that provide supervision, inspection or consulting services.

GENERAL

    As of November 8, 1999, Adecco's equity capitalization consisted of the following:


    - 17,181,920 common shares, par value CHF 10.00 per share, of which 109,316 were represented by 874,528 Adecco ADSs; and


    - 24,500 Class A participation certificates, par value CHF 2.00 per participation certificate.

    As of November 8, 1999, 51,323 common shares and 11,235 Class A participation certificates were held in treasury. Under several existing stock option plans, as of November 8, 1999, 460,607 common shares would be issuable upon exercise of all outstanding options.

    Except as noted below, Adecco's charter confers on the holders of Adecco common shares equal rights, including equal voting rights, and equal obligations.

    On April 20, 1999, Adecco shareholders voted to approve a change in form of Adecco shares from bearer form to registered form. Upon request of a holder of outstanding bearer shares, or upon issue or transfer of registered shares, the shares are registered in the share register with the right to vote, provided that the holders declare to have acquired the registered shares in their own name and for their own account. However, the board of directors of Adecco may register nominees who hold shares for beneficial owners and, therefore, are not able to make the declaration.

    No person or entity, including those who hold beneficial ownership through a nominee, is permitted to be registered with the right to vote more than 5% of the registered share capital, except those persons or entities who held such shares prior to April 20, 1999. Registered shares held by a nominee that exceeds the 5% limit, however, may be registered in the share register if the nominee discloses shareholder information of the beneficial owners for whose account the nominee holds 0.5% or more of the registered share capital.

    Corporate bodies and partnerships or other groups of persons or joint owners who are interrelated to one another through capital ownership, voting rights, uniform management or otherwise linked or who act in concert to circumvent the regulations concerning the limitation of participation or the nominees, are treated as one single person or nominee for the purposes of determining whether the 5% limit has been exceeded.

    The 5% limitation for registration in the share register also applies to shares acquired or subscribed by the exercise of subscription, option or conversion rights.


    The participation certificates confer no voting rights, and the holders of participation certificates do not have the right to attend general meetings of the shareholders. However, when dividends or liquidation proceeds are declared, holders of participation certificates are entitled to receive per


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participation certificate one-fifth of the dividend payments to be made on each common share. See "--Allocation of Annual Net Profits" for a summary of Adecco's dividend policies.


GENERAL MEETINGS OF SHAREHOLDERS

    Under Swiss corporate law, an ordinary general meeting of the shareholders must be held within six months after the end of each fiscal year. Extraordinary general meetings of the shareholders may be called by the board of directors or, if necessary, by Adecco's statutory auditors. In addition, an extraordinary general meeting of the shareholders may be called by a resolution of the shareholders adopted during any prior general meeting of the shareholders or, at any time, by holders of common shares representing at least ten percent of the share capital. Holders of Adecco common shares with a nominal value of at least CHF 1.0 million have the right to request that a specific proposal be discussed and voted upon at the next general meeting. Notice of a general meeting may be provided to the shareholders by publishing notice of such meeting in the Swiss Commercial Gazette and other newspapers at least 20 days before the meeting.

    There is no quorum requirement for general meetings.

    Holders of at least a majority of Adecco common shares represented in a general meeting must vote in favor of a resolution in order for such resolution to be adopted. In addition, in order to adopt a resolution regarding:

    - changes to Adecco's corporate purpose;

    - the creation or rescission of provisions in the Adecco charter requiring a qualified quorum or majority for resolutions at the general meeting;

    - the creation of shares with privileged voting rights;

    - restrictions on the transferability of registered shares;

    - an authorized or conditional increase in Adecco's equity capital;

    - an increase in Adecco's equity capital by recourse to equity, against contribution in kind, or for the acquisition of assets and the granting of special benefits;

    - restriction or elimination of subscription rights;

    - relocation of Adecco's domicile; or

    - dissolution of Adecco without liquidation,

holders of at least two-thirds of Adecco common shares represented at such general meeting must vote in favor of such resolution.


    In addition to the powers described above, the general meeting has the power to vote on amendments to Adecco's charter (including to convert registered shares to bearer shares), to elect the directors, the statutory auditors and any special auditor for capital increases, to approve the annual report, including the statutory financial statements and the annual group accounts, and to set the annual dividend. In addition, the general meeting has competence in connection with the special inspection and the liquidation of Adecco.


    Each Adecco common share represents one vote. In addition, a shareholder may only be represented by (1) the shareholder's legal representative, (2) another shareholder with the right to vote, (3) a corporate body of Adecco,
(4) independent proxy or (5) a depositary. At general meetings, votes are taken on a show of hands unless a ballot is ordered by the chairman of the meeting or requested by holders of Adecco common shares representing at least 5% of Adecco's share capital.

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TRANSFER OF ADECCO SHARES

    Adecco shares are evidenced either by share certificates in registered form or by registration in the share register. Adecco may renounce the printing and delivery of certificates. However, any shareholder may demand the issuance of a certificate. Adecco shares are transferred by delivery combined with an endorsement or a written assignment. Shares not represented by a certificate may only be transferred by way of written assignment. To be valid, Adecco must be notified of the assignment. The right to vote and the other rights associated with an Adecco share may only be exercised by a shareholder who is registered in the share register. Adecco's charter provides that no person or entity shall be registered in the share register with the right to vote for more than 5% of the share capital of Adecco except persons or entities who held such shares prior to April 20, 1999.

ALLOCATION OF ANNUAL NET PROFITS


    Swiss law requires that Adecco retain at least 5% of its annual net profits as general reserves as long as such reserves amount to less than twenty percent of Adecco's nominal equity capital. Any remaining net profits may be distributed as dividends, pursuant to a shareholders resolution, in equal proportion between the holders of common shares and participation certificates, with holders of participating certificates receiving one-fifth of the dividend payment per certificate that holders of common shares receive per share.



    Pursuant to Swiss law, Adecco is permitted to make only one dividend payment, if any, per fiscal year. Interim dividends may only be paid with shareholder approval. See "Comparative Rights of Shareholders of Adecco and Olsten."


PREEMPTIVE RIGHTS

    Under Swiss corporate law, each holder of common shares and participation certificates has preemptive rights to subscribe for any new issuance of common shares and participation certificates in proportion to the respective nominal amount of common shares and participation certificates held by that holder. Any new issuance of participation certificates or common shares, whether for a cash or non-cash consideration, must be approved by the shareholders. However, the shareholders' preemptive rights may be suspended for important reasons if the suspension is approved by at least two-thirds of the votes of the common shares represented at a general meeting.

BORROWING POWERS

    Neither Swiss law nor Adecco's charter limits Adecco's ability to borrow and raise funds as to amount or otherwise.

CONFLICTS OF INTERESTS

    Swiss corporate law does not have a general provision on conflict of interests. However, the Swiss Code of Obligations contains a provision which requires directors to safeguard the interests of the corporation, and to adhere to a duty of loyalty and a duty of care. Breach of this provision may result in the personal liability of the directors through the corporation. In addition, Swiss law contains a provision under which payments made to a shareholder not at arm's length must be repaid to the corporation.

REPURCHASE OF ADECCO SHARES

    Swiss law limits the amount of its common shares that Adecco may hold or repurchase. Adecco may only repurchase its common shares if it has free reserves to cover the purchase price and if the nominal value of the common shares to be repurchased does not exceed 10% of Adecco's equity

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capital. In addition, Adecco common shares repurchased by Adecco may not be voted in a general meeting. Furthermore a reserve must be created on the balance sheet in the amount of the purchase price of the acquired shares. Moreover, free reserves corresponding to the purchase price of the acquired shares must be reclassified as a blocked reserve, which prevents the distribution of the corresponding amount to shareholders.

DURATION; LIQUIDATION

    Although Adecco's charter does not limit the term of Adecco's corporate existence, Adecco may be dissolved at any time by a resolution of a general meeting adopted by at least two-thirds of all of the outstanding Adecco common shares. Under Swiss law, Adecco may also be dissolved by a court order based upon the request of holders of Adecco common shares representing at least 10% of Adecco's share capital if such request is based on important grounds, such as matters relating to misuse of a shareholder's majority position. In addition, the court may grant alternative relief such as a mandatory redemption by Adecco or by its majority shareholder at fair market value of all the Adecco common shares held by minority shareholders.

RETURN OF CAPITAL UPON LIQUIDATION

    Swiss law requires that any proceeds from Adecco's liquidation, after all obligations to its creditors have been satisfied, be used first to repay the nominal equity capital of Adecco. Thereafter, any remaining proceeds are to be distributed to holders of Adecco common shares and participation certificates in proportion to the nominal value of those Adecco common shares and participation certificates.

NOTIFICATION REQUIREMENT


    Any investor who directly, indirectly or together with another person, acquires, holds or disposes of Adecco shares, for his own account, and thereby attains, falls below or exceeds the thresholds of 5, 10, 20, 33 1/3, 50 or 66 2/3% of the voting rights, whether or not such rights may be exercised, must notify Adecco and the Disclosure Office of the Swiss Stock Exchange. Such notification must be made no later than four trading days after the obligation to disclose arises. Adecco is also under an obligation to publish the disclosure no later than two trading days after receipt.


MANDATORY BID RULES

    Pursuant to the applicable provisions of the Swiss Stock Exchange Act, if a person acquires shares of Adecco, whether directly or indirectly or together with another person, which exceed the threshold of 33 1/3% of the voting rights of Adecco, irrespective of whether the voting rights are exercisable or not, that person must make a bid to acquire all of the listed shares of Adecco. There is no obligation to make a bid under the foregoing rules if the voting rights in question are acquired as a result of a gift, succession or partition of an estate, a transfer based upon matrimonial property law or execution proceedings.

                             DESCRIPTION OF ADECCO
                           AMERICAN DEPOSITARY SHARES


    THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE DEPOSIT AGREEMENT PURSUANT TO WHICH ADECCO AMERICAN DEPOSITARY SHARES EVIDENCED BY AMERICAN DEPOSITARY RECEIPTS WILL BE ISSUED IN THE MERGER. THE DEPOSIT AGREEMENT IS AMONG ADECCO, MORGAN GUARANTY TRUST COMPANY, AS DEPOSITARY, AND THE REGISTERED HOLDERS FROM TIME TO TIME OF AMERICAN DEPOSITARY RECEIPTS, OR ADRS, EVIDENCING ADSS. THE DEPOSIT AGREEMENT IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT/PROSPECTUS IS A PART AND WE ENCOURAGE YOU TO READ IT IN ITS ENTIRETY. THE FOLLOWING SUMMARY IS SUBJECT TO AND QUALIFIED BY THE PROVISIONS OF THE DEPOSIT AGREEMENT. COPIES OF THE DEPOSIT AGREEMENT ARE AVAILABLE FOR INSPECTION AT THE DEPOSITARY'S ADDRESS SET FORTH BELOW.


GENERAL

    Morgan Guaranty Trust Company of New York as depositary will issue Adecco ADSs evidenced by ADRs to holders of Olsten common stock and Class B common stock who are entitled to receive them upon completion of the merger. Each ADS represents at the date hereof the right to receive one-eighth of one Adecco common share. Adecco will deposit common shares underlying the ADSs with the custodian, which currently is the Zurich, Switzerland office of Bank Leu, Ltd. The Corporate Trust Office of Morgan Guaranty Trust Company of New York is located at 60 Wall Street, 36th Floor, New York, New York 10260.

COMMON SHARE DIVIDENDS AND OTHER DISTRIBUTIONS

HOW WILL YOU RECEIVE DIVIDENDS AND OTHER DISTRIBUTIONS ON ADECCO COMMON SHARES UNDERLYING YOUR ADSS?

    If you are an Adecco ADS holder on the record date for a distribution, Morgan Guaranty will pay to you the cash dividends or other distributions the custodian receives on Adecco common shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Adecco common shares your ADSs represent.


    - CASH. Morgan Guaranty will distribute, if permissible and practicable, U.S. dollars available resulting from a cash dividend or other cash distribution or the net proceeds from the sale of any other distribution. Before making a distribution, Morgan Guaranty will convert, if reasonable, any foreign currency to U.S. dollars, and will make appropriate adjustments to the distribution to account for taxes withheld and expenses incurred. If Morgan Guaranty determines that any foreign currency cannot reasonably be converted into U.S. dollars and transferred to the United States, the deposit agreement provides that Morgan Guaranty may distribute the foreign currency or choose to hold the foreign currency for your benefit, uninvested and without liability for interest. IF EXCHANGE RATES FLUCTUATE DURING A TIME WHEN THE DEPOSITARY CANNOT CONVERT A FOREIGN CURRENCY, YOU MAY LOSE SOME OR ALL OF THE VALUE OF THE DISTRIBUTION.


    - COMMON SHARES. Morgan Guaranty will distribute additional Adecco ADSs evidenced by ADRs representing any common shares Adecco distributes as a dividend or free distribution. It may sell Adecco common shares which would result in a fractional ADS, and distribute the net proceeds to the holders entitled to those common shares.

    - RIGHTS TO RECEIVE ADDITIONAL SHARES. If Adecco offers holders of securities any rights, including rights to subscribe for additional Adecco common shares, Morgan Guaranty will take actions necessary to make these rights available to holders of Adecco ADSs if Adecco provides satisfactory evidence that this granting or issuance of rights is lawful. If the granting or issuance of rights is not proven lawful, Morgan Guaranty will sell the rights, if practicable, and distribute

      U.S. dollars resulting from the sale to holders. Morgan Guaranty may allow rights that are not distributed or sold to lapse.

    - OTHER DISTRIBUTIONS. Morgan Guaranty will distribute to holders any other distributions on deposited securities by any means that Morgan Guaranty believes are legal, fair and practical. If it cannot make the distribution in that way, Morgan Guaranty may decide to sell what Adecco distributed--for example by public or private sale--and distribute the net proceeds to holders.

    To the extent that Morgan Guaranty determines in its discretion that any distribution is impermissible or impracticable with respect to any ADS holder, Morgan Guaranty may:

    - make such distribution as it so determines is practicable, including the distribution of foreign currency, securities or property or appropriate documents evidencing the right to receive foreign currency, securities or property, or

    - retain the distribution as deposited securities for an ADS holder, uninvested and without liability for interest.

    MORGAN GUARANTY IS NOT RESPONSIBLE IF IT DECIDES THAT IT IS UNLAWFUL OR IMPRACTICAL TO MAKE A DISTRIBUTION AVAILABLE TO ANY ADS HOLDERS.

    We cannot guarantee that Morgan Guaranty will be able to convert any foreign currency into U.S. dollars, or will be able to sell any shares, property or other right distributed by Adecco quickly or at any specific rate or price, or at all.

SETTING A RECORD DATE

    After consulting with Adecco, Morgan Guaranty may fix a record date in order to determine the holders of ADSs that are entitled to:

    (1) receive any distribution as described above,

    (2) receive notice of any meeting, or

    (3) act on any other matters.

DEPOSIT, WITHDRAWAL AND CANCELLATION

HOW DOES THE DEPOSITARY ISSUE ADSS?


    Morgan Guaranty will issue the ADSs evidenced by ADRs that you are entitled to receive in the merger in book-entry form, unless you specifically request to receive your ADRs in certificated form, against deposit with the custodian of the underlying Adecco common shares. Morgan Guaranty will issue additional ADSs if you deposit common shares, along with any appropriate instruments of transfer or endorsement, with the custodian. The custodian will hold all deposited common shares for the account of the depositary. ADS holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited common shares. Upon payment of its fees and of any taxes or charges, such as stock transfer taxes or fees, Morgan Guaranty will register the appropriate number of ADSs in the names you request and will deliver the ADSs at its Corporate Trust office to the persons you request. The fees and expenses of Morgan Guaranty will not be payable by Olsten stockholders in connection with their receipt of Adecco ADSs pursuant to the merger agreement; however, if any Adecco ADSs are to be issued to a person other than the person in whose name the surrendered certificate is registered, then the person requesting the exchange shall pay any transfer or other taxes required by reason of the exchange.

    At the request, risk and expense of the person making the deposit, Morgan Guaranty may accept deposits to be forwarded to the custodian and may deliver ADSs at a place other than its office.

HOW DO ADS HOLDERS CANCEL AN ADS AND OBTAIN COMMON SHARES?

    You may at any time surrender your ADSs and request to withdraw the underlying deposited securities. Once you surrender your ADSs and pay all fees, governmental charges and taxes, you are entitled to receive the amount of deposited securities represented by your surrendered ADSs at the office of the custodian. At your risk and expense, you may have Morgan Guaranty forward to you the share certificates and any other documents of title. You may not surrender ADSs which together represent less than a whole Adecco common share.

    You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

    - due to temporary delays caused by Morgan Guaranty or Adecco closing its transfer books, the deposit of Adecco common shares in connection with voting at a shareholders, meeting, or the payment of dividends;

    - when you owe money to pay fees, taxes and similar charges; or

    - when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Adecco common shares or other deposited securities.


VOTING RIGHTS



    If you are an ADS holder on a record date fixed by Morgan Guaranty, Morgan Guaranty will enable you to attend, speak and vote at a meeting by appointing you its proxy for the Adecco common shares underlying your ADSs. If you do not wish to attend a meeting, you may appoint Morgan Guaranty or another person as your substitute proxy to attend, speak and vote on your behalf.



    If you hold ADSs through a brokerage account or otherwise in "street name," you will not be entitled to attend or speak at a meeting without authorization from the broker.


    As soon as practicable after receiving a written request in writing by Adecco, Morgan Guaranty will mail to you a notice and other materials providing you with information about a meeting, including its time, place, and the matters to be voted on. This notice will also tell you how you may instruct Morgan Guaranty to exercise your right to vote your shares or deposited securities underlying your ADSs as you direct it if you choose to appoint Morgan Guaranty as your substitute proxy. For instructions to be valid, Morgan Guaranty must receive them on or before the date specified in the instructions. Morgan Guaranty will, if practical and permitted under applicable law, the deposited securities and the Adecco charter, vote the underlying Adecco common shares or other deposited securities as you instruct. Morgan Guaranty will only vote as you instruct. All voting rights with respect to the underlying common shares will be subject to Swiss law.

    Morgan Guaranty and its agents are not responsible for any failure to carry out voting instructions or for the manner of carrying out voting instructions.

REPORTS AND OTHER COMMUNICATIONS

    Morgan Guaranty will allow you to inspect any reports and communications received from Adecco at its office that are:

    (1) received by Morgan Guaranty as the holder of the deposited securities and

    (2) made generally available by Adecco to holders of deposited securities.

Morgan Guaranty will send you copies of these reports directly when provided by Adecco under the deposit agreement. All of these reports and communications will be in English.

FEES AND EXPENSES

                    FOR:                                   ADS HOLDERS MUST PAY:
---------------------------------------------  ---------------------------------------------
- Each issuance of an ADS, including as a      $5.00 per each 100 ADSs (or portion thereof)
  result of a distribution of shares or
  rights or other property; however, an
  Olsten stockholder will not be charged this
  fee for the issuance to him or her of ADSs
  as part of the merger consideration.

- Each surrender of an ADS for withdrawal of   $5.00 per each 100 ADSs (or portion thereof)
  deposited securities

    Morgan Guaranty may sell sufficient securities and property received as distributions from Adecco prior to deposit in order to pay for these charges. Adecco will pay all other charges and expenses of Morgan Guaranty except:


    - stock transfer or other taxes and governmental charges, which are payable by holders of Adecco ADSs or persons depositing Adecco common shares;



    - cable, telex and facsimile transmission expenses, which are payable by holders of Adecco ADSs or persons depositing Adecco common shares;



    - transfer and registration fees for the registration or transfer of deposited securities, which are payable by the person depositing the Adecco common shares or the ADS holder withdrawing the underlying Adecco common shares; and



    - expenses of Morgan Guaranty in connection with the conversion of foreign currency into U.S. dollars, which are paid out of the foreign currency.


    The fees described above may be amended from time to time.

PAYMENT OF TAXES

    Morgan Guaranty may deduct the amount of any taxes owed from any payments to you. It may also restrict the registration or registration of transfer of your ADSs or restrict the withdrawal of your underlying deposited securities until you pay any taxes owed on your ADSs or underlying securities. It may also sell deposited securities to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If Morgan Guaranty sells deposited securities, it will, if appropriate, reduce the number of ADSs held by you to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

RECLASSIFICATION, RECAPITALIZATION AND MERGERS

    If Adecco:

    - changes the par value of any Adecco common shares,

    - reclassifies, splits, cancels or consolidates any of the deposited securities,

    - distributes securities or property on any of the deposited securities that are not distributed to you, or

    - recapitalizes, reorganizes, merges, sells its assets, or takes any similar action, then:


(1) the cash, shares or other securities received by Morgan Guaranty will become new deposited securities under the deposit agreement, and each ADS will automatically represent its equal share of the new deposited securities; and


(2) Morgan Guaranty may amend the form of ADS or distribute additional or amended ADSs with or without asking you to surrender your outstanding ADSs or cash, securities or property.

DISCLOSURE OF INTERESTS

    As a holder of Adecco ADSs, you will be deemed to have agreed to:

    - comply with all disclosure requirements and ownership limitations to the extent that they are imposed by provisions of, or regulations governing, the Adecco ADSs or the underlying Adecco common shares; and

    - cooperate with Morgan Guaranty in Morgan Guaranty's compliance with any Adecco instruction in respect of disclosure requirements and ownership limitations.

    Failure to comply with these provisions may result in a loss of voting rights connected with that holder's Adecco common shares.

AMENDMENT AND TERMINATION

HOW MAY THE AGREEMENT BE AMENDED?

    Adecco and Morgan Guaranty may agree to amend the deposit agreement and the ADSs without your consent. If the amendment adds or increases fees or charges, except for:

    - stock transfer or other taxes,

    - other governmental charges,

    - transfer or registration fees, or

    - transmission or delivery costs or like expenses,

or otherwise prejudices any substantial existing right of ADS holders, it will only become effective thirty days after Morgan Guaranty notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the agreement as amended. No amendment may impair the right of ADS holders to surrender their ADSs and receive the underlying Adecco common shares unless required to comply with applicable law. Any amendment made in order to comply with any new laws or regulations will become effective prior to the provision of notice to ADS holders as required.

HOW MAY THE AGREEMENT BE TERMINATED?

    Morgan Guaranty will terminate the deposit agreement and the ADSs if Adecco asks it to do so in writing, in which case it must notify you by mail at least 30 days before termination. If any ADSs remain outstanding after termination, Morgan Guaranty will stop registering the transfer of ADSs, will stop distributing dividends to ADS holders, and will not give any further notices or do anything else under the deposit agreement other than:

    (1) receive and hold, or sell, distributions on the deposited securities, and

    (2) deliver deposited securities being withdrawn.

    As soon as practicable after six months after termination of the deposit agreement, Morgan Guaranty will sell any remaining deposited securities. After that, Morgan Guaranty will hold, as long as it is lawful, the money it received on the sale, as well as any cash it is holding under the agreement, for the PRO RATA benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. Morgan Guaranty's only obligations will be to account for the money and cash. After termination, Adecco's only obligations will be with respect to Morgan Guaranty and its agents.

LIMITATIONS ON OBLIGATIONS AND LIABILITY TO ADS HOLDERS

    The deposit agreement expressly limits the obligations of Adecco and Morgan Guaranty. It also limits the liability of Adecco and Morgan Guaranty. Adecco and Morgan Guaranty:

    - are not liable if either of them is prevented, delayed or subjected to criminal or civil penalties under the law, any provision of the depositary agreement or circumstances beyond their control from performing their obligations under the agreement;

    - are not liable if either of them exercises, or fails to exercise, discretion permitted under the deposit agreement or the ADSs;

    - are only obligated to take the actions specifically set forth in the ADSs and the deposit agreement without gross negligence or bad faith;

    - have no obligation to become involved in a lawsuit or proceeding related to any deposited securities or the ADSs (in the case of Adecco, only if Adecco believes that the lawsuit or proceeding will involve expense or liability and that satisfactory indemnity is unavailable); and

    - may rely upon any advice of or information from any legal counsel, accountants, any person depositing Adecco common shares, any ADS holder or any other person whom they believe is competent to give them that advice or information.

    In the deposit agreement, Adecco and Morgan Guaranty agree to indemnify each other under specified circumstances.

    Morgan Guaranty, its agents and Adecco may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. Morgan Guaranty will not be responsible for failing to carry out instructions to vote the ADSs or for the manner in which the ADSs are voted or the effect of the vote. Morgan Guaranty and its agents may own and deal in any class of securities of Adecco and its affiliates and in Adecco ADSs.

DISCLOSURE OF INTEREST IN ADSS

    Adecco may, from time to time, request that holders and beneficial owners of ADSs provide information as to:

    - the capacity in which you and other holders and beneficial owners own or owned ADSs;

    - the identity of any other persons then or previously interested in such ADSs; and

    - the nature of the interest and various other matters.

    You agree to provide any information requested by Adecco or Morgan Guaranty pursuant to the deposit agreement. Morgan Guaranty has agreed to use reasonable efforts to comply with written instructions received from Adecco requesting that it forward any such requests to you and other holders and beneficial owners and to forward to Adecco any responses to such requests to the extent permitted by law.

REQUIREMENTS FOR DEPOSITARY ACTIONS

    Before Morgan Guaranty will issue, register or register the transfer of an ADS, effect a split-up or combination of ADSs, make a distribution on an ADS, or permit withdrawal of any deposited securities, Adecco, Morgan Guaranty or the custodian may require:

    - payment of taxes, including stock transfer taxes or other governmental charges, and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

    - production of satisfactory proof of the identity of the person presenting Adecco common shares for deposit or ADSs upon withdrawal, and of the genuineness of any signature or other information they deem necessary; and

    - compliance with regulations Morgan Guaranty may establish consistent with the deposit agreement, including presentation of transfer documents.

    Morgan Guaranty may refuse to deliver, transfer, or register transfers of ADSs generally when the transfer books of Morgan Guaranty are closed or at any time if Morgan Guaranty or Adecco thinks it advisable to do so.

PRE-RELEASE OF ADSS


    Morgan Guaranty may issue ADSs evidenced by ADRs before deposit of the underlying Adecco common shares. This is called a pre-release of ADSs. Morgan Guaranty may pre-release ADSs only under the following conditions:


    (1) the pre-release must be fully collateralized with cash or U.S. government securities held by Morgan Guaranty held for the benefit of ADS holders;

    (2) each recipient of pre-released ADSs agrees in writing with Morgan Guaranty that he or she:

       (a) owns the Adecco common shares,

       (b) assigns all beneficial rights, title and interest in the Adecco common shares to Morgan Guaranty,

       (c) holds the common shares of Adecco for the account of Morgan Guaranty, and

       (d) will deliver the Adecco common shares to the custodian as soon as possible, or immediately if demanded; and

    (3) all pre-released ADSs evidence not more than 30% of all ADSs (excluding those evidenced by pre-released ADSs) unless Morgan Guaranty changes or disregards this limit as it deems appropriate.

    Morgan Guaranty may keep for itself any earnings on collateral for pre-released ADSs and its charges for their issuance.

            COMPARATIVE RIGHTS OF STOCKHOLDERS OF ADECCO AND OLSTEN


    As a result of the merger, some stockholders of Olsten will receive Adecco ADSs or Adecco common shares. The following is a summary of certain material differences between the rights of the stockholders of Olsten, a Delaware corporation, and the rights of shareholders of Adecco SA, a societe anonyme organized under the laws of Switzerland, arising from the differences between the corporate laws of the State of Delaware and of Switzerland, as well as from the governing instruments of the two corporations. This summary is not, and does not purport to be, complete and does not purport to identify all differences that may, under any given fact situations, be material to stockholders of Olsten. This summary is qualified in entirety by reference to the General Corporation Law of the State of Delaware and the Swiss Code of Obligations and the respective governing instruments of Olsten and Adecco.


                                 VOTING RIGHTS


Under Delaware law, each stockholder of a       Under Swiss law, each Adecco common share
corporation is entitled to one vote per         confers an entitlement to one vote,
share of capital stock, unless the              provided, however, that no person or entity
certificates of incorporation provides          is permitted to be registered in the share
otherwise. Under Olsten's certificate of        register with the right to vote for more
incorporation, each share of common stock is    than 5% of the share capital of Adecco
entitled to one vote per share and each         unless that person or entity holds the
share of class B common stock to ten votes      shares for beneficial owners, or unless the
per share.                                      person owned the shares prior to April 20,
Holders of record of Olsten common stock and    1999, as did Jacobs AG and Akila SA.
class B common stock may act in person or       Holders of Adecco common shares can be
may authorize another person or persons to      represented only by (1) the shareholder's
act for them by proxy. A voting trustee with    legal representative, (2) another
whom Olsten common stock and class B common     shareholder with the right to vote, (3) a
stock has been deposited may also vote the      corporate body of Adecco, (4) independent
shares. Persons holding stock in a fiduciary    proxy or (5) a depositary.
capacity may vote the shares they hold, and
a person whose stock is pledged is entitled
to vote, unless, in the transfer by the
pledgor on the books of Olsten, this person
has expressly empowered the pledgee to vote
instead, in which case, only the pledgee or
the pledgee's proxy may vote the stock.

Class B common stockholders are generally       In a general meeting of holders of Adecco
entitled to elect 75 percent of the members     common shares, resolutions generally require
of the board of directors while common          the approval of a majority of the Adecco
stockholders are entitled to elect 25%; each    common shares represented at such meeting. A
class of directors is elected by a plurality    resolution adopted at a general meeting
vote of the class; and in all matters other     passed with a supermajority of at least
than the election of directors, the             two-thirds of the Adecco common shares
affirmative vote of the majority of shares      represented at such general meeting is
present in person or represented by proxy at    required for:
a meeting of stockholders and entitled to           (a) changes to the corporate purpose of
vote on the subject matter presented at such            Adecco;
meeting is necessary for the stockholders to        (b) creation or rescission of provisions
act. Also, subject to Olsten's certificate              in the Adecco charter requiring a
of incorporation, the vote of the holders of            qualified quorum or majority for
a majority of the voting power must be                  resolutions at general meetings;
present, in person or by proxy, at the              (c) creation of shares with privileged
meeting in order for a vote of stockholders             voting rights;
to be taken. The certificate of
incorporation of Olsten may require a larger
vote than that set forth above.

                                                    (d) restrictions on the transferability
                                                        of registered shares, if any;
                                                    (e) an authorized or conditional
                                                        increase in Adecco's equity capital;
                                                    (f) an increase in Adecco's equity
                                                        capital by recourse to equity,
                                                        against contribution in kind, or for
                                                        the acquisition of assets and the
                                                        granting of special benefits;
                                                    (g) restriction or elimination of
                                                        subscription rights;
                                                    (h) relocation of Adecco's domicile; OR
                                                    (i) dissolution of Adecco without
                                                        liquidation.
                                                A special quorum at a special meeting is
                                                also required to approve the voluntary
                                                liquidation of Adecco.
                                                Each Adecco ADS will confer upon its holder
                                                the entitlement to direct the vote of
                                                one-eighth of one Adecco common share held
                                                by Morgan Guaranty in the manner described
                                                in this proxy statement/prospectus. As a
                                                holder of the Adecco common shares
                                                underlying the ADSs, Morgan Guaranty will,
                                                as provided by the deposit agreement, vote
                                                such Adecco common shares as directed by the
                                                holders of the Adecco ADSs.

                                 ACTIONS BY WRITTEN CONSENT

Under Delaware law, unless otherwise            Swiss law does not allow any actions by
provided in a corporation's certificate of      written consent which would replace a
incorporation, any action required to be        general meeting.
taken by the General Corporation Law of the
State of Delaware, or any action which may
be taken at any annual or special meeting of
stockholders of a Delaware corporation may
be taken without a meeting, without prior
notice and without a vote, if the holders of
outstanding stock, having not less than the
minimum number of votes that would be
necessary to authorize or take such action
at a meeting at which all shares entitled to
vote thereon were present and voted, consent
in writing setting forth the action so taken
and deliver the consents to the corporation.
Olsten's certificate of incorporation does
not prohibit any such actions by
stockholders by written consent.

                                    NUMBER OF DIRECTORS

Delaware law provides that the board of         Adecco's charter provides that the board of
directors must consist of at least one          directors must consist of a minimum of five
director, with the corporation having the       and a maximum of nine directors. In
option of specifying a fixed or a variable      addition, although Swiss law generally
number of directors within a fixed range as     provides that at least a majority of the
provided in the corporation's certificate of    directors must be citizens of Switzerland
incorporation or bylaws. Olsten's bylaws        who are also domiciled in Switzerland,
provide that its board of directors shall       Adecco has obtained an exemption from this
consist of no more than twelve directors and    requirement.
no less than three directors, as may

from time to time be fixed by the board of directors.

                             SOURCES AND PAYMENTS OF DIVIDENDS

Delaware law permits the payment of             Swiss law requires that at least 5% of the
dividends on capital stock, subject to the      annual net profits of Adecco must be
prior rights of holders of preferred stock,     retained by Adecco as general reserves for
without stockholder consent, out of a           so long as these reserves amount to less
corporation's surplus (i.e., the excess of      than twenty percent of Adecco's equity
net assets, the amount by which total assets    capital. Any net profits remaining are at
exceed total liabilities, over capital) or      the disposal of the general meeting of
out of net profits for the current and          shareholders to be distributed as dividends,
preceding fiscal years if there is no           provided that any distribution is made
surplus, unless net assets are less than the    ratably between the Adecco common shares and
capital represented by the outstanding stock    the Adecco participation certificates, with
having a preference upon a distribution of      each Adecco participation certificate
assets.                                         conferring one-fifth of the rights of one
                                                Adecco common share. Payment of a dividend,
                                                however, is subject to shareholder approval.

                             RIGHTS OF PURCHASE AND REDEMPTION

Under Delaware law, a corporation may           Under Swiss law the purchase of Adecco
purchase or redeem shares of any class of       common shares by Adecco is limited to 10% of
its capital stock unless its capital is         Adecco's total equity capital and may only
impaired or would become impaired as a          be made if an unrestricted capital surplus
result of such purchase or redemption.          in the amount of the purchase price is
                                                available. In exceptional cases, a larger
                                                number of shares may be purchased by Adecco,
                                                such as when Adecco's shareholders approve a
                                                reduction of the share capital and certain
                                                prerequisites of Swiss law concerning the
                                                protection of creditors are met.

                                    RIGHTS OF APPRAISAL

Under Delaware law, stockholders who follow     There are no appraisal rights under Swiss
prescribed statutory procedures are             law.
entitled, in the event of certain enumerated
mergers or consolidations, to surrender
their shares to the corporation in exchange
for the judicially-determined "fair value"
of such shares. A stockholder, at the record
date fixed to determine the stockholders
entitled to receive notice of and to vote at
the meeting of stockholders to act upon the
agreement of merger or consolidation,
however, is not entitled to such appraisal
rights if (1) the corporation's shares of
stock are listed on a national securities
exchange, designated as a "National Market
System Security" or (2) held of record by
more than 2,000 stockholders, unless the
agreement of merger or consolidation
converts such shares of stock into anything
other than (a), in either case, shares of
stock of the surviving corporation or
depositary receipts in respect thereof, or
(b) shares of stock of any other corporation
or depositary receipts in respect thereof
that at the effective date of the merger or
consolidation are listed on a national
securities exchange, designated as a
National Market System Security;

or held of record by more than 2,000 holders or (c) cash in lieu of fractional shares of such stock or fractional depositary receipts or (d) any combination of such shares, depositary receipts and cash in lieu of such fractional shares or fractional depositary receipts in the merger or consolidation.

                                     PREEMPTIVE RIGHTS

Pursuant to Delaware law, unless the            Under Swiss law, holders of common shares
certificate of incorporation expressly          and participation certificates have
provides otherwise, stockholders of a           preemptive rights to subscribe for issuance
Delaware corporation do not have preemptive     of new shares and participation certificates
rights. Olsten's certificate of                 of the corporation in proportion to the
incorporation does not provide shareholders     nominal amount of shares and participation
of Olsten with any preemptive rights.           certificates held. Any issuance of shares or
                                                participation certificates, whether for a
                                                cash or non-cash consideration, is subject
                                                to the prior approval of shareholders at a
                                                general meeting. A resolution adopted at a
                                                general meeting by a supermajority of
                                                shareholders may suspend such preemptive
                                                rights for certain important reasons only.

                                                The preemptive rights of Adecco shareholders
                                                will be preserved for holders of Adecco
                                                ADSs. However, refer to the risk factor
                                                "Shareholders may have a limited ability to
                                                participate in Adecco rights offerings" on
                                                page 31 for limitations on the preemptive
                                                rights for holders of Adecco ADSs.

                                    RIGHT OF INSPECTION

Delaware law allows any stockholder to          Swiss law allows any shareholder to seek
inspect the stock ledger, the shareholder       information from the board of directors
list and the corporation's other books and      during the general meeting of shareholders
records for a purpose reasonably related to     provided no preponderant interests of the
such person's interest as a stockholder. If     corporation, including business secrets, are
the corporation, or an officer or agent of      at stake and the information requested is
the corporation, refuses to permit an           required for the exercise of shareholders'
inspection or does not reply to the demand      rights. Shareholders may only obtain access
within 5 business days after the demand has     to the books and records of the corporation
been made, the stockholder may apply to the     if authorized by the board of directors or
Delaware Court of Chancery for an order to      the general meeting of shareholders. Should
compel the inspection.                          the corporation refuse to provide the
                                                information requested, shareholders may seek
                                                a court order to gain access to such
                                                information. In addition, if the
                                                shareholders' inspection and information
                                                rights prove to be insufficient, each
                                                shareholder may petition the general meeting
                                                to appoint a SPECIAL COMMISSIONER which
                                                shall examine certain specific transactions
                                                or any other facts in a so-called SPECIAL
                                                INSPECTION. If the general meeting approves
                                                such request, the corporation or any
                                                shareholder may ask the court of competent
                                                jurisdiction at the corporation's domicile
                                                to appoint a special commissioner within 30
                                                days. Should the general meeting deny such
                                                request, one or more shareholders who hold

                                                at least 10% of the equity capital, or
                                                shares with an aggregate nominal value of at
                                                least CHF 2 million, may petition a court of
                                                competent jurisdiction to order the
                                                appointment of a special commissioner. Such
                                                request must be granted and a special
                                                commissioner appointed if such court finds
                                                PRIMA FACIE evidence that the board of
                                                directors breached the law or did not act in
                                                accordance with the corporation's charter
                                                documents. The costs of the investigation
                                                are generally allocated to the corporation
                                                and only in exceptional cases to the
                                                petitioner(s).

                              DIRECTORS' CONFLICTS OF INTEREST

Pursuant to Delaware law, no contract or        Swiss corporate law does not have a general
transaction between a corporation and one or    provision on conflicts of interest. However,
more of its directors or officers or between    the Swiss Code of Obligations contains a
a corporation and any other entity in which     provision which requires directors to
one or more of its directors or officers are    safeguard the interests of the corporation,
directors or officers or have a financial       and to adhere to a duty of loyalty and a
interest is void or voidable solely because     duty of care. Breach of this provision
of such interest or because such director or    entails personal liability of the directors
officer is present at or participates in the    through the corporation. In addition, Swiss
meeting of the board of directors that          law contains a provision under which
authorizes the transaction or because his or    payments made to a shareholder not at arm's
her vote is counted for such purposes, as       length must be repaid to the corporation.
long as one of the following three
conditions is satisfied:

    - the material facts as to the interest
      are disclosed or are known to the
      board of directors and a majority of
      the disinterested directors, in good
      faith, approve the transaction (this
      constituting not only approval, but
      also a quorum); or

    - the material facts as to the interest
      are disclosed or are known to the
      stockholders entitled to vote thereon,
      and the contract or transaction is
      approved in good faith by vote of the
      stockholders; or

    - the contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders.

                                LIABILITY OF DIRECTORS, ETC.

Delaware law permits a Delaware corporation     Swiss law contains mandatory provisions for
to include in its certificate of                personal liability of directors and
incorporation a provision limiting or           statutory auditors for damages incurred by
eliminating the personal liability of a         the corporation (or in specific cases by
director to the corporation or its              shareholders and creditors) caused by
stockholders for monetary damages for           intentional or negligent breach of the
certain breaches of his or her fiduciary        duties of the directors or statutory
duty as a director. However, a Delaware         auditors. A Swiss corporation's charter
corporation may not eliminate or limit          documents may not restrict such liability.
director monetary liability for:                During a general meeting, however,
    - breaches of the director's duty of        shareholders can grant discharge to the
      loyalty                                   directors. Such discharge

      to the corporation or its                 bars liability claims for the period for
      stockholders;                             which discharge has been granted. Swiss
    - acts or omissions not in good faith or    courts have held, however, that a general
      involving intentional misconduct or a     meeting may not validly discharge directors
      knowing violation of law;                 without being fully informed of potential
    - unlawful dividends, stock purchases or    breaches of the directors' fiduciary duties.
      redemptions; or
    - transactions from which the director
      received an improper personal benefit.

Such limitation of liability provision also may not limit a director's liability for violation of, or otherwise relieve the corporation or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission. Olsten's certificate of incorporation contains a provision which limits the liability of its directors to the full extent permitted by the General Corporation Law of the State of Delaware.

                                    SHAREHOLDERS' SUITS

Under Delaware law, a stockholder of record     As a general principle, the board of
may institute a lawsuit on behalf of the        directors of a Swiss corporation has the
corporation if the corporation has failed to    power of attorney of the corporation to
enforce a right which may properly be           institute law suits on behalf of the
asserted by it. An individual stockholder       corporation. Such authority may also be
also may commence a class action suit on        granted to specific attorneys-in-fact. A
behalf of himself and other similarly           shareholder may not by virtue of his
situated stockholders where the requirements    interest as shareholder institute a
for maintaining a class action under            derivative action on behalf of the
Delaware law have been met.                     corporation. However, such shareholders may
                                                invoke the personal liability of the
                                                directors if an action by the directors
                                                damages the corporation.

                          SECURITY OWNERSHIP OF ADECCO

    The following table sets forth information, as of November 8, 1999, regarding the beneficial ownership of Adecco common shares with respect to each beneficial owner of more than 10.0% of outstanding common shares and all directors and executive officers of Adecco as a group:


                                                             COMMON SHARES
                                                           BENEFICIALLY OWNED
                                                         ----------------------
NAME OF BENEFICIAL OWNER                                  SHARES     PERCENTAGE
------------------------                                 ---------   ----------
Klaus J. Jacobs........................................  3,825,948(1)    22.27%
Jacobs AG..............................................  3,825,948(1)    22.27%
Philippe Foriel-Destezet...............................  3,680,702(2)    21.42%
Akila SA...............................................  3,680,702(2)    21.42%
All officers and directors as a group (18 members).....  7,657,168(3)    49.57%


------------------------


(1) Includes 2,928,321 shares owned by Jacobs AG, and 897,627 additional shares held in the name of Jacobs AG for the benefit of members of Mr. Jacobs' family, which Jacobs AG may vote and dispose of. Does not include shares owned by Akila SA, which may be deemed to be beneficially owned by Mr. Jacobs and Jacobs AG by virtue of the Shareholders' Agreement dated April 20, 1999 between Jacobs AG and Akila SA.


(2) Includes 3,680,702 shares owned by Akila SA. Does not include shares owned by Jacobs AG, which may be deemed to be beneficially owned by Mr. Foriel-Destezet and Akila SA by virtue of the Shareholders' Agreement dated April 20, 1999 between Jacobs AG and Akila SA.


(3) Includes 136,911 shares purchasable within 60 days upon exercise of options held by seven officers and directors. Also includes 3,830,948 shares owned by Jacobs AG and 3,680,702 shares owned by Akila SA, of which Klaus J. Jacobs, vice chairman and director of Adecco, and Philippe Foriel-Destezet, chairman and director of Adecco, may be deemed to be beneficial owners, respectively. Excluding the shares held by Jacobs AG and Akila SA, all officers and directors as a group beneficially owned 146,518 shares, or less than 1.0% of all common shares outstanding.


    As of November 8, 1999, there were no beneficial owners of more than 10.0% of the outstanding Adecco ADS. In addition, as of November 8, 1999, no officers or directors held any Adecco ADSs.

      UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF ADECCO SA
                             AND OLSTEN CORPORATION



    The following unaudited Pro Forma Consolidated Financial Information of Adecco and Olsten Corporation was prepared to illustrate the estimated effects of the split-off of Gentiva Health Services, Inc. from Olsten Corporation, the merger of Adecco and Olsten and the related financings for balance sheet purposes as of October 3, 1999 and for the purpose of the statements of operations for the year ended January 3, 1999 and the nine months ended October 3, 1999.


    Based upon the terms of the merger agreement, and the resulting attributes of the merger, the Pro Forma Consolidated Financial Statements have been prepared in accordance with U.S. GAAP.

    The balance sheet and statements of operations of Olsten Corporation have been summarized and reclassified on a basis consistent with the presentation adopted for purposes of the Pro Forma Consolidated Financial Statements.


    As more fully described in Note 2 to the Pro Forma Consolidated Financial Statements, the Pro Forma Consolidated Balance Sheet gives effect to the transactions set out in the merger agreement, including the split-off of Olsten Health Services and the related financings, as though they had occurred on October 3, 1999. The split-off of the historical Olsten Health Services financial statements from Olsten for all periods is represented in a separate column. The Pro Forma Consolidated Statements of Operations for the year ended January 3, 1999 and the nine months ended October 3 give effect to these transactions as if they had occurred at December 29, 1997. The Pro Forma Consolidated Financial Statements are not necessarily indicative of the results that actually would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future.


    The allocation of the aggregate purchase price reflected in the unaudited Pro Forma Consolidated Financial Statements is preliminary. The final allocation will be based upon Adecco management's evaluation of the fair values of the assets acquired and liabilities assumed following the effective date and may differ materially from the preliminary allocation included herein.

PRO FORMA OF OLSTEN CORPORATION FINANCIAL STATEMENTS


    The following table illustrates the effect of the distribution of Gentiva Health Services and foreign currency translation of Olsten Staffing Consolidated financial statements. Olsten Staffing's Consolidated Balance Sheet as of
October 3, 1999 was translated from U.S. dollars to Swiss francs using the October 3, 1999 exchange rate of $0.67 per CHF 1.00. Olsten Staffing Statements of Operations for the nine months ended October 3, 1999 and for the fiscal year ended 1998 were translated from U.S. dollars to Swiss francs using the weighted average exchange rates of $0.67 and $0.69 per CHF 1.00. The split-off of the historical Gentiva Health Services financial statements is reflected as an adjustment to the Olsten Corporation financial statements to derive the financial statements for Olsten's Staffing, which will become a part of Adecco upon completion of the merger.


UNAUDITED CONSOLIDATED BALANCE SHEET AT OCTOBER 3, 1999


                                                OLSTEN           GENTIVA          OLSTEN        OLSTEN
                                              CORPORATION   HEALTH SERVICES(1)   STAFFING      STAFFING
                                              -----------   ------------------   --------   --------------
                                                             ($ millions)                   (CHF millions)
Current Assets
  Cash and cash equivalents.................        14               --              14            21
  Trade accounts receivable, net............     1,180              538             642           958
  Other current assets......................       144              175             (31)          (46)
                                                 -----            -----           -----         -----
    Total current assets....................     1,338              713             625           933

Property, equipment and leasehold
  improvements..............................       240               58             182           272
Goodwill, net...............................       599              249             350           522
Other assets................................         9                2               7            10
                                                 -----            -----           -----         -----
                                                 2,186            1,022           1,164         1,737
                                                 =====            =====           =====         =====
Current Liabilities
  Accounts payable and accrued expenses.....       530              217             313           467
                                                 -----            -----           -----         -----
    Total current liabilities...............       530              217             313           467

Long-term debt..............................       774               78             696         1,039
Other liabilities...........................        96               38              58            87
                                                 -----            -----           -----         -----
    Total liabilities.......................     1,400              333           1,067         1,593

Shareholders' Equity
  Common stock..............................         8               --               8            12
  Additional paid-in capital................       448              709            (261)         (390)
  Retained earnings.........................       336              (18)            354           528
  Accumulated other comprehensive income....        (6)              (2)             (4)           (6)
                                                 -----            -----           -----         -----
    Total liabilities and shareholders'
      equity................................     2,186            1,022           1,164         1,737
                                                 =====            =====           =====         =====


------------------------


(1) To give effect to the split-off of Gentiva Health Services. Each holder of Olsten Corporation will receive 0.25 of a share of Gentiva Health Services common stock for each share of Olsten Corporation stock.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED OCTOBER 3, 1999


                                        OLSTEN           GENTIVA           OLSTEN           OLSTEN
                                      CORPORATION   HEALTH SERVICES(1)    STAFFING         STAFFING
                                      -----------   ------------------   ----------   ------------------
                                                                                        (CHF millions
                                             ($ millions except share data)           except share data)
Net service revenue.................       3,714             1,118            2,596            3,875
Direct costs of services............      (2,807)             (740)          (2,067)          (3,085)
Selling, general, and administrative
  expenses..........................        (833)             (373)            (460)            (687)
Amortization of goodwill............         (19)               (8)             (11)             (16)
Interest expense, net...............         (31)              (13)             (18)             (27)
                                      ----------        ----------       ----------       ----------

Income (loss) before income taxes
  and minority interest.............          24               (16)              40               60
Benefit (provision) for income
  taxes.............................         (11)                3              (14)             (21)
Income applicable to minority
  interest..........................          (8)               --               (8)             (12)
                                      ----------        ----------       ----------       ----------

Net income (loss)...................           5               (13)              18               27
                                      ==========        ==========       ==========       ==========
Earnings per share
  Basic.............................        0.06             (0.16)            0.22             0.33
  Diluted...........................        0.06             (0.16)            0.22             0.33
Weighted average number of shares
  Basic.............................  81,288,000        81,288,000       81,288,000       81,288,000
  Diluted...........................  81,419,000        81,288,000       81,419,000       81,419,000


------------------------


(1) To give effect to the split-off of Gentiva Health Services. Each holder of Olsten Corporation will receive 0.25 of a share of Gentiva Health Services common stock for each share of Olsten Corporation stock.

CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED JANUARY 3, 1999


                                        OLSTEN           GENTIVA           OLSTEN           OLSTEN
                                      CORPORATION   HEALTH SERVICES(1)    STAFFING         STAFFING
                                      -----------   ------------------   ----------   ------------------
                                                                                        (CHF millions
                                             ($ millions except share data)           except share data)
Net service revenue.................       4,603             1,330            3,273            4,743
Direct costs of services............      (3,501)             (909)          (2,592)          (3,757)
Selling, general, and administrative
  expenses..........................      (1,083)             (543)            (540)            (783)
Amortization of goodwill............         (23)              (10)             (13)             (19)
Interest expense....................         (31)              (17)             (14)             (20)
                                      ----------        ----------       ----------       ----------
Income (loss) before income taxes
  and minority interest.............         (35)             (149)             114              164
Benefit (provision) for income
  taxes.............................           8                47              (39)             (57)
Income applicable to minority
  interest..........................          (9)               --               (9)             (13)
                                      ----------        ----------       ----------       ----------
Net income (loss)...................         (36)             (102)              66               94
                                      ==========        ==========       ==========       ==========
Earnings per share
  Basic.............................        (.44)            (1.25)             .81             1.16
  Diluted...........................        (.44)            (1.25)             .81             1.16
Weighted average number of shares
  Basic.............................  81,300,000        81,300,000       81,300,000       81,300,000
  Diluted...........................  81,300,000        81,300,000       81,402,000       81,402,000


------------------------


(1) To give effect to the split-off of Gentiva Health Services. Each holder of Olsten Corporation will receive 0.25 of a share of Gentiva Health Services common stock for each share of Olsten Corporation stock.

ADECCO SA
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


OCTOBER 3, 1999


                                                                                               ADECCO         ADECCO
                                                                    OLSTEN     PRO FORMA     PRO FORMA       PRO FORMA
                                              NOTES      ADECCO    STAFFING   ADJUSTMENTS   CONSOLIDATED   CONSOLIDATED
                                             --------   --------   --------   -----------   ------------   -------------
                                                                  (CHF MILLIONS EXCEPT SHARE DATA)         ($ MILLIONS)
ASSETS
Cash and cash equivalents..................    2.5         383         21         (531)           395             265
                                               2.6                                 515
                                               2.6                                 576
                                               2.17                               (569)
Trade accounts receivable, net.............              3,427        958                       4,385           2,938
Other current assets.......................    2.8         453        (46)          67            516             346
                                               2.16                                 42
                                                         -----      -----        -----          -----           -----
Total current assets.......................              4,263        933          100          5,296           3,549
Property, equipment and leasehold
  improvements, net........................    2.1         367        272           (4)           635             425
Goodwill, net..............................    2.3       1,833        522         (522)         3,536           2,369
                                               2.5                               1,703
Other assets...............................    2.2         173         10           14            197             132
                                                         -----      -----        -----          -----           -----
Total assets...............................              6,636      1,737        1,291          9,664           6,475
                                                         =====      =====        =====          =====           =====
LIABILITIES
Current liabilities
  Accounts payable and accrued expenses....    2.1       2,923        467          256          3,667           2,457
                                               2.5                                  21
  Short-term debt and current maturities of
    long-term debt.........................              1,235                                  1,235             828
                                                         -----      -----        -----          -----           -----
Total current liabilities..................              4,158        467          277          4,902           3,285
Long term debt.............................    2.7         460      1,039           42          1,548           1,037
                                               2.6                                 576
                                               2.17                               (569)
Other liabilities..........................    2.16        155         87           42            263             176
                                               2.1                     --          (21)
                                                         -----      -----        -----          -----           -----
Total liabilities..........................              4,773      1,593          347          6,713           4,498
                                                         -----      -----        -----          -----           -----
SHAREHOLDERS' EQUITY
Common shares..............................    2.4         172         12          (12)           194             130
                                               2.5                                  16
                                               2.6                                   6
Additional paid-in capital.................    2.4       1,896       (390)         390          2,961           1,984
                                               2.5                                 531
                                               2.7                                 (42)
                                               2.8                                  67
                                               2.6                                 509
Retained earnings..........................    2.1        (225)       528         (239)          (224)           (150)
                                               2.2                                  14
                                               2.3                                (522)
                                               2.4                                 220
Accumulated other comprehensive income.....    2.4          20         (6)           6             20              13
                                                         -----      -----        -----          -----           -----
Total shareholders' equity.................              1,863        144          944          2,951           1,977
                                                         -----      -----        -----          -----           -----
                                                         6,636      1,737        1,291          9,664           6,475
                                                         =====      =====        =====          =====           =====

ADECCO SA
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED OCTOBER 3, 1999



                                                                            ADECCO         ADECCO         ADECCO
                                                               OLSTEN      PRO FORMA     PRO FORMA       PRO FORMA
                                      NOTES       ADECCO      STAFFING    ADJUSTMENTS   CONSOLIDATED   CONSOLIDATED
                                     --------   ----------   ----------   -----------   ------------   -------------
                                                          (CHF millions except share data)             ($ millions)
                                                                                                       -------------
Net service revenues...............    2.12         13,297        3,875       (209)          16,963         11,365
Direct costs of services...........    2.12        (10,903)      (3,085)       209          (13,779)        (9,232)
Selling, general and administrative
  expenses.........................    2.9          (1,790)        (687)*       (9)          (2,486)        (1,666)
Amortization of goodwill...........    2.10           (508)         (16)      (239)            (763)          (511)
Interest and other income, net.....                     16           --         --               16             11
Interest expense...................    2.15            (89)         (27)       (19)            (115)           (77)
                                       2.11                                     (6)
                                       2.18                                     26
                                                ----------   ----------       ----       ----------        -------
Income (loss) before income taxes
  and minority interest............                     23           60       (247)            (164)          (110)
Provision for income taxes.........    2.14           (149)         (21)         4             (169)          (113)
                                       2.15                                      4
                                       2.18                                     (7)
(Income) loss applicable to
  minority interest................    2.13             --          (12)         7               (5)            (3)
                                                ----------   ----------       ----       ----------        -------
Net income (loss)..................                   (126)          27       (239)            (338)          (226)
                                                ==========   ==========       ====       ==========        =======
Net income (loss) per share
  Basic............................                  (7.37)        0.33                      (19.07)
  Diluted..........................                  (7.37)        0.33                      (19.07)
Weighted average number of shares
  Basic............................             17,093,863   81,288,000                  17,727,503
  Diluted..........................             17,093,863   81,419,000                  17,727,503


------------------------

* Includes restructuring charges for the Olsten Staffing business of $29 million (CHF 43 million).

ADECCO SA
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JANUARY 3, 1999



                                                                                         ADECCO         ADECCO
                                                             OLSTEN      PRO FORMA     PRO FORMA      PRO FORMA
                                  NOTES         ADECCO      STAFFING    ADJUSTMENTS   CONSOLIDATED   CONSOLIDATED
                              -------------   ----------   ----------   -----------   ------------   ------------
                                                        (CHF millions except share data)             ($ millions)
Net service revenues........  2.12                15,308        4,743       (264)          19,787         13,653
Direct costs of services....  2.12               (12,664)      (3,757)       264          (16,157)       (11,148)
Selling, general and
  administrative expenses...  2.9                 (1,997)        (783)       (11)          (2,791)        (1,926)
Amortization of goodwill....  2.10                  (601)         (19)      (312)            (932)          (643)
Interest and other income,
  net.......................                          26           --         --               26             18
Interest expense............  2.15                   (91)         (20)       (25)            (111)           (76)
                                  2.11                                        (9)
                                  2.18                                        34
                                              ----------   ----------       ----       ----------     ----------
Income (loss) before income
  taxes and minority
  interest..................                         (19)         164       (323)            (178)          (122)
Provision for income
  taxes.....................  2.14                  (174)         (57)         5             (229)          (158)
                                  2.15                --           --          7               --
                                  2.18                                       (10)
Income applicable to
  minority interest.........  2.13                    (2)         (13)         6               (9)            (6)
                                              ----------   ----------       ----       ----------     ----------
Net income (loss)...........                        (195)          94       (315)            (416)          (286)
                                              ==========   ==========       ====       ==========     ==========
Earnings per share
  Basic.....................                      (11.61)        1.16                      (23.88)
  Diluted...................                      (11.61)        1.16                      (23.88)
Weighted average number of
  shares
  Basic.....................                  16,790,025   81,300,000                  17,423,665
  Diluted...................                  16,790,025   81,402,000                  17,423,665

                                   ADECCO SA
            NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
              (CHF tabular amounts in millions except share data)


1. BASIS OF PRESENTATION

    The Pro Forma Consolidated Financial Statements have been prepared using the purchase method of accounting for the merger. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their respective fair values. The allocation of the aggregate purchase price reflected in the Pro Forma Consolidated Financial Statements is preliminary and is based upon Adecco management's preliminary evaluation of the fair values of the assets to be acquired and liabilities to be assumed. The final allocation of the purchase price upon closing may differ materially from the preliminary allocation included herein.

    The accompanying Pro Forma Consolidated Statement of Operations for the year ended January 3, 1999 have been prepared by management of Adecco based on the audited consolidated statement of operations of Adecco for the year ended January 3, 1999 and the consolidated statement of operations of Olsten Staffing for the year ended January 3, 1999, adjusted to reflect classifications consistent with the presentation adopted by Adecco.

    The accompanying Pro Forma Consolidated Balance Sheet and Statement of Operations as of and for the nine months ended October 3, 1999 have been prepared by management of Adecco based on the interim unaudited consolidated balance sheet and statement of operations of Adecco as of and for the nine months ended October 3, 1999 and the interim unaudited consolidated balance sheet and statement of operations of Olsten Staffing as of and for the nine months ended October 3, 1999, adjusted to reflect classifications consistent with the presentation adopted by Adecco. The interim unaudited consolidated balance sheet and statement of operations of Adecco as of and for the nine months ended October 3, 1999 are included on pages F-2 and F-3 in this proxy/prospectus.

    The accounting policies used in the preparation of the Pro Forma Consolidated Financial Statements are those disclosed in the Adecco Annual Report on Form 20-F. The consolidated financial statements of Adecco and Olsten Staffing have been prepared in accordance with U.S. GAAP. The Olsten Staffing Balance Sheet as of October 3, 1999 was translated from U.S. dollars to Swiss Francs using the October 3, 1999 exchange rate of $0.67 per CHF 1.00. The Olsten Staffing Statement of Operations for the nine months ended October 3, 1999 and for the year ended January 3, 1999, were translated from U.S. dollars to Swiss francs using the weighted average exchange rates for the periods of $0.67 and $0.69 per CHF 1.00.

    The Pro Forma Consolidated Financial Statements also are not necessarily indicative of the results that actually would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future. In preparing these Pro Forma Consolidated Financial Statements, no adjustments have been made to reflect transactions which have occurred since the dates indicated or to reflect the operating benefits and general and administrative cost savings expected to result from combining the operations of Adecco and Olsten Staffing.


    In the opinion of management of Adecco, these Pro Forma Consolidated Financial Statements include all adjustments necessary for a fair presentation of the pro forma financial statements.



    The Pro Forma Consolidated Financial Statements should be read in conjunction with the description of the merger and split-off in this proxy statement/prospectus, the audited consolidated financial statements of Adecco as of and for the year ended January 3, 1999 and notes thereto, incorporated by reference in this proxy statement/prospectus, and the audited consolidated financial statements of Olsten Corporation as of and for the year ended January 3, 1999, and notes thereto, also incorporated by reference in this proxy statement/prospectus.

2. PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

    The Pro Forma Consolidated Financial Statements incorporate the following assumptions:


    - Completion of the transactions contemplated by the merger agreement, more fully described elsewhere herein, resulting in the combination of the businesses of Adecco and Olsten, including the split-off of Gentiva Health Services, as described elsewhere in this proxy statement/ prospectus.


    - Absence of any material transactions by, or changes in operations of, Adecco and Olsten Staffing subsequent to October 3, 1999.


    These Pro Forma Consolidated Financial Statements give effect to the following assumptions and adjustments (as if the merger of Adecco and Olsten and split-off of Gentiva Health Services and the related financings had occurred on October 3, 1999 in respect of the Pro Forma Consolidated Balance Sheet and on December 29, 1997 in respect of the Pro Forma Consolidated Statements of Operations):


    TRANSACTIONS GIVING EFFECT TO THE MERGER AND AGREEMENTS RELATED THERETO

    2.1 To record increase (decrease) in fair value of Olsten Staffing's assets and liabilities and record obligations under contractual terms of the merger as follows:


Capitalized software........................................     (10)
Property, equipment and leasehold improvements..............       6
Obligation to acquire minority interest and contingent
  payment based on earnings of subsidiary...................    (209)
Eliminate minority interest payable.........................      21
Olsten executive compensation...............................     (47)


    2.2  To record the tax effect of adjustments described in 2.1

    2.3  To eliminate the historical goodwill of Olsten Staffing.

    2.4 To eliminate on consolidation the shareholders' equity of Olsten Staffing after giving effect to the adjustments described in 2.1-2.3 above.

    2.5 To compute goodwill and record the transactions resulting from the merger.


Fair value of Adecco shares to be issued....................     531
Cash payment by Adecco......................................     531
Fair value of options assumed...............................      16
Estimated transaction costs.................................      21
                                                               -----
    Total purchase price....................................   1,099
                                                               =====
Shareholders' equity acquired, before adjustments...........     144
Deduct adjustments, including historical goodwill (Note
  2.1--2.3).................................................    (748)
                                                               -----
    Adjusted fair value of net tangible assets (liabilities)
      acquired..............................................    (604)
Add fair value of intangible assets acquired:
Goodwill....................................................   1,703
                                                               -----
Total fair value of identifiable assets acquired............   1,099
                                                               =====



    The above assumes a pro rata issuance of about 633,834 common shares by Adecco and $8.75 per share of cash in exchange for all the issued and outstanding shares of Olsten Corporation and the issuance of options on about 80,000 Adecco common shares in exchange for Olsten Corporation common stock options for option holders who are not employees of Gentiva Health Services. All of Olsten Corporation's outstanding options vest immediately upon closing of the merger. The value of common shares issued by Adecco to effect the merger is based upon the average of the closing prices for Adecco common stock for the three days before the merger was announced and the three days after the merger was announced.


    Estimated transaction costs include

Legal fees..................................................      4
Accounting and Tax fees.....................................      4
Investment bank fees........................................     13
                                                                 --
Total transaction costs.....................................     21
                                                                 ==


    2.6 To record the net proceeds of CHF 515 million ($345 million) from the Adecco equity offering completed in connection with financing the acquisition of Olsten Staffing and to record the additional Adecco convertible notes issuance of CHF 576 million ($387 million) completed in connection with financing the acquisition of Olsten Staffing.



    2.7 To record additional borrowings of Olsten in accordance with the separation agreement, the proceeds of which will be contributed as paid in capital to Gentiva Health Services.



    2.8 In accordance with the tax sharing agreement, any net operating losses generated up to the split-off will be carried back and utilized by Olsten. As a result, the deferred tax asset is recorded by Olsten Staffing and the amount of Olsten Staffing's contribution to paid in capital of Gentiva Health Services is reduced.


    2.9 To record the change in depreciation and amortization expense resulting from the fair value adjustments described in 2.1. Capitalized software will be amortized over its estimated useful life of 5 years.

    2.10 To record amortization of acquired goodwill as a result of the purchase price allocation described in 2.5 above. Goodwill will be amortized over its estimated useful life of 5 years.

    2.11 To record additional interest expense resulting from the issuance of CHF 576 million of debt at 1.50%.

    2.12 To net the subcontracting revenue and cost of revenue to conform to the presentation adopted by Adecco.

    2.13 To eliminate income applicable to minority interest resulting from Olsten's Staffing obligation to acquire minority interest.

    2.14 To record the tax effect of interest expense. Other fair value adjustments and associated change in depreciation and amortization are not likely to have an associated tax provision or benefit.


    2.15 Gentiva Health Services paid Olsten Corporation CHF 25 million per year (CHF 17 million for nine months ended October 3, 1999) for interest expense on intercompany debt. Since all intercompany debt has been contributed to Gentiva Health Services as paid in capital, this interest expense has been added back to arrive at the appropriate interest expense for purposes of these pro forma statements of operations. This amount is tax deductible and has been tax effected in these pro formas.



    2.16 Olsten Corporation recorded a net non-current deferred tax liability in its consolidated financial statements. Gentiva Health Services recorded a gross current deferred tax asset and a gross non-current deferred tax liability in its consolidated financial statements. The result of these classifications is that the Olsten Staffing pro forma balance sheet reflected a net credit balance in other current assets relating to deferred taxes. The net credit balance has been reclassified to other liabilities.


    2.17 To record the pay down of Olsten debt of CHF 569 million. ($381 million) due upon change in control.

    2.18 To eliminate interest expense resulting from the repayment of Olsten debt.

    Note A: Adecco restructuring costs of CHF 19 million related to expected branch and headquarters closures, and CHF 30 million related to severance have not been included in this pro forma. These costs are expected to be incurred within one year of the effective date of the merger.

    Note B: The amortization adjustments reflected in the Pro Forma Consolidated Statements of Operations are preliminary and may change materially based upon the final allocation of the purchase price and the final determination of the estimated useful life of each intangible asset acquired. The actual amortization of intangibles will commence subsequent to the effective date of the merger.


    Note C: For one year after the split-off, Olsten Staffing agreed to provide or make available to Gentiva Health Services on a cost basis as agreed to by the parties, some transition services as may be requested by Gentiva Health Services. Those services may include tax preparation and filing, legal services, information technology support and administrative services, procurement services and other services.


3. INCOME (LOSS) PER SHARE


    Under U.S. GAAP, basic income per share is calculated as net income (loss) divided by the daily weighted average number of common shares outstanding during the period. Diluted income (loss) per share is calculated using the treasury stock method. The contemplated transaction anticipates that Gentiva Health Services employees will receive Gentiva Health Services options and all other stockholders holding Olsten options will receive equivalent value Adecco options calculated in accordance with EITF 90-9. Adecco and pro forma results of operations showed losses for all periods presented. Any dilution from the assumed conversion of stock options or the conversion of other common stock equivalents would be antidilutive. Therefore the conversion of any stock options in computing earnings per share for Adecco and pro forma for all periods presented has not been considered. Income (loss) per share in U.S. dollars is disclosed for the convenience of the reader. The calculation of income (loss) per share under U.S. GAAP is as follows:



                                                                        OLSTEN
                                                          ADECCO       STAFFING      PRO FORMA
NINE MONTHS ENDED OCTOBER 3, 1999                       -----------   -----------   -----------
  Net income (loss) per share
    Basic.............................................    CHF (7.37)    CHF  0.33    CHF (19.07)
    Diluted...........................................    CHF (7.37)    CHF  0.33    CHF (19.07)
    Basic.............................................  $     (4.94)  $      0.22   $    (12.78)
    Diluted...........................................  $     (4.94)  $      0.22   $    (12.78)

  Weighted average number of shares
    Basic.............................................   17,093,863    81,288,000    17,727,503
    Diluted...........................................   17,093,863    81,419,000    17,727,503



                                                                        OLSTEN
                                                          ADECCO       STAFFING      PRO FORMA
YEAR ENDED JANUARY 3, 1999                              -----------   -----------   -----------
  Net income (loss) per share
    Basic.............................................   CHF (11.61)    CHF  1.16    CHF (23.88)
    Diluted...........................................   CHF (11.61)    CHF  1.16    CHF (23.88)
    Basic.............................................  $     (8.01)  $      0.81   $    (16.48)
    Diluted...........................................  $     (8.01)  $      0.81   $    (16.48)

  Weighted average number of shares
    Basic.............................................   16,790,025    81,300,000    17,423,665
    Diluted...........................................   16,790,025    81,402,000    17,423,665

4. PRO FORMA OF OLSTEN CORPORATION FINANCIAL STATEMENTS


    The following table illustrates the effect of the split-off of Gentiva Health Services and foreign currency translation of Olsten Staffing Services' Consolidated financial statements. Olsten Staffing Services' Statements of Operations for the nine months ended September 27, 1998 and for the fiscal years ended 1996 and 1997 were translated from U.S. dollars to Swiss francs using the weighted average exchange rates of $0.68, $0.81 and $0.69 per CHF 1.00. The split-off of the historical Gentiva Health Services financial statements is reflected as an adjustment to the Olsten Corporation financial statements to derive the financial statements for Olsten's Staffing Services, which will become part of Adecco upon completion of the merger.


UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 27, 1998


                                                            GENTIVA
                                              OLSTEN        HEALTH        OLSTEN           OLSTEN
                                            CORPORATION   SERVICES(1)    STAFFING         STAFFING
                                            -----------   -----------   ----------   ------------------
                                                                                       (CHF MILLIONS
                                                ($ MILLIONS EXCEPT SHARE DATA)       EXCEPT SHARE DATA)
Net service revenue.......................       3,346           968         2,378            3,497
Direct costs of services..................      (2,553)         (671)       (1,882)          (2,768)
Selling, general, and administrative
  expenses................................        (774)         (373)         (401)            (590)
Amortization of goodwill..................
Interest expense, net.....................         (22)          (13)           (9)             (13)
                                            ----------    ----------    ----------       ----------
Income (loss) before income taxes and
  minority interest.......................          (3)          (89)           86              126

Benefit (provision) for income taxes......           1            30           (29)             (43)
Income applicable to minority interest....          (6)                         (6)              (9)
                                            ----------    ----------    ----------       ----------
Net income (loss).........................          (8)          (59)           51               74
                                            ==========    ==========    ==========       ==========
Earnings per share
  Basic...................................       (0.10)        (0.73)         0.63             0.91
  Diluted.................................       (0.10)        (0.73)         0.62             0.90
Weighted average number of shares
  Basic...................................  81,307,000    81,307,000    81,307,000       81,307,000
  Diluted.................................  81,307,000    81,307,000    81,555,000       81,555,000


------------------------


(1) To give effect to the split-off of Gentiva Health Services. Each holder of Olsten Corporation will receive 0.25 of a share of Gentiva Health Services common stock for each share of Olsten Corporation stock.

CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 28, 1997


                                                            GENTIVA
                                              OLSTEN        HEALTH        OLSTEN           OLSTEN
                                            CORPORATION   SERVICES(1)    STAFFING         STAFFING
                                            -----------   -----------   ----------   ------------------
                                                ($ MILLIONS EXCEPT SHARE DATA)         (CHF MILLIONS
                                                                                     EXCEPT SHARE DATA)
Net service revenue.......................       4,113         1,434         2,679            3,883
Direct costs of services..................      (3,016)         (913)       (2,103)          (3,048)
Selling, general, and administrative
  expenses................................        (892)         (451)         (441)            (639)
Amortization of goodwill..................         (23)          (10)          (13)             (19)
Interest expense, net.....................         (21)          (17)           (4)              (6)
                                            ----------    ----------    ----------       ----------
Income before income taxes and minority
  interest................................         161            43           118              171

Provision for income taxes................         (63)          (16)          (47)             (68)
Income applicable to minority interest....          (5)           --            (5)              (7)
                                            ----------    ----------    ----------       ----------
Net income................................          93            27            66               96
                                            ==========    ==========    ==========       ==========

Earnings per share
  Basic...................................        1.15          0.33          0.81             1.18
  Diluted.................................        1.15          0.32          0.81             1.18

Weighted average number of shares
  Basic...................................  81,237,000    81,237,000    81,237,000       81,237,000
  Diluted.................................  83,115,000    83,115,000    81,465,000       81,465,000


------------------------


(1) To give effect to the split-off of Gentiva Health Services. Each holder of Olsten Corporation will receive 0.25 of a share of Gentiva Health Services common stock for each share of Olsten Corporation stock.

CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 29, 1996


                                                              GENTIVA
                                                OLSTEN        HEALTH        OLSTEN        OLSTEN
                                              CORPORATION   SERVICES(1)    STAFFING      STAFFING
                                              -----------   -----------   ----------   -------------
                                                  ($ MILLIONS EXCEPT SHARE DATA)       (CHF MILLIONS
                                                                                       EXCEPT SHARE
                                                                                           DATA)
Net service revenue.........................       3,378         1,374         2,004          2,474
Direct costs of services....................      (2,422)         (862)       (1,560)        (1,926)
Selling, general, and administrative
  expenses..................................        (745)         (411)         (334)          (412)
Amortization of goodwill....................         (23)          (10)          (13)           (14)
Merger, integration and other non-recurring
  charges...................................         (80)          (75)           (5)            (6)
Interest (expense) income, net..............         (12)          (13)            1             --
                                              ----------    ----------    ----------     ----------

Income before income taxes and minority
  interest..................................          96             3            93            116

Provision for income taxes..................         (39)           (7)          (32)           (40)
(Income) loss applicable to minority
  interest..................................          (2)            1            (3)            (4)
                                              ----------    ----------    ----------     ----------

Net income..................................          55            (3)           58             72
                                              ==========    ==========    ==========     ==========

Earnings (loss) per share...................
  Basic.....................................        0.71         (0.04)         0.75           0.93
  Diluted...................................        0.71         (0.04)         0.72           0.90

Weighted average number of shares...........
  Basic.....................................  77,362,000    77,362,000    77,362,000     77,362,000
  Diluted...................................  82,025,000    77,362,000    80,375,000     80,375,000


------------------------


(1) To give effect to the split-off of Gentiva Health Services. Each holder of Olsten Corporation will receive 0.25 of a share of Gentiva Health Services common stock for each share of Olsten Corporation stock.

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

OLSTEN STOCK

    Olsten has outstanding two classes of common equity securities: (1) Olsten common stock and (2) class B common stock. Olsten common stock is listed on the New York Stock Exchange under the symbol "OLS." There is no established public trading market for the class B common stock, which is subject to significant restrictions on its sale. Olsten class B common stock, which has ten votes per share, is convertible at any time on a share for share basis into Olsten common stock, which has one vote per share.

    On August 11, 1999, the last trading day before Olsten's public press release reporting that it is in discussions with a third party involving a significant transaction, and on August 17, 1999, the last trading date prior to the public announcement by Adecco and Olsten of the execution of the merger agreement, the last reported sale prices on the NYSE Composite Tape for Olsten common stock were $9.875 and $9.50, respectively.

PRICE RANGE OF OLSTEN COMMON STOCK

    The following table sets forth, for the fiscal quarters indicated, the range of high and low sale prices of Olsten common stock as reported on the NYSE Composite Tape. Olsten has a 52 or 53-week fiscal year ending the Sunday closest to December 31.


                                                                HIGH       LOW
                                                              --------   --------
Calendar Year 1997
  First Quarter.............................................   $19.25     $14.38
  Second Quarter............................................   $21.13     $15.75
  Third Quarter.............................................   $23.00     $16.69
  Fourth Quarter............................................   $20.00     $13.69

Calendar Year 1998
  First Quarter.............................................   $17.63     $14.31
  Second Quarter............................................   $16.06     $11.06
  Third Quarter.............................................   $11.75     $ 5.63
  Fourth Quarter............................................   $ 9.56     $ 4.50

Calendar Year 1999
  First Quarter.............................................   $ 8.50     $ 5.19
  Second Quarter............................................   $ 9.44     $ 5.94
  Third Quarter.............................................   $10.94     $ 6.44
  Fourth Quarter............................................   $11.50     $10.06

Calendar Year 2000
  First Quarter through             , 2000..................   $          $



    On            , 2000, the most recent practicable date prior to the printing of this proxy statement/prospectus, the last sale price for Olsten common stock
as reported by the NYSE Composite Tape was $      .



    STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OLSTEN COMMON STOCK.

OLSTEN DIVIDENDS


    In 1997 and 1998 Olsten paid quarterly dividends on its common stock and class B common stock. In August 1999, Olsten authorized the discontinuance of its dividend.


                                                                  FISCAL YEAR
                                                              -------------------
DIVIDENDS PER SHARE                                             1998       1997
-------------------                                           --------   --------
Olsten common stock.........................................    $.22       $.28
Olsten class B common stock.................................     .22        .28

ADECCO COMMON SHARES AND ADSS


    Adecco common shares are listed and principally traded on the Swiss Stock Exchange. In addition, Adecco common shares are listed on the Paris Stock Exchange. The prices for the Adecco common shares as quoted in the official list of the Swiss Stock Exchange are expressed in Swiss francs and the Paris Stock Exchange are expressed in Euros. Adecco ADSs are currently traded on the Nasdaq National Market under the symbol "ADECY." However, Adecco ADSs are expected to be approved for listing on the New York Stock Exchange. Upon listing on the New York Stock Exchange, Adecco ADSs will be dequoted from the Nasdaq National Market. Each ADS represents one-eighth of one Adecco common share deposited with Morgan Guaranty, pursuant to a deposit agreement among Adecco, the depositary, and the holders from time to time of ADRs evidencing ADSs.


PRICE RANGE OF ADECCO COMMON SHARES AND ADSS

    The following table sets forth, for the fiscal quarters indicated,

    - the reported high and low sales prices quoted in Swiss francs for the Adecco common shares on the Swiss Stock Exchange, rounded to the nearest Swiss franc,


    - the reported high and low sales prices quoted, prior to January 4, 1999, in French francs and, thereafter, in Euros for the Adecco common shares on the Paris Stock Exchange, rounded to the nearest French franc or Euro, as applicable, and


    - the high and low sales prices for Adecco ADSs in U.S. dollars on the Nasdaq National Market.


Fluctuations in the exchange rate between the Swiss franc, the French franc or the Euro and the U.S. dollar affect the U.S. dollar equivalent of the Swiss franc and the French franc or Euro price of the

Adecco common shares on the Swiss and Paris Stock Exchanges and, as a result, affect the market price of Adecco ADSs.



                                            PRICE PER                               PRICE PER COMMON
                                             COMMON           PRICE PER ADS IN       SHARE IN FRENCH
                                          SHARE IN CHF               USD                 FRANCS
                                       -------------------   -------------------   -------------------
                                         HIGH       LOW        HIGH       LOW        HIGH       LOW
                                       --------   --------   --------   --------   --------   --------
1997
First Quarter........................     482       345       40.19       32.50      1,884      1,300
Second Quarter.......................     588       438       51.00       38.25      2,400      1,704
Third Quarter........................     620       507       51.75       43.38      2,500      2,070
Fourth Quarter.......................     590       349       50.50       30.63      2,398      1,472

1998
First Quarter........................     585       405       47.87       34.25      2,380      1,681
Second Quarter.......................     710       534       58.25       45.00      2,841      2,170
Third Quarter........................     802       500       66.37       52.75      3,200      2,020
Fourth Quarter.......................     610       345       59.25       33.37      2,579      1,450

1999
First Quarter........................     800       599       68.88       54.00         (1)        (1)
Second Quarter.......................     870       710       70.25       59.75         (1)        (1)
Third Quarter........................     877       791       71.50       65.00         (1)        (1)
Fourth Quarter.......................   1,253       842       98.50       71.50         (1)        (1)

2000
First Quarter through         ,
  2000...............................



(1) Beginning January 4, 1999, market prices of Adecco common shares were quoted in Euros on the Paris Stock Exchange. The high and the low of the market prices of Adecco common shares on the Paris Stock Exchange were [EURO]495.00 and 374.87 in the first quarter of 1999, [EURO]537.99 and 444.54 in the second quarter of 1999, [EURO]543.94 and 501.56 in the third quarter of 1999, and [EURO]779.50 and 535.00 in the fourth quarter of 1999.



    On            , 2000, the most recent practicable date prior to the printing of this proxy statement/prospectus, the last sale price of Adecco common shares
as reported by the Swiss Stock Exchange was CHF   , and the last price reported
by the Paris Stock Exchange was [EURO]         . In addition, on       , 2000,
the last sale price of Adecco ADSs as quoted on Nasdaq was $         .


    STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATION FOR EACH OF ADECCO COMMON SHARES AND ADSS.

ADECCO DIVIDENDS

    In 1997 and 1998, Adecco paid annual dividends on its common shares as follows:

                                                                  FISCAL YEAR
                                                              -------------------
CASH DIVIDEND PER COMMON SHARE                                  1997       1998
------------------------------                                --------   --------
                                                                     (CHF)
Adecco common share.........................................    5.00       5.50

ADECCO HOLDERS OF RECORD

    On November 8, 1999, there were about 5,552 holders of record of Adecco common shares and about 124 holders of record of Adecco ADSs (including brokerage firms holding Adecco common shares or ADSs in "street name" and other nominees).

                                OTHER PROPOSALS


GENTIVA HEALTH SERVICES EXECUTIVE OFFICERS BONUS PLAN


GENERAL


    Gentiva Health Services' board of directors has adopted, and Olsten, as the sole stockholder of Gentiva Health Services before the merger, has approved the executive officers bonus plan of Gentiva Health Services pursuant to which executive officers of Gentiva Health Services may be entitled to receive annual bonus compensation contingent upon the attainment of certain performance goals.



    In order to qualify under the performance-based compensation exception under
Section 162(m) of the Internal Revenue Code of 1986, as amended, or Code, and thereby avoid potential nondeductibility of bonus compensation paid to certain executive officers, the material terms of the executive officers bonus plan (including the class of eligible participants, the performance criteria contemplated by the plan and the maximum amount payable under the plan) must be approved by stockholders periodically. Accordingly, the executive officers bonus plan is being submitted for approval by the stockholders of Olsten, who will become stockholders of Gentiva Health Services following the merger.



    A copy of the executive officers bonus plan is attached as Annex F to this proxy statement/ prospectus. The material features of the executive officers bonus plan are described below, but this description is only a summary and is qualified in its entirety by reference to the actual text of the executive officers bonus plan.


PURPOSE


    The purpose of the executive officers bonus plan is to provide executives of Gentiva Health Services with an opportunity to earn annual bonus compensation as an incentive and reward for their leadership, ability and exceptional services.


ADMINISTRATION


    The executive officers bonus plan will be administered by a committee of the board of directors of Gentiva Health Services consisting of not less than two persons who, to the extent required to satisfy the exception for performance based compensation under Section 162(m) of the Code, will be "outside directors" within the meaning of such section.



    Subject to the express provisions of the executive officers bonus plan, the committee of outside directors has the authority to (i) establish performance goals for the granting of annual bonuses for each fiscal year of Gentiva Health Services, (ii) determine the executives to whom annual bonus awards are to be made for each fiscal year, (iii) determine whether the performance goals for any fiscal year have been achieved, (iv) authorize payment of annual bonuses under the executive officers bonus plan, (v) adopt, alter and repeal such administrative rules, guidelines and practices governing the executive officers bonus plan as it deems advisable, and (vi) interpret the terms and provisions of the executive officers bonus plan.


DETERMINATION OF AWARDS


    The amount of any annual bonus granted to an executive for any fiscal year of Gentiva Health Services will be an amount not greater than the lesser of 200% of such executive's annual base salary or $2.5 million, which amount will be determined based on the achievement of one or more performance goals established by the committee of outside directors with respect to such executive. Performance goals may vary from executive to executive and shall be based upon such one or more of the following performance criteria as the committee of outside directors may deem appropriate: appreciation in stock value, total stockholder return, earnings per share, operating income, net income, pro forma net income, return on equity, return on designated assets, return on capital, economic value added, earnings, revenues, expenses, operating profit margin, operating cash flow, gross profit margin, net profit margin, employee turnover, employee headcount, labor costs, customer service and accounts receivable. The performance goals may be determined by reference to the performance of Gentiva Health Services, or of a subsidiary or affiliate, or of a division or unit of any of the foregoing. Not later than the day immediately preceding the first day of the fiscal year (or a later date as may be permitted pursuant to Section 162(m) of the Code), the committee of outside directors will establish (i) the executives who will be eligible for an annual bonus for such fiscal year, (ii) the performance goals for such fiscal year, and (iii) the corresponding annual bonus amounts payable under the executive officers bonus plan upon achievement of the performance goals.


PAYMENT OF AWARD


    An annual bonus (if any) to any executive for a fiscal year of Gentiva Health Services will be paid in a single lump sum in cash as soon as practicable after the end of the fiscal year, provided, however, that the committee of outside directors shall have first certified in writing, (i) that a performance goal with respect to the executive for such fiscal year was satisfied and the level of the goal attained, and (ii) the amount of each executive's annual bonus. If an executive dies after the end of a fiscal year but before receiving payment of any annual bonus, the amount will be paid to a designated beneficiary or, if no beneficiary has been designated, to the executive's estate. Notwithstanding the foregoing, the committee of outside directors may determine by separate employment agreement with any executive or otherwise, that all or a portion of an executive's annual bonus for a fiscal year will be payable to such executive upon his death, disability, or termination of employment with Gentiva Health Services, or upon a change of control of Gentiva Health Services, during the fiscal year of Gentiva Health Services.


NON-TRANSFERABILITY

    No annual bonuses or rights under the executive officers bonus plan may be transferred or assigned other than by will or by the laws of descent and distribution.

AMENDMENTS AND TERMINATION

    The entire board of directors may terminate the executive officers bonus plan and may amend it from time to time; provided, however, that no termination or amendment of the executive officers bonus plan will adversely affect the rights of an executive or a beneficiary to a previously certified annual bonus. Amendments to the executive officers bonus plan may be made without stockholder approval except as required to satisfy Section 162(m) of the Code.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain Federal income tax aspects with respect to the executive officers bonus plan based upon the laws in effect on the date hereof.

    Upon payment of an annual bonus to an executive for any fiscal year pursuant to the executive officers bonus plan, such executive will recognize ordinary income in the amount of such annual bonus on the date the compensation is paid.


    Gentiva Health Services will generally be entitled to a deduction in the amount taxable as ordinary income to an executive, subject to the limitation imposed by Section 162(m) of the Code. Gentiva Health Services intends that compensation paid to an executive pursuant to the executive officers bonus plan will generally qualify as "performance-based compensation" under Section 162(m) of the Code and, consequently, should generally not be subject to the $1 million deduction limit thereunder.

    The foregoing is based upon Federal tax laws and regulations as presently in effect and does not purport to be a complete description of the Federal income tax aspects of the executive officers bonus plan. Also, the specified state and local tax consequences to an executive and Gentiva Health Services may vary, depending upon the laws of the various states and localities and the individual circumstances of the executive.


NEW PLAN BENEFITS


    The amount of benefits payable in the future under the executive officers bonus plan is not currently determinable and, as of the date of this proxy statement/prospectus, Gentiva Health Services has paid no bonuses under this plan.


REQUIRED VOTE

    In voting on approval of the executive officers bonus plan, the shares of common stock and class B common stock shall vote together as one class with each share of common stock entitled to one vote and each share of class B common stock entitled to ten votes. Approval of the executive officers bonus plan requires the affirmative vote by the holders of a majority of the votes represented by the shares of common stock and class B common stock, voting as a single class, present in person or by proxy at the special meeting of Olsten stockholders. Unless marked to the contrary, proxies received will be voted for the approval of the executive officers bonus plan.


OLSTEN'S BOARD OF DIRECTORS RECOMMENDS THAT OLSTEN'S STOCKHOLDERS VOTE FOR THE GENTIVA HEALTH SERVICES EXECUTIVE OFFICERS BONUS PLAN.



GENTIVA HEALTH SERVICES 1999 STOCK INCENTIVE PLAN


GENERAL


    Gentiva Health Services' board of directors has adopted, and Olsten, as the sole stockholder of Gentiva Health Services prior to the merger, has approved, the 1999 stock incentive plan of Gentiva Health Services. The stock incentive plan is being proposed in order to enhance Gentiva Health Services' ability to attract and retain highly qualified officers, employees, consultants and directors, and to better enable these persons to participate in the long-term success and growth of Gentiva Health Services.


    A copy of the stock incentive plan is attached as Annex H to this proxy statement/prospectus. The material features of the stock incentive plan are described below, but this description is only a summary and is qualified in its entirety by reference to the actual text of the stock incentive plan.

TYPES OF AWARDS

    Awards under the stock incentive plan may be in the form of (i) "incentive stock options" within the meaning of Section 422 of the Code or any successor provision thereto, and (ii) options that do not qualify as incentive stock options, or "non-qualified stock options."

ADMINISTRATION


    The stock incentive plan will be administered by a committee of the board of directors of Gentiva Health Services consisting of not less than two persons who, to the extent required to satisfy the exception for performance based compensation under Section 162(m) of the Code, will be "outside directors" within the meaning of such section.



    Subject to the express provisions of the stock incentive plan, the committee of directors has the power to select the eligible employees, consultants and directors to whom stock options are to be granted under the stock incentive plan, and to determine the terms and conditions of each stock option granted thereunder. Such committee's authority shall include, but is not limited to, the authority to determine the number of shares of common stock of Gentiva Health Services to be covered by each award. However, the maximum number of shares of common stock for which grants may be made to any employee, consultant or director in any calendar year is 300,000. The committee also has authority to adopt and revise rules, guidelines and practices governing the stock incentive plan, to interpret the terms and provisions of the stock incentive plan and any award granted thereunder, and to otherwise supervise the administration of the stock incentive plan. The Chief Executive Officer of the Company may award options to purchase up to 10,000 shares of common stock to employees who are not officers or directors.


STOCK SUBJECT TO STOCK INCENTIVE PLAN


    A total of 5,000,000 shares of common stock of Gentiva Health Services are reserved for issuance upon exercise of stock options granted under the stock incentive plan. To the extent that a stock option terminates without having been exercised, the shares subject to the award will again be available for distribution in connection with future awards under the stock incentive plan.


    In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, common stock dividend, common stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the common stock, a substitution or adjustment, as may be determined to be appropriate by the committee of outside directors in its sole discretion, will be made in the total number of shares reserved for issuance under the stock incentive plan, the number of shares available for any individual awards, the number and kind of shares, other securities or other consideration subject to outstanding awards and the exercise price to be paid by optionees with respect to outstanding awards; provided, however, that no adjustment may increase the total value of any outstanding award.

ELIGIBILITY


    Officers and other employees of Gentiva Health Services or a "related company" (which is defined in the stock incentive plan as any corporation, partnership, joint venture or other entity in which Gentiva Health Services owns, directly or indirectly, at least a 20% beneficial ownership interest) and consultants and directors are eligible to be granted awards under the stock incentive plan; provided, however, that, to the extent required under
Section 422 of the Code, incentive stock options may be granted only to officers and other employees of Gentiva Health Services or any subsidiary corporation in which Gentiva Health Services owns, directly or indirectly, stock having 50% or more of the total combined voting power of all classes of stock. The persons who will be granted awards under the stock incentive plan will be selected from time to time by the committee of outside directors, in its sole discretion, from among those eligible.


TERMS OF STOCK OPTIONS

    OPTION PRICE. The option price per share of common stock purchasable under a stock option is determined by the committee of outside directors; provided, however, that the option price of non-qualified stock options cannot be less than 85%, and the option price of incentive stock options cannot be less than 100%, of the fair market value of the common stock on the date of award of each stock option.

    OPTION TERM. The term of each stock option will be ten years from the date of grant, unless a shorter term is provided for by the committee of outside directors at the time of grant, and subject to earlier termination as provided below.


    EXERCISABILITY. Except as otherwise provided by the committee of outside directors at the time of grant or as provided as described below under "Change of Control", stock options vest and are first exercisable in annual installments of 25% of the shares originally subject thereto, commencing on the first anniversary of the date of grant of the stock option, and an additional 25% of the shares each year thereafter. The committee of outside directors may accelerate an exercise date of any stock option or otherwise waive the installment exercise provisions at any time (including at time of grant) in whole or in part. Stock options granted to non-employee directors will vest and become exercisable one year following the date of grant. Except in the case of death, disability, retirement or removal of a director, a stock option is exercisable for only 90 days (one year in the case of non-employee directors) following the optionee's termination of service with Gentiva Health Services or a related company.



    METHOD OF EXERCISE. Stock options may be exercised in whole or in part at any time during the option term by giving written notice of exercise to Gentiva Health Services specifying the number of shares to be purchased, accompanied by payment of the option price. Payment of the option price may be made in cash or cash equivalents or, if permitted by the committee of outside directors (either in the option agreement or at the time of exercise), by delivery of shares of common stock of Gentiva Health Services already owned by the optionee or withholding of shares subject to awards under the stock incentive plan (in each case, the shares having a fair market value on the date of exercise equal to the total option price), or in any other manner permitted by law and as determined by the committee of outside directors, or any combination of the foregoing.


    NO STOCKHOLDER RIGHTS. An optionee will have neither rights to dividends nor other rights of a stockholder with respect to shares subject to a stock option until the optionee has given written notice of exercise and has paid for the shares.

    NON-TRANSFERABILITY. Unless otherwise provided by the committee of outside directors, no stock option is transferable by the optionee other than by will or by the laws of descent and distribution and during the optionee's lifetime, all stock options are exercisable only by the optionee.

CHANGE OF CONTROL

    In the event of a change of control (as defined in the plan), unless otherwise determined by the committee of outside directors at the time of grant or by amendment (with the holder's consent) of the grant, all outstanding stock options awarded under the stock incentive plan will become fully exercisable and vested.

AMENDMENTS AND TERMINATION

    The stock incentive plan will terminate on November 11, 2009, and no stock option shall be awarded under the stock incentive plan on or after that date. The full board of directors may discontinue the stock incentive plan at any time and may amend it from time to time. No amendment or discontinuation of the stock incentive plan may adversely affect any award previously granted without the optionee's written consent. Amendments may be made without stockholder approval except as required to satisfy Section 162(m) of the Code or, with respect to incentive stock options, Section 422 of the Code.

NEW PLAN BENEFITS

    The amount of benefits payable in the future under the stock incentive plan is not currently determinable and, as of the date of this proxy statement/prospectus, no stock options have been granted under this plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE STOCK INCENTIVE PLAN

    The following is a summary of some Federal income tax aspects of awards made under the stock incentive plan, based upon the laws in effect on the date hereof.

    INCENTIVE STOCK OPTIONS. Generally, no taxable income is recognized by the optionee upon the grant of an incentive stock option or upon the exercise of an incentive stock option either during the period of the optionee's employment with Gentiva Health Services or one of its subsidiaries (as defined in Section 424(f) of the Code) or within the period ending three months (12 months, in the event of permanent and total disability or death of the optionee) after termination of employment. However, the exercise of an incentive stock option may result in an alternative minimum tax liability to an optionee since the excess of the fair market value of the optioned stock at the date of exercise over the exercise price must be included in alternative minimum taxable income.


    If the optionee holds shares acquired upon the exercise of an incentive stock option for at least two years from the date of grant of the option and for at least one year from the date of exercise, any gain on a subsequent sale of such shares will be considered as long-term capital gain to an optionee. In general, long-term capital gain is subject to lower maximum federal income tax rates than ordinary income. The gain recognized upon the sale of the shares is equal to the excess of the selling price of the shares over the exercise price.

    However, if the optionee sells the shares prior to the later of two years from the date of grant of the option and one year from the date of exercise, generally (a) the optionee will recognize ordinary income in an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise, less the exercise price or (2) the amount realized on the date of sale, less the exercise price, and (b) if the selling price of the shares exceeds the fair market value on the date of exercise, the excess will be taxable to the optionee as short-term or long-term capital gain.


    No deduction will be allowed to Gentiva Health Services with respect to incentive stock options for federal income tax purposes, unless the optionee sells the shares as provided in the previous paragraph, in which case, Gentiva Health Services will generally be entitled to deduct the amount of ordinary income recognized by the optionee.



    NON-QUALIFIED STOCK OPTIONS. In general, with respect to non-qualified stock options granted to optionees of Gentiva Health Services or a related company: (a) no income is recognized by the optionee at the time the option is granted; (b) upon exercise of the option, the optionee recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise; and (c) at disposition any appreciation after the date of exercise is treated as long-term or short-term capital gain, depending on the length of time the shares are held by the optionee.



    Generally, Gentiva Health Services will, subject to possible limitations imposed by Section 162(m) of the Code (see discussion below), be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee at the date of exercise.



    $1 MILLION LIMITATION ON DEDUCTIBLE COMPENSATION. Section 162(m) of the Code generally limits Gentiva Health Services' deduction with respect to compensation paid to each of its "covered employees" (generally defined as the chief executive officer and four highest compensated officers of the corporation other than the chief executive officer) to $1 million per year. This deduction limit, however, does not apply to certain "performance-based compensation," including stock options which, among other things, are granted at an exercise price which is not less than fair market value. Gentiva Health Services intends that stock options granted under the stock incentive plan, at not less than fair market value of the common stock subject to the option at the time of grant, will qualify as "performance-based compensation."


    The foregoing is based upon federal tax laws and regulations as presently in effect and does not purport to be a complete description of the federal income tax aspects of the stock incentive plan. Also, the specific state and local tax consequences to each optionee under the stock incentive plan may vary, depending upon the laws of the various states and localities and the individual circumstances of each optionee.

REQUIRED VOTE

    In voting on approval of the stock incentive plan, the shares of common stock and class B common stock shall vote together as one class with each share of common stock entitled to one vote and each share of class B common stock entitled to ten votes. Approval of the plan requires the affirmative vote by the holders of a majority of the votes represented by the shares of common stock and class B common stock, voting as a single class, present in person or by proxy at the special meeting of Olsten stockholders. Unless marked to the contrary, proxies will be voted for approval of the amendments.


    OLSTEN'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OLSTEN'S STOCKHOLDERS VOTE FOR THE GENTIVA HEALTH SERVICES 1999 STOCK INCENTIVE PLAN.



GENTIVA HEALTH SERVICES STOCK & DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE
  DIRECTORS


GENERAL


    Gentiva Health Services' board of directors has adopted, and Olsten, as the sole stockholder of Gentiva Health Services before the merger, has approved, Gentiva Health Services' stock & deferred compensation plan for non-employee directors which provides for payment of annual retainer fees for non-employee directors in the form of shares of common stock of Gentiva Health Services and also allows deferral of these payments into share units. This plan is being proposed in order to enhance Gentiva Health Services' ability to attract and retain highly qualified non-employee directors.



    A copy of the plan is attached as Annex H to this proxy statement. The material features of the stock & deferred compensation plan are described below, but this description is only a summary and is qualified in its entirety by reference to the actual text of the stock and deferred compensation plan.


EFFECTIVE DATE AND SHARES RESERVED


    The stock & deferred compensation plan is effective on the date of Gentiva Health Services' first annual general stockholders meeting following the split-off.



    The total number of shares of common stock of Gentiva Health Services reserved for issuance under the stock & deferred compensation plan is 150,000.



    In the event of any change in capitalization affecting the common stock of Gentiva Health Services, such as a stock dividend, stock split or recapitalization, there shall automatically be substituted (a) for each share unit a new unit and (b) for the number of shares reserved for issuance under the stock & deferred compensation plan a number of shares or other consideration, in the case of (a) and (b) above, representing the number and kind of shares, other securities or other consideration into which outstanding shares shall be changed or for which the shares shall be exchanged.


ANNUAL RETAINER PAID-IN SHARES


    Each non-employee director's annual retainer fee shall be paid in shares of common stock in an amount (rounded to the nearest 100 shares) determined by dividing $25,000 by the average closing price of shares of common stock on the Nasdaq for the ten trading days immediately before Gentiva Health Services' annual stockholders meeting at which directors are elected or reelected. Proportionate awards are made for anyone who becomes a non-employee director other than on the date of the annual stockholders meeting. Payments under the stock & deferred compensation plan will be based on fiscal years of about twelve months beginning on the date of Gentiva Health Services' annual stockholders meeting for a year and ending on the day immediately preceding Gentiva Health Services' annual general stockholders meeting for the following year. The initial plan year will begin on the date of Gentiva Health Services' first annual stockholders meeting following the split-off. The shares are payable 30 days following the annual stockholders meeting or 30 days following the date the person becomes a director. Shares distributed are fully vested.


DEFERRAL OF SHARES


    Non-employee directors can make an irrevocable election in the preceding calendar year to defer the retainer fee shares. Amounts deferred are credited in the form of share units to a share unit account. If any dividends are payable on shares of Gentiva Health Services common stock during the deferral period, non-employee directors shall have dividend equivalents of equal amount paid to them in cash. Share units in the account are fully vested at all times.


    A non-employee director's "plan benefit," which consists of shares of common stock equal to the number of share units in the non-employee director's account, shall be distributed either in a lump sum at the time of termination of the non-employee director's service or in up to three annual installments beginning at termination of service, as elected by the non-employee director at least one year in advance of termination.

    Upon death of a non-employee director, the plan benefit shall be distributed to beneficiaries specified by the non-employee director or otherwise to the non-employee director's surviving spouse or living children or estate.

NON-TRANSFERABILITY

    Except in the case of death, payment of plan benefits may not be transferred.

AMENDMENT AND TERMINATION

    The board may amend, alter, suspend, discontinue or terminate the plan (including, without limitation, amending the dollar amount set forth in "Annual Retainer Paid in Shares" above) without the consent of stockholders, provided that no amendment or termination may materially and adversely affect the rights of any non-employee director without his or her consent.

UNFUNDED

    The unit awards account of the stock & deferred compensation plan is unfunded, and non-employee directors stand as general creditors.

NEW PLAN BENEFITS

NAMES AND POSITION                                            SHARES OR SHARE UNITS(A)
------------------                                            ------------------------
Non-employee director group.................................             (a)

------------------------

(a) Each non-executive director will receive on an annual basis either shares or share units (each unit representing one share) having a total value of $25,000.

SOME FEDERAL INCOME TAX CONSEQUENCES


    In general, the fair market value of shares of common stock received by non-employee directors will be taxable as ordinary income to them when received, and Gentiva Health Services will be entitled to a corresponding deduction.

    The foregoing is based upon federal tax laws and regulations as presently in effect and does not purport to be a complete description of the federal income tax aspects of the stock & deferred compensation plan. Also, the specific state and local tax consequences to each non-employee director under the stock & deferred compensation plan may vary, depending upon the laws of the various states and localities and their individual circumstances.

REQUIRED VOTE

    In voting on approval of the stock & deferred compensation plan, the shares of common stock and class B common stock shall vote together as one class with each share of common stock entitled to one vote and each share of class B common stock entitled to ten votes. Approval of the stock & deferred compensation plan requires the affirmative vote by the holders of a majority of the votes represented by the shares of common stock and class B common stock, voting as a single class, present in person or by proxy at the special meeting of Olsten stockholders. Unless marked to the contrary, proxies received will be voted for approval of the stock deferred compensation plan.


OLSTEN'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OLSTEN'S STOCKHOLDERS VOTE FOR THE GENTIVA HEALTH SERVICES STOCK & DEFERRED COMPENSATION PLAN.



GENTIVA HEALTH SERVICES EMPLOYEE STOCK PURCHASE PLAN


GENERAL


    Gentiva Health Services' board of directors has adopted, and Olsten, as the sole stockholder of Gentiva Health Services before the merger, has approved, the employee stock purchase plan of Gentiva Health Services pursuant to which employees of Gentiva Health Services and its subsidiaries may be entitled to purchase Gentiva Health Services stock. The employee stock purchase plan is intended to enhance Gentiva Health Services' ability to attract and retain employees and to better enable such persons to participate in the long-term success and growth of Gentiva Health Services.



    A copy of the employee stock purchase plan is attached as Annex I to this proxy statement/ prospectus. The material features of the employee stock purchase plan are described below, but this description is only a summary and is qualified in its entirety by reference to the actual text of the employee stock purchase plan.


ADMINISTRATION


    The employee stock purchase plan will be administered by a committee of the board of directors of Gentiva Health Services.


    Subject to the express provisions of the employee stock purchase plan, the committee of independent directors has the power to determine the terms and conditions of each offering of stock to employees thereunder. The committee also has authority to adopt and revise rules, guidelines and practices governing the employee stock purchase plan, to interpret the terms and provisions of the employee stock purchase plan and any offering made thereunder, and to otherwise supervise the administration of the employee stock purchase plan.

STOCK SUBJECT TO EMPLOYEE STOCK PURCHASE PLAN


    A total of 1,200,000 shares of common stock of Gentiva Health Services are reserved for issuance under the employee stock purchase plan, subject to equitable adjustment by the committee in the event of stock dividends, recapitalizations and other similar corporate events.

ELIGIBILITY


    All employees of Gentiva Health Services or any of its subsidiaries who have been employed for at least 8 months (or another period determined by the committee not in excess of two years) will be eligible to purchase stock under this plan, except that employees whose customary employment is twenty hours or less per week will be excluded.


OPERATION OF THE PLAN


    The plan is designed to qualify as an "employee stock purchase plan" under
Section 423 of the Code. The plan will allow participating employees to purchase Gentiva Health Services common stock through payroll withholding. The plan provides for consecutive six month offering periods (or the other periods of not more than 27 months as determined by the committee) under which participating employees can elect to have amounts withheld from their total compensation during the offering period and applied to purchase Gentiva Health Services common stock at the end of the period. Unless otherwise determined by the committee before an offering period, the purchase price will be the lesser of 85% of the fair market value of the Gentiva Health Services common stock at the beginning or end of the offering period. Unless otherwise determined by the committee, the maximum number of shares that may be purchased by an employee in any offering is 5,000 shares. In addition, applicable Code limitations specify, in general, that a participant's right to purchase stock under the plan cannot accrue at a rate in excess of $25,000 (based on the value at the beginning of the applicable offering periods) per calendar year.


AMENDMENTS AND TERMINATION


    The employee stock purchase plan will terminate when all shares authorized to be issued under it have been exhausted. The full board of directors may discontinue the employee stock purchase plan at any time and may amend it from time to time. Amendments may be made without stockholder approval except as required to satisfy Section 423 of the Code.


NEW PLAN BENEFITS

    The amount of benefits payable in the future under the employee stock purchase plan is not currently determinable and, as of the date of this proxy statement/prospectus, no stock has been granted under this plan.

SOME FEDERAL INCOME TAX CONSEQUENCES OF THE EMPLOYEE STOCK PURCHASE PLAN


    The following is a summary of some of the federal income tax consequences to participants in the plan and to Gentiva Health Services, based upon current provisions of the Code and the regulations and rulings thereunder, and does not address the consequences under state or local or any other applicable tax laws.



    A participating employee in the plan will not recognize income at the time a purchase right is granted at the beginning of an offering period or when the employee purchases shares at the end of the offering period. However, the employee will be taxed on amounts withheld from salary under the plan as if actually received, and Gentiva Health Services will generally be entitled to a corresponding income tax deduction.



    If a participating employee disposes of shares purchased pursuant to the plan after one year from the end of the applicable offering period and two years from the beginning of the applicable offering period, the employee must include in gross income as compensation (as ordinary income and not as capital gain) for the taxable year of disposition an amount equal to the lesser of (a) the excess of the fair market value of the shares at the beginning of the applicable offering period over the purchase price computed on the first day of the offering period or (b) the excess of the fair market value of the shares at the time of disposition over their purchase price. Thus, if the one and two year holding periods described above are met, the participating employee's ordinary compensation income will be limited to the discount available on the first day of the applicable offering period. If the amount recognized upon such a disposition by way of sale or exchange of the shares exceeds the purchase price plus the amount, if any, included in income as ordinary compensation income, the excess will be long-term capital gain. If the one and two year holding periods described above are met, Gentiva Health Services will not be entitled to any income tax deduction.



    If the participating employee disposes of shares within one year from the end of the applicable offering period or two years from the beginning of the offering period, the employee will recognize ordinary income at the time of disposition which will equal the excess, if any, of the fair market value of the shares on the date the participating employee purchases the shares (I.E., the end of the applicable offering period) over the amount paid for the shares. Gentiva Health Services will generally be entitled to a corresponding income tax deduction. The excess, if any, of the amount recognized on disposition of the shares over their fair market value on the date of purchase (I.E., the end of the applicable offering period) will be short-term capital gain, unless the participating employee's holding period for the shares (which will begin at the time of purchase at the end of the offering period) is more than one year. If the participating employee disposes of the shares for less than the purchase price for the shares, the difference between the amount recognized and such purchase price will be a long- or short-term capital loss, depending upon the holding period for the shares.


REQUIRED VOTE

    In voting on approval of the employee stock purchase plan, the shares of common stock and class B common stock shall vote together as one class with each share of common stock entitled to one vote and each share of class B common stock entitled to ten votes. Approval of the plan requires the affirmative vote by the holders of a majority of the votes represented by the shares of common stock and class B common stock, voting as a single class, present in person or by proxy at the special meeting of Olsten stockholders. Unless marked to the contrary, proxies received will be voted for approval of the amendments.


OLSTEN'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OLSTEN'S STOCKHOLDERS VOTE FOR THE GENTIVA HEALTH SERVICES EMPLOYEE STOCK PURCHASE PLAN.

 ENFORCEABILITY OF CIVIL LIABILITIES UNDER THE UNITED STATES FEDERAL SECURITIES
                                      LAW

    Adecco is a SOCIETE ANONYME organized under the laws of Switzerland. Certain directors, officers and controlling persons of Adecco and certain of the experts named in this proxy statement/prospectus reside outside of the United States. A substantial portion of Adecco's assets are located outside of the United States. As a result, it may be difficult or impossible for investors:

    - to effect service of process within the United States upon the persons named above, or

    - to enforce against them in U.S. courts or courts outside of the United States judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

    There is doubt as to the enforceability, in original actions in Swiss courts or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the U.S. federal securities laws. In the merger agreement, Adecco has agreed to submit itself and its property to the jurisdiction of Delaware state courts and U.S. courts sitting in the State of Delaware in any legal action relating to the merger agreement and the transactions contemplated by the merger agreement.

                                 OTHER MATTERS

    We do not expect that any matters other than those described in this proxy statement/prospectus will be brought before the meeting. If any other matters are presented, however, we intend to vote your proxy in accordance with our discretion.

                                 LEGAL MATTERS

    The validity of the Adecco common shares to be issued in the merger is being passed upon for Adecco by Bar & Karrer, Zurich, Switzerland.

                                    EXPERTS

    The Adecco financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen SA, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.


    The financial statements incorporated in this proxy statement/prospectus by reference to the Olsten annual report on Form 10-K/A for the year ended
January 3, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    INDEX TO ADECCO SA FINANCIAL STATEMENTS

Consolidated Balance Sheets as of October 3, 1999
  (Unaudited) and January 3, 1999...........................    F-2

Unaudited Consolidated Statements of Operations for the nine months ended October 3, 1999
  and September 27, 1998....................................    F-3

Unaudited Consolidated Statements of Cash Flows for the nine months ended October 3, 1999
  and September 27,1998.....................................    F-4

Notes to Unaudited Consolidated Financial Statements for the
  nine months ended October 3, 1999 and September 27,
  1998......................................................    F-5

                                   ADECCO SA
                          CONSOLIDATED BALANCE SHEETS
                    (In CHF millions except for share data)



                                                              JANUARY 3, 1999   OCTOBER 3, 1999
                                                              ---------------   ---------------
                                                                                  (UNAUDITED)
ASSETS:
  Current assets:
    Cash and cash equivalents...............................         540               383
    Trade accounts receivable, net..........................       2,611             3,427
Other current assets........................................         342               453
                                                                   -----             -----
      Total current assets..................................       3,493             4,263

  Property, equipment and leasehold improvements............         248               367
  Goodwill, net.............................................       1,730             1,833
  Other assets..............................................         136               173
                                                                   -----             -----
                                                                   5,607             6,636
                                                                   =====             =====

LIABILITIES:
  Current liabilities:
    Short-term debt and current maturities of long-term
      debt..................................................         303             1,235
    Accounts payable and accrued expenses...................       2,399             2,923
                                                                   -----             -----
      Total current liabilities.............................       2,702             4,158

  Long term debt............................................         688               460
  Other liabilities.........................................         144               148
                                                                   -----             -----
      Total liabilities.....................................       3,534             4,766

  Minority interests........................................           5                 7
                                                                   -----             -----

SHAREHOLDERS' EQUITY:
  Participation certificates, CHF 2 par value--
    Authorized and issued: 94,185 and 24,500
    Outstanding: 59,705 and 13,265
  Common stock, CHF 10 par value--
    Authorized: 17,766,182 and 19,783,019 shares
    Issued: 17,084,347 and 17,177,857 shares
    Outstanding: 17,026,909 and 17,126,534 shares...........         171               172
  Additional paid-in capital................................       1,904             1,921
  Retained earnings (deficit)...............................          20              (225)
  Accumulated other comprehensive income....................           3                20
                                                                   -----             -----
                                                                   2,098             1,888
  Less treasury stock:
    Common stock............................................         (26)              (24)
    Participation certificates..............................          (4)               (1)
                                                                   -----             -----
                                                                   2,068             1,863
                                                                   -----             -----
                                                                   5,607             6,636
                                                                   =====             =====


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                   ADECCO SA
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (In CHF millions, except share and per share data)
                                  (Unaudited)

                                                               FOR THE NINE MONTHS ENDED
                                                              ---------------------------
                                                              SEPTEMBER 27,   OCTOBER 3,
                                                                  1998           1999
                                                              -------------   -----------
Net service revenues........................................        11,312        13,297
Direct costs of services....................................        (9,354)      (10,903)
                                                                ----------    ----------
                                                                     1,958         2,394

Selling, general and administrative expenses................        (1,470)       (1,790)
Amortization of goodwill....................................          (456)         (508)
                                                                ----------    ----------
                                                                        32            96

Interest and other income, net..............................            15            16
Interest expense............................................           (69)          (89)
                                                                ----------    ----------
Income (loss) before income taxes and minority interest.....           (22)           23

Provision for income taxes..................................          (130)         (149)
Income applicable to minority interest......................            (1)           --
                                                                ----------    ----------
Net loss....................................................          (153)         (126)
                                                                ==========    ==========

Basic and diluted net loss per share........................         (9.11)        (7.37)
Basic and diluted weighted average common shares............    16,790,698    17,093,863

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  ADECCO, S.A.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (In CHF millions)
                                  (Unaudited)

                                                                     FOR THE NINE MONTHS ENDED
                                                              ---------------------------------------
                                                              SEPTEMBER 27, 1998      OCTOBER 3, 1999
                                                              ------------------      ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................         (153)                 (126)
  Adjustments to reconcile loss from operations to net cash
    provided by operating activities:
    Depreciation and amortization...........................          515                   580
    Other...................................................           19                    24
Changes in operating assets and liabilities, net of
  acquisitions and sales of subsidiaries:
    Trade accounts receivable...............................         (441)                 (503)
    Accounts payable and accrued expenses...................          329                   263
    Other current assets....................................           85                   (76)
    Other noncurrent assets and liabilities.................          (63)                   33
                                                                     ----                  ----
      Cash flows from operating activities..................          291                   195
                                                                     ----                  ----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, equipment and leasehold
    improvements............................................          (90)                 (117)
  Cash purchase price for Delphi, net of cash acquired of
    CHF 99..................................................           --                  (296)
  Cash purchase price for Career Staff, net of cash acquired
    of CHF 75...............................................           --                   (37)
  Other acquisitions and investing activity.................          (42)                  (93)
                                                                     ----                  ----
      Cash flows from investing activities..................         (132)                 (543)
                                                                     ----                  ----
CASH FLOW FROM FINANCING ACTIVITIES
  Net increase (decrease) in short-term debt................         (440)                  551
  Net increase in long-term debt............................           71                   (19)
  Dividends paid to shareholders............................          (91)                 (120)
  Issuance of common stock, net.............................          302                    --
  Common stock options exercised............................            4                    21
  Other Financing Activities................................            4                   (31)
                                                                     ----                  ----
      Cash flows from financing activities..................         (150)                  402
                                                                     ----                  ----
EFFECT OF EXCHANGE RATES CHANGES ON CASH....................           (1)                 (211)
                                                                     ----                  ----
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........            8                  (157)

Cash and cash equivalents:
  Beginning of period.......................................          439                   540
                                                                     ----                  ----
  End of period.............................................          447                   383
                                                                     ====                  ====
Cash paid for interest......................................           36                    21
                                                                     ====                  ====
Cash paid for taxes.........................................           44                   126
                                                                     ====                  ====

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                                   ADECCO SA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. ACCOUNTING POLICIES


    The unaudited consolidated financial statements have been prepared by Adecco SA ("Adecco") pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of management, include all adjustments necessary for a fair presentation of results of operations, financial position and cash flows for each period presented. Such adjustments are of a normal recurring nature. Results for interim periods are not necessarily indicative of results for a full year. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.


2. COMPREHENSIVE INCOME (LOSS)

    Comprehensive income (loss) consists of net losses and foreign currency translation adjustments as follows:

                                                      FOR THE NINE MONTHS ENDED
                                                    ------------------------------
                                                    SEPTEMBER 30,       OCTOBER 3,
                                                        1998               1999
                                                    -------------       ----------
                                                          (In CHF millions)
Net loss..........................................      (153)              (126)
Foreign currency translation adjustments..........       (27)                17
                                                        ----               ----
Total comprehensive loss..........................      (180)              (109)
                                                        ====               ====


3. NET LOSS PER SHARE


    Adecco computes basic and diluted net loss per share using the weighted average number of common stock and dilutive potential common stock. Potential common stock includes stock options.

                                         LOSS              SHARES             LOSS
                                      (NUMERATOR)      (DENOMINATOR)        PER SHARE
                                    ---------------   ----------------   ---------------
                                     (In CHF millions, except share and per share data)
FOR THE NINE MONTHS ENDED
----------------------------------
September 30, 1998................       (153)           16,790,698           (9.11)
October 3, 1999...................       (126)           17,093,863           (7.37)

A weighted average of 460,607 and 340,192 options at CHF 439 and CHF 320 per share were outstanding during the nine months ended October 3, 1999 and September 27, 1998. These options were not included in the computation of diluted earnings per share as they were antidilutive.

4. ACQUISITIONS

    In April 1999 Adecco acquired Delphi Group plc ("Delphi") for approximately CHF 395 million. Delphi is an information technology service and staffing business with operations in the United Kingdom, the United States, and Europe. The acquisition was financed from bank borrowings and was accounted for as a purchase. The excess of the purchase price over the fair value of the net assets acquired was CHF 308 million and was recorded as goodwill. Goodwill is amortized on a straight-line basis over a five-year period. The results of the operations of Delphi have been included in the financial statements beginning April 1999.

    The following unaudited pro forma information shows consolidated operating results as if the acquisition of Delphi had occurred at the beginning of 1999 for the nine months ended October 3, 1999 and at the beginning of 1998 for the year ended January 3, 1999.

                                                         JANUARY 3,    OCTOBER 3,
                                                            1999          1999
                                                         -----------   -----------
                                                         (In CHF millions, except
                                                              per share data)
Revenues...............................................    16,047        13,507
Net loss...............................................      (221)         (129)
Basic and diluted net loss per share...................    (13.16)        (7.55)


    In May 1999, Adecco acquired Career Staff Co. Ltd. ("Career Staff"), a personnel services business in Japan, for approximately CHF 128 million. The acquisition was financed using existing credit facilities and internal resources and is accounted for as a purchase. The excess of the purchase price over the fair value of the net assets acquired was CHF 102 million and was recorded as goodwill. Goodwill is amortized on a straight-line basis over a five-year period. The results of operations of Career Staff have been included in the financial statements beginning May 1999.


    The following unaudited pro forma information shows consolidated operating results as if the acquisition of Career Staff had occurred at the beginning of 1999 for the nine months ended October 3, 1999 and at the beginning of 1998 for the year ended January 3, 1999.

                                                              JANUARY 3, 1999   OCTOBER 3, 1999
                                                              ---------------   ---------------
                                                                      (IN CHF MILLIONS,
                                                                   EXCEPT PER SHARE DATA)
Revenues....................................................      15,909            13,511
Net loss....................................................        (195)             (129)
Basic and diluted net loss per share........................      (11.61)            (7.55)


    In August of 1999, Adecco agreed to acquire Olsten Corporation for a combination of cash and stock and assume up to $750 million (CHF 1,119 million) of net debt. Gentiva Health Services will be split off to Olsten stockholders as a separate publicly traded entity. In the transaction, holders of common stock of Olsten will receive shares of the new health services company, which will continue to conduct the health care business of Olsten; American Depositary Shares ("ADSs"), which each represent 1/8 of a share of Adecco common stock; and cash. Stockholders may elect to receive 0.12472 Adecco ADSs for half of their Olsten shares, and $8.75 per share cash for the remainder, subject to proration. The Agreement is subject to a number of conditions, including stockholder and regulatory approvals, and is expected to close in the first quarter. There can be no assurance that the transaction will be consummated.


5. LONG-TERM DEBT

    In February 1997, Adecco entered into a three year CHF 500 million unsecured multicurrency revolving credit facility due in February 2000. Amounts drawn bear interest at LIBOR plus .175% plus an annual commitment fee on the undrawn portion of the facility of 0.085%. Adecco draws amount for terms of one to three months. Adecco funded the acquisition of Career Staff primarily with borrowings under this credit facility.

    In February 1999, Adecco entered into a L175 million unsecured credit facility, which bears an interest rate of LIBOR plus 0.3% and is due
February 2000. At June 30, 1999 the company had borrowed CHF 395 million at an interest rate of 5.7%. The proceeds of this facility were used in connection with the Delphi acquisition. The outstanding long-term debt of Delphi consisted of a $50 million senior loan note bearing an interest rate of 7.1% due in 2007. At October 30, 1999 the outstanding balance of the senior loan note amounted to CHF 76 million.

6. SHAREHOLDERS' EQUITY


    At their annual meeting on April 20, 1999, the Adecco shareholders voted to, among other things, authorize up to 600,000 additional Adecco shares to be issued no later than April 20, 2000 for cash as may be advisable to strengthen Adecco's financial condition, and authorize up to 1,400,000 additional Adecco common shares to finance possible mergers and acquisition and to convert all Adecco shares from bearer shares to registered shares. At a special meeting of shareholders on September 10, 1999, the Adecco shareholders voted to authorize up to 700,000 additional Adecco common shares to be used in connection with the proposed merger of Olsten, and to limit the total number of shares to be issued under the April and September distributions to 1,400,000 shares.


    On April 20, 1999, Adecco's Board of Directors declared a cash dividend of CHF 7.00 per share which was paid on April 26, 1999 to the shareholders of record on April 26, 1999.

7. SEGMENT REPORTING


    Adecco has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments in annual statements. It also establishes standards for related disclosures about products and services and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and measure performance. Adecco's chief operating decision-maker is the chief executive officer. The operating segments of Adecco are defined by geography. Adecco's reportable operating segments are France, North America, Northern Europe and All Other Regions. Adecco evaluates performance based on country contribution which is defined as the amount of segment profit or loss before intercompany charges, interest income and expense charges, goodwill amortization and income taxes. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies on the financial statement of Adecco on Form 20-F/A, incorporated by reference in this document. Adecco delivers general staffing services and specialty services within its segments. Specialty services include accounting and finance, information technology, engineering and technical, and outplacement and career transition.

                                                            NORTH      NORTHERN    ALL OTHER
                                                FRANCE    AMERICA(1)   EUROPE(2)   REGIONS(3)    TOTAL
                                               --------   ----------   ---------   ----------   --------
                                                                   (In CHF millions)
AS OF AND FOR THE NINE MONTHS ENDED
SEPTEMBER 27, 1998
  Sales......................................   4,628        3,419       2,187       1,078       11,312
  Depreciation and amortization..............      18          116          32         349          515
  Country contribution.......................     181          169          97          41          488
  Fixed asset additions
  Segment assets.............................   1,935        1,075         732       2,002        5,744
  Long lived assets(4).......................      70           71          81         151          373
OCTOBER 3, 1999
  Sales......................................   5,060        3,608       2,691       1,938       13,297
  Depreciation and amortization..............      20          124          68         368          580
  Country contribution.......................     220          220         135          29          604
  Fixed asset additions
  Segment assets.............................   1,994        1,190       1,290       2,162        6,636
  Long lived assets(4).......................      92          120          74         224          510

------------------------

(1) Consists primarily of operations in the United States

(2) Consists primarily of operations in the United Kingdom, Netherlands, Germany and Switzerland

(3) Consists of operations in Southern Europe, Pacific Rim, South America and Corporate

(4) Long-lived assets include all non-current assets except deferred taxes of CHF 30 and CHF 54, and goodwill of CHF 1,833, CHF 1,862 at October 3, 1999 and September 27, 1998

                                                     SEPTEMBER 27,       OCTOBER 3,
SALES BY SERVICE                                         1998               1999
----------------                                     -------------       ----------
                                                           (In CHF millions)
General Staffing...................................      9,995             11,172
Specialty..........................................      1,317              2,125
                                                        ------             ------
                                                        11,312             13,297
                                                        ======             ======

8. RESTRUCTURING RESERVE

    The activity in the restructuring reserve for the period ended October 3, 1999 was as follows:

                                                              (In CHF millions)
Balance at January 3, 1999..................................          22
Additions...................................................          27
Deductions..................................................         (27)
                                                                     ---
Balance at October 3, 1999..................................          22
                                                                     ===

    In connection with the 1997 acquisition of TAD, Adecco committed to a restructuring plan which resulted in a pre-tax charge of CHF 6 million in 1997 related to employee reductions and branch closure costs. In addition, restructuring costs of CHF 44 million of the acquiree were accrued in connection with the purchase accounting for the TAD acquisition. The total restructuring costs of

CHF 50 million included CHF 23 million for employee reductions, CHF 18 million for remaining lease commitments on abandoned facilities and CHF 9 million for branch closure and other costs. At January 3, 1999, the remaining restructuring reserve was CHF 22 million, including CHF 5 million for employee reductions, CHF 13 million for remaining lease commitments on abandoned facilities and CHF
4 million for branch closure and other costs, and was included in accounts payable and accrued expenses. At October 3, 1999, the remaining restructuring reserve related to TAD amounted to CHF 2 million.

    In connection with the acquisitions in 1999, primarily the Delphi and Career Staff acquisitions, Adecco committed to a restructuring plan which resulted in a pre-tax charge of CHF 3 million in 1999 related to employee reductions and branch closure costs. In addition, restructuring costs of CHF 24 million of the acquirees were accrued in connection with the purchase accounting for the acquisitions. The total restructuring costs of CHF 27 million included CHF 8 million for employee reductions, CHF 9 million for remaining lease commitments on abandoned facilities and CHF 10 million for branch closure costs. At October 3, 1999, the remaining restructuring reserve related to 1999 acquisitions was CHF 20 million, including CHF 6 million for employee reductions, CHF 8 million for remaining lease commitments on abandoned facilities and CHF
6 million for branch closure costs, and was included in accounts payable and accrued expenses.

9. SUBSEQUENT EVENTS


    In November 1999, Meridian B.V., a wholly-owned subsidiary of Adecco, completed an offering of [EURO]360 million (approximately CHF 576 million) in total principal amount of its 1.50% guaranteed convertible notes due 2004, the entire net proceeds of which are available to Adecco. The convertible notes are guaranteed on a senior, unsecured basis by Adecco and are convertible, in the aggregate, into approximately 540,000 Adecco common shares. Adecco also completed an offering in December 1999 of 600,000 of its common shares for total net proceeds of approximately CHF 515 million ($345 million).

                       GENTIVA HEALTH SERVICES PROSPECTUS



PROSPECTUS



                         GENTIVA HEALTH SERVICES, INC.


                                  COMMON STOCK


    This prospectus is being furnished to stockholders of Olsten Corporation in connection with the proposed issuance to Olsten stockholders of all of the shares of common stock of Gentiva Health Services, Inc., a wholly-owned subsidiary of Olsten. As a condition to, and as part of, the merger of Olsten with Adecco SA, Olsten will deliver all of Gentiva Health Services' common stock to its stockholders in exchange for a portion of each of their shares of Olsten common stock and class B common stock, which we refer to in this prospectus together as the Olsten stock. In this prospectus we refer to the issuance of Gentiva Health Services' common stock as the split-off. Olsten stockholders will receive .25 shares of Gentiva Health Services' common stock in the split-off in exchange for a portion of their shares of Olsten stock.



    Gentiva Health Services operates the health services business of Olsten. After the split-off, Gentiva Health Services will be an independent, publicly owned company. The information in this prospectus relates to the shares of Gentiva Health Services common stock being issued. There is currently no public trading market for the shares of Gentiva Health Services common stock. Gentiva Health Services has applied for its shares to be approved for quotation on the Nasdaq National Market under the symbol "GTIV".



    YOU ARE ENCOURAGED TO READ ABOUT THE RISKS IN CONNECTION WITH THE SPLIT-OFF AND THE RISKS ASSOCIATED WITH GENTIVA HEALTH SERVICES' BUSINESS BEGINNING ON PAGE X-7 OF THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS".



    THE SECURITIES ISSUED IN CONNECTION WITH THE SPLIT-OFF HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             ---------------------

                    GENTIVA HEALTH SERVICES, INC. PROSPECTUS
                               TABLE OF CONTENTS



                                                                PAGE
                                                              --------
Prospectus Summary..........................................     X-1
Risk Factors................................................     X-7
The Split-Off...............................................    X-20
Capitalization..............................................    X-30
Dividend Policy.............................................    X-31
Gentiva Health Services, Inc. and Subsidiaries Unaudited Pro
  Forma Consolidated Financial Data.........................    X-32
Selected Historical Consolidated Financial Data of Gentiva
  Health Services, Inc. and Subsidiaries....................    X-36
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    X-38
Business....................................................    X-44
Management..................................................    X-57
Certain Relationships and Related Transactions..............    X-67
Principal Stockholders......................................    X-68
Description of Gentiva Health Services Capital Stock........    X-70
Shares Eligible for Future Sale.............................    X-77
Material Tax Consequences...................................    X-77
Legal Matters...............................................    X-80
Experts.....................................................    X-80
Additional Information......................................    X-80
Index to Consolidated Financial Statements..................    XF-1



    THE OFFER OR SALE OF OUR COMMON STOCK IN THOSE STATES WHERE THE OFFER IS REQUIRED BY STATE SECURITIES LAWS TO BE MADE BY A LICENSED BROKER OR DEALER ARE DEEMED TO BE MADE TO OLSTEN'S STOCKHOLDERS RESIDING IN THOSE STATES BY WARBURG DILLON READ LLC, A REGISTERED BROKER OR DEALER LICENSED UNDER THE LAWS OF THOSE STATES, AS AN ACCOMMODATION TO, AND ON BEHALF OF, OLSTEN AND GENTIVA HEALTH SERVICES. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS PROSPECTUS AND RELATED MATERIALS MAY BE DIRECTED TO D.F. KING & CO., INC. BY MAIL AT 77 WATER STREET, NEW YORK, NEW YORK 10005, OR BY TELEPHONE, TOLL FREE AT
(800) 431-9629.

                               PROSPECTUS SUMMARY


    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION REGARDING GENTIVA HEALTH SERVICES AND THE ISSUANCE OF GENTIVA HEALTH SERVICES COMMON STOCK TO THE HOLDERS OF OLSTEN STOCK, WHICH WE REFER TO AS THE SPLIT-OFF. YOU SHOULD READ THIS ENTIRE PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE NOTES TO OUR FINANCIAL STATEMENTS, FOR MORE DETAILED INFORMATION RELATING TO THE SPLIT-OFF AND GENTIVA HEALTH SERVICES. UNLESS OTHERWISE INDICATED, REFERENCES IN THIS PROSPECTUS TO "GENTIVA HEALTH SERVICES", "US" "WE" AND "OUR" REFER TO GENTIVA HEALTH SERVICES, INC. AND ITS SUBSIDIARIES AND ASSUME THE COMPLETION OF (1) THE SEPARATION OF THE HEALTH SERVICES BUSINESS OF OLSTEN FROM THE OTHER BUSINESSES OF OLSTEN AND
(2) THE MERGER, INCLUDING THE SPLIT-OFF. UNLESS OTHERWISE INDICATED, REFERENCES TO "OLSTEN" REFER TO OLSTEN CORPORATION AND ITS SUBSIDIARIES PRIOR TO THE MERGER.



    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS ABOUT THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF OUR COMPANY. YOU CAN FIND MANY OF THESE STATEMENTS BY LOOKING FOR WORDS SUCH AS "BELIEVES", "EXPECTS", "ANTICIPATES", "ESTIMATES" OR SIMILAR EXPRESSIONS USED IN THIS PROSPECTUS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS ARE SET FORTH UNDER THE CAPTION "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS AND INCLUDE FACTORS WHICH ARE OUTSIDE OF OUR CONTROL, SUCH AS CHANGES IN GOVERNMENT REGULATIONS AND INDUSTRY TRENDS. IN ADDITION, OUR FUTURE RESULTS ARE SUBJECT TO UNCERTAINTIES RELATING TO OUR ABILITY TO FUNCTION EFFECTIVELY AS AN INDEPENDENT, PUBLICLY OWNED COMPANY. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO US OR PERSONS ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THOSE CAUTIONARY STATEMENTS.



                            GENTIVA HEALTH SERVICES


    We are currently a wholly-owned subsidiary of Olsten. We operate the health services business of Olsten in the United States and Canada, which we refer to as the health services business. After the split-off, we will be an independent, publicly owned company.

    We are the leading provider of home health care services in the United States based on revenues. Since 1971, we have built a reputation for high quality health care for our patients. We are committed to offering a broad spectrum of services in the home health care industry. We currently maintain over 400 locations in the United States and Canada and serve over 420,000 patient/client accounts annually with over 65,000 caregivers and administrative staff.


    We offer high quality services through three business lines which are
(1) specialty pharmaceutical services; (2) home care nursing services; and
(3) staffing services. Through our three business lines we offer a broad range of services, including:


    - treatments for patients with chronic diseases;

    - intravenous and oral administration of drugs, nutrients and other solutions;

    - skilled nursing care;

    - pediatric/maternal care programs;

    - rehabilitation and other therapies;

    - disease management programs;

    - home health aide care and assistance with personal care; and

    - institutional, occupational and alternate site staffing.

    Through our network of 38 pharmacies located throughout the United States, including two national distribution centers, we offer the leading and most comprehensive infusion therapy solutions in the industry. In addition, through our four intake and claims processing centers, we provide network services, including care management and coordination of managed care customers who desire a single source for centralized intake and billing, claims adjudication, quality assurance and data reporting and analysis.

    In fiscal 1998, approximately 62 percent of our revenues was attributable to commercial pay sources, 23 percent of our revenues was attributable to Medicaid reimbursement, state reimbursed programs and other state/county funding programs and 15 percent of our revenues was attributable to Medicare reimbursement. For the nine months ended October 3, 1999, approximately 63 percent of our revenues was attributable to commercial pay sources, 20 percent of our revenues was attributable to Medicaid reimbursement, state reimbursed programs and other state/county funding programs and 17 percent of our revenues was attributable to Medicare reimbursement.

    Our principal executive office is located at 175 Broad Hollow Road, Melville, New York 11747-8905, and the telephone number at that address is
(516) 844-7800.

                                THE TRANSACTION

    Olsten and Adecco have entered into a merger agreement which provides that Olsten will merge with Adecco. After the merger, Olsten will be a wholly-owned subsidiary of Adecco. As a condition to, and as part of, the merger, Olsten will separate its health services business from its other businesses and deliver all of our common stock to its stockholders in exchange for a portion of each of their shares of Olsten stock. The split-off will not be completed unless the merger is completed. The separation agreement, together with the related agreements referred to in the separation agreement, govern the terms of the separation of the health service business from the other businesses of Olsten and the relationship among us, Olsten and Adecco before and after the split-off.


    Subject to the merger agreement, at the time of the merger each share of Olsten stock held by an Olsten stockholder will be exchanged for:


        (1) .25 shares of our common stock, par value $.10 per share, and


        (2) the Adecco stock and/or cash, which constitutes the remainder of the merger consideration.

                            SUMMARY OF THE SPLIT-OFF



Purpose of transaction.......................  The split-off is an integral part of the merger of Olsten and Adecco and it will only
                                               occur if the merger is completed. The
                                               transaction will result in the separation of
                                               Olsten's health services business from its
                                               other businesses at the time of the split-
                                               off. Adecco will not acquire the health
                                               services business.

Parent corporation prior to the split-off....  Olsten Corporation.

Split-off corporation........................  Gentiva Health Services, Inc., which operates the health services business of Olsten and
                                               will become an independent, publicly owned
                                               company after the split-off. Prior to the
                                               split-off, we owned most of the assets and
                                               were obligated for most of the liabilities of
                                               the health services business. The remaining
                                               assets to be transferred to us before the
                                               split-off consist of some intellectual
                                               property. The remaining liabilities to be
                                               assigned to and assumed by us are contingent
                                               liabilities related to government
                                               investigations and litigation, some
                                               obligations under Olsten's supplemental
                                               executive retirement plan and some excise tax
                                               obligations, each described more fully under
                                               the heading "The Split-Off".

Split-off ratio..............................  .25 shares of our common stock for each share of Olsten stock owned of record on the date
                                               of the split-off.

Fractional shares of our common stock........  Instead of receiving any fraction of a share of our common stock, you will receive cash in
                                               an amount equal to the fraction of a share of
                                               our common stock you would have received in
                                               the split-off multiplied by the last reported
                                               sale price of our common stock as reported on
                                               the Nasdaq National Market on the first full
                                               trading day after the split-off.

Securities to be issued to Olsten
  stockholders...............................  We will issue a total of 20,327,064 shares of our common stock, based on the number of
                                               issued and outstanding shares of Olsten stock
                                               as of November 12, 1999 multiplied by .25.

Appraisal rights.............................  Holders of Olsten stock who properly exercise their appraisal rights under Delaware law
                                               will not receive our common stock or the
                                               other merger consideration. Instead, the
                                               Delaware Court of Chancery will determine the
                                               fair value of their shares of Olsten stock,
                                               and we and Adecco will each pay our portion
                                               of that amount in cash to those holders.

Listing of our common stock..................  We have applied for our common stock to be approved for quotation on the Nasdaq National
                                               Market at the time of the split-off.

Tax consequences.............................  The material tax consequences of the merger, including the split-off, are described under
                                               the heading "Material Tax Consequences".

Indemnification obligations after the
  split-off..................................  We and Olsten have agreed to indemnify each other after the split-off with respect to
                                               various losses, damages, claims and
                                               liabilities arising out of each of our
                                               businesses. We have also agreed to indemnify
                                               Olsten for other liabilities more fully
                                               described under the heading "The Split-Off--
                                               Terms of the separation agreement--
                                               Indemnification".

Relationship with Olsten after the
  split-off..................................  For one year after the split-off, Olsten has agreed to provide us with some transitional
                                               services. The terms of the ongoing
                                               relationship between us and Olsten are more
                                               fully described under the heading "The
                                               Split-Off".

Risk factors.................................  You should carefully read the section entitled "Risk Factors" beginning on
                                               page X-7 for a discussion of risks related to
                                               the split-off and our business.



    THE INFORMATION ABOVE IS A SUMMARY OF SOME OF THE TERMS OF THE SPLIT-OFF. THE SPLIT-OFF AND THE SEPARATION AGREEMENT ARE MORE FULLY DESCRIBED IN THIS PROSPECTUS UNDER THE HEADING "THE SPLIT-OFF".

    SUMMARY FINANCIAL DATA OF GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES



    The following table provides summary consolidated financial data of Gentiva Health Services as of and for each of the fiscal years in the three-year period ended January 3, 1999 and as of and for the nine-month periods ended
September 27, 1998 and October 3, 1999. The data as of and for each of the fiscal years in the three-year period ended January 3, 1999 have been derived from Gentiva Health Services' audited financial statements, which are included elsewhere in this prospectus. The consolidated financial data as of and for the nine months ended September 27, 1998 and October 3, 1999 have been derived from Gentiva Health Services' unaudited consolidated financial statements, and they include, in the opinion of Gentiva Health Services' management, all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for those periods. The historical consolidated financial information presents Gentiva Health Services' results of operations and financial position as if Gentiva Health Services was a separate entity for all periods presented. The historical financial information may not be indicative of our future performance and may not necessarily reflect what the financial position and results of operations of Gentiva Health Services would have been if Gentiva Health Services was a separate stand-alone entity during the periods covered. Also set forth below is summary unaudited pro forma consolidated financial data of Gentiva Health Services for the year ended January 3, 1999 and as of and for the nine months ended October 3, 1999. The pro forma consolidated financial data presents the results of operations of Gentiva Health Services assuming the split-off of Gentiva Health Services occurred as of the date of the balance sheet, for the balance sheet data, and as of the first day of fiscal 1998 for purposes of the statement of operations data and reflect adjustments to the historical financial data giving effect to estimated costs and expenses, the transfer of cash and the issuance of Gentiva Health Services shares of common stock associated with the split-off. This summary should be read with the historical and pro forma consolidated financial statements of Gentiva Health Services and notes to those financial statements, which are included elsewhere in this prospectus.



                                   Fiscal Year Ended                    For the Nine Months Ended
                        ----------------------------------------      ------------------------------
                                                                      September 27,      October 3,
                           1996            1997         1998              1998              1999
                        ----------      ----------   -----------      -------------      -----------
                                                     (53 weeks)
                                               (In thousands, except share data)
STATEMENT OF
  OPERATIONS DATA:
Service sales,
  management fees and
  other income........  $1,374,353      $1,433,854   $ 1,330,303        $ 968,285        $ 1,118,045
Gross profit..........     511,940         520,586       421,407          297,020            377,994
Net income (loss).....      (2,877)         26,847      (101,465)         (58,471)           (12,852)
Net income (loss) per
  share...............     (28,770)        268,470    (1,014,650)        (584,710)          (128,520)
Average shares
  outstanding.........         100             100           100              100                100

OTHER DATA:
Earnings (loss) before
  interest, taxes,
  depreciation and
  amortization(1).....  $   42,906 (2)  $   89,825   $   (99,720)(3)    $ (52,408)(4)    $    23,165 (5)
Cash flows provided by
  (used in) operating
  activities..........      (7,680)         20,200       (63,875)         (50,833)          (115,353)
Cash flows used in
  investing
  activities..........     (49,792)        (17,913)      (68,568)         (24,415)           (17,280)
Cash flows provided by
  (used in) financing
  activities..........      27,980         (38,143)      133,242           75,248            131,834

                                  Pro Forma
                        -----------------------------
                        Fiscal Year      Nine Months
                           Ended            Ended
                        January 3,        October 3,
                           1999              1999
                        -----------      ------------

                        (In thousands, except share data)
STATEMENT OF
  OPERATIONS DATA:
Service sales,
  management fees and
  other income........  $ 1,329,603       $1,119,545
Gross profit..........      420,707          379,494
Net income (loss).....      (99,965)         (15,552)
Net income (loss) per
  share...............        (4.92)           (0.77)
Average shares
  outstanding.........   20,326,414       20,326,414
OTHER DATA:
Earnings (loss) before
  interest, taxes,
  depreciation and
  amortization(1).....  $  (105,620)(3)   $   20,765 (5)
Cash flows provided by
  (used in) operating
  activities..........
Cash flows used in
  investing
  activities..........
Cash flows provided by
  (used in) financing
  activities..........

                                                                                                                      Pro Forma
                                                                                                                     ------------
                                              Fiscal Year Ended                    For the Nine Months Ended         Nine Months
                                   ----------------------------------------      ------------------------------         Ended
                                                                                 September 27,      October 3,        October 3,
                                      1996            1997         1998              1998              1999              1999
                                   ----------      ----------   -----------      -------------      -----------      ------------
                                                                (53 weeks)
                                                                 (In thousands, except share data)
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working capital..................  $  334,512      $  346,135   $   367,915        $ 365,264        $   496,651       $  490,851
Total assets.....................     785,341         783,478       945,738          821,849          1,022,257        1,038,657
Long-term debt...................      86,250          86,250        86,250           86,250             78,562           78,562
Shareholders' equity.............     541,737         530,270       561,859          547,526            688,611          665,111


------------------------------

(1) Earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA") is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash available for distribution. EBITDA is presented supplementally because we believe it allows for a more complete analysis of results of operations. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended as an alternative to earnings from continuing operations or net income and should not be considered as an indicator of overall financial performance. EBITDA is not a measurement under generally accepted accounting principles and may not be comparable with other similarly titled measures of other companies that do not compute EBITDA in the same manner.


(2) EBITDA in fiscal 1996 reflects merger, integration and other non-recurring charges totaling approximately $75 million. These charges resulted from the Quantum acquisition of $39 million; $30 million of allowances for a change in the methodology used by Medicare for computing reimbursements in prior years and Quantum's charge of $5.5 million related to the settlement of shareholder litigation. See Note 4 to the Gentiva Health Services' Consolidated Financial Statements.



(3) EBITDA in fiscal 1998 reflects non-recurring charges and other adjustments totaling approximately $122 million. These charges represented $66 million related to the restructuring of Gentiva Health Services' businesses and a special charge of $56 million for the settlement of two federal investigations. These provisions include a reduction in revenues of $14 million, a charge to cost of sales of $15 million and $93 million in selling, general and administrative expenses. See Note 4 to the Gentiva Health Services' Consolidated Financial Statements.



(4) EBITDA for the nine months ended September 27, 1998 reflects non-recurring charges and other adjustments of approximately $66 million related to the restructuring of Gentiva Health Services' businesses. This provision includes a reduction in revenues of $14 million, a charge to cost of sales of $15 million and $37 million in selling, general and administrative expenses. See Note 4 to the Gentiva Health Services' Consolidated Financial Statements.



(5) EBITDA for the nine months ended October 3, 1999 reflects a special charge of $17 million for the realignment of business units as part of a new restructuring plan. These charges are included in selling, general and administrative expenses. See Note 4 to the Gentiva Health Services' Consolidated Financial Statements.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS WITH RESPECT TO THE SPLIT-OFF AND OUR BUSINESS.

RISKS RELATED TO THE SPLIT-OFF


OUR BUSINESS WILL FACE CHALLENGES AS A STAND-ALONE COMPANY THAT WE DID NOT EXPERIENCE AS A SUBSIDIARY OF OLSTEN


    As an independent, publicly owned company, we will face new issues and challenges that we did not experience when we were part of Olsten. If we are unable to resolve these issues or overcome these challenges, our results of operations and financial position may be adversely affected. Examples of potential issues include:

    - challenges in developing and promoting new name recognition and inability to rely on the Olsten name, long term financial strength and goodwill;

    - inability to rely on the experience and business relationships of some personnel who will not be continuing employment with our company;


    - greater difficulty in obtaining financing on terms satisfactory to us, if needed; and



    - difficulty in obtaining and maintaining insurance on terms that are acceptable to us.


    Our results of operations and prospects, as well as stock price, may be affected by factors that are different from those that have affected Olsten in the past. After the split-off, we will be a smaller and less diversified company than Olsten was prior to the split-off. Our results of operations will be more affected by competitive and market factors specific to the home health care industry. In addition, we will not have the benefit of the diversified source of revenues which Olsten had.


WE HAVE TRADITIONALLY RELIED ON OLSTEN FOR FINANCIAL ASSISTANCE AND MAY HAVE DIFFICULTY WITH CASH MANAGEMENT WITHOUT THIS ASSISTANCE



    We have historically relied on the earnings, assets and cash flow of Olsten for liquidity and capital requirements and administrative services. In the past, when our liquidity needs exceeded our cash flow, Olsten provided us with necessary funds. Our inability to rely on Olsten for financial assistance may adversely affect our financial condition.



WE HAVE NOT FULLY ESTABLISHED THE CORPORATE INFRASTRUCTURE THAT IS REQUIRED FOR A STAND-ALONE COMPANY



    After the split-off we may or may not be able to establish the departments and services necessary to conduct our business as an independent, publicly owned company in an efficient and timely manner or on favorable terms. Olsten has agreed to provide to us tax, legal, procurement and other services on a cost basis for up to one year after the split-off. We will, however, need to establish our company as a stand-alone entity and will not be entitled to rely on Olsten other than for these limited transitional services. In establishing these departments and services we may face issues and challenges, including:



    - increased costs of hiring and retaining employees in departments previously shared by all the businesses of Olsten, including the legal, risk management, tax, treasury, human resources and public relations departments; and



    - generally increased overhead and administrative costs as a result of establishing a stand-alone company.



    If we are unable to establish the required departments and services in a timely or cost effective manner, it could adversely affect our operations.

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS
  A SEPARATE COMPANY

    The historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented. This information may not reflect what our results of operations, financial position and cash flows will be in the future. This is not only related to the various risks associated with the fact that we have not been a stand-alone company, but also because:

    - various adjustments and allocations were made to the historical financial statements in this prospectus because Olsten did not account for us as a single stand-alone business for any period presented;

    - the historical information does not reflect many significant changes that will occur in our financial condition, capital structure and operations as a result of our separation from Olsten; and

    - the historical information does not reflect the indebtedness under our new credit facility and the costs associated with borrowing under that facility.


    We cannot assure you that the adjustments and allocations we made in preparing our historical financial statements appropriately reflect our operations during the periods presented as if we had operated as a stand-alone company, nor can we predict what the actual effect of our separation from Olsten will be.



THE CHANGE OF SOME PERSONNEL IN OUR COMPANY MAY HAVE AN ADVERSE EFFECT ON OUR SUCCESS



    After the split-off, it is expected that some of the personnel of Olsten will resign from Olsten and become our initial employees, while others will not continue with us. In particular, Robert A. Fusco, the past president of Olsten's health services business, tendered his resignation as president in late 1999. Until the split-off he will provide services to us, but will not continue with us after the split-off. In addition, some Olsten personnel who have provided services to us as Olsten employees in the treasury, legal, human resources, and risk management departments in the past will not become a part of our company after the split-off and their services will not be available to us, except on a limited transitional basis. We cannot assure you that the transition of personnel from Olsten's other businesses to our company, the employment of personnel in some departments, the loss of our president or the loss of other personnel will not disrupt, at least temporarily, the operations of our business. Any disruption in our business could have a material adverse effect on our results of operations. We cannot predict with certainty the financial impact any potential disruption might have on our business.


THERE IS NO EXISTING TRADING MARKET FOR OUR COMMON STOCK

    There is no existing trading market for our common stock and there can be no assurance that an active trading market will be established. We have applied for approval for quotation of our common stock on the Nasdaq National Market and expect to receive approval for quotation on the Nasdaq National Market at the time of the split-off. Our common stock may experience volatility until trading values become established. As a result, it could be difficult to make purchases or sales of our common stock in the market at any particular time. We do not know what price our common stock will trade at after the split-off.

VARIOUS FACTORS MAY DEPRESS THE TRADING VALUE OF OUR COMMON STOCK


    Immediately after the split-off, we will have the same stockholders as Olsten had before the split-off and you will own the same percent of our common stock as you did in Olsten. Some stockholders who receive our common stock in the split-off may decide that they do not want to maintain an investment in a company almost exclusively involved in home health care services. If these stockholders decide to sell all or some of their shares, or the market perceives that those sales could occur, the trading value of your shares may decline. In addition, because we will be a smaller and less diversified company than Olsten, our stock may not be followed as closely by market analysts or the investment community as Olsten stock had been in the past. If there is only a limited following by market analysts or the investment community, the amount of market activity in our common stock may be reduced, making it more difficult for you to sell your shares.


WE WILL ONLY BE PERMITTED TO USE OLSTEN'S INTELLECTUAL PROPERTY FOR A ONE-YEAR PERIOD


    We have a non-exclusive, royalty-free license for several Olsten logos and names for one year. The Olsten logo and name have been important to our marketing activities in the past. We recently changed the name of our company and will need to devote substantial resources to building recognition of our new name prior to the expiration of our license with Olsten. We estimate that the development of name recognition, including public relations efforts, could cost up to $5.0 million. Many of our patients, payors and others we do business with are familiar with us only as an Olsten entity. We may lose some of these business relationships as a result of not being associated with the Olsten name and company. Although we cannot quantify the effect that a name change will have on our ability to retain and attract patients and others with whom we do business, the loss of a significant number of patients could have a material adverse affect on our business.



WE ARE OBLIGATED TO INDEMNIFY OLSTEN AND OTHERS FOR LIABILITIES WHICH COULD REQUIRE US TO PAY OLSTEN AMOUNTS THAT WE MAY NOT HAVE



    The separation agreement and related agreements provide that we will indemnify Olsten and other related persons after the split-off for liabilities related to our business, statements in this prospectus and the proxy statement/prospectus about our business and breaches of our obligations under the separation agreement. We are also required to indemnify Olsten for other matters, including the government investigations and litigations described below.


    In addition, under our tax sharing agreement with Olsten and Adecco, we will indemnify Olsten for some tax liabilities that may be imposed on Olsten and for the denial of some tax refunds that will be claimed by Olsten.


    We are unable to predict the amount, if any, that may be required for us to satisfy our indemnification obligations under the separation agreement and related agreements. However, the amount could be substantial. We cannot assure you that we will have sufficient funds available to satisfy our potential indemnification obligations or that we will be able to obtain the funds on terms satisfactory to us, if at all. If we are unable to obtain the necessary funds, we may be forced to consider other alternatives, including sales of assets, to raise necessary funds.


WE ARE REQUIRED TO PROVIDE NOTIFICATIONS TO, AND SEEK APPROVAL OF, REGULATORY AUTHORITIES IN ORDER TO COMPLETE THE SPLIT-OFF


    We are required to obtain regulatory approvals or make notifications to some regulatory authorities in order to complete the split-off. We cannot assure you that we will secure all of these regulatory approvals on a timely basis, if at all. All of the requisite applications or notifications with each of the applicable regulatory authorities have been filed. Based on prior correspondence with these regulatory authorities, we believe that we will satisfy all prior approval requirements. If, however, we are unable to secure approvals on a timely basis, we could be subject to sanctions under existing state laws. These sanctions could take the form of fines, or potentially, enforcement actions to suspend our ability to do business in these states.



WE MAY BE SUBJECT TO LIABILITIES RESULTING FROM LAWS THAT PROTECT OUR AND OLSTEN'S CREDITORS



    Under United States federal and state fraudulent transfer laws, a court in a lawsuit by an unpaid creditor or a representative of creditors of ours or Olsten could determine that, after giving effect to the merger, including the split-off, we or Olsten:

    - were or would be rendered insolvent;


    - had unreasonably small capital to carry on our business and all businesses in which we or are Olsten intended to engage; or


    - intended to incur, or believed we or Olsten would incur, debts beyond our or Olsten's abilities to repay as they would mature.



If that determination is made, the court could invalidate, in whole or in part, the merger, including the split-off, as a fraudulent transfer and order Olsten's stockholders to return the value of the merger consideration, including any of our common stock, and any dividends paid or require us to pay various liabilities of Olsten for the benefit of creditors or require Olsten to pay various liabilities of ours for the benefit of creditors.


    Generally, an entity is considered insolvent if the present fair saleable value of its assets is less than (1) the amount of its liabilities (including contingent liabilities), or (2) the amount that will be required to pay its probable liabilities on its existing debts as they become due.


    We do not know what standard a court would apply in determining insolvency or whether a court would determine that we or Olsten were "insolvent" at the time of or after giving effect to the merger. If we or Olsten became a debtor in a bankruptcy case, the bankruptcy court would apply the standards of United States federal bankruptcy law to determine whether a transfer that occurred within a year before the commencement of the bankruptcy case would qualify as a fraudulent transfer. For transfers that occurred more than one year prior to the bankruptcy case, the bankruptcy court would apply applicable state law standards, which may vary among states. If we or Olsten did not become a debtor in a bankruptcy case, creditors who sought to recover or avoid transfers as fraudulent transfers would look to the state law standards. It is possible that the standards for determining whether a fraudulent transfer occurred may vary between state and federal law, on the one hand, and between various state laws, on the other.


PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS, DELAWARE LAW AND OUR RIGHTS AGREEMENT COULD DELAY OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY, WHICH COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK


    Provisions in our organizational documents, Delaware law and our rights agreement could delay or prevent an unsolicited change in control of our company, which could adversely affect the price of our common stock. These provisions may also have the effect of making it more difficult for third parties to replace our current management without the consent of our board of directors. These provisions in our certificate of incorporation and bylaws which could delay or prevent an unsolicited change in control of our company include:


    - the classification of our board of directors into three classes, each class serving "staggered" terms of office of three years after the initial terms;

    - limitations on the removal of directors so that they may only be removed for cause;

    - the board of directors' ability to issue shares of preferred stock and determine the terms of the preferred stock without stockholder approval; and

    - prohibition on the right of stockholders to call meetings or act by written consent and limitation on the right of stockholders to present proposals or make nominations at stockholder meetings.


    Delaware law also imposes restrictions on mergers and other business combinations between us and any holder of 15 percent or more of our outstanding common stock. In addition, we have a rights agreement that has the effect of deterring takeovers of our company without the consent of our board of directors. Generally, once a party acquires 10 percent or more of our common stock, the rights agreement may cause that party's ownership interest in our company to be diluted, unless our board of directors consents to the acquisition.

WE MAY HAVE DIFFICULTY RELOCATING OUR HEADQUARTERS AND ENTERING INTO NEW LEASES FOR REAL PROPERTY ON TERMS THAT ARE SATISFACTORY OR IN A TIMELY FASHION



    Our operations are currently based out of our headquarters and about 400 other locations. The separation agreement requires us to relocate our headquarters within six months after the split-off. In addition, we currently have leases for eleven locations that we share with the other businesses of Olsten. Those leases will need to be modified, assigned or terminated in order to prevent operations of both Olsten's businesses and our business in the same location. We cannot assure you that we will obtain new leases in a timely manner or that the terms of the new leases or subleases will be satisfactory to us. Any difficulty we may experience in replacing these eleven leases or relocating our headquarters may affect the operations of our business if we do not have sufficient office space in which to operate. The result of these difficulties may include a disruption in our business, including:



    - an inability to continue to provide the level of services we have in the past at those locations and, in turn, generate the historical revenue from those locations;



    - a delay in collection of accounts receivable;



    - challenges in ensuring regulatory compliance;



    - difficulties in retaining personnel; and



    - an inability to manage day to day operations.



Any of these difficulties could have a material adverse effect on our business until we relocate.


RISKS RELATED TO OUR BUSINESS

WE MAY HAVE DIFFICULTY OBTAINING REQUIRED FINANCING ON SATISFACTORY TERMS


    We are required under the separation agreement to obtain a committed credit facility with a line of credit of at least $100 million to provide for our working capital needs and for general corporate purposes. At this time, we have a commitment letter from a bank to underwrite a credit facility subject to customary conditions. See "The Split-Off--Certain indebtedness of our company--Commitment to enter into a senior credit facility". In addition, by October 1, 2000, we will need to refinance $78.6 million of outstanding 4 3/4% convertible subordinated debentures due October 1, 2000 of our subsidiary, Quantum Health Resources, Inc. The debentures are described in this prospectus under the heading "The Split-Off--Certain indebtedness of our company". After the split-off, we will no longer benefit from any financing arrangements with, or cash advances from, Olsten. We may have difficulty obtaining financing on terms that are acceptable to us, if at all. If we fail to obtain the financing we need, it would have a material adverse effect on our business and financial condition.



WE WILL NEED TO DEVOTE CASH FLOW FROM OUR OPERATIONS TO MEET OUR DEBT AND OTHER OBLIGATIONS



    On the date following the split-off, we estimate our indebtedness will include $78.6 million of our subsidiary's outstanding 4 3/4% convertible subordinated debentures due October 1, 2000, about $20 million of 10% convertible trust preferred securities of a trust of which we own all of the common equity which holds our 10% convertible subordinated debentures, and borrowings under our credit facility. As a result of these obligations, substantial amounts of our cash flow will be dedicated to servicing our debt and other obligations and those amounts will not be available for use in our working capital or operations.



    We cannot assure you that we will generate sufficient cash flow to meet our obligations. If cash flows from operations or availability under our credit facility fall below expectations, we may be forced to delay planned capital expenditures, reduce operating expenses, or seek additional alternatives designed to enhance liquidity.

WE HAVE BEEN SUBJECT TO GOVERNMENT INVESTIGATIONS AND HAVE ENTERED INTO AGREEMENTS WITH THE GOVERNMENT

    The health services business has been subject to extensive federal and state governmental investigations regarding, among other things:

    - the preparation of Medicare costs reports, which we refer to as the cost reports investigation;


    - the relationship between Columbia/HCA Healthcare Corporation and the health services business in connection with the purchase by Columbia/HCA of some home health agencies that were owned by the health services business and subsequently managed under contract by a unit of the health services business, which we refer to as the Columbia/HCA investigation; and



    - some of the health care practices of Quantum, including alleged improper billing and fraud against various federally funded medical assistance programs, which largely occurred during the period prior to Olsten's acquisition of Quantum in June 1996, which we refer to as the Quantum investigation.


    On July 19, 1999, Olsten entered into several written civil and criminal agreements with the U.S. Department of Justice and the Office of Inspector General of the U.S. Department of Health and Human Services finalizing the settlement of the civil and criminal aspects of the cost reports investigation and the Columbia/HCA investigation. Under the settlement:

    - Olsten paid on August 11, 1999 the sum of $61 million to the Department of Justice, including approximately $10.1 million in criminal fines and penalties;

    - in connection with the Columbia/HCA investigation, a subsidiary of ours, Kimberly Home Health Care, Inc., pled guilty in the United States District Courts for the Northern District of Georgia, the Southern District of Florida and the Middle District of Florida to a criminal violation of the federal mail fraud, conspiracy and kickback statutes;

    - Kimberly Home Health Care, Inc. is permanently excluded from participation in Medicare, Medicaid and all other federal health care programs as defined in 42 U.S.C. Section1320a-7b(f); and

    - Olsten signed a corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services.

    In October 1998, Olsten entered into a final settlement agreement with several government agencies investigating the past practices of Quantum. The agreement was entered into with the U.S. Department of Justice, the Office of the Inspector General of the U.S. Department of Health and Human Services, the U.S. Secretary of Defense (for the CHAMPUS/Tricare program), and the Attorneys General for the States of New York and Oklahoma. Under the settlement, Olsten reimbursed the government about $4.5 million for particular disputed claims under the Medicaid and CHAMPUS programs and entered into a corporate integrity agreement with several government agencies.


    In connection with the split-off, we have agreed to assume, to the extent permitted by law and the terms of the liabilities, and indemnify Olsten for, all liabilities of our health services business, including the ongoing governmental investigations and any future governmental investigations relating to our health services business. We also agreed to comply with the provisions of the settlement agreements and corporate integrity agreements entered into with the government, which will require significant financial resources over a five-year period.



    In early December 1999, we received a document subpoena from the Department of Health and Human Services, Office of Inspector General, Office of Investigations. After preliminary discussions with the Office of Inspector General, we believe that the subpoena relates to an investigation of possible overpayments to us by the Medicare program. We intend to provide the Office of Inspector General with the requested documents and cooperate fully with its investigation. At this time, we are unable to assess the probable outcome or potential liability, if any, arising from this subpoena.

    We have recently commenced discussions with the North Carolina Attorney General's Office concerning questions that it has raised as to the eligibility of a certain class of our patients to receive Medicaid-reimbursed home health services and, thus, our entitlement to Medicaid reimbursement in connection with those services. At this preliminary stage, we are unable to assess the probable outcome of or potential liability arising from this matter.


    Although substantially all of these pending governmental investigations have been settled, we cannot assure you:

    - that new investigations will not be conducted;

    - that additional civil or criminal charges related to these or other unrelated investigations will not be pursued; or

    - that other pending government investigations or any of the terms of the existing settlement agreements and corporate integrity agreements will not have a material adverse effect on our business.


    For more details on the governmental investigations, see
"Business--Government investigations" and for more details on our agreements with the government, see "Business--Corporate integrity agreements with the government".



WE ARE SUBJECT TO STRINGENT GOVERNMENTAL REGULATION WHICH MAY LIMIT OUR OPERATIONS, RESULT IN SIGNIFICANT FINES FOR VIOLATIONS AND REQUIRE US TO DEVOTE SIGNIFICANT RESOURCES TO ENSURE COMPLIANCE



    Our business is subject to extensive federal and state regulations that govern, among other things, Medicare, Medicaid, CHAMPUS and other government-funded reimbursement programs, reporting requirements, certification and licensing standards for certain home health agencies and, in some cases, certificate-of-need and pharmacy-licensing requirements. These regulations may affect our participation in Medicare, Medicaid, CHAMPUS and other federal health care programs. We are also subject to a variety of federal and state regulations that prohibit fraud and abuse in the delivery of health care services, including, prohibitions against:


    - the offering or making of direct or indirect payments for the referral of patients;


    - physicians making referrals under Medicare for clinical services to a home health agency with which the physician or an immediate family member has some types of financial relationship; and



    - the filing of false claims.



We are subject to periodic audits, examinations and investigations conducted by or at the direction of governmental investigatory and oversight agencies. Violation of federal and state health care regulations can result in a health care provider being excluded from participation in the Medicare, Medicaid, CHAMPUS and/or any other federal health care programs, and can also subject the provider to civil and/or criminal penalties. For the nine months ended October 3, 1999, these health care programs represented, together, about 37 percent of our revenues. As a result, our exclusion from any one of these health care programs would have a material adverse effect on our business.



THE AGREEMENTS WE HAVE WITH THE GOVERNMENT LIMIT OUR OPERATIONS



    The agreements we signed with the government limit our operations and require us to devote significant resources to ensure compliance. In connection with the government's cost reports investigation and Columbia/HCA investigation, Olsten entered into a corporate integrity agreement in July 1999 with the Office of Inspector General of the Department of Health and Human Services, which governs some of our actions until August 18, 2004. In connection with some past practices of Quantum, Olsten entered into a corporate integrity agreement in October 1998 with the U.S. Department of Justice, the Office of Inspector General of the U.S. Department of Health and Human Services, the U.S. Secretary of Defense (for the CHAMPUS/Tricare Program) and the Attorneys

General for the States of New York and Oklahoma, which governs some of our actions until December 31, 2001. Under each of the corporate integrity agreements, we are required, among other things, to maintain a Corporate Compliance Officer to develop and implement compliance programs, to retain an independent review organization to perform annual reviews, and to maintain our compliance program and reporting systems, as well as provide additional training to our employees. The corporate integrity agreement in connection with the Quantum investigation applies to our specialty pharmaceutical services business and focuses on the training and billing of blood factor products for hemophiliacs. The corporate integrity agreement in connection with the cost reports investigation and the Columbia/HCA investigation applies to our businesses that bill the federal government health programs directly for services, such as our home care nursing business, and focuses on issues and training related to cost report preparation, contracting, medical necessity, and billing of claims.



    Our compliance program will be implemented for all newly established or acquired businesses units if their type of business is covered by the corporate integrity agreements, Reports under each integrity agreement will be filed annually with the Department of Health and Human Services, Office of Inspector General. After each corporate integrity agreement expires, we will file a final annual report to the government. If we fail to comply with the terms of either of our corporate integrity agreements, we will be subject to penalties ranging from $1,500 to $2,500 for each day of the breach.



HEALTH CARE REFORM MAY RESULT IN REDUCTION IN THE DEMAND FOR OUR SERVICES, LOWER GOVERNMENT REIMBURSEMENTS FOR OUR SERVICES AND GREATER DIFFICULTY IN OPERATING OUR BUSINESS



    There are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect the proposals may have on our future business. We may be adversely affected by aspects of some of these health care proposals, including:


    - cutbacks in Medicare and Medicaid programs;

    - containment of health care costs on an interim basis by means that could include a short-term freeze on rates paid to health care providers;


    - changes in reimbursement under Medicare and Medicaid programs through the implementation of prospective payment systems;



    - permitting greater flexibility to the states in the administration of Medicaid; and



    - developments in federal and state health information requirements, including the standardization of electronic transmission of some administrative and financial information.



    In October 1997, as part of the Balanced Budget Act, the government enacted the Interim Payment System for reimbursement of home care services provided under Medicare. Under this system, provider reimbursements were reduced, and may be subject to further reductions. Specifically, our Medicare revenue, excluding acquisitions, was reduced by $107 million, or 43 percent, in fiscal 1998 as compared to fiscal 1997. For the first nine months of 1999, our Medicare revenue, excluding acquisitions, was further reduced by $38 million, or 33 percent, as compared to the first nine months of fiscal 1998. These reductions have had a negative impact on our operations and liquidity.



    On October 28, 1999, as required by the Balanced Budget Act, the government issued proposed regulations for implementing a prospective payment system for home health agencies, to become effective on October 1, 2000. Under the proposed rules, a home health agency would receive a pre-set amount determined by various factors to cover the cost of services provided to a Medicare patient during a defined 60-day period. These proposed rules may or may not become the final rules for the prospective payment system. Regardless of whether these rules become final, a prospective payment system will be implemented for home care services. After the prospective payment system has been in place for 12 months, the government expects to achieve an overall cost savings to the Medicare reimbursement system with respect to home care. While there are industry lobbying efforts to mitigate or change these requirements, we are unable to predict whether these efforts will be successful.


    We cannot assure you that currently proposed or future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a negative effect on us. Concern about the potential effects of the proposed reform measures has contributed to the volatility of the prices of securities of health care companies and companies in related industries and may similarly affect the price of our common stock in the future.

WE ARE INVOLVED IN VARIOUS LITIGATIONS

    Olsten and its subsidiaries have been involved in various litigations arising out of the health services business. In particular:

    - a class action by some Olsten stockholders against Olsten and some of its directors and officers asserting claims for violations of the Securities Act and the Securities Exchange Act, including claims that the directors and officers misrepresented information to stockholders related to the government investigations in the health services business;

    - a derivative lawsuit by some Olsten stockholders against some directors and officers of Olsten claiming that the directors and officers breached their fiduciary duties to stockholders in connection with the class action described above and the governmental investigations described above; and

    - a complaint by the Indiana Attorney General's Office filed against Olsten alleging that Medicaid overpaid us, we did not properly disclose information to their office and that our billing was improper.

    Because the above claims each seek damages and reimbursement for costs and expenses without specific amounts, we are unable to assess the probable outcome or potential liability arising from the lawsuits.

    In connection with the split-off, we have agreed to assume, to the extent permitted by law, and indemnify Olsten for, these lawsuits together with any other liabilities arising out of the health services business before or after the split-off. We are unable to assess the materiality or costs associated with these lawsuits at this time. We cannot assure you that these lawsuits, or any future lawsuits relating to the health services business will not have a material adverse effect on the health services business.


REDUCTION IN REIMBURSEMENT BY GOVERNMENT PAYORS COULD RESULT IN A REDUCTION IN OUR MARGINS AND REVENUES AND ADVERSELY AFFECT OUR BUSINESS


    The profitability of our business depends on payment and reimbursement from governmental and non-governmental third party payors. For the nine months ended October 3, 1999, we derived approximately 17 percent of our net patient revenue from Medicare, and 20 percent of our net patient revenue from Medicaid, state reimbursed programs and other state/county funding programs. We expect to continue to derive a significant portion of our revenue from federal and state reimbursement programs. We cannot assure you that payments under state or federal governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to these programs. This risk is greater with respect to individual state-administered Medicaid programs which sometimes provide lower reimbursement rates than the Medicare program. In addition, we cannot assure you that the services that we provide and the facilities that we operate will meet or continue to meet the requirements for participation in these programs.

    In addition, the government has instituted cost containment measures designed to limit payments made to health services providers, and we cannot assure you that future measures will not adversely affect both the timing and amount of reimbursement we receive.

    Periodic and random audits by governmental investigatory and oversight agencies may result in a delay in receipt, or an adjustment to the amounts of reimbursement due or received under Medicare, Medicaid, CHAMPUS and other federal health care programs. In September 1999, we received a Notice of Amount of Program Reimbursement for our 1997 Medicare cost reports from our Medicare fiscal intermediary notifying us that it disagrees with our methodology of allocating a portion of our overhead. The Health Care Financing Administration has indicated that it agrees with the fiscal intermediary. The notice indicates a possible disallowance of about $7.0 million of costs in 1997 which we would be required to pay to Medicare if the fiscal intermediary is correct. Since we used a similar methodology for allocating overhead costs in 1998 and 1999, a disallowance of $2.0 million could result in each of these years. We believe our cost reports are accurate and consistent with past practice accepted by our Health Care Financing Administration fiscal intermediary and we will appeal the notice to the Provider Reimbursement Review Board. We are unable to predict the outcome of the appeal.


    Some states' Medicaid agencies have instituted review processes for claims submitted for patients dually eligible under both the Medicare and the Medicaid programs. These reviews have focused on whether Medicaid paid for services that should have, instead, been covered by Medicare. We cannot assure you that we will not have to repay state medicaid programs as a result of these state initiatives.


OUR ACCOUNTS RECEIVABLE ARE SUBJECT TO COLLECTIBILITY RISKS



    There may be risks that our accounts receivable will be settled for less than the recorded balances. Most payors have introduced and continue to introduce cost containment measures designed to limit payments to providers of health services. Most claims for services under government programs are subject to audit and final settlement which, because of cost containment initiatives and the associated uncertainties, may be reimbursed for less than our expected reimbursement amounts. Managed care providers and traditional indemnity insurers are imposing increasing pressures on health care providers to reduce costs and share in the financial risks of providing care, and are increasing the medical review of claims. The impact of these steps has reduced profit margins, extended the payment period and made it more difficult to obtain some authorizations and approvals, which could affect the ultimate collectibility of the recorded accounts receivable balances. During the past year we have made internal changes to consolidate billing and collection processing centers, convert to new software and implement new operating models. While these changes are designed to improve future operations, they may also create collection risks for the current accounts receivable balances. Management has assessed the risks associated with collection of accounts receivable balances from third-party payors and adjusted the recorded balances accordingly. In connection with the above, we have recorded a provision for doubtful accounts of $24.3 million for the nine months ended October 3, 1999 on a basis consistent with prior periods.



WE ARE SUBJECT TO PRICING PRESSURES AND OTHER RISKS INVOLVED WITH COMMERCIAL
  PAYORS



    Commercial payors, such as managed care organizations and traditional indemnity insurers increasingly are requesting fee structures and other arrangements providing for health care providers to assume all or a portion of the financial risk of providing care. The lowering of reimbursement rates, increasing medical review of bills for services and negotiating for reduced contract rates could have a material adverse effect on our results of operations and liquidity. For the nine months ended October 3, 1999, 63 percent of our revenue was derived from commercial payors, including 44 percent of our total revenue that was derived from managed care organizations and traditional indemnity insurers under fee for services arrangements and 6 percent of our revenue that was derived under capitated arrangements. We cannot assure you that pricing pressures by commercial payors will not continue or that our business, financial condition and results of operations will not be adversely affected by these trends.

    Also, continued growth in managed care and capitated plans have pressured health care providers to find ways of becoming more cost competitive. Managed care organizations have grown substantially in terms of the percentage of the population they cover and in terms of the portion of the health care economy they control. Managed care organizations have continued to consolidate to enhance their ability to influence the delivery of health care services and to exert pressure to control health care costs. A rapid increase in the percentage of revenue derived from managed care payors or under capitated arrangements without a corresponding decrease in our operating costs could have an adverse impact on our profit margins.


THERE IS A DELAY BETWEEN OUR PERFORMANCE OF SERVICES AND OUR REIMBURSEMENT



    The health care industry is characterized by delays that typically range from three to six months between when services are provided and when the reimbursement or payment for these services is received. This makes working capital management, including prompt and diligent billing and collection, an important factor in our results of operations and liquidity. We cannot assure you that trends in the industry will not further extend the collection period and impact our working capital.


WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY


    The segments of the health care industry in which we operate are highly competitive and fragmented, and there are relatively few barriers to entry in our health care market segments. There are approximately 15,000 home care agencies operating in the United States. These include a few national companies, hundreds of regional companies and thousands of locally-based independent home health care organizations. Our primary national competitors are Coram Healthcare Corp. and Caremark Therapeutic Services, and our primary regionally-based competitors are hospital-based home health agencies and visiting nurse associations.


    We compete with other home health care providers on the basis of availability of personnel, quality and expertise of services and the value and price of services. We could encounter increased competition in the future from existing competitors or new entrants that may limit our ability to maintain or increase our market share.

    We may have existing competitors, as well as a number of potential new competitors, who have greater name recognition, and significantly greater financial, technical and marketing resources than we do. This may permit our competitors to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies and make more attractive offers to existing and potential employees and patients.


    We also expect our competitors to develop strategic relationships with providers, referral sources and payors, which could result in increased competition. The introduction of new and enhanced services, acquisitions and industry consolidation and the development of strategic relationships by our competitors could cause a decline in sales or loss of market acceptance of our services or price competition, or make our services less attractive. In addition, we compete with a number of tax-exempt nonprofit organizations that can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to us.


    We cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and results of operations.

    We expect that industry forces will have an impact on us and our competitors. In recent years, the health care industry has undergone significant changes driven by various efforts to reduce costs, including:

    - national health care reform;

    - trends toward managed care;

    - limits in Medicare coverage and reimbursement levels;

    - consolidation of health care services companies; and

    - collective purchasing arrangements by office-based health care practitioners.


The changes in our industry have caused greater competition among us and similar businesses. As a result, in recent years, over 2,000 home health care agencies have gone out of business. Our inability to predict accurately or react competitively to changes in the health care industry could adversely affect our operating results.


YEAR 2000 COMPLICATIONS MAY ARISE


    The Year 2000 issue concerns the inability of information systems to properly recognize and process date-sensitive information beyond January 1, 2000. Systems critical to our business that were identified as non-Year 2000 compliant have been replaced as part of a project that is also being implemented to increase efficiencies. The new infrastructure, which is Year 2000 compliant, was completely implemented in field offices before January 1, 2000. At this time, we have not encountered any Year 2000 failures. However, due to the general uncertainty relating to Year 2000 issues, we are unable to determine whether the consequences of Year 2000 failures will have a material impact on our results of operations, liquidity or financial condition. We do not expect any Year 2000 issues to have a material adverse effect. The failure of third parties to remedy Year 2000 problems could have a material adverse effect on our business, financial condition and results of operations.


WE ARE DEPENDENT ON RELATIONSHIPS WITH CERTAIN THIRD PARTIES


    The profitability of our business depends in part on our ability to establish and maintain close working relationships with managed care organizations, private and governmental third party payors, hospitals, physicians, physician groups, home health agencies, long-term care facilities and other institutional health providers, insurance companies and large self-insured employers, as well as pharmaceutical, biotechnology, and other product suppliers. In particular, we are dependent on our relationships with certain managed care organizations and other commercial payors. In fiscal 1998, Cigna Healthcare accounted for about 9 percent of our revenues. For the nine months ended October 3, 1999, Cigna Healthcare accounted for about 11 percent of our revenues. Our three-year contract with Cigna Healthcare had an expiration date of December 31, 1998. The contract was amended to continue until terminated by either party with 60 days advance notice. We cannot assure you that we will be successful in improving and maintaining our relationships or that additional relationships will be successfully developed and maintained in existing or future markets. The loss of any existing relationships or the failure to continue to develop such relationships in the future could have a material adverse effect on our business, financial condition and results of operations.


WE ARE DEPENDENT ON THE RECRUITMENT AND RETENTION OF TRAINED PERSONNEL


    The continued operation of our business, as well as our future growth and success, depends upon our ability to recruit and retain a staff of professional personnel, including registered nurses. There is currently a shortage of these licensed professionals in some geographic areas of the United States, including the northeast and western regions, and, in particular, for specific services, such as pediatric care. Because we operate in these regions and provide these specific services, we have been affected by this shortage and have experienced higher labor costs as a result. If this shortage of professionals continues and we are unable to manage the higher labor costs or the shortage worsens, it could have a material adverse effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO POTENTIAL PROFESSIONAL LIABILITY EXPOSURE

    The services performed by us involve an inherent risk of professional liability. While we maintain insurance consistent with industry practice, we cannot assure you that the insurance we currently maintain will satisfy claims made against us or that we will be able to obtain insurance in the future at commercially reasonable rates, in adequate amounts or on satisfactory terms. We cannot predict the effect that any claims, regardless of their ultimate outcome, might have on our business or reputation or on our ability to attract and retain patients and employees.

                                 THE SPLIT-OFF


    THIS SECTION OF THIS PROSPECTUS DESCRIBES THE PROPOSED SPLIT-OFF AND THE SEPARATION OF THE HEALTH SERVICES BUSINESS FROM OLSTEN AND ITS OTHER BUSINESSES. THE DESCRIPTION BELOW IS A SUMMARY. WE URGE YOU TO READ THE SEPARATION AGREEMENT, THE TAX SHARING AGREEMENT AND THE EMPLOYEE BENEFITS ALLOCATION AGREEMENT, EACH OF WHICH IS CONTAINED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.


SEPARATION OF THE HEALTH SERVICES BUSINESS FROM OLSTEN AND ITS OTHER BUSINESSES


    The separation agreement provides that Olsten will transfer to us all of the assets exclusively used in the health services business. Because Olsten generally operates the health services business as a business separate from its other businesses, we already own most of the assets of the health services business and are directly obligated for most of the liabilities of the health services business. Before the split-off, Olsten will transfer to us the remaining health services business assets and we will assume the remaining liabilities. The remaining assets to be transferred to us include some intellectual property.


    The separation agreement provides that Olsten will assign to us, and we will assume, specified liabilities, to the extent we are not already solely liable for them. Those liabilities are all the liabilities arising out of the operations of the health services business, whether arising before or after the split-off, including:


    - the liabilities described under the headings "Business--Governmental investigations" and "Business--Legal proceedings";


    - the liabilities and obligations under the supplemental executive retirement plan with respect to our employees and some former employees of Olsten; and


    - the liabilities of Olsten with respect to any excise tax obligations under Mr. Edward A. Blechschmidt's and Mr. Stuart Olsten's agreements described under the heading "--Other agreements with former and present directors and officers of ours and Olsten".



    Before the split-off, Olsten will take actions as our sole stockholder to establish us as an independent company. As a result, when the split-off is complete, the health services business will be separated from the staffing services and the information technology services businesses of Olsten and we will be an independent, publicly owned company.


TERMS OF THE SEPARATION AGREEMENT

    The separation agreement contains provisions for the operation of our company before the split-off. The separation agreement also dictates various continuing relations between Olsten, Adecco and us, including the provisions described below.

INSURANCE

    Olsten agreed to pay for, until the split-off, all insurance that was in force when the separation agreement was signed. After the split-off, Olsten and Adecco will be responsible for providing insurance coverage for the businesses retained by Olsten and we will be responsible for providing insurance coverage for the health services business. Olsten agreed to assist us before the split-off in obtaining the insurance we need as an independent company.

    Before the split-off, Olsten agreed to transfer to us all insurance policies that are exclusively for the benefit of the health services business and Olsten will retain all other insurance policies. With respect to the policies that cover both the health services business and the businesses retained by Olsten, which we refer to as the shared policies, we will be entitled to the benefits of those policies for all liabilities arising out of actions and conduct before the split-off. With respect to the shared policies, after the split-off, Olsten will be responsible for all claims administration and financial administration of all of those policies. We have agreed to pay the share of premiums and administrative expense for the shared policies that relate to the portion of that insurance that covers our business.

    After the split-off, we are required to promptly notify Olsten of all claims covered by a shared policy that are asserted after the split-off and that relate to events that happened before the split-off. Olsten will be responsible for notifying the appropriate insurance carrier. Olsten will have final authority to compromise and settle any claim under any shared policy so long as it obtains a release on our behalf. If the settlement includes a remedy other than monetary damages within coverage limits, Olsten will be required to obtain our consent. Olsten will be responsible for allocating all insurance proceeds received by it under shared policies. In instances where we and Olsten have a common claim, the insurance proceeds will be allocated proportionally between Olsten, on the one hand, and us, on the other hand, except in the event the proceeds relate to a claim against both Olsten and us relating to the health services business prior to the split-off. In those instances, Olsten will be paid in full before any proceeds are distributed to us.

INTELLECTUAL PROPERTY

    Olsten will transfer to us all rights and ownership in most of the names, trademarks and service marks used exclusively by the health services business, other than, names, trademarks and service marks bearing the name "Olsten". With respect to those names, trademarks and service marks that are used by the health services business and include the name "Olsten" as well as some other names, trademarks and service marks which are not being transferred to us, Olsten granted us a royalty-free license to use those names for a period of one year after the split-off. We also have the right, pursuant to the license, to use existing brochures, supplies and other materials bearing the Olsten names for up to one year after the split-off.

TRANSITIONAL SERVICES

    For one year after the split-off, Olsten agreed to provide or make available to us on a cost basis as agreed to by the parties, some transition services as may be requested by us. Those services include tax preparation and filing, legal services, information technology support and administrative services, procurement services and other services.

LEASES OF REAL PROPERTY

    Olsten has agreed to provide office space for our headquarters at the Olsten headquarters at 175 Broad Hollow Road, Melville, New York 11747-8905 without charge for six months after the split-off. We have agreed to use our best efforts to relocate our headquarters promptly, but in no event later than six months after the split-off. In addition, before the split-off, all leases for real property used exclusively by the health services business will be transferred to us and any leases for real property shared by the health services business and the businesses retained by Olsten will be modified, transferred or terminated as agreed by us and Olsten.

COVENANTS

    We and Olsten have also agreed that, between the date of the separation agreement and the merger, the health services business and the staffing services and information technology services businesses of Olsten will be operated in the ordinary course of business consistent with past practice to the fullest extent possible. In addition, with respect to our company, prior to October 31, 1999 and Olsten and its retained businesses prior to the merger, neither Olsten nor our company has or will, without the prior written consent of Adecco:

    - make or fail to make any capital expenditure other than pursuant to an approved capital expenditure plan;

    - make any change to the billing processes for services, other than as may be related to planned system improvement;

    - discount, securitize or consign accounts receivable;

    - change the aging of accounts payable in effect on the date of the separation agreement or payment practices for them; or

    - except for cash transfers made in the ordinary course of business through and reflected in the intercompany balance, transfer or encumber assets except in the ordinary course of business in arms length transactions.

INTERCOMPANY LOAN BALANCE

    The separation agreement provides that:

(1) on October 31, 1999, the intercompany loan balance which reflects cash transfers between Olsten and the health services business be frozen;

(2) on October 31, 1999, Olsten establish a new intercompany account to record intercompany transactions for the period from October 31, 1999 through the date of the merger;


(3) on October 31, 1999, if the sum of (a) indebtedness for borrowed money,
    (b) the deferred purchase price of property and (c) up to $10 million of transaction fees related to the transactions contemplated by the separation agreement and the merger agreement, less cash on hand (the sum is referred to as net debt) of Olsten and its subsidiaries (other than us and our subsidiaries), after giving effect to the separation agreement, is
    (i) greater than $750 million, then the new intercompany account will reflect a payable by us to Olsten equal to the excess, or (ii) less than $750 million, then the new intercompany account will reflect a payable by Olsten to us equal to the shortfall or (iii) equal to $750 million, then no payment will be made in connection with the net debt calculation; and


(4) on November 1, 1999, Olsten establish a cash management system for the health services business and related accounts and the health services business will cease participation in Olsten's cash management system.


    The above actions have been completed in compliance with the separation agreement. Pursuant to item (3) above, on October 31, 1999, net debt of Olsten and its subsidiaries (other than us and our subsidiaries) was $721 million. As a result, on October 31, 1999, the new intercompany account reflected a payable of $29 million to us by Olsten, which we refer to as the true-up amount. Olsten will pay interest on the true-up amount at 6 percent per annum on the average daily balance of the true-up amount from October 31, 1999 to the earlier of
(1) the date of the split-off or (2) when total advances to us from Olsten exceed the true-up amount. After October 31, 1999, any advances to us by Olsten will reduce the amount payable to us by Olsten and may result in a payable to Olsten by us. If advances to us by Olsten exceed $29 million, we will need to borrow under our credit facility to pay Olsten the amount of the excess. Advances to us by Olsten in excess of the true-up amount will bear interest at the rate that The Chase Manhattan Bank announces as its prime lending rate on the average daily balance of those advances.


    Between October 31, 1999 and the date of the merger:

    - all cash receipts and disbursements of the health services business must be made through the health services business cash management account;


    - all transfers of cash or other assets (other than those contemplated by the separation agreement) or transactions, including management fees and intercompany loans between the retained business of Olsten, on the one hand, and the health services business, on the other, will be reflected in the new intercompany account;



    - we will pay management fees to Olsten on the same basis as prior to October 31, 1999; and



    - other than the true-up amount, Olsten may not make further advances to us in excess of $50 million without the consent of Adecco.



    In addition, we and Olsten have agreed that:



    - at the time of the split-off, the intercompany balance as of October 31, 1999 will be contributed to the capital of the health services business; and



    - no later than one day after the split-off, the new intercompany account balance will be settled by either us or Olsten, as the case may be, by delivering to the other cash in the amount, if any, owing to the other together with interest at the rates described above.


INDEMNIFICATION

    After the split-off, we will indemnify Olsten and each of its directors and officers for any losses related to:

    (1) any liabilities we assumed under the separation agreement including all liabilities arising out of the operation of the health services business, whether arising before or after the split-off;

    (2) any material misstatements or omissions in the proxy statement/prospectus or this prospectus related to our business or the split-off;

    (3) any misrepresentation or breach of any warranty in the separation agreement made by us;

    (4) any breach of any agreement or covenant under the separation agreement made by us;

    (5) liabilities resulting from any Olsten stockholder exercising appraisal rights in connection with the split-off; and

    (6) any cash paid to Olsten stockholders in lieu of fractional shares of our common stock.

    After the split-off, Olsten will indemnify and hold harmless our company and each of our directors and officers for any losses related to any liabilities of the staffing services and information technology services businesses assumed under the separation agreement and any breach of any agreement or covenant under the separation agreement made by Olsten after the split-off.

SALES AND OTHER TRANSFER TAXES


    All sales and other transfer taxes (excluding any income or franchise taxes) payable in connection with the merger shall be paid 100 percent by Olsten. All other sales and other transfer taxes payable in connection with the split-off and other transactions contemplated by the separation agreement shall be paid 100 percent by Gentiva Health Services.


EXPENSES


    All costs and expenses incurred in connection with preparing and implementing the separation agreement and the transactions contemplated by the separation agreement will be paid by the party incurring the expense, with some limited exceptions. Olsten's chief financial officer has final authority in determining which entity incurred the expense.

AMENDMENTS

    The separation agreement may not be amended without the written consent of Olsten, Adecco and our company.

MANNER OF EFFECTING THE SPLIT-OFF


    At the time of the split-off, Olsten stockholders who do not dissent from the merger in accordance with Delaware law will receive .25 shares of our common stock and the remaining merger consideration to be paid by Adecco in exchange for their Olsten stock. In the event an Olsten stockholder would receive a fraction of a share of our common stock as a result of the split-off, the Olsten stockholder will receive, instead, cash in an amount equal to the fraction of a share of our common stock they would receive in the split-off multiplied by the last reported sale price of our common stock as reported on the Nasdaq National Market on the first full trading day following the split-off.


CERTAIN INDEBTEDNESS OF OUR COMPANY

QUANTUM DEBENTURES


    The following summary of some of the provisions of Quantum Health
Resources, Inc.'s 4 3/4% convertible subordinated debentures is not complete and is subject to, and qualified by all of the provisions of the indenture referred to below. After the split-off, the debentures will continue to be Quantum's debt and will not be assumed by nor will Olsten be liable for the debentures.



    Quantum, one of our subsidiaries, has about $78.6 million outstanding of its 4 3/4% convertible subordinated debentures. The debentures mature on October 1, 2000. The debentures were issued under an indenture dated October 8, 1993, as amended on June 28, 1996, between Quantum and First Trust National Association, as Trustee. Initially, Quantum issued about $86.3 million of debentures, of which about $7.7 million of debentures were retired in January 1999. Interest on the debentures is payable semi-annually on April 1 and October 1 of each year. The payment of the principal of, and premium, if any, and interest on the debentures are subordinate to the prior payment in full of all senior indebtedness of Quantum.



    The debentures are redeemable, in whole or in part, at the option of Quantum, at a redemption price of 100.68 percent of the principal amount to be redeemed. If a change of control of Quantum occurs without prior approval of the board of directors, each holder of debentures will have the right, at the holder's option, to require Quantum to repurchase all or any portion of the holder's debentures at a purchase price equal to 100 percent of the amount of the debentures to be repurchased. Neither the merger nor the split-off will trigger a Quantum debenture holders' right to require us or Quantum to repurchase their debentures.


    The debentures are convertible into class B common stock of Olsten at $52.26 per share. After the split-off, the debentures will be convertible, on or prior to September 1, 2000, into:


    (1) our stock, as the consideration for the split-off part of the merger, and


    (2) the other part of the merger consideration described below as if the holder of the debenture held the number of shares of Olsten's class B common stock that the debentures would have been convertible into, in accordance with the indenture, immediately prior to the merger. The merger consideration consists of $8.75 in cash or .12472 American Depositary Shares or a combination of the two and the split-off part of the merger consideration is .25 shares of our common stock, in each case, for each share of class B common stock. Quantum will pay Adecco the fair market value of any Adecco American Depositary Shares issued in accordance with the indenture prior to Adecco issuing the shares to the debenture holder.

    The indenture contains covenants, including a restriction, subject to limitations, on Quantum's ability to consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person. The debentures contain certain customary events of default, including, but not limited to:

    (1) a default in any payment of interest or principal (including due to a required repurchase) on the debentures;

    (2) failure of Quantum to perform any covenant or warranty in the indenture;

    (3) a default under any indebtedness for borrowed money of Quantum or any of its subsidiaries and such indebtedness being accelerated; and

    (4) certain bankruptcy events.


COMMITMENT TO ENTER INTO A SENIOR CREDIT FACILITY



    On January 18, 2000, Fleet Capital Corp. and Fleet Boston Robertson Stephens, Inc., which we refer to in this section together as "Fleet", executed a commitment letter to establish a $150 million revolving credit facility for us to provide for our working capital requirements and to support future acquisitions.



    The following is a summary of the commitment letter relating to the credit facility. The commitment on the part of Fleet to establish the credit facility is subject to conditions described below.



    Fleet has agreed to act as administrative agent, to fund this credit facility and may arrange for other banks to fund a portion of the credit facility. The credit facility will expire four years after the completion of the split-off. The maximum line of credit under the proposed credit facility is $150 million, including up to $30 million which is available for letters of credit. The lenders will permit borrowings of up to a maximum of 80 percent of eligible accounts receivable, reduced by reserves as Fleet deems necessary in accordance with industry practice. Not all of our accounts receivable are considered eligible for this calculation. However, as of October 3, 1999, assuming the credit facility was established, we would have been able to borrow the full $150 million under this credit facility.



    The interest on this credit facility will be either LIBOR plus 2.50 percent or Fleet's prime rate plus 0.25 percent, as determined by us. The commitment letter requires us to pay fees, one of which was paid at the time of execution of the commitment letter and another to be paid on the date of execution of the credit facility. In addition, the credit facility will require us to pay:



    - an annual unused line of credit fee based on the average unused portion of the credit facility;



    - an annual administrative agent fee;



    - an annual fee for the average issued amount outstanding on the letters of credit; and



    - a fee payable to the fronting bank on the date a letter of credit is issued.



    The loans under the credit facility will be secured by all of our present and future tangible and intangible personal property, other than equipment. In addition, the credit facility will include covenants requiring us to maintain a minimum tangible net worth and minimum earnings before interest, taxes, depreciation and amortization. In addition, the credit facility will contain covenants limiting mergers, liens, investments, guarantees, acquisitions, dividends, debt and capital expenditures.



    The commitment letter contains conditions that need to be satisfied or waived by Fleet in order for Fleet to be required to establish and fund the credit facility. The material conditions include:



    - no material adverse change in our business, financial condition, assets or collateral;

    - no material adverse change in any government regulation or policy affecting us or in our outstanding litigation or government investigations;



    - no material adverse change affecting loan syndication or financial, banking or capital market conditions;



    - no default in our existing debt or other material contracts and no violations of laws;



    - no payments may be made on the Quantum debentures unless conditions are met;



    - our having in place satisfactory insurance coverage;



    - our ability to borrow at least $100 million under the credit facility on the proposed date of the initial funding, after giving effect to any borrowing on the date of initial funding, based on the eligible accounts receivable calculation set forth above; and



    - our receiving a minimum of $20 million in cash from the issuance of the convertible subordinated debentures on terms acceptable to Fleet. See "Convertible trust preferred securities of our subsidiary".



CONVERTIBLE TRUST PREFERRED SECURITIES OF OUR SUBSIDIARY



    Some of our and Olsten's directors, officers and management and members of the Olsten family have agreed to purchase at the closing of the split-off about $20 million of 10% convertible trust preferred securities to be issued by a trust, of which we own all the common equity. The convertible trust preferred securities are mandatorily redeemable five years from issuance and the trust may redeem the securities at any time after issuance at a declining premium over face amount. Upon a change of control, the holders of convertible trust preferred securities may require the trust to purchase these securities at 100 percent of their face amount. Dividends are payable quarterly in cash at the rate of 10 percent per annum, but the trust may defer dividend payments for up to a total of twenty quarters, in which case dividends will accrue. The convertible trust preferred securities are convertible into our common stock at a premium of 17.5 percent over the average closing stock price of our common stock during the 10 trading days following the first earnings announcement after the closing of the split-off.



    Simultaneously with, and in connection with the issuance by the trust of the convertible trust preferred securities, we will issue to the trust about $20 million of 10% convertible subordinated debentures. The convertible subordinated debentures will have the same terms as the convertible trust preferred securities, including but not limited to maturity, interest, conversion and redemption price.



    The trust that is issuing the convertible trust preferred securities is a special purpose trust. The trust's operations are limited to issuing the convertible trust preferred securities and holding our convertible subordinated debentures. The trust will only have the ability to pay dividends to the extent we pay interest on our convertible subordinated debentures.


LISTING OF OUR COMMON STOCK; RESTRICTIONS ON RESALE


    We applied for approval for quotation of our common stock on the Nasdaq National Market at the time of the split-off. Our common stock will be freely tradeable under the Securities Act of 1933, as amended, except for shares received by persons who may be deemed "affiliates" of ours within the meaning of Rule 144 under the Securities Act or who may be deemed to have been affiliates of ours within the meaning of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of ours after the split-off generally include individuals or entities that control, are controlled by, or are under common control with our company or, before the split-off, Olsten. This group may include the directors and executive officers of our company or, before the split-off, Olsten and our or, before the split-off, Olsten's principal stockholders. Persons who are affiliates of ours will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. The registration statement of which this prospectus forms a part will not cover resales of our common stock by our affiliates. You are encouraged to read the information in this prospectus described under the heading "Shares Eligible for Future Sale".


TERMS OF THE EMPLOYEE BENEFITS ALLOCATION AGREEMENT

GENERAL


    In connection with the separation agreement, we entered into an employee benefits allocation agreement with Olsten. The agreement provides for Olsten's and our rights and obligations concerning employees, former employees and some employee benefits and other matters related to plans, programs and practices maintained by Olsten prior to the split-off for the benefit of employees, officers and directors of Olsten and its affiliates. We encourage you to read the employee benefits allocation agreement, which is attached as an exhibit to this registration statement.


    Prior to the split-off, we and Olsten will allocate the employees of Olsten between us and Olsten. Employees who are primarily engaged in the health services business will become our employees after the split-off and employees who are primarily engaged in Olsten's retained businesses will not become our employees after the split-off. All employees that are not engaged primarily in one particular business of Olsten prior to the split-off will be allocated on terms acceptable to Olsten and us. Subject to the terms of the employee benefits allocation agreement, we have agreed to assume all obligations and liabilities for wages, salaries, welfare, pension, incentive compensation and other employee-related liabilities with respect to our employees and former employees of our business after the split-off. The following is a summary of some of the provisions of the employee benefits allocation agreement.


COMPENSATION BENEFIT PLANS


    Effective as of the split-off, we will generally retain all benefit obligations with respect to our employees and former employees of our business and Olsten will have no further liability with respect to them. Our employees will not continue to participate in Olsten's plans and instead will be eligible to participate in our plans. We will treat each of our employee's service with Olsten and its subsidiaries prior to the split-off as service with our company for purposes of determining eligibility to participate, eligibility for benefits and vesting under our compensation benefit plans.

QUALIFIED SAVINGS PLANS

    We will establish one or more qualified savings plans for the benefit of our employees. For purposes of determining eligibility and vesting under our savings plans we will give credit to our employees for all service with Olsten and its subsidiaries before the split-off. As soon as possible after the split-off, Olsten will cause all assets held for the benefit of our employees and former employees of our business under Olsten's qualified savings plans to be transferred to our new qualified savings plans. We and our qualified savings plans will then assume all liabilities with respect to our employees under our savings plans and Olsten's qualified savings plans and Olsten will have no further liability with respect to those employees' and former employees' rights under the Olsten plans. Before the split-off, we will be responsible for making required contributions to the Olsten savings plans for our employees.

NONQUALIFIED RETIREMENT AND SAVINGS PLANS

    As soon as possible after the split-off, we will provide our employees with benefits under our new nonqualified retirement and savings plans, and we will assume all liabilities and obligations to our employees and former employees of our business for benefits under Olsten's nonqualified plans. Our employees will cease accruing benefits under Olsten's nonqualified plans. In addition, after the split-off we will establish one or more trusts in connection with our nonqualified plans, and assets attributable to benefits of our employees and former employees of our business will be transferred from Olsten's corresponding trusts to our trusts.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


    Before the merger, we will establish a nonqualified supplemental executive retirement plan substantially similar to the Olsten plan and will assume all liabilities and obligations with respect to our employees and some former employees of Olsten. We will be liable for the funding of liabilities under our plan to the extent, if any, that these liabilities are in excess of the assets transferred to us.


WELFARE BENEFIT PLANS

    Effective as of the split-off, we will establish or otherwise maintain for our employees medical, dental and other employee welfare benefit plans with substantially similar terms as those maintained by Olsten prior to the split-off. All of our employees will be eligible for immediate participation in our plans and all employment with Olsten will be credited for each employee. Effective as of the split-off, we will assume all liabilities relating to claims and premiums under those welfare benefit plans with respect to our employees or former employees of our business.

EQUITY BASED COMPENSATION PLANS

    The employee benefits allocation agreement provides that, as of the split-off, all options to purchase stock of Olsten held by our employees and former employees of our business will be assumed by us and either:

    - retired, to the extent allowed, in exchange for cash, or


    - converted into options to purchase our common stock in accordance with our plans.


BONUS PLANS

    We will be responsible for all annual bonus payments for our employees for the calendar year when the split-off occurs.

TERMS OF THE TAX SHARING AGREEMENT


    In connection with the separation agreement, we entered into a tax sharing agreement with Olsten and Adecco, to allocate liability for some taxes and to address some other tax matters. We encourage you to read the tax sharing agreement, which is attached as an exhibit to this registration statement. The tax sharing agreement will become effective at the time of the merger. If the merger agreement is terminated for any reason, the tax sharing agreement will terminate and no party will have any liability under the agreement.


    The tax sharing agreement provides that Olsten will be liable for, and will indemnify us for, all taxes not specifically allocated to us.

    With respect to all income taxes attributable to taxable periods before the split-off that were imposed on Olsten and/or one or more subsidiaries of Olsten on a consolidated or combined basis, we will generally be liable, and will indemnify Olsten, only for the portion of those income taxes that is attributable to us or entities that will be subsidiaries of ours immediately after the split-off. However, we have also agreed to indemnify Olsten:


    - for any incremental income taxes imposed on Olsten as a result of the distribution of our stock pursuant to the split-off, except to the extent these incremental income taxes result from some actions taken by Olsten, in which case Olsten must indemnify us;

    - for any incremental income taxes imposed on Olsten as a result of a disallowance of certain income tax deductions related to the health services business; and

    - if some refunds to be claimed by Olsten are denied due to the disallowance of some net operating losses of ours or entities that will be subsidiaries of ours immediately after the split-off.


    We have also agreed to bear 50 percent of any incremental income taxes imposed on Olsten, us or our or their affiliates that result from
(i) pre-split-off transfers under the separation agreement, or (ii) the triggering of potential deferred gains as a result of the split-off, other than any deferred gain in our common stock for which either we or Olsten are 100 percent liable (as described in the preceding sentence) and other than certain taxes of Olsten resulting from actions taken by Olsten for which Olsten is 100% liable.


    Olsten generally is entitled to 100 percent of any tax refunds or other tax benefits received with respect to consolidated or combined income taxes attributable to taxable periods before the split-off.


    All taxes attributable to taxable periods before the split-off, other than consolidated or combined income and other taxes described above, shall remain the responsibility of the entity on whom primary legal liability for the tax is imposed.



OTHER AGREEMENTS WITH FORMER AND PRESENT DIRECTORS AND OFFICERS OF OURS AND
  OLSTEN



    Mr. Stuart Olsten has agreed not to compete with us for a period of four years from the date of the merger. In return for this agreement, we will pay him a lump sum of $250,000, payable when the merger is complete. One executive officer of Olsten, Ms. Maureen McGurl, will be retained as a consultant of our company for a period of six months from the split-off for a payment of $200,000, payable during the term of the consulting period. In addition, Mr. Robert A. Fusco, the past president of Olsten's health services business, will not continue with our company after the split-off. We will pay him $2.3 million upon completion of the split-off pursuant to his change in control agreement.



    Under the separation agreement, we have agreed to assume amounts which may be owed to Messrs. Blechschmidt and Olsten for excise taxes (no more than $1.0 million in excise taxes in the case of Mr. Olsten) imposed by reason of the receipt of amounts payable under their separation, consulting and non-competition agreements with Adecco.



    In January 2000, some of our and Olsten's directors, officers and management and members of the Olsten family entered into commitment letters with us requiring them to purchase at the closing of the split-off about $20 million of 10% convertible trust preferred securities to be issued by a trust of which we own all the common equity. The commitments are in the following aggregate amounts: Stuart, Miriam and Cheryl Olsten, $15 million together;
Mr. Blechschmidt, $2 million; Messrs. Ganzi, Troubh and Weston, $1 million each; Messrs. Levine and Fusco, $250,000 each; Messrs. Collura and Nixon, $100,000 each; Mr. Christmas and Ms. Ma, $25,000 each; and other officers and management, an aggregate of $550,000. The commitments terminate if the split-off is not completed by May 31, 2000 or Olsten or Adecco terminate the merger agreement. The convertible trust preferred securities will be offered in a private placement exempt from the registration requirements of the Securities Act. To fund the trust we will issue about $20 million of convertible subordinated debentures to the trust on the same terms as the 10% convertible trust preferred securities. For a more detailed description of the terms of the convertible trust preferred securities, see "--Convertible trust preferred securities of our subsidiary".

                                 CAPITALIZATION

    The following table sets forth our historical and pro forma capitalization as of October 3, 1999 on an actual basis and as adjusted to give effect to the split-off.


                                                                    OCTOBER 3, 1999
                                                              ----------------------------
                                                              HISTORICAL       AS ADJUSTED
                                                              ----------       -----------
                                                               (UNAUDITED, IN THOUSANDS)
LONG-TERM DEBT:
  Senior credit facility....................................   $     --          $     -- (1)
  Quantum debentures........................................     78,562            78,562
                                                               --------          --------
    Total long-term debt....................................   $ 78,562          $ 78,562
GENTIVA-OBLIGATED MANDATORILY REDEEMABLE SECURITIES OF
  OUR SUBSIDIARY HOLDING SOLELY OUR DEBENTURES..............         --            20,000 (2)
REDEEMABLE PREFERRED STOCK..................................         --               100 (3)
                                                               --------          --------

SHAREHOLDERS' EQUITY:
  Common stock..............................................   $     --          $  2,033 (4)
  Additional paid-in-capital(3)(5)..........................    709,082           691,049
  Accumulated deficit.......................................    (18,136)          (18,136)
  Accumulated other comprehensive loss......................     (2,335)           (2,335)
                                                               --------          --------
    Total shareholders' equity..............................    688,611           672,611
                                                               --------          --------
    Total capitalization....................................   $767,173          $771,273
                                                               ========          ========


------------------------


(1) On January 18, 2000 we received a commitment letter for a credit facility with a line of credit of $150 million. The commitment letter is described under the heading "The Split-Off--Certain indebtedness of our company--Commitment to enter into a senior credit facility". If on the date of the split-off, the new intercompany account between us and Olsten reflects an amount due to Olsten, we intend to borrow under the credit facility to satisfy the obligation.



(2) To adjust for $20 million of 10% convertible trust preferred securities issued to some directors, officers and management of Gentiva Health Services and Olsten and members of the Olsten family by a trust of which we own all the common equity. The trust's only asset is an equal amount of Gentiva Health Services' $20 million of 10% convertible subordinated debentures issued in connection with the convertible trust preferred securities. See "The Split-Off--Certain indebtedness of our company--Convertible trust preferred securities of our subsidiary".



(3) Prior to the split-off, we will issue 100 shares of series A cumulative non-voting redeemable preferred stock. The series A cumulative non-voting redeemable preferred stock is described under the heading "Description of Gentiva Health Services Capital Stock--Capital Stock--Preferred stock--Series A cumulative non-voting redeemable preferred stock".



(4) To adjust Gentiva Health Services common stock based upon 81,305,657 of outstanding shares of Olsten at October 3, 1999, adjusted for the .25 shares of common stock of Gentiva Health Services that each Olsten shareholder will receive upon completion of the split-off.



(5) As adjusted, additional paid-in-capital reflects $29 million of cash to be received by Gentiva Health Services in connection with the split-off offset by a $45 million deferred tax asset resulting from net operating losses which will be used by Olsten as indicated on the Unaudited Pro Forma Consolidated Balance Sheet. See "The Split-Off--Terms of the separation agreement--Intercompany loan balance".

                                DIVIDEND POLICY

    We do not expect to pay any dividends on our common stock for the foreseeable future. Any future payments of dividends and the amount of the dividend will be determined by our board of directors from time to time based on our:

    - results of operations,

    - financial condition,

    - cash requirements,

    - future prospects, and

    - other factors deemed relevant by our board of directors.

GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONSOLIDATED
                                 FINANCIAL DATA



    The following provides unaudited pro forma consolidated financial data of Gentiva Health Services for the year ended January 3, 1999 and as of and for the nine months ended October 3, 1999. The data reflects adjustments to the historical consolidated financial data of Gentiva Health Services to give effect to estimated costs and expenses, transfers of cash and the issuance of Gentiva Health Services shares of common stock associated with the split-off.



    The unaudited pro forma consolidated financial statements have been prepared assuming that the split-off of Gentiva Health Services and related transactions occurred as of the date of the balance sheet, for purposes of the unaudited pro forma consolidated balance sheet and as of the first day of fiscal 1998, for purposes of the unaudited pro forma consolidated statements of income.



    The unaudited pro forma consolidated financial statements do not reflect the consolidated results of operations or financial position that would have existed had the split-off been effected on the dates specified nor are they necessarily indicative of future results. The unaudited pro forma consolidated financial statements and adjustments should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes to the financial statements included elsewhere in this prospectus.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                       NINE MONTHS ENDED OCTOBER 3, 1999
                       (In thousands, except share data)



                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS        PRO FORMA
                                                            -----------   -----------       -----------
Service sales, management fees and other income...........  $ 1,118,045     $ 1,500 (1)     $ 1,119,545
Cost of services sold.....................................      740,051          --             740,051
                                                            -----------     -------         -----------
  Gross profit............................................      377,994       1,500             379,494
Selling, general and administrative expenses..............      380,627       3,900 (2)         384,527
Interest expense, net.....................................        3,058      11,500 (3)          14,558
Interest expense on intercompany debt.....................        9,750      (9,750)(4)              --
                                                            -----------     -------         -----------
  Loss before income taxes................................      (15,441)     (4,150)            (19,591)
Income tax benefit........................................       (2,589)     (1,450)(5)          (4,039)
                                                            -----------     -------         -----------
  Net loss................................................  $   (12,852)    $(2,700)        $   (15,552)
                                                            ===========     =======         ===========
SHARE INFORMATION:
Basic loss per share......................................  $  (128,520)                    $     (0.77)
Average shares outstanding(6).............................          100                      20,326,414


--------------------------

(1) To reflect the estimated increase in Medicare reimbursement resulting from an increase in cost reimbursement of approximately $5.1 million for the incrementally higher costs to be incurred from the creation of new corporate functions and interest expense related to working capital borrowings partially offset by a decrease in cost reimbursement of approximately
    $3.6 million attributable to the elimination of reimbursement of overhead costs allocated to Gentiva Health Services by Olsten.



(2) Represents management's estimate of the incremental costs associated with becoming a stand-alone public entity. Such costs relate primarily to the following corporate departments which must be developed: legal, risk management, tax, treasury, human resources and public relations, as well as other activities (including rent expense of $900,000 from the date of the split-off relating to the relocation of our headquarters). In connection with the split-off, Gentiva Health Services will incur about $2.3 million relating to a change in control agreement to be paid to Olsten's health services business past president who will not continue with Gentiva Health Services after the split-off, payments of $250,000 to a director of Olsten and $200,000 to an executive officer of Olsten and an estimated
    $2.2 million to reimburse Mr. Blechschmidt's excise tax obligations pursuant to the agreements described under the heading "The Split-Off--Other agreements with former and present directors and officers of ours and Olsten". These costs have not been included as adjustments in the unaudited pro forma consolidated statement of income as they will not have a continuing impact on Gentiva Health Services.



(3) Represents interest expense on (i) weighted average outstanding bank borrowings of approximately $150 million for the nine months ended
    October 3, 1999 at an interest rate of 8.25 percent per annum which approximates the interest rate on the credit facility for which Gentiva Health Services has received a commitment letter from a bank and
    (ii) $20 million of 10% convertible trust preferred securities which a trust of which Gentiva Health Services owns all the common equity will issue on or prior to split-off plus amortization of credit facility issuance costs. This level of borrowings is based upon assumed drawdowns on a line of credit resulting from Gentiva Health Services' historical cash flow activity from December 29, 1997 as well as Olsten's actual net debt of $721 million on October 31, 1999, which will result in Gentiva Health Services receiving approximately $29 million of cash in connection with the split-off. Advances to Gentiva Health Services by Olsten will reduce this amount of cash to be received by Gentiva Health Services and if advances exceed $29 million, Gentiva Health Services will need to borrow under its credit facility to pay Olsten the amount of the excess. See "The Split-Off--Terms of the separation agreement--Intercompany loan balance". See Note 7 to the Consolidated Financial Statements.



(4) Reflects the elimination of interest expense relating to intercompany debt, which was contributed to the capital of Gentiva Health Services.


(5) To reflect the tax effect of the above pro forma adjustments.


(6) The number of shares used to compute pro forma basic loss per share is based upon the average shares outstanding of Olsten adjusted for the .25 shares of common stock of Gentiva Health Services that each Olsten shareholder will receive upon consummation of the split-off. The average shares outstanding excludes the options to purchase Olsten common stock of those who will become employees of Gentiva Health Services. These options have not been included because Gentiva Health Services cannot determine the number of shares of Gentiva Health Services common stock into which the Olsten options will be converted upon the split-off until the implied value of Gentiva Health Services common stock is established on the date of the split-off.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                           YEAR ENDED JANUARY 3, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                             PRO FORMA
                                                              HISTORICAL    ADJUSTMENTS        PRO FORMA
                                                              -----------   -----------       -----------
Service sales, management fees and other income.............  $ 1,330,303    $   (700)(1)     $ 1,329,603
Cost of services sold.......................................      908,896          --             908,896
                                                              -----------    --------         -----------
  Gross profit..............................................      421,407        (700)            420,707
Selling, general and administrative expenses................      552,528       5,200 (2)         557,728
Interest expense, net.......................................        4,414       4,800 (3)           9,214
Interest expense on intercompany debt.......................       13,000     (13,000)(4)              --
                                                              -----------    --------         -----------
  Loss before income taxes..................................     (148,535)      2,300            (146,235)
Income tax expense (benefit)................................      (47,070)        800 (5)         (46,270)
                                                              -----------    --------         -----------
  Net loss..................................................  $  (101,465)   $  1,500         $   (99,965)
                                                              ===========    ========         ===========
SHARE INFORMATION:
Basic loss per share........................................  $(1,014,650)                    $     (4.92)
Average shares outstanding(6)...............................          100                      20,326,414


--------------------------


(1) To reflect the estimated decrease in Medicare reimbursement resulting from a decrease in cost reimbursement of approximately $4.8 million due to the elimination of reimbursement of overhead costs allocated to Gentiva Health Services by Olsten partially offset by an increase in cost reimbursement of approximately $4.1 million for the incrementally higher costs to be incurred from the creation of new corporate functions and interest expense related to working capital borrowings.



(2) Represents management's estimate of the incremental costs associated with becoming a stand-alone public entity. Such costs relate primarily to the following corporate departments which must be developed: legal, risk management, tax, treasury, human resources and public relations, as well as other activities (including rent expense of $1.2 million from the date of the split-off relating to the relocation of our headquarters). In connection with the split-off, Gentiva Health Services will incur about $2.3 million relating to a change in control agreement to be paid to Olsten's health services business past president who will not continue with Gentiva Health Services after the split-off, payments of $250,000 to a director of Olsten and $200,000 to an executive officer of Olsten and an estimated
    $2.2 million to reimburse Mr. Blechschmidt's excise tax obligations pursuant to the agreements described under the heading "The Split-Off--Other agreements with former and present directors and officers of ours and Olsten". These costs have not been included as adjustments in the unaudited pro forma consolidated statement of income as they will not have a continuing impact on Gentiva Health Services.



(3) Represents interest expense on (i) weighted average outstanding bank borrowings of approximately $27 million for the year ended January 3, 1999 at an interest rate of 8.25 percent per annum which approximates the interest rate on the credit facility for which Gentiva Health Services has received a commitment letter from a bank and (ii) $20 million of 10% convertible trust preferred securities which a trust of which Gentiva Health Services owns all of the common equity will issue on or prior to the split-off plus amortization of credit facility issuance costs. Such level of borrowings is based upon assumed drawdowns on a line of credit resulting from Gentiva Health Services' historical cash flow activity from December 29, 1997 as well as Olsten's actual net debt of $721 million on October 31, 1999, which will result in Gentiva Health Services receiving approximately $29 million of cash in connection with the split-off. Advances to Gentiva Health Services by Olsten will reduce the amount of cash to be received by Gentiva Health Services and may result in Gentiva Health Services being required to borrow under its credit facility to pay Olsten the amount of the excess. See "The Split-Off--Terms of the separation agreement--Intercompany loan balance". See Note 7 to the Consolidated Financial Statements.


(4) Reflects the elimination of interest expense relating to intercompany debt.

(5) To reflect the tax effect of the above pro forma adjustments.


(6) The number of shares used to compute pro forma basic loss per share is based upon the average shares outstanding of Olsten adjusted for the .25 shares of common stock of Gentiva Health Services that each Olsten shareholder will receive upon consummation of the split-off. The average shares outstanding excludes the options to purchase Olsten common stock of those who will become employees of Gentiva Health Services. These options have not been included because Gentiva Health Services cannot determine the number of shares of Gentiva Health Services common stock into which the Olsten options will be converted upon the split-off until the implied value of Gentiva Health Services common stock is established on the date of the split-off.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF OCTOBER 3, 1999
                                 (In thousands)



                                                                            PRO FORMA
                                                              HISTORICAL   ADJUSTMENTS       PRO FORMA
                                                              ----------   -----------       ----------
ASSETS
Current assets
  Cash......................................................  $       --   $   29,000 (1)    $   49,000
                                                                               20,000 (2)
  Receivables, less allowance for doubtful accounts.........     538,041           --           538,041
  Other current assets......................................     175,358      (45,000)(3)       140,358
                                                                               10,000 (4)
                                                              ----------   ----------        ----------
    Total current assets....................................     713,399       14,000           727,399
Fixed assets, net...........................................      57,550           --            57,550
Intangibles, principally goodwill, net......................     249,291           --           249,291
Other assets................................................       2,017        2,300 (5)         4,417
                                                                                  100 (6)
                                                              ----------   ----------        ----------
                                                              $1,022,257   $   16,400        $1,038,657
                                                              ==========   ==========        ==========
LIABILITIES AND SHAREHOLDER'S EQUITY
Accrued expenses............................................  $   72,526   $    2,300 (5)    $   74,826
Other current liabilities...................................     144,222       13,000 (4)       161,722
                                                                                2,200 (7)
                                                                                2,300 (8)
                                                              ----------   ----------        ----------
    Total current liabilities...............................     216,748       19,800           236,548
Long-term debt..............................................      78,562           --            78,562
Other liabilities...........................................      38,336           --            38,336
Gentiva-obligated mandatorily redeemable securities
  of our subsidiary holding solely our debentures...........          --       20,000 (2)        20,000
Redeemable preferred stock..................................          --          100 (6)           100
Shareholder's equity
  Common stock..............................................          --        2,033 (9)         2,033
  Additional paid-in capital................................     709,082       29,000 (1)       691,049
                                                                              (45,000)(3)
                                                                               (2,033)(9)
  Accumulated deficit.......................................     (18,136)      (3,000)(4)       (25,636)
                                                                               (2,200)(7)
                                                                               (2,300)(8)
  Accumulated other comprehensive loss......................      (2,335)          --            (2,335)
                                                              ----------   ----------        ----------
    Total shareholder's equity..............................     688,611      (23,500)          665,111
                                                              ----------   ----------        ----------
                                                              $1,022,257   $   16,400        $1,038,657
                                                              ==========   ==========        ==========


------------------------------

(1) To reflect $29 million of cash that Gentiva Health Services will receive based on Olsten's actual net debt of $721 million on October 31, 1999 in accordance with the terms of the separation agreement. See Note 7 to the Consolidated Financial Statements. Advances to Gentiva Health Services by Olsten will reduce the amount of cash to be received by Gentiva Health Services and, if advances exceed $29 million, Gentiva Health Services will need to borrow under its credit facility to pay Olsten the amount of the excess. See "The Split-Off--Terms of the separation agreement--Intercompany loan balance".


(2) To adjust for $20 million of 10% convertible trust preferred securities to be issued on or about the split-off. The trust's only asset willl be an equal amount of Gentiva Health Services' $20 million of 10% convertible debentures of Gentiva Health Services. See "The Split-Off--Certain indebtedness of our company--Convertible trust preferred securities of our subsidiary".


(3) In accordance with the tax sharing agreement, any net operating losses generated up to the split-off will be carried back and utilized by Olsten. As a result, the deferred tax asset of $45 million is charged against additional paid-in capital.


(4) To reflect the assets and liabilities of approximately $10 million and $13 million, respectively, of Olsten's supplemental executive retirement plan that Gentiva Health Services will assume with respect to its employees and some former employees of Olsten. Gentiva Health Services expects to terminate this plan shortly after the split-off.


(5) To accrue $2.3 million of debt issuance costs relating to the establishment of our $150 million credit facility.


(6) To adjust for 100 shares of series A cumulative non-voting redeemable
    preferred stock issued on                 , 2000. The series A cumulative
    non-voting redeemable preferred stock is described under the heading "Description of Gentiva Health Services Capital Stock--Capital Stock--Preferred stock--Series A cumulative non-voting redeemable preferred stock".


(7) To accrue $2.2 million for the estimated cost of reimbursing excise tax obligations under Mr. Blechschmidt's agreement described under the heading "The Split-Off--Other agreements with former and present directors and officers of ours and Olsten".


(8) To accrue $2.3 million relating to a change in control agreement to be paid to Olsten's health services business past president who will not continue with Gentiva Health Services after the split-off.


(9) To adjust Gentiva Health Services common stock based upon 81,305,657 outstanding shares of Olsten at October 3, 1999, adjusted for the .25 shares of common stock of Gentiva Health Services that each Olsten shareholder will receive upon consummation of the split-off.

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES



    The following table provides selected historical consolidated financial data of Gentiva Health Services as of and for each of the fiscal years in the five-year period ended January 3, 1999 and as of and for the nine-month periods ended September 27, 1998 and October 3, 1999. The data as of and for each of the fiscal years in the three-year period ended January 3, 1999 have been derived from Gentiva Health Services' audited consolidated financial statements, included elsewhere in this prospectus. The consolidated financial data as of and for each of the fiscal years in the two-year period ended December 31, 1995 and as of and for the nine months ended September 27, 1998 and October 3, 1999 have been derived from Gentiva Health Services' unaudited financial statements, and they include, in the opinion of Gentiva Health Services' management, all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for those periods. The historical consolidated financial information presents Gentiva Health Services' results of operations and financial position as if we were a separate entity for all periods presented. The historical financial information may not be indicative of Gentiva Health Services' future performance and may not necessarily reflect what the financial position and results of operations of Gentiva Health Services would have been if Gentiva Health Services was a separate stand-alone entity during the periods covered. You should read this data together with Gentiva Health Services' financial statements and notes to those financial statements, which are included elsewhere in this prospectus.


                                                FISCAL YEAR ENDED                               FOR THE NINE MONTHS ENDED
                       -------------------------------------------------------------------   -------------------------------
                                                                                             SEPTEMBER 27,       OCTOBER 3,
                          1994          1995          1996         1997            1998           1998              1999
                       -----------   -----------   ----------   ----------      ----------   --------------      -----------
                                                                                (53 WEEKS)
                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF
  OPERATIONS DATA:
Service sales,
  management fees and
  other income.......  $1,422,315    $1,369,382    $1,374,353   $1,433,854      $1,330,303     $ 968,285         $1,118,045
Gross profit.........     523,360       525,261       511,940      520,586        421,407        297,020            377,994
Selling, general and
  administrative
  expenses...........     410,308       436,674       421,222      460,254        552,528        372,506            380,627
Net income (loss)....      67,621        45,163        (2,877)(1)     26,847     (101,465)(2)     (58,471)(3)       (12,852)(4)
Net income (loss) per
  share..............     676,210       451,630       (28,770)     268,470      (1,014,650)     (584,710)          (128,520)
Average shares
  outstanding........         100           100           100          100            100            100                100

BALANCE SHEET DATA
  (AT END OF PERIOD):
Working capital......  $  226,899    $  326,681    $  334,512   $  346,135      $ 367,915      $ 365,264         $  496,651
Total assets.........     645,556       739,438       785,341      783,478        945,738        821,849          1,022,257
Long-term debt.......      86,250        86,250        86,250       86,250         86,250         86,250             78,562
Shareholder's
  equity.............     384,935       516,716       541,737      530,270        561,859        547,526            688,611

------------------------------


(1) Net loss in fiscal 1996 reflects merger, integration and other non-recurring pre-tax charges totaling approximately $75 million. These charges resulted from the Quantum acquisition of $39 million; $30 million of allowances for a change in the methodology used by Medicare for computing reimbursements in prior years related to our home health care business; and Quantum's charge of $5.5 million related to the settlement of shareholder litigation. See
    Note 4 to the Gentiva Health Services' Consolidated Financial Statements.



(2) Net loss in fiscal 1998 reflects non-recurring pre-tax charges and other adjustments totaling approximately $122 million. These charges resulted from $66 million related to the restructuring of our businesses and a special charge of $56 million for the settlement of two federal investigations. These provisions include a reduction in revenues of $14 million, a charge to cost of sales of $15 million and $93 million in selling, general and administrative expenses. See Note 4 to the Gentiva Health Services' Consolidated Financial Statements.



(3) Net loss for the nine months ended September 27, 1998 reflects non-recurring pre-tax charges and other adjustments of approximately $66 million related to the restructuring of Gentiva Health Services businesses. This provision includes a reduction in revenues of $14 million, a charge to cost of sales of $15 million and $37 million in selling, general and administrative expenses. See Note 4 to the Gentiva Health Services' Consolidated Financial Statement.



(4) Net loss for the nine months ended October 3, 1999 reflects a special pre-tax charge of $17 million for the realignment of business units as part of a new restructuring plan. This charge is included in selling, general and administrative expenses. See Note 4 to the Gentiva Health Services' Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS WITH THE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES TO THE FINANCIAL STATEMENTS, APPEARING IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH ARE SUBJECT TO RISKS, UNCERTAINTIES AND CONTINGENCIES, INCLUDING THOSE SET FORTH UNDER THE HEADING "RISK FACTORS", WHICH COULD CAUSE OUR ACTUAL BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, THOSE STATEMENTS.


GENERAL

    We are and until the split-off will continue to be a wholly-owned subsidiary of Olsten. We operate all of the health services business of Olsten in the United States and Canada. Olsten provides some administrative services to us, including legal, risk management, tax, treasury, human resources, public relations and other functions. In addition, we have historically participated in Olsten's centralized cash management system. Since October 31, 1999, we have operated our own cash management system. At the same time as the merger of Olsten and Adecco, Olsten will issue to its stockholders all of our outstanding common stock in exchange for a portion of their shares of Olsten. At that time we will become an independent, publicly owned company.

    As an independent company, we expect to incur additional legal, risk management, tax, treasury, human resources and administrative and other expenses that we did not experience as a wholly-owned subsidiary of Olsten. The historical consolidated financial information presents our results of operations and financial position as if we were an independent company for all periods presented. The historical financial information may not be indicative of our future performance and may not necessarily reflect what our financial position and results of operations would have been if we were a separate stand-alone entity during the periods covered.

    We provide home health care through our caregivers, including licensed health care personnel, such as registered nurses. We offer a broad range of services, including:

    - treatments for patients with chronic diseases;

    - intravenous and oral administration of drugs, nutrients and other solutions;

    - skilled nursing care;

    - pediatric/maternal care programs;

    - rehabilitation and other therapies;

    - disease management programs;

    - home health aide and personal services care; and

    - institutional, occupational and alternate site staffing.

    The home healthcare industry in which we operate has undergone significant changes due to government regulation. In October 1997, as a part of the Balanced Budget Act, the government enacted the Interim Payment System (IPS) for reimbursement of home care services provided under Medicare. Prior to enactment of the IPS, home care services were reimbursed based on cost subject to a per-visit limit determined by the Health Care Financing Administration. The IPS reimburses home care services based on costs, subject to both a per-beneficiary limit and a per-visit limit. Further, the IPS reduced the per-visit limit to 1994 levels.

    As a result of these cuts, the amount we get paid has been reduced. Specifically, our Medicare revenue, excluding acquisitions, was reduced by $107 million or 43 percent in fiscal 1998 as compared to fiscal 1997. For the first nine months of 1999, our Medicare revenue, excluding acquisitions, was further reduced by $38 million or 33 percent as compared to the first nine months of fiscal 1998. These reductions have had a negative impact on our operations and liquidity. In order to operate at the lowered reimbursement rates, home health care companies reduced the services provided to patients by providing fewer patient visits. In addition, the regulatory climate that ensued in home health care caused a lower level of physician referrals.

RESULTS OF OPERATIONS

GENERAL

    On March 30, 1999, we announced plans to take a special charge totaling
$56 million, which was recorded in the year ended January 3, 1999. The charge was for the settlement of two federal investigations focusing on our Medicare home office cost reports and certain transactions with Columbia/HCA. The agreements in connection with the settlement were finalized and signed on July 19, 1999. On August 11, 1999 Olsten paid $61 million pursuant to the settlement, about $5 million of which was previously accrued as part of the 1996 merger and integration and other non-recurring charges. In the quarter ended April 4, 1999, we recorded a special charge totaling $17 million for the realignment of business units as part of a new restructuring plan, including:

    - compensation and severance costs of $5 million to be paid to operational support staff, branch administrative personnel and management;

    - asset write-offs of $7 million, related primarily to fixed assets being disposed of in offices being closed and facilities being consolidated as well as fixed assets and goodwill attributable to our exit from certain businesses; and

    - integration costs of $5 million, primarily related to obligations under lease agreements for offices and other facilities being closed.

    As of the end of the third quarter of 1999, about 77 percent of the closures and consolidation of facilities had been completed and about 83 percent of the expected 525 terminations had occurred. We expect that the realignment of the business units will achieve a reduction of expenses of about $4 million in 1999, due to reduced employee, lease and depreciation expenses.

    In 1998, we also recorded non-recurring charges and other adjustments of $66 million, of which approximately $64 million was recorded in the second quarter and $2 million was recorded in the third quarter both related to the restructuring of our business. These charges, which were primarily for 60 office closings and consolidations in the United States, were taken to help position us to operate more efficiently under the new IPS. In addition, we also made significant technological investments in order to improve operational efficiencies and employee retention levels. The benefit of the restructuring began to be realized in the second quarter of 1998.

    Included in this provision was $24 million charged to selling, general and administrative expenses, which included lease payments of $3 million, employee severance of $4 million, fixed asset and software write-offs of $5 million to reflect the loss incurred upon our decision to dispose of the assets in some closed offices, and an increase in the allowance for doubtful accounts of $12 million. All closures and consolidations of facilities and employee terminations, related to this charge, have been completed. The allowance for doubtful accounts was increased because our receipt of payment is highly dependent on our ability to provide some evidence of service and authorization documentation to a variety of third-party payors. The office closings, consolidation of certain business service centers and the termination of employees are all events that, in our experience, impair our ability to provide the documentation required to collect on receivables. We also recorded other adjustments to selling, general and administrative expenses of $13 million which included professional fees and related costs resulting from the settlement with several government agencies regarding certain past business practices of Quantum, the level of effort required to respond to the significant inquiries conducted by the government, and costs incurred to redesign the credit and collection process of our business.

    In addition, upon final announcement of the per-beneficiary limits by the government, we recorded a reduction in revenues in the second quarter of 1998 for the nine month period ended September 27, 1998 of $14 million in anticipation of lower Medicare reimbursements resulting from the new per-visit and per-beneficiary limits that were imposed by Medicare under the IPS.

    We recorded a charge to cost of sales of $15 million to reflect the estimated increase in costs that have been incurred, but not yet reported, based upon a change in the actuarial estimates utilized to determine the level of service to patients covered under our capitated contracts.

    In 1996, we recorded merger, integration and other non-recurring charges totaling about $75 million. These charges resulted from the Quantum acquisition of $39 million; $30 million of allowances for a change in the methodology used by Medicare for computing reimbursements in prior years related to our home health services business; and Quantum's charge of $5.5 million related to the settlement of shareholder litigation. The $39 million charge, related to the Quantum acquisition, included transaction costs of $7 million, compensation and severance costs of $8.6 million, asset writedowns of $8.2 million, primarily including fixed assets and an unrecoverable majority-interest investment in a software development company held by Quantum; integration costs, for employee relocation, obligations under lease agreements for planned vacancies and other activities required to consolidate the operations of $15.5 million.

    At October 3, 1999, about $6 million, consisting primarily of severance and integration costs, remained unpaid and were included in accrued expenses.

REVENUES


    Revenues increased 15 percent, or $150 million, during the nine months ended October 3, 1999 compared to the prior period driven by growth in specialty pharmaceutical services of 24 percent, or $102 million, and staffing services of 38 percent, or $21 million, and home care nursing services of 6 percent, or $27 million. Included in home care nursing services revenues is an increase in revenue attributable to our acquisition of Columbia/HCA Healthcare Corporation's home health care operations in the state of Florida, which was partially offset by declines in Medicare-related home care visits and reimbursement due to the implementation of the IPS.



    Revenues in 1998 decreased 7 percent, or $104 million, compared to 1997, primarily as a result of a 23 percent, or $197 million, decrease in home care nursing services revenues resulting from the reduction in Medicare related home care visits due to the implementation of IPS, partially offset by a 14 percent, or $74 million, increase in specialty pharmaceutical services revenues and a 32 percent, or $19 million, increase in the staffing services business.



    Revenues in 1997 increased 4 percent, or $60 million, as compared to 1996, primarily as a result of a 35 percent, or $134 million, increase in specialty pharmaceutical services and a 27 percent, or $13 million, increase in the staffing services business, partially offset by a 9 percent, or $87 million, decrease in home care nursing services.


GROSS PROFIT


    Gross profit margins increased in the first nine months of 1999 to 34 percent from 31 percent for the first nine months of 1998 primarily as a result of productivity enhancements, rate increases and a change of payor mix in the home care nursing services business, partially offset by greater growth in the lower margin staffing services business.



    Gross profit margins decreased in 1998 to 32 percent from 36 percent in 1997 primarily as a result of a change in the business mix reflecting growth in lower margin staffing services business and revenue decline in the Medicare portion of the home care nursing business. The negative influences on gross profit margins were partially offset by growth in the specialty pharmaceutical services.



    Gross profit margins decreased in 1997 to 36 percent from 37 percent in 1996, primarily as a result of a change in the business mix reflecting volume growth in both the lower margin managed care business in the home care business as well as lower margin staffing services business and revenue declines in the Medicare business in the home care nursing business. These declines in gross profit margins were partially offset by margin improvements in specialty pharmaceutical services.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses increased to $381 million, or 34 percent of sales, for the nine months ended October 3, 1999 from $373 million, or 38 percent of sales, for the comparable prior year period. Excluding the effects of the non-recurring charges and other adjustments recorded in both periods, selling, general and administrative expenses were 33 percent of sales during the nine months ended October 3, 1999, a 2 percent decrease compared to the same period in 1998, primarily as a result of the impact of efficiency improvement efforts in home care nursing services and corporate administrative support departments partially offset by increased information systems costs.


    Selling, general and administrative expenses for 1998 were $553 million, or 42 percent of sales, as compared to $460 million, or 32 percent of sales, in 1997. Excluding the effects of the non-recurring charges and other adjustments, selling, general and administrative expenses were $460 million, or 35 percent of sales, for 1998. The increase in selling, general and administrative expenses as a percent of sales was primarily attributable to investments in infrastructure, including new information systems and increased expenses incurred to grow the specialty pharmaceutical services and staffing services businesses. These increases were partially offset by the cost reduction initiatives, including closing and consolidating offices in the home care services business.


    Selling, general and administrative expenses for 1997 were $460 million, or 32 percent of sales, as compared to $421 million, or 31 percent of sales in 1996. The increase in selling, general and administrative expenses was attributable to legal costs incurred related to the then ongoing government investigation, increase in expenses incurred to support growth in specialty pharmaceutical services and investment in information systems and receivables management. These increases were partially offset by cost reductions in the home care nursing business related to lower patient volume.

INTEREST EXPENSE


    Interest expense of $12.8 million during the first nine months of 1999 was slightly lower than interest expense of $13.1 million for the same period in 1998 due to the retirement of $7.7 million of Quantum's 4 3/4% convertible subordinated debentures in January 1999. Interest expense was $17.4 million in both 1998 and 1997 for interest on the debentures outstanding and intercompany borrowings with Olsten in both periods and net interest expense of $12.7 million in 1996 reflects the interest on the debentures and intercompany borrowings with Olsten offset by interest income on investments of $4 million.


INCOME TAXES

    The effective income tax rates on income (loss) were for the first nine months of 1999 and 1998, 17 percent and 34 percent, respectively. For the years 1998, 1997 and 1996, the effective income tax rates on income (loss) were 32 percent, 38 percent, and 209 percent, respectively. The rates differ from statutory rates primarily because of non-deductible goodwill amortization and other non-deductible items.

YEAR 2000

    The Year 2000 issue concerns the inability of information systems to properly recognize and process date-sensitive information on or after January 1, 2000.


    Our technical infrastructure, encompassing all business applications, is Year 2000 compliant. Systems not directly related to the financial operations of the business, primarily voice communications, have also been upgraded to help ensure readiness.



    Systems critical to our business, which were identified as non-year 2000 compliant, have been replaced to increase efficiencies and improve our ability to provide services to customers. The new infrastructure, which is Year 2000 compliant, was completely implemented in field offices before January 1, 2000. Other systems, which required remediation, were completed before January 1, 2000. The total cost of our remediation plan was about $2.5 million.

    With respect to the risks associated with our systems, we believe that the most reasonably likely worst case scenario is that we may experience minor system malfunctions and errors in early 2000. We do not expect these problems to have a material impact on our ability to place and pay caregivers or bill patients or payors. At this time, we have not encountered any Year 2000 failures.



    As part of our Year 2000 readiness activities, in October 1999 we contacted over 12,000 companies with which we do business. Of those contacted, we sent a letter with a survey to over 2,200 business partners with annual revenue impact over $5,000. The response rate has been about 30 percent to date and we continue to review the replies. None to date have been identified as having problems with Year 2000 readiness.



    During the review process, we also instituted an additional screening for payors or others that have a revenue impact of over $200,000 on our business. Any payors or other entities which have not responded are being pursued for a status statement and assurance of readiness.


    The Health Care Financing Administration, which administers Medicare and Medicaid programs, has stated that it is Year 2000 compliant and that it does not expect any disruption in Medicare or Medicaid payments after January 1, 2000, provided claims are submitted in Year 2000 compliant format.

    In addition to these contacts, during 1998 and 1999 we participated in a healthcare industry study and work group (VitalSigns2000, sponsored by the Odin Group) considering Year 2000 risk and contingency planning alternatives. The products from this group include contingency planning guides. Additional activities include on-site audits and teleconference workshops which targeted specific companies that are involved with business relationships that represent substantial risk due to volume or type of business.


    With respect to the risks associated with the third parties, we believe that the most reasonably likely worst case scenario is that some of our vendors and customers will not be compliant. We believe, however, that the number of noncompliant vendors and customers has been minimized by our program of contacting significant entities with which we do business. Despite our diligence, we cannot guarantee that third parties that we rely upon to conduct day to day business will be compliant. If these companies, or any governmental entities, fail to remediate their systems on a timely basis it could impact cash flow from operations.



    Due to the general uncertainty inherent in the Year 2000 issue resulting, in part, from the uncertainty of the Year 2000 readiness of third-party payors, suppliers and customers, and government agencies, we are unable to determine the effect that Year 2000 failures will have on our results of operations, liquidity or financial condition. We believe that by implementing new business systems and completing our Year 2000 plan as scheduled, the likelihood of significant interruptions of normal operations has been reduced.



    We believe we have addressed our significant Year 2000 issues prior to being affected by them. We have made available to our operating units contingency plan guidelines and materials to assist them with Year 2000 issues. If we identify any additional risks related to our Year 2000 readiness, we will further develop contingency plans as deemed necessary at that time.


    The failure to correct a material Year 2000 problem could result in an interruption or a failure of certain normal business activities or operations. A failure could materially and adversely affect our results of operations, liquidity and financial condition.

LIQUIDITY AND CAPITAL RESOURCES


    Historically, we have relied on cash flow from operations and advances and other financial resources from Olsten to meet our operating and investing activities. In the past, when our liquidity needs exceeded our cash flow, Olsten provided us with the necessary funds. At or before the time of the split-off, we will receive cash in the amount of $29 million pursuant to the separation agreement. This amount will be reduced by any advances we receive from Olsten prior to the split-off. If advances to us exceed this amount, we will be required to borrow under our credit facility to pay Olsten the excess amount. See "The Split-Off--Terms of the separation agreement". In addition, we will receive about $20 million of proceeds from the issuance, by a trust of which we own all the common equity, of 10% convertible trust preferred securities on the split-off date. This trust's only asset will be our 10% convertible subordinated debentures. See "The Split-Off--Certain indebtedness of our company--Convertible trust preferred securities of our subsidiary". After the split-off, we will no longer be able to use Olsten's resources to meet our needs but will require third party financing. We intend, and are required under the separation agreement, to enter into a committed credit facility with a line of credit of at least $100 million for our working capital needs and other general corporate purposes. On January 18, 2000, we received a commitment letter from a lender to underwrite a credit facility with a line of credit of up to $150 million on or prior to the date of the split-off. The commitment letter is described under the heading "The Split-Off--Certain indebtedness of our company--Commitment to enter into a senior credit facility". In addition, prior to October 2000, we will need to refinance our $78.6 million of 4 3/4% Quantum debentures.


    Working capital at October 3, 1999 was $497 million, an increase of 35 percent versus $368 million at January 3, 1999. Net receivables increased $86 million, or 19 percent, predominantly due to growth in the specialty pharmaceutical services, which historically has a longer collection period than our other businesses.


    Management believes cash flows from operations, the proceeds to be received in connection with the issuance of the 10% convertible trust preferred securities and our new credit facility will be adequate to support our ongoing operations and to meet our debt service and principal repayment requirements for the foreseeable future. We intend to make investments and other expenditures to, among other things, upgrade our computer technology and system infrastructure and relocate our headquarters. If cash flows from operations or availability under our new credit facility fall below expectations, we may be forced to delay planned capital expenditures, reduce operating expenses, seek additional financing or consider alternatives designed to enhance liquidity.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our exposure to the market risk for changes in interest rates relates to the fair value of our fixed rate Quantum debentures. Generally, the fair market value of fixed rate debt will increase as interest rates fall and decrease as interest rates rise. Based on the overall interest rate exposure on our fixed rate debentures at October 3, 1999, a 10 percent change in market interest rates would not have a material effect on the fair value of our long-term debt.

    Fluctuations in currency exchange rates may impact shareholder's equity. Assets and liabilities of our Canadian subsidiary are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated into U.S. dollars at the weighted average exchange rate for the period. The resulting translation adjustments are recorded in shareholder's equity as accumulated other comprehensive income (loss).

    Although currency fluctuations impact our reported results of operations, such fluctuations generally do not affect our cash flow or result in actual economic gains or losses. Each of our subsidiaries derives revenues and incur expenses within a single country and do not incur currency risks in connection with the conduct of normal business operations.

    Other than intercompany transactions between the United States and our Canadian subsidiary, we generally do not have significant transactions that are denominated in a currency other than the functional currency applicable to each entity. We do not engage in hedging activities and did not hold any derivative instruments at October 3, 1999.

                                    BUSINESS

GENERAL

    We are the leading provider of home health care services in the United States based on revenues. Since 1971, we have built a reputation for high quality health care for our patients with a commitment to offering a broad spectrum of services in the home healthcare industry. We currently maintain over 400 locations in the United States and Canada and serve over 420,000 patient/client accounts annually with over 65,000 administrative staff and caregivers.


    We offer high quality services through three business lines which are
(1) specialty pharmaceutical services, (2) home care nursing services and
(3) staffing services. Through these three business lines we offer a broad range of services including:


    - treatments for patients with chronic diseases;

    - intravenous and oral administration of drugs, nutrients and other solutions;

    - skilled nursing care;

    - pediatric/maternal care programs;

    - rehabilitation and other therapies;

    - disease management programs;

    - home health aide and personal services care; and

    - institutional, occupational and alternate site staffing.

    Through our network of 38 pharmacies located throughout the United States, including two national distribution centers, we offer the leading and most comprehensive infusion therapy solutions in the industry. In addition, through our four intake and claims processing centers, we provide network services including care management and coordination of managed care customers desiring a single source for centralized intake and billing, claims adjudication, quality assurance and data reporting and analysis. The following is a more complete list of the broad range of services provided by our three business lines:

  SPECIALTY PHARMACEUTICAL
          SERVICES              HOME CARE NURSING SERVICES          STAFFING SERVICES
  ------------------------      --------------------------          -----------------
- Chronicare services for      - General skilled nursing      - Institutional, occupational
  chronic diseases:            care                           and alternate site health
 - Hemophilia and related      - Pediatric care                 care staffing, including:
   coagulation disorders       - Rehabilitation services       - Critical care and neonatal
 - Primary pulmonary           - Other therapy services        - Pediatric
  hypertension                 - Disease management programs   - Psychiatric
 - Immuno deficiency/          - Home health aide care         - Operating room
   autoimmune disorders        - Personal care                 - Medical/surgical
 - Growth disorders            - Network services              - Occupational health
- Antibiotic therapies                                         - Utilization review
- Total parenteral and                                         - Case management
  enteral nutrition
- Chemotherapy
- Pain management
- Marketing and distribution
  services for
  pharmaceutical,
  biotechnology and medical
  device firms
- Clinical support for
  clinical trials sponsored
  by institutions and
  pharmaceutical/
 biotechnology firms

    Our business strategy is to enhance our position as the leading provider of quality, cost-effective, comprehensive home health care services. We intend to take advantage of our leading industry position, our breadth of service offerings and changing industry dynamics by continuing to pursue the following strategy:

    - Offer clients a comprehensive range of services and continue to pursue cross-selling opportunities. We are committed to offering home care nursing services, specialty pharmaceutical services and staffing services and, through subcontractors, other healthcare services as needed by our patients.


    - Expand our growing staffing services business. We believe there exists significant opportunities in aiding hospitals and health care institutions with qualified candidates.


    - Expand our growing specialty pharmaceutical services business.

    - Continue to develop relationships with managed care, insurance and private pay clients for our home health care services.

    - Continue to invest in our information technology in order to support all aspects of our business, including streamlining administrative operations, providing timely and accurate decision support data for care management, improving outcomes analysis and helping to detect and analyze new business opportunities.

    - Strengthen our billing, collection and inventory management procedures.

    We will be required to devote management attention and financial resources to successfully implement our business strategy. We cannot assure you that the benefits of implementing our strategy will outweigh the costs.

    SPECIALTY PHARMACEUTICAL SERVICES. Our specialty pharmaceutical services business includes:

    - the distribution of drugs and other biological and pharmaceutical products and professional support services for individuals with chronic diseases, such as hemophilia, primary pulmonary hypertension, autoimmune deficiencies and growth disorders;

    - the administration of antibiotics, chemotherapy, nutrients and other medications for patients with acute or episodic disease states; and

    - marketing and distribution services for pharmaceutical, biotechnology and medical service firms.

    Our specialty pharmaceutical services business combines clinical expertise and core nursing strength with a network of 38 pharmacies across the United States, including two distribution centers located in Warrendale, Pennsylvania and Fort Worth, Texas. We deliver, manage and administer our products in the home setting; perform patient, family and home environmental assessments; and evaluate equipment needs.

    We provide a wide range of home infusion therapies. Home infusion therapy involves the administration of medications intravenously (into veins), subcutaneously (under the skin), intramuscularly (into muscle), intraecally or epidurally (via spinal routes) or through feeding tubes into the digestive tract. Infusion therapy often begins during hospitalization of a patient and continues in the home environment.

    Our specialty pharmaceutical services business includes therapeutic, socioeconomic, psychosocial and professional support services for individuals with some of the following rare, chronic diseases:

    - Hemophilia, which is a hereditary bleeding disorder in which a plasma protein, known as factor, necessary for normal blood clotting, is either missing or dysfunctional. Hemophilia is treated by intravenously infusing anti-hemophilic factor, consisting of factor concentrates and sterile water, to replace deficient clotting factor. This disease is diagnosed at birth and has no known cure, but hemophiliacs can lead relatively long and healthy lives with proper treatment.

    - Primary pulmonary hypertension, which is a chronic pulmonary disease for which there is no known cure. This disease is treated by the infusion of Flolan, which is an epoprostenol sodium product, for a patient's lifetime or until the patient receives a lung transplant.

    - Immunodeficiency/autoimmune disorders, which are a classification of chronic disorders arising when the body's immune system fails to produce sufficient antibodies to protect against infection. These disorders include multiple sclerosis, myasthenia gravis and lupus. These disorders are generally incurable but the symptoms can be treated with a therapy consisting of intravenous immune globulin prepared from human plasma
      (IVIG).

    - Growth disorders, which result from damage to or malformation of either the hypothalamus or the pituitary gland. This disorder is treated by injecting growth hormone therapy into the patient.

    Some of our other significant specialty pharmaceutical services include:

    - Antibiotic therapies, which are the infusion of antibiotic medications into a patient's bloodstream. These medications are typically used to treat a variety of serious infections and diseases.

    - Total Parenteral Nutrition (TPN), which is the long-term provision of nutrients for patients with chronic gastrointestinal conditions. These nutrients are infused through surgically implanted central vein catheters or through peripherally inserted central catheters. Enteral nutrition is the infusion of nutrients through a feeding tube inserted directly into a patient's digestive tract. This long-term therapy is prescribed for patients who are unable to eat and drink normally.

    - Chemotherapy, which is the infusion of drugs in a patient's bloodstream to treat various forms of cancer.

    - Pain management, which involves the infusion of certain drugs into the bloodstream of patients suffering from acute or chronic pain.

    We also offer our distribution network to manufacturers after government approval is secured. Distribution programs currently include:

    - the first new drug for rheumatoid arthritis in 20 years;

    - a new hand-held device for monitoring blood clotting time; and

    - pharmaceuticals for chemotherapy and white blood cell stimulation, the treatment of primary pulmonary hypertension, and management of amyotrophic lateral sclerosis (ALS or Lou Gehrig's disease), multiple sclerosis and severe muscle wasting.

We assist drug companies in distributing new products and meeting special distribution requirements. In addition, we provide some logistical and handling functions, including pharmacy mail order services, clinical support, reimbursement management and data management. We also assist pharmaceutical companies with clinical trials of new drug therapies awaiting U.S. Food and Drug Administration approval.

    HOME CARE NURSING SERVICES. Our home care nursing services business includes:

    - professional and paraprofessional services, including skilled nursing, rehabilitation and other therapies, home health aide and personal care services, to individuals with acute illnesses, long-term chronic health conditions, permanent disabilities, terminal illnesses or post procedural needs; and

    - care management and coordination for managed care organizations and self-insured employees.

    We provide high quality home care nursing services as evidenced by our high patient satisfaction levels in our company studies. We believe the high quality of our nursing services has made our company the leading provider of home care nursing services in the United States and an effective competitor in Canada. Our home care nursing services provide insurers with an avenue to save thousands of dollars in costs by reducing patient visits to physicians offices and patient stays in hospitals.

    Our home care nursing services include:

    - General skilled nursing care that is provided by registered nurses and licensed practical nurses who periodically assess the appropriateness of home health care, perform clinical procedures and instruct the patient and family regarding necessary treatments. Patients receiving this care typically include stabilized post-operative patients in recovery at home, patients who are acutely ill but who do not require hospitalization and patients who are chronically or terminally ill.

    - Pediatric services consisting of nursing services specializing in care for children. These services include early NICU discharge to the home, prenatal, maternal/infant care and phototherapy.

    - Rehabilitation services consisting of programs and services that address a wide range of neurologic and orthopedic diagnoses, including head or traumatic brain injuries, spinal cord injuries and other complex rehabilitation cases.

    - Other therapy services that consist of physical, occupational, speech and respiratory therapy to patients recovering from strokes, traumas or certain surgeries, services for high risk pregnancies, post-partum care, mental health care, AIDS therapy and various medical social services.

    - Disease management programs that are administered by nurses who provide specialty care regimens to patients in their home. These nurses instruct patients and their families in the self-administration of some therapies and procedures, such as wound care and infection control, emergency procedures and the proper handling and usage of medication, medical supplies and equipment as well as teach disease state management programs at home to patients with asthma, diabetes and other illnesses.

    - Home health aide care that involves basic patient care from taking temperatures and blood pressure to assisting with daily living activities. Our home health aides must pass certain competency tests and are supervised by a registered nurse.

    - Personal care services consisting of unskilled homemaker services which are provided to the elderly or the disabled. These services may include housekeeping, shopping and assistance with personal hygiene, dressing and meals.

    We also provide network services to managed care organizations through our four intake and claims processing centers in the United States. These services involve care management and coordination for managed care customers desiring a single source for referrals, centralized intake and billing, claims adjustment, utilization review, quality assurance and data reporting and analysis.


    STAFFING SERVICES. Our staffing services business includes services to institutional, occupational and alternate site health care organizations by providing health care professionals to meet supplemental staffing needs.



    Our staffing services business provides these organizations with the ability to better control costs by using our health care professionals for temporary assignments to cover peak periods and illness and vacation time of their permanent staff. Our health care professionals include:


    - registered nurses;

    - licensed practical nurses;

    - physical, speech and occupational therapists;

    - certified nursing assistants;

    - medical assistants; and

    - medical technologists.

These professionals typically work in hospitals, industrial settings, long-term care facilities, clinics, schools, physicians' offices, laboratories, home care agencies and insurance companies. We arrange for their assignments from over 40 locations throughout the United States.

    Through our Flying Nurses-Registered Trademark- division in Dallas, Texas, we also make special arrangements for our health care professionals to travel to virtually any location for special assignments. This provides health care organizations in Florida, for example, with an economical way to manage peak demand during the winter season.

INDUSTRY

    Our business is part of the $48 billion home health care industry that consists of four primary segments: nursing and related services (72 percent), infusion therapy (13 percent), respiratory therapy (8 percent) and medical equipment (7 percent). The nursing and related services segment, which represents about $35 billion annually, provides patient care to individuals with acute illnesses, long-term chronic health conditions, permanent disabilities, terminal illnesses or post-procedural needs. These services are provided both in the home and to hospital and other health care organizations. Infusion therapy, a roughly $6 billion market, provides care to patients requiring the administration of medication either intravenously or through a device such as a feeding tube. Respiratory therapy, about a $4 billion segment, includes the delivery and the preparation of prescribed therapy or equipment to patients with severe and chronic pulmonary diseases. The remaining market segment, representing about $3 billion, is medical equipment that involves the sale of various types of medical equipment to patients for use in their homes.

    Our industry is dramatically changing, with the number of people over the age of 65 estimated to grow by approximately 55 percent between 1999 and 2020. People over the age of 65 consume about 75 percent of all home health care services although they represent only 13 percent of the current U.S. population. Because the demand for home health care is related to the number of elderly people in the population, the home health care industry is expected to experience a significant increase in demand as a result of the aging of the U.S. population. Other factors that we believe will continue to contribute to the development and growth of the home health care industry include:

    - recognition by the medical community and health care insurers that home health care can be a cost-effective alternative to lengthy, more expensive institutional care;

    - technological advances that allow more health care procedures to be provided at home;

    - increasing consumer awareness and interest in home health care; and

    - recognition by the medical community of the psychological benefits of recuperating from an illness or accident in one's own home.

    AGING POPULATION. The U.S. Census Bureau predicts that while the overall population of the United States will increase by approximately 9 percent between 1999 and 2010, the population of persons between the ages of 50 and 64, is expected to increase by approximately 43 percent over the same period. The elderly population (persons 65 years of age or over) is expected to grow at a faster rate than the overall population and is estimated to increase by over 14 percent between 1999 and 2010. In addition, it is estimated that by 2015 the population covered by Medicare will have increased by 33 percent to over 45 million people (15 percent of the total population). This aging of the population is due in part to increases in longevity, which is represented in the growth of the age group over 65. The home health care industry is expected to encounter a significant increase in demand as a result of the aging U.S. population.

    COST EFFECTIVENESS OF HOME HEALTH CARE SERVICES. National health care expenses have increased dramatically in the last 10 years. Until recently, in response to rapidly rising costs, governmental and private payors have adopted cost containment measures which encouraged reduced hospital admissions and reduced lengths of stay in hospitals. The result of this policy was an increased number of people who received health services in their homes. Due to recent revisions under the prospective payment system hospitals now have an incentive to keep patients longer, however, there has been no discernible change in the average length of hospital stays. Home care, however, remains a cost efficient alternative. Treating patients at home is significantly cheaper than facility-based care. The national median cost for home care per day is approximately $100, compared to $400 per day for a skilled nursing facility and $2,000 per day for a hospital stay.

    ADVANCED TECHNOLOGY. Technological advances have enabled patients who previously required hospitalization to be treated at home. The number of medical conditions that can now be treated in the home has grown significantly. In addition, technological advances such as telephonic vital sign monitoring and medication compliance reminders have increased the number of patients who can be treated in their homes. We believe that the use of technology will increase the number of patients that utilize home health care because it is viewed as a cost-effective alternative.

    INCREASED ACCEPTANCE. We believe that as a result of the previously discussed factors, home health care has gained increased acceptance from patients, physicians and payors. Additionally, the American Medical Association Councils on Scientific Affairs and Medical Education have recommended that training in home health care be incorporated into the undergraduate, graduate and continuing education of physicians which we believe will lead to the increased use of home health care options. We believe cost conscious managed care and other third-party payors will continue to encourage home care as a cost-effective alternative to extended hospital stays.

MARKETING AND SALES

    In general, we obtain clients through personal and corporate sales presentations, telephone marketing calls, direct mail solicitation, referrals from other clients and advertising in a variety of local and national media, including the Yellow Pages, newspapers, magazines, trade publications and television. Our marketing efforts also involve personal contact with case managers for managed health care programs, such as those involving health maintenance organizations (HMOs) and preferred provider organizations (PPOs), insurance company representatives and employers with self-funded employee health benefit programs. We do not seek reimbursement from government payors for unallowable marketing and sales expenses.

    Managed care and other non-governmental payors, which are an increasingly significant source of referrals for home health care services, accounted for 62 percent of our net revenues in fiscal 1998. The Joint Commission on Accreditation of Healthcare Organizations (JCAHO) accredits some of our over 400 locations. We believe JCAHO accreditation enhances our ability to obtain contracts with certain managed care organizations. We are also targeting referrals from managed care organizations by offering disease management programs for the treatment of asthma, diabetes and other chronic illnesses, as well as outcome and utilization reports. We expect managed care contracts will generate an increasing number of referrals as the penetration of managed care accelerates in our markets. We believe that we have the local relationships, the knowledge of the regional markets in which we operate, and the cost-effective, comprehensive services and products required to compete effectively for managed care contracts and other referrals.

    We believe that our success in furnishing caregivers is based, among other factors, on our reputation for quality and our local market expertise combined with the resources of our extensive office network. We also empower our branch directors with a high level of responsibility, providing strong incentives to manage the business effectively at the local level, one of the central ingredients in a business where relationships are vital to success.

PATIENT SERVICES

    We have historically received high satisfaction ratings from our patients and referral sources. We also provide educational information to physicians and their staffs, hospital management, hospital discharge planners and nursing home supervisors.

PAYORS


    In fiscal 1998, Medicare accounted for 15 percent of our revenues and Medicaid programs, state reimbursed programs and other state/county funding programs accounted for 23 percent of our revenues. In fiscal 1998, the remaining 62 percent of our revenues was derived from commercial payors, including insurance companies, managed care organizations, healthcare institutions and private payors. For the nine months ended October 3, 1999, Medicare accounted for 17 percent of our revenues and Medicaid programs, state reimbursed programs and other state/county funding programs accounted for 20 percent of our revenues. For the nine months ended October 3, 1999, the remaining 63 percent of our revenues was derived from commercial payors. In fiscal 1998, Cigna Healthcare accounted for approximately 9 percent of our revenues. For the nine months ended October 3, 1999, Cigna Healthcare accounted for approximately
11 percent of our revenues. Our three year contract with Cigna Healthcare had an expiration date of December 31, 1998. The contract was amended to continue until terminated by either party with 60 days advance notice. Except for these payors, no other payor accounts for as much as 10 percent of our revenues. The revenues from commercial payors are primarily generated under fee for service contracts which are traditionally one year in term and renewable automatically on an annual basis, unless terminated by either party.


CAREGIVERS

    To maximize the cost effectiveness and productivity of our caregivers, we utilize customized systems and procedures that we have developed and refined over the years. These processes include the recruitment and selection of applicants who fit the patients' individual parameters for skills, experience and other criteria. Personalized matching is achieved through initial applicant profiles, personal interviews, skill evaluations and background and reference checks. We generally employ caregivers on an as-needed basis to meet client demand. Specialized recruitment and retention programs are offered to caregivers as incentives for them to remain in our employ.


    Caregivers are recruited through a variety of sources, including advertising in local and national media, job fairs, solicitations on web sites, direct mail and telephone solicitations, as well as referrals obtained directly from clients and other caregivers. Our caregivers are generally paid by us on an hourly basis for time actually worked, subject to a four-hour daily minimum on the days worked. The wages we pay may vary in different geographic areas to reflect the prevailing wages paid for the particular skills in the community where the services are performed. In the northeastern and western regions of the United States we are currently experiencing a shortage of licensed professionals. A prolonged shortage of professionals could have a material adverse effect on our business.


CANADIAN OPERATIONS

    Through subsidiaries, we have provided home health services in Canada for many years. In fiscal 1998, our Canadian operations represented about 3 percent of revenues.

TRADEMARKS

    We have various trademarks registered or in the process of being registered with the United States Patent and Trademark Office, including CHRONICARE-Registered Trademark-. In addition, we have a royalty-free license from Olsten which permits us to use, for a period of one year, some trademarks, service marks and names that will not be transferred to us in the transactions, including OLSTEN-Registered Trademark-. Before the expiration of this license, we intend to develop our new name and further develop our health services business trademarks.

COMPETITIVE POSITION

    The segments of the health care industry in which we operate are highly competitive and fragmented. There are approximately 15,000 home care agencies operating in the United States, in which the three largest providers represented less than 15 percent of the national industry in 1998. The industry is comprised of a few national companies, hundreds of regional companies and thousands of locally-based independent home health care organizations. These companies range from facility-based (hospital, nursing home, rehabilitation facility, government agency) agencies to independent companies to visiting nurse associations and nurse registries. They can be not-for-profit organizations or for-profit organizations. In addition, there are relatively few barriers to entry in the segments of the health care market in which we operate. We could experience increased competition in the future from existing competitors or new entrants that may limit our ability to maintain or increase our market share. Our primary national competitors are Coram Healthcare Corp. and Caremark Therapeutic Services, and our primary regionally-based competitors are hospital-based home health agencies and visiting nurse associations.

    We compete with other home health care providers on the basis of availability of personnel, quality and expertise of services and the value and price of services. We believe that we have a favorable competitive position, attributable mainly to our widespread office network and the consistently high quality and targeted services we have provided over the years to our patients, as well as to our screening and evaluation procedures and our training programs for our caregivers.

    We may have existing competitors, as well as a number of potential new competitors, who have greater name recognition, and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies and make more attractive offers to existing and potential employees and clients.

    We expect that industry forces will impact us and our competitors. Our competitors will likely strive to improve their service offerings and price competitiveness. We also expect our competitors to develop new strategic relationships with providers, referral sources and payors, which could result in increased competition. The introduction of new and enhanced services, acquisitions and industry consolidation and the development of strategic relationships by our competitors could cause a decline in sales or loss of market acceptance of our services or price competition, or make our services less attractive. We cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and results of operations.

EMPLOYEES

    At October 3, 1999, we had over 5,200 full-time administrative staff and approximately 750 full time caregivers. We also employ caregivers on a temporary basis, as needed, to provide home healthcare services. In fiscal 1999, the average number of temporary caregivers employed on a weekly basis has been 18,000. In British Columbia some of our caregivers are unionized by the British

Columbia Government Services' Employee Union under the master collective bargaining agreement which applies to all home health agencies in British Columbia. In addition, we are in the process of negotiating our first collective bargaining agreement with all unionized caregivers in the Thunder Bay, Ontario office with the Services' Employees International Union, Local 268. In our Windsor, Ontario location, the Canadian Union of Public Workers has alleged in a letter to us dated September 20, 1999 that it is the bargaining agent for our caregivers. We are reviewing its allegations. In addition, the Services' Employees International Union, Local 880 has filed a representation petition with the National Labor Relations Board covering three home health services offices in Chicago, Illinois with about 700 caregivers. An election was held on November 5, 1999 at which the employees voted against the representation. We expect that the union will file objections to the vote against the election. We believe that our relationships with our employees are generally good.

    With respect to administrative staff and caregivers, we pay the employer's share of Social Security taxes, federal and state unemployment taxes, workers' compensation insurance and other similar costs. Administrative staff and caregivers are covered by general liability insurance and by a fidelity bond maintained by us. In addition, caregivers are covered by professional medical liability insurance. We believe that we maintain insurance coverages which are adequate for the purposes of our business.

PROPERTIES

    In connection with the split-off, Olsten has agreed to provide office space to us without charge at 175 Broad Hollow Road, Melville, New York 11747-8905 for our corporate headquarters for six months after the split-off. We have agreed to use our best efforts to relocate our corporate headquarters promptly, but in no event later than six months after the split-off. In addition, before the split-off, all leases for real property used exclusively by the health services business will be transferred to us and all leases for real property shared by the health services business and the businesses retained by Olsten will be modified, transferred or terminated as agreed by us and Olsten. The leases for the operating offices we and our subsidiaries use and will use expire at various dates. We believe that our facilities are adequate for our immediate needs. We do not anticipate that we will have any problem obtaining additional or replacement space if needed in the future.

REGULATION

    Our business is subject to extensive federal and state regulations which govern, among other things:

    - Medicare, Medicaid, CHAMPUS and other government-funded reimbursement programs;

    - reporting requirements, certification and licensing standards for certain home health agencies; and

    - in some cases, certificate-of-need and pharmacy-licensing requirements.

    Our compliance with these regulations may affect our participation in Medicare, Medicaid, CHAMPUS and other federal health care programs. We are also subject to a variety of federal and state regulations which prohibit fraud and abuse in the delivery of health care services. These regulations include, among other things:

    - prohibitions against the offering or making of direct or indirect payments for the referral of patients;

    - rules against physicians making referrals under Medicare for clinical services to a home health agency with which the physician has certain types of financial relationship; and

    - laws against the filing of false claims.

As part of the extensive federal and state regulation of our home health care business, and under our corporate integrity agreements, we are subject to periodic audits, examinations and investigations conducted by, or at the direction of, governmental investigatory and oversight agencies. Violation of the applicable federal and state health care regulations can result in a health care provider's being excluded from participation in the Medicare, Medicaid and/or CHAMPUS programs and can subject the provider to substantial civil and/or criminal penalties. One of our subsidiaries has been permanently excluded from participation in Medicare, Medicaid and all other federal health care programs pursuant to a plea agreement.

    Periodic and random audits conducted by intermediaries may result in a delay in receipt, or an adjustment to the amounts of reimbursement due or received under Medicare, Medicaid, CHAMPUS and other federal health care programs. In September 1999, we received a Notice of Amount of Program Reimbursement for our 1997 Medicare cost reports from our Medicare fiscal intermediary notifying us that it disagrees with our methodology of allocating a portion of our overhead. The Health Care Financing Administration has indicated that it agrees with the fiscal intermediary. The notice indicates a possible disallowance of approximately $7 million of costs in 1997. Since we used the same or a similar methodology for allocating overhead costs in 1998 and 1999, a comparable disallowance could result for these years. We believe our cost reports are accurate and consistent with past practice accepted by our HCFA fiscal intermediary and will appeal the notice to the Provider Reimbursement Review Board. We are unable to predict the outcome of the appeal.

GOVERNMENT INVESTIGATIONS

    We have been subject to several federal and state governmental investigations. Some of those investigations are still pending, although substantially all of them have been settled. In connection with the split-off we have agreed to assume, to the extent permitted by law and the terms of the liabilities, and indemnify Olsten for, all liabilities associated with any pending or future governmental investigation of the home health services business. We also have agreed to comply with all related settlement agreements and corporate integrity agreements or other operational agreements with the government. Compliance with the various agreements will require significant financial resources over a five year period.

    We continue to cooperate with the Office of Investigations section of the Office of Inspector General of the U.S. Department of Health and Human Services and the U.S. Department of Justice in connection with the cost reports investigation. We also continue to cooperate with the U.S. Department of Justice and other federal agencies investigating the relationship between Columbia/HCA Healthcare Corporation and us in connection with the Columbia/HCA investigation.

    We continue to cooperate with various state and federal agencies, including the U.S. Department of Justice, the Office of the Attorney General of New Mexico and the New Mexico Health Care Anti-Fraud Task Force in connection with their investigations into certain health care practices of Quantum Health Resources. Among the matters the federal agencies are or were inquiring into include allegations of improper billing and fraud against various federally-funded medical assistance programs (referred to as the Quantum New Mexico investigation) on the part of Quantum and its post-acquisition successor, our specialty pharmaceutical distribution services business. Most of the time period that we believe to be at issue in the Quantum New Mexico investigation predates Olsten's June 1996 acquisition of Quantum.

    In October 1998, Olsten entered into a final settlement agreement with several government agencies investigating certain past practices of Quantum. The agreement was entered into with:

    - the U.S. Department of Justice;

    - the Office of the Inspector General of the U.S. Department of Health and Human Services;

    - the U.S. Secretary of Defense (for the CHAMPUS/Tricare program); and

    - the Attorneys General for the States of New York and Oklahoma.

    The settlement required Olsten to reimburse the government about
$4.5 million for disputed claims under the Medicaid and CHAMPUS programs. The disputed claims relate to reimbursement for the provision of anti-hemophilia factor products to patients covered by some federal health care programs. In addition, Olsten was required to enter into a corporate integrity agreement.

    In January 1999, Olsten was advised by the United States Attorney's Office for the District of New Mexico that, in connection with the Quantum New Mexico investigation, it had dropped its criminal investigation into past practices of Quantum. The criminal aspect of the Quantum New Mexico investigation had focused on allegations of improper billing and fraud against various federally funded medical assistance programs on the part of Quantum during the period between January 1992 and April 1997. By letter dated February 1, 1999, the New Mexico U.S. Attorney's Office advised Olsten that, having ended its criminal inquiry, the Office has referred the Quantum matter to its Affirmative Civil Enforcement
(ACE) Section. We intend to cooperate fully with that Office's ACE Section in connection with its civil inquiry into the Quantum matter.

    By letter dated June 30, 1999, the Medicare Fraud Control Unit of the New Mexico Attorney General's Office notified Olsten that it has declined to criminally prosecute the so-called "J-Code issue" relating to Quantum's past practices in seeking government health care reimbursement.

    On July 19, 1999, Olsten entered into written civil and criminal agreements with the U.S. Department of Justice and the Office of Inspector General of the U.S. Department of Health and Human Services. Those agreements finalized the settlement of the civil and criminal aspects of the cost reports investigation and the Columbia/HCA investigation. Pursuant to the settlement,

    (a) on August 11, 1999, Olsten paid $61 million to the U.S. Department of Justice, including approximately $10.1 million in criminal fines and penalties;

    (b) in connection with the Columbia/HCA investigation, our subsidiary, Kimberly Home Health Care, Inc., pled guilty in the United States District Court for the Northern District of Georgia, the Southern District of Florida and the Middle District of Florida, to a criminal violation of the federal mail fraud, conspiracy and kickback statutes;

    (c) Kimberly has been permanently excluded from participation in Medicare, Medicaid and all other federal health care programs as defined in 42 U.S.C. Section1320a-7b(f); and

    (d) Olsten has executed a corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services.


    In early December 1999, we received a document subpoena from the Department of Health and Human Services, Office of Inspector General, Office of Investigations. The subpoena was delivered to us in connection with an investigation of possible violations by us of the Medicare provisions of the Social Security Act. After preliminary discussions with the Office of Inspector General, we believe that the investigation relates to possible overpayments to us by the Medicare program. We intend to provide the Office of Inspector General with the requested documents and to cooperate fully with its investigation. At this time, we are unable to assess the probable outcome or potential liability, if any, arising from this subpoena.



    We have recently commenced discussions with the North Carolina Attorney General's Office concerning questions that it has raised as to the eligibility of a certain class of our patients to receive Medicaid-reimbursed home health services and, thus, our entitlement to Medicaid reimbursement in connection with those services. At this preliminary stage, we are unable to assess the probable outcome of or potential liability arising from this matter.

CORPORATE INTEGRITY AGREEMENTS WITH THE GOVERNMENT

    In connection with the government's cost reports investigation and Columbia/HCA investigation, Olsten executed a corporate integrity agreement, with the Office of Inspector General of the Department of Health and Human Services. That corporate integrity agreement will be in effect until August 18, 2004. In connection with the government's investigation of past practices of Quantum, Olsten executed a corporate integrity agreement in October 1998 with the U.S. Department of Justice, the Office of Inspector General of the U.S. Department of Health and Human Services, the U.S. Secretary of Defense (for the CHAMPUS/Tricare Program) and the Attorneys General for the States of New York and Oklahoma that will be in effect until December 31, 2001. Under each of the corporate integrity agreements, we are, for example, required:

    - to maintain a corporate compliance officer to develop and implement compliance programs;

    - to retain an independent review organization to perform annual reviews;
      and

    - to maintain our compliance program and reporting systems, as well as provide certain training to our employees.


The corporate integrity agreement entered into in connection with the Quantum investigation applies to our specialty pharmaceutical services business and focuses on the training and billing of blood factor products for hemophiliacs. The corporate integrity agreement relating to the cost reports investigation and the Columbia/HCA investigation applies to our businesses that bill the federal government health programs directly for services, such as our home care nursing business (but excluding the specialty pharmaceutical services business). That corporate integrity agreement focuses on issues and training related to cost report preparation, contracting, medical necessity and billing of claims. Our compliance program will be implemented for all newly established or acquired business units if their type of business is covered by the corporate integrity agreements. Reports under each integrity agreement will be filed annually with the Department of Health and Human Services, Office of Inspector General. After each corporate integrity agreement expires, we will file a final annual report to the government. If we fail to comply with the terms of either of our corporate integrity agreements, we will be subject to penalties ranging from $1,500 to $2,500 for each day of the breach.


LEGAL PROCEEDINGS

    In connection with the split-off, we have agreed to assume, to the extent permitted by law and the terms of the liabilities, and indemnify Olsten for all liabilities, whether or not pending at the time of the split-off, of the health services business, some of which are listed below.


    On September 8, 1998, a Consolidated Amended Class Action Complaint (the "Amended Complaint") was filed in the U.S. District Court for the Eastern District of New York, captioned IN RE OLSTEN CORPORATION SECURITIES LITIGATION, No. 97-5056, by some shareholders against Olsten and some of its officers and directors (the "Class Action"). The Amended Complaint, which consolidated four purported class action lawsuits filed in April, August and September 1997 against Olsten and some of its officers and directors, asserts claims under Sections 10(b) (including Rule 10b-5 promulgated thereunder), 14(a) and 20(a) of the Securities Exchange Act of 1934 and Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 related to the home health services business. On
October 19, 1998, Olsten and the individual defendants served a motion seeking an order dismissing the Amended Complaint. The parties filed with the court in October 1999 supplemental submissions in connection with defendants' pending dismissal motion. The defendants filed a response to plaintiffs' submission on October 14, 1999, the plaintiffs responded to it on October 21, 1999 and the defendants filed a reply on October 22, 1999. The Amended Complaint seeks certification of the proposed class, a judgment declaring the conduct of the defendants to be in violation of the law, unspecified compensatory damages and unspecified costs and expenses, including attorneys' fees and experts' fees. While we are unable at this time to assess the probable outcome of the Class Action or the materiality of the risk of loss in connection with the class action (given the preliminary stage of the Class Action and the fact that the Amended Complaint does not allege damages with any specificity), Olsten believes that it acted responsibly with respect to its shareholders and has vigorously defended the Class Action. After the split-off we intend to vigorously defend the Class Action.


    On May 11, 1999, a Complaint captioned RUBIN, ET AL. v. MAY, ET AL.,
No. 17135-NC (the "Derivative Lawsuit") was filed in the Delaware Chancery Court in a derivative suit against several current and former directors of Olsten. The Complaint, which names Olsten as a nominal defendant, alleges a claim for breach of fiduciary duties arising out of the Class Action and the government investigations described above. The plaintiffs seek a judgment:

    (1) requiring the defendants to account to Olsten for unspecified alleged damages resulting from the defendants' alleged conduct;

    (2) directing the defendants to establish and maintain effective compliance programs; and

    (3) awarding plaintiffs the costs and expenses of the lawsuit, including reasonable attorneys' fees.

On September 10, 1999, the defendants in the Derivative Lawsuit filed a motion to dismiss or, in the alternative, stay the lawsuit.


    On January 14, 1999, Kimberly Home Health Care, Inc. initiated three arbitration proceedings against hospitals owned by Columbia/HCA Healthcare Corp. with which Kimberly had management services agreements to provide services to the hospitals' home health agencies. The basis for each of the arbitrations is that Columbia/HCA sold the home health agencies without assigning the management services agreements and, as a result, Columbia/HCA has breached the management services agreements. In response to the arbitrations, Columbia/HCA has asserted that the arbitration be consolidated and stayed, in part based upon its alleged claims against Kimberly for breach of contract and requesting indemnity and possibly return of management fees. Columbia/HCA has not yet formally presented these claims in the arbitrations or other legal proceedings, and has not yet quantified the claims. The parties have agreed to suspend the proceedings until March, 2000.


    In July 1999, we received notification that the Indiana Attorney General's Office filed a civil complaint against Olsten requesting the court to determine if Quantum violated the Indiana law with respect to Medicaid claims. The complaint alleges that:

    (1) overpayment was made to Quantum due largely to advances paid by Medicaid that were not properly credited by Quantum;

    (2) Quantum supplied the Indiana Attorney General's Office with insufficient documentation regarding services provided by one of our pharmacies; and

    (3) deliveries exceeded the amounts of physicians' orders.


The alleged violations predate Olsten's acquisition of Quantum in June 1996. The complaint filed by the Indiana Attorney General's Office seeks an unspecified amount of monetary damages, double or treble damages, penalties and investigative costs.


    In addition to the above pending legal proceedings, various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against us. While we cannot predict the outcome of these matters, our management believes that any matters of this nature will not have a material adverse effect on our business, financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain available information regarding our executive officers and directors immediately following the split-off. None of our executive officers will continue to serve as executive officers for Olsten or Adecco.


NAME                                          AGE      POSITION
----                                        --------   --------
Edward A. Blechschmidt....................     47      President, Chief Executive Officer and
                                                       Chairman of the Board of Directors

Richard C. Christmas......................     45      Senior Vice President

John J. Collura...........................     52      Executive Vice President, Chief Financial
                                                       Officer and Treasurer

Patricia C. Ma............................     38      Senior Vice President, General Counsel and
                                                       Secretary

Robert J. Nixon...........................     43      Executive Vice President

Vernon A. Perry, Jr.......................     48      Senior Vice President

David C. Silver...........................     57      Senior Vice President

Victor F. Ganzi...........................     52      Director

Steven E. Grabowski.......................     45      Director

Stuart R. Levine..........................     52      Director

John M. May...............................     71      Director

Stuart Olsten.............................     47      Director

Richard J. Sharoff........................     53      Director

Raymond S. Troubh.........................     73      Director

Josh S. Weston............................     70      Director


EDWARD A. BLECHSCHMIDT

    Mr. Blechschmidt, our president, chief executive officer and chairman of the board of directors, has served as the chief executive officer and a director of Olsten since February 1999. He has also been the president of Olsten since October 1998 and served as the chief operating officer of Olsten from October 1998 to February 1999. From August 1996 to October 1998 he was president and chief executive officer of Siemens Nixdorf Americas, an information technology company. From January 1996 to July 1996 he was senior vice president and chief financial officer of Unisys Corporation, a provider of information technology and consulting services. From January 1995 to December 1995 he was senior vice president and president of the United States and Canada division of Unisys Corporation. From 1990 to December 1994 he was senior vice president and president of the Pacific Asia Americas Division of Unisys Corporation.


RICHARD C. CHRISTMAS


    Mr. Christmas, one of our senior vice presidents, joined Olsten in 1992 and has served as regional director, area vice president and project manager-vice president for a business and technology reengineering project for Olsten.
Mr. Christmas has served as one of our senior vice presidents since

1997. Prior to joining Olsten, Mr. Christmas was a regional director of Manpower Inc. and vice president of Helpmates Temporary Services.


JOHN J. COLLURA


    Mr. Collura, our chief financial officer, our treasurer and one of our executive vice presidents, has served as the chief financial officer and an executive vice president of our business since 1998 when he joined Olsten. From 1996 to 1998, Mr. Collura directed the financial and business development operations of Partners Healthcare, a $5 billion integrated healthcare delivery system that manages 42 entities. From 1995 to 1996, Mr. Collura was the chief operating officer of the Port Authority of New York and New Jersey. He also held several senior level finance positions at the Port Authority and was assistant chief executive officer. Mr. Collura is a member of the Institute of Management Accountants, where he has served as president and national board member and a member of the Healthcare Financial Management Association.

PATRICIA C. MA

    Ms. Ma, our general counsel, one of our senior vice presidents and secretary, joined Olsten in June 1994. Since 1998 she has served as our general counsel and vice president. From 1994 to 1998, Ms. Ma served in various legal positions with our business, including vice president, assistant general counsel, assistant vice president and senior counsel. Prior to joining Olsten, Ms. Ma served as assistant general counsel of Fresenius Medical Care (formerly known as National Medical Care, Inc.) from 1990 to 1994.

ROBERT J. NIXON

    Mr. Nixon, one of our executive vice presidents, has been a member of our senior management team since joining Olsten in 1994. From 1994 to 1999, he has served in various capacities, including as our senior vice president. Prior to joining Olsten, Mr. Nixon held positions with PediatriCare America, Critical Care America and Sherwood Medical.

VERNON A. PERRY, JR.

    Mr. Perry, one of our senior vice presidents, joined Olsten in 1994. From 1996 to 1999, he served as our senior vice president of network management. From 1994 to 1996, he served as vice president of business development, primarily responsible for the health services business development. Before joining Olsten, Mr. Perry spent twenty years in various health care management positions, including senior positions at Georgetown University Community Health Plan, Sierra Health Services and Principal Health Care.


DAVID C. SILVER



    Mr. Silver, our senior vice president of human resources, joined Olsten in 1998 as a vice president of human resources for Olsten's staffing services business. From 1989 to 1998, Mr. Silver served as president of DCS Associates, Inc., a New Mexico based human resources consulting firm with a client base of over 250 organizations.


VICTOR F. GANZI

    Mr. Ganzi, one of our directors, has served as a director of Olsten since 1998. He has been executive vice president of The Hearst Corporation, a diversified communications company with interests in magazine, newspaper and business publishing and television and radio stations, since March 1997 and its chief operating officer since March 1998. From 1992 to 1997, at various times Mr. Ganzi served as Hearst's senior vice president, chief financial officer and chief legal officer. From

March 1995 until October 1999 he was group head of Hearst's Books/Business Publishing Group. He is a director of Hearst-Argyle Television, Inc.

STEVEN E. GRABOWSKI

    Mr. Grabowski, one of our directors, is currently a Vice President in the Private Client Group of PaineWebber, Inc., a member of the New York Stock Exchange, where he has worked since 1991. Mr. Grabowski currently serves on the board of a not-for-profit entity named VITA Education Services. Mr. Grabowski is the brother-in-law of Mr. Olsten, a director of our company.

STUART R. LEVINE

    Mr. Levine, one of our directors, has served as a director of Olsten since 1995. Since June 1996 he has served as the chairman and chief executive officer of Stuart Levine & Associates LLC, an international training company. From September 1992 to June 1996 he was Chief Executive Officer of Dale Carnegie & Associates, Inc., a global provider of corporate training in leadership and personal development. Mr. Levine currently serves as a Trustee of Long Island Jewish Health Care, and for 15 years, until 1995, he served as a Vice Chairman of North Shore Hospital. Mr. Levine is a member of the board of directors of European American Bank.

JOHN M. MAY

    Mr. May, one of our directors, has served as a director of Olsten since 1989. He has been an independent management consultant for more than five years. Mr. May serves as a member of the board of directors of each of Long Island University, Eastern Long Island Hospital and Peconic Health Corporation.

STUART OLSTEN

    Mr. Olsten, one of our directors, has served as a director of Olsten since 1986. Since February 1999 he has been the chairman of the board of directors of Olsten. He was vice chairman of Olsten from August 1994 to February 1999 and was president of Olsten from April 1990 to February 1999. Subject to the completion of the merger, Mr. Olsten will be appointed to the board of directors of Adecco at the time of the merger. Mr. Olsten is the brother-in-law of Mr. Grabowski, a director of our company.

RICHARD J. SHAROFF

    Mr. Sharoff, one of our directors, has served as a director of Olsten since 1994. Since November 1996 he has been president and chief executive officer of MagCorp., Inc., a franchisor of restaurants. From January 1996 to November 1996 he was chairman and chief executive officer of Superior Pasta, L.L.C., a developmental stage company in the food industry. From July 1995 to December 1995 he was a consultant in the food industry. From January 1992 to June 1995, he was president and chief executive officer of Haifoods, Inc., a holding company in the food and beverage industries.

RAYMOND S. TROUBH

    Mr. Troubh, one of our directors, has served as a director of Olsten since 1993. He has been a financial consultant for more than five years. He is a director of ARIAD Pharmaceuticals, Inc., Becton Dickinson and Company, Diamond Offshore Drilling, Inc., Foundation Health Systems, Inc., General American Investors Company, Starwood Hotels and Resorts, Triarc Companies and WHX Corporation.

JOSH S. WESTON

    Mr. Weston, one of our directors, has served as a director of Olsten since 1995. Since May 1998 he has been honorary chairman of Automatic Data Processing, Inc., a provider of computerized transaction processing, data communication and information services. He was chairman of Automatic Data Processing, Inc. from 1982 to April 1998 and was chief executive officer of Automatic Data Processing, Inc. from 1982 to August 1996. He is a director of Automatic Data Processing, Inc., J. Crew Inc., Russ Berri Corp. and Shared Medical Systems, Inc. and a trustee of Atlantic Health Systems, Inc.

CLASSIFIED BOARD OF DIRECTORS

    Our board of directors is divided into three classes. Victor F. Ganzi, John
M. May, Richard J. Sharoff and Josh S. Weston, will be the class 1 directors with an initial term expiring at our first annual stockholders meeting for election of directors. Edward A. Blechschmidt, Steven E. Grabowski and Raymond
S. Troubh, will be the class 2 directors with an initial term expiring at our second annual stockholders meeting for election of directors. Stuart R. Levine and Stuart Olsten, will be the class 3 directors with an initial term expiring at the third annual stockholders meeting for the election of directors. After their initial terms, directors will generally serve for three years.

COMMITTEES OF THE BOARD OF DIRECTORS


    Our board of directors has an audit committee, a human resources and compensation committee and an executive committee. The audit committee recommends the appointment of auditors and oversees accounting and audit functions and other key financial matters of our company. In addition, the audit committee oversees compliance matters as well as the implementation of the corporate integrity agreements described under the heading "Business--Corporate integrity agreements with the government". Messrs. Ganzi, Grabowski, May and Sharoff will serve as the audit committee's members. The human resources and compensation committee will oversee compensation and benefit programs.
Messrs. Levine, Troubh and Weston will serve as members of the human resources and compensation committee. The executive committee will act for the entire board of directors between board meetings. Messrs. Blechschmidt, Ganzi, May, Olsten and Weston will serve as members of the executive committee.


DIRECTOR COMPENSATION

    Each non-employee member of the board of directors will receive an annual retainer of $25,000 in shares of our common stock. In addition, any non-employee directors who act as chair of a committee of the board will receive $2,000 annually for acting as a chairperson. Non-employee directors will also receive $1,000 for each board or committee meeting they attend ($500 if attendance is by telephone). All directors, regardless of whether or not they are our employees, will receive reimbursement for out-of-pocket expenses incurred in connection with attending meetings. Upon initial election to the board, each non-employee director will receive stock options exercisable for up to 5,000 shares of our common stock with future grants to be determined by our board of directors.

EXECUTIVE COMPENSATION


    Set forth below is information regarding the compensation during Olsten's 1998 fiscal year for the people who will serve as executive officers of Gentiva Health Services and the four other most highly compensated officers of Gentiva Health Services (collectively referred to as the named officers). During this period, the named officers, other than Mr. Blechschmidt who was employed by Olsten and paid by Olsten, were our employees and all compensation was paid by us. After the split-off, all of the named officers will be our employees and the compensation of the named officers and all of our other officers will be determined by our human resources and compensation committee. We anticipate that the compensation to the named officers and all other executive officers will initially be comparable to fiscal 1998 levels of compensation received by them. There can, however, be no assurance that changes will not be made to the compensation practices and policies if our human resources and compensation committee and management deems them appropriate.

    SUMMARY COMPENSATION TABLE. The summary compensation table set forth below contains information regarding compensation of each of the named officers for services rendered in all capacities during Olsten's 1998 fiscal year.


                                                                                      LONG TERM COMPENSATION
                                                                               -------------------------------------
                                        ANNUAL COMPENSATION                             AWARDS             PAYOUTS
                        ----------------------------------------------------   ------------------------   ----------
                                                                                             SECURITIES
                                                                               RESTRICTED    UNDERLYING
NAME AND PRINCIPAL                                           OTHER ANNUAL         STOCK       OPTIONS/       LTIP
POSITION                YEAR(1)    SALARY($)   BONUS($)   COMPENSATION($)(2)   AWARD(S)($)    SARS(#)     PAYOUTS($)
------------------      --------   ---------   --------   ------------------   -----------   ----------   ----------
Edward A.
  Blechschmidt(4).....    1998     $ 95,192    $235,000           378                --       200,000          --
  President, Chief
    Executive Officer
    and Chairman of
    the Board
Robert A. Fusco(5)....    1998      600,000         --          2,490                --        75,000          --
  Former President
Richard C.
  Christmas...........    1998      164,192     54,000             --                --         8,000          --
  Senior Vice
    President
John J. Collura.......    1998      206,346     40,000             --                --        25,000          --
  Executive Vice
    President, Chief
    Financial Officer
    and Treasurer
Robert J. Nixon.......    1998      325,000     40,000             --                --        25,000          --
  Executive Vice
    President
Vernon A. Perry,
  Jr..................    1998      175,000     48,625             --                --        10,000          --
  Senior Vice
    President


NAME AND PRINCIPAL          ALL OTHER
POSITION                COMPENSATION($)(3)
------------------      ------------------
Edward A.
  Blechschmidt(4).....            --
  President, Chief
    Executive Officer
    and Chairman of
    the Board
Robert A. Fusco(5)....        50,040
  Former President
Richard C.
  Christmas...........        15,721
  Senior Vice
    President
John J. Collura.......        10,821
  Executive Vice
    President, Chief
    Financial Officer
    and Treasurer
Robert J. Nixon.......        28,890
  Executive Vice
    President
Vernon A. Perry,
  Jr..................        15,049
  Senior Vice
    President


------------------------------


(1) Since Gentiva Health Services was not a reporting company during the three immediately preceding fiscal years, Olsten information with respect to the 1998 fiscal year is reflected in the table.


(2) Gross-up of taxable portion of fringe benefit.

(3) Represents profit sharing and matching contributions by Olsten for the named officers pursuant to Olsten's Non-Qualified Retirement Plan for selected management employees.

(4) Mr. Blechschmidt commenced employment with Olsten in October 1998 as president and chief operating officer.


(5) Mr. Fusco resigned from his position as president of the health services business of Olsten in late 1999. He will not be employed by Gentiva Health Services after the split-off.

    OPTION GRANTS. The table below sets forth further information concerning the grant of stock options to the named officers by Olsten during Olsten's 1998 fiscal year.


                   OLSTEN STOCK OPTION GRANTS IN FISCAL 1998


                                                                                                            POTENTIAL REALIZABLE
                                                                                                                  VALUE AT
                                            INDIVIDUAL GRANTS                                                  ASSUMED ANNUAL
---------------------------------------------------------------------------------------------------------   RATES OF STOCK PRICE
                                                     NUMBER OF       % OF TOTAL                               APPRECIATION FOR
                                                    SECURITIES        OPTIONS                                      OPTION
                                                    UNDERLYING       GRANTED TO     EXERCISE                       TERM(3)
                                                      OPTIONS       EMPLOYEES IN     PRICE     EXPIRATION   ---------------------
NAME                                               GRANTED(#)(1)   FISCAL YEAR(2)    ($/SH)       DATE       5%($)     10%($)(3)
----                                               -------------   --------------   --------   ----------   --------   ----------
Edward A. Blechschmidt...........................     200,000           10.1%       $ 5.9375    10/19/08    $746,807   $1,892,566
Robert A. Fusco..................................      40,000            2.0         14.6875     1/13/08     369,472      936,324
                                                       35,000            1.8          9.1250     7/30/08     200,851      509,002
Richard C. Christmas.............................       3,000            0.2         14.6875     1/13/08      27,710       70,224
                                                        5,000            0.3          9.1250     7/30/08      28,693       72,715
John J. Collura..................................      25,000            1.3          9.1250     7/30/08     143,465      363,573
Robert J. Nixon..................................      25,000            1.3          9.1250     7/30/08     143,465      363,573
Vernon A. Perry, Jr..............................      10,000            0.5          9.1250     7/30/08      57,386      145,429


------------------------------


(1) The options were granted at an exercise price equal to the fair market values of Olsten's common stock on the date of the grant. The options have a ten-year term. In the case of Mr. Blechschmidt's options, the options become exercisable over a five-year period in increments of 20 percent per year beginning with the first anniversary of the date of the grant. In the case of Messrs. Fusco, Christmas, Collura, Nixon and Perry, the options became exercisable over a four-year period in increments of 25 percent per year beginning with the first anniversary of the date of the grant. In fiscal 1999, Olsten granted Mr. Blechschmidt options to purchase 150,000 shares at an exercise price of $7.25 per share with an expiration date of February 10, 2009. In fiscal 1999, Olsten granted Messrs. Fusco, Christmas, Collura, Nixon and Perry options to purchase 50,000, 3,000 shares, 20,000 shares, 20,000 shares and 3,000 shares, respectively, at an exercise price of $7.50 per share with an expiration date of January 5, 2009.


(2) The percentages shown are based upon the total options granted to Olsten employees.

(3) The dollar amounts under the indicated columns are the result of calculations at the 5% and 10% rates set forth by the Securities and Exchange Commission and are not intended to forecast possible future appreciation of Olsten's or our company's stock price.


    AGGREGATED OPTION EXERCISES IN OLSTEN'S 1998 FISCAL YEAR AND 1998 FISCAL YEAR END OPTION VALUES. The table below sets forth information with respect to the named officers concerning the exercise of stock options during Olsten's 1998 fiscal year and unexercised options held as of the end of that year.


                                                                                               NUMBER OF SECURITIES
                                                                                                    UNDERLYING
                                               SHARES                                         UNEXERCISED OPTIONS AT
                                              ACQUIRED                                       1998 FISCAL YEAR END (#)
                                                 ON                       VALUE             ---------------------------
NAME                                        EXERCISE(#)                  REALIZED           EXERCISABLE   UNEXERCISABLE
----                                  ------------------------   ------------------------   -----------   -------------
Edward A. Blechschmidt..............                      --                          --       --            200,000
Robert A. Fusco.....................                      --                          --      108,125        216,875
Richard C. Christmas................                      --                          --        1,312          8,938
John J. Collura.....................                      --                          --       --             25,000
Robert J. Nixon.....................                      --                          --       19,875         78,625
Vernon A. Perry, Jr.................                      --                          --        9,487         28,563

                                                VALUE OF UNEXERCISED
                                                    IN-THE-MONEY
                                                     OPTIONS AT
                                              1998 FISCAL YEAR END ($)
                                      ----------------------------------------
NAME                                        EXERCISABLE          UNEXERCISABLE
----                                  ------------------------   -------------
Edward A. Blechschmidt..............                      --       $287,500
Robert A. Fusco.....................                       0              0
Richard C. Christmas................                       0              0
John J. Collura.....................                      --              0
Robert J. Nixon.....................                       0              0
Vernon A. Perry, Jr.................                       0              0



EMPLOYMENT AGREEMENT



    On or prior to the date of the split-off, we will enter into an employment agreement with Mr. Blechschmidt, our current president, chief executive officer and chairman of the board of directors. The agreement will become effective on the date of the split-off and will be in effect for a period of three years from the date of the split-off. During the term of the agreement, Mr. Blechschmidt will receive: (1) a base salary of $600,000 per year, and (2) an annual bonus, based on the achievement of target levels of performance, with target bonus equal to 80 percent of his base salary and the maximum bonus equal to 120 percent of his salary. However, Mr. Blechschmidt's bonus will not be less than 50 percent of his base salary for 2000. Mr. Blechschmidt will also receive customary benefits, perquisites and reimbursement for expenses.



    The agreement provides that Mr. Blechschmidt's employment will terminate:



    - upon the death or disability of Mr. Blechschmidt,



    - upon termination of his employment for cause by us,



    - for termination of his employment without cause by us, or



    - termination of his employment for good reason by Mr. Blechschmidt.



    In the event his employment is terminated as a result of his death or disability, he or his estate will be entitled to receive his earned salary, vested benefits and accelerated vesting of his accrued pension benefits. He will not be entitled to severance benefits. In the event the agreement is terminated for cause by us, he will be entitled to receive earned salary and vested benefits and will not be entitled to severance benefits. In the event the agreement is terminated for good reason by Mr. Blechschmidt or without cause by us, he will be entitled to earned salary, vested benefits, severance benefits and accelerated vesting of his accrued pension benefits and continued medical benefits for up to two years. Severance benefits as referred to in this section, are equal to two times Mr. Blechschmidt's base salary, so long as Mr. Blechschmidt does not receive any amounts under his change in control agreement.



    The agreement also restricts Mr. Blechschmidt's ability to engage in any of our business lines in the United States and Canada for the term of the agreement and during the nine months after termination of his employment, other than termination without cause and termination for good reason. It also contains confidentiality provisions and provisions for non-solicitation of our employees.



    Mr. Blechschmidt will enter into a change in control agreement with us, similar to the terms described below.



CHANGE IN CONTROL AGREEMENTS



    Our executive officers and some members of our senior management will receive change in control agreements in connection with their employment with us. These agreements will have a term of three years. They will generally provide benefits in the event: (1) the employee's employment is terminated by us and the termination is not for cause or is by the employee for good reason (as specified in the agreement) and (2) the termination is within three years after a change in control of our company. In addition, employees will receive the benefit of their agreements if they were terminated by Gentiva Health Services not for cause up to a year before a change in control, if their termination arose in connection with the change in control. These agreements are still being finalized and agreements with particular executive officers will be described in the final prospectus.


    The benefits conferred under these agreements will include the following:

    - a cash payment equal to two times the employee's base salary and target bonus;

    - continued benefits for the lesser of two years or until the employee obtains comparable benefits from another employer;

    - immediate vesting of any stock options held by the employee (those options would remain exercisable for their full ten year term); and

    - full vesting of retirement and deferred compensation benefits.

    Under certain circumstances the benefits could be reduced in order to avoid the incurrence of excise taxes by the employees.

    Under the agreements, a change in control is defined to include the following events:

    - a person or group beneficially owns 25 percent or more of our stock;

    - either the directors named in this prospectus (and their approved successors) cease to constitute a majority of our board of directors or a majority of the persons nominated by our board of directors for election fails to be elected;

    - a merger of our company if our stockholders do not own a majority of the stock of the surviving company or if the members of our board of directors do not constitute a majority of the directors of the surviving company's board;

    - if our company is liquidated; or

    - if all or substantially all of our assets are sold.

    In addition, our change in control agreements provide that if an employee substantially prevails in a dispute with us relating to their agreement, we will pay that employee's attorney's fees which result from their suit. Our employees who have these agreements are not required to seek other employment or otherwise mitigate any damages they are caused as a result of a change in control, but they are required to keep our confidential information private.


EXECUTIVE OFFICERS BONUS PLAN


    Our board of directors has adopted an executive officers bonus plan under which our executive officers may be entitled to receive a bonus contingent upon the achievement of performance goals. The purpose of the plan is to provide our executives with an opportunity to earn a bonus as an incentive and reward for their leadership, ability and exceptional service. The plan will be administered by our human resources and compensation committee of our board of directors. The committee will be able to:

    - establish performance goals for the granting of bonuses for each year;

    - determine the executives who are eligible to take part in the plan;

    - determine whether the performance goals for any year have been achieved;

    - authorize payment of bonuses under the plan;

    - adopt, alter and repeal the administrative rules, guidelines and practices governing the plan; and

    - interpret the terms and provisions of the plan.


    Initially, there are about seven executives who will be eligible to participate in the executive officers bonus plan.


    The amount of any bonus granted to any of our executives for any year can not be more than the lesser of 200 percent of the executive's annual base salary or $2.5 million. Performance goals may vary from executive to executive and will be based upon some of the following performance criteria, as the committee may deem appropriate:

    - appreciation in stock value, total stockholder return, earnings per share;

    - operating income, net income, pro forma net income;

    - return on equity, return on designated assets, return on capital;

    - economic value added, earnings, revenues, expenses;

    - operating profit margin, operating cash flow, gross profit margin, net profit margin;

    - employee turnover, employee headcount, labor costs; and

    - customer service and accounts receivable.


    A copy of the executive officers bonus plan is attached as an exhibit to this registration statement.


1999 STOCK INCENTIVE PLAN


    Our board of directors has adopted a 1999 stock incentive plan. The plan was adopted in order to enhance our ability to attract and retain highly qualified officers, employees, consultants and directors, and to better enable those persons to participate in our long-term success and growth. The plan will provide for discretionary grants of stock options which may be either incentive stock options or nonqualified options. The plan will be administered by our human resources and compensation committee of our board of directors.



    The committee has the power to select the eligible employees, consultants and directors to whom stock options are to be granted under the plan and to determine the terms and conditions of each stock option granted under the plan. The committee will be able to determine the number of shares of our common stock to be covered by each award. The maximum total number of shares of our common stock for which grants may be made to any employee, consultant or director in any calendar year, however, is 300,000. Our chief executive officer may award options to purchase up to 10,000 shares of common stock to employees who are not officers or directors. A total of 5,000,000 shares of our common stock are reserved for issuance upon exercise of stock options granted under the plan.



    A copy of the 1999 stock incentive plan is attached as an exhibit to this registration statement.


STOCK & DEFERRED COMPENSATION PLAN


    Our board of directors has adopted a stock & deferred compensation plan for non-employee directors which provides for payment of annual retainer fees for non-employee directors in the form of shares of our common stock. The plan was adopted in order to enhance our ability to attract and retain highly qualified non-employee directors. About eight persons are eligible to participate in this plan.


    The plan is effective on the date of our first annual stockholders meeting. A total of 150,000 shares of our common stock are reserved for issuance under the plan. Each of our non-employee director's annual retainer fee will be paid in shares of our common stock in an amount (rounded to the nearest 100 shares) determined by dividing $25,000 by the average closing price of shares of our common stock on the Nasdaq National Market for the ten trading days immediately prior to our annual stockholders meeting at which directors are elected or reelected. Our non-employee directors can elect to defer the retainer fee shares. Amounts deferred are credited in the form of share units to a share unit account. If any dividends are payable on shares of our common stock during the deferral period, non-employee directors shall have dividend equivalents of an equal amount paid to them in cash.


    A copy of the stock & deferred compensation plan is attached as an exhibit to this registration statement.


EMPLOYEE STOCK PURCHASE PLAN

    Our board of directors has adopted an employee stock purchase plan under which our employees may be entitled to purchase our common stock. The plan was adopted in order to provide eligible employees the opportunity to purchase our common stock, enhance our ability to attract and retain highly-qualified personnel, and to better enable such persons to participate in our long-term success and growth. The plan will be administered by our human resources and compensation committee.


    All of our employees and the employees of our subsidiaries who have been employed for at least eight months (or another period determined by the committee not in excess of two years) will be eligible to purchase stock under this plan, except that employees whose customary employment is twenty hours or less per week will be excluded. The committee has the power to determine the terms and conditions of each offering of our common stock to employees under the plan. The committee may also determine the number of shares of our common stock to be covered by each offering. The maximum number of shares of our common stock which may be sold to any employee in any offering, however, will generally be 10 percent of that employee's compensation during the period of the offering. A total of 1,200,000 shares of our common stock are reserved for issuance under the employee stock purchase plan.



    A copy of the employee stock purchase plan is attached as an exhibit to this registration statement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



    In January 2000, some of our and Olsten's directors, officers and members of the Olsten family entered into commitment letters with us requiring them to purchase at the date of the split-off about $20 million of 10% convertible trust preferred securities to be issued by a trust of which we own all the common equity. The commitments are in the following aggregate amounts: Stuart, Miriam and Cheryl Olsten, $15 million together; Mr. Blechschmidt, $2 million;
Messrs. Ganzi, Troubh and Weston, $1 million each; Messrs. Levine and Fusco, $250,000 each; Messrs. Collura and Nixon, $100,000 each; Mr. Christmas and
Ms. Ma, $25,000 each; and other officers and management, an aggregate of $550,000. The commitments terminate if the split-off is not completed by May 31, 2000 or if Olsten or Adecco terminates the merger agreement. The convertible trust preferred securities will be offered in a private placement exempt from the registration requirements of the Securities Act. To fund the trust we will issue about $20 million of convertible subordinated debentures to the trust on the same terms as the 10% convertible trust preferred securities. For a more detailed description of the terms of the convertible trust preferred securities, see "The Split-Off--Certain indebtedness of our company-- Convertible trust preferred securities of our subsidiary".



    Mr. Stuart Olsten has agreed not to compete with us for a period of four years from the date of the merger. In return for this agreement, we will pay him a lump sum of $250,000, payable when the merger is complete. One executive officer of Olsten, Ms. Maureen McGurl, will be retained as a consultant of our company for a period of six months from the split-off for a payment of $200,000, payable during the term of the consulting period. In addition, Mr. Robert A. Fusco, the past president of Olsten's health services business, will not continue with our company after the split-off. We will pay him $2.3 million upon completion of the split-off pursuant to his change in control agreement.



    Under the separation agreement, we have agreed to assume amounts which may be owed to Messrs. Blechschmidt and Olsten for excise taxes (no more than $1.0 million in excise taxes in the case of Mr. Olsten) imposed by reason of the receipt of amounts payable under their separation, consulting and non-competition agreements with Adecco.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth as of November 12, 1999, the amount of our common stock, as adjusted to give effect to the split-off, expected to be beneficially owned by:


    -  each director and director nominee of our company;

    -  the named officers of our company;

    -  all officers and directors of our company as a group; and

    - all persons who beneficially own more than five percent of our common stock.


    The amounts and percentages are derived from the amount of Olsten stock beneficially owned by the persons listed in the table, assuming all Olsten class B common stock had been converted into Olsten common stock, as of November 12, 1999. We will be a wholly-owned subsidiary of Olsten until the split-off. Because all of the shares of our common stock will be issued to stockholders of Olsten, the number of shares of our common stock shown below to be owned beneficially by the persons listed below will depend upon the number of shares of Olsten stock held by the person at the time of the split-off.



                                                                         POST-SPLIT-OFF
                                                                    BENEFICIAL OWNERSHIP OF
                                                                    GENTIVA HEALTH SERVICES
                                                                          COMMON STOCK
                                                              ------------------------------------
                                                                                      PERCENT
                                                               NUMBER OF               OWNED
NAME OF BENEFICIAL OWNER                                      SHARES OWNED       (IF MORE THAN 1%)
------------------------                                      ------------       -----------------
Edward A. Blechschmidt(1)(2)................................       38,000
Richard C. Christmas(2)(3)..................................        1,118
John J. Collura(2)(3).......................................        2,562
Patricia C. Ma(2)(3)........................................        1,812
Robert J. Nixon(2)(4).......................................       13,875
Vernon A. Perry(3)..........................................        4,537
David C. Silver(3)..........................................          100
Victor F. Ganzi(2)..........................................          750
Steven Grabowski(5).........................................    1,311,277                6.5%
Stuart Levine(2)............................................        2,063
John M. May.................................................        4,125
Stuart Olsten(2)(6).........................................    1,559,998                7.7%
Richard J. Sharoff..........................................        2,130
Raymond S. Troubh...........................................       18,649
Josh S. Weston..............................................        2,487
Cheryl Olsten(2)(7).........................................    1,310,852                6.4%
Miriam Olsten(2)(8).........................................    1,020,578                5.0%
Robert L. Riedinger(9)......................................    1,489,762                7.3%
  P.O. Box 404
  Monticello, GA
Pacific Financial Research(10)..............................    1,533,350                7.5%
  9601 Wilshire Boulevard
  Beverly Hills, CA
First Manhattan Co.(11).....................................    1,245,455                6.1%
  437 Madison Avenue
  New York, NY
All executive officers and directors as a group (15             2,299,024               11.3%
  persons)(12)..............................................


------------------------

(1) Mr. Blechschmidt's holding includes 23,000 shares owned directly and 5,000 shares owned by his wife, as to which shares he disclaims beneficial ownership, and 10,000 shares, subject to adjustment to preserve their value when granted, that may be acquired within 60 days through the exercise of options.


(2) Excludes shares of convertible trust preferred securities that such person has committed to purchase. The convertible trust preferred securities are convertible into our common stock at a price of 17.5 percent over the average closing stock price of our common stock during the 10 trading days following the first earnings announcement after the date of the split-off. See "The Split-Off--Certain indebtedness of our company--Convertible trust preferred securities of our subsidiary".



(3) Represents shares, subject to adjustment to preserve their value when granted, that may be acquired within 60 days through the exercise of options.



(4) Includes 11,375 shares, subject to adjustment to preserve their value when granted, that may be acquired within 60 days through the exercise of options.



(5) Mr. Grabowski's holdings include 425 shares owned directly and 1,310,852 shares beneficially owned by his wife, Cheryl Olsten, as to which shares he disclaims beneficial ownership. See footnote (6).



(6) Mr. Stuart Olsten's holdings include 483,057 shares owned of record and 300 shares owned of record by his wife, as to which shares he disclaims beneficial ownership. Mr. Olsten has shared voting and investment power as a trustee with respect to 630,709 shares owned by a trust for his and his sister's benefit and 390,951 shares owned by a trust for his benefit. He has shared voting and investment power as a trustee with respect to 11,250 shares owned by a trust for the benefit of his son, 22,500 shares owned by two trusts for the benefit of his niece and nephew and 20,901 shares owned by a trust for the benefit of his descendants, as to which shares he disclaims beneficial ownership. His holdings further include 330 shares held in a custodial account for his daughter, as to which shares he disclaims beneficial ownership.



(7) Ms. Cheryl Olsten owns of record 234,541 shares and has shared voting and investment power as a trustee with respect to 630,709 shares owned by a trust for her and her brother's benefit and 390,951 shares owned by a trust for her benefit. Ms. Olsten has shared voting and investment power as a trustee with respect to 22,500 shares owned by two trusts for the benefit of her two children, 11,250 shares held by a trust for the benefit of her nephew and 20,901 shares owned by a trust for the benefit of her descendants, as to which shares she disclaims beneficial ownership.



(8) Mrs. Miriam Olsten owns 786,376 shares. She has sole voting and investment power with respect to 234,202 shares held under a trust for the benefit of one of her children, of which she is trustee, and as to which shares she disclaims beneficial ownership.



(9) Mr. Riedinger holds directly 56,250 shares. He has shared voting and investment power as a trustee with respect to 630,709 shares owned by a trust for the benefit of Stuart Olsten and Cheryl Olsten, 390,951 shares owned by a trust for the benefit of Stuart Olsten, 390,951 shares owned by a trust for the benefit of Cheryl Olsten and 20,901 shares owned by a trust for the benefit of descendants of Ms. Olsten, as to which shares
    Mr. Riedinger disclaims beneficial ownership.



(10) Based on a Schedule 13G dated February 11, 1999 and filed with the Securities and Exchange Commission, Pacific Financial Research held sole voting power and sole dispositive power as to all of such shares.



(11) Based on a Schedule 13G dated February 11, 1999 and filed with the Securities and Exchange Commission, First Manhattan Co. held sole voting power and sole dispositive power as to 35,000 of such shares, shared voting power as to 1,145,697 of such shares and shared dispositive power as to 1,210,455 of such shares.



(12) Includes 31,504 shares, subject to adjustment to preserve their value when granted, that may be acquired by executive officers within 60 days through the exercise of options.

              DESCRIPTION OF GENTIVA HEALTH SERVICES CAPITAL STOCK
                                 CAPITAL STOCK


AUTHORIZED CAPITAL STOCK


    Our authorized capital stock immediately after the split-off will consist of 100,000,000 shares of common stock, $0.10 par value, and 25,000,000 shares of preferred stock, $.01 par value of which 1,000 shares have been designated series A cumulative non-voting redeemable preferred stock and a number of shares equal to our outstanding common stock have been designated series A junior participating preferred stock. Based on the number of shares of Olsten stock outstanding at November 12, 1999, 20,327,064 shares of our common stock will be issued to Olsten stockholders on the date of the split-off. On the date of the split-off, those shares of our common stock will be the only shares of our common stock issued and outstanding and 100 shares of series A cumulative non-voting redeemable preferred stock, which we refer to in this section as the cumulative preferred stock, will be issued and outstanding.


COMMON STOCK


    The holders of our common stock are entitled to one vote for each share on all matters on which common stockholders are entitled to vote. Except as otherwise provided by Delaware law or in the certificate of incorporation, the holders of our common stock have the exclusive right to vote for the election of directors, an increase or decrease in the authorized shares of preferred stock and on all other matters or proposals presented to our stockholders. Matters submitted for stockholder approval generally require a majority vote of the shares of our common stock present and voting. Subject to the preferences that may be applicable to preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the board of directors may determine from time to time. Our common stock is not subject to preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution or winding-up of our company, the assets legally available for distribution to stockholders will be distributed ratably among the holders of our common stock after payment of the liquidation preferences, if any, on the outstanding preferred stock and payment of other claims of creditors. The transfer agent and registrar for our common stock is EquiServe Limited Partnership.


PREFERRED STOCK


    GENERAL


    The board of directors is authorized to issue, subject to the limitations prescribed by Delaware law, preferred stock in one of more series. The board of directors may establish the number of shares to be included in each series and fix the designation, powers, privileges, preferences and rights of the shares of each series and the qualifications, limitations and restrictions thereon.


    The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, have the effect of delaying, deferring or preventing a change in control in our company. We have no current intent to issue any more preferred stock.



    SERIES A JUNIOR PARTICIPATING PREFERRED STOCK



    A description of this series of preferred stock is summarized under the section entitled "--Summary of Rights Under Gentiva Health Services' Rights Agreement".

    SERIES A CUMULATIVE NON-VOTING REDEEMABLE PREFERRED STOCK



    Dividends. Holders of the cumulative preferred stock will be entitled to receive cumulative cash dividends at an annual rate of LIBOR on the stated liquidation preference of $1,000 per share, payable quarterly in arrears out of assets legally available for payment of dividends, when and as declared by our board of directors on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 2000. Dividends will accumulate and be cumulative from the issue date.



    Ranking. The cumulative preferred stock, with respect to distributions upon the liquidation, dissolution or other winding-up of our company and with respect to dividend distributions, other than distributions made in the form of common stock, ranks:



        (1) senior to all classes of our common stock; and



        (2) equally with any class or series or preferred stock later issued by us which is expressly designated as on parity with the cumulative preferred stock.



    In addition, we will not be permitted to redeem or make other distributions on common stock until all accrued but unpaid dividends on the cumulative preferred stock are fully paid.



    Voting Rights. Holders of the cumulative preferred stock are not entitled to any voting rights except as required by law.



    Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or other winding-up of our company, the holders of cumulative preferred stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of our common stock or any other class or series of stock of our company ranking junior to the convertible preferred stock upon liquidation, the stated liquidation preference per share of $1,000, subject to appropriate adjustments for stock splits, stock dividends, combinations, recapitalizations and the like, plus accumulated and unpaid dividends, if any, with respect to each share.



    Optional Redemption. On or after       , 2005, any holder of cumulative
preferred stock may demand that we redeem their shares of cumulative preferred stock, in whole or in part, at a price per share equal to $1,000 per share, subject to appropriate adjustments for stock splits, stock dividends, combinations, recapitalizations and the like, plus accrued and unpaid dividends, if any.



    On or after       , 2005, we may redeem the cumulative preferred stock, in
whole or in part, at a price per share equal to $1,000 per share, subject to appropriate adjustments for stock splits, stock dividends, combinations, recapitalizations and the like, plus accrued and unpaid dividends, if any.



    No cumulative preferred stock may be redeemed pursuant to the above paragraphs except with funds legally available for the payment of the redemption price.


                            ANTI-TAKEOVER PROVISIONS

CERTIFICATE OF INCORPORATION AND BYLAWS

    Provisions in our certificate of incorporation and bylaws may delay or make more difficult unsolicited acquisitions or changes of control. Those provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of our company, although these proposals, if made, might be considered desirable by a majority of our stockholders. Our rights agreement, which is described below, will have the same effect. The provisions of the rights agreement may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors. The anti-takeover provisions in our certificate of incorporation and by-laws include:

    - the division of our board of directors into three classes, each class serving staggered terms of office of three years;

    - the availability of authorized shares of preferred stock for issuance from time to time and the determination of rights, powers and preferences of the preferred stock at the discretion of our board of directors without the approval of our stockholders;

    - provisions allowing the removal of directors only for "cause";

    - the requirement of a meeting of stockholders to approve all action to be taken by the stockholders;

    - prohibition on stockholders' rights to call meetings;

    - requirements for advance notice for raising business or making nominations at stockholders meetings; and

    - limitations on the minimum and maximum number of directors that constitute our board of directors.

    Our bylaws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of our stockholders and with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors. Although our bylaws do not give the board of directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. They may also discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to our company and its stockholders.

THE DELAWARE BUSINESS COMBINATION ACT

    As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the General Corporation Law of the State of Delaware.
Section 203 imposes a three-year moratorium on business combinations between a Delaware corporation and an "interested stockholder", in general, a stockholder owning 15 percent or more of a corporation's outstanding voting stock, or an affiliate or associate thereof, unless:

    - before the interested stockholder becomes an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming an interested stockholder;

    - upon completion of the transaction resulting in the interested stockholder becoming an interested stockholder, the interested stockholder owned
      85 percent of the voting stock outstanding at the time the transaction commenced, excluding from the calculation of shares outstanding those shares beneficially owned by directors who are also officers and certain employee benefit plans; or

    - on or after the interested stockholder becomes an interested stockholder, the business combination is approved by the board of directors and the holders of at least 66 2/3 percent of the outstanding shares other than those shares beneficially owned by the interested stockholder at a meeting of stockholders.

    The Delaware Business Combination Act defines the term "business combination" to encompass a wide variety of transactions with, or caused by, an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a proportional basis with other stockholders. These transactions include mergers, some asset sales, some issuances of additional shares to the interested stockholder, transactions with us which increase the proportionate interest of the interested stockholder or transactions in which the interested stockholder receives some other benefits.

    By a provision in its original certificate of incorporation or an amendment thereto or to its bylaws adopted by a majority of the shares entitled to vote thereon, a corporation may elect not to be governed by the Delaware Business Combination Act, provided that any amendment to the certificate of incorporation will not become effective until 12 months after its adoption. We have not made this election in our certificate of incorporation.

 MATERIAL DIFFERENCES IN THE RIGHTS OF OUR STOCKHOLDERS AND OLSTEN STOCKHOLDERS

    Both we and Olsten are corporations formed under and governed by the laws of the State of Delaware. Accordingly, any differences in the rights of our stockholders and Olsten's are based on the provisions set forth in the certificate of incorporation and by-laws of each company. The material differences between the rights of the stockholders of each company are described below.


             OLSTEN CORPORATION                        GENTIVA HEALTH SERVICES, INC.
---------------------------------------------  ---------------------------------------------
                                       CAPITALIZATION

    Olsten is authorized to issue 160,250,000  We are authorized to issue 125,000,000 shares shares of capital stock, of which 110,000,000  of capital stock, of which 100,000,000 shares
shares are common stock, 50,000,000 are        are designated common stock and 25,000,000
class B common stock and 250,000 are           shares are designated preferred stock.
preferred stock. The rights of the two
classes of common stock differ, as described
below.

                                        COMMON STOCK

    Olsten has two classes of common stock.    We are authorized to issue one class of
The holders of Olsten common stock are         common stock and our common stock holders are
generally entitled to one vote per share of    entitled to one vote for each share of stock
common stock they own, while the holders of    they own.
Olsten class B common stock are entitled to
ten votes for each share they own.             All of our common stock holders are entitled
                                               to vote for directors as one class.

    Class B common stock holders are
generally entitled to elect 75 percent of the members of the board of directors while the common stock holders are generally permitted to elect only 25 percent of the members of the board of directors.

                                ANNUAL STOCKHOLDERS MEETINGS

    Olsten's annual meeting of stockholders    The date of our annual meeting of
is held on the same predetermined day of each  stockholders will be set by our board of
year.                                          directors.

             OLSTEN CORPORATION                        GENTIVA HEALTH SERVICES, INC.
---------------------------------------------  ---------------------------------------------
               STOCKHOLDER NOMINATIONS AND OTHER PROPOSED STOCKHOLDER ACTION

    No restrictions on actions proposed by     Our stockholders are not permitted to call
Olsten's stockholders.                         stockholders' meetings and are restricted in
                                               their right to make nominations for directors
                                               or other proposals at meetings. Any
                                               stockholder action proposed to be brought
                                               before a meeting of our stockholders, with
                                               some exceptions, must be submitted to our
                                               board of directors in the manner specified in
                                               our by-laws.

                                  VOTE BY WRITTEN CONSENT

    Olsten stockholders are permitted to take  Our stockholders are not permitted to vote by
any action by written consent that could be    written consent. Our by-laws require that any
voted on at a meeting.                         stockholder action must be properly placed
                                               before a meeting of stockholders and voted
                                               upon at a meeting.

                                     BOARD OF DIRECTORS

    Olsten's by-laws require that the board    Our by-laws require that our board of
of directors must have at least three, but no  directors have at least five, but no more
more than twelve directors. There is one       than twelve directors. Our board of directors
class of directors with each director holding  is divided into three classes. Each class is
office until the next succeeding annual        staggered, meaning only one class of
meeting. Directors may be removed even if      directors is subject to election at each
there is no cause for removal.                 annual meeting. After the initial terms
                                               expire, the members of each class of the
                                               board will generally hold office for three
                                               years. Our directors may only be removed for
                                               cause.


                 LIMITATION ON LIABILITY AND INDEMNIFICATION OF
                   DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

    Our certificate of incorporation limits, to the maximum extent permitted by the General Corporation Law of the State of Delaware, or the DGCL, the liability of directors for monetary damages for breach of their fiduciary duties as directors. This indemnification, however, does not include some circumstances involving wrongful acts such as a director's breach of their duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law.

    Section 145 of the DGCL permits a company to indemnify officers, directors, employees or agents against expenses, judgments, fines and amounts paid in settlement in connection with legal proceedings if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, the indemnified person must have had no reasonable cause to believe the person's conduct was unlawful. However, with respect to actions by, or in the right of the corporation against, these individuals, indemnification is not permitted as to any matter as to which this person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the legal proceeding was brought determines upon application that, despite the adjudication of liability, the person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Individuals who are successful in the defense of any legal proceeding are entitled to indemnification against expenses reasonably incurred in connection therewith.

    Our certificate of incorporation and by-laws provide that we will indemnify our directors and officers, and may indemnify employees and agents to the fullest extent permitted by Section 145 of the DGCL. In addition, our certificate of incorporation and by-laws provide that we may advance any and all expenses to any director, officer, employee or agent reasonably incurred by such person in connection with any legal proceedings in connection with their position with us.

    The indemnification provided in our certificate of incorporation and by-laws may be available for liabilities arising in the split-off. To the extent that the limitation of liability or indemnification provisions permitted by our certificate of incorporation apply, we have been informed that, in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is unenforceable.

    We plan to maintain standard insurance policies under which coverage is provided for payments made by us to our directors, officers, employees and agents in respect of the indemnification provisions in our certificate of incorporation and bylaws.


       SUMMARY OF RIGHTS UNDER GENTIVA HEALTH SERVICES' RIGHTS AGREEMENT



    Stockholders of Olsten will receive one right for every share of our common stock issued to them on the date of the split-off. The right will be evidenced by each stock certificate of our company. After an event causing the exercisablity as described below, each right entitles the holder to purchase from us, one one-thousandth of a share of series A junior participating preferred stock, which we refer to as the participating preferred stock in this section, at a price of $75 per one one-thousandth of a share, subject to adjustments. The right also entitles holders to acquire our common stock or common stock of an acquirer in the events described below. The rights agreement serves as an anti-takeover mechanism. It provides our board of directors with a tool to deter hostile takeover tactics and encourages third parties interested in acquiring our company to negotiate directly with our board of directors.



    The terms of the rights are in a rights agreement between us and EquiServe Limited Partnership, as rights agent. The description below is a summary of some of the provisions of the rights agreement. You are encouraged to read the rights agreement. A copy of the rights agreement is filed with the SEC as an exhibit to the Registration Statement on Form S-4 dated January 18, 2000, of which this prospectus is a part. A copy of the rights agreement is also available free of charge from us.


EVENTS CAUSING THE EXERCISABILITY OF THE RIGHTS

    The exercisability of the rights will be triggered:

    - ten days after the public announcement of the acquisition by a person or group of persons of 10 percent or more of our common stock, who we refer to as the acquirer; or

    - 10 days after the commencement (or announcement of commencement) of a tender offer or exchange offer that would result in a person or group becoming an acquirer.

    Once the rights are exercisable, stockholders may purchase our preferred stock at $75 per one one-thousandth of a preferred share.

    Persons who acquire 10 percent of our company as a result of us buying back our stock are excluded from the term acquirer and would not trigger the exercisablility of the rights.

    The Olsten family, including Stuart Olsten, Miriam Olsten, Cheryl Olsten and some of their relatives and affiliates, are also excluded from the term acquirer so long as the Olsten family does not acquire 20 percent or more of our company. We refer to the 20 percent ownership of our company that the Olsten family is permitted to own without triggering the agreement as the grandfathered percentage. In the event the Olsten family's ownership in our company decreases as a result of sales by the family of our common stock, the 20 percent grandfathered percentage will decrease by the same percentage as the Olstens' ownership interest in our company decreases.

    The exclusion of the Olsten family from the definition of acquirer extends to any person:

    - who acquires 10 percent or more of our common stock directly from a member or members of the Olsten family;

    - who, after giving effect to the transfer from the Olsten family and any other acquisition of our common stock, does not, individually or together with the Olsten family, own the grandfathered percentage or more of our shares of common stock as in effect immediately prior to the transfer from the Olsten family; and


    - who is designated an "Olsten Assignee" for purposes of the exclusion from the term acquirers, the Olsten family will only have the ability to designate one person as an "Olsten Assignee".


OUR BOARD OF DIRECTORS MAY REDEEM OR EXCHANGE THE RIGHTS

    Our board of directors may redeem the rights at a price of $.001 per right at any time prior to the public announcement that a person has become an acquirer and for 10-business-days afterwards. This period may be extended by our board of directors once for an additional 20 business days to give our directors further time to negotiate with the acquirer.

    Our board of directors may exchange the rights (other than rights owned by the acquirer which shall have become void), at any time after the public announcement that a person has become an acquirer, in whole or in part, at an exchange ratio of one share of our common stock per right.

    Until a right is exercised or exchanged, the holder of the right, by virtue of being a right holder, will have no rights as a stockholder of our company, including, for example, the right to vote or to receive dividends.

EXERCISE OF RIGHTS FOR OUR COMMON STOCK

    After the rights become exercisable and after the time period when the board of directors' right to redeem the rights has expired, each right holder will have the right to receive, upon exercise of the rights, our common stock, or, in some circumstances, cash, property or other securities of our company having a value equal to two times the exercise price of $75 per share per right. Upon a person becoming an acquirer, all rights that are, or, under some circumstances specified in the rights agreement, were, owned by any acquirer will be void.

EXERCISE OF RIGHTS FOR SHARES OF THE ACQUIRING COMPANY

    If, after the date the rights become exercisable, (1) our company is acquired in a merger or other business combination transaction, or (2) 50 percent or more of our assets or earning power is sold, each right holder, except the acquirer, shall afterwards have the right to receive, upon exercise, common stock of the acquirer having a value equal to two times the exercise price of the right.

ADJUSTMENTS TO EXERCISE PRICE


    The exercise price for each right, and the number of shares of participating preferred stock (or common stock or other securities) issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution.

TERMS OF PARTICIPATING PREFERRED STOCK



    The participating preferred stock will rank junior to all other series of our preferred stock which may be issued in the future with respect to payment of dividends and as to distributions of assets in liquidation. Each share of preferred stock will have a quarterly dividend rate per share. The participating preferred stock will not be redeemable. In the event of liquidation, the holders of the participating preferred stock will be entitled to receive a liquidation payment per share of $1.00 (plus accrued and unpaid dividends) or, if greater, an amount equal to 1,000 times the payment to be made per share of our common stock, subject to adjustments. Generally, each share of participating preferred stock will vote together with our common stock and any other series of cumulative preferred stock entitled to vote in such manner and will be entitled to 1,000 votes, subject to adjustments. Because of the nature of the participating preferred stock's dividend, voting, liquidation and other rights, the value of the one one-thousandth of a share of participating preferred stock purchasable with each right is intended to approximate the value of one share of our common stock.


AMENDMENTS TO TERMS OF THE RIGHTS

    Any of the provisions of the rights agreement may be amended by our board of directors so long as the rights are redeemable. After the rights are no longer redeemable, the provisions of the rights agreement may be amended by our board of directors in order to cure any ambiguity, defect or inconsistency, or to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any acquirer).

TERM


    The rights will expire at the close of business on       , 2010, unless
earlier redeemed, exercised or exchanged by us as described.


                        SHARES ELIGIBLE FOR FUTURE SALE


    We estimate that 20,327,064 shares of our common stock will be outstanding after the split-off, based on the number of shares of Olsten stock outstanding on November 12, 1999. All of our shares of common stock will be freely tradable without restriction or further registration under the Securities Act, except to the extent such shares are held by our "affiliates" (within the meaning of Rule 144 or Rule 145 promulgated under the Securities Act). Our affiliates will be subject to the limitations of Rule 144 or Rule 145, as applicable, promulgated under the Securities Act. In general, under Rule 144 as currently in effect, persons who may be deemed our affiliates or affiliates of Olsten prior to the split-off, as that term is defined in the Securities Act, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1 percent of the then outstanding shares of our common stock (approximately 203,270 shares immediately after the split-off) or the average weekly trading volume during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about us. In general, under Rule 145 as currently in effect, our affiliates (which generally is defined to include affiliates of Olsten prior to the split-off) would also be subject to the above restrictions on sales of our common stock.



                           MATERIAL TAX CONSEQUENCES



    The following discussion summarizes the material federal income tax consequences of the merger and split-off to U.S. holders (as defined below) of Olsten stock. This discussion addresses only those stockholders who hold their Olsten stock as capital assets. This discussion does not address all of the federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules under federal income tax law, including, without limitation:



    - financial institutions;



    - tax-exempt organizations;



    - insurance companies;



    - dealers or traders in securities or foreign currencies;



    - passthrough entities and investors in passthrough entities;



    - non-U.S. holders;



    - persons who hold their shares as a hedge against currency risk or as part of a constructive sale, straddle or conversion transaction; or



    - holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.



    The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative rulings and court decisions, all as in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect. This discussion addresses only federal income tax consequences and does not address any other federal tax consequences or any state, local or foreign tax consequences.



    HOLDERS OF OLSTEN STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND THE SPLIT-OFF, INCLUDING THE APPLICABILITY AND EFFECTS OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS ON THEIR PARTICULAR CIRCUMSTANCES.



    For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Olsten stock that is a U.S. citizen or resident (as determined for federal income tax purposes), a corporation created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is includible in gross income for United States income tax purposes regardless of its source, or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or if the trust has elected to be taxed as a "United States person."



CONSEQUENCES TO OLSTEN STOCKHOLDERS WHO PARTICIPATE IN THE MERGER AND THE
  SPLIT-OFF



    If you participate in the merger and the split-off, your exchange of shares of Olsten stock for cash and/or Adecco American Depository Shares and your exchange of Olsten stock for our common stock will be considered two separate exchanges for federal income tax purposes.



    You generally will recognize gain or loss with respect to each block of Olsten stock exchanged for cash and/or Adecco American Depository Shares equal to the difference between the fair market value of cash and/or Adecco American Depository Shares received for the block (including any cash received in lieu of fractional merger consideration shares) and your adjusted tax basis in the block. A "block" of Olsten stock is a group of shares with the same tax basis and holding period. Any recognized gain or loss will be capital gain or loss and will be long term capital gain or loss if you have held the block of Olsten stock at issue for more than one year at the time of the merger.



    While not entirely free from doubt, you should recognize gain or loss with respect to each block of Olsten stock exchanged for our common stock equal to the difference between the fair market value of our stock received for the block (plus any cash received in lieu of fractional shares) and your adjusted tax basis in the block. Any recognized gain or loss should be capital gain or loss and should be long term capital gain or loss if you have held the block of Olsten stock at issue for more than one year at the time of the merger.



CONSEQUENCES TO DISSENTING OLSTEN STOCKHOLDERS



    If you dissent, you will be treated as having sold your Olsten stock for cash and will recognize gain or loss with respect to each block of Olsten stock equal to the difference between the cash received for the block and your adjusted tax basis in the block. Any recognized gain or loss generally will be capital gain or loss and will be long term capital gain or loss if you have held the block of Olsten stock at issue for more than one year at the time of the merger.



INFORMATION REPORTING AND BACKUP WITHHOLDING



    In general, reporting requirements will apply to the consideration received by you in the merger and the split-off, unless you are an exempt recipient, and 31 percent backup withholding may apply to this consideration if you fail to provide an accurate taxpayer identification number or are otherwise subject to backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your federal income tax liability.

                                 LEGAL MATTERS


    Certain legal matters with respect to the validity of the Gentiva Health Services common stock to be issued hereby will be passed upon for us by Cahill Gordon & Reindel, New York, New York.


                                    EXPERTS

    The financial statements as of January 3, 1999 and December 28, 1997 and for each of the three years in the period ended January 3, 1999 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "registration statement") under the Securities Act with respect to the shares of our common stock described in this prospectus. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and our common stock, reference is made to the registration statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements made in this prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement or the other document, each statement being qualified in all respects by the reference.

    After the split-off, we will be subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance with those requirements, will file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as the registration statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, NY 10048. Copies of such material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of The Nasdaq National Market at 33 Whitehall Street, 8th Floor, New York, NY 10004-4087 or on the SEC's site on the Internet at http://www.sec.gov.

    We intend to furnish our stockholders with annual reports containing audited financial statements for each fiscal year.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE NO.
                                                              --------
Report of Independent Accountants...........................     F-2

Consolidated Balance Sheets as of December 28, 1997, January
  3, 1999 and October 3, 1999 (unaudited)...................     F-3

Consolidated Statements of Income for the three years ended
  January 3, 1999 and for the nine months ended
  September 27, 1998 (unaudited) and October 3, 1999
  (unaudited)...............................................     F-4

Consolidated Statements of Changes in Shareholder's Equity
  for the three years ended January 3, 1999 and for the nine
  months ended October 3, 1999 (unaudited)..................     F-5

Consolidated Statements of Cash Flows for the three years
  ended January 3, 1999 and for the nine months ended
  September 27, 1998 (unaudited) and October 3, 1999
  (unaudited)...............................................     F-6

Notes to Consolidated Financial Statements..................     F-7

Schedule II--Valuation and Qualifying Accounts..............    F-26

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholder of Gentiva Health Services, Inc. and Subsidiaries:



    In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Gentiva Health Services, Inc. and Subsidiaries at January 3, 1999 and December 28, 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 1999, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP

New York, New York
February 28, 1999, except as to the information presented in Notes 4, 8 and 16, for which the date is September 29, 1999.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share amounts)


                                                   DECEMBER 28, 1997   JANUARY 3, 1999   OCTOBER 3, 1999
                                                   -----------------   ---------------   ---------------
                                                                                           (unaudited)
ASSETS
Current assets
  Cash...........................................      $     --           $    799         $       --
  Receivables, less allowance for doubtful
    accounts of $19,200, $25,596 and $26,470,
    respectively.................................       407,056            452,318            538,041
  Inventories....................................        56,893             90,276             86,660
  Prepaid expenses and other current assets......        32,893             83,746             88,698
                                                       --------           --------         ----------
    Total current assets.........................       496,842            627,139            713,399

Fixed assets, net................................        50,459             60,877             57,550
Intangibles, principally goodwill, net of
  accumulated amortization of $74,775, $85,305
  and $92,982, respectively......................       234,563            256,116            249,291
Other assets.....................................         1,614              1,606              2,017
                                                       --------           --------         ----------
                                                       $783,478           $945,738         $1,022,257
                                                       ========           ========         ==========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
  Accrued expenses...............................      $ 64,715           $118,627         $   72,526
  Accounts payable...............................        40,306             93,210             96,900
  Insurance costs................................        28,835             23,278             30,597
  Payroll and related taxes......................        16,851             24,109             16,725
                                                       --------           --------         ----------
    Total current liabilities....................       150,707            259,224            216,748

Long-term debt...................................        86,250             86,250             78,562
Other liabilities................................        16,251             38,405             38,336
Shareholder's equity
  Common stock, $.10 par value; authorized 2,000
    shares; issued 100 shares....................            --                 --                 --
  Additional paid-in capital.....................       436,318            569,560            709,082
  Retained earnings (accumulated deficit)........        96,181             (5,284)           (18,136)
  Accumulated other comprehensive loss...........        (2,229)            (2,417)            (2,335)
                                                       --------           --------         ----------
    Total shareholder's equity...................       530,270            561,859            688,611
                                                       --------           --------         ----------
                                                       $783,478           $945,738         $1,022,257
                                                       ========           ========         ==========

See notes to consolidated financial statements.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except share amounts)


                                                                              FOR THE NINE MONTHS
                                          FOR THE FISCAL YEARS ENDED                 ENDED
                                     -------------------------------------   ----------------------
                                        1996         1997         1998         1998         1999
                                     ----------   ----------   -----------   ---------   ----------
                                                               (53 Weeks)    (unaudited) (unaudited)
Service sales, management fees and
  other income.....................  $1,374,353   $1,433,854   $ 1,330,303   $ 968,285   $1,118,045
Cost of services sold..............     862,413      913,268       908,896     671,265      740,051
                                     ----------   ----------   -----------   ---------   ----------
  Gross profit.....................     511,940      520,586       421,407     297,020      377,994
Selling, general and administrative
  expenses.........................     421,222      460,254       552,528     372,506      380,627
Interest expense, net..............         687        4,351         4,414       3,303        3,058
Interest expense on intercompany
  debt.............................      12,000       13,000        13,000       9,750        9,750
Merger, integration and other non-
  recurring charges................      74,820           --            --          --           --
                                     ----------   ----------   -----------   ---------   ----------
  Income (loss) before income taxes
    and minority interest..........       3,211       42,981      (148,535)    (88,539)     (15,441)
Income tax expense (benefit).......       6,716       16,298       (47,070)    (30,068)      (2,589)
                                     ----------   ----------   -----------   ---------   ----------
  Income (loss) before minority
    interest.......................      (3,505)      26,683      (101,465)    (58,471)     (12,852)
Minority interest..................         628          164            --          --           --
                                     ----------   ----------   -----------   ---------   ----------
  Net income (loss)................  $   (2,877)  $   26,847   $  (101,465)  $ (58,471)  $  (12,852)
                                     ==========   ==========   ===========   =========   ==========
SHARE INFORMATION:
Basic income (loss) per share......  $  (28,770)  $  268,470   $(1,014,650)  $(584,710)  $ (128,520)
                                     ==========   ==========   ===========   =========   ==========
Average shares outstanding.........         100          100           100         100          100
                                     ==========   ==========   ===========   =========   ==========

See notes to consolidated financial statements.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF
                        CHANGES IN SHAREHOLDER'S EQUITY
                      (In thousands, except share amounts)


                                                                          RETAINED      ACCUMULATED
                                        COMMON STOCK       ADDITIONAL     EARNINGS         OTHER
                                     -------------------    PAID-IN     (ACCUMULATED   COMPREHENSIVE
                                      SHARES     AMOUNT     CAPITAL       DEFICIT)         LOSS          TOTAL
                                     --------   --------   ----------   ------------   -------------   ---------
Balance at December 31, 1995......     100      $     --    $446,481      $  72,211       $(1,976)     $ 516,716
  Comprehensive loss:
    Net loss and cumulative
      translation adjustment......                                --         (2,877)          (82)        (2,959)
  Net transactions with Olsten....                            27,980                                      27,980
                                       ---      --------    --------      ---------       -------      ---------
Balance at December 29, 1996......     100            --     474,461         69,334        (2,058)       541,737
  Comprehensive income (loss):
    Net income and cumulative
      translation adjustment......                                --         26,847          (171)        26,676
  Net transactions with Olsten....                    --     (38,143)                                    (38,143)
                                       ---      --------    --------      ---------       -------      ---------
Balance at December 28, 1997......     100            --     436,318         96,181        (2,229)       530,270
  Comprehensive loss:
    Net loss and cumulative
      translation adjustment......                                --       (101,465)         (188)      (101,653)
  Net transactions with Olsten....                           133,242                                     133,242
                                       ---      --------    --------      ---------       -------      ---------
Balance at January 3, 1999........     100            --     569,560         (5,284)       (2,417)       561,859
  Comprehensive income (loss):
    Net loss and cumulative
      translation adjustment
      (unaudited).................                    --          --        (12,852)           82        (12,770)
  Net transactions with Olsten
    (unaudited)...................                           139,522                                     139,522
                                       ---      --------    --------      ---------       -------      ---------
Balance at October 3, 1999
  (unaudited).....................     100      $     --    $709,082      $ (18,136)      $(2,335)     $ 688,611
                                       ===      ========    ========      =========       =======      =========

See notes to consolidated financial statements.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                               FOR THE NINE MONTHS
                                             FOR THE FISCAL YEAR ENDED                ENDED
                                          -------------------------------   -------------------------
                                            1996       1997       1998         1998          1999
                                          --------   --------   ---------   -----------   -----------
                                                                (53 Weeks)  (unaudited)   (unaudited)
OPERATING ACTIVITIES:
Net income (loss).......................  $ (2,877)  $ 26,847   $(101,465)    $(58,471)    $ (12,852)
Adjustments to reconcile net income
  (loss) to net cash provided by (used
  in) operating activities:
  Depreciation and amortization.........    27,008     29,493      31,401       23,078        25,798
  Provision for doubtful accounts.......    18,430     25,884      24,046       16,808        24,334
  Loss on disposal of fixed assets......     4,248      2,944       4,202        3,255         1,608
  Deferred income taxes.................    (2,227)     2,679     (17,556)     (17,987)       12,861
  Minority interest in results of
    operations of consolidated
    subsidiaries........................       628        164          --           --            --
  Changes in assets and liabilities, net
    of effects from acquisitions and
    dispositions:
    Accounts receivable.................   (61,645)   (89,089)    (53,454)     (23,121)     (110,058)
    Inventories, prepaid expenses and
      other current assets..............    (6,273)     4,296     (24,310)     (16,145)      (13,662)
    Current liabilities.................    15,870     15,274      70,425       21,316       (46,056)
    Other, net..........................      (842)     1,708       2,836          434         2,674
                                          --------   --------   ---------     --------     ---------
  Net cash provided by (used in)
    operating activities................    (7,680)    20,200     (63,875)     (50,833)     (115,353)
                                          --------   --------   ---------     --------     ---------
INVESTING ACTIVITIES:
Acquisitions of businesses, net of cash
  acquired..............................   (25,065)    (4,256)    (33,989)        (170)       (1,655)
Purchases of fixed assets, net..........   (24,727)   (23,072)    (34,579)     (24,245)      (15,625)
Proceeds from sale of investment
  securities............................        --      9,415          --           --            --
                                          --------   --------   ---------     --------     ---------
  Net cash used in investing
    activities..........................   (49,792)   (17,913)    (68,568)     (24,415)      (17,280)
                                          --------   --------   ---------     --------     ---------
FINANCING ACTIVITIES:
Net transactions with Olsten............    27,980    (38,143)    133,242       75,248       139,522
Retirement of long-term debt............        --         --          --           --        (7,688)
                                          --------   --------   ---------     --------     ---------
  Net cash provided by (used in)
    financing activities................    27,980    (38,143)    133,242       75,248       131,834
                                          --------   --------   ---------     --------     ---------
Net (decrease) increase in cash.........   (29,492)   (35,856)        799           --          (799)
Cash at beginning of period.............    65,348     35,856          --           --           799
                                          --------   --------   ---------     --------     ---------
Cash at end of period...................  $ 35,856   $     --   $     799     $     --     $      --
                                          ========   ========   =========     ========     =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash payments for interest............  $  4,096   $  4,096   $   4,096     $  4,096     $   3,730

See notes to consolidated financial statements.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)


NOTE 1. BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND


    On August 18, 1999, Olsten Corporation ("Olsten") announced its intention to create a separate publicly traded company (the "Split-off") of Olsten's health services business and to merge its Staffing and Information Technology businesses (the "Retained Businesses") with those of Adecco S.A. ("Adecco") pursuant to the Merger Agreement, (the "Merger" and, together with the Split-off, the "Transaction"). Gentiva Health Services, Inc. (the "Company") operates Olsten's health services business. Upon the consummation of the Merger, Olsten will issue all of its shares of common stock in the Company to its shareholders in exchange for the redemption by Olsten of a portion of each share of Olsten stock and Adecco will deliver to the Olsten shareholders $8.75 in cash or .12472 Adecco American Depository Shares (ADS - each ADS representing one-eighth of an Adecco common share), or a combination thereof determined in accordance with the formula described in the Merger Agreement, in exchange for the remaining portion of each Olsten share held.


BASIS OF PRESENTATION

    The accompanying consolidated financial statements reflect the results of operations, financial position, changes in shareholder's equity and cash flows of the Company as if it were a separate entity for all periods presented. The consolidated financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Company. Additionally, the Company's selling, general and administrative expenses include a management fee, which represents an allocation of certain general corporate overhead expenses of $5 million in each year related to Olsten's corporate headquarters. Management believes the allocations related to general corporate overhead expenses are reasonable, however, the costs of these items deemed to be charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had been a stand-alone entity. Subsequent to the Split-off, the Company will perform these functions using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of a public corporation. Management estimates that had the Company been a separate entity for each year presented, selling, general and administrative expenses would have been approximately $5 million greater than the amounts presented in these historical financial statements.

    Interest expense shown in the Consolidated Statements of Income reflects the interest associated with the Convertible Subordinated Debentures discussed in
Note 6 and $12 million in 1996 and $13 million in 1997 and 1998 relating to the intercompany balances with Olsten. Such intercompany balances have been reflected as a contribution to capital at the end of each period presented in these consolidated financial statements. Additionally, income taxes are calculated on a separate company basis. The Company's financial statements include the costs experienced by the Olsten benefit plans for employees for whom the Company will assume responsibility. As part of the Transaction, the Company, Olsten and Adecco have entered into a Separation Agreement, Tax Sharing Agreement and an Employee Benefits Allocation Agreement, which address the allocation of assets and liabilities and govern future relationships between them.

    The financial information in these financial statements is not necessarily indicative of results that would have occurred if the Company had been a separate stand-alone entity during the periods presented or of future results of the Company.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The Company's fiscal year ends on the Sunday nearest to December 31st, which was January 3, 1999 for 1998, December 28, 1997 for 1997 and December 29, 1996 for 1996.

UNAUDITED INTERIM FINANCIAL INFORMATION

    The accompanying interim consolidated balance sheet as of October 3, 1999 and the statements of income and cash flows for the nine months ended
September 27, 1998 and October 3, 1999 together with the related disclosures and amounts set forth in the notes are unaudited but include all adjustments, consisting of only normal recurring adjustments, which the Company considers necessary to present fairly, in all material respects, the consolidated financial position as of October 3, 1999, and the consolidated results of operations and cash flows for the nine months ended September 27, 1998 and October 3, 1999. These results are not necessarily indicative of results for the entire year.

REVENUE RECOGNITION

    Service sales and related costs, including labor, payroll taxes, fringe benefits and products and supplies, are recognized in the period in which the services and products are provided. Sales are recorded based on fee-for-service or contractual arrangements, including capitated agreements, with customers and third party payors, estimates of expected reimbursement under arrangements with Medicare and state reimbursed programs, and management fees generated from services provided to hospital based home health agencies and are adjusted in future periods as final settlements are determined. Sales from state reimbursed programs amounted to 21 percent, 20 percent and 23 percent of total consolidated sales in 1996, 1997 and 1998, respectively.

    Medicare reimbursement is based on reasonable, allowable costs incurred in providing services to eligible beneficiaries. These costs are reported in annual cost reports which are filed with the Medicare fiscal intermediary and are subject to audit. Sales representing estimated reimbursement of allowable costs from Medicare amounted to 22 percent, 19 percent and 15 percent of total consolidated sales in 1996, 1997 and 1998, respectively.

    Under capitated agreements with managed care customers, the Company recognizes revenue based on a predetermined contractual rate for each member of the managed care plan. Costs are determined based on estimates of expected service and product requirements. These estimates are developed by applying actuarial assumptions and historical patterns of utilization to authorized levels of service. Sales from capitated agreements with managed care payors represented 1 percent for 1996 and 5 percent of total consolidated sales in 1997 and 1998.

    Sales adjustments result from differences between estimated and actual reimbursement amounts, an inability to obtain appropriate billing documentation or authorizations acceptable to the payor and other reasons unrelated to credit risk. Sales adjustments are deducted directly from gross accounts receivable. Accounts receivable includes a receivable of $1 million as of January 3, 1999 and is offset by a payable of $3.3 million as of December 28, 1997 related to net contractual adjustments and third party settlements. Management prepares various analyses to evaluate its receivable valuation accounts. Such analyses include accounts receivable aging trends, historical collection and write-off data and other statistical information.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)


ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

    Inventories consist primarily of biological and pharmaceutical products and supplies held for sale or distribution to patients through prescription. The Company records inventories at the lower of cost or market. Cost represents the weighted average cost of purchased products and supplies.

FIXED ASSETS

    Fixed assets, including external costs of Company developed software, are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the shorter of the life of the lease or the life of the improvement.

INTANGIBLES

    Intangibles, principally goodwill, associated with acquired businesses are being amortized on a straight-line basis over periods ranging from 10 to 40 years. When events and circumstances so indicate, all long-term assets, including intangibles, are assessed for recoverability based upon undiscounted operating cash flow forecasts. If an asset is impaired, it is written down to fair value which is based on discounted future cash flows.

FOREIGN CURRENCY TRANSLATION

    Financial statements of the Company's Canadian subsidiary are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses and cash flows. Translation adjustments are recorded within accumulated other comprehensive income/loss. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are not significant.

EARNINGS PER SHARE

    Historical earnings per share data has been computed based upon 100 shares of common stock outstanding, all of which are owned by Olsten.

INCOME TAXES

    The Company has been included, where applicable, in the consolidated income tax returns of Olsten for the respective periods. The provisions for income taxes in the Consolidated Statements of Income have been calculated on a separate company basis. The Company provides for taxes based on current taxable income and the future tax consequences of temporary differences between the financial reporting and income tax carrying values of its assets and liabilities. Under Statement of Financial Accounting Standards

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)


("SFAS") No. 109, assets and liabilities acquired in purchase business combinations are assigned their fair values, and deferred taxes are provided for lower or higher tax bases.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical amounts.

    The carrying amounts of the Company's cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short maturity. The estimated fair value of the Company's long-term debt, approximately $82 million and $83 million at December 28, 1997 and January 3, 1999, respectively, was determined based on quoted market prices for similar investments.

NEWLY ISSUED ACCOUNTING STANDARDS

    Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. As shown in the Statement of Changes in Shareholder's Equity, comprehensive income (loss) includes all changes in equity during a period, except those resulting from investments by and distributions to the Company's shareholder. As this standard only requires additional information in the financial statements, it does not affect the Company's results of operations or financial position.

    Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that publicly held companies report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not impact the Company's results of operations or financial position, but did affect the disclosure of segment information.

NOTE 3. ACQUISITIONS

    In 1999, the Company acquired several home care operations for an aggregate purchase price of $1.7 million.

    In 1998, the Company acquired all of Columbia/HCA Healthcare Corporation's home health care operations in the state of Florida and several other companies in asset transactions approximating $35 million in cash. Assets acquired in these transactions were $4 million, with the excess of the purchase price over the fair value of assets acquired recorded as goodwill.

    In 1997, the Company acquired several home care operations, providing skilled nursing services for an aggregate purchase price of $4.6 million in cash primarily related to goodwill.

    In 1996, the Company acquired several home care operations and a management company for hospital-based home health agencies for an aggregate purchase price of $26.6 million, in cash, primarily related to goodwill.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)


    Goodwill associated with these acquisitions is being amortized on a straight-line basis, over periods ranging from 10 to 40 years. The results of operations of the acquired companies are included in the Company's Consolidated Statements of Income from the dates of acquisition. Pro forma results of operations are not presented as the pro forma impact of the purchased acquisitions, which were accounted for by the purchase method of accounting, was not significant to the Company's Financial Statements.

    In 1996, Olsten issued 8.8 million shares of class B common stock in exchange for all the outstanding capital stock of Quantum Health Resources, Inc., a specialty pharmaceutical services company. The acquisition was accounted for as a pooling of interests.

NOTE 4. MERGER, INTEGRATION AND OTHER NON-RECURRING CHARGES

    In the quarter ended April 4, 1999, the Company recorded a special charge aggregating $17 million. The charge is for the realignment of business units as part of a new restructuring plan, including compensation and severance costs of $5 million to be paid to operational support staff, branch administrative personnel and management, asset write-offs of $7 million related primarily to fixed assets being disposed of in offices being closed and facilities being consolidated, as well as fixed assets and goodwill attributable to the Company's exit from certain businesses previously acquired but not within the Company's strategic objectives, and integration costs of $5 million, primarily related to obligations under lease agreements for offices and other facilities being closed. The Company expects that the realignment of the business units will achieve a reduction of expenses of approximately $4 million for the last three quarters of 1999, due to reduced employee, lease and depreciation expenses. As of October 3, 1999, approximately 77 percent of closures and consolidations of facilities have been completed and approximately 83 percent of the 525 expected terminations have occurred.

    On March 30, 1999, the Company announced plans to take a $56 million special charge which was recorded in the year ended January 3, 1999. This charge was for the settlement of two federal investigations (described in Note 8), focusing on the Company's Medicare home office cost reports and certain transactions with Columbia/HCA Healthcare Corporation ("Columbia/HCA") which was finalized and signed on July 19, 1999. On August 11, 1999, Olsten paid $61 million pursuant to the settlement, approximately $5 million of which was accrued as part of the Company's 1996 merger, integration and other non-recurring charges.

    In 1998, as a part of the Balanced Budget Act, the government enacted the Interim Payment System ("IPS") for reimbursement of home care services provided under Medicare effective October 1, 1997. Prior to enactment of the IPS, home care services were reimbursed based on cost subject to a cap determined by the Health Care Financing Administration. The IPS reimburses home care services based on costs, subject to both a per-beneficiary limit and a per-visit limit. Further, the IPS reduced the per-visit limit to 1994 levels. As a result of these cuts in reimbursement, provider reimbursements have been reduced. In order to operate at the lowered reimbursement rates, home health care companies reduced the services provided to patients by providing fewer patient visits. In addition, the regulatory climate that ensued in home health care caused a lower level of physician referrals.

    As a consequence of these circumstances, in 1998, the Company recorded non-recurring charges and other adjustments of $66 million, of which approximately $64 million and $2 million were recorded in the second and third quarters of 1998, respectively, related to the restructuring of the Company's businesses. These charges, which were primarily for 60 office closings and consolidations in the United States, were taken to help position the Company to operate more efficiently under the new IPS. In addition, the Company has also made significant technological investments in order to improve operational efficiencies

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)


and employee retention levels. The benefit of the restructuring began to be realized in the second quarter of 1998.

    Included in this provision was $24 million charged to selling, general and administrative expenses, which included lease payments of $3 million, employee severance of $4 million, fixed asset and software write-offs of $5 million to reflect the loss incurred upon the Company's decision to dispose of the assets in certain closed offices, and an increase in the allowance for doubtful accounts of $12 million. All closures and consolidations of facilities and employee terminations related to this charge have been completed. The allowance for doubtful accounts was increased because the collection of receivables is highly dependent on the service provider's ability to provide certain evidence of service and authorization documentation to a variety of third-party payors. The office closings, consolidation of certain business service centers and the termination of employees are all events that, in the Company's past experience, impair the ability to provide the aforementioned documentation and to collect receivables.

    The Company also recorded other adjustments to selling, general and administrative expenses of $13 million which included professional fees and related costs resulting from the settlement with several government agencies regarding certain past business practices of Quantum Health Resources ("Quantum"), the level of effort required to respond to the significant inquiries conducted by the government, and costs incurred to redesign the credit and collection process of the home health services business.

    In addition, upon final announcement of the per-beneficiary limits by the government, the Company recorded a reduction in revenues of $14 million in the second quarter of 1998 for the six month period ended June 28, 1998 in anticipation of lower Medicare reimbursements resulting from the new per-visit and per-beneficiary limits that have been imposed by Medicare under the IPS.

    The Company recorded a charge to cost of sales of $15 million in the second quarter of 1998 to reflect the estimated increase in costs that have been incurred, but not yet reported, based upon a change in the actuarial estimates utilized to determine the level of service to patients covered under the Company's capitated contracts.

    In 1996, the Company recorded merger, integration and other non-recurring charges totalling approximately $75 million. These charges resulted from the Quantum acquisition of $39 million; $30 million of allowances for a change in the methodology used by Medicare for computing reimbursements in prior years related to the Company's home health services business; and Quantum's charge of $5.5 million related to the settlement of shareholder litigation. The
$39 million charge, related to the Quantum acquisition, included transaction costs of $7 million; compensation and severance costs of $8.6 million; asset write-downs of $8.2 million, primarily comprised of fixed assets and an unrecoverable majority-interest investment in a software development company held by Quantum; and integration costs, for employee relocation, obligations under lease agreements for planned vacancies and other activities required to consolidate the operations, of $15.5 million.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)


    The major components, as well as the activity during the years ended 1996, 1997 and 1998 and the nine months ended October 3, 1999 (unaudited), of the charges were as follows:

                                                      ACCOUNTS       COMPENSATION
                                                   RECEIVABLES AND   AND SEVERANCE   INTEGRATION
                                     SETTLEMENTS   OTHER ASSETS(1)       COSTS          COSTS       OTHER      TOTAL
                                     -----------   ---------------   -------------   -----------   --------   --------
Charge--1996.......................    $10,700         $33,000          $8,600         $15,500      $7,020    $74,820
  Cash expenditures................     (5,500)             --          (2,611)         (5,572)     (6,035)   (19,718)
  Non-cash write-offs..............         --         (27,268)             --              --          --    (27,268)
                                       -------         -------          ------         -------      ------    -------
  Balance at December 29, 1996.....      5,200           5,732           5,989           9,928         985     27,834
  Cash expenditures................         --              --          (5,633)         (9,021)       (985)   (15,639)
  Non-cash write-offs..............         --          (5,670)             --              --          --     (5,670)
                                       -------         -------          ------         -------      ------    -------
  Balance at December 28, 1997.....      5,200              62             356             907          --      6,525
  Cash expenditures................         --              --            (356)           (813)         --     (1,169)
  Non-cash write-offs..............         --             (62)             --              --          --        (62)
                                       -------         -------          ------         -------      ------    -------
  Balance at January 3, 1999.......      5,200              --              --              94          --      5,294
  Cash expenditures................     (5,200)             --              --             (94)         --     (5,294)
  Non-cash write-offs..............         --              --              --              --          --         --
                                       -------         -------          ------         -------      ------    -------
Balance at October 3, 1999.........         --              --              --              --          --         --
                                       -------         -------          ------         -------      ------    -------
Charge--1998.......................     56,000          17,309           4,000          34,641      10,050    122,000
  Cash expenditures................         --              --          (3,739)        (33,839)     (9,574)   (47,152)
  Non-cash write-offs..............         --         (17,211)             --              --          --    (17,211)
                                       -------         -------          ------         -------      ------    -------
  Balance at January 3, 1999.......     56,000              98             261             802         476     57,637
  Cash expenditures................    (56,000)             --            (261)           (457)       (476)   (57,194)
  Non-cash write-offs..............         --             (98)             --              --          --        (98)
                                       -------         -------          ------         -------      ------    -------
Balance at October 3, 1999.........         --              --              --             345          --        345
                                       -------         -------          ------         -------      ------    -------
Charge--1999.......................         --           6,490           5,020           5,190          --     16,700
  Cash expenditures................         --              --          (2,257)         (2,786)         --     (5,043)
  Non-cash write-offs..............         --          (5,748)             --              --          --     (5,748)
                                       -------         -------          ------         -------      ------    -------
Balance at October 3, 1999.........         --             742           2,763           2,404          --      5,909
                                       -------         -------          ------         -------      ------    -------
Balance of all charges combined at
  October 3, 1999..................    $    --         $   742          $2,763         $ 2,749      $   --    $ 6,254
                                       =======         =======          ======         =======      ======    =======

------------------------

(1) Amounts represent contra assets.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)


NOTE 5. FIXED ASSETS, NET

                                                                1997       1998
                                                              --------   --------
Computer equipment and software.............................  $ 60,293   $ 67,025
Furniture and fixtures......................................    43,339     38,658
Buildings and improvements..................................    13,658     15,850
Machinery and equipment.....................................    13,226     14,597
                                                              --------   --------
                                                               130,516    136,130
Less accumulated depreciation...............................   (80,057)   (75,253)
                                                              --------   --------
                                                              $ 50,459   $ 60,877
                                                              ========   ========

    Depreciation expense was approximately $17 million in 1996, $19 million in 1997 and $21 million in 1998.

NOTE 6. LONG-TERM DEBT

    In 1993, the Company's Quantum subsidiary, issued $86.3 million of 4 3/4% Convertible Subordinated Debentures maturing on October 1, 2000. The debentures are convertible into Class B common stock of Olsten at $52.26 per share. Subsequent to the consummation of the Transaction, the debentures will be exchangeable into shares of the Company and the merger consideration as if the holder of the debenture held the number of shares of Olsten's Class B common stock that the debentures would have been convertible into, immediately prior to the Transaction. The merger consideration is either $8.75 in cash or .12472 Adecco Depository Shares or a combination thereof determined in accordance with the Merger Agreement and the Split-Off consideration is .25 shares of the Company for each share of common stock. As such, if holders present the debentures for conversion, the Company will purchase Adecco ADS's at fair market value. Quantum is also a guarantor with respect to Olsten's revolving credit facility. In accordance with the terms of the Separation Agreement, Quantum's guarantee is expected to be released upon the closing of the Transactions.

    In January 1999, $7.7 million of the convertible subordinated debentures were retired at 88.5 percent of the principal amount, resulting in a gain of approximately $.9 million. Interest expense is net of interest income of $4 million in 1996, $310 thousand in 1997 and $120 thousand in 1998.

NOTE 7. TRANSACTIONS WITH OLSTEN


    Net transactions with Olsten, included in shareholder's equity, include the accumulated excess of cash outlays made on the Company's behalf and management fees charged to the Company by Olsten over cash receipts generated by the Company. In accordance with the terms of the Separation Agreement, intercompany balances at October 31, 1999 of approximately $622 million have been contributed to the Company's capital in its entirety. Intercompany account loans as a result of the true-up amount (as described below) are payable in full with interest of 6% per annum on the date of the consummation of the split-off. Any amounts advanced to the Company by Olsten in excess of the true-up amount will bear interest at The Chase Manhattan Bank's prime lending rate. The Separation Agreement provides that on October 31, 1999 if the sum of (a) indebtedness for borrowed money, (b) the deferred purchase price of property and (c) up to $10 million of transactions fees related to the transactions contemplated by the Separation Agreement and the Merger Agreement, less cash on hand (referred to as net debt) of Olsten

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)



and its subsidiaries (excluding the Company and its subsidiaries) is
(i) greater than $750 million, then the new intercompany account will reflect a payable by the Company to Olsten equal to the amount of excess, or (ii) less than $750 million, then the new intercompany account will reflect a payable by Olsten to the Company, in an amount equal to the shortfall or (iii) equal to $750 million, then no payment will be made in connection with the net debt calculation. Pursuant to the Separation Agreement, on October 31, 1999, net debt of Olsten and its subsidiaries (excluding the Company and its subsidiaries) was $721 million and on or prior to the date of the Split-off the Company will receive approximately $29 million in cash (referred to as the true-up amount). That amount will be reduced by any advances the Company receives from Olsten prior to the split-off date and may result in a payable by the Company to Olsten. In the event the Company is required to pay Olsten, it will need to borrow under its credit facility.


    Olsten uses a centralized cash management system. As a result, cash and cash equivalents (other than actual cash on hand) were not allocated to the Company. On October 31, 1999, the Company ceased participation in Olsten's cash management system and established its own cash management system.

    Included in selling, general and administrative expenses are $1.4 million, $1.6 million, and $1.4 million, in 1996, 1997 and 1998, respectively, relating to staffing services provided to the Company by Olsten.

NOTE 8. LEGAL MATTERS

GOVERNMENT INVESTIGATIONS

    The Company has been subject to several federal and state governmental investigations. Some of those investigations are still pending, although substantially all of them have been settled. In connection with the Split-Off, the Company has agreed to assume, to the extent permitted by operation of law and the terms of the liabilities, and indemnify Olsten for all liabilities associated with any pending or future governmental investigation of the health services business and has also agreed to comply with and be subject to all related settlement agreements and corporate integrity agreements or other operational agreements with the government.


    The Company has cooperated with the Office of Investigations section of the Office of Inspector General (an agency within the U.S. Department of Health and Human Services) and the U.S. Department of Justice in connection with the government's investigation into the Company's preparation of Medicare cost reports (the "cost reports investigation"). The Company has also cooperated with the U.S. Department of Justice and other federal agencies investigating the relationship between Columbia/HCA and the Company in connection with the purchase by Columbia/HCA of some home health agencies which had been owned by the health services business and subsequently managed under contract by a unit of Gentiva Health Services (the "Columbia/HCA investigation").



    The Company continues to cooperate with various state and federal agencies, including the U.S. Department of Justice, the Office of the Attorney General of New Mexico and the New Mexico Health Care Anti-Fraud Task Force in connection with their investigations into certain health care practices of Quantum. Among the matters the federal agencies are or were inquiring are allegations of improper billing and fraud against various federally-funded medical assistance programs on the part of Quantum and its post-acquisition successor, the Home Care Infusion Therapy Services business of Gentiva Health Services (the "Quantum New Mexico investigation"). Most of the time period that the Company understands to be at issue in the Quantum New Mexico investigation predates Olsten's
June 1996 acquisition of Quantum.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)



    In early December 1999, the Company received a document subpoena from the Department of Health and Human Services, Office of Inspector General, Office of Investigations. After preliminary discussions with the Office of Inspector General, the Company believes that the investigation relates to possible overpayments to the Company by the Medicare program. The Company intends to provide the Office of Inspector General with the requested documents and to cooperate fully with its investigation. At this time, the Company is unable to assess the probable outcome or potential liability, if any, arising from this subpoena.


    On July 19, 1999, Olsten entered into written civil and criminal agreements with the U.S. Department of Justice (and, as to the civil agreement, the Office of Inspector General of the U.S. Department of Health and Human Services) finalizing the understanding that it announced on March 30, 1999 to settle the civil and criminal aspects of the cost reports investigation and the Columbia/HCA investigation. Pursuant to the settlement, (a) Olsten paid on August 11, 1999 the sum of $61 million to the U.S. Department of Justice, including approximately $10.1 million in criminal fines and penalties; (b) in connection with the Columbia/HCA investigation, a subsidiary of the Company, Kimberly Home Health Care, Inc., pled guilty in the United States District Court for the Northern District of Georgia, the Southern District of Florida and the Middle District of Florida, respectively, to a criminal violation of the federal mail fraud, conspiracy and kickback statutes; (c) Kimberly Home Health
Care, Inc. has been permanently excluded from participation in Medicare, Medicaid and all other federal health care programs as defined in 42 U.S.C.
Section 1320a-7b(f); and (d) Olsten has executed a corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services.

    By letter dated June 30, 1999, the Medicare Fraud Control Unit of the New Mexico Attorney General's Office notified Olsten that it has declined to criminally prosecute the so-called "J-Code issue" relating to Quantum's past practices in seeking government health care reimbursement.

    On January 28, 1999, Olsten announced that it had been advised by the United States Attorney's Office for the District of New Mexico ("New Mexico U.S. Attorney's Office") that, in connection with the Quantum New Mexico Investigation, it had dropped its criminal investigation into certain past practices of Quantum. The criminal aspect of the Quantum New Mexico Investigation had focused on allegations of improper billing and fraud against various federally funded medical assistance programs on the part of Quantum during the period between January 1992 and April 1997. By letter dated
February 1, 1999, the New Mexico U.S. Attorney's Office advised Olsten that, having ended its criminal inquiry, the Office has referred the Quantum matter to its Affirmative Civil Enforcement ("ACE") Section. As it had done with the Criminal Division of the New Mexico U.S. Attorney's Office, the Company intends to cooperate fully with that Office's ACE Section in connection with its civil inquiry into the Quantum matter that has been referred to it. At this date, it is too early to ascertain what relief the ACE Section will seek in connection with the investigation, but such relief could include money damages and/or civil penalties.

    On October 28, 1998, Olsten announced that it entered into a final settlement agreement with several government agencies investigating certain past practices of Quantum. The agreement was entered into with the U.S. Department of Justice, the Office of the Inspector General of the U.S. Department of Health and Human Services, the U.S. Secretary of Defense (for the CHAMPUS/Tricare program), and the Attorneys General for the States of New York and Oklahoma. Pursuant to the settlement, Olsten reimbursed the government approximately
$4.5 million for certain disputed claims under the Medicaid and CHAMPUS programs for reimbursement for the provision of anti-hemophilia factor products to patients covered by certain federal health care programs and entered into a corporate integrity agreement.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)


LEGAL PROCEEDINGS

    In connection with the Split-Off, the Company has agreed to assume, to the extent permitted by operation of law and the terms of the liabilities, and indemnify Olsten for all liabilities, whether or not pending at the time of the Split-Off, of the health services business of Olsten and its subsidiaries, including, but not limited, to those listed below.

    In April 1997, a purported class action captioned Gail Weichman v. Olsten Corporation, et al., No. CV 97-1946, was filed in the United States District Court for the Eastern District of New York against Olsten, Miriam Olsten, Frank Liguori and Anthony Puglisi. In August 1997, two additional proposed class action lawsuits, captioned Esta S. Goldman v. Olsten Corporation, et al., No. CV 97-4501, and Elliott Waldman v. Olsten Corporation, et al., No. CV 97-5056, were filed in the United States District Court for the Eastern District of New York against the same defendants named in the Weichman lawsuit, plus Stuart Olsten. In September 1997, a fourth proposed class action lawsuit, captioned Michael Cannold v. Olsten Corporation, et al., No. CV 97-5408, was filed in the United States District Court for the Eastern District of New York against Olsten, Miriam Olsten, Stuart Olsten, Frank Liguori and Anthony Puglisi. (The Weichman, Goldman, Waldman and Cannold actions are referred to collectively as the "Class Actions"). On or about September 8, 1998, a Consolidated Amended Class Action Complaint (the "Amended Complaint") was filed in the U.S. District Court for the Eastern District of New York, captioned IN RE OLSTEN CORPORATION SECURITIES LITIGATION, No. 97-5056, by above plaintiffs against Olsten, Miriam Olsten, Stuart Olsten, Frank Liguori and Anthony Puglisi. The Amended Complaint asserts claims under Sections 10(b) (including Rule 10b-5 promulgated thereunder), 14(a) and 20(a) of the Securities Exchange Act of 1934 and Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, alleging that, as a result of certain alleged misstatements and omissions by certain of the defendants, Olsten's common stock was artificially inflated during the proposed class period (which is defined in the Amended Complaint as the period from February 5, 1996 though July 22, 1997). On October 19, 1998, Olsten and the individual defendants served a motion seeking an order dismissing the Amended Complaint. That motion was fully briefed on December 23, 1998. Plaintiffs filed a submission in connection with defendants' motion on October 12, 1999. Defendants filed a response to plaintiffs' submission on October 14, 1999, plaintiffs responded to it on October 21, 1999 and defendants filed a reply on October 21, 1999.

    The Amended Complaint seeks certification of the proposed class, a judgment declaring the conduct of the defendants to be in violation of the law, unspecified compensatory damages and unspecified costs and expenses, including attorneys' fees and experts' fees. While the Company is unable at this time to assess the probable outcome of the Class Actions or the materiality of the risk of loss in connection with the class action (given the preliminary stage of the Class Actions and the fact that the Amended Complaint does not allege damages with any specificity), Olsten believes that it acted responsibly with respect to its shareholders and has vigorously defended the Class Action.

    On or about May 11, 1999, a Complaint was filed in the Delaware Chancery Court in a derivative lawsuit, captioned RUBIN V. MAY, No. 17135-NC, against certain current and former directors of Olsten (the "Derivative Lawsuit"). The Complaint, which names Olsten as a nominal defendant, alleges a claim for breach of fiduciary duties arising out of the Class Action and the government investigations described above. The plaintiffs seek a judgment (1) requiring the defendants to account to Olsten for unspecified alleged damages resulting from the defendants' alleged conduct; (2) directing the defendants to establish and maintain effective compliance programs; and (3) awarding plaintiffs the costs and expenses of the lawsuit, including reasonable attorneys' fees. On
September 10, the defendants in the Derivative Lawsuit filed a motion to dismiss or, in the alternative, stay the lawsuit.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)


    On January 14, 1999, Kimberly Home Health Care, Inc. ("KHHC") initiated three arbitration proceedings against hospitals owned by Columbia/HCA with which one of the Company's subsidiaries had management services agreements to provide services to the hospitals' home health agencies. The basis for each of the arbitrations is that Columbia/HCA sold the home health agencies without assigning the management services agreements, while the management services agreements had periods ranging from 18 to 42 months prior to expiration and that as a result Columbia/HCA has breached the management services agreements. In response to the arbitrations, Columbia/HCA has asserted that the arbitration be consolidated and stayed, in part based upon its alleged claims against KHHC for breach of contract and requests indemnity and possibly return of management fees paid under the disallowance provision of the management services agreements. Columbia/HCA has not yet fully presented these claims in the arbitrations or other legal proceedings, and has not yet quantified the claims.

    In July 1999, the Company received notification that the Indiana Attorney General's Office filed a civil complaint against Olsten requesting the court to determine if Quantum violated Indiana law with respect to Medicaid claims. The complaint alleges that (1) overpayment was made to Quantum due largely to advances paid by Medicaid that were not properly credited by Quantum;
(2) Quantum supplied the Indiana Attorney General's Office with insufficient documentation regarding services provided by one of our pharmacies; and
(3) deliveries exceeded the amounts of physicians' orders. The alleged violations predate Olsten's acquisition of Quantum in June 1996.

NOTE 9. LEASE COMMITMENTS

    The Company rents certain properties under noncancellable, long-term operating leases, which expire at various dates. Certain of these leases require additional payments for taxes, insurance and maintenance and, in many cases, provide for renewal options. Rent expense under all leases was $24,545 in 1996, $25,524 in 1997 and $26,937 in 1998.

    Future minimum rental commitments for all noncancellable leases having a remaining term in excess of one year at January 3, 1999 are as follows:

1999........................................................  $22,712
2000........................................................   15,959
2001........................................................   10,518
2002........................................................    5,791
2003........................................................    4,017
Thereafter..................................................    5,918

NOTE 10. ACCRUED EXPENSES

    Accrued expenses are comprised of the following:

                                                             1997       1998
                                                           --------   --------
Settlement...............................................  $    --    $ 56,000
Costs under network services contracts...................   20,350      30,433
Income taxes payable.....................................   13,619          --
Other....................................................   30,746      32,194
                                                           -------    --------
                                                           $64,715    $118,627
                                                           =======    ========

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)


NOTE 11. STOCK PLANS

    Olsten maintains various stock option incentive plans under which certain employees of the Company are eligible for the grant of stock options. These options may be awarded in the form of incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"). The option price of an ISO cannot be less than 100 percent, and the option price of the NQSO cannot be less than 85 percent, of the fair market value at the date of grant. Options under the Plan(s) generally have a term of ten years and generally become cumulatively exercisable commencing one year after grant in four or five equal annual installments. The Company expects to establish stock option incentive plans to be effective upon consummation of the Split-Off. Effective as of the date of the Split-Off, all options to purchase Olsten stock held by the Company's employees will be converted into options to purchase the Company's stock.


    A summary of Olsten stock options for the three years ended January 3, 1999 for employees assigned to Gentiva Health Services is as follows:


                                                   1996                   1997                   1998
                                           --------------------   --------------------   --------------------
                                                       WEIGHTED               WEIGHTED               WEIGHTED
                                                       AVERAGE                AVERAGE                AVERAGE
                                                       EXERCISE               EXERCISE               EXERCISE
                                            SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                           ---------   --------   ---------   --------   ---------   --------
Options outstanding, beginning of year...  1,078,762    $23.85    1,002,194    $20.87      980,376    $20.50
  Granted................................    303,076     15.67      230,000     19.63      701,500     10.00
  Exercised..............................   (162,808)    15.33     (107,511)    15.25       (2,076)     7.89
  Cancelled..............................   (216,836)    33.20     (144,307)    25.65     (233,733)    18.60
                                           ---------    ------    ---------    ------    ---------    ------
Options outstanding, end of year.........  1,002,194    $20.87      980,376    $20.50    1,446,067    $15.72
                                           =========    ======    =========    ======    =========    ======
Options exercisable, end of year.........    556,259    $22.46      518,450    $21.69      485,485    $22.07
                                           =========    ======    =========    ======    =========    ======
Weighted-average fair value of options
  granted during the year................  $    6.28              $    8.19              $    3.57
                                           =========              =========              =========

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998, respectively: risk-free interest rates of 6.5, 6.3 and 5.3 percent; dividend yield of 2 percent for 1998 and 1 percent for 1997 and 1996; expected lives of six years for all; and volatility of 36 percent for 1998 and 1997 and 33 percent for 1996.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)



    The following table summarizes information about Olsten's stock options outstanding at January 3, 1999 for employees assigned to Gentiva Health
Services:


                                         OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                        -----------------------------------------------------   ----------------------------------
                            NUMBER        WEIGHTED AVERAGE                          NUMBER
      RANGE OF          OUTSTANDING AT       REMAINING       WEIGHTED AVERAGE   EXERCISABLE AT    WEIGHTED AVERAGE
   EXERCISE PRICES      JANUARY 3, 1999   CONTRACTUAL LIFE    EXERCISE PRICE    JANUARY 3, 1999    EXERCISE PRICE
---------------------   ---------------   ----------------   ----------------   ---------------   ----------------
   $  .86 to 1.08               4,785            .68              $ 1.07               4,785           $ 1.07
     1.72 to 2.59               3,443           1.41                2.12               3,443             2.12
     4.99 to 7.49             200,000           9.79                5.94                   0             5.94
    7.60 to 10.35             277,000           9.57                9.13                   0             9.13
   12.07 to 17.67             406,339           8.24               14.68             139,605            14.92
   18.53 to 26.25             486,096           7.51               21.28             269,248            21.98
   27.80 to 41.38              41,033           5.28               31.42              41,033            31.42
   42.24 to 60.35              27,371           5.29               51.67              27,371            51.67
                            ---------           ----              ------             -------           ------
   $ .86 to 60.35           1,446,067           8.28              $15.72             485,485           $22.07
                            =========           ====              ======             =======           ======

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)


    In 1996, Olsten adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized under the stock option plans. Had compensation cost for Olsten's stock option plans been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net income (loss) and net income (loss) per share would have been reduced (increased) to the pro forma amounts indicated below:

                                                                1996       1997        1998
                                                              --------   --------   ----------
                                                                 $          $           $
Net (loss) income--as reported..............................   (2,877)    26,847      (101,465)
Net (loss) income--pro forma................................   (5,026)    26,287      (102,535)
Basic (loss) income per share--as reported..................  (28,770)   268,470    (1,014,650)
Basic (loss) income per share--pro forma....................  (50,260)   262,870    (1,025,350)

    The statement provides for pro forma amounts for options granted beginning in 1995; therefore, the pro forma expense will likely increase in future years as the new option grants become subject to the pricing model.

NOTE 12. INCOME TAXES

    Comparative analysis of the provision (benefit) for income taxes follows:

                                                     1996       1997       1998
                                                   --------   --------   --------
CURRENT
  Federal........................................   $7,817    $14,166    $(29,808)
  State and local................................    1,126       (547)        294
                                                    ------    -------    --------
                                                     8,943     13,619     (29,514)
                                                    ------    -------    --------
DEFERRED
  Federal........................................   (1,860)     1,982     (17,556)
  State and local................................     (367)       697          --
                                                    ------    -------    --------
                                                    (2,227)     2,679     (17,556)
                                                    ------    -------    --------
                                                    $6,716    $16,298    $(47,070)
                                                    ======    =======    ========

    In accordance with the Tax Sharing Agreement, any net operating losses generated up to the Split-off will be carried back and utilized by Olsten.

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)


    Reconciliations of the differences between income taxes computed at the Federal statutory rate and provisions (benefits) for income taxes are as follows:

                                                                1996       1997       1998
                                                              --------   --------   --------
Income taxes computed at Federal statutory tax rate.........   $1,123    $15,043    $(51,987)
State income taxes, net of Federal benefit..................      493         98         190
Nondeductible settlement of government investigations.......       --         --       3,500
Amortization of intangibles.................................    1,893      1,701         922
Nondeductible merger costs..................................    2,297         --          --
Nondeductible meals & entertainment.........................      380        357         343
Earnings of non consolidated subsidiaries...................      462         --          --
Other, net..................................................       68       (901)        (38)
                                                               ------    -------    --------
                                                               $6,716    $16,298    $(47,070)
                                                               ======    =======    ========

    Deferred tax assets and liabilities are as follows:

                                                 DECEMBER 28, 1997   JANUARY 3, 1999
                                                 -----------------   ---------------
DEFERRED TAX ASSETS
  Reserves and allowances......................       $21,540            $40,320
  Other........................................           419                291
                                                      -------            -------
                                                       21,959             40,611
                                                      -------            -------
DEFERRED TAX LIABILITIES
  Capitalized software.........................        (1,875)            (2,281)
  Intangible assets............................        (2,551)           (24,933)
  Depreciation.................................          (371)              (371)
  Other........................................          (585)              (753)
                                                      -------            -------
                                                       (5,382)           (28,338)
                                                      -------            -------
Net deferred tax asset.........................       $16,577            $12,273
                                                      =======            =======

    During the fourth quarter of 1998, Olsten reached final agreement with the Internal Revenue Service with respect to its examination of Olsten's federal income tax returns for the years 1989 through 1993. Accordingly, certain amounts have been reclassified to deferred tax liabilities to reflect the conclusion of such examination.

NOTE 13. BENEFIT PLANS FOR PERMANENT EMPLOYEES

    Olsten and its subsidiaries maintain qualified and non-qualified defined contribution retirement plans for its salaried employees which provide for a partial match of employee savings under the plans and for discretionary profit-sharing contributions based on employee compensation. Olsten also maintains a non-qualified defined benefit retirement program for key employees and officers which provides supplemental retirement benefits funded in part by profit-sharing contributions. Certain employees of the Company are eligible to participate in the Olsten sponsored plans. The Company expects to establish benefit plans for permanent employees following the Split-off. Effective at the time of the Split-off, the Company will assume all obligations with respect to the Company's employees under Olsten's qualified and non-qualified defined contribution retirement plans. Before the Merger, the Company will establish a

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)


nonqualified supplemental executive retirement plan substantially similar to the Olsten plan and will assume all liabilities and obligations with respect to their employees and some former employees of Olsten. The Company will be liable for the funding of liabilities under the plan to the extent, if any, that these liabilities are in excess of the assets transferred. It is expected that shortly after the merger the nonqualified supplemental executive retirement plan will be terminated and the assets will be distributed to the participating employees.

    Company contributions under the defined contribution plans were approximately $3.1 million in 1996, $3.5 million in 1997, and $3.4 million in 1998.

NOTE 14. BUSINESS SEGMENT INFORMATION

    The Company operates in the United States and Canada, servicing patients and customers through the following business segments: Specialty Pharmaceutical Services, Home Care Nursing Services and Staffing Services. These segments are briefly described below.

    SPECIALTY PHARMACEUTICAL SERVICES includes (i) the distribution of drugs and other biological and pharmaceutical products and professional support services for individuals with chronic diseases, such as hemophilia, primary pulmonary hypertension, autoimmune deficiencies and growth disorders, (ii) the administration of antibiotics, chemotherapy, nutrients and other medications for patients with acute or episodic disease states and (iii) marketing and distribution services for pharmaceutical, biotechnology and medical service firms.

    HOME CARE NURSING SERVICES includes (i) professional and paraprofessional services, including skilled nursing, rehabilitation and other therapies, home health aide and personal care services, to individuals with acute illnesses, long-term chronic health conditions, permanent disabilities, terminal illnesses or post-procedural needs and (ii) care management and coordination for managed care organizations and self-insured employees.


    STAFFING SERVICES includes services to institutional, occupational and alternate site health care organizations by providing health care professionals to meet supplemental staffing needs.


    The Company evaluates performance and allocates resources based on earnings
(loss) before interest, taxes, depreciation and amortization. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Segment data includes charges for allocating corporate costs to each of the operating segments. Information about the Company's operations, inclusive of non-recurring charges, special charges and other adjustments of $75 million ($40 million related to Specialty Pharmaceutical Services and $35 million related to Home Care Nursing Services) in 1996, $122 million ($24 million related to Specialty Pharmaceutical Services and $98 million related to Home Care Nursing Services) in the year ended 1998 of which $66 million ($24 million related to Specialty Pharmaceutical Services and $42 million related to Home Care Nursing Services) was recorded in the nine months ended September 27, 1998, and $17 million ($2 million related to Specialty Pharmaceutical

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)


Services and $15 million related to Home Care Nursing Services) in the nine months ended October 3, 1999, as discussed in Note 4, is as follows:

                                                   SPECIALTY      HOME CARE
                                                 PHARMACEUTICAL    NURSING    STAFFING
                                                    SERVICES      SERVICES    SERVICES     TOTAL
                                                 --------------   ---------   --------   ----------
YEAR ENDED DECEMBER 29, 1996
-----------------------------------------------
Service sales, management fees and other
  income.......................................     $383,077      $ 943,015   $48,261    $1,374,353
                                                    ========      =========   =======    ==========
Earnings (loss) before interest, taxes,
  depreciation and amortization................     $(24,481)     $  66,899   $   488    $   42,906
Depreciation and amortization..................        8,185         18,322       501        27,008
Interest.......................................        4,566          7,786       335        12,687
                                                    --------      ---------   -------    ----------
Income (loss) before income taxes and minority
  interest.....................................     $(37,232)     $  40,791   $  (348)   $    3,211
                                                    ========      =========   =======    ==========
Segment assets.................................     $287,177      $ 484,797   $13,367    $  785,341
                                                    ========      =========   =======    ==========
Expenditures for long-lived assets.............     $ 11,519      $  35,597   $ 2,676    $   49,792
                                                    ========      =========   =======    ==========
YEAR ENDED DECEMBER 28, 1997
-----------------------------------------------
Service sales, management fees and other
  income.......................................     $516,712      $ 856,072   $61,070    $1,433,854
                                                    ========      =========   =======    ==========
Earnings before interest, taxes, depreciation
  and amortization.............................     $ 46,962      $  41,033   $ 1,830    $   89,825
Depreciation and amortization..................        7,735         21,038       720        29,493
Interest.......................................        7,386          9,523       442        17,351
                                                    --------      ---------   -------    ----------
Income before income taxes and minority
  interest.....................................     $ 31,841      $  10,472   $   668    $   42,981
                                                    ========      =========   =======    ==========
Segment assets.................................     $308,701      $ 456,397   $18,380    $  783,478
                                                    ========      =========   =======    ==========
Expenditures for long-lived assets.............     $ 11,933      $  14,602   $   793    $   27,328
                                                    ========      =========   =======    ==========
YEAR ENDED JANUARY 3, 1999
-----------------------------------------------
Service sales, management fees and other
  income.......................................     $591,138      $ 658,745   $80,420    $1,330,303
                                                    ========      =========   =======    ==========
Earnings (loss) before interest, taxes,
  depreciation and amortization................     $ 22,493      $(123,641)  $ 1,428    $  (99,720)
Depreciation and amortization..................        9,707         20,782       912        31,401
Interest.......................................        9,447          7,513       454        17,414
                                                    --------      ---------   -------    ----------
Income (loss) before income taxes..............     $  3,339      $(151,936)  $    62    $ (148,535)
                                                    ========      =========   =======    ==========
Segment assets.................................     $434,299      $ 489,860   $21,579    $  945,738
                                                    ========      =========   =======    ==========
Expenditures for long-lived assets.............     $ 15,400      $  51,705   $ 1,463    $   68,568
                                                    ========      =========   =======    ==========

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)


                                                   SPECIALTY      HOME CARE
                                                 PHARMACEUTICAL    NURSING    STAFFING
                                                    SERVICES      SERVICES    SERVICES     TOTAL
                                                 --------------   ---------   --------   ----------
NINE MONTHS ENDED SEPTEMBER 27, 1998
  (UNAUDITED)
Service sales, management fees and other
  income.......................................     $430,944      $ 480,771   $56,570    $  968,285
                                                    ========      =========   =======    ==========
Earnings (loss) before interest expense, taxes,
  depreciation and amortization................     $ 10,541      $ (63,541)  $   592    $  (52,408)
                                                    --------      ---------   -------    ----------
Depreciation and amortization..................        6,896         15,512       670        23,078
Interest expense...............................        7,284          5,437       332        13,053
                                                    ========      =========   =======    ==========
Loss before income taxes.......................     $ (3,639)     $ (84,490)  $  (410)   $  (88,539)
                                                    ========      =========   =======    ==========
Segment assets.................................     $386,603      $ 417,258   $17,988    $  821,849
                                                    ========      =========   =======    ==========
Expenditures for long-lived assets.............     $ 10,629      $  12,575   $ 1,211    $   24,415
                                                    ========      =========   =======    ==========
NINE MONTHS ENDED OCTOBER 3, 1999 (UNAUDITED)
Service sales, management fees and other
  income.......................................     $532,799      $ 507,296   $77,950    $1,118,045
                                                    ========      =========   =======    ==========
Earnings (loss) before interest expense, taxes,
  depreciation and amortization................     $ 41,696      $ (19,871)  $ 1,340    $   23,165
Depreciation and amortization..................        8,447         16,488       863        25,798
Interest expense...............................        7,708          4,771       329        12,808
                                                    --------      ---------   -------    ----------
Income (loss) before income taxes..............     $ 25,541      $ (41,130)  $   148    $  (15,441)
                                                    ========      =========   =======    ==========
Segment assets.................................     $504,286      $ 492,192   $25,779    $1,022,257
                                                    ========      =========   =======    ==========
Expenditures for long-lived assets.............     $  6,617      $   9,878   $   785    $   17,280
                                                    ========      =========   =======    ==========

    Financial information, summarized by geographic area, is as follows:

                                                                SERVICE SALES,
                                                              MANAGEMENT FEES AND   LONG-LIVED
                                                                 OTHER INCOME         ASSETS
                                                              -------------------   ----------
YEAR ENDED DECEMBER 29, 1996
United States...............................................      $1,345,371         $309,538
Canada......................................................          28,982              488
                                                                  ----------         --------
                                                                  $1,374,353         $310,026
                                                                  ==========         ========
YEAR ENDED DECEMBER 28, 1997
United States...............................................      $1,398,998         $286,008
Canada......................................................          34,856              628
                                                                  ----------         --------
                                                                  $1,433,854         $286,636
                                                                  ==========         ========
YEAR ENDED JANUARY 3, 1999
United States...............................................      $1,290,072         $317,849
Canada......................................................          40,231              750
                                                                  ----------         --------
                                                                  $1,330,303         $318,599
                                                                  ==========         ========

                 GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)


NOTE 15. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                          FIRST      SECOND     THIRD      FOURTH
                                                         QUARTER    QUARTER    QUARTER    QUARTER
                                                         --------   --------   --------   --------
                                                            $          $          $          $
YEAR ENDED DECEMBER 28, 1997
Service sales, management fees and other income........  359,144     365,309   353,309     356,092
Gross profit...........................................  133,597     132,954   128,195     125,840
Net income.............................................    9,248       9,411     5,782       2,406

SHARE INFORMATION:
Basic income per share.................................   92,480      94,110    57,820      24,060

YEAR ENDED JANUARY 3, 1999
Service sales, management fees and other income........  331,967     315,202   321,118     362,016
Gross profit...........................................  113,560      77,376   106,085     124,386
Net loss...............................................   (1,980)    (49,417)   (7,510)    (42,558)

SHARE INFORMATION:
Basic loss per share...................................  (19,800)   (494,170)  (75,100)   (425,580)

    The fourth quarters ended January 3, 1999 and December 28, 1997 include 14 weeks and 13 weeks, respectively.

    The second, third and fourth quarters of 1998 include approximately
$64 million, $2 million and $56 million, respectively, of certain non-recurring charges and other adjustments as indicated in Note 4.

NOTE 16. CONTINGENCY

    In September 1999, the Company received a Notice of Amount of Program Reimbursement relating to its 1997 Medicare cost reports indicating that the Medicare fiscal intermediary disagrees with the Company's methodology of allocating a portion of its overhead. The Health Care Financing Administration has indicated that it agrees with the fiscal intermediary which could result in a possible disallowance of cost. Since the Company used a similar methodology for allocating overhead costs in 1998 and 1999, a disallowance could result for these periods as well. The Company believes its cost reports are accurate and consistent with past practice accepted by the fiscal intermediary, and will appeal the notice to the Provider Reimbursement Review Board. While management believes that adequate provisions have been made for revenue adjustments, the Company is unable to predict the outcome of this appeal and the final determination of revenue ultimately recognized under the Medicare program.

                  SCHEDULE II--VALUATION & QUALIFYING ACCOUNTS

                                                     COL. B          COL. C                      COL. E
                                                   ----------   ----------------                ---------
                                                   BALANCE AT      ADDITIONS         COL. D      BALANCE
                                                   BEGINNING    CHARGED TO COSTS   ----------   AT END OF
                                                   OF PERIOD      AND EXPENSES     DEDUCTIONS    PERIOD
                                                   ----------   ----------------   ----------   ---------
Allowance for Doubtful Accounts:

For the Year Ended January 3, 1999...............    $19,200         $24,046        $(17,650)    $25,596

For the Year Ended December 28, 1997.............    $22,171         $25,884        $(28,855)    $19,200

For the Year Ended December 29, 1996.............    $28,517         $18,430        $(24,776)    $22,171

Until                 all dealers effecting transactions in the registered
securities, whether or not participating in this distribution, may be required to deliver a prospectus.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information of representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


                         GENTIVA HEALTH SERVICES, INC.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               AGREEMENT AND PLAN
                                   OF MERGER
                                  BY AND AMONG
                                   ADECCO SA,
                        STAFFING ACQUISITION CORPORATION
                                      AND
                               OLSTEN CORPORATION
                          DATED AS OF AUGUST 17, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                              --------
                                      ARTICLE I

                                      THE MERGER

Section 1.01.   The Merger..................................................      2
Section 1.02.   Effective Time..............................................      2
Section 1.03.   Certificate of Incorporation and By-Laws of Surviving
                Corporation.................................................      2
Section 1.04.   Directors and Officers of Surviving Corporation.............      2
Section 1.05.   Stockholders' Meetings......................................      2
Section 1.06.   Further Assurances..........................................      3

                                      ARTICLE II

                                 CONVERSION OF SHARES

Section 2.01.   Olsten Common Stock.........................................      4
Section 2.02.   Election Procedures.........................................      5
Section 2.03.   Merger Sub Common Stock; Adecco Owned Olsten Common Stock...      6
Section 2.04.   Exchange of Shares..........................................      6
Section 2.05.   Effect on Options and Convertible Securities................      8
Section 2.06.   Fractional Shares...........................................      9
Section 2.07.   Dissenting Shares...........................................      9
Section 2.08.   Lost Certificates...........................................     10
Section 2.09.   Withholding Rights..........................................     10

                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES
                               OF ADECCO AND MERGER SUB

Section 3.01.   Organization, Etc...........................................     11
Section 3.02.   Authority...................................................     11
Section 3.03.   Consents; No Violations, Etc................................     11
Section 3.04.   Capitalization..............................................     12
Section 3.05.   SEC and Other Filings.......................................     12
Section 3.06.   Financial Statements........................................     13
Section 3.07.   Absence of Undisclosed Liabilities..........................     13
Section 3.08.   Absence of Changes or Events................................     13
Section 3.09.   Litigation..................................................     14
Section 3.10.   Compliance with Laws........................................     14
Section 3.11.   Taxes.......................................................     14
Section 3.12.   Employee Benefit Plans; ERISA...............................     14
Section 3.13.   Environmental Matters.......................................     15
Section 3.14.   Finders or Brokers..........................................     15
Section 3.15.   Board Recommendation........................................     15

                                                                                PAGE
                                                                              --------
                                      ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF OLSTEN

Section 4.01.   Organization, Etc...........................................     16
Section 4.02.   Authority...................................................     16
Section 4.03.   Consents; No Violations, Etc................................     16
Section 4.04.   Capitalization..............................................     17
Section 4.05.   SEC Filings.................................................     17
Section 4.06.   Financial Statements........................................     18
Section 4.07.   Absence of Undisclosed Liabilities..........................     18
Section 4.08.   Absence of Changes or Events................................     18
Section 4.09.   Litigation..................................................     20
Section 4.10.   Subsidiaries and Investments................................     20
Section 4.11.   Compliance with Laws........................................     20
Section 4.12.   Intellectual Property Rights................................     21
Section 4.13.   Taxes.......................................................     22
Section 4.14.   Employee Benefit Plans; ERISA...............................     23
Section 4.15.   Labor and Employment Matters................................     26
Section 4.16.   No Change of Control Payments...............................     26
Section 4.17.   Environmental Matters.......................................     27
Section 4.18.   Insurance...................................................     27
Section 4.19.   Leases......................................................     27
Section 4.20.   Contracts and Commitments...................................     28
Section 4.21.   Finders or Brokers..........................................     28
Section 4.22.   Opinions....................................................     29
Section 4.23.   Board Recommendation........................................     29
Section 4.24.   Voting Requirements.........................................     29
Section 4.25.   State Antitakeover Statutes.................................     29

                                      ARTICLE V

                                      COVENANTS

Section 5.01.   Conduct of Business of Olsten and Adecco....................     30
Section 5.02.   No Solicitation.............................................     33
Section 5.03.   Access to Information.......................................     34
Section 5.04.   Registration Statements and Proxy Statements................     34
Section 5.05.   Other Actions; Filings; Consents............................     36
Section 5.06.   Public Announcements........................................     36
Section 5.07.   Notification of Certain Matters.............................     36
Section 5.08.   Expenses....................................................     37
Section 5.09.   Affiliates..................................................     37
Section 5.10.   Stock Exchange Listing......................................     37
Section 5.11.   Indemnification.............................................     37
Section 5.12.   Settlement Releases.........................................     38
Section 5.13.   Board Representation........................................     38
Section 5.14.   Taxation and the Split-Off..................................     38
Section 5.15.   Certain Employee Benefits...................................     38
Section 5.16.   Carryback Elections.........................................     38
Section 5.17.   Tax Basis and Earnings & Profits Study......................     38
Section 5.18.   Waiver of Repurchase Obligation.............................     38

                                                                                PAGE
                                                                              --------
Section 5.19.   Review and Filing of Tax Returns............................     38

                                      ARTICLE VI

                            CONDITIONS TO THE OBLIGATIONS
                           OF OLSTEN, ADECCO AND MERGER SUB

Section 6.01.   Registration Statement......................................     39
Section 6.02.   Stockholder Approval........................................     39
Section 6.04.   HSR Act and Other Antitrust Approvals.......................     39
Section 6.05.   Stock Exchange Listing......................................     39

                                     ARTICLE VII

                       CONDITIONS TO THE OBLIGATIONS OF ADECCO
                                    AND MERGER SUB

Section 7.01.   Representations and Warranties True.........................     40
Section 7.02.   Performance.................................................     40
Section 7.03.   Material Adverse Effect.....................................     40
Section 7.04.   Compliance with Separation Agreement........................     40
Section 7.05.   Separation Agreement Representations and Warranties True....     40

                                     ARTICLE VIII

                       CONDITIONS TO THE OBLIGATIONS OF OLSTEN

Section 8.01.   Representations and Warranties True.........................     40
Section 8.02.   Performance.................................................     40
Section 8.03.   Material Adverse Effect.....................................     41

                                      ARTICLE IX

                                       CLOSING

Section 9.01.   Time and Place..............................................     41
Section 9.02.   Filings and Deliveries at the Closing.......................     41

                                      ARTICLE X

                             TERMINATION AND ABANDONMENT

Section 10.01.  Termination.................................................     41
Section 10.02.  Procedure for Termination...................................     42
Section 10.03.  Effect of Termination and Abandonment.......................     42
Section 10.04.  Termination Fees............................................     43

                                      ARTICLE XI

                                     DEFINITIONS

Section 11.01.  Terms Defined in This Agreement.............................     43

                                     ARTICLE XII

                                    MISCELLANEOUS

Section 12.01.  Amendment and Modification..................................     46
Section 12.02.  Waiver of Compliance; Consents..............................     46
Section 12.03.  Survival of Representations and Warranties;
                Investigations..............................................     46

                                                                                PAGE
                                                                              --------
Section 12.04.  Notices.....................................................     46
Section 12.05.  Assignment; Third Party Beneficiaries.......................     47
Section 12.06.  Governing Law...............................................     47
Section 12.07.  Agent for Service; Waiver of Limitations....................     48
Section 12.08.  WAIVER OF JURY TRIAL AND CERTAIN DAMAGES....................     48
Section 12.09.  Counterparts................................................     48
Section 12.10.  Severability................................................     48
Section 12.11.  Interpretation..............................................     48
Section 12.12.  Entire Agreement............................................     49
Section 12.13.  Enforcement of Agreement....................................     49

EXHIBITS

Exhibit A         --         Form of Separation Agreement
Exhibit B         --         Form of Olsten Voting Agreement
Exhibit C                    Form of Certificate of Incorporation of the Surviving
                  --         Corporation
Exhibit D         --         Form of Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of August 17, 1999 (the "Agreement"), by and among Adecco SA, a SOCIETE ANONYME organized under the laws of Switzerland ("Adecco"), Staffing Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Adecco ("Merger Sub") and Olsten Corporation, a Delaware corporation ("Olsten"). Merger Sub and Olsten are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                    RECITALS

    WHEREAS, Adecco and Olsten wish to effect the combination of the staffing services and information services businesses of Adecco and Olsten through a merger of Olsten with Merger Sub (the "Merger") on the terms and conditions set forth herein;

    WHEREAS, prior to the Merger, Olsten will transfer, on the terms and subject to the conditions set forth in the separation agreement, dated as of the date hereof, among Adecco, Olsten and OHS (as hereinafter defined) in the form attached hereto as Exhibit A (the "Separation Agreement," which term shall include the Ancillary Agreements (as defined in the Separation Agreement)), the Health Services Business (as defined in the Separation Agreement) of Olsten and its Subsidiaries and the Assumed OHS Liabilities (as defined in the Separation Agreement) to Aaronco Corp. ("OHS"), a Delaware corporation and a wholly-owned subsidiary of Olsten and at the Effective Time (as defined in Section 1.02 hereof) the holders of shares of Olsten common stock, par value $.10 ("Olsten Stock"), and Olsten Class B common stock, par value $.10 ("Olsten Class B Stock," and, together with the Olsten Stock, the "Olsten Common Stock"), will receive shares of common stock of OHS in consideration for the redemption of a portion of their shares of Olsten Common Stock (the "Split-Off");

    WHEREAS, upon the Split-Off it is intended that Olsten will own only the Retained Businesses (as defined in the Separation Agreement) subject to the terms and conditions of the Separation Agreement;

    WHEREAS, in order to effect the Split-Off and the Merger (together, the "Transaction"), Merger Sub will merge with and into Olsten and each issued and outstanding share of Olsten Common Stock (other than shares of Olsten Common Stock held by Olsten as treasury stock or owned by Adecco or Merger Sub immediately prior to the Effective Time and other than Dissenting Shares (as defined in Section 2.07 hereof)), will be converted into the right to receive
(i) the Merger Consideration (as defined in Section 2.01 hereof) and (ii) the Split-Off Consideration (as defined in Section 2.01 hereof) as set forth below;

    WHEREAS, the Board of Directors of Olsten has unanimously determined that the Merger and the Split-Off are advisable on the terms and conditions contained in this Agreement, the Separation Agreement and the other agreements contemplated hereby and thereby, and that each of the other transactions contemplated herein and therein are fair to, and in the best interests of Olsten and Olsten's stockholders, and has approved and adopted this Agreement, the Separation Agreement, the Merger, the Split-Off and each of the other transactions contemplated herein and therein and intends to recommend the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of Olsten;

    WHEREAS, the Board of Directors of Adecco has determined that the Merger is advisable on the terms and conditions contained in this Agreement and that each of the other transactions contemplated herein is consistent with and in furtherance of the long-term business strategy of Adecco and is fair to, and in the best interests of Adecco and Adecco's stockholders, and has approved and adopted this Agreement and the other transactions contemplated herein and intends to recommend that the stockholders of Adecco approve (i) the issuance of the Adecco Common Stock (as defined Section 2.01 hereof) and, if necessary, the Adecco ADSs (as defined in Section 2.01 hereof) making up the Stock Consideration (as defined in Section 2.01 hereof) and required for issuance pursuant to Section 2.05 of this Agreement and the waiver of any preemptive rights with respect thereto and (ii) the increase in the size of the Board of Directors of Adecco and the election of new directors as contemplated by Section 5.13 hereof (such proposals collectively referred to herein as the "Adecco Stockholder Proposals");

    WHEREAS, certain holders of Olsten Class B Stock have committed to vote in favor of approving this Agreement, the Merger, and the other transactions contemplated hereby, all as provided in the form attached hereto as Exhibit B (the "Voting Agreement");

    WHEREAS, Adecco, Merger Sub and Olsten desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

    NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.01. THE MERGER. (a) In accordance with the provisions of this Agreement and the General Corporation Law of the State of Delaware (the "Delaware Act"), at the Effective Time, which shall occur as soon as practicable after the satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII, Merger Sub shall be merged with and into Olsten, and Olsten shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be "Olsten," or such other name as may be designated by Adecco. At the Effective Time the separate existence of Merger Sub shall cease.

    (b) The Merger shall have the effects on Olsten and Merger Sub as constituent corporations of the Merger as provided under the Delaware Act.

    Section 1.02. EFFECTIVE TIME. The Merger shall become effective at the time of filing of, or at such later time specified in, a certificate of merger, in the form required by and executed in accordance with the Delaware Act, with the Secretary of State of the State of Delaware in accordance with the Delaware Act (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

    Section 1.03. CERTIFICATE OF INCORPORATION AND BY-LAWS OF SURVIVING CORPORATION. The Certificate of Incorporation of Olsten shall be amended as of the Effective Time to read as set forth on Exhibit C. The By-Laws of Olsten, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law.

    Section 1.04. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The initial directors of the Surviving Corporation shall be those persons who serve as directors of Merger Sub immediately prior to the Effective Time and the initial officers of the Surviving Corporation shall be those persons who serve as officers of Olsten immediately prior to the Effective Time, in each case until their successors are elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

    Section 1.05. STOCKHOLDERS' MEETINGS. (a) Olsten shall take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to call and convene a special meeting of its stockholders (the "Olsten Special Meeting" and, together with the Adecco Special Meeting (as defined below), the "Special Meetings") as soon as practicable to consider, vote upon and obtain the approval of this Agreement, the Merger and the other transactions contemplated hereby by a majority of the voting power represented by the outstanding shares of Olsten Stock and Olsten Class B Stock entitled to vote thereon, voting together as a single class. Olsten shall, through its Board of Directors, (i) recommend to its stockholders approval of this Agreement, the Merger and the other transactions contemplated hereby, which recommendation shall be contained in a proxy statement of Olsten (the "Olsten Proxy Statement") and shall not withdraw, modify or change in any manner or take action inconsistent with its recommendation of this Agreement, the Merger or the other transactions contemplated hereby and shall not resolve to do any of the foregoing and publicly disclose such resolution; PROVIDED, HOWEVER, that, subject to compliance with the provisions of Section 5.02 hereof, the Board of Directors of Olsten may fail to make its recommendation to its stockholders or may withdraw, modify or change in any manner or take action inconsistent with such recommendation or resolve to do any of the foregoing and publicly disclose such resolution if such Board of Directors reasonably believes after (x) receiving a Superior Proposal (as hereinafter defined) which was not solicited by it after July 26, 1999 and which did not result from a breach of Section 5.02 hereof,
(y) receiving the advice of outside legal counsel that failure to take such action would be a breach of its fiduciary duties to its stockholders under applicable law and (z) receiving the advice of a financial advisor of nationally recognized reputation that the party making such proposal is financially capable and that such Superior Proposal is more favorable from a financial point of view to its stockholders than the Merger and the Split-Off, that the making of such recommendation or the failure to so withdraw, modify or change in any manner or take any action inconsistent with such recommendation or to resolve to do any of the foregoing and publicly disclose such resolution would be a breach of its fiduciary duties under applicable law and (ii) cause to be solicited from its stockholders proxies regarding approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

    (b) Adecco shall take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws (or other applicable organizational documents) to call and convene a special meeting of its stockholders (the "Adecco Special Meeting") as soon as practicable to consider and vote upon the approval of the Adecco Stockholder Proposals. Adecco, through its Board of Directors, (i) shall recommend to its stockholders the approval of the Adecco Stockholder Proposals, which recommendation shall be contained in any materials of Adecco delivered by Adecco to its stockholders in connection with the convening of the Adecco Special Meeting (the "Adecco Proxy Statement") and
(ii) cause to be solicited from its stockholders the approval of the Adecco Stockholder Proposals.

    Section 1.06. FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, obligation, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, obligation, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II
                              CONVERSION OF SHARES

    Section 2.01. OLSTEN COMMON STOCK. (a) At the Effective Time, each share of Olsten Common Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares (as hereinafter defined), shares, if any, owned by Olsten as treasury stock or owned by Adecco, Merger Sub or any of their wholly-owned Subsidiaries or by any wholly-owned Subsidiary of Olsten) shall, by virtue of the Split-Off and the Merger and without any action on the part of the holder thereof, be converted into the right to receive (x) all of the shares of validly issued, fully paid and nonassessable shares (the "Split-Off Consideration") of common stock of OHS (the "OHS Common Stock"), except for a nominal number of the outstanding shares of OHS Common Stock which may be retained by Olsten, which shares shall be identified, prior to the Effective Time, in a writing between Olsten and Adecco and (y) either (A) $8.75 per share, without interest (the "Cash Consideration") or (B) .12472 Adecco American Depositary Shares ("Adecco ADSs"), each Adecco ADS representing one-eighth of one validly issued, fully paid and nonassessable share of Adecco's common shares, par value CHF 10.00 per share (the "Adecco Common Stock"), evidenced by American Depositary Receipts of Adecco ("Adecco ADRs") (the "Stock Consideration") or (C) a combination of a fraction of an Adecco ADS and cash, determined in accordance with Section 2.01(d), (e) or (f), as applicable (the foregoing clause (A) or (B) or (C) (the "Merger Consideration"). The ADSs are to be issued pursuant to a Deposit Agreement (the "Deposit Agreement") dated November 1994, among Adecco, Morgan Guaranty Trust Company of New York, as Depositary and the holders from time to time of Adecco ADRs evidencing Adecco ADSs representing Adecco Common Stock issued thereunder. The Split-Off Consideration and the Merger Consideration pursuant to this Section 2.01(a) are hereinafter sometimes called the "Closing Consideration."

    (b) EFFECT ON OLSTEN COMMON STOCK. At the Effective Time all outstanding shares of Olsten Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Olsten Common Stock shall thereafter cease to have any rights with respect to such shares of Olsten Common Stock, except the right to receive the Closing Consideration for such shares of Olsten Common Stock as specified in the foregoing clause (a) upon the surrender of such certificate in accordance with Section 2.04 or dissenters' rights pursuant to
Section 2.07.

    (c) ELECTION OF MERGER CONSIDERATION. Subject to the allocation and election procedures set forth in this Section 2.01 and Section 2.02, each holder of record (as of the Effective Time) of shares of Olsten Common Stock will be entitled, with respect to each such share, to (i) receive the Split-Off Consideration and (ii)(A) elect to receive cash (a "Cash Election"), (B) elect to receive Adecco ADSs (a "Stock Election"), or (C) indicate that such record holder has no preference as to the receipt of cash or Adecco ADSs (a "Non-Election"). Any holder who fails to make a valid and timely election shall be deemed to have made a Non-Election. All such elections shall be made on a form designed for that purpose (a "Form of Election") in accordance with the procedures specified in Section 2.02.

    (d) EXCESS CASH ELECTIONS. If the aggregate number of shares of Olsten Common Stock covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number (as defined below), then all shares of Olsten Common Stock covered by Stock Elections and all shares of Olsten Common Stock covered by Non-Elections (the "Non-Election Shares") shall be converted into the right to receive the Split-Off Consideration and Stock Consideration, and all shares of Olsten Common Stock covered by Cash Elections shall be converted into the right to receive (in addition to the Split-Off Consideration) Adecco ADSs and cash in the following manner:

    each share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Adecco ADSs equal to the product of (x) the Stock Consideration and (y) a fraction equal to one minus the Cash Fraction.

    The "Cash Election Number" shall be equal to (i) 50% of the number of shares of Olsten Common Stock outstanding as of immediately prior to the Effective Time, minus (ii) (A) the number of shares of Olsten Common Stock represented by Dissenting Shares (as defined below), (B) the number of shares of Olsten Common Stock for which cash in lieu of fractional shares of Adecco ADSs is payable pursuant to Section 2.06 and (C) the number of shares of Olsten Common Stock, if any, owned by Olsten as treasury stock or owned by Adecco, Merger Sub or any of their wholly-owned Subsidiaries or by any wholly-owned Subsidiary of Olsten.

    (e) EXCESS STOCK ELECTIONS. If the aggregate number of shares of Olsten Common Stock covered by Stock Elections (the "Stock Election Shares") exceeds the Stock Election Number (as defined below), then all shares of Olsten Common Stock covered by Cash Elections and all shares of Olsten Common Stock covered by Non-Elections shall be converted into the right to receive the Split-Off Consideration and the Cash Consideration, and all shares of Olsten Common Stock covered by Stock Elections shall be converted into the right to receive (in addition to the Split-Off Consideration) Adecco ADSs and cash in the following manner:

    each share shall be converted into the right to receive (i) a number of shares of Adecco ADSs equal to a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (ii) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction equal to one minus the Stock Fraction.

    The "Stock Election Number" shall be equal to (i) 50% of the number of shares of Olsten Common Stock outstanding as of immediately prior to the Effective Time minus (ii) the number of shares of Olsten Common Stock, if any, owned by Olsten as treasury stock or owned by Adecco, Merger Sub or any of their wholly-owned Subsidiaries or by any wholly-owned Subsidiary of Olsten.

    (f) INSUFFICIENT ELECTIONS. In the event that neither Section 2.01(d) nor
Section 2.01(e) above is applicable, all shares of Olsten Common Stock covered by Cash Elections shall be converted into the right to receive the Split-Off Consideration and the Cash Consideration, all shares of Olsten Common Stock covered by Stock Elections shall be converted into the right to receive the Split-Off Consideration and the Stock Consideration, and the shares of Olsten Common Stock covered by Non-Elections, if any, shall be converted into the right to receive (in addition to the Split-Off Consideration) Adecco ADSs and cash in the following manner:

    each share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the "Non-Election Fraction"), the numerator of which shall be the excess, if any, of the Cash Election Number over the total number of Cash Election Shares and the denominator of which shall be the Non-Election Shares and (ii) a number of shares of Adecco ADSs equal to the product of (x) the Stock Consideration and (y) a fraction equal to one minus the Non-Election Fraction.

    Section 2.02. ELECTION PROCEDURES. (a) Elections shall be made by holders of Olsten Common Stock by mailing to the Exchange Agent (as hereinafter defined) a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and accompanied by Certificates (as hereinafter defined) representing the shares of Olsten Common Stock as to which the election is being made. Holders of record of shares of Olsten Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Elections, provided that such Representative certifies in writing that each such Form of Election covers all the shares of Olsten Common Stock held by each Representative for a particular beneficial owner. Olsten shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Olsten (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Olsten nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall make all computations contemplated by Section 2.01 and this Section 2.02 and all such computations shall be conclusive and binding on the holders of Olsten Common Stock. Forms of Election and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected and risk of loss and title to the Certificates theretofore representing shares of Olsten Common Stock shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as Adecco and Olsten shall mutually agree shall be mailed on the date that the Olsten Proxy Statement is first mailed to the stockholders of Olsten.

    (b) A holder of Olsten Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (as defined below) shall be deemed to have made a Non-Election. If Olsten or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made with respect to any or all of the shares of Olsten Common Stock of a holder, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the stockholder making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

    (c) Olsten shall use its reasonable best efforts to mail the Form of Election to all persons or entities who become holders of Olsten Common Stock during the period between the record date for the Olsten Special Meeting and 10:00 a.m., New York time, on the date five business days prior to the anticipated Effective Time and to make the Form of Election available to all persons or entities who become holders of Olsten Common Stock subsequent to such day and no later than the close of business on the business day prior to the Effective Time. A Form of Election must be received by the Exchange Agent by 4:00 p.m. on the last business day prior to the Effective Time (the "Election Deadline") in order to be effective. All elections may be revoked in writing until the Election Deadline.

    Section 2.03.  MERGER SUB COMMON STOCK; ADECCO OWNED OLSTEN COMMON
STOCK. (a) At the Effective Time, each share of common stock, par value $.001 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.10 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

    (b) At the Effective Time all outstanding shares of Olsten Common Stock that are owned by Olsten as treasury stock and any shares of Olsten Common Stock that are owned by Adecco or Merger Sub or any wholly-owned Subsidiary thereof or by any wholly-owned Subsidiary of Olsten, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Olsten Common Stock shall thereafter cease to have any rights with respect to such shares of Olsten Common Stock and no consideration shall be delivered in exchange therefor.

    Section 2.04. EXCHANGE OF SHARES. (a) Adecco and Olsten shall jointly designate one or more persons in the United States to act as the Exchange Agent (the "Exchange Agent") for the purposes described in Section 2.02 and for the purpose of exchanging certificates representing shares of Olsten Common Stock for the Closing Consideration. At least one business day prior to the Effective Time, Adecco will deposit with the Exchange Agent the aggregate Merger Consideration, and Olsten shall deposit or cause OHS to deposit with the Exchange Agent the aggregate Split-Off Consideration, each to be paid in respect of the shares of Olsten Common Stock. For purposes of determining the aggregate Merger Consideration and the aggregate Split-Off Consideration to be so deposited with the

Exchange Agent, Adecco and Olsten shall assume that no holder of shares of Olsten Common Stock will perfect his/her right to appraisal of his/her shares of Olsten Common Stock pursuant to Section 2.07 hereof. Adecco will pay all fees and expenses associated with the issuance of the Adecco ADSs evidenced by Adecco ADRs to Morgan Guaranty Trust Company of New York, as depositary (the "Depositary") and the issuance by the Depositary of the Adecco ADSs.

    (b) Promptly after the Effective Time, Adecco and the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Olsten Common Stock (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Closing Consideration.

    (c) Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Closing Consideration that such holder has the right to receive under this Article II, and such Certificate shall forthwith be canceled. If any shares of Adecco ADSs are to be issued to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that such surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange by a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of Adecco that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.04, each Certificate shall represent, for all purposes, the right to receive the Closing Consideration in respect of the number of shares of Olsten Common Stock evidenced by such Certificate. No dividends or other distributions that are declared after the Effective Time on Adecco Common Stock or OHS Common Stock and payable to the respective holders of record thereof after the Effective Time will be paid to holders of Certificates until such holders surrender their Certificates. Upon such surrender, Adecco or OHS, as the case may be, shall deposit with the Exchange Agent and shall cause the Exchange Agent to pay to the record holder of the shares of Adecco ADRs or Adecco Common Stock, as the case may be, representing Stock Consideration or the recordholder of the OHS Common Stock representing Split-Off Consideration, the dividends or other distributions, excluding interest, that became payable after the Effective Time and were not paid because of the delay in surrendering Certificates for exchange.

    (d) From and after the Effective Time, there shall be no transfers on the stock transfer books of Olsten of the shares of Olsten Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Adecco or the Surviving Corporation, they shall be canceled and exchanged as provided in this Article II.

    (e) Neither Olsten, Adecco nor the Surviving Corporation shall be liable to any holder of Certificates with respect to any Closing Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (f) Any Closing Consideration payable to holders of Olsten Common Stock pursuant to Section 2.01 which remains undistributed to the holders of Olsten Common Stock for a period of six months after the Closing Date shall be delivered to the Surviving Corporation, upon its request, and any holders of Olsten Common Stock who have not surrendered Certificates to the Exchange Agent for the Closing Consideration or complied with the instructions in the letter of transmittal, as the case may be, shall thereafter look only to the Surviving Corporation for payment of the Closing Consideration.

    (g) Notwithstanding Section 2.01(a), Adecco will provide holders of Olsten Common Stock with the option to elect to receive one share of Adecco Common Stock for every eight shares of Adecco

ADSs such holder would otherwise be entitled to receive pursuant to
Section 2.01(a). The Form of Election will provide, consistent with the terms of the Deposit Agreement, for such election option and holders of Olsten Common Stock who wish to do so must irrevocably elect to receive such Adecco Common Stock at the time they surrender their Certificates representing shares of Olsten Common Stock in accordance with the provisions described in this
Section 2.04, and the receipt of such Adecco Common Stock will be deemed for all purposes of this Agreement as the receipt of the Stock Consideration and reference to Adecco ADSs in the provisions of Article II shall, as applicable for such purposes, be deemed references to such Adecco Common Stock.

    Section 2.05. EFFECT ON OPTIONS AND CONVERTIBLE SECURITIES. (a) The parties hereto agree that each option to purchase shares of Olsten Common Stock (each a "Olsten Option") issued and outstanding under the Olsten 1994 Stock Incentive Plan, the 1990 Nonqualified Stock Option Plan for Non-Employee Directors and Consultants, the Of Counsel Enterprises, Inc. 1993 Employee Stock Option Plan, the IMI Systems, Inc. 1988 Incentive Stock Option Plan, the Lifetime Corporation 1989 Non-Employee Directors Stock Option Plan, and the Quantum Health Resources, Inc. 1991 Restated Stock Option Plan (the "Olsten Plans"), to the extent, if any, provided in the Olsten Plans as in effect on August 1, 1999, shall be fully vested and exercisable prior to or at the Effective Time.

    (b) Effective as of the Effective Time, all outstanding Olsten Options held by Olsten Employees (as defined in the Employee Benefits Allocation Agreement) and Olsten non-employee directors shall be adjusted as described below to represent options to purchase Adecco Common Stock. Each such Olsten Option shall be adjusted such that (i) the aggregate post-transaction difference between the fair market value of the Adecco Common Stock subject to the option over the aggregate exercise price of the option remains the same as the aggregate pre-transaction difference between the fair market value of the Olsten Common Stock subject to the option over the aggregate exercise price of the option,
(ii) the aggregate exercise price of the option remains the same and (iii) the ratio of the post-transaction fair market value per share subject to the option to exercise price per share is the same as the pre-transaction ratio. For this purpose, the post-transaction fair market value of Adecco Common Stock shall be the average of the closing prices on the Swiss Stock Exchange for the five trading days immediately preceding the Effective Time (converted into U.S. Dollars at the Federal Reserve's Noon Buying Rate for U.S. Dollars and CHF on each of such days as determined pursuant to instructions for Form 20-F of the Securities Exchange Commission (the "SEC")), and the pre-transaction fair market value of the Olsten Common Stock shall be the average of the closing prices on the New York Stock Exchange (the "NYSE") for the five trading days immediately preceding the Effective Time. If appropriate, the exercise price of the Olsten Options, as adjusted, shall be converted into CHF at the Federal Reserve's Noon Buying Rate for U.S. Dollars and CHF on the Effective Date.

    (c) Effective as of the Effective Time, all Olsten Options held by OHS Employees (as defined in the Employee Benefits Allocation Agreement) shall be assumed by OHS and, at the election of OHS, either retired, to the extent permitted by the Olsten Plans and applicable option agreements, in exchange for cash, or converted into options to purchase OHS shares on terms set forth by the OHS Board of Directors (or a committee thereof), in its discretion, subject to the Olsten Plans and applicable option agreements.

    (d) Without limiting the foregoing and except as otherwise provided in clauses (b) and (c) above, the duration and other terms of each adjusted Olsten Options immediately after the Effective Time (unless otherwise agreed in writing by the optionee with respect to a particular option) shall be the same as the corresponding Olsten Option that were in effect immediately before the Effective Time, except that all references to Olsten in the Olsten Plans (and the corresponding references in each option agreement documenting each such stock option) shall be deemed to be references to Adecco or OHS, as applicable.

    (e) As soon as practicable after the Effective Time, Adecco shall deliver to optionees appropriate notices setting forth such optionee's rights pursuant to the adjusted Olsten Options referenced in clause (b) above.

    (f) Adecco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Adecco Common Stock for delivery upon exercise of stock options referenced in clause (b) above. As soon as practicable after the Effective Time, Adecco shall file registration statements on Form S-8, or another appropriate form, as the case may be (or any successor form), with respect to the shares of Adecco Common Stock subject to such options.

    (g) Subject to Adecco's performance of its obligations in the first sentence of clause (f) above, Olsten, prior to the Effective Time, shall take all corporate action necessary to cause all outstanding Olsten Options to cease to represent any claim on the equity of Olsten.

    (h) Olsten agrees to cooperate with Adecco to develop and implement a program to be effective at the Effective Time, whereby out-of-the money Olsten Options will, with the consent of the several holders, be replaced or restructured with appropriate employee incentives, or terminated for an equitable amount. As to such Olsten Options which are not so replaced, restructured or terminated, Olsten will, to the extent allowed by the Olsten Plans, terminate such options at the Effective Time.

    (i) At and after the Effective Time, the Quantum Debt shall no longer be exchangeable for shares of Olsten Class B Stock, but instead shall thereafter be exchangeable, upon surrender of the instrument evidencing such Quantum Debt to OHS, into the Closing Consideration that would have been payable to the holder of such instrument, had such instrument been surrendered in exchange for Olsten Class B Stock immediately prior to the Effective Time as if such holder had made a Non-Election. Adecco shall take all corporate action necessary to reserve for issuance a sufficient number of Adecco ADSs for issuance to holders of Quantum Debt surrendering the instruments evidencing such Quantum Debt and, upon payment by OHS of the fair market value of such Adecco ADSs, shall provide such Adecco ADSs to OHS in satisfaction of such exchange obligation. After the Effective Time, the Quantum Debt shall cease to represent any claim on the equity of Olsten.

    Section 2.06. FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Olsten Common Stock who upon surrender of all of the Certificates of such holder would be entitled to receive fractional shares of Adecco Common Stock, Adecco ADSs or OHS Common Stock shall receive, in lieu of such fractional shares, cash in an amount equal to such fraction multiplied by the Market Value of Adecco Common Stock, Adecco ADSs or OHS Common Stock, as applicable. With respect to Adecco ADSs, "Market Value" shall mean the arithmetic average of the last reported sale price of Adecco ADSs as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the five (5) consecutive trading days ending with the last trading day prior to the Effective Time. With respect to Adecco Common Stock, "Market Value" shall mean the arithmetic average of the last reported sale price of Adecco Common Stock as reported on the Swiss Stock Exchange for the five (5) consecutive trading days ending with the last trading day prior to the Effective Time. With respect to OHS Common Stock, "Market Value" shall mean the last reported sale price of OHS Common Stock as reported on a national securities exchange or NASDAQ on the first full trading day following the Effective Time. All references in this Agreement to Adecco ADSs or Adecco Common Stock to be issued as Stock Consideration or OHS Common Stock to be issued as Split-Off Consideration shall be deemed to include any cash in lieu of fractional shares of Adecco ADSs, Adecco Common Stock or OHS Common Stock, as applicable, payable pursuant to this Section 2.06.

    Section 2.07. DISSENTING SHARES. (a) Notwithstanding anything in this Agreement to the contrary, Olsten Common Stock which is issued and outstanding immediately prior to the Effective Time and which is held by Olsten stockholders who have not voted such shares in favor of the Merger, who shall have delivered a written demand for appraisal of such shares of Olsten Common Stock in the manner provided in the Delaware Act and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive the Closing Consideration pursuant to Section 2.01 hereof, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware Act. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the Delaware Act shall receive payment therefor from the Surviving Corporation in accordance with the Delaware Act; PROVIDED, HOWEVER, that if (i) any such holder of Dissenting Shares shall have failed to establish his/her entitlement to appraisal rights as provided in Section 262 of the Delaware Act, (ii) any such holder of Dissenting Shares shall have effectively withdrawn his/her demand for appraisal of such shares of Olsten Common Stock or lost his/her right to appraisal and payment for his/her shares of Olsten Common Stock under Section 262 of the Delaware Act or (iii) neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the Delaware Act, such holder or holders, as the case may be, shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive from the Surviving Corporation the Closing Consideration, without interest thereon, as provided in Section 2.01 hereof. In such case, the Surviving Corporation will provide to such holder or holders, the Split-Off Consideration with respect to such shares.

    (b) NOTICE OF APPRAISAL DEMANDS. Olsten shall give Adecco and Merger Sub
(i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the Delaware Act received by Olsten and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under
Section 262 of the Delaware Act. Olsten shall not, except with the prior written consent of Adecco, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

    Section 2.08. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such reasonable amount as Adecco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation or Olsten will issue in exchange for such lost, stolen or destroyed Certificate the Closing Consideration in respect thereof pursuant to this Agreement.

    Section 2.09. WITHHOLDING RIGHTS. Each of Olsten and Adecco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of former Olsten Common Stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Olsten Common Stock in respect of which such deduction and withholding was made.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                            OF ADECCO AND MERGER SUB

    Subject to the disclosure schedule delivered by Adecco to Olsten at or prior to the execution of this Agreement (the "Adecco Disclosure Statement"), the section numbers of which are numbered to correspond to the sections of this Agreement to which they relate, each of Adecco and Merger Sub represents and warrants to Olsten as follows:

    Section 3.01. ORGANIZATION, ETC. Adecco is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Adecco is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of Adecco and its Subsidiaries taken as a whole, other than any change or effect arising out of or resulting from general economic conditions or conditions affecting the staffing services industry (an "Adecco Material Adverse Effect"). Neither Adecco nor Merger Sub is in violation of any of the provisions of its organizational documents. Complete and correct copies of the organizational documents, as currently in effect, of Adecco and Merger Sub have been made available to Olsten.

    Section 3.02. AUTHORITY. Each of Adecco and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to approval of the Adecco Stockholder Proposals by the holders of Adecco Common Stock at the Adecco Special Meeting, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Adecco and Merger Sub, and by Adecco as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Adecco or Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than the approval of and the adoption of the Adecco Stockholder Proposals at the Adecco Special Meeting or any adjournment thereof by the requisite holders of the outstanding shares of Adecco Common Stock). This Agreement has been duly and validly executed and delivered by each of Adecco and Merger Sub and, assuming the due authorization, execution and delivery hereof by Olsten, constitutes a valid and binding agreement of each of Adecco and Merger Sub, enforceable against Adecco and Merger Sub in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Adecco has full corporate power and authority to execute and deliver the Separation Agreement. The execution and delivery of the Separation Agreement have been duly and validly authorized by the Board of Directors of Adecco, and no other corporate proceedings on the part of Adecco are necessary to authorize the Separation Agreement. The Separation Agreement has been duly and validly executed and delivered by Adecco and, assuming the due authorization, execution and delivery thereof by Olsten and OHS, constitutes a valid and binding agreement of Adecco, enforceable against Adecco in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

    Section 3.03. CONSENTS; NO VIOLATIONS, ETC. (a) No filing or registration with, or permit, authorization, consent or approval of, or notification or disclosure to, any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission (a "Governmental Authority"), court or third party is required by Adecco or Merger Sub in connection with the execution and delivery of this Agreement and, as applicable, the Separation Agreement, or the consummation of the Merger and the other transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and applicable foreign antitrust or other similar laws, (ii) in connection with the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (iii) the filing of appropriate merger documents as required by the Delaware Act, (iv) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings as may be required under the Blue Sky laws of various states and (v) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings which will have been made or obtained prior to the Effective Time and will then be in full force and effect.

    (b) Assuming that all filings, permits, authorizations, consents, disclosures and approvals required prior to the Effective Time have been duly made or obtained as contemplated by Section 3.03(a), the execution, delivery and performance of this Agreement and the Separation Agreement and the consummation of the Merger and the other transactions contemplated hereby by Adecco will not
(i) subject to approval by the holders of Adecco Common Stock at the Adecco Special Meeting, violate any provision of the organizational documents of Adecco or Merger Sub, (ii) violate any statute, rule, regulation, injunction, judgment, writ, order or decree of any Governmental Authority or court applicable to Adecco or Merger Sub or by which Adecco or Merger Sub or any of their properties are bound or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, redemption or repurchase) under, any of the terms, conditions or provisions of any (x) note, bond, mortgage, indenture or deed of trust relating to indebtedness for borrowed money or (y) license, lease, agreement or other instrument or obligation to which Adecco or Merger Sub is a party or by which either of them or any of their properties or assets may be bound, excluding from the foregoing clauses
(ii) and (iii)(y) violations, breaches or defaults that, individually or in the aggregate, would not either impair Adecco's or Merger Sub's ability to consummate the Merger or the other transactions contemplated hereby or have an Adecco Material Adverse Effect.

    Section 3.04. CAPITALIZATION. At July 4, 1999, the authorized capital stock of Adecco consists of 19,769,082 shares of Adecco Common Stock and 24,500 shares of Participation Certificates (Class A), nominal value 2.0 CHF per share. As of July 4, 1999, there were 17,197,948 shares of Adecco Common Stock issued and outstanding and 67,180 shares of Adecco Common Stock held in Adecco's treasury. All issued and outstanding shares of capital stock of Adecco are duly authorized and validly issued, fully paid and nonassessable. The Adecco Common Stock to be issued in accordance with Section 2.01 hereof, when so issued, will be duly and validly authorized and, when Adecco ADSs representing the Adecco Common Stock to be issued hereunder are issued, the ADSs will be duly and validly issued, fully paid and nonassessable and free of preemptive rights with respect thereto. Upon issuance by the Depositary of ADRs evidencing ADSs against the deposit of Adecco Common Stock in respect thereof in accordance with the provisions of the Deposit Agreement, such ADRs will be duly and validly issued and the persons in whose names the ADRs are registered will be entitled to the rights specified therein and in the Deposit Agreement. Other than pursuant to the options to acquire Adecco Common Stock, there has not been any issuance of capital stock of Adecco since July 4, 1999. Adecco is a "foreign private issuer," as such term is defined in Rule 3b-4(c) under the Exchange Act.

    Section 3.05. SEC AND OTHER FILINGS. (a) Adecco has timely filed with the SEC, any similar foreign regulatory authority and any stock exchange on which Adecco Common Stock or Adecco ADRs are listed all required forms, reports, registration statements and documents required to be filed by it with the SEC or such other authority since January 1, 1997 (collectively, the "Adecco Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act, the Exchange Act or the applicable laws or regulations of any such authority, as the case may be. As of their respective dates, the Adecco Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents required to be filed as exhibits to the Adecco Reports have been so filed. None of Adecco's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Adecco will deliver to Olsten, as soon as they become available, true and complete copies of any report or statement mailed by Adecco to its securityholders generally or filed by it with the SEC, any similar foreign regulatory authority or any stock exchange on which Adecco Common Stock or Adecco ADRs are listed, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Olsten, as to which Adecco makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The audited consolidated financial statements and unaudited consolidated interim financial statements of Adecco and its Subsidiaries required to be included or incorporated by reference in such reports and statements (if any) will be prepared in accordance with U.S. GAAP (as defined below) and will fairly present the consolidated financial position of Adecco and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

    Section 3.06. FINANCIAL STATEMENTS. The audited consolidated financial statements of Adecco and its Subsidiaries included or incorporated by reference in any of the Adecco Reports have been prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) ("U.S. GAAP"), and fairly present in all material respects the consolidated financial position of Adecco and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended, and such audited consolidated financial statements are accompanied by an unqualified auditors' report thereon by Adecco's independent public accountants. The unaudited consolidated balance sheets and statements of operations as of July 4, 1999 of Adecco and its Subsidiaries provided to Olsten have been prepared in accordance with U.S. GAAP. The Consolidated Balance Sheet as at January 3, 1999 of Adecco and its Subsidiaries contained in such financial statements is hereinafter referred to as the "Adecco Balance Sheet."

    Section 3.07. ABSENCE OF UNDISCLOSED LIABILITIES. As of the date hereof, neither Adecco nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any unusual or extraordinary commitments, except for (i) the liabilities recorded on the Adecco Balance Sheet and/or reflected in the notes thereto, (ii) liabilities and obligations disclosed in any Adecco Report filed since January 3, 1999 and prior to the date of this Agreement or in the unaudited consolidated balance sheets as of July 4, 1999 of Adecco and its Subsidiaries provided to Olsten, (iii) liabilities and obligations incurred since January 3, 1999 in the ordinary course of business consistent with past practice, which are not unusual in nature or amount and which would not, individually or in the aggregate, have an Adecco Material Adverse Effect and
(iv) liabilities or obligations that, individually or in the aggregate, would not have an Adecco Material Adverse Effect.

    Section 3.08. ABSENCE OF CHANGES OR EVENTS. From January 3, 1999 through the date of this Agreement and except as set forth in the Adecco Reports filed prior to the date hereof (a) there has been no Adecco Material Adverse Effect, (b) Adecco and its Subsidiaries have conducted their business only in the ordinary course and (c) neither Adecco nor any of its Subsidiaries has, directly or indirectly:

    (a) purchased or otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of Adecco or any of its Subsidiaries, or any options, warrants or other equity securities of Adecco or any of its Subsidiaries, in each case, other than purchases or acquisitions (or agreements with respect thereto) of minority interests or made in the ordinary course of business consistent with past practice, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

    (b) instituted any significant change in accounting methods, principles or practices affecting its assets, liabilities or business, except insofar as may be appropriate to conform to changes in law or U.S. GAAP; or

    (c) agreed to do any of the things described in the preceding clauses
(a) or (b).

    Section 3.09. LITIGATION. There is no (i) claim, action, suit or proceeding pending or, to the best of Adecco's knowledge, threatened against Adecco or any of its Subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal or (ii) outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal in a proceeding to which Adecco, any of its Subsidiaries or any of their respective assets was or is a party, except, in the case of clauses
(i) and (ii) above, such as would not, individually or in the aggregate, either impair Adecco's or Merger Sub's ability to consummate the Merger or the other transactions contemplated hereby or have an Adecco Material Adverse Effect.

    Section 3.10. COMPLIANCE WITH LAWS. Neither Adecco nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any Governmental Authority, or any judgment, decree or order of any court, applicable to its business or operations, except for any such violations or failures to comply that, individually or in the aggregate, would not either impair Adecco's or Merger Sub's ability to consummate the Merger or the other transactions contemplated hereby or have an Adecco Material Adverse Effect.

    Section 3.11. TAXES. Adecco and each of its Subsidiaries have (i) timely filed all Tax Returns required to be filed by them (taking into account extensions) and all such Tax Returns were complete, correct and accurate in all material respects, (ii) timely paid all Taxes shown to be due on such Tax Returns, (iii) timely paid all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings and properly accrued in accordance with U.S. GAAP), except in the case of clause (i), (ii) or (iii) for any such filings or payments that, individually or in the aggregate, would not have an Adecco Material Adverse Effect. There are no liens for Taxes upon the assets of Adecco or any of its Subsidiaries (other than liens for Taxes that are not yet due). "Tax" or "Taxes" shall mean any U.S. federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and shall include any transferee liability in respect of Taxes and any liability in respect of Taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement. "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    Section 3.12. EMPLOYEE BENEFIT PLANS; ERISA. (a) To the extent required, Adecco and each of its Subsidiaries are in compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable laws with respect to the employee benefit plans (within the meaning of Section 3(3) of ERISA) maintained or contributed to by Adecco or its Subsidiaries, except where the failure to comply would not, singly or in the aggregate, reasonably be expected to have an Adecco Material Adverse Effect. Adecco and each of its Subsidiaries are in compliance with applicable laws with respect to each of Adecco's material Adecco Foreign Plans (as hereinafter defined), except where the failure to comply would not, singly or in the aggregate, reasonably be expected to have an Adecco Material Adverse Effect. For purposes of this Agreement, the term "Adecco Foreign Plan" shall mean any employee benefit plan, program, policy or arrangement maintained or contributed to, by, or entered into with, Adecco or any of its Subsidiaries with respect to employees (or former employees) employed outside the United States.

    (b) Neither Adecco nor any of its Subsidiaries nor any of their ERISA Affiliates (as defined below) has incurred, or reasonably expects to incur, any liability to the Pension Benefit Guaranty Corporation (the "PBGC") or to a trustee appointed under Section 4042(b) or (c) of ERISA other than for the payment of premiums, all of which have been paid when due. For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in Section 414(b),
(c) or (m) of the Code which includes the referent person or its Subsidiaries.

    (c) Neither Adecco nor any of its Subsidiaries nor any of their ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, except for any such liability which would not, singly or in the aggregate, reasonably be expected to have an Adecco Material Adverse Effect.

    Section 3.13. ENVIRONMENTAL MATTERS. Except as would not have an Adecco Material Adverse Effect, Adecco and each of its subsidiaries are in compliance with and have no liability under applicable Environmental Laws (as hereinafter defined). As used in this Agreement, the term "Environmental Laws" means the common law, and any law, statute, rule, regulation, ordinance, judgment, directive, order or decree relating to pollution or protection of the environment, including without limitation, natural resources, or to human health or safety.

    Section 3.14. FINDERS OR BROKERS. Other than Goldman, Sachs & Co., neither Adecco nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger or the amount of which is calculated with reference to any part of the Closing Consideration.

    Section 3.15. BOARD RECOMMENDATION. The Board of Directors of Adecco has, by a unanimous vote at a meeting of such Board duly held on August 12, 1999, approved and adopted the Merger and the other transactions contemplated hereby, and determined that the Agreement, the Separation Agreement, the Merger and the other transactions contemplated hereby, taken together, are in the best interest of the stockholders of Adecco, and prior to the date hereof resolved to recommend that the holders of Adecco Common Stock approve the Adecco Stockholder Proposals.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF OLSTEN

    Subject to the disclosure schedule delivered by Olsten to Adecco and Merger Sub at or prior to the execution of this Agreement (the "Olsten Disclosure Statement"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they relate, Olsten represents and warrants to Adecco and Merger Sub as follows:

    Section 4.01. ORGANIZATION, ETC. Olsten is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Olsten is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of
(i) Olsten and its Subsidiaries taken as a whole, or (ii) Olsten and the Retained Subsidiaries, taken as a whole, other than any change or effect arising out of or resulting from general economic conditions or conditions affecting the staffing services industry (a "Olsten Material Adverse Effect"). Olsten is not in violation of any of the provisions of its organizational documents. Complete and correct copies of the organizational documents, as currently in effect, of Olsten have been made available to Adecco.

    Section 4.02. AUTHORITY. Olsten has full corporate power and authority to execute and deliver this Agreement and the Separation Agreement and, subject to approval by the requisite holders of the outstanding shares of Olsten Stock and Olsten Class B Stock, voting together as a single class, at the Olsten Special Meeting, to consummate the Merger, the Split-Off and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Separation Agreement and the consummation of the Merger, the Split-Off and the other transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Olsten, and no other corporate proceedings on the part of Olsten are necessary to authorize this Agreement or the Separation Agreement or to consummate the Merger, the Split-Off and the other transactions contemplated hereby and thereby (other than the approval of and adoption of this Agreement, the Merger and the other transactions contemplated hereby at the Olsten Special Meeting or any adjournment thereof by the requisite holders of the outstanding shares of Olsten Common Stock and Olsten Class B Stock, voting together as a single class). Each of this Agreement and the Separation Agreement has been duly and validly executed and delivered by Olsten and, in the case of Separation Agreement, OHS, and assuming the due authorization, execution and delivery hereof by Adecco and Merger Sub, in the case of the Merger Agreement, constitutes a valid and binding agreement of Olsten and, in the case of the Separation Agreement, OHS, enforceable against Olsten, and in the case of the Separation Agreement, OHS, in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

    Section 4.03. CONSENTS; NO VIOLATIONS, ETC. (a) No filing or registration with, or permit, authorization, consent or approval of, or notification or disclosure to, any Governmental Authority, court or third party is required by Olsten or OHS in connection with the execution and delivery of this Agreement and the Separation Agreement or the consummation by Olsten of the Merger and the consummation by Olsten and OHS of the Split-Off and the other transactions contemplated hereby and thereby, except (i) in connection with the applicable requirements of the HSR Act and applicable foreign antitrust or other similar laws, (ii) in connection with the provisions of the Securities Act and the Exchange Act, (iii) the filings of appropriate merger documents as required by the Delaware Act, (iv) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings as may be required under the Blue Sky laws of various states and (v) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings which will have been made or obtained prior to the Effective Time and will then be in full force and effect.

    (b) Assuming that all filings, permits, authorization, consents, disclosures and approvals required prior to the Effective Time have been duly made or obtained as contemplated by Section 4.03(a), the execution and delivery of this Agreement and the Separation Agreement and the consummation by Olsten of the Merger and Olsten and OHS of the Split-Off and the other transactions contemplated hereby and thereby will not (i) subject to obtaining the approval of the requisite holders of the outstanding shares of Olsten Common Stock and Olsten Class B Stock, voting together as a single class, violate any provision of the organizational documents of Olsten or any of its Subsidiaries,
(ii) violate any statute, rule, regulation, injunction, judgment, writ, order or decree of any Governmental Authority or court applicable to Olsten or any of its Subsidiaries or by which Olsten, any of its Subsidiaries or any of their properties are bound or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, redemption or repurchase) under, any of the terms, conditions or provisions of any (x) note, bond, mortgage, indenture or deed of trust relating to indebtedness for borrowed money or Governmental Settlement Agreement (as defined in the Separation Agreement) or
(y) license, lease, agreement or other instrument or obligation to which Olsten or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, excluding from the foregoing clauses
(ii) and (iii)(y) violations, breaches or defaults that, individually or in the aggregate, would not either impair Olsten's or OHS', as applicable, ability to consummate the Merger or Split-Off or the other transactions contemplated hereby or by the Separation Agreement or have an Olsten Material Adverse Effect.

    Section 4.04. CAPITALIZATION. The authorized capital stock of Olsten consists of 110,000,000 shares of Olsten Stock, 50,000,000 shares of Olsten Class B Stock and 250,000 shares of preferred stock, par value $.10 per share. As of April 4, 1999, there were 68,255,667 shares of Olsten Stock outstanding, 13,068,973 shares of Olsten Class B Stock outstanding, 45,700 shares of Olsten Stock held in Olsten's treasury and 7,475,040 shares of Olsten Common Stock (including 5,731,342 shares of Olsten Stock and 1,743,698 shares of Olsten
Class B Stock) reserved for issuance upon the exercise of options theretofore granted pursuant to the Olsten Plans and upon conversion of the Quantum Debt (as defined in the Separation Agreement). All issued and outstanding shares of capital stock of Olsten are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto. Section 4.04 of the Olsten Disclosure Statement lists each Olsten Plan and each outstanding option and stock grant as of August 12, 1999, the number of shares of Olsten Common Stock to be received upon exercise thereof and the exercise price of each such option (the "Olsten Common Stock Equivalents"). Except for the Olsten Common Stock Equivalents and the Quantum Debt, there are no options, warrants, calls, subscriptions, or other rights, agreements or commitments obligating Olsten to issue, transfer or sell any shares of capital stock of Olsten or any other securities convertible into or evidencing the right to subscribe for any such shares. Other than stock, if any, issued pursuant to the Olsten Plans, stock, if any, issued upon conversion of the Quantum Debt and stock, if any, issued upon exercise of stock options or the vesting of stock grants pursuant to the Olsten Common Stock Equivalents, there has not been any issuance of capital stock of Olsten since August 12, 1999. There are no outstanding stock appreciation rights with respect to the capital stock of Olsten. At and after the Effective Time, none of the options or warrants exercisable for or other securities convertible into shares of capital stock of Olsten shall, then or thereafter, continue to be so exercisable or convertible into capital stock or other claim on the equity of Olsten.

    Section 4.05. SEC FILINGS. (a) Olsten has timely filed with the SEC and any stock exchange on which Olsten Common Stock is listed all required forms, reports, registration statements and documents required to be filed by it with the SEC or such other authority since January 1, 1996

(collectively, the "Olsten SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act or the Exchange Act or the applicable laws or regulations of any such authority, as the case may be. As of their respective dates, the Olsten SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.05(a) of the Olsten Disclosure Statement, all documents required to be filed as exhibits to the Olsten SEC Reports have been so filed. None of Olsten's subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Olsten will deliver to Adecco as soon as they become available true and complete copies of any report or statement mailed by Olsten to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Adecco, as to which Olsten makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The audited consolidated financial statements and unaudited consolidated interim financial statements of Olsten and its Subsidiaries to be included or incorporated by reference in such reports and statements will be prepared in accordance with U.S. GAAP and regulations of the SEC applicable to public companies and will fairly present the consolidated financial position of Olsten and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

    Section 4.06. FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of Olsten and its Subsidiaries included or incorporated by reference in any of the Olsten SEC Reports have been prepared in accordance with U.S. GAAP and regulations of the SEC applicable to public companies and fairly present in all material respects the consolidated financial position of Olsten and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements), and such audited consolidated financial statements are accompanied by an unqualified opinion thereon by Olsten's independent accountants. The Consolidated Balance Sheet as at January 3, 1999 of Olsten and its Subsidiaries contained in such financial statements is hereinafter referred to as the "Olsten Balance Sheet."

    Section 4.07. ABSENCE OF UNDISCLOSED LIABILITIES. As of the date hereof, neither Olsten nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any unusual or extraordinary commitments, except for (i) the liabilities recorded on the Olsten Balance Sheet and/or reflected in the notes thereto, (ii) liabilities and obligations disclosed in any Olsten SEC Report filed since January 3, 1999 and prior to the date of this Agreement,
(iii) liabilities and obligations incurred since January 3, 1999 in the ordinary course of business consistent with past practice, which are not unusual in nature or amount and which would not, individually or in the aggregate, have an Olsten Material Adverse Effect and (iv) liabilities or obligations that, individually or in the aggregate, would not have an Olsten Material Adverse Effect.

    Section 4.08. ABSENCE OF CHANGES OR EVENTS. From January 3, 1999 through the date of this Agreement and except as set forth in the Olsten SEC Reports filed prior to the date hereof: (a) there has been no Olsten Material Adverse Effect, (b) Olsten and its Subsidiaries have conducted their business only in the ordinary course and (c) neither Olsten nor any of its Subsidiaries has, directly or indirectly:

    (a) other than pursuant to any Olsten Plan, issued any capital stock or purchased, redeemed or otherwise acquired, or agreed to purchase, redeem or otherwise acquire, any shares of capital stock of Olsten or any of its Subsidiaries, or issued or purchased any options, warrants or other equity securities, debt securities or evidence of indebtedness of Olsten or any of its Subsidiaries, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

    (b) split, combined or reclassified any of its capital stock;

    (c) (i) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation (other than any wholly-owned Subsidiary of Olsten), or made any loans or advances to any other individual, firm or corporation (other than loans among Olsten and any of its wholly-owned Subsidiaries) except in the ordinary course of business consistent with past practice; or (ii) incurred any liabilities, except for liabilities that, individually or in the aggregate, would not reasonably be expected to have an Olsten Material Adverse Effect;

    (d) made any payment with respect to any option, warrant or other equity security, or any debt security or evidence of indebtedness of Olsten or any of its Subsidiaries (other than regular, periodic payments of principal and/or interest required pursuant to the terms of the applicable security or instrument);

    (e) instituted any significant change in accounting methods, principles or practices affecting its assets, liabilities, reserve or expense recognition, reserves, amortization or accruals, except insofar as may be appropriate to conform to changes in law or U.S. GAAP;

    (f) revalued any of its assets, including without limitation, writing down the value of inventory or notes or accounts receivables;

    (g) suffered any damage, destruction or loss, whether covered by insurance or not, except for such that, individually or in the aggregate, would not have an Olsten Material Adverse Effect;

    (h) since the date of the information contained in Olsten's proxy statement dated April 13, 1999, (i) increased in any manner the compensation or benefits of any of its directors or, except in the ordinary course of business consistent with past practice, officers or employees, except in each case as required under plans or arrangements existing at April 13, 1999; (ii) paid or agreed to pay any pension, retirement allowance or other employee benefit not required under agreements, plans or arrangements existing at April 13, 1999; (iii) paid any bonus, except for bonuses paid in the ordinary course of business consistent with past practice; (iv) granted any severance or termination pay to any person, or entered into any employment consulting and severance agreement with, any person providing for total compensation and severance payments in excess of $100,000; (v) entered into or made any material modification or amendment to, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Olsten of the nature contemplated hereby or by the Separation Agreement, or
(vi) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement or similar plan or arrangement (including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, contract, agreement or understanding) that was not in existence as a plan of Olsten prior to April 13, 1999, or amended any such plan or arrangement in existence at or prior to April 13, 1999, in each case except as may be required by applicable law;

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
    (i) sold, transferred, pledged, mortgaged, or otherwise disposed of, or leased or licensed to or from any person, or encumbered, any material properties or assets, real, personal or mixed, except in the ordinary course of business; or

    (j) agreed to do any of the things described in the preceding clauses
(a) through (i).

    Section 4.09. LITIGATION. Except as described specifically in the Olsten SEC Reports filed prior to the date hereof, there is no (i) claim, action, suit or proceeding pending or, to Olsten's knowledge, threatened against Olsten or any of its Subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal or (ii) outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal in a proceeding to which Olsten, any of its Subsidiaries or any of their respective assets was or is a party, except, in the case of clauses (i) and
(ii) above, such as would not, individually or in the aggregate, either impair Olsten's or OHS' (as applicable) ability to consummate the Merger, the Split-Off or the other transactions contemplated hereby or by the Separation Agreement or have an Olsten Material Adverse Effect.

    Section 4.10. SUBSIDIARIES AND INVESTMENTS. (a) Section 4.10(a) of the Olsten Disclosure Statement contains a complete list as of the date hereof of each Subsidiary of Olsten and sets forth with respect to each of Olsten's Subsidiaries its name and jurisdiction of organization and, with respect to each Subsidiary of Olsten that is not wholly-owned, the percentage of share capital owned by Olsten or a Subsidiary of Olsten. Each Subsidiary of Olsten is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and, except as would not, individually or in the aggregate, have an Olsten Material Adverse Effect, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each subsidiary of Olsten is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing that, individually or in the aggregate, would not have an Olsten Material Adverse Effect. All of the outstanding shares of capital stock or share capital of each Subsidiary of Olsten are validly issued, fully paid and nonassessable, and those owned by Olsten or by a Subsidiary of Olsten are owned free and clear of any liens, claims or encumbrances. There are no options, warrants, calls, subscriptions or other rights, agreements or commitments obligating any of the Subsidiaries of Olsten to issue, transfer or sell any shares of its capital stock or other securities convertible into or evidencing the right to subscribe for any such shares.

    (b) Section 4.10(b) of the Olsten Disclosure Statement lists, as of the date hereof, each corporation, partnership, joint venture or other business, association or entity (other than its Subsidiaries) in which Olsten or any of its Subsidiaries owns, directly or, to the knowledge of Olsten, indirectly, an equity interest other than any ownership interest of less than 5% of the outstanding equity securities of any issuer whose securities are registered under the Exchange Act.

    (c) Section 4.10(c) of the Olsten Disclosure Statement lists all agreements which contain liabilities or obligations whether absolute, accrued, contingent, matured, unmatured or otherwise of Olsten and its Subsidiaries for earn-outs or other similar payments related to acquisitions and other similar transactions and all puts and other buy-out obligations related to minority interests.

    Section 4.11. COMPLIANCE WITH LAWS. (a) Except as described specifically in the Olsten SEC Reports filed prior to the date hereof, (i) neither Olsten nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any Governmental Authority, or any judgment, decree or order of any court, applicable to it, its business or operations or by which it, its business or operations are bound, except for any such violations or failures to comply that, individually or in the aggregate, would not impair Olsten's or OHS' (as applicable) ability to consummate the Merger, the Split-Off and the other transactions contemplated hereby or by the Separation Agreement or have an Olsten Material Adverse Effect, (ii) no investigation or review by any

Governmental Authority is pending or, to Olsten's knowledge, has been threatened against Olsten or any of its Subsidiaries, nor, to Olsten's knowledge, has any Governmental Authority indicated by written notice or, to Olsten's knowledge, otherwise, an intention to conduct an investigation of Olsten or any of its Subsidiaries, other than any such investigation which would not, individually or in the aggregate, impair Olsten's or OHS' (as applicable) ability to consummate the Merger, the Split-Off or the other transactions contemplated hereby or by the Separation Agreement or have an Olsten Material Adverse Effect;
(iii) neither Olsten nor any of its Subsidiaries is liable, either primarily or jointly and severally with any other party, for any fines, penalties or other amounts payable to any Governmental Authority in an aggregate amount in excess of $5,000,000 and (iv) there is no agreement, judgement, injunction, order or decree binding upon Olsten or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Olsten or any of its Subsidiaries, any acquisition of material property by Olsten or any of its Subsidiaries, the conduct of business by Olsten as currently conducted, or the Merger or Split-Off or the other transactions contemplated by this Agreement and the Separation Agreement. Other than as disclosed by Olsten to Adecco, Olsten and its Subsidiaries are each in compliance, in all material respects, with all material laws and regulations relating to franchising and their relationship with their franchisees and licensed area representatives.

    (b) Each of Olsten and its Subsidiaries has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Authorities ("Olsten Licenses") as are necessary to own, lease or operate its properties and assets and to conduct its business in the manner described in the Olsten SEC Reports and as presently conducted and all such Olsten Licenses are valid and in full force and effect, except for any failures to have any such Olsten License or any failures of any such Olsten License to be valid and in full force and effect that, individually or in the aggregate, would not have an Olsten Material Adverse Effect. Each of Olsten and its Subsidiaries is, and within the period of all applicable statues of limitation has been, in compliance with its obligations under such Olsten Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Olsten Licenses, except for any such failures to be in compliance with such obligations or any such revocations or terminations that, individually or in the aggregate, would not have an Olsten Material Adverse Effect. Olsten has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of Olsten or any of its Subsidiaries to renew any Olsten License. Neither the execution and delivery by Olsten of this Agreement or by Olsten and OHS of the Separation Agreement nor the consummation of the Merger or the Split-Off or any of the other transactions contemplated herein or therein will result in any revocation or termination of any Olsten License, except for Olsten Licenses, the revocation or termination of which would not, individually or in the aggregate, have an Olsten Material Adverse Effect or impair, in any material respect, the operation of the Retained Businesses after the Merger.

    Section 4.12. INTELLECTUAL PROPERTY RIGHTS. To Olsten's knowledge, Olsten and its Subsidiaries own or have the right to use all Olsten Intellectual Property Rights (as defined below) necessary to the conduct of their respective businesses, except for such lack or defects in ownership or possession as would not, individually or in the aggregate, have an Olsten Material Adverse Effect. There have been no written claims or assertions made by others that Olsten or any of its Subsidiaries has infringed any material intellectual property rights of others in the preceding three year period and, to Olsten's knowledge, there has been no such infringement by Olsten or any of its Subsidiaries during this period except for such infringements that, individually or in the aggregate, would not have an Olsten Material Adverse Effect. Olsten has no knowledge of any infringement of Olsten Intellectual Property Rights by others, except for such infringements that, individually or in the aggregate, would not have an Olsten Material Adverse Effect. All material issued patents, registered trademarks and service marks owned by Olsten or its Subsidiaries are recorded on the public record in the name of Olsten or its Subsidiaries, except to the extent that the failure to be so recorded would not materially impair the ownership, use or protection of such patents, trademarks and service marks.

    Section 4.12 of the Olsten Disclosure Statement contains a list of all material patents, trade names, registered copyrights, registered and unregistered trademarks and service marks and applications for the foregoing owned by Olsten or its Subsidiaries. Olsten and/or its Subsidiaries have clear and unencumbered title to the Olsten Intellectual Property Rights set forth in
Section 4.12 of the Olsten Disclosure Statement and such title has not been challenged (pending or threatened) by others except for the encumbrances listed therein.

    "Olsten Intellectual Property Rights" shall mean and include rights relating to Olsten's or its Subsidiaries, patents, trademarks, service marks, trade names, copyrights, and all currently pending applications for any thereof, and any inventions, processes, trade secrets, know-how, confidentiality agreements, consulting agreements, software systems, proprietary field systems, software licenses or options to obtain rights or licenses.

    Section 4.13.  TAXES.

    (a) FILING OF TAX RETURNS. Olsten and its Subsidiaries have timely filed, taking into account extensions, with the proper taxing or other governmental authorities all Tax Returns (as such term is defined in Section 3.11) required to be filed through the date hereof. Such Tax Returns are complete, correct and accurate in all respects. Olsten and its Subsidiaries have delivered to Adecco complete and accurate copies of all consolidated federal, state and local income or franchise Tax Returns filed by Olsten and its Subsidiaries for their taxable year ended December 28, 1997.

    (b) PAYMENT OF TAXES. Olsten and its Subsidiaries have paid or will have paid all Taxes for all periods or portions thereof ending on or before the Effective Time, or adequate reserves (in conformity with U.S. GAAP applied on a consistent basis and consistent with such entity's past custom and practice) have been established therefor, and Olsten and its Subsidiaries have no material liability for Taxes in excess of the amounts so paid or reserves so established. All Taxes that Olsten and each of its Subsidiaries have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing or other governmental authority.

    (c) AUDIT HISTORY.

        (i) No deficiencies for Taxes of Olsten or any of its Subsidiaries have been claimed in writing or assessed by any taxing or other governmental authority, which deficiencies have not been paid or finally settled.

        (ii) There are no pending or, to Olsten's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of Olsten or its Subsidiaries.

        (iii) No extension of a statute of limitations relating to Taxes is in effect with respect to Olsten or any of its Subsidiaries.

    (d) TAX ELECTIONS.

        (i) Olsten and each of its Subsidiaries have not made any elections, and are not required, to treat any of their assets as owned by another person or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable state or local income Tax or other Tax provision.

        (ii) Olsten and its Subsidiaries are not parties to or bound by any tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other person or entity (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

        (iii) Olsten and its Subsidiaries have not filed consents pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Sections 341(f)(2) of the Code (or any corresponding provision of state or local law) apply to any disposition of any asset owned by it.

    (e) ADDITIONAL REPRESENTATIONS.

        (i) There are no liens for Taxes (other than for Taxes not yet delinquent) upon the assets of Olsten or any of its Subsidiaries.

        (ii) Since 1992, Olsten and its Subsidiaries have never been members of an affiliated group of corporations within the meaning of Section 1504 of the Code, with the exception of the affiliated group for which Olsten is the common parent. Neither Olsten nor any of its Subsidiaries, or any predecessor or affiliate of any of them, has become liable (whether by contract, as transferee or successor, by law or otherwise) for the Taxes of any other person or entity under Treasury Regulation section 1.1502-6 or any similar provision of state, local or foreign law, except for other members of the affiliated group of which Olsten is the common parent.

        (iii) Olsten and its Subsidiaries have not made, requested or agreed to make, nor are they required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable year.

        (iv) Neither Olsten nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount as to which a deduction may be denied under Section 162(m) of the Code.

        (v) Olsten and its Subsidiaries have not been "United States real property holding corporations" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in
    Section 897(c)(1)(A)(ii).

        (vi) Olsten and its Subsidiaries have properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which Olsten and its Subsidiaries would have been obligated to collect or withhold Taxes, except for any failure to do so which would not be expected to have a Material Adverse Effect on Olsten and its Subsidiaries taken as a whole.

        (vii) There is no contract, agreement, plan or arrangement covering any employee or former employee of Olsten or any of its Subsidiaries (with respect to such employee's relationship with Olsten or the applicable Subsidiary) that, individually or collectively, requires, or in any prior period required, the payment by Olsten or any of its Subsidiaries of any amount (i) that is or was not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is or was an "excess parachute payment" pursuant to
    Section 280G of the Code.

    Section 4.14. EMPLOYEE BENEFIT PLANS; ERISA. (a) Olsten has disclosed to Adecco in Section 4.14(a) of the Olsten Disclosure Statement all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) maintained or contributed to by Olsten or any of its Subsidiaries or any of their ERISA Affiliates, or to which Olsten or any of its Subsidiaries or any of their ERISA Affiliates contributes or is obligated to make payments thereunder or otherwise may have any liability (collectively, the "Olsten Pension Benefit Plans").

    (b) Olsten has delivered or made available to Adecco true and complete copies of all "welfare benefit plans" (as defined in Section 3(1) of ERISA) maintained or contributed to by Olsten or any of its Subsidiaries (the "Olsten Welfare Plans"), all multiemployer plans (as defined in Section 3(37) of ERISA) to which Olsten or any of its Subsidiaries or any of their ERISA Affiliates is required to make contributions or otherwise may have any liability and all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation plans maintained or contributed to by Olsten or a Subsidiary of Olsten.

    (c) Olsten and each of its Subsidiaries and each of the Olsten Pension Benefit Plans and Olsten Welfare Plans are in compliance with the applicable provisions of ERISA, the Code and other applicable laws with respect to the Olsten Pension Benefit Plans and Olsten Welfare Plans, except where the failure to comply would not, singly or in the aggregate with all other failures, non-compliance, liabilities, transactions, events and other matters that are the subject of any representation and warranty under this Section 4.14, reasonably be expected to have an Olsten Material Adverse Effect.

    (d) All contributions to, and payments from, the Olsten Pension Benefit Plans which are required to have been made in accordance with the Olsten Pension Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code have been timely made, except where the failure to make such contributions or payments on a timely basis would not, singly or in the aggregate with all other failures, non-compliance, liabilities, transactions, events and other matters that are the subject of any representation and warranty under this
Section 4.14, reasonably be expected to have an Olsten Material Adverse Effect.

    (e) The Olsten Pension Benefit Plans intended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service (the "IRS") to be so qualified and nothing has occurred with respect to the operation of such Olsten Pension Benefit Plans which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

    (f) There are (i) no investigations pending, to the knowledge of Olsten, by any governmental entity involving the Olsten Pension Benefit Plans or Olsten Welfare Plans, (ii) no termination proceedings involving the Olsten Pension Benefit Plans and (iii) no pending or, to Olsten's knowledge, threatened claims (other than routine claims for benefits), suits or proceedings with respect to any Olsten Pension Benefit Plan or Olsten Welfare Plan, against the assets of any of the trusts under any Olsten Pension Benefit Plan or Olsten Welfare Plan or against any fiduciary of any Olsten Pension Benefit Plan or Olsten Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Olsten Pension Benefit Plan or against the assets of any trust under such plan, nor, to Olsten's knowledge, are there any facts which would give rise to any such investigations, claims, suits or proceedings, except for any such matter which would not, singly or in the aggregate with all other failures, non-compliance, liabilities, transactions, events and other matters that are the subject of any representation and warranty under this
Section 4.14, reasonably be expected to have an Olsten Material Adverse Effect.

    (g) None of Olsten, any of its Subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Olsten Pension Benefit Plans or Olsten Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which would be reasonably likely to result in a tax, penalty, or other liability on Olsten or any of its Subsidiaries under Section 4975 of the Code or
Section 502(i) of ERISA, except any such event which would not, singly or in the aggregate with all other failures, non-compliance, liabilities, transactions, events and other matters that are the subject of any representation and warranty under this Section 4.14, reasonably be expected to have an Olsten Material Adverse Effect.

    (h) Neither the Olsten Pension Benefit Plans subject to Title IV of ERISA nor any trust created thereunder has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof, nor has there been any event with respect to any Olsten Pension Benefit Plan requiring disclosure under

Section 4063(a) of ERISA or any event with respect to any Olsten Pension Benefit Plan requiring disclosure under Section 4041(c)(3)(C) of ERISA.

    (i) Neither Olsten nor any Subsidiary of Olsten nor any of their ERISA Affiliates has incurred any currently outstanding liability to the PBGC or to a trustee appointed under Section 4042(b) or (c) of ERISA other than for the payment of premiums, all of which have been paid when due. No Olsten Pension Benefit Plan has applied for, or received, a waiver of the minimum funding standards imposed by Section 412 of the Code. The information supplied to the actuary by Olsten or any of its Subsidiaries for use in preparing the most recent actuarial report for the Olsten Pension Benefit Plans is complete and accurate in all material respects.

    (j) Neither Olsten, any of its Subsidiaries nor any of their ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA.

    (k) With respect to each of the Olsten Pension Benefit Plans and Olsten Welfare Plans, true, correct and complete copies of the following documents have been delivered or made available to Adecco: (i) the current plans and related trust documents, including amendments thereto, (ii) any current summary plan descriptions, (iii) the most recent Forms 5500, financial statements and actuarial reports, if applicable, and (iv) the most recent IRS determination letter, if applicable, and (v) any filings with or correspondence to or from the IRS, or compliance statements, with respect to self-corrections of any disqualifying defects pursuant to Revenue Procedure 98-22.

    (l) Neither Olsten, any of its Subsidiaries, any organization to which Olsten is a successor or parent corporation, within the meaning of
Section 4069(b) of ERISA, nor any of their ERISA Affiliates has engaged in any transaction described in Section 4069(a) of ERISA which would reasonably be expected to result in a material liability to Olsten or its Subsidiaries.

    (m) None of the Olsten Welfare Plans maintained by Olsten or any of its Subsidiaries are retiree life or retiree health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except at the expense of the participant or the participant's beneficiary. Olsten and each of its Subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980(B) of the Code, COBRA,
Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except for noncompliance which would not, singly or in the aggregate with all other failures, non-compliance, liabilities, transactions, events and other matters that are the subject of any representation and warranty under this
Section 4.14, reasonably be expected to have an Olsten Material Adverse Effect.

    (n) No liability under any Olsten Pension Benefit Plan or Olsten Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Olsten or any of its Subsidiaries has received notice that such insurance company is in rehabilitation.

    (o) The execution of, and consummation of the transactions contemplated by, this Agreement and the Separation Agreement will not, either alone or upon the occurrence of subsequent events, result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment or funding of any benefits or compensation payable to or in respect of any employee or former employee of Olsten or any of its Subsidiaries. Olsten has disclosed to Adecco in the Olsten Disclosure Statement any severance agreements or severance policies of Olsten or its Subsidiaries providing benefits in the event of a change of control of Olsten.

    (p) Olsten has disclosed to Adecco in Section 4.14(p) of the Olsten Disclosure Statement each of Olsten's material Olsten Foreign Plans (as hereinafter defined) to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction. Olsten and each of its Subsidiaries and each of such Olsten Foreign Plans are in compliance with applicable laws and all required contributions have been made to the Olsten Foreign Plans, except where the failure to comply or make contributions would not, singly or in the aggregate with all other failures, non-compliance, liabilities, transactions, events and other matters that are the subject of any representation and warranty under this Section 4.14, reasonably be expected to have an Olsten Material Adverse Effect. For purposes of this Agreement, the term "Olsten Foreign Plan" shall mean any employee benefit plan, program, policy or arrangement maintained or contributed to, by, or entered into with, Olsten or any of its Subsidiaries with respect to employees (or former employees) employed outside the United States.

    Section 4.15. LABOR AND EMPLOYMENT MATTERS. (a) Each of Olsten and its Subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, safety, wages and hours, and neither Olsten nor any of its Subsidiaries is engaged in any unfair labor practice in each case, except as would not, individually or in the aggregate, reasonably be expected to have an Olsten Material Adverse Effect. Olsten and each of its Subsidiaries: (i) has withheld all amounts required by law or by agreement to be withheld from wages, salaries and other payments to employees; (ii) to Olsten's knowledge, is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the laws set forth in the preceding sentence; and (iii) is not liable for any material payment to any trust or other fund or to any Governmental Authority or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in the case of each of clauses (i), (ii) and (iii), for failures to withhold and liabilities which would not, individually or in the aggregate, have an Olsten Material Adverse Effect. There are no pending, or, to Olsten's knowledge, threatened or reasonably anticipated claims or actions against under any worker's compensation policy or long-term disability policy, except as would not, individually or in the aggregate, have an Olsten Material Adverse Effect. There is no labor strike, slowdown or stoppage pending (or, to the knowledge of Olsten, any labor strike, slowdown or stoppage threatened) against or affecting Olsten or any of its Subsidiaries, except as would not, individually or in the aggregate, have an Olsten Material Adverse Effect. None of Olsten or its Subsidiaries is a party to any union contract or collective bargaining agreement in North America. To Olsten's knowledge, no union organizing activities with respect to any of its or its Subsidiaries' employees are occurring or threatened, except as would not, individually or in the aggregate, have an Olsten Material Adverse Effect.

    (b) Neither Olsten nor any of its Subsidiaries is a party to any employment, management services, consultation or other contract or agreement with any past or present officer or director or, to Olsten's knowledge, any entity affiliated with any past or present officer or director, other than the agreements executed by employees generally, the forms of which have been provided to Adecco.

    Section 4.16. NO CHANGE OF CONTROL PAYMENTS. Neither the execution and delivery by Olsten of this Agreement or the execution and delivery by Olsten or OHS of the Separation Agreement nor the consummation of any of the transactions contemplated hereby or thereby gives rise to any obligation of Olsten or any of its Subsidiaries to, or any right of any holder of any security (equity or debt) of Olsten or any of its Subsidiaries or any holder of any other indebtedness of Olsten or any of its Subsidiaries or any of Olsten's franchisees or licensed area representatives to, require Olsten to purchase, offer to purchase, redeem, otherwise prepay or repay, pay any penalty or otherwise make any payments with respect to, any such security, indebtedness, or franchise or licensed area representative contract or agreement, or deposit any funds to effect the same.

    Section 4.17. ENVIRONMENTAL MATTERS. Except as would not have an Olsten Material Adverse Effect:

    (a) Olsten and each of its subsidiaries are in compliance with and have no liability under applicable Environmental Laws;

    (b) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter, or request for information pending, or to Olsten's knowledge threatened, under any Environmental Law (as hereinafter defined) against Olsten or any of its Subsidiaries;

    (c) neither Olsten nor any of its Subsidiaries has received written notice of actual or potential liability under any Environmental Law that has not been resolved, or is performing or obligated to perform any investigation or other action under any Environmental Law;

    (d) to Olsten's knowledge after due inquiry, there are no past or present events, activities, conditions or occurrences, including, without limitation, any disposal, spill, discharge or release of any Hazardous Materials (as hereinafter defined), that would reasonably be expected to result in any liability under any Environmental Law on the part of Olsten or any of its subsidiaries; and

    (e) to Olsten's knowledge, there is no asbestos or underground storage tank located at, on or under any facility or property owned, operated or leased by Olsten or any of its Subsidiaries.

    As used in this Agreement, the term "Environmental Laws" means the common law, and any law, statute, rule, regulation, ordinance, judgment, directive, order or decree relating to pollution or protection of the environment, including without limitation, natural resources, or to human health or safety; and the term "Hazardous Materials" means any pollutant, contaminant, chemical, substance, constituent, waste or material regulated or which can give rise to liability under any Environmental Law.

    Section 4.18. INSURANCE. Olsten has insurance policies and fidelity bonds covering its and its Subsidiaries' assets, business, equipment, properties, operations, employees, officers and directors of the type and in amounts customarily carried by persons conducting business similar to that of Olsten and such Subsidiaries. All premiums due and payable under all such policies and bonds have been paid, and Olsten is otherwise in full compliance with the terms and conditions of all such policies and bonds, except where the failure to have made payment or to be in full compliance would not, singularly or in the aggregate with all such other failures, have an Olsten Material Adverse Effect. The reserves established by Olsten in respect of all matters as to which Olsten self-insures or carries retention and/or deductibles, including for workers' medical coverage and workers' compensation, are adequate and appropriate in light of Olsten's experience with respect thereto and Olsten is not aware of any facts or circumstances existing as of the date hereof that could reasonably be expected to cause such reserves to be inadequate or inappropriate.

    Section 4.19. LEASES. Neither Olsten nor any of its Subsidiaries owns any real property. Olsten has delivered or made available to Adecco true and complete copies of each lease requiring the payment of rentals aggregating, or pursuant to which the annual rentals are reasonably expected to be, at least $250,000 per annum pursuant to which real property is held under lease by Olsten or any of its Subsidiaries, and true and complete copies of each lease pursuant to which Olsten or any of its Subsidiaries leases real property to others.
Section 4.19 of the Olsten Disclosure Statement sets forth a true and complete list of all such leases. All of the leases of Olsten or its Subsidiaries listed on Section 4.19 of the Olsten Disclosure Statement, are valid and subsisting and in full force and effect with respect to Olsten and its Subsidiaries, as the case may be, and, to Olsten's knowledge, with respect to any other party thereto except any such failures to be in full force and effect as would not be reasonably expected to have an Olsten Material Adverse Effect. Neither Olsten nor any of its Subsidiaries nor, to Olsten's knowledge, any landlord is in default of its obligations under any lease to which Olsten is bound and, to Olsten's knowledge, there are no conditions which, given notice and the passage of time, could constitute a default under such lease, except for any defaults which would not reasonably be expected to have an Olsten Material Adverse Effect. Olsten or its Subsidiaries, as the case may be, have valid leasehold interests in all properties leased thereunder free and clear of all liens, except as would not, individually or in the aggregate, have an Olsten Material Adverse Effect. To Olsten's knowledge, the leased real properties are in good operating order and condition.

    Section 4.20. CONTRACTS AND COMMITMENTS. (a) As of the date hereof, none of Olsten or any of its Subsidiaries is a party to any existing contract, obligation or commitment of any type in any of the following categories except for contracts filed as exhibits to the Olsten SEC Reports or set forth in
Section 4.20 of the Olsten Disclosure Statement (true and complete copies of which contracts have been delivered to or made available to Adecco):

        (i) contracts that provide for annual payments to or by Olsten or any of its Subsidiaries aggregating in excess of $6,000,000;

        (ii) any contract under which Olsten or any Subsidiary has or may, except by way of endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice, become absolutely or contingently or otherwise liable for (x) the performance under a contract of any other person, firm or corporation or (y) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation, in all cases, individually in excess of $1,000,000 and in the aggregate in excess of $5,000,000;

        (iii) employment agreements, consulting agreements, contracts or commitments with any employee or member of Olsten's Board of Directors, other than those which are terminable by Olsten or any of its Subsidiaries on not more than thirty days notice without liability or financial obligation, and within each such category of agreements, contracts or commitments, which are individually in excess of $150,000;

        (iv) any agreements or plans, including, without limitation, any stock option, stock appreciation right or stock purchase plans or agreements, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (v) any contract with any director, officer or more than 5% stockholder of Olsten other than in such person's capacity as a director or officer of Olsten or any contract with any entity in which, to Olsten's knowledge, any director, officer or more than 5% stockholder or any family member of any director, officer or stockholder has a material economic interest;

        (vi) any contract that limits or restricts in any material respect where Olsten or any of its Subsidiaries may conduct its or their business or the type or line of business that Olsten or any of its Subsidiaries may engage in; and

        (vii) any material contract containing any agreement with respect to any change of control.

    (b) All of the contracts listed in Section 4.20 of the Olsten Disclosure Statement are in full force and effect, except for those contracts the ineffectiveness of which would not reasonably be expected to have an Olsten Material Adverse Effect. None of Olsten or its Subsidiaries is in breach of or default under any contract to which it is a party, except for breaches or defaults that would not, individually or in the aggregate, either impair Olsten's or OHS' (as applicable) ability to consummate the Merger or the Split-Off or the other transactions contemplated hereby or by the Separation Agreement or have an Olsten Material Adverse Effect.

    Section 4.21. FINDERS OR BROKERS. Other than Warburg Dillon Read and Salomon Smith Barney, neither Olsten nor any of its Subsidiaries has employed any investment banker, broker, finder or

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
intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger or the amount of which is calculated with reference to any part of the Closing Consideration.

    Section 4.22. OPINIONS. The Board of Directors of Olsten has received the opinions of Warburg Dillon Read LLC and Salomon Smith Barney Inc. to the effect that as of the date of this Agreement the Closing Consideration is fair to the holders of Olsten Common Stock from a financial point of view.

    Section 4.23. BOARD RECOMMENDATION. The Board of Directors of Olsten has, by a unanimous vote at a meeting of such board duly held on August 14, 1999, approved and adopted this Agreement, the Merger, the Split-Off and the other transactions contemplated hereby and thereby, and determined that this Agreement, the Separation Agreement, the Merger, the Split-Off and the other transactions contemplated hereby and thereby, taken together, are in the best interest of the stockholders of Olsten, and prior to the date hereof resolved to recommend that the holders of Olsten Common Stock approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

    Section 4.24. VOTING REQUIREMENTS. The approval by a majority of the voting power represented by the outstanding shares of Olsten Stock and Olsten Class B Stock entitled to vote thereon, and voting together as a single class, is the only vote of the holders of any class of Olsten's capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. No separate approval by the holders of any other class or series of capital stock of Olsten is necessary to approve this Agreement, the Merger or any of the other transactions contemplated hereby.

    Section 4.25. STATE ANTITAKEOVER STATUTES. Olsten has granted all approvals and taken all other steps necessary to exempt this Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby from the requirements and provisions of Section 203 of the Delaware Act and any other state or other antitakeover statute or regulation to the extent applicable such that none of the provisions of such "business combination," "moratorium," "control share," or other state antitakeover statute or regulation (x) prohibits or restricts Olsten's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement or any provisions hereof, or (z) would subject Olsten or Adecco to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement.

                                   ARTICLE V
                                   COVENANTS

    Section 5.01. CONDUCT OF BUSINESS OF OLSTEN AND ADECCO. (a) Except as specifically contemplated by this Agreement or the Separation Agreement or as expressly agreed to in writing by Adecco, during the period from the date of this Agreement to the Effective Time, each of Olsten and its Subsidiaries will conduct its operations according to its ordinary and usual course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, vendors, contractors, customers and others having significant business relationships with it and will take no action that would adversely affect its ability to consummate the Merger, the Split-Off or the other transactions contemplated hereby or by the Separation Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or the Separation Agreement, from the date of this Agreement to the Effective Time, neither Olsten nor any of its Subsidiaries will, without the prior written consent of Adecco:

        (i) amend its organizational documents;

        (ii) authorize for issuance, issue, sell, deliver, pledge, otherwise encumber, grant any options, warrants, calls, subscriptions or other rights (the "Rights") for, or otherwise agree or commit to issue, sell, deliver, pledge or otherwise encumber any shares of any class of its capital stock or the capital stock of any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of any class of its capital stock or the capital stock of any of its Subsidiaries other than pursuant to and in accordance with and subject to the terms of outstanding Olsten Common Stock Equivalents;

        (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or, except pursuant to agreements in effect on the date of execution of this Agreement which have been disclosed in the Olsten Disclosure Statement, purchase, prepay, redeem or otherwise acquire any shares of its own capital stock or any of its Rights or any indebtedness or debt security;

        (iv) (A) increase in any manner the compensation of any directors or, except in the ordinary course of business consistent with past practice, its officers or other employees; (B) pay or agree to pay any pension, retirement allowance or other employee benefit, or enter into any contract, agreement or understanding with any of its or its Subsidiaries' past or present employees relating to any such pension, retirement allowance or other employee benefit, except (as to other than directors or officers) in the ordinary course of business consistent with past practice or except as required under agreements, plans or arrangements existing as of the date hereof; (C) grant any severance or termination pay to, or enter into or amend any severance agreement with, any person, except as required under agreements existing as of the date hereof or done in the ordinary course of business consistent with past practice; (D) enter into or amend any contract, agreement or understanding with any past or present officers or directors or, except in the ordinary course of business consistent with past practice, with past or present other employees; and (E) except as may be required to comply with applicable law, adopt or become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement that was not in existence prior to the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, or amend any such plans, contracts, agreements or understandings in existence prior to the date hereof;

        (v) consolidate, merge or amalgamate with or into any person or sell or transfer any of its capital stock (other than in intercompany transactions expressly contemplated by the Separation Agreement and required to effect the Split-Off) or 5% or more of its assets (whether in one or a series of related transactions) to another person;

        (vi) acquire (including, without limitation, by merger, consolidation, amalgamation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof, or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice;

        (vii) maintain its books and records in a manner not in the ordinary course of business consistent with past practice;

        (viii) institute any significant change in accounting methods, principles or practices affecting its assets, liabilities, reserve or expense recognition, reserves, amortization or accruals, except insofar as may be appropriate to conform to changes in law or U.S. GAAP;

        (ix) make any material change in tax accounting methods, any new election with respect to material taxes or any modification or revocation of any existing election with respect to material taxes, or settle or otherwise dispose of any material tax matter;

        (x) revalue any of its respective assets, including without limitation, writing down the value of inventory or notes or accounts receivables, in each case, except in the ordinary course of business consistent with past practice and except insofar as may be appropriate to conform to changes in law or U.S. GAAP;

        (xi) enter into, or permit any of its Subsidiaries to enter into, any material agreement or arrangement with any of their respective affiliates (other than wholly-owned Subsidiaries) on terms less favorable to Olsten or such Subsidiary than could reasonably be expected to have been obtained with an unaffiliated third party on an arm's length basis;

        (xii) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to any plan of liquidation or dissolution;

        (xiii) except in the ordinary course of business consistent with past practice, enter into a material contract or any amendment or modification of any material contract or release or relinquish any material contract rights and even in the ordinary course, enter into a supply or vendor agreement, which agreement requires annual payments in excess of $1,500,000, which is not terminable by Olsten upon 60 days' or less notice, other than with respect to capital expenditures;

        (xiv) enter into any contract, or amend, modify or terminate any existing contract, in each case with or relating to any of its franchisees or licensed area representatives;

        (xv) authorize or commit to make capital expenditures in excess of $20,000,000 per calendar quarter;

        (xvi) permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled, terminated or materially altered, unless such policy is replaced with a comparable policy for comparable cost;

        (xvii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than as required by law or in the ordinary course of business consistent with past practice;

        (xviii) (A) create or incur indebtedness for borrowed money other than indebtedness incurred under existing working capital facilities of Olsten to fund working capital but in no event in excess of $50,000,000 in the aggregate at any one time outstanding, (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other individual, firm or corporation or make any loans or advances, except for indebtedness incurred in the ordinary course of business consistent with past practice, (C) enter into any commitment or transaction material to Olsten and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice, or
    (D) incur any liabilities, except for liabilities that, individually or in the aggregate, would not have an Olsten Material Adverse Effect;

        (xix) (A) other than in the ordinary course of business consistent with past practice (but not if restricted by the Separation Agreement), make any intercompany loans or transfer assets through the intercompany accounts or otherwise between the Retained Subsidiaries, on the one hand, and OHS or its Subsidiaries (after giving effect to the Split-Off), on the other, or
    (B) engage in or enter into any new intercompany or other transactions among the Retained Subsidiaries, on the one hand, and OHS or its Subsidiaries (after giving effect to the Split-Off), on the other;

        (xx) sell, transfer, pledge, mortgage, or otherwise dispose of, or lease or license to or from any person, or encumber, any material real or personal properties, except in the ordinary course of business;

        (xxi) make any change in their lines of business as of the date hereof that would, based on the facts and circumstances and conduct of the particular business, materially increase the potential liability of Olsten or the Retained Businesses.

        (xxii) take any action that is likely to (i) have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement or the Separation Agreement or (ii) delay materially the consummation of the transactions contemplated by this Agreement or the Separation Agreement; or

        (xxiii) agree to do any of the foregoing.

    (b) Prior to the Effective Time, neither Adecco nor any of its Subsidiaries will do or agree to do any of the following without the prior written consent of
Olsten:

        (i) amend its organizational documents;

        (ii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

        (iii) in the case of Adecco and Merger Sub, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to any plan of liquidation or dissolution;

        (iv) maintain its books and records in a manner not in the ordinary course of business consistent with past practice;

        (v) institute any significant change in accounting methods, principles or practices affecting its assets, liabilities or business except insofar as may be appropriate to conform to change in law or U.S. GAAP;

        (vi) revalue any of its respective assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables, in each case, except in the ordinary course of business consistent with past practice and except insofar as may be appropriate to conform to change in law or U.S. GAAP;

        (vii) in the case of Adecco, consolidate, merge or amalgamate into another person or sell all or substantially all of its capital stock or assets;

        (viii) take any action that is likely to (i) have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement or (ii) delay materially the consummation of the transactions contemplated by this Agreement; or

        (ix) agree to do any of the foregoing.

    Section 5.02. NO SOLICITATION. (a) Olsten agrees that from and after the date hereof it will not, nor will it authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, investment bankers, attorneys, accountants or other agents or representatives (collectively "Agents") to, directly or indirectly, (w) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing nonpublic information) any inquiries or the making of any offer or proposal by any corporation, partnership, trust, person or other entity or group (a "Third Party") with respect to, or that could reasonably be expected to lead to, any merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction regarding Olsten or any of its Subsidiaries or involving the acquisition of a substantial portion (15% or more) of the assets of Olsten and any of its Subsidiaries, taken as a whole, or a significant equity interest (15% or more by numbers or vote) in (including by way of tender offer), or a recapitalization or restructuring of, Olsten or any of its Subsidiaries (any of the foregoing being an "Acquisition Transaction"), (x) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction or enter into, approve or recommend any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement,
(y) agree to do any of the foregoing or (z) take any other action inconsistent with its obligations and commitments pursuant to this Section 5.02; PROVIDED, HOWEVER, that Olsten may, in response to a Superior Proposal (as defined below) which was not solicited by it after July 26, 1999 and which did not otherwise result from a breach of this Section 5.02, subject to compliance with all of the provisions of this Section 5.02, furnish information to, or engage in discussions and negotiations with, such Third Party, if but only if (A) the Board of Directors of Olsten, having received (x) the advice of outside legal counsel that failure to take such action would be a breach of its fiduciary duties to its stockholders under applicable law and (y) the advice of a financial advisor of nationally recognized reputation that the party making such proposal is financially capable and that such Superior Proposal would be more favorable from a financial point of view to its stockholders than the Merger and the Split-Off, reasonably determines in good faith that taking such action is reasonably likely to lead to an Acquisition Transaction that is more favorable to it and its stockholders than the Merger and the Split-Off and that failing to take such action would be a breach of the directors' fiduciary duties under applicable law, (B) prior to furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, such Third Party, it receives from such Third Party an executed confidentiality agreement with respect to the information to be furnished with terms no less favorable in the aggregate to it than those contained in the Confidentiality Agreement, but which confidentiality agreement shall not (nor shall any other agreement or arrangement between Olsten or any of its Subsidiaries, on the one hand, and such Third Party, on the other hand, or any of their respective Agents) provide for any exclusive right to negotiate with Olsten or any payments by Olsten and
(C) it advises Adecco of all such non-public information delivered to such Third Party no later than concurrently with such delivery. Nothing in this
Section 5.02 shall prohibit the Board of Directors of Olsten from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer. As used herein, "Superior Proposal" means a bona fide, written and unsolicited offer made by a financially responsible Third Party with respect to an Acquisition Transaction involving the acquisition of all of Olsten's equity interests (or all or substantially all of Olsten's and its Subsidiaries' assets). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.02(a) by any officer or director of Olsten or any of its Subsidiaries or any investment banker, attorney or other advisor or Agent of Olsten or any of its Subsidiaries shall be deemed to be a breach of this Section 5.02 by Olsten.

    (b) Olsten shall (i) as promptly as practicable (and in any event no later than the close of business on the next business day) notify Adecco in writing of receipt of any inquiries, proposals or offers with respect to an Acquisition Transaction or any request for nonpublic information relating to it in connection with an Acquisition Transaction or for access to its or any of its Subsidiaries' properties, books or records by any Third Party that informs Olsten's Board of Directors that it is considering making, or has made (or which Olsten's Board of Directors reasonably believes may be considering making or has made) a proposal or offer with respect to an Acquisition Transaction, (ii) in such written notice, indicate in reasonable detail the identity of such Third Party (including the name of such Third Party) and the terms and conditions of such proposal or offer, (iii) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and take all necessary steps to inform such individuals or entities of the obligations undertaken in this
Section 5.02 and (iv) as promptly as practicable (and in any event no later than the close of business on the next business day) notify Adecco in writing of any determination by its Board of Directors to furnish information or engage in discussions or negotiations with any Third Party. If any notice is given or required to be given in accordance with clause (iv) of the immediately preceding sentence, then Olsten shall thereafter continue to keep Adecco informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated. Notwithstanding the foregoing, Olsten shall not accept or enter into any agreement concerning a Superior Proposal for a period of at least three business days after Adecco's receipt of the notification of the terms thereof pursuant to the second preceding sentence (and only in compliance with the terms of Article X hereof), during which period Adecco shall be afforded the opportunity to match the terms and conditions contained in such Superior Proposal (with equivalent value in the case of non-cash consideration).

    Section 5.03. ACCESS TO INFORMATION. (a) Subject to the terms of the Confidentiality Agreement, dated April 15, 1999 (the "Confidentiality Agreement"), between Olsten and Adecco, from the date hereof until the Effective Time, Olsten will give Adecco and its authorized representatives (including counsel, consultants, accountants, auditors and agents) reasonable access during normal business hours to all facilities and to all books and records (and audit workpapers of independent public accountants) of it and its Subsidiaries and will cause its officers and those of its Subsidiaries to furnish Adecco with such reasonable financial and operating data and other information with respect to its business and properties as Adecco may from time to time reasonably request, in each case, in a manner that does not unduly interfere with the normal operations of Olsten's business.

    (b) Subject to the terms of the Confidentiality Agreement from the date hereof until the Effective Time, Adecco will give Olsten and its authorized representatives (including counsel, consultants, accountants, auditors and agents) reasonable access during normal business hours to such facilities and to its officers and representatives and provide such information with respect to its business and properties as Olsten may from time to time reasonably request as is customarily provided by a Swiss corporation to its stockholders and which is materially necessary in order for Olsten to determine the value of the Stock Consideration to be issued in the Merger, in each case, in a manner that does not unduly interfere with the normal operations of Adecco's business; PROVIDED, HOWEVER, to the extent the exercise of fiduciary duty, in the opinion of outside legal counsel, may require access to additional documents in order to determine such value, Adecco will use all reasonable efforts to provide Olsten with such documents.

    Section 5.04. REGISTRATION STATEMENTS AND PROXY STATEMENTS. (a) As soon as is reasonably practicable after the date hereof (i) Olsten, in cooperation with Adecco, will prepare the Olsten Proxy Statement, (ii) Olsten and OHS shall prepare a Registration Statement on Form S-4 (or any successor form) in connection with the registration under the Securities Act of the shares of OHS Common Stock to be issued at the Effective Time as Split-Off Consideration (the "OHS Registration Statement"), (iii) Adecco will prepare the Adecco Proxy Statement, (iv) Adecco will prepare a Registration

Statement on Form F-4 (or any successor form) (the "Adecco Registration Statement") and will cause the Depositary to prepare a Registration Statement on Form F-6 (or any successor form) (the "Depositary Registration Statement," and together with the OHS Registration Statement and the Adecco Registration Statement, the "Registration Statements"), in each case in connection with the registration under the Securities Act of the shares of Adecco Common Stock and Adecco ADSs (evidenced by Adecco ADRs) to be issued at the Effective Time as Stock Consideration. Olsten shall, with the cooperation of Adecco, file the Olsten Proxy Statement with the SEC and shall cause OHS to timely file the OHS Registration Statement with the SEC and Adecco shall, with the cooperation of Olsten, timely file the Adecco Registration Statement with the SEC. The parties will cooperate to cause the Olsten Proxy Statement, the OHS Registration Statement and the Adecco Registration Statement (collectively, the "Filed Documents") to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The parties will cooperate to cause the Adecco Proxy Statement to comply with any applicable laws or regulations, including those of any foreign or national securities exchange on which Adecco Common Stock or Adecco ADSs are listed. Olsten and Adecco shall, and Olsten shall cause OHS to, use their respective reasonable best efforts to have the Olsten Proxy Statement cleared by the SEC, to have the OHS Registration Statement and the Adecco Registration Statement declared effective by the SEC as promptly as practicable after the filing thereof (including, without limitation, responding to any comments received from the SEC with respect thereto) and to keep the OHS Registration Statement and the Adecco Registration Statement effective as long as is necessary to consummate the Split-Off and the Merger, as applicable. Each party shall, and Olsten will cause OHS to, as promptly as practicable, provide the other party with copies of any written comments received from the SEC with respect to the Filed Documents and advise the other of any oral comments with respect thereto received from the SEC. Olsten and Adecco shall use their respective reasonable best efforts to obtain, prior to the effective date of the OHS Registration Statement, all necessary state securities law or Blue Sky permits or approvals required to carry out the transactions contemplated by this Agreement and the Separation Agreement. Olsten or OHS will pay all such expenses required for the OHS Registration Statement and Adecco will pay all such expenses required by the Adecco Registration Statement.

    (b) Each party agrees that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Filed Documents (i) in the case of the Olsten Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the stockholders meetings contemplated by Section 1.05, or (ii) in the case of the OHS Registration Statement or the Adecco Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective and thereafter until the Effective Time, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time an event with respect to Olsten or its Subsidiaries or Adecco or its Subsidiaries shall occur that is required to be described in the Filed Documents or the Adecco Proxy Statement such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC (in the case of the Filed Documents) and, as required by law, disseminated to the stockholders of Olsten. No amendment or supplement to any Filed Document will be made by either party, and Olsten will not permit any amendment or supplement to be made by OHS, without the approval of both Olsten and Adecco, except, in each case, to the extent such party is advised by outside legal counsel that any such amendment or supplement is required by law, in which case it shall be permitted to the extent so required. Each of Olsten and Adecco will advise the other party, promptly after it receives notice thereof, of the time when the OHS Registration Statement or the Adecco Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of the OHS Common Stock, the Adecco Common Stock or Adecco ADRs issuable in connection with the Transaction for offering or sale in any jurisdiction or any request by the SEC for amendment of any of the Filed Documents or comments thereon and responses thereto or requests by the SEC for additional information.

    Section 5.05. OTHER ACTIONS; FILINGS; CONSENTS. Subject to the terms and conditions provided in this Agreement and the Separation Agreement, Olsten and Adecco shall (i) use their reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations or required to be taken by any Governmental Authority to consummate and make effective the transactions contemplated by this Agreement and the Separation Agreement as promptly as practicable, (ii) use their reasonable best efforts to make, as promptly as practicable, all necessary filings, and thereafter make any other required submissions with respect to this Agreement, the Separation Agreement, the Merger or the Split-Off required under (A) the Securities Act, the Exchange Act and any other applicable foreign, federal or state securities laws or regulations, (B) the HSR Act and any applicable foreign antitrust or similar laws and any related governmental request thereunder and (C) any other applicable federal, state, local or foreign statute, law, rule or regulation,
(iii) use their reasonable best efforts to obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Olsten or Adecco or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement, the Separation Agreement and the consummation of the transactions contemplated hereby and thereby, (iv) use their reasonable best efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the Merger and the Split-Off and the transactions contemplated hereby and in the Separation Agreement under any antitrust or trade or regulatory laws or regulations of any Governmental Authority, (v) furnish the other with copies of all correspondence, filings and communications between them and their affiliates and their respective representatives, on the one hand, and any Governmental Authority or member of their respective staffs, on the other hand, with respect to this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, (vi) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authority and (vii) use their reasonable best efforts to defend vigorously any litigation seeking to enjoin, prevent or delay the consummation of the Merger or the Split-Off or the transactions contemplated hereby or in the Separation Agreement or seeking material changes and to lift, remove or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

    Section 5.06. PUBLIC ANNOUNCEMENTS. Before issuing any press release or otherwise making any public statement with respect to the Merger, the Split-Off, any Acquisition Transaction or any of the other transactions contemplated by this Agreement or the Separation Agreement, Olsten and Adecco will consult with, and obtain the consent of, each other as to its form and substance and shall not issue any such press release or make any such public statement prior to obtaining such consent, except as may be required by law or pursuant to any order of any court or governmental agency, tribunal or regulatory authority.

    Section 5.07. NOTIFICATION OF CERTAIN MATTERS. Each party shall cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other and to report on the general status of its ongoing operations. Each party shall give prompt notice to the other parties of (i) any written notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the Merger or Split-Off or other transactions contemplated by this Agreement or the Separation Agreement, (ii) its receipt of written notice of any governmental complaints, investigations or hearings or any litigation, in each case, that in its good faith judgement is (or would be with the passage of time or otherwise) likely to impair its ability to consummate the transactions contemplated by this Agreement or the Separation Agreement or to have an Olsten Material Adverse Effect or an Adecco Material Adverse Effect, as the case may be, (iii) any change or event that in its good faith judgment is (or would be with the passage of time or otherwise) likely to impair its ability to consummate the transactions contemplated by this Agreement or the Separation Agreement or to have an Olsten Material Adverse Effect or Adecco Material Adverse Effect, as the case may be, or (iv) the occurrence or existence of any event that would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue.

    Section 5.08. EXPENSES. Except as set forth in Section 10.04 (or, with respect to Olsten, as may be allocated between Olsten and OHS in the Separation Agreement), Olsten and Adecco shall bear their respective expenses incurred in connection with this Agreement, the Separation Agreement, the Merger, the Split-Off and the transactions contemplated by this Agreement and the Separation Agreement, including, without limitation, the preparation, execution and performance of this Agreement, the Separation Agreement and the transactions contemplated hereby and thereby and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

    Section 5.09. AFFILIATES. Section 5.09 of the Olsten Disclosure Statement lists all persons who may currently be deemed to be "affiliates" of Olsten, for purposes of Rule 145 under the Securities Act ("Affiliates"), and Olsten shall advise Adecco in writing of any person who becomes an Affiliate after the date hereof and prior to the Effective Time, and shall use its reasonable best efforts to cause each such person to deliver to Adecco, at or prior to the Effective Time, a written agreement substantially in the form of EXHIBIT D hereto.

    Section 5.10. STOCK EXCHANGE LISTING. Adecco will use its reasonable best efforts to have the Adecco ADRs to be issued in connection with the Merger, as Stock Consideration, authorized for quotation or listing, as the case may be, on the NYSE or NASDAQ, subject to notice of issuance. Adecco shall use its reasonable best efforts to have the Adecco Common Stock to be issued in connection with the Merger, as Stock Consideration, authorized for listing on the Swiss Stock Exchange, subject to notice of issuance. Olsten will use its reasonable best efforts to have the OHS Common Stock to be issued in connection with the Split-Off, as Split-Off Consideration, listed on a national securities exchange or authorized for quotation on NASDAQ, subject to official notice of issuance.

    Section 5.11. INDEMNIFICATION. (a) From and after the Effective Time, each of Adecco and the Surviving Corporation shall fulfill and honor all rights to indemnification now existing in favor of any employee, director or officer of Olsten and its Subsidiaries as provided in its charter or by-laws, in an agreement between any such person and Olsten or one of its Subsidiaries, or otherwise by law, which obligation shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; PROVIDED that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Adecco will cause the Surviving Corporation to indemnify all directors and officers of Olsten (the "Indemnified Parties"), to the fullest extent that Olsten would have been permitted under Delaware law and its charter or bylaws in effect as of the date hereof to indemnify such individuals, with respect to all matters arising out of or pertaining to such Indemnified Party's services as directors or officers of Olsten or any of its Subsidiaries occurring prior to the Effective Time, including without limitation the transactions contemplated by this Agreement, and shall also cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted by applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification. Adecco and the Surviving Corporation shall pay reasonable expenses, including attorneys' fees, that may be incurred by any Indemnifying Party in enforcing the indemnity and other obligations provided for in this Section 5.11.

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
    (b) Adecco agrees that, from and after the Effective Time, it shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by Olsten; PROVIDED that Adecco may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous, PROVIDED that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and PROVIDED, FURTHER, that Adecco shall not be required to pay an annual premium in excess of 300% of the last annual premium paid by Olsten prior to the date hereof and if Adecco is unable to obtain the insurance required by this
Section 5.11 it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

    Section 5.12. SETTLEMENT RELEASES. Olsten shall use its reasonable best efforts to obtain the release of it and each of its affiliates after the Merger as a party, guarantor or other obligor under and with respect to the Governmental Settlement Agreements.

    Section 5.13. BOARD REPRESENTATION. At or prior to the Effective Time, Stuart Olsten shall be appointed or elected to the Board of Directors of Adecco.

    Section 5.14. TAXATION AND THE SPLIT-OFF. Adecco shall, and shall cause the Surviving Corporation to, treat the Split-Off for all federal, state and local taxes purposes as an integral part of the Merger and thus report the Split-Off as a redemption, for purposes of Section 302(a) of the Code, of a number of shares of Olsten Common Stock equal in value to the value of the OHS Common Stock distributed in the Split-Off.

    Section 5.15. CERTAIN EMPLOYEE BENEFITS. As soon as practicable after the execution of this Agreement, Olsten and Adecco shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate Olsten Pension Benefit Plans and/or Olsten Welfare Plans immediately prior to the Effective Time if appropriate) so as to provide benefits and compensation to Olsten employees who will be employees of the Retained Businesses generally equivalent in the aggregate to those provided to similarly situated employees of Adecco.

    Section 5.16. CARRYBACK ELECTIONS. Prior to the effective time neither Olsten nor any member of the affiliated group of which Olsten is the common parent shall make or file any election with any federal, state or local agency or authority which, for purposes of any income or franchise Tax, prevents or in any other way impairs Olsten from carrying back existing net operating losses to prior taxable years.

    Section 5.17. TAX BASIS AND EARNINGS & PROFITS STUDY. Immediately following the execution of this Agreement, Olsten and all of its Subsidiaries will cooperate fully with Olsten's independent public accountants and its designated representatives in preparing a study of the basis and earnings and profits for federal income tax purposes of Olsten and OHS, which study will be promptly furnished to Adecco and its designated representatives together with all background and other materials as shall be reasonably requested in order to permit them to review and analyze such study. Each of the parties hereto shall, and Olsten shall cause OHS to, attempt in good faith to resolve any issues raised by Adecco or its designated representatives with respect to such study.

    Section 5.18. WAIVER OF REPURCHASE OBLIGATION. Olsten shall use its reasonable best efforts to cause the Board of Directors of Quantum Health Resources to approve the transactions contemplated hereby so as to cause such transactions not to be a Risk Event (as defined in the indenture, as supplemented, governing the Quantum Debt).

    Section 5.19. REVIEW AND FILING OF TAX RETURNS. With respect to all consolidated or combined federal, state, or local income or franchise Tax Returns filed on or after the date hereof and prior to the Effective Time, Adecco shall have the right to receive a draft of each such Tax Return for review reasonably in advance of the due date for filing such Tax Return. Olsten shall be obligated to consider in good faith any reasonable suggestions made by Adecco with respect to such Tax Returns. Olsten shall prepare and file all such Tax Returns in a manner reasonably consistent with past practices.

                                   ARTICLE VI
                         CONDITIONS TO THE OBLIGATIONS
                        OF OLSTEN, ADECCO AND MERGER SUB

    The respective obligations of each party to effect the Merger and of Olsten to effect the Split-Off shall be subject to the fulfillment at or prior to the Closing (as defined in Section 9.01) of each of the following conditions:

    Section 6.01. REGISTRATION STATEMENT. The Adecco Registration Statement and the OHS Registration Statement shall have become effective in accordance with the provisions of the Securities Act and, with respect to the Adecco Registration Statement, any other applicable foreign laws. No stop order suspending the effectiveness of the Adecco Registration Statement or the OHS Registration Statement shall have been issued by the SEC and, with respect to the Adecco Registration Statement, any other applicable governmental authority, and remain in effect.

    Section 6.02. STOCKHOLDER APPROVAL. (a) This Agreement, the Merger and the other transactions contemplated in this Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of Olsten Stock and Olsten Class B Stock, voting together as a single class.

    (b) The Adecco Stockholder Proposals shall have been approved and adopted by the affirmative vote of the requisite shares of Adecco Common Stock.

    Section 6.03. CERTAIN ORDERS. No writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against Olsten, Adecco or OHS which prohibits or restricts the consummation of the Merger or the Split-Off or would otherwise restrict the Surviving Corporation's exercise of any material rights with respect to the ownership or operation of the Retained Businesses (as defined in the Separation Agreement).

    Section 6.04. HSR ACT AND OTHER ANTITRUST APPROVALS. All necessary consents and approvals of, and notifications and disclosures to, and filings and registrations with, any United States or any other governmental authority under the HSR Act and any applicable foreign antitrust or other similar laws required for the consummation of the Merger shall have been obtained and any waiting period applicable to the consummation of the Merger under the HSR Act and any other applicable antitrust clearances shall have expired or been terminated.

    Section 6.05. STOCK EXCHANGE LISTING. The Adecco ADRs and the Adecco Common Stock issuable in the Merger as Stock Consideration shall have been authorized for quotation, as appropriate, on NYSE or NASDAQ and the Swiss Stock Exchange, respectively, subject to official notice of issuance. The OHS Common Stock issuable in the Split-Off as Split-Off Consideration shall have been authorized for listing on a national securities exchange or authorized for quotation on NASDAQ, subject to official notice of issuance.

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
                                  ARTICLE VII
                    CONDITIONS TO THE OBLIGATIONS OF ADECCO
                                 AND MERGER SUB

    The obligation of Adecco and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by Adecco:

    Section 7.01. REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Olsten contained herein that are qualified with reference to an Olsten Material Adverse Effect or materiality shall be true and correct and the representations and warranties of Olsten contained herein that are not so qualified shall be true and correct in all material respects, in each case, as of the Effective Time as though made as of such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date.

    Section 7.02. PERFORMANCE. Olsten shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except for those failures to so perform or comply that individually or in the aggregate would not either impair Olsten's ability to consummate the Merger and the Split-Off and the other transactions contemplated by this Agreement and the Separation Agreement or have an Olsten Material Adverse Effect.

    Section 7.03. MATERIAL ADVERSE EFFECT. No Olsten Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

    Section 7.04. COMPLIANCE WITH SEPARATION AGREEMENT. Olsten and OHS shall have complied in all material respects with all of their respective obligations under the Separation Agreement (except for Sections 5.12 and 5.13 of the Separation Agreement which shall have been complied with in all respects) and shall have taken all action required to be taken thereunder prior to the Effective Time.

    Section 7.05.  SEPARATION AGREEMENT REPRESENTATIONS AND WARRANTIES
TRUE. The representations and warranties of OHS contained in the Separation Agreement that are qualified with reference to materiality shall be true and correct, and the representations and warranties of OHS contained therein that are not so qualified shall be true and correct in all material respects, as of the Effective Time as though made as of said date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date.

                                  ARTICLE VIII
                    CONDITIONS TO THE OBLIGATIONS OF OLSTEN

    The obligations of Olsten under this Agreement and the Separation Agreement to effect the Merger and the Split-Off shall be subject to the fulfillment on or before the Closing Date of each of the following additional conditions, any one or more of which may be waived by Olsten:

    Section 8.01. REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Adecco and Merger Sub contained herein that are qualified with reference to an Adecco Material Adverse Effect or materiality shall be true and correct and the representations and warranties of Adecco and Merger Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case, as of the Effective Time as though made as of such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date.

    Section 8.02. PERFORMANCE. Adecco and Merger Sub shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except for those failures to so perform or comply that, individually or in the aggregate, would not either impair the ability of Adecco or Merger Sub to consummate the Merger and the other transactions contemplated hereby or have an Adecco Material Adverse Effect.

    Section 8.03. MATERIAL ADVERSE EFFECT. No Adecco Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

                                   ARTICLE IX
                                    CLOSING

    Section 9.01. TIME AND PLACE. Subject to the provisions of Articles VI, VII, VIII and X, the closing of the Merger and the Split-Off (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, as soon as practicable but in no event later than 9:30 A.M., local time, on the first business day after the date on which each of the conditions set forth in Articles VI, VII and VIII have been satisfied or waived by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as Olsten and Adecco may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

    Section 9.02. FILINGS AND DELIVERIES AT THE CLOSING. (a) Subject to the provisions of Articles VI, VII, VIII and X, Olsten, Adecco and Merger Sub shall cause to be executed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be filed and recorded in accordance with the applicable provisions of the Delaware Act and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger and the Split-Off to become effective.

    (b) Prior to the Closing, each of Olsten, Adecco and Merger Sub shall furnish such certificates of its officers to evidence compliance with the conditions set forth in this Agreement and other matters as may be reasonably requested by the other party hereto.

                                   ARTICLE X
                          TERMINATION AND ABANDONMENT

    Section 10.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time, whether before or after approval by the stockholders of Olsten or Adecco:

    (a) by mutual written consent of the Boards of Directors of Olsten and Adecco;

    (b) by either Olsten or Adecco if, without fault of such terminating party, the Merger shall not have been consummated on or before March 31, 2000, which date may be extended by mutual consent of the parties hereto; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date; and PROVIDED, FURTHER, that if, on March 31, 2000, the Merger could be consummated but for the failure to obtain consents, waivers, approvals, authorizations or orders of a Governmental Entity as contemplated by
Section 6.04, either Olsten or Adecco may, upon notice to the other, extend the period for consummation of the Merger to the earlier of the date on which such approvals are obtained or June 30, 2000, but only so long as the party requesting such extension shall be using its reasonable best efforts to obtain receipt of such consents, waivers, approvals, authorizations or orders;

    (c) by either Olsten or Adecco if any court of competent jurisdiction or other Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the Split-Off, and such order, decree, ruling or other action shall have become final and nonappealable;

    (d) by Olsten, if the stockholders of Adecco shall have failed to approve the Adecco Stockholder Proposals at a meeting duly convened therefor;

    (e) by Adecco, if the holders of Olsten Common Stock, voting as a single class, shall have failed to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby at a meeting duly convened therefor;

    (f) by Olsten, if Adecco or Merger Sub has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within ten (10) business days of receipt of written notice from Olsten or by the Closing Date, if earlier;

    (g) by Adecco, if Olsten has materially breached any representation, warranty, covenant or agreement contained herein or in the Separation Agreement and has not cured such breach within ten (10) business days of receipt of written notice from Adecco or by the Closing Date, if earlier;

    (h) by Adecco, if the Board of Directors of Olsten shall have
(1) withdrawn, changed or modified in any manner its recommendation that its stockholders vote in favor of this Agreement, the Merger or the other transactions contemplated hereby; (2) Olsten shall have failed to include in the Olsten Proxy Statement the recommendation of the Board of Directors of Olsten in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby; (3) the Board of Directors of Olsten or any committee thereof shall have approved or publicly recommended any Acquisition Transaction;
(4) Olsten shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting or expressing an intention to accept any Acquisition Transaction; or (5) a tender or exchange offer relating to securities of Olsten shall have been commenced by a Person unaffiliated with Adecco, and Olsten shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Olsten recommends rejection of such tender or exchange offer.

    (i) by Olsten, prior to the approval by its stockholders of the Merger, if
(1) Olsten shall have received a Superior Proposal which was not solicited by it after July 26, 1999 and which did not result from a breach of Section 5.02 hereof, (2) the Board of Directors of Olsten shall have received (x) the advice of outside legal counsel that failure to take the actions permitted by the proviso to the first sentence of Section 5.02(a) would be a breach of the fiduciary duties of the Board of Directors of Olsten to its stockholders under applicable law and (y) the advice of a financial advisor of nationally recognized reputation that the party making such proposal is financially capable and that such Superior Proposal would be more favorable from a financial point of view to its stockholders than the Merger and the Split-Off, and, thereafter, reasonably determines in good faith that such Superior Proposal would be more favorable to its stockholders than the Merger and that failing to take such actions would be a breach of the directors' fiduciary duties under applicable law and (3) Olsten shall have given Adecco three business days' written notice prior to such termination and otherwise complied with the provisions of
Section 5.02 and Adecco shall not have matched such Superior Proposal; provided that such termination shall not be effective until the fee specified in
Section 10.04 has been paid.

    Section 10.02. PROCEDURE FOR TERMINATION. In the event of termination and abandonment of the Merger by any party pursuant to this Article X, written notice thereof shall immediately be given to the other party.

    Section 10.03. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Merger pursuant to
Section 10.01, this Agreement and the Separation Agreement shall become void and have no effect, without liability on the part of any party (or any of its directors, officers or stockholders), except under this Section 10.03, Sections 5.06, 5.08 and 10.04, Article XII and the Confidentiality Agreement. Nothing herein shall relieve any party from liability for any breach of this Agreement occurring before such termination or shall prejudice the ability of a non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, reasonable attorneys' fees and the right to pursue any remedy at law or in equity.

    Section 10.04. TERMINATION FEES. In order for Olsten to induce Adecco to enter into this Agreement and to reimburse Adecco for its costs and expenses related to entering into this Agreement and seeking to consummate the Merger, if
(a) Olsten terminates this Agreement pursuant to 10.01(i); (b) Olsten terminates this Agreement pursuant to Section 10.01 hereof and at such time Adecco would have been permitted to terminate this Agreement under Section 10.01(h) hereof;
(c) Adecco terminates this Agreement pursuant to Section 10.01(h) hereof;
(d) Adecco or Olsten terminates this Agreement pursuant to Section 10.01(b) or
(c) and (x) at the time of such termination a definitive proposal for an Acquisition Transaction has been provided to Olsten by a Third Party and such proposal has not been rejected by the Board of Directors of Olsten and
(y) within one year of such termination Olsten shall have consummated, or have entered into a definitive agreement with respect to, an Acquisition Transaction (on terms more favorable than the terms of this Agreement (without taking into account the payment of the fee provided for in this Section 10.04)); or
(e) Adecco terminates this Agreement pursuant to Section 10.01(e) or (g) and within one year of such termination Olsten shall have consummated, or have entered into a definitive agreement with respect to, an Acquisition Transaction on terms more favorable than the terms of this Agreement (without taking into account the payment of the fee provided for in this Section 10.04), then Olsten shall pay to Adecco, concurrently (i) in the case of clauses (a), (b) and
(c) with such termination and (ii) in the case of clauses (d) and (e), with the earlier of such consummation or entering into of a definitive agreement, a fee, in cash, of $40,000,000 (the "Termination Fee").

                                   ARTICLE XI
                                  DEFINITIONS

    Section 11.01. TERMS DEFINED IN THIS AGREEMENT. The following capitalized terms used herein shall have the meanings ascribed in the indicated sections.

Acquisition Transaction................................  5.02
Adecco.................................................  First Paragraph
Adecco ADRs............................................  2.01
Adecco ADSs............................................  2.01
Adecco Balance Sheet...................................  3.06
Adecco Common Stock....................................  2.01
Adecco Disclosure Statement............................  3.00
Adecco Foreign Plan....................................  3.12
Adecco Material Adverse Effect.........................  3.01
Adecco Proxy Statement.................................  1.05
Adecco Registration Statement..........................  5.04
Adecco Reports.........................................  3.05
Adecco Special Meeting.................................  1.05
Adecco Stockholder Proposals...........................  Recitals
Affiliates.............................................  5.09
Agent..................................................  5.02
Agreement..............................................  First Paragraph
Ancillary Agreements...................................  Recitals
Assumed OHS Liabilities................................  Recitals
Cash Consideration.....................................  2.01
Cash Election..........................................  2.01

Cash Election Number...................................  2.01
Cash Election Shares...................................  2.01
Cash Fraction..........................................  2.01
Certificate of Merger..................................  1.02
Certificates...........................................  2.04
CHF....................................................  12.11
Closing................................................  9.01
Closing Date...........................................  9.01
Closing Consideration..................................  2.01
COBRA..................................................  4.14
Code...................................................  2.09
Confidentiality Agreement..............................  5.03
Constituent Corporations...............................  First Paragraph
Delaware Act...........................................  1.01
Delaware Courts........................................  12.06
Depositary.............................................  2.04
Depositary Registration Statement......................  5.04
Deposit Agreement......................................  2.01
Dissenting Shares......................................  2.07
$ or Dollars...........................................  12.11
Effective Time.........................................  1.02
Election Deadline......................................  2.02
Environmental Laws.....................................  3.13, 4.17
ERISA..................................................  3.12
ERISA Affiliate........................................  3.12
Exchange Act...........................................  3.03
Exchange Agent.........................................  2.04
Filed Documents........................................  5.04
Form of Election.......................................  2.01
Governmental Settlement Agreement......................  4.03
Governmental Authority.................................  3.03
Hazardous Material.....................................  4.17
Health Services Assets.................................  Recitals
Health Services Business...............................  Recitals
Health Services Liabilities............................  Recitals
HSR Act................................................  3.03
Indemnified Parties....................................  5.11
IRS....................................................  4.14
Market Value...........................................  2.06
Merger.................................................  Recitals
Merger Consideration...................................  2.01
Merger Sub.............................................  First Paragraph
Merger Sub Common Stock................................  2.03
NASDAQ.................................................  2.06
Non-Election...........................................  2.01
Non-Election Shares....................................  2.01
Non-Election Fraction..................................  2.01
NYSE...................................................  2.05
OHS....................................................  Recitals
OHS Common Stock.......................................  2.01
OHS Registration Statement.............................  5.04
Olsten.................................................  First Paragraph
Olsten Balance Sheet...................................  4.06
Olsten Class B Stock...................................  Recitals
Olsten Common Stock....................................  Recitals
Olsten Common Stock Equivalents........................  4.04

Olsten Disclosure Statement............................  4.00
Olsten Foreign Plan....................................  4.14
Olsten Intellectual Property Rights....................  4.12
Olsten Licenses........................................  4.11
Olsten Material Adverse Effect.........................  4.01
Olsten Option..........................................  2.05
Olsten Pension Benefit Plans...........................  4.14
Olsten Plans...........................................  2.05
Olsten Proxy Statement.................................  1.05
Olsten SEC Reports.....................................  4.05
Olsten Special Meeting.................................  1.05
Olsten Staffing Business...............................  6.03
Olsten Stock...........................................  Recitals
Olsten Welfare Plans...................................  4.14
PBGC...................................................  3.12
Person.................................................  12.11
Quantum Debt...........................................  4.04
Registration Statements................................  5.04
Representative.........................................  2.02
Retained Businesses....................................  Recitals
Rights.................................................  5.01
SEC....................................................  2.05
Securities Act.........................................  3.03
Separation Agreement...................................  Recitals
Special Meetings.......................................  1.05
Split-Off..............................................  Recitals
Split-Off Consideration................................  2.01
Stock Consideration....................................  2.01
Stock Election.........................................  2.01
Stock Election Shares..................................  2.01
Stock Election Number..................................  2.01
Stock Fraction.........................................  2.01
Stock Option Agreement.................................  Recitals
Subsidiary.............................................  12.11
Superior Proposal......................................  5.02
Surviving Corporation..................................  1.01
Surviving Corporation Common Stock.....................  2.03
Tax....................................................  3.11
Tax Return.............................................  3.11
Termination Fee........................................  10.04
Third Party............................................  5.02
Transaction............................................  Recitals
Transferred Assets.....................................  5.12
U.S. GAAP..............................................  3.06
Voting Agreement.......................................  Recitals

                                  ARTICLE XII
                                 MISCELLANEOUS

    Section 12.01. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Olsten, Adecco and Merger Sub at any time prior to the Effective Time with respect to any of the terms contained herein; PROVIDED, HOWEVER, that after this Agreement is adopted by the stockholders of Olsten, no such amendment or modification shall change the amount or form of the Closing Consideration.

    Section 12.02. WAIVER OF COMPLIANCE; CONSENTS. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party. Any waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.02.

    Section 12.03.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INVESTIGATIONS. (a) The respective representations and warranties of Olsten, Adecco and Merger Sub contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant hereto by any person shall terminate at the Effective Time, except that the agreements set forth in Articles I, II and XII and Sections 5.11 and 5.14 of this Agreement shall survive the Merger.

    Section 12.04. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or sent by facsimile, telegram or telex, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; PROVIDED that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecommunicated, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

    (a) if to Adecco or Merger Sub, to:

       Adecco SA
       1275 Cheserex
       Switzerland
       Attention: Felix A. Weber
       Telephone: 011 41 21 321 6666
       Telecopy: 011 41 21 321 6688
       with a copy to:

       Latham & Watkins
       633 West Fifth Street, Suite 4000
       Los Angeles, California 90071
       Attention: Thomas W. Dobson, Esq.
       Telephone: (213) 485-1234
       Telecopy: (213) 891-8763

       and:

       Baer & Karrer
       Rechtsanwaelte
       Seefeldstrasse 19
       8024 Zurich
       Switzerland
       Attention: PD Dr. Rolf Watter
       Telephone: 011 41 1 261 51 50
       Telecopy: 011 41 1 251 30 25

    (b) if to Olsten, to:

       Olsten Corporation
       175 Broad Hollow Road
       Melville, New York 11747
       Attention: Edward A. Blechschmidt
       Telephone: (516) 844-7800
       Telecopy: (516) 844-7266

       with a copy to:

       Cahill Gordon & Reindel
       Eighty Pine Street
       New York, NY 10005
       Attention: Kenneth W. Orce, Esq.
       Telephone: (212) 701-3000
       Telecopy: (212) 269-5420

    Section 12.05. ASSIGNMENT; THIRD PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; PROVIDED, HOWEVER, that Adecco shall have the authority, in its sole discretion, to assign and transfer the rights, benefits, duties and obligations of Merger Sub under this Agreement to another newly formed direct or indirect Subsidiary of Adecco. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except for officers, directors, or employees of Olsten pursuant to Section 5.11.

    Section 12.06. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of

America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto hereby agrees to service of process in any litigation arising out of or relating to this Agreement and the transactions contemplated hereby by certified mail, return receipt requested, postage prepaid to it at its address for notice specified in Section 12.04.

    Section 12.07. AGENT FOR SERVICE; WAIVER OF LIMITATIONS. By the execution and delivery of this Agreement, Adecco (i) acknowledges that it will, by separate written instrument, designate and appoint RL&F Service Corp., One Rodney Square, Wilmington, Delaware 19801 (and any successor entity) as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and acknowledges that RL&F Service Corp. will accept such designation and
(ii) agrees that service of process upon RL&F Service Corp. and written notice of said service to Adecco in accordance with Section 12.04 shall be deemed in every respect effective service of process upon Adecco in any such suit or proceeding. To the extent that Adecco has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the transactions contemplated hereby to the extent permitted by law.

    Section 12.08. WAIVER OF JURY TRIAL AND CERTAIN DAMAGES. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,
(A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (B) ANY RIGHT IT MAY HAVE TO RECEIVE DAMAGES FROM ANY OTHER PARTY BASED ON ANY THEORY OF LIABILITY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES; PROVIDED, HOWEVER, THAT CLAUSE (B) OF THIS SECTION 12.08 DOES NOT APPLY TO SECTION 10.04 AND SHALL IN NO WAY LIMIT ANY RIGHTS OF ADECCO THEREUNDER OR WITH RESPECT THERETO.

    Section 12.09. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    Section 12.10. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

    Section 12.11. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term "Subsidiary" of any specified corporation shall mean any corporation of which at least a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors is directly or indirectly owned or controlled by such specified corporation, any person of which such corporation is a general partner, or any other person of which at least a majority of the equity interests therein is, directly or indirectly, owned or controlled by such specified corporation; (iii) "$" or dollars shall mean the lawful currency of the United States of America and (iv) "CHF" shall mean the lawful currency of Switzerland. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include both genders. In this Agreement, the phrase "to the knowledge of" and similar phrases relating to knowledge of Olsten or Adecco shall mean the actual knowledge of its executive officers.

    Section 12.12. ENTIRE AGREEMENT. This Agreement and the Separation Agreement, including the exhibits hereto and thereto and the documents and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings among the parties with respect thereto. There are no representations, promises, warranties, covenants or undertakings by any party, other than those expressly set forth or referred to herein and therein.

    Section 12.13. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur to a party in the event any provision of this Agreement was not performed by the other party in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

    IN WITNESS WHEREOF, Adecco SA, Staffing Acquisition Corporation and Olsten Corporation have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                              Adecco SA,
                                              a societe anonyme organized
                                              under the laws of Switzerland

                                              By:  /s/ John P. Bowner
                                                  ------------------------------
                                                  Name: John P. Bowmer
                                                  Title: Chief Executive Officer

                                              By:  /s/ Felix Weber
                                                  ------------------------------
                                                  Name: Felix A. Weber
                                                  Title: Chief Financial Officer

                                              Staffing Acquisition Corporation,
                                              a Delaware corporation

                                              By:  /s/ John P. Bowmer
                                                  ------------------------------
                                                  Name: John P. Bowmer
                                                  Title: President

                                              By:  /s/ Felix Weber
                                                  ------------------------------
                                                  Name: Felix A. Weber
                                                  Title: Vice-President

                                              Olsten Corporation,
                                              a Delaware corporation

                                              By:  /s/ Edward A. Blechschmidt
                                                  ------------------------------
                                                  Name: Edward A. Blechschmidt
                                                  Title: President and Chief
                                                         Executive Officer

                                                                         ANNEX B

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              SEPARATION AGREEMENT
                                  DATED AS OF
                                AUGUST 17, 1999,
                                     AMONG
                              OLSTEN CORPORATION,
                                 AARONCO CORP.
                                      AND
                                   ADECCO SA

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                              --------
                                      ARTICLE I

                                     DEFINITIONS

Section 1.01.   Definitions.................................................      1

                                      ARTICLE II

                    TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.01.   Transfer of Assets..........................................      5
Section 2.02.   Consideration for Transferred Assets........................      6
Section 2.03.   Assignment and Assumption of Liabilities....................      6
Section 2.04.   Delayed Assets and Liabilities..............................      6
Section 2.05.   Representations or Warranties; Disclaimers..................      7
Section 2.06.   Final Determination of Assets and Liabilities...............      8
Section 2.07.   Closing; Conveyancing and Stock Assumption Instruments......      9
Section 2.08.   Cash Allocation.............................................      9
Section 2.09.   True-Up Net Debt; Intercompany Balance......................     10

                                     ARTICLE III

                                    THE SPLIT-OFF

Section 3.01.   Cooperation Prior to the Split-Off..........................     10
Section 3.02.   Conduct of Health Services Business Pending Split-Off.......     11
Section 3.03.   Consummation of the Split-Off...............................     11

                                      ARTICLE IV

                                   INDEMNIFICATION

Section 4.01.   OHS Indemnification of Olsten...............................     11
Section 4.02.   Olsten Indemnification of OHS...............................     11
Section 4.03.   Notice and Payment of Claims................................     11
Section 4.04.   Notice and Defense of Third-Party Claims....................     12
Section 4.05.   Insurance Proceeds..........................................     13
Section 4.06.   Contribution................................................     13
Section 4.07.   Subrogation.................................................     13
Section 4.08.   Third-Party Beneficiaries...................................     14
Section 4.09.   Remedies Cumulative.........................................     14
Section 4.10.   Survival of Indemnities.....................................     14
Section 4.11.   After-Tax Indemnification Payments..........................     14

                                                                                PAGE
                                                                              --------
                                      ARTICLE V

                              CERTAIN ADDITIONAL MATTERS

Section 5.01.   Ancillary Agreements........................................     14
Section 5.02.   OHS Officers and Board of Directors.........................     14
Section 5.03.   OHS Certificate of Incorporation and By-laws................     14
Section 5.04.   Credit Agreement............................................     14
Section 5.05.   Sales and Transfer Taxes....................................     14
Section 5.06.   Use of Names................................................     15
Section 5.07.   Mail........................................................     15
Section 5.08.   Transition Services.........................................     16
Section 5.09.   Leases of Real Property.....................................     16
Section 5.10.   Plea Agreements.............................................     17
Section 5.11.   Insurance Policies and Claims Administration................     17
Section 5.12.   Financial Covenants.........................................     19
Section 5.13.   Tax Refund Escrow Account...................................     20
Section 5.14.   Worker's Compensation Letters of Credit.....................     21

                                      ARTICLE VI

                           RECORDS AND INFORMATION; ACCESS

Section 6.01.   Corporate Records...........................................     21
Section 6.02.   Access to Information.......................................     21
Section 6.03.   Access to Employees.........................................     21
Section 6.04.   Reimbursement...............................................     21
Section 6.05.   Confidentiality.............................................     21

                                     ARTICLE VII

                                    MISCELLANEOUS

Section 7.01.   Termination.................................................     22
Section 7.02.   Amendment...................................................     22
Section 7.03.   Waiver of Compliance; Consents..............................     22
Section 7.04.   Expenses....................................................     22
Section 7.05.   Notices.....................................................     22
Section 7.06.   Counterparts................................................     23
Section 7.07.   Governing Law...............................................     23
Section 7.08.   Entire Agreement............................................     23
Section 7.09.   Assignment; No Third Party Beneficiaries....................     24
Section 7.10.   Ancillary Agreements........................................     24
Section 7.11.   Tax Sharing Agreement.......................................     24
Section 7.12.   Further Assurances and Consents.............................     24
Section 7.13.   Exhibits and Schedules......................................     24
Section 7.14.   Legal Enforceability........................................     24
Section 7.15.   Dispute Resolution..........................................     24
Section 7.16.   Titles and Headings.........................................     25
Section 7.17.   Survival of Representations and Agreements..................     26

Exhibit A           --         Form of Employee Benefits Allocation Agreement
Exhibit B           --         Form of Tax Sharing Agreement

Schedule 1          --         Health Subsidiaries
Schedule 2          --         Governmental Settlement Agreements
Schedule 3          --         OHS Names
Schedule 4          --         Olsten Names
Schedule 5          --         Balance Sheets
Schedule 6          --         Consents
Schedule 7          --         Shared Leased Property
Schedule 8          --         Licensed Olsten Names
Schedule 9          --         Board Composition
Schedule 10         --         Transition Team

                              SEPARATION AGREEMENT

    SEPARATION AGREEMENT ("Agreement") dated as of August 17, 1999 by and among Olsten Corporation, a Delaware corporation ("Olsten"), Aaronco Corp., a newly formed Delaware corporation and a wholly-owned subsidiary of Olsten ("OHS"), and Adecco SA, a societe anonyme organized under the laws of Switzerland ("Adecco").

                                    RECITALS

    WHEREAS, Olsten currently conducts the Staffing Services Business, the Information Technology Services Business and the Health Services Business (each as defined below) and conducts certain related operations.

    WHEREAS, the Staffing Services Business and the Information Technology Services Business are conducted through Olsten and certain of its subsidiaries (together with any other subsidiary of Olsten formed after the date hereof for purposes of conducting the Staffing Services Business and the Information Technology Services Business) other than the Health Subsidiaries (as defined below) (the "Retained Subsidiaries") and the Health Services Business is conducted through Olsten and the subsidiaries listed on Schedule 1 hereto, together with any other subsidiary of Olsten formed after the date hereof for purposes of conducting the Health Services Business (the "Health Subsidiaries").

    WHEREAS, Olsten, Adecco and Staffing Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Adecco ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of August 17, 1999 (the "Merger Agreement"), pursuant to which, at the Effective Time (as defined below), Merger Sub will merge with and into Olsten, with Olsten being the surviving corporation (the "Merger").

    WHEREAS, prior to the Effective Time, and subject to the terms and conditions set forth in this Agreement, Olsten will transfer to OHS assets related to the Health Services Business, and OHS will assume the liabilities related thereto, as provided in this Agreement and the Ancillary Agreements (as defined below).

    WHEREAS, the Board of Directors of Olsten has determined that it is in the best interest of Olsten and the stockholders of Olsten to split-off (the "Split-Off") to the holders of Olsten Common Stock (as defined below) all of the outstanding shares of OHS Common Stock (as defined below) in consideration for the redemption of a portion of their shares of Olsten Common Stock.

    WHEREAS, the parties have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Split-Off and to set forth other agreements that will govern certain other matters following the Split-Off.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

    Section 1.01. DEFINITIONS. As used herein, the following terms have the following meaning:

    "AAA Rules" has the meaning specified in Section 7.15.

    "Action" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or regulatory or administrative agency or commission or any other tribunal.

    "Adecco" has the meaning specified in the introduction to this Agreement.

    "Adecco Registration Statement" means the registration statement on Form F-4 filed by Adecco with the Commission to effect the registration by Adecco of the Stock Consideration, as such registration statement may be amended from time to time.

    "Affiliate" of any specified person means any other person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with such specified person.

    "Agreement" has the meaning specified in the introduction to this Agreement.

    "Ancillary Agreements" means the Employee Benefits Allocation Agreement and the Tax Sharing Agreement.

    "Assets" means all properties, rights, contracts, leases and claims of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

    "Assumed OHS Liabilities" has the meaning specified in Section 2.03.

    "Balance Sheet" has the meaning specified in Section 2.01.

    "Closing" has the meaning specified in Section 2.07.

    "Closing Date" has the meaning specified in Section 2.07.

    "Closing Intercompany Balance" means the balance outstanding in the New Intercompany Account on the Closing Date.

    "Commission" means the Securities and Exchange Commission.

    "Consulting Agreements" means the Separation, Consulting and Non-Competition Agreements dated as of August 17, 1999 by and among Adecco, Olsten and each of Edward A. Blechschmidt, Stuart Olsten, William P. Costantini and Anthony Puglisi and the Separation, Consulting and Non-Competition Agreement dated as of August 17, 1999 by and between Olsten and Maureen McGurl.

    "Covered Claims" means those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively rated premium adjustments.

    "Delayed Asset" has the meaning specified in Section 2.04.

    "Delayed Liabilities" has the meaning specified in Section 2.04.

    "Demand" has the meaning specified in Section 7.15.

    "Disputes" has the meaning specified in Section 7.15.

    "Dissenting Shares" has the meaning specified in the Merger Agreement.

    "Effective Time" has the meaning specified in the Merger Agreement.

    "Employee Benefits Allocation Agreement" means the agreement to be entered into between Olsten and OHS, before the Effective Time, providing for certain matters relating to the allocation of employee benefits, the treatment of employee stock options and other employee matters, in substantially the form set forth as Exhibit A.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Exchange Agent" has the meaning specified in the Merger Agreement.

    "Existing Credit Agreement" means the Credit Agreement, dated August 9, 1996, as amended from time to time to the date hereof, among Olsten, each of the Banks named therein and The Chase Manhattan Bank, as agent for the Banks.

    "Governmental Authority" means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission.

    "Governmental Settlement Agreements" means all compromise, settlement or plea agreements listed on Schedule 2 and all compromise, settlement or plea agreements between Olsten or any of its subsidiaries and any Governmental Authority relating to the conduct of the Health Services Business.

    "Governmental Settlement Agreement Liabilities" means all Liabilities of Olsten and its subsidiaries pursuant to or in connection with the Governmental Settlement Agreements.

    "Health Services Business" means the health care business of Olsten and the Health Subsidiaries conducted in the United States and Canada whereby Olsten and the Health Subsidiaries provide, directly or under arrangement with third parties, through licensed and unlicensed health care personnel, services, including: (i) skilled nursing; education; home health aide and personal services; pediatric and perinatal care; physical, occupational, neurological and speech therapies; administration of drugs and disease management programs; institutional, occupational and alternate site staffing; and marketing, distribution and staffing solutions for pharmaceutical, biotechnology and medical device firms; (ii) acute and chronic infusion therapy; and
(iii) network services, including care management and coordination services, such as centralized intake and billing, claims adjudication, quality assurance and data reporting and analysis, for managed care customers and self-insured employers.

    "Health Services Business Policies" means all Policies which are owned or maintained by or on behalf of Olsten and/or any of its subsidiaries or their respective predecessors pursuant to which the Health Subsidiaries and/or their officers, directors or agents are eligible for coverage and Olsten and the Retained Subsidiaries and their officers, directors and agents are not eligible for coverage.

    "Health Subsidiaries" has the meaning specified in the second recital of this Agreement.

    "Indemnifiable Losses" has the meaning specified in Section 4.01.

    "Indemnified Party" has the meaning specified in Section 4.03.

    "Indemnifying Party" has the meaning specified in Section 4.03.

    "Information Technology Services Business" means the business whereby Olsten and its subsidiaries provide information technology consultants on either a project management or consulting basis to assist clients in the design, development and maintenance of computer systems.

    "Insurance Charges" has the meaning specified in Section 5.11(e)(ii).

    "Insurance Proceeds" means those monies (i) received by an insured from an insurance carrier or (ii) by an insurance carrier on behalf of an insured.

    "Intercompany Loan Balance" means (i) at July 4, 1999, the intercompany loan balance reflected on the Balance Sheet and (ii) at the Closing Date, an amount computed on a basis and using practices consistent with the Intercompany Loan Balance at July 4, 1999.

    "Liabilities" means any and all claims, debts, liabilities, license fees, franchise fees, losses, penalties, deficiencies, litigation proceedings, levies, duties, assessments, attorneys' fees, charges, allegations, demands, damages, judgments and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet, including all costs and expenses relating thereto including, without limitation, under any law, rule, regulation, action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

    "Licensed Olsten Names" has the meaning specified in Section 5.06(a).

    "Merger" has the meaning specified in the third recital to this Agreement.

    "Merger Agreement" has the meaning specified in the third recital to this Agreement.

    "Merger Sub" has the meaning specified in the third recital to this Agreement.

    "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

    "Net Debt" as of the True-Up Date means as of such date the sum of
(i) indebtedness for borrowed money, (ii) the deferred purchase price of property and (iii) up to a maximum of $10 million of transaction fees related to the transactions contemplated by the Merger Agreement and this Agreement LESS cash on hand; PROVIDED, HOWEVER, that cash on hand shall not include any cash amount in the Tax Refund Escrow Account.

    "Net Operating Loss Refund Claim" means a claim for a tax refund of the Olsten affiliated group filed on federal form 1139, Corporate Application for Tentative Refund or federal form 1120X, Amended Corporation Income Tax Return or an equivalent state or local tax form with respect to a net operating loss of the Olsten affiliated group.

    "New Intercompany Account" has the meaning specified in Section 2.09.

    "OHS" has the meaning specified in the introduction to this Agreement.

    "OHS Common Stock" means the shares of common stock, par value $.01 per share, of OHS or any other shares or classes of capital stock of OHS that may be created hereafter.

    "OHS Employee" has the meaning set forth in the Employee Benefits Allocation Agreement.

    "OHS Indemnitees" has the meaning specified in Section 4.02.

    "OHS Liabilities" means all of (i) the Liabilities of OHS under this Agreement and the Employee Benefits Allocation Agreement that may arise hereunder or thereunder, (ii) the Assumed OHS Liabilities, (iii) the Liabilities of OHS, the Health Services Business and the Health Subsidiaries arising after the Closing Date and (iv) the Liabilities of Olsten under Section 7 of the Consulting Agreements.

    "OHS Names" means the names listed on Schedule 3.

    "OHS Proprietary Name Rights" has the meaning specified in Section 5.06.

    "OHS Registration Statement" means the registration statement on Form S-4 filed by OHS with the Commission to effect the registration of the OHS Common Stock to be issued as the Split-Off Consideration pursuant to the Securities Act, as such registration statement may be amended from time to time.

    "Olsten" has the meaning specified in the introduction to this Agreement.

    "Olsten Common Stock" means, collectively, the outstanding shares of common stock, par value $.10 per share, and the Class B common stock, par value $.10 per share, of Olsten.

    "Olsten Indemnitees" has the meaning specified in Section 4.01.

    "Olsten Liabilities" means all of the Liabilities of Olsten under this Agreement and that may arise under this Agreement, and the Liabilities of Olsten, whether arising before, on or after the Closing Date, but not including
(i) the Assumed OHS Liabilities and (ii) the Liabilities of OHS, the Health Services Business and the Health Subsidiaries arising after the Closing Date.

    "Olsten Names" means the names listed on Schedule 4.

    "Olsten Proprietary Name Rights" has the meaning specified in Section 5.06.

    "Olsten Proxy Statement" means the proxy statement in the form sent to each holder of Olsten Common Stock in connection with the Merger and the Split-Off.

    "Panel" has the meaning specified in Section 7.15.

    "Party" has the meaning specified in Section 7.15.

    "Person" has the meaning specified in Section 7.16.

    "Policies" or "Policy" means insurance policies and insurance contracts of any kind as in effect as of the date hereof, including, without limitation, primary, excess and umbrella, comprehensive general liability, automobile, workers' compensation, employee dishonesty, property and crime insurance policies and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

    "Quantum Debt" means the 4 3/4% Convertible Subordinated Debentures due 2000 of Quantum Health Resources, Inc.

    "Representatives" has the meaning specified in Section 7.15.

    "Retained Assets" means all Assets of Olsten and its subsidiaries (including the Tax Refund Escrow Account), other than the Transferred OHS Assets.

    "Retained Businesses" means any business conducted by Olsten now or in the future other than the Health Services Business.

    "Retained Businesses Policies" means all Policies which are owned or maintained by or on behalf of Olsten and/or any of its subsidiaries or their respective predecessors where Olsten and/or the Retained Subsidiaries and/or their officers, directors or agents are eligible for coverage and the Health Subsidiaries and their officers, directors and agents are not eligible for coverage.

    "Retained Subsidiaries" has the meaning specified in the second recital of this Agreement.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Shared Policies" means Policies where both the Retained Businesses and the Health Services Business are eligible for coverage and/or Policies where the employees, directors or agents of both the Retained Businesses and the Health Services Business are eligible for coverage.

    "Shareholder Liabilities" means all of the liabilities, including, without limitation, the contingent liabilities, arising from the lawsuits captioned IN RE OLSTEN CORPORATION SECURITIES LITIGATION, No. 97 CV 5056 (DRH) (United States District Court for the Eastern District of New York), and RUBIN V. MAY, C.A.
No. 17135NC (Delaware Chancery Court, County of New Castle).

    "Split-Off" has the meaning specified in the sixth recital of this Agreement.

    "Split-Off Consideration" has the meaning specified in the Merger Agreement.

    "Staffing Services Business" means the business of Olsten and its subsidiaries whereby it provides assignment employees in a variety of service areas (other than the Health Services Business), including:

supplemental staffing; evaluation and training for office technology; general office and administrative services; accounting and other financial services; legal, scientific, engineering and technical services, including production technical training; call centers; production/distribution/assembly services; training and pre-employment services; retail services; marketing support and teleservices; manufacturing, construction and industrial services; and managed services for corporations.

    "Stock Consideration" has the meaning specified in the Merger Agreement.

    "subsidiary" has the meaning specified in Section 7.16.

    "Tax" shall have the meaning given to such term in the Tax Sharing
Agreement.

    "Tax Refund Escrow Account" has the meaning specified in Section 5.13.

    "Tax Sharing Agreement" means the agreement to be entered into between Olsten, Adecco and OHS prior to the Effective Time providing for certain tax related matters, in substantially the form set forth as EXHIBIT B.

    "Third-Party Claim" has the meaning specified in Section 4.04.

    "Transition Services" has the meaning specified in Section 5.08.

    "Transition Services Invoice" has the meaning specified in Section 5.08.

    "Transition Services Period" has the meaning specified in Section 5.08.

    "Transaction Taxes" has the meaning specified in Section 5.05.

    "Transferred OHS Assets" has the meaning specified in Section 2.01(a).

    "Transferred Olsten Assets" has the meaning specified in Section 2.01(b).

    "True-Up Date" means the close of business on October 31, 1999.

    "True-Up Intercompany Balance" means the intercompany loan balance on the True-Up Date, computed on a basis and using practices consistent with the Intercompany Loan Balance reflected on the Balance Sheet.

    "US GAAP" means generally accepted accounting principles in the United States, applied on a consistent basis.

                                   ARTICLE II
                 TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

    Section 2.01. TRANSFER OF ASSETS. (a) Prior to the Effective Time, Olsten shall take or shall cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to OHS of all of Olsten's and its subsidiaries' rights, title and interest in all of the Assets and related goodwill, wherever located, relating exclusively to the operation of the Health Services Business, including, without limitation, the assets listed below (collectively, the "Transferred OHS Assets"):

        (i) all assets shown or reflected on the balance sheet of the Health Services Business as at July 4, 1999 attached on Schedule 5 (the "Balance Sheet"), other than such assets as have been disposed of since July 4, 1999 in the ordinary course of business consistent with past practice;

        (ii) Assets relating exclusively to the operation of the Health Services Business that are acquired by any of the Health Subsidiaries in the ordinary course of their business consistent with past practices after July 4, 1999 and prior to the Effective Time;

        (iii) the shares of capital stock of the Health Subsidiaries owned, directly or indirectly, by Olsten and any equity interest owned, directly or indirectly, by any of the Health Subsidiaries as set forth on Schedule 1;

        (iv) all contracts, contract rights, agreements, arrangements or commitments of any kind and all licenses and permits of the Health Subsidiaries that relate exclusively to the Health Services Business, including without limitation, the Governmental Settlement Agreements;

        (v) all real property leases or other interests in real property or rights to use thereof, and all buildings, structures, appurtenances and improvements erected upon, attached to or located thereon of the Health Subsidiaries that relate exclusively to the Health Services Business;

        (vi) the OHS Names and OHS Proprietary Name Rights and other intangible properties and rights that relate exclusively to the Health Services Businesses;

        (vii) all books, records and files of, or relating exclusively to, the Health Services Business; and

        (viii) the Health Services Business Policies.

    (b) Prior to the Effective Time, OHS shall take or shall cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Olsten or the appropriate Retained Subsidiary of all rights, title and interest of OHS and any Health Subsidiary in the Retained Businesses (the "Transferred Olsten Assets").

    (c) Notwithstanding anything contained in Section 2.01(a) to the contrary, Olsten and the Retained Subsidiaries shall retain and shall not transfer, assign, deliver or convey to OHS or any Health Subsidiary any Retained Assets.

    Section 2.02. CONSIDERATION FOR TRANSFERRED ASSETS. In full consideration for the Transferred OHS Assets, (i) OHS shall issue to Olsten a sufficient number of shares of OHS Common Stock that, together with the shares of OHS Common Stock held by Olsten prior to such date, shall be sufficient to enable Olsten and OHS to perform their obligations under the Merger Agreement and
(ii) OHS shall assume the Assumed OHS Liabilities. In full consideration for the Transferred Olsten Assets, Olsten shall pay, perform and discharge the Olsten Liabilities.

    Section 2.03. ASSIGNMENT AND ASSUMPTION OF LIABILITIES. (a) Prior to the Effective Time, simultaneously with the transfer of Assets pursuant to
Section 2.01, Olsten shall assign to OHS and OHS shall assume and agree to pay, perform and discharge when due all of the Liabilities of the Health Subsidiaries and of the Health Services Business including, without limitation, all Liabilities of Olsten and its subsidiaries arising out of, relating to, associated with or resulting from the operation of the Health Services Business or the ownership, use or possession of the Transferred OHS Assets or other activities in connection therewith, whether arising before, on or after the Closing Date, including without limitation, the Shareholder Liabilities, the Governmental Settlement Agreement Liabilities, the Liabilities reflected on the Balance Sheet and the Quantum Debt (the "Assumed OHS Liabilities").

    (b) Notwithstanding the foregoing, the Assumed OHS Liabilities shall not include (i) any debt of Olsten for money borrowed (including but not limited to any such debt evidenced by a note, debenture or other instrument), and
(ii) except as provided in clause (iv) of the definition of "OHS Liabilities," any claims, losses, damages, demands, costs, expenses or liabilities for any Tax (which shall be governed by the Tax Sharing Agreement and Sections 4.11 and 5.05).

    Section 2.04. DELAYED ASSETS AND LIABILITIES. Nothing herein shall be deemed to require the transfer of any Assets ("Delayed Assets") or the assumption of any Liabilities ("Delayed Liabilities") that by their terms or by operation of law cannot be transferred or assumed; PROVIDED, HOWEVER, that Olsten and OHS and their respective subsidiaries and Affiliates shall cooperate in seeking to obtain any necessary consents or approvals as promptly as possible for the transfer of all Delayed Assets and assignment and assumption of all Delayed Liabilities as contemplated by this Article II and in obtaining the release of Olsten and the Retained Subsidiaries from the Assumed OHS Liabilities and any guaranty or similar obligation of any Assumed OHS Liability and OHS and the Health Subsidiaries from the Olsten Liabilities or any guaranty or similar obligation of any Olsten Liability. In the event that any such transfer of Assets or Liabilities has not been consummated on or prior to the Closing Date, the party retaining such Delayed Asset or Delayed Liability shall thereafter hold such Delayed Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Delayed Liability for the account of the party by whom such Delayed Liability is to be assumed pursuant hereto, and take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such Delayed Asset been transferred or such Delayed Liability been assumed as contemplated hereby including, without limitation, enjoyment of rights to indemnification as if such Delayed Liability had been assumed. As and when any such Delayed Asset or Delayed Liability becomes transferable, such transfer and assumption shall be effected forthwith. In the event Olsten or the Retained Subsidiaries are not released from any Assumed OHS Liabilities or Delayed Liabilities, including the Governmental Settlement Agreement Liabilities, or OHS or the Health Subsidiaries are not released from any Olsten Liabilities, in each case, prior to the Effective Time, each such party shall be entitled to indemnification for all such Liabilities pursuant to
Section 4.01.

    Section 2.05. REPRESENTATIONS OR WARRANTIES; DISCLAIMERS. (a) It is understood and agreed (i) that neither Olsten nor any of the Retained Subsidiaries is representing or warranting in any way as to the value or freedom from encumbrance of, or any other matter concerning, any Transferred OHS Assets, and (ii) that the Transferred OHS Assets are being transferred "as is, where is" and with all faults (provided that the absence of such warranties shall not negate the allocation of liabilities under this Agreement and shall have no effect on any manufacturers, sellers or other third party warranties that are intended to be transferred with such assets). Similarly, it is understood and agreed that neither Adecco, Olsten nor any of the Retained Subsidiaries is, in this Agreement or in any other agreement or document contemplated by this Agreement, representing or warranting to OHS or any OHS Indemnitee in any way that the obtaining of the consents and approvals, the execution and delivery of any amendatory agreements and the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of any or all applicable agreements or the requirements of all applicable laws or judgments.

    (b) OHS represents and warrants that:

        (i) OHS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted;

        (ii) OHS has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of OHS and, to the extent required, by the stockholder of OHS. This Agreement has been duly executed and delivered by OHS and, assuming due authorization, execution and delivery hereof by Olsten, constitutes a valid and binding agreement of OHS, enforceable against OHS in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Each of the Ancillary Agreements will be duly executed and delivered by OHS on or prior to the Effective Time and, assuming due authorization, execution and delivery thereof by each other party thereto, will constitute a valid and binding agreement of OHS, enforceable against OHS in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles;

        (iii) The execution and delivery by OHS of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby will not contravene, violate, result in a breach of or constitute a default under (x) any provision of applicable law or of the articles of incorporation or by-laws of OHS or any Health Subsidiary or
    (y) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to OHS or any Health Subsidiary or any of their properties or assets, except for such contravention, violations, breaches or defaults that, individually or in the aggregate, would not materially impair OHS's ability to consummate the transactions contemplated hereby or (z) the Governmental Settlement Agreements;

        (iv) No filing or registration with, or permit, authorization, consent or approval of, or notification or disclosure to, any Governmental Authority is required by OHS in connection with the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except (w) in connection with the provisions of the Securities Act and the Exchange Act, (x) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings as may be required under the Blue Sky laws of various states, (y) consents, authorizations, approvals or notifications listed on Schedule 6 and
    (z) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings, the failure of which to obtain would not, individually or in the aggregate, materially impair OHS's ability or Olsten's ability to consummate the transactions contemplated hereby;

        (v) The OHS Common Stock to be issued pursuant to Section 2.02 has been duly authorized and, when so issued, will be fully paid, validly issued and nonassessable and will not have been issued in violation of any preemptive rights;

        (vi) At the Effective Time, neither OHS nor any of the Health Subsidiaries will be a party to any material agreement, arrangement or understanding with Olsten or any of the Retained Subsidiaries other than this Agreement, the Ancillary Agreements and any other agreement entered into in connection with the Split-Off as contemplated by this Agreement; and

        (vii) Each of the Balance Sheet and the balance sheets attached as
    Schedule 5 for the years ended January 4, 1999 and December 28, 1997 fairly present in all material respects the combined financial position of the Health Services Business as of their respective dates, in accordance with US GAAP (subject in the case of interim financial statements, to normal year-end adjustments).

    (c) In addition to the actions specifically provided for elsewhere in this Agreement and except as otherwise expressly set forth in this Agreement, each of the parties hereto shall act in good faith and use its respective reasonable best efforts to take, or cause to be taken, all actions, and, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

    (d) Notwithstanding anything contained herein to the contrary, neither Olsten nor OHS shall, without the prior written consent of Adecco, take any action or inaction in effecting the transactions contemplated hereby if such action or inaction would (i) materially increase the Liabilities of Olsten or the Retained Subsidiaries, (ii) materially impair Olsten's ability to conduct the Retained Businesses, or (iii) materially decrease the value of the Retained Assets.

    Section 2.06. FINAL DETERMINATION OF ASSETS AND LIABILITIES. (a) In case of any dispute arising before the Split-Off, as to the identity or existence of Assets relating to the operation of the Health Services Business and the Retained Businesses or the existence of such a relationship or the transferability thereof, or the allocation of insurance premium refunds, the good faith determination of the Board of Directors of Olsten, together with the consent of Adecco, which consent shall not be unreasonably withheld, if such dispute shall concern Assets or Liabilities that are material to Olsten and the Retained Subsidiaries, taken as a whole, if made before the Split-Off, shall be final, conclusive and binding.

    (b) In case of any dispute arising before the Split-Off as to the identity or existence of Liabilities, to be assumed by OHS or as to which OHS is to indemnify Olsten and its subsidiaries, or the identification or other allocation of Liabilities in respect of insurance premium obligations, the good faith determination of the Board of Directors of Olsten, together, in the case of a dispute which concerns Assets or Liabilities that are material to Olsten and the Retained Subsidiaries, taken as a whole, with the consent of Adecco, which consent shall not be unreasonably withheld, if made before the Split-Off, shall be final, conclusive and binding.

    Section 2.07. CLOSING; CONVEYANCING AND STOCK ASSUMPTION INSTRUMENTS. (a) The sale, transfer, assignment and delivery of Assets referred to in
Section 2.01 and the assumption of Liabilities referred to in Section 2.03 (the "Closing") shall take place at any time and place as may be designated by the parties hereto, but in no event later than the Effective Time (the "Closing Date").

    (b) At the Closing the parties shall execute or cause to be executed by the appropriate entities conveyancing and assumption instruments, including using their reasonable best efforts to obtain from third-parties appropriate releases and novations, in such forms as the parties shall reasonably agree, including deeds as may be appropriate, the assignment of trademarks and franchise rights, and the assignment and assumption of existing lease agreements. Any transfer of capital stock (including the issuance of OHS Common Stock described in Section 2.02) shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation or other legal entities involved and, to the extent required by applicable law, by notation on public registries.

    Section 2.08.  CASH ALLOCATION.

    (a) CASH ALLOCATION ON THE CLOSING DATE. The allocation between Olsten and OHS of all domestic and international cash bank balances, short-term investments and outstanding checks and drafts of Olsten and its subsidiaries recorded on the books of Olsten and its subsidiaries shall be in accordance with the following:

        (i) all cash received in, and deposits of cash, checks, drafts or short-term investments made to, depositary accounts as of the close of business on the Closing Date shall be remitted to Olsten, other than cash contained in accounts allocated to OHS pursuant to Section 2.03; and

        (ii) all petty cash of the Health Services Business shall be allocated to OHS on the Closing Date; and

        (iii) all Liabilities for payment of outstanding checks or drafts drawn on or prior to the Closing Date on accounts allocated to OHS pursuant to
    Section 2.03 shall be paid by OHS.

    (b) CASH MANAGEMENT AFTER THE CLOSING DATE. The petty cash, depositary and disbursement accounts of the Health Services Business shall be transferred to OHS on the Closing Date after the allocations are made pursuant to
Section 2.08(a)(i) and (ii). OHS shall establish and maintain a separate cash management system and accounting records with respect to the Health Services Business effective as of 12:01 a.m. New York time on the day following the Effective Time.

    (c) For purposes of this Section 2.08, any disagreement or dispute arising between Olsten and OHS on or prior to the Closing Date shall be resolved by the Board of Directors of Olsten, together, in the case of a dispute which concerns Assets or Liabilities that are material to Olsten and the Retained Subsidiaries, taken as a whole, with the consent of Adecco, which resolution shall be binding and final upon each of the parties hereto and not subject to further review.

    Section 2.09.  TRUE-UP NET DEBT; INTERCOMPANY BALANCE.

    (a) On the True-Up Date, the True-Up Intercompany Balance shall be frozen and thereafter shall not be increased or decreased.

    (b) On the True-Up Date, Olsten shall open a new intercompany account (the "New Intercompany Account") to record intercompany transactions for the period between the True-Up Date and the Closing Date. All entries to the New Intercompany Account shall be made in the ordinary course of business and on a basis consistent with the intercompany loan balance reflected on the Balance Sheet.

    (c) On the True-Up Date, if the Net Debt of Olsten and the Retained Subsidiaries is (i) greater than $750 million, then the New Intercompany Account shall reflect a payable by OHS to Olsten equal to the amount of such excess, or
(ii) less than $750 million, then Olsten shall pay to OHS cash on such date, in an amount equal to such shortfall or (iii) equal to $750 million, then the New Intercompany Account shall open with a zero balance.

    (d) At the Effective Time, (i) the Closing Intercompany Balance shall be settled by OHS or Olsten, as the case may be, delivering to the other a cash payment in an amount equal to the amount owing by such party to the other, if any, together with simple interest at 6% per annum from the True-Up Date to the Effective Time on the average daily balance, and (ii) the True-Up Intercompany Balance shall be contributed to the capital of OHS at the Effective Time.

    (e) On the day following the True-Up Date, OHS shall establish a cash management system for the Health Services Business and related accounts and the Health Services Business shall cease participation in Olsten's cash management system. Between the True-Up Date until the Effective Time, (i) all cash receipts and disbursements of OHS and the Health Services Business shall be made through the Health Services Business cash management system, and (ii) all transfers of cash or other assets (other than to accomplish the transfer of assets pursuant to Section 2.01), or transactions, including management fees and intercompany loans, between the Retained Businesses, on the one hand and the Health Services Business, on the other, shall be reflected in the New Intercompany Account, and
(iii) management fees shall be paid by OHS to Olsten on the same basis as prior to the True-Up Date and shall be prorated to the Effective Time.

                                  ARTICLE III
                                 THE SPLIT-OFF

    Section 3.01. COOPERATION PRIOR TO THE SPLIT-OFF. As promptly as practicable after the date hereof, (a) Olsten and OHS shall prepare, and Olsten shall mail to the holders of Olsten Common Stock, the Olsten Proxy Statement, which sets forth disclosure concerning OHS, the Split-Off, the Merger and other matters. Olsten and OHS shall also prepare, and OHS shall file with the Commission, the OHS Registration Statement, which will include or incorporate by reference the Olsten Proxy Statement. Olsten and OHS shall use their reasonable best efforts to cause the OHS Registration Statement to become effective under the Securities Act.

    (b) Olsten and OHS shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by the Employee Benefits Allocation Agreement.

    (c) Olsten and OHS shall take all such action as may be necessary or appropriate under the securities or Blue Sky laws of the states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement.

    (d) OHS will prepare and file a preliminary listing application and will pursue the approval of the application to permit listing or quotation of the OHS Common Stock on a national securities exchange or NASDAQ, as determined by Olsten.

    Section 3.02. CONDUCT OF HEALTH SERVICES BUSINESS PENDING SPLIT-OFF. Prior to the Split-Off:

        (a) The Health Services Business, including, but not limited to, the administration of accounts payable and accounts receivable, will be conducted in the ordinary course of business consistent with past practice and in compliance in all material respects with applicable laws, rules and regulations of any Governmental Authority.

        (b) OHS shall have no operations or conduct any business except in preparation for the consummation of the transactions contemplated by this Agreement.

    Section 3.03. CONSUMMATION OF THE SPLIT-OFF. The Split-Off shall be consummated at the Effective Time in accordance with the terms of the Merger Agreement. Olsten agrees to provide all certificates for shares of OHS Common Stock that the Exchange Agent shall require in order to effect the Split-Off.

                                   ARTICLE IV
                                INDEMNIFICATION

    Section 4.01. OHS INDEMNIFICATION OF OLSTEN. Except as otherwise expressly provided in any of the Ancillary Agreements, from and after the Closing Date, OHS shall indemnify, defend and hold harmless Olsten and its subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "Olsten Indemnitees") from and against any and all damage, loss, liability, deficiency and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any or all such investigations or any and all Actions or threatened Actions) (collectively, "Indemnifiable Losses") incurred or suffered by any of the Olsten Indemnitees and arising out of or related to (i) the OHS Liabilities or the failure of OHS or any of the Health Subsidiaries to pay, perform or otherwise discharge any of the OHS Liabilities; (ii) with respect to information in the Olsten Proxy Statement, the OHS Registration Statement or the Adecco Registration Statement related to the Health Services Business, OHS or any of the Health Subsidiaries or the Split-Off, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading; (iii) any misrepresentation or breach of any warranty in this Agreement made by OHS;
(iv) any breach of any agreement or covenant under this Agreement made by OHS;
(v) liabilities resulting from any holder of Olsten Common Stock exercising appraisal rights under the Delaware General Corporation Law with respect to the value of the Split-Off Consideration; and (vi) any cash paid to stockholders of Olsten in lieu of fractional shares of OHS.

    Section 4.02. OLSTEN INDEMNIFICATION OF OHS. Except as otherwise expressly provided in any of the Ancillary Agreements, from and after the Closing Date, Olsten shall indemnify, defend and hold harmless OHS and the Health Subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "OHS Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the OHS Indemnitees and arising out of or related to (i) the Olsten Liabilities or the failure of Olsten or any of its subsidiaries to pay, perform or otherwise discharge any of the Olsten Liabilities or (ii) any breach of any agreement or covenant under this Agreement made by Olsten after the Closing Date.

    Section 4.03. NOTICE AND PAYMENT OF CLAIMS. If any Olsten Indemnitee or OHS Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by OHS or Olsten, as the case may be (the "Indemnifying Party"), under this Article IV (other than in connection with any Action subject to Section 4.04), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be Indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 15 days after receipt of such notice, either (i) pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) or (ii) object to the claim for indemnification or the amount thereof by giving the Indemnified Party written notice setting forth the grounds therefor. Any objection shall be resolved in accordance with
Section 7.15. If the Indemnifying Party does not give such notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

    Section 4.04. NOTICE AND DEFENSE OF THIRD-PARTY CLAIMS. (a) Promptly following the earlier of (a) receipt of written notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party, or (b) receipt of written information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 4.04 shall not relieve the Indemnifying Party of its obligations under this agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail and shall indicate the amount of the Indemnifiable Loss that has been or will be sustained by the Indemnified Party.

    (b) Within 30 days after receipt of such notice, the Indemnifying Party may, by giving written notice thereof to the Indemnified Party, (i) acknowledge liability for and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense, or (ii) object to the claim of indemnification for such Third-Party Claim setting forth the grounds therefor. Any objection shall be resolved in accordance with Section 7.15. If the Indemnifying Party does not within such 30-day period give the Indemnified Party such notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such Third-Party Claim.

    (c) Any defense of a Third-Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees. The Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense; PROVIDED that if the defendants or parties against which relief is sought in any such claim include both the Indemnifying Party and one or more Indemnified Parties and, in the reasonable judgment of Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees, a conflict of interest between such Indemnified Parties and such Indemnifying Party exists in respect of such claim, such Indemnified Parties shall have the right to employ one firm of counsel selected by Olsten or OHS, as the case may be, and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party.

    (d) If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; PROVIDED that without the prior written consent of Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees, the Indemnifying Party may not agree to any such settlement unless as a condition to such settlement the Indemnified Party receives a written release from any and all liability relating to such Third-Party Claim and such settlement or compromise does not include any remedy or relief to be applied to or against the Indemnified Party, other than monetary damages for which the Indemnifying Party shall be responsible hereunder.

    (e) If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification under this
Article IV, Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees may pursue the defense of such Third-Party Claim and choose one firm of counsel in connection therewith. The Indemnifying Party is required to reimburse Olsten or OHS, as the case may be, on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred by Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto; PROVIDED that the Indemnifying Party shall not be liable for any settlement effected without the consent of Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees, which consent shall not be unreasonably withheld.

    (f) The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third-Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise) or, in the case of any Third-Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection has been resolved pursuant to Section 7.15.

    Section 4.05. INSURANCE PROCEEDS. The amount that any Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this
Article IV shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Parties in reduction of the related Indemnifiable Loss. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds, or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received after deducting therefrom all of the Indemnified Party's costs and expenses associated with the recovery of any such amount.

    Section 4.06.  CONTRIBUTION.  If the indemnification provided for in this
Article IV is unavailable to an Indemnified Party in respect of any Indemnifiable Loss arising out of or related to information about OHS, the Health Subsidiaries or the Health Services Business contained in or omitted from the OHS Registration Statement, the Adecco Registration Statement or the Olsten Proxy Statement, then OHS, in lieu of indemnifying the Olsten Indemnitees, shall contribute to the amount paid or payable by the Olsten Indemnitees as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of OHS, on the one hand, and Olsten, on the other hand, in connection with the statements or omissions that resulted in such Indemnifiable Loss. The relative fault of the OHS Indemnitees on the one hand and of the Olsten Indemnitees on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information concerning OHS on the one hand or Olsten on the other hand.

    Section 4.07. SUBROGATION. In the event of payment by an Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Third-Party Claim. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

    Section 4.08. THIRD-PARTY BENEFICIARIES. This Article IV shall inure to the benefit of, and be enforceable by, Olsten, OHS and Adecco and their respective successors and permitted assigns. The indemnification provided for by this Article IV shall not inure to the benefit of any other third party or parties and shall not relieve any insurer who would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto and each Party agrees to waive such rights against the other to the fullest extent permitted.

    Section 4.09.  REMEDIES CUMULATIVE.  The remedies provided in this
Article IV shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

    Section 4.10. SURVIVAL OF INDEMNITIES. The obligations of each of Olsten and OHS under this Article IV shall survive the sale or other transfer by it of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such Assets, businesses or Liabilities.

    Section 4.11. AFTER-TAX INDEMNIFICATION PAYMENTS. Except as otherwise expressly provided herein or in an Ancillary Agreement, any indemnification payment made by any Indemnifying Party under this Article IV shall be computed by taking into account the value of any and all applicable deductions, losses, credits, offsets or other items for Federal, state or other tax purposes attributable to the payment of the indemnified liability by the Indemnified Party and any Tax incurred by the Indemnified Party attributable to receipt of the indemnification payment.

                                   ARTICLE V
                           CERTAIN ADDITIONAL MATTERS

    Section 5.01. ANCILLARY AGREEMENTS. Prior to the Effective Time, Olsten and OHS shall execute and deliver the Ancillary Agreements.

    Section 5.02. OHS OFFICERS AND BOARD OF DIRECTORS. Prior to the Effective Time, Olsten shall take, and shall cause OHS to take, all actions necessary to appoint as officers and directors of OHS those persons named in the OHS Registration Statement to constitute the officers and directors of OHS on the Closing Date. The Board of Directors of OHS shall be determined as set forth on
Schedule 9.

    Section 5.03. OHS CERTIFICATE OF INCORPORATION AND BY-LAWS. Prior to the Effective Time, Olsten shall take all action necessary to cause the certificate of incorporation and by-laws of OHS to be amended and restated substantially in the form attached as an exhibit to the OHS Registration Statement at the time it is declared effective.

    Section 5.04. CREDIT AGREEMENT. Prior to the Effective Time, Olsten shall take all necessary action to amend or replace its Existing Credit Agreement so as to release Quantum Health Resources, Inc. from any liability or obligation with respect thereto from and after the Closing Date.

    Section 5.05. SALES AND TRANSFER TAXES. Olsten and OHS agree to cooperate to determine the amount of sales or other transfer Taxes (including, without limitation, all real estate, patent, copyright and trademark transfer Taxes and recording fees) payable in connection with the transactions contemplated by this Agreement, but excluding any income or franchise Taxes or other Taxes imposed on or measured by income (the "Transaction Taxes"); provided, that Olsten shall be responsible for any Transaction Taxes payable in connection with the Merger. Olsten agrees to file promptly and timely the returns for such Transaction Taxes with the appropriate taxing authorities and remit payment of the Transaction Taxes and OHS will join in the execution of any such tax returns or other documentation. Payment of all Transaction Taxes, other than Transaction Taxes paid in connection with the Merger, shall be the responsibility of OHS and shall be reimbursed to Olsten by OHS promptly upon request by Olsten.

    Section 5.06. USE OF NAMES. (a) Following the Effective Time, OHS and the Health Subsidiaries shall have the sole and exclusive ownership of and right to use, as between Olsten and each of the Retained Subsidiaries, on the one hand, and OHS and the Health Subsidiaries, on the other hand, the OHS Names, and each of the trade marks, trade names, service marks and other proprietary rights exclusively related to such OHS Names and any trade marks, trade names, service marks or other proprietary rights mutually agreed among the parties prior to the Effective Time (the "OHS Proprietary Name Rights"). Following the Effective Time, Olsten and each of the Retained Subsidiaries shall have the sole and exclusive ownership of and right to use, as between OHS and the Health Subsidiaries, on the one hand, and Olsten and each of the Retained Subsidiaries, on the other hand, the Olsten Names, and trade marks, trade names, service marks and other proprietary rights related to such Olsten Names other than the OHS Proprietary Name Rights and any trade marks, trade names, service marks or other proprietary rights mutually agreed among the parties prior to the Effective Time (the "Olsten Proprietary Name Rights"). Notwithstanding the foregoing, with respect to the Olsten Names and Olsten Proprietary Name Rights which are listed on Schedule 8 (the "Licensed Olsten Names"), Olsten hereby grants to OHS and each of the Health Subsidiaries, a royalty-free license in order for OHS and the Health Subsidiaries to continue to use the Licensed Olsten Names and have the full privileges of a licensee with respect to the Licensed Olsten Names for a period of one year following the Effective Time.

    (b) Following the Effective Time, (x) OHS shall, and shall cause its subsidiaries and other Affiliates to, take all action reasonably necessary to cease using, and change as soon as commercially practicable (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the Olsten Names or any of the Olsten Proprietary Name Rights, and (y) Olsten shall, and shall cause its subsidiaries and other Affiliates to, take all action reasonably necessary to cease using, and change as soon as commercially practicable (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the OHS Names or any of the OHS Proprietary Name Rights.

    (c) The license granted pursuant to Section 5.06(a) shall include the right to use existing brochures, stationery, labeling, supplies, advertising materials, office materials and any similar materials bearing any Licensed Olsten Names until the earlier of (i) the termination of the license, and
(ii) the date such existing materials are exhausted and Olsten and the Retained Subsidiaries shall have the right to use existing brochures, stationery, labeling, supplies, advertising materials, office materials and any similar materials bearing any OHS Names until the earlier of (i) one year after the Effective Time and (ii) the date such existing materials are exhausted; PROVIDED that each such Party shall use their reasonable best efforts to (a) replace such materials with materials that do not use the other's names as promptly as practicable and (b) to the extent commercially practicable, indicate by sticker affixed to such materials that the name being used is being used under temporary limited license from the other party who is the owner or licensor of such name.

    Section 5.07. MAIL. After the Closing Date, each of Olsten and OHS may receive mail, telegrams, packages and other communications properly belonging to the other. Accordingly, at all times after the Effective Time, each of Olsten and OHS authorizes the other to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for the other party or any of the other party's officers or directors specifically in their capacities as such, and to retain the same to the extent that they relate to the business of the receiving party or, to the extent that they do not relate to the business of the receiving party and do relate to the business of the other party, or to the extent that they relate to both businesses, the receiving party shall promptly contact the other party by telephone for delivery instructions and such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) shall promptly be forwarded to the other party in accordance with its delivery instructions. The foregoing provisions of this Section 5.07 shall constitute full authorization to the postal authorities, all telegraph and courier companies and all other persons to make deliveries to Olsten or OHS, as the case may be, addressed to either of them or to any of their officers or directors specifically in their capacities as such. The provisions of this Section 5.07 are not intended to and shall not be deemed to constitute an authorization by either Olsten or OHS to permit the other to accept service of process on its behalf, and neither party is or shall be deemed to be the agent of the other for service of process purposes or for any other purpose.

    Section 5.08. TRANSITION SERVICES. Following the Effective Time and ending on the one year anniversary of the Effective Time (such period, the "Transition Services Period"), Olsten shall use its commercially reasonable efforts to provide, or make available, to OHS and the Health Subsidiaries, at such times and in such amounts as may be reasonably requested by OHS, the following services (the "Transition Services") and OHS will pay for such Transition Services on a cost basis as agreed to by the parties:

        (i) tax preparation and filing services;

        (ii) legal services, to be provided by Olsten's general counsel and other internal counsel to the extent consistent with applicable standards of professional responsibility;

        (iii) information and technology support services and administrative and office services;

        (iv) procurement services; and

        (v) such other additional services as may be reasonably requested by OHS; provided that the scope of any services, as well as the time and the manner in which such services are to be provided, shall be mutually agreeable between the parties.

    Following the end of the calendar month in which any Transition Services are performed, Olsten shall provide to OHS an invoice (the "Transition Services Invoice") setting forth in summary detail the Transition Services which were provided during such calendar month and the appropriate cost thereof. OHS shall pay Olsten, in a reasonably prompt manner (but in no event later than 30 days) following the delivery by Olsten of a Transition Services Invoice, the amounts due with respect to the Transition Services reflected on such Transition Services Invoice.

    Notwithstanding anything herein to the contrary, all Transition Services shall be performed with reasonable care, but no Party hereto shall have any liability whatsoever to any other Party or any third party for any loss, liability, damage, cost or deficiency suffered by any such person arising out of or resulting from providing any Transition Services hereunder.

    Section 5.09. LEASES OF REAL PROPERTY. (a) Olsten and OHS shall jointly and promptly review all instances in which (i) OHS or the Health Subsidiaries maintain facilities in, or otherwise occupy, real property leased by Olsten or the Retained Subsidiaries and (ii) Olsten or the Retained Subsidiaries maintain facilities in or otherwise occupy, real property leased by a Health Subsidiary, each as set forth on Schedule 7, and shall use commercially reasonable efforts in each case to either (x) negotiate and enter into a written lease or sublease incorporating terms and conditions which are fair to both parties, (y) assign such lease to OHS or Olsten, as the case may be, and OHS or Olsten, as the case may be, shall accept responsibility for such lease, or (z) terminate the arrangement on mutually agreeable terms; PROVIDED, HOWEVER, that the foregoing shall not apply in any instance (A) involving facilities maintained, or real property occupied by the Health Subsidiaries that are to be transferred to OHS in accordance with Section 2.01 or (B) covered by a written lease agreement between the parties in effect on the date hereof.

    (b) OHS agrees that it will use its reasonable best efforts to promptly (but in no event later than six months) after the Effective Time, relocate the headquarters for the Health Services Business from

175 Broad Hollow Road, Melville, New York 11747 (the "Main Headquarters"). Until the time when the headquarters of the Health Service Business is relocated OHS shall be entitled to occupy and use without charge office space at the Main Headquarters, as shall be reasonably designated by Olsten as necessary to enable OHS and the Health Subsidiaries to continue to conduct its current operations.

    Section 5.10. PLEA AGREEMENTS. OHS agrees to be bound by the terms of the Plea Agreements dated July 19, 1999 between Kimberly Home Health Care, Inc. and the United States of America, including those terms governing the retention and production of information, records and testimony.

    Section 5.11. INSURANCE POLICIES AND CLAIMS ADMINISTRATION. (a) POLICIES AND RIGHTS INCLUDED WITHIN THE TRANSFERRED OHS ASSETS. The Transferred OHS Assets shall include: (i) any Health Services Business Policies and (ii) any and all rights of the Health Subsidiaries under any Shared Policies covering
(x) Liabilities arising out of or relating to the conduct of the Health Services Business prior to the Effective Time and (y) Liabilities arising out of or relating to the conduct of the Retained Businesses prior to the Effective Time to the extent any claim is made against OHS or any of the Health Subsidiaries for such Liabilities, specifically including (in the case of (i) and (ii) above) rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses and excluding rights covered by Section 5.11(b).

    (b) POLICIES AND RIGHTS INCLUDED WITHIN THE RETAINED ASSETS. The Retained Assets shall include: (i) any Retained Businesses Policies and (ii) any and all rights of Olsten and its subsidiaries under any Shared Policies covering
(x) Liabilities arising out of or relating to the conduct of the Retained Businesses prior to the Effective Time and (y) Liabilities arising out of or relating to the conduct of the Health Services Business prior to the Effective Time to the extent any claim is made against Olsten or any of the Retained Subsidiaries for such Liabilities, specifically including (in the case of (i) and (ii) above) rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses.

    (c) OLSTEN TO MAINTAIN INSURANCE COVERAGE PRIOR TO EFFECTIVE TIME. (i) Olsten shall use its reasonable best efforts to maintain in full force and effect, at all times up to and including the Effective Time, the Policies and current coverages and limits of such Policies.

    (ii) To the extent not already provided for by the terms of a Shared Policy, Olsten shall use its commercially reasonable efforts to cause OHS and the Health Subsidiaries, as appropriate, to be named as additional insureds under each such Policy in respect of Covered Claims arising out of or relating to periods prior to the Effective Time; PROVIDED, HOWEVER, that nothing contained herein shall be construed to require Olsten or any of the Retained Subsidiaries to pay any additional premium or other charges in respect to, or waive or otherwise limit any of its rights, benefits or privileges under, any Shared Policy to effect the naming of OHS and the Health Subsidiaries as such additional insureds.

    (d) OHS RESPONSIBLE FOR ESTABLISHING INSURANCE COVERAGE ON AND AFTER EFFECTIVE TIME. Commencing on and as of the Effective Time, OHS and each of the Health Subsidiaries shall be responsible for establishing and maintaining its own separate insurance programs for activities and claims relating to any period on or after the Effective Time involving OHS or any of the Health Subsidiaries. Notwithstanding any other agreement or understanding to the contrary, except as set forth in Section 5.11(e)(i) and (ii) with respect to claims administration and financial administration of the Shared Policies, as of and after the Effective Time, neither Olsten nor any of the Retained Subsidiaries shall have any responsibility for or obligation to OHS or the Health Subsidiaries relating to insurance matters for any period, whether prior to, at or after the Effective Time. Notwithstanding the foregoing, from the date hereof to the Effective Time, Olsten shall use its commercially reasonable efforts to transfer to OHS and the Health Subsidiaries the Health Services Business Policies and to obtain insurance (or binders therefor) providing coverage to OHS and the Health Subsidiaries similar to the coverage provided to the Health Services Business by the Shared Policies prior to the Split-Off.

    (e) ADMINISTRATION AND PROCEDURE. (i) OHS and its subsidiaries appoint Olsten or a Retained Subsidiary, as appropriate, to administer, in good faith, all claims and finances relating to the Shared Policies, including the prosecution of any actions for declaratory relief, "bad faith" or other extra-contractual damages. From and after the Effective Time, Olsten or a Retained Subsidiary, as appropriate, shall be responsible for the claims administration and financial administration of all Shared Policies relating to the assets, ownership or operation prior to the Effective Time of the Health Services Business; PROVIDED, HOWEVER, that the responsibility for claims administration and financial administration of the Shared Policies are in no way intended to limit, inhibit or preclude any right to insurance coverage under the Shared Policies. Olsten shall be entitled to compensation for and reimbursement of expenses incurred in connection with performing the claims administration and financial administration of the Shared Policies on a cost basis, as agreed by the parties and Olsten and OHS shall comply with the provisions of the second paragraph of Section 5.08 with respect to billing and reimbursement. Olsten shall use reasonable care and act in good faith with respect to each of its obligations under Section 5.11.

    (ii) OHS shall promptly notify Olsten of any Covered Claim relating to OHS or any Health Subsidiary under one or more of the Shared Policies relating to any period prior to the Effective Time, and OHS agrees to cooperate and coordinate with Olsten concerning any strategy Olsten may reasonably elect to pursue to secure coverage and payment for such Covered Claim by the appropriate insurance carrier. Olsten shall have final authority to compromise, settle or otherwise resolve any claim or action under any Shared Policy, including, without limitation, decisions to prosecute any action for declaratory relief, "bad faith" or other extra-contractual damages; provided, that, as a condition to any compromise or settlement of any such claim or action on behalf of OHS
(x) Olsten obtains a written release on behalf of OHS for such claim or action and (y) if such settlement or compromise includes any remedy or relief against OHS, other than monetary damages within the coverage limits of the applicable Shared Policy, Olsten shall, prior to entering into any such compromise or settlement, obtain the consent of OHS, which consent shall not be unreasonably withheld. Notwithstanding anything contained herein, in any other agreement or Shared Policy or any understanding to the contrary, OHS or the appropriate Health Subsidiary assumes responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, reporting endorsements, tails, noses, retroactive endorsements, retrospectively-rated premiums, defense costs, indemnity payments, deductibles, retentions or other charges, as appropriate (collectively, "Insurance Charges"), whenever arising, which shall become due and payable under the terms and conditions of any Shared Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, involving or relating to any of the assets, businesses, operations or liabilities of the Health Services Business, which charges relate to the period after the Effective Time. To the extent that the terms of any applicable Shared Policy provide that Olsten or a Retained Subsidiary, as appropriate, shall have an obligation to pay or guarantee the payment of any Insurance Charges, Olsten or such Retained Subsidiary shall be entitled to demand that OHS or a Health Subsidiary make such payment directly to the person or entity entitled thereto. In connection with any such demand, Olsten shall submit to OHS or a Health Subsidiary a copy of any invoice received by Olsten or any Retained Subsidiary pertaining to such Insurance Charges, together with appropriate supporting documentation, if available. In the event that OHS or any of the Health Subsidiaries fails to pay any Insurance Charges when due and payable, whether at the request of the party entitled to payment or upon demand by Olsten or a Retained Subsidiary, Olsten or a Retained Subsidiary may (but shall not be required to) pay such Insurance Charges for and on behalf of OHS or the Health Subsidiary and, thereafter, OHS or the Health Subsidiary shall forthwith reimburse Olsten or the Retained Subsidiaries for such payment.

    (iii) OHS or a Health Subsidiary, as appropriate, shall be responsible for all Insurance Charges claims administration and financial administration and risk management programs relating to the Health Services Business Policies and any insurance policies established and maintained by OHS and the Health Subsidiaries for claims relating to any period on or after the Effective Time involving OHS or any of the Health Subsidiaries.

    (f) ALLOCATION OF INSURANCE PROCEEDS OF SHARED POLICIES. Insurance Proceeds received with respect to claims, costs and expenses under the Shared Policies shall be paid to Olsten with respect to Covered Claims of Olsten and shall be paid to OHS with respect to Liabilities related to Covered Claims of OHS. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from Shared Policies will be made to the appropriate party upon receipt from the insurance carrier. For purposes of the prior sentence, Insurance Proceeds shall include any damages paid or received from prosecution of claims on a Shared Policy for "bad faith" or extra-contractual damages. In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate outstanding Covered Claims by Olsten and the Retained Subsidiaries and OHS and the Health Subsidiaries and any of the Covered Claims of Olsten or the Retained Subsidiaries relate to Liabilities arising out of the Health Services Business (including, but not limited to, the Shareholder Liabilities) prior to the Effective Time, Olsten shall be entitled to be paid in full all of the Insurance Proceeds relating to such Liabilities of the Health Services Business prior to payment of Insurance Proceeds relating to any other claims of Olsten and the Retained Subsidiaries or OHS and the Health Subsidiaries. Thereafter, or in the event there are no such Liabilities of Olsten relating the Health Services Business prior to the Effective Time, the Insurance Proceeds shall be allocated pro rata to Olsten and the Retained Subsidiaries, on the one hand, and OHS and the Health Subsidiaries, on the other hand, based upon their respective bona fide claims or in such other proportions as the parties shall agree based on an equitable allocation of Insurance Proceeds. The parties agree to use commercially reasonable efforts to maximize available coverage under the Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of a Covered Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

    (g) AGREEMENT FOR WAIVER OF CONFLICT AND SHARED DEFENSE. In the event that Covered Claims of both Olsten and OHS exist relating to the same occurrence, Olsten and OHS agree to jointly defend and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 5.11 shall be construed to limit or otherwise alter in any way the obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

    Section 5.12. FINANCIAL COVENANTS. (a) Immediately prior to the Effective Time (after giving effect to the transactions contemplated herein):

        (i) Indebtedness for borrowed money plus the deferred purchase price of property less cash on hand of OHS and the Health Subsidiaries shall not exceed $100 million.

        (ii) Indebtedness for borrowed money plus the deferred purchase price of property of OHS and the Health Subsidiaries shall not exceed $150 million.

        (iii) Earnings before interest, taxes, depreciation and amortization of OHS and its subsidiaries during the period between July 4, 1999 and the Effective Time shall not be less than $0 (excluding restructuring charges in connection with the Split-Off) and sales for each of the full monthly periods between the date hereof and the Effective Time shall average
    $100 million per month during such period.

        (iv) OHS will have a committed credit facility with a borrowing capacity of no less than $100 million.

    (b) Olsten and OHS jointly represent, warrant and covenant that the Retained Businesses and the Health Services Business shall, between the date hereof and the Effective Time, be operated in the ordinary course of business consistent with past practice, in nature, manner and amount, including, to the extent practicable, as to levels and relationships of asset, liability, revenue, expense, and cash flow items and totals within the respective businesses (it being understood that unpaid amounts in respect of settlements of governmental liabilities with respect to health care operations on terms previously disclosed to Adecco, shall be considered ordinary course items). Without limiting the generality of the foregoing, with respect to Olsten, the Retained Subsidiaries and the Retained Businesses and, through the True-Up Date, OHS and the Health Services Business, neither Olsten nor OHS nor any of their respective Subsidiaries shall, without the prior written consent of Adecco, directly or indirectly:

        (i) authorize, permit to make or make any capital expenditures other than pursuant to the capital expenditure plan previously provided by Olsten to Adecco, or fail to make any investments for capital expenditures contemplated by such plan;

        (ii) permit or make any change to the billing processes for services rendered or otherwise, other than as may be related to planned system improvements and the like, or in the processes, method or terms of collection of accounts receivable;

        (iii) cause or permit any discounting, factoring or securitization of accounts receivables or any other securitization or consignment of any assets;

        (iv) permit or make any change in the aging of accounts payables or in the payment practices for accounts payable in effect as of the date hereof (which aging and payment practices are consistent with past practice); or

        (v) except for cash transfers made, in the ordinary course of business through and reflected in the intercompany loan balance, sell, transfer, pledge, mortgage or otherwise dispose of or encumber any assets, except in the ordinary course of business and in arms-length transactions and at market rates (with the parties acknowledging that the management fees paid consistent with past practice fall within such exception).

    (c) To assure conformity with the provisions of clause (b) above and the other provisions of this Section 5.12, the parties agree that it is the intent of Section 5.03(a) of the Merger Agreement that representatives of Adecco reasonably acceptable to Olsten shall be permitted to be present on a daily basis at the headquarters and other facilities of Olsten to monitor compliance with such provisions, and Olsten shall fully cooperate with and make all information reasonably requested promptly available to such monitors. In addition, and consistent with, and not by way of limitation of, Section 5.03(a) of the Merger Agreement, the parties hereto agree and acknowledge that Olsten shall provide Adecco with (y) pro-forma combined balance sheets, statements of income, statements of cash flows and statements of shareholders equity as of the close of business on each of the True-Up Date and the last day of each monthly period thereafter up to the Closing Date of each of (i) Olsten and the Retained Subsidiaries and (ii) OHS and the Health Subsidiaries, in each case,
(A) prepared in accordance with US GAAP and (B) giving effect to the Split-Off and the provisions of Section 2.09 hereof and (z) all work papers of Olsten and OHS and, as applicable, their respective independent public accountants as of such dates or related to such balance sheets or statements and all other work papers in respect of the separation of the Health Services Business and the Retained Businesses contemplated hereby.

    (d) The parties agree that any breach of this Section 5.12 by either Olsten or OHS, other than breaches which are insignificant in both nature and effect, shall cause a covenant of this Agreement to have been materially breached by Olsten for purposes of Section 10.01(g) of the Merger Agreement and shall provide Adecco with the right to terminate the Merger Agreement pursuant to such
Section 10.01(g), subject to the cure right contained therein.

    Section 5.13. TAX REFUND ESCROW ACCOUNT. Olsten agrees to deposit any cash payments received prior to the Effective Time by Olsten from any Net Operating Loss Refund Claim into an escrow account (the "Tax Refund Escrow Account") which shall not be removed from such account until the earlier of (i) the Effective Time, and (ii) the termination of the Merger Agreement.

    Section 5.14. WORKER'S COMPENSATION LETTERS OF CREDIT. On the Closing Date, OHS agrees to issue, or have issued on its behalf, a letter of credit to Olsten in an amount equal to the amount of worker's compensation claims pending on the Closing Date made by any OHS Employee prior to the Effective Time, as such amount is mutually agreed upon among the parties hereto, determined on a basis consistent with the Balance Sheet.

                                   ARTICLE VI
                        RECORDS AND INFORMATION; ACCESS

    Section 6.01. CORPORATE RECORDS. (a) Each of Olsten and OHS shall arrange as soon as practicable following the Closing Date for the delivery to the other of existing corporate governance documents (e.g. minute books, stock registers, stock certificates, documents of title, etc.) in its possession relating to the other or to its business and affairs.

    (b) Except as otherwise required by law or agreed to in writing, each party shall, and shall cause each of its respective subsidiaries to, retain all information relating to the other party's business in accordance with the past practice of such party. Notwithstanding the foregoing, except as provided in the Tax Sharing Agreement, any party may destroy or otherwise dispose of any information at any time, providing that, prior to such destruction or disposal,
(a) such party shall provide no less than 90 days prior written notice to the other party, specifying the information proposed to be destroyed or disposed of, and (b) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

    Section 6.02. ACCESS TO INFORMATION. From and after the Closing Date, each of Olsten and OHS shall afford the other, including its accountants, counsel and other designated representatives, reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contacts, instruments, computer data and other data and information in such party's possession relating to the business and affairs of the other (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other party including, without limitation, for audit, accounting and litigation purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

    Section 6.03. ACCESS TO EMPLOYEES. Each of Olsten and OHS shall use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other prior to the Closing Date in which the requesting party may from time to time be involved.

    Section 6.04. REIMBURSEMENT. Each party providing information or witnesses under Sections 6.02 or 6.03 to the other shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information or witnesses.

    Section 6.05. CONFIDENTIALITY. Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all confidential, proprietary or other non-public information or trade secrets concerning the other party except to the extent that such information can be shown to have been (a) in the public domain through no fault of such party, or
(b) later lawfully acquired on a non-confidential basis from other sources by the party to which it was furnished or (c) developed independently by the representatives of such recipient. Neither party shall release or disclose any such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and comply with the provisions of this Section 6.05.

                                  ARTICLE VII

                                 MISCELLANEOUS

    Section 7.01. TERMINATION. In the event the Merger Agreement is terminated, notwithstanding any provision hereof, Adecco shall automatically be released as a party to this Agreement and this Agreement may be terminated and the Split-Off abandoned at any time prior to the Effective Time by and in the sole discretion of the Board of Directors of Olsten without the approval of OHS or the stockholders of Olsten. In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement.

    Section 7.02. AMENDMENT. This Agreement may not be amended, except by an instrument in writing signed on behalf of Olsten, OHS and Adecco.

    Section 7.03. WAIVER OF COMPLIANCE; CONSENTS. Rights under this Agreement may be waived only by a written agreement signed by Olsten, OHS and Adecco. Any waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

    Section 7.04. EXPENSES. Except as specifically provided in this Agreement or in an Ancillary Agreement, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and with the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring the expense. The determination of who has incurred an expense shall be made by the Chief Financial Officer of Olsten, which determination shall be binding and final upon each of the parties hereto and not subject to further review.

    Section 7.05. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or sent by facsimile, telegram or telex, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; PROVIDED that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecommunicated, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

    If to Olsten prior to the Effective Time or OHS prior to or after the Effective Time, to:

       Olsten Corporation
       175 Broad Hollow Road
       Melville, New York 11747

       Attention: Edward A. Blechschmidt
       Telephone: (516) 844-7220
       Telecopy: (516) 844-7335

       With a copy to:

       Cahill Gordon & Reindel
       80 Pine Street
       New York, New York 10005

       Attention: Kenneth W. Orce, Esq.
       Telephone: (212) 701-3000
       Telecopy: (212) 269-5420

    If to Adecco, prior to or after the Effective Time or to Olsten after the Effective Time, to:

       Adecco SA
       1275 Cheserex
       Switzerland

       Attention: Felix A. Weber
       Telephone: 011 41 21 321 6666
       Telecopy: 011 41 21 321 6688

       With a copy to:

       Latham & Watkins
       633 West Fifth Street, Suite 4000
       Los Angeles, California 90071

       Attention: Thomas W. Dobson, Esq.
       Telephone: (213) 485-1234
       Telecopy: (213) 891-8763

       With a copy to:

       Baer & Karrer
       Rechtsanwaelte
       Seefeldstrasse 19
       8024 Zurich
       Switzerland

       Attention: PD Dr. Rolf Watter
       Telephone: 011 41 1 26 1 5150
       Telecopy: 011 41 25 1 3025

    Section 7.06. COUNTERPARTS. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute but one and the same Agreement.

    Section 7.07. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto hereby agrees to service of process in any litigation arising out of or relating to this Agreement and the transactions contemplated hereby by certified mail, return receipt requested, postage prepaid, to it at its address for notice specified in Section 7.05.

    Section 7.08. ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto, together with the Ancillary Agreements, embodies the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein and supersedes all prior agreements and understandings among the parties with respect thereto. There are no representations, promises, warranties, covenants or undertakings by any party, other than those expressly set forth or referred to herein.

    Section 7.09. ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing contained in this Agreement, expressed or implied, is intended to confer any benefits, rights or remedies upon any person or entity, other than Olsten, OHS and Adecco and, in accordance with Article IV, the Olsten Indemnitees and the OHS Indemnitees.

    Section 7.10. ANCILLARY AGREEMENTS. If any of the terms of this Agreement are inconsistent with the terms of an Ancillary Agreement regarding the specific matters covered by such Ancillary Agreement, then the terms of such Ancillary Agreement shall govern.

    Section 7.11.  TAX SHARING AGREEMENT.  Other than as provided in
Section 4.11, Section 5.05 and clause (iv) of the definition of OHS Liabilities, this Agreement shall not govern any Tax, and any and all claims, losses, damages, demands, costs, expenses, liabilities, refunds, deductions, write-offs, or benefits relating to Taxes shall be exclusively governed by the Tax Sharing Agreement.

    Section 7.12. FURTHER ASSURANCES AND CONSENTS. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable best efforts to (i) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; PROVIDED that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its business. In connection with the consummation of the transaction contemplated hereby, the persons listed on Schedule 10 are designated to act as the "Transition Team" and are authorized to act on behalf of Adecco, Olsten and OHS in taking any action necessary to consummate the Split-Off. The persons listed on Schedule 10 who are Adecco employees are authorized to deliver the consent of Adecco if such consent is required by the terms of this Agreement.

    Section 7.13. EXHIBITS AND SCHEDULES. The exhibits and schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

    Section 7.14. LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that from and after the Effective Time damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

    Section 7.15. DISPUTE RESOLUTION. (a) Except as otherwise set forth in Sections 2.06 and 2.08(c), resolution of any and all disputes arising after the Effective Time from or in connection with this

Agreement or any of the Ancillary Agreements, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes over arbitrability and disputes in connection with indemnification for claims by third parties (collectively, "Disputes") shall be exclusively governed by and settled in accordance with the provisions of this Section 7.15; PROVIDED, HOWEVER, that nothing contained herein shall preclude either party from seeking or obtaining
(a) injunctive relief or (b) equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

        (b) Any party hereto (each a "Party") may commence proceedings hereunder by delivering a written notice to the other Party providing a reasonable description of the Dispute to the other (the "Demand").

        (c) Promptly following a Demand, the Dispute shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, each of Olsten and OHS shall be free to exercise the remedies available to them under
    Section 7.15(d).

        (d) The parties hereby agree to submit all Disputes not resolved by negotiation pursuant to Section 7.15(c) to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in New York by three arbitrators (the "Panel") acting by majority vote selected by agreement of the Parties not later than 10 days after the failure of the Representatives to resolve the dispute as set forth in Section 7.15(c) or, failing such agreement, by three arbitrators appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the United States Arbitration Act, 9 U.S.C. Section 1, ET SEQ. and such procedures as the Parties may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing, in connection with such arbitration: (a) each Party shall have the right to audit the books and records of the other Party that are reasonably related to the Dispute;
    (b) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; (c) each party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests to admit and depositions, the nature and extent of which discovery shall be determined by the Panel, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. All hearings shall be conducted on an expedited schedule, and all proceedings shall be confidential. Either party may at its expense make a stenographic record thereof. The Panel shall make a final award not later than 30 days after the conclusion of the hearing and receipt of any post-hearing submissions requested by the Panel. The award shall be in writing and shall specify the factual and legal basis for the award. The fees and expenses of the arbitrators shall be shared equally by the Parties and advanced by them from time to time as required; PROVIDED that at the conclusion of the arbitration, the Panel shall allocate costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and interest as the Panel determines is appropriate among the parties. The arbitrators, whether the Panel or those arbitrators appointed under the AAA Rules, shall not be empowered to award to any Party any consequential damages, lost profits or punitive damages in connection with any Dispute and each party hereby irrevocably waives any right to recover such damages.

    Section 7.16. TITLES AND HEADINGS. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof and (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which at least a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors is directly or indirectly owned or controlled by such specified corporation, any person of which such corporation is a general partner, or any other person of which at least a majority of the equity interests therein is, directly or indirectly, owned or controlled by such specified corporation.

    Section 7.17. SURVIVAL OF REPRESENTATIONS AND AGREEMENTS. All representations, warranties and agreements of the parties hereto contained in this Agreement shall survive the Effective Time.

                                                                      Separation
Agreement
                                                            Signature Page

    THIS AGREEMENT CONTAINS BINDING ARBITRATION PROVISIONS WHICH MAY BE ENFORCED BY THE PARTIES.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                                       Olsten Corporation,
                                                       a Delaware corporation

                                                       By:  /s/ Edward A. Blechschmidt
                                                            -----------------------------------------
                                                            Name: Edward A. Blechschmidt
                                                            Title: President and Chief Executive
                                                            Officer

                                                       Aaronco Corp.,
                                                       a Delaware corporation

                                                       By:  /s/ Edward A. Blechschmidt
                                                            -----------------------------------------
                                                            Name: Edward A. Blechschmidt
                                                            Title: Chairman and Chief Executive
                                                                   Officer

                                                       Adecco S.A.,
                                                       a societe anonyme organized
                                                       under the laws of Switzerland

                                                       By:  /s/ John P. Bowmer
                                                            -----------------------------------------
                                                            Name: John P. Bowmer
                                                            Title: Chief Executive Officer

                                                       By:  /s/ Felix A. Weber
                                                            -----------------------------------------
                                                            Name: Felix A. Weber
                                                            Title: Chief Financial Officer

                                                        EXHIBIT A TO
                                                            SEPARATION AGREEMENT

                [FORM OF EMPLOYEE BENEFITS ALLOCATION AGREEMENT]

                     EMPLOYEE BENEFITS ALLOCATION AGREEMENT

    THIS EMPLOYEE BENEFITS ALLOCATION AGREEMENT is made as of the 17th day of August, 1999, by and between Olsten Corporation, a Delaware corporation (together with its successors and permitted assigns, "Olsten"), and Aaronco Corp., a Delaware corporation (together with its successors and permitted assigns, "OHS").

                              W I T N E S S E T H:

    WHEREAS, pursuant to a Separation Agreement ("Separation Agreement") dated as of August 17, 1999, by and between Olsten and OHS (i) the assets and liabilities related to the Health Services Business (as defined in the Separation Agreement) will be transferred to OHS and (ii) all the outstanding shares of OHS will be split off to the shareholders of Olsten in consideration for the redemption of a portion of the common stock of Olsten ("Split-Off") as of the Effective Time (as defined in the Separation Agreement).

    WHEREAS, the parties desire to set forth their understanding regarding their respective rights and obligations concerning certain employee benefit and related matters relative to plans, programs and practices currently maintained by Olsten for the benefit of employees, officers, directors and former employees, officers and directors of Olsten and its affiliates;

    NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein, and intending to be legally bound (subject to shareholder approval of the Separation Agreement) the parties hereto do hereby agree as follows:

    1. DEFINITIONS. Capitalized terms used herein without definition have the meanings given to them in the Separation Agreement. As used herein, the following terms have the following meanings:

    "COBRA" means Code Section 4980B and ERISA Sections 601 through 608, and any applicable state law establishing employer requirements for continuation of health care, life insurance or other Welfare Plan benefits for the benefit of certain current and former employees or dependents thereof.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Employee" means with respect to any entity, an individual who is considered, according to the payroll and other records of such entity, to be employed by such entity, regardless of whether such individual is, at the relevant time, actively at work or on leave of absence (including vacation, holiday, sick leave, family and medical leave, disability leave, military leave, jury duty, layoff with rights of recall, and any other leave of absence or similar interruption of active employment that is not considered, according to the policies or practices of such entity, to have resulted in a permanent termination of such individual's employment), but excluding any individual who is, as of the relevant time, on long-term disability leave.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "OHS Employee" means (i) any individual who, at the Effective Time, is actively employed in the Health Services Business, or who, with respect to the Health Services Business, is on vacation, approved illness absence, short-term disability, authorized leave of absence (including leave under the Family and Medical Leave Act) or military service leave of absence as of the Effective Time and becomes an employee of the OHS Group after the Effective Time, (ii) any former employee of the Olsten Group who was, at the time of his or her termination of employment, employed in the Health Services Business or
(iii) Anthony H. Reeves.

    "OHS Group" means OHS and its subsidiaries.

    "OHS Qualified Beneficiary" means any OHS Employee (or dependent or beneficiary thereof) who, at or before the Effective Time, was a Qualified Beneficiary under any Olsten Welfare Plan.

    "Olsten Employee" means any current or former employee of the Olsten Group other than a OHS Employee.

    "Olsten Group" means Olsten and its subsidiaries.

    "Olsten Qualified Beneficiary" means a Qualified Beneficiary who, immediately following the Split-Off, is not a OHS Qualified Beneficiary and who, immediately prior to the Split-Off, was a Qualified Beneficiary under any Olsten Welfare Plan.

    "Olsten Retained Business" means any business or operation of Olsten or its subsidiaries which is, pursuant to the Separation Agreement, to be conducted by Olsten following the Split-Off.

    "Plan" means any plan, policy, arrangement, contract or agreement providing compensation benefits for any group of Employees or individual Employees (including former Employees) or the dependents or beneficiaries of any such Employee, whether formal or informal or written or unwritten, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any such Employee or the beneficiaries of any such Employee, existing at the Effective Time or prior thereto.

    "Qualified Beneficiary" means an individual (or dependent thereof) who either (a) experiences a "qualifying event" (as that term is defined in Code
Section 4980B(f)(3) and ERISA Section 603) while a participant in any Plan which provides health benefits or (b) becomes a "qualified beneficiary" (as that term is defined in Code Section 4980B(g)(1) and ERISA 607(3)) under any Plan which provides health benefits.

    "Welfare Plan" shall mean any Plan which provides medical, health, disability, accident, life insurance, death, dental or any other welfare benefit, including, without limitation, any post-employment welfare benefit, but excluding vacation benefits covered under Section 11.

    2.  TRANSFER OF EMPLOYEES.

    (a) Olsten and OHS shall take all steps necessary or appropriate so that all of the Employees of Olsten and its subsidiaries are allocated between the Olsten Retained Business and the Health Services Business in accordance with the principles set forth in Section 2(b) below, and so that each individual who is so allocated to the Health Services Business is, as of the Effective Time and immediately following the Split-Off, an Employee of a member of the OHS Group, and each individual who is so allocated to the Olsten Retained Business is, as of the Effective Time and immediately following the Split-Off, an Employee of a member of the Olsten Group.

    (b) In making the allocation provided for in Section 2(a), Olsten and OHS shall allocate each Employee who is primarily engaged in the Olsten Retained Business to the Olsten Group and each Employee who is primarily engaged in the Health Services Business to the OHS Group. All other Employees shall be allocated in a mutually agreeable manner that, to the extent possible, takes into account (i) the Employees' expertise, experience and existing positions and duties, (ii) the likelihood of unreasonably disrupting either the Olsten Retained Business or the Health Services Business and (iii) maximizing the ability of each of the Olsten Group and the OHS Group to manage and operate their respective businesses after the Effective Time, taking into account the respective needs of such businesses as established by past practice, and with a view towards maximizing the value and effectiveness of both the Olsten Retained Business and the Health Services Business.

    (c) Olsten and OHS each agree that, between the date hereof and the Effective Time, Employees will not be transferred between the Olsten Retained Business or Health Services Business except (i) as

                                     B-A-2
necessary to effect the allocation pursuant to this Section 2 or (ii) in the ordinary course of business consistent with past practice.

    (d) As of the Effective Time, Olsten shall assume all obligations and liabilities for, and arising under all employment and change in control agreements with respect to Olsten Employees, and OHS shall have no liability or obligation with respect thereto. As of the Effective Time, OHS shall assume all obligations and liabilities for and arising under all employment and change in control agreements with respect to OHS Employees (the "OHS Employment Agreements"), and Olsten shall have no liability or obligation with respect thereto. OHS shall take, or cause to be taken, all action necessary and appropriate to assume, effective as of the Effective Time, all OHS Employment Agreements, with such changes as may be necessary to reflect the change in the employer thereunder and such other changes as OHS shall determine. Such OHS Employment Agreements shall otherwise have the same terms and conditions as in effect immediately prior to the Effective Time, except that references to employment by, or termination of employment with, Olsten and its affiliates shall be changed to references to employment by or termination of employment with OHS and its affiliates. Notwithstanding any provision of this Agreement to the contrary, except as otherwise set forth in the Separation Agreement, Olsten shall retain responsibility for its obligations under (i) the Separation, Consulting and Non-Competition Agreements between Albert, Olsten and the following individuals dated August 17, 1999: Edward A. Blechschmidt, William R. Costantini, Stuart Olsten and Anthony J. Puglisi and (ii) the Separation, Consulting and Non-Competition Agreement between Olsten and Maureen McGurl dated August 17, 1999; and OHS shall have no liability under such Agreements.

    (e) As of the Effective Time, (i) Olsten shall retain all liabilities relating to or arising out of claims made by or on behalf of Olsten Employees for, or with respect to, benefits under any Plan, contract, agreement, statute, regulation or other arrangement that provides for the payment of severance pay, salary continuation, pay in lieu of notice, unused vacation pay, or similar benefits in connection with actual or constructive termination or alleged actual or constructive termination of employment (collectively, "Termination Benefits") relating to the actual or constructive termination or alleged actual or constructive termination of employment of any Olsten Employee with any member of the Health Services Business or the Olsten Retained Business, whether before, at or after the Effective Time, and (ii) OHS shall assume all liabilities relating to or arising out of claims made by or on behalf of OHS Employees for, or with respect to, Termination Benefits relating to the actual or constructive termination or alleged actual or constructive termination of employment of any OHS Employee with any member of the Health Services Business or the Olsten Retained Business, whether before, at or after the Effective Time.

    3.  ALLOCATION OF EMPLOYEE LIABILITIES.

    (a) At the Effective Time, except to the extent retained or assumed by Olsten under this Agreement, OHS shall retain or assume, as the case may be, responsibility as employer for the OHS Employees. At the Effective Time, except to the extent assumed by OHS under this Agreement, Olsten shall retain responsibility as employer for the Olsten Employees.

    (b) As of the Effective Time, OHS shall assume, retain and be liable for all wages, salaries, welfare, pension, incentive compensation and other employee-related liabilities and obligations ("Employee Liabilities") with respect to the OHS Employees and their dependents and beneficiaries, except as specifically provided otherwise in this Agreement, and Olsten shall have no further liability with respect thereto. As of the Effective Time, Olsten shall assume, retain and be liable for Employee Liabilities with respect to Olsten Employees and their dependents and beneficiaries, except as specifically provided otherwise in this Agreement, and OHS shall have no further liability with respect thereto.

                                     B-A-3

    4.  BENEFIT OBLIGATIONS AND PLAN COVERAGE.

    (a) Except as specifically provided in this Agreement, or as otherwise agreed by the parties hereto, (i) Olsten shall retain all benefit obligations and all related rights in connection with any Plan with respect to Olsten Employees, and OHS shall have no further liability with respect thereto, and
(ii) as of the Effective Time, OHS shall assume all benefit obligations and all related rights in connection with any Plan with respect to OHS Employees and Olsten shall have no further liability with respect thereto.

    (b) OHS Employees shall not continue to be participants in Plans maintained by the Olsten Group after the Effective Time and, instead, shall be eligible to participate in applicable Plans maintained by OHS, as determined by OHS, as of the Effective Time. OHS shall treat service of each OHS Employee with the Olsten Group before the Effective Time as if such service had been with OHS for purposes of determining eligibility to participate, eligibility for benefits, benefit forms and vesting under Plans maintained by OHS.

    5.  QUALIFIED SAVINGS PLANS.

    (a) Olsten currently maintains the Olsten Retirement Savings Plan and the Olsten 1996 Caregiver/ Assignment Employee 401(k) Plan (collectively, the "Olsten Savings Plans"). OHS shall establish or otherwise maintain by, or as soon as practicable after, the Effective Time one or more defined contribution savings plans designed to qualify under Section 401(a) of the Code, and to preserve "protected benefits", within the meaning of Code Section 411(d)(6), accrued by OHS Employees who are participants under the Olsten Savings Plans as of the Effective Time (the "OHS Savings Plans"). OHS Employees will receive credit for all service with the Olsten Group for purposes of eligibility and vesting under the OHS Savings Plans.

    (b) As soon as practicable after the Effective Time, Olsten and OHS shall cause the trustees of the Olsten Savings Plans to transfer to the trustees or other funding agents of the OHS Savings Plans, assets (the "Transferred Assets") of the Olsten Savings Plans equal to the aggregate account balances of the OHS Employees and their dependents and beneficiaries under the Olsten Savings Plans, such amounts to be established as account balances or accrued benefits of such individuals under the OHS Savings Plans. Each such transfer shall comply with
Section 414(1) of the Code and the requirements of ERISA and the regulations promulgated thereunder. OHS shall cause the trustees or other funding agents of the OHS Savings Plans to accept the plan-to-plan transfer from the Olsten Savings Plans trustees, and to credit the accounts of such OHS Employees under the OHS Savings Plans with amounts transferred on their behalf. The transfer to the OHS Savings Plans shall be made in cash, securities, other property, or notes evidencing plan loans to OHS Employees, and any outstanding balances of plan loans to OHS Employees shall be transferred with the underlying accounts. The account balances of the OHS Employees shall be valued as of the date on which their transfer is made, which value shall include the earnings, gains and losses, appreciation and depreciation of the investment funds in which the accounts are invested through the date on which the transfer is made.

    (c) Effective on the date of the transfer of assets of the Olsten Savings Plans to the OHS Savings Plans, (i) OHS and the OHS Savings Plans shall assume all liabilities to pay benefits in connection with the Transferred Assets, and
(ii) Olsten and the Olsten Savings Plans shall have no further liability to pay benefits with respect to the Transferred Assets and any liabilities that are transferred.

    (d) OHS and Olsten shall each make timely payment of their respective portion of all contributions due and unpaid under the Olsten Savings Plans for the period prior to the Effective Time. For purposes of the preceding sentence, the respective portions of any contributions due to the Olsten Savings Plans for the period prior to the Effective Time shall be based on the following rules:
(1) the contributions attributable to OHS Employees shall be allocated to OHS, and (2) the contributions attributable to Olsten employees shall be allocated to Olsten. From and after the Effective Time, (i) matching and discretionary contributions under the Olsten Savings Plans with

                                     B-A-4
respect to Olsten Employees (and there dependents and beneficiaries) will be made solely by Olsten pursuant to the terms of the Olsten Savings Plans, and
(ii) matching and discretionary contributions under the OHS Savings Plans with respect to OHS Employees (and their dependents and beneficiaries) will be made solely by OHS pursuant to the terms of the OHS Savings Plans.

    (e) Olsten and OHS shall, in connection with the plan-to-plan transfer described in this Section 5, cooperate in making any and all appropriate filings required by the Securities and Exchange Commission or the Internal Revenue Service (the "IRS"), or required under the Code or ERISA or any applicable securities laws and the regulations thereunder, and take all such action as may be necessary and appropriate to cause such plan-to-plan transfer to take place as soon as practicable after the Effective Time or otherwise when required by law. Further, OHS shall seek a favorable IRS determination letter that the OHS Savings Plans as organized, satisfy all qualification requirements under
Section 401(a) of the Code. Notwithstanding the foregoing, such plan-to-plan transfers shall take place pending issuance of such favorable determination letter. OHS shall make any necessary amendments on a retroactive basis to the OHS Savings Plans as required by the IRS to issue the favorable determination letter described above.

    (f) Olsten shall be responsible for all liabilities incurred by Olsten or OHS as a result of any failure of the Olsten Savings Plans to be qualified under
Section 401(a) of the Code. OHS shall be responsible for all liabilities incurred by Olsten or OHS as a result of any failure of the OHS Savings Plans to be qualified under Section 401(a) of the Code.

    (g) The Olsten Group also maintains the IMI Systems Inc. Savings and Investment Plan and the IMI Systems Inc. Associates 401(k) Plan (collectively, the "IMI Plans") for the benefit of the employees of its information technology services business. Olsten and its subsidiaries shall retain the IMI Plans and all liability with respect thereto.

    6.  NONQUALIFIED RETIREMENT AND SAVINGS PLANS.

    (a) Prior to or on the Effective Time, Olsten shall amend the Olsten Nonqualified Retirement Plan for Selected Management Employees, the Olsten Supplemental Retirement Plan, the Olsten Nonqualified Savings Plan for Selected Management Employees, the Olsten Executive Voluntary Deferred Compensation Plan and the Olsten Nonqualified Retirement and Savings Plan (collectively, the "Olsten Nonqualified Plans") to provide that OHS Employees and their dependents and beneficiaries shall cease accruing benefits thereunder as of the Effective Time, and that no benefits shall thereafter be payable under the Olsten Nonqualified Plans to OHS Employees or their dependents or beneficiaries.

    (b) As of the Effective Time, OHS shall establish or otherwise make available by, or as soon as practicable after, such date nonqualified plans substantially similar to the Olsten Nonqualified Plans (collectively, the "OHS Nonqualified Plans"), corresponding to the Olsten Nonqualified Plans, and shall assume, under such plans, all liabilities and obligations with respect to OHS Employees under the Olsten Nonqualified Plans prior to the Effective Time. All such liabilities and obligations shall cease to be liabilities or obligations of Olsten as of the Effective Time.

    (c) No termination of an Employee's employment shall be deemed to occur for purposes of the OHS Nonqualified Plans as a result of any actions taken pursuant to this Agreement or otherwise as a result of the consummation of the transactions contemplated by the Separation Agreement, provided that the Employee remains continuously employed by the OHS Group.

    (d) As soon as practicable following the Effective Time, OHS shall establish one or more trusts to be used in connection with the OHS Nonqualified Plans (the "OHS Trusts") for the purpose of aiding in the provision of benefits under its OHS Nonqualified Plans. As of the Effective Time, Olsten shall cause the trustees of the trust agreements under the Olsten Nonqualified Plans (the "Olsten Trusts") to transfer to the trustees of the corresponding OHS Trusts any amounts held in the Olsten Trusts attributable to the benefits of OHS Employees.

                                     B-A-5

    7.  WELFARE BENEFIT PLANS.

    (a) Olsten currently maintains the Olsten medical plan, dental plan and other "employee welfare benefit plans," within the meaning of Section 3(l) of ERISA (collectively, the "Olsten Welfare Plans"), for the benefit of employees of Olsten and affiliates and their dependents. Effective as of the Effective Time, OHS shall establish or otherwise maintain medical, dental and other welfare plans with substantially similar benefits as the Olsten Welfare Plans ("OHS Welfare Plans"). OHS will offer coverage under the OHS Welfare Plans to OHS Employees and their dependents immediately after the Effective Time and shall provide that such employees and dependents shall be eligible for immediate participation in the OHS Welfare Plans with no interruption of coverage and shall credit the period of coverage under the Olsten Welfare Plans toward any preexisting conditions limited under the OHS Welfare Plans. All charges and expenses of such OHS Employees and their eligible dependents which were applied to the deductible and out-of-pocket maximums under Olsten' medical or dental plans during the plan year of OHS in which the Effective Time falls shall be credited toward any deductible and out-of-pocket maximum applicable in such OHS plan year. For purposes of this Section 7, a health benefit claim is incurred when the medical services are rendered, and a life insurance claim is incurred when the covered person dies. A claim for a hospital admission shall be deemed to have been incurred on the date of admission to the hospital and shall continue for the duration of that period of hospital confinement, and costs for all services provided during that period of hospital confinement shall be included in the claim. A long-term disability claim shall be deemed to have been incurred on the date the condition causing the disability rendered the employee disabled.

    (b) Except as otherwise provided herein, as of the Effective Time,
(i) Olsten shall assume or retain and shall be responsible for, or cause its insurance carriers or HMOs to be responsible for, all liabilities and obligations related to claims asserted or incurred or premiums owed or due as of and after the Effective Time in respect of any Olsten Employee and his or her dependents under any Olsten Welfare Plan, and OHS shall have no liability or obligation with respect thereto, and (ii) OHS shall assume or retain and shall be responsible for, or cause its insurance carriers or HMOs to be responsible for, all liabilities and obligations related to claims asserted or incurred or premiums owed or due as of and after the Effective Time in respect of any OHS Employee and his or her dependents under any OHS Welfare Plan, and Olsten shall have no liability or obligation with respect thereto.

    (c) As of the Effective Time, Olsten shall be solely responsible for, or cause its insurance carriers or HMOs to be responsible for, providing and administering the continuation coverage required by COBRA as it relates to any Olsten Qualified Beneficiary, and OHS shall have no liability or obligation with respect thereto. As of the Effective Time, OHS shall be solely responsible for, or cause its insurance carriers or HMOs to be responsible for, providing and administering the continuation coverage required by COBRA as it relates to any OHS Qualified Beneficiary, and Olsten shall have no liability or obligation with respect thereto.

    (d) Notwithstanding the foregoing, Olsten shall permit participants (and their eligible dependents) to remain covered under the Olsten Welfare Plans through the end of the month in which the Effective Time occurs and OHS or its successor shall promptly reimburse Olsten for claims incurred during such period by such participants and their eligible dependents.

    8. FLEXIBLE SPENDING ACCOUNTS. OHS shall establish at or as soon as practicable after the Effective Time a flexible spending account plan designed to qualify under Code Section 125 containing both a health care spending account and a dependent care spending account (the "OHS Flex Plan") with features substantially similar to those maintained under the Olsten Flexible Spending Plan (the "Olsten Flex Plan") as of the Effective Time. Those participants in the Olsten Flex Plan who are OHS Employees shall be eligible for immediate participation in the OHS Flex Plan. OHS shall assume and fully perform, pay and discharge all obligations and liabilities of Olsten and the Olsten Flex Plan for and with respect to the accounts of those Olsten Flex Plan participants who are OHS Employees.

                                     B-A-6

    9. EQUITY-BASED COMPENSATION PLANS. OHS agrees to assume the options to purchase Olsten stock held by OHS Employees in accordance with the provisions of
Section 2.05 of the Merger Agreement.

    10. OLSTEN BONUS PLANS. OHS shall be responsible for annual bonus payments for OHS Employees in respect of the calendar year during which the Effective Time occurs, and Olsten shall have no liability with respect thereto. Olsten shall be responsible for annual bonus payments for Olsten Employees in respect of the calendar year during which the Effective Time occurs, and OHS shall have no liability with respect thereto.

    11.  VACATION AND SICK PAY LIABILITIES.  As of the Effective Time,
(i) Olsten shall retain and shall be responsible for all accrued liabilities (whether vested or unvested, and whether funded or unfunded) as of the Effective Time for vacation and sick leave in respect of all Olsten Employees and
(ii) OHS shall assume and shall be responsible for all accrued liabilities (whether vested or unvested, and whether funded or unfunded) as of the Effective Time for vacation and sick leave in respect of all OHS Employees. From and after the Effective Time, (x) Olsten shall be solely responsible for the payment to Olsten Employees of vacation or sick leave accrued after the Effective Time and
(y) OHS shall be solely responsible for the payment to OHS Employees of vacation or sick leave accrued after the Effective Time.

    12.  PAYROLL REPORTING AND WITHHOLDING.

    (a) Olsten and OHS may adopt the "alternative procedure" for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Section 5 of Revenue Procedure 84-77, 1984-2 IRS Cumulative Bulletin 753 ("Rev. Proc. 84-77"). Under this procedure, OHS as the successor employer shall provide all required Forms W-2 to all OHS Employees reflecting all wages paid and taxes withheld by both Olsten as the predecessor and OHS as the successor employer for the entire year during which the Split-Off takes place. Olsten shall provide all required Forms W-2 to all Olsten Employees reflecting all wages and taxes paid and withheld by Olsten before and after the Effective Time. In connection with the aforesaid agreement under Rev. Proc. 84-77, each business unit or business operation of Olsten shall be assigned to either Olsten or OHS, depending upon whether it is a Olsten Retained Business or a Health Services Business, and each Olsten Employee or OHS Employee associated with such business unit or business operation shall be assigned for payroll reporting purposes to Olsten or OHS, as the case may be. Olsten and OHS shall be responsible for filing IRS Forms 941 for their respective Employees.

    (b) Olsten and OHS may adopt the alternative procedure of Rev. Proc. 84-77 for purposes of filing IRS Forms W-4 (Employee's Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure Olsten shall provide to OHS all IRS Forms W-4 and W-5 on file with respect to each OHS Employee, and OHS will honor these forms until such time, if any, that such OHS Employee submits a revised form.

    (c) With respect to garnishments, tax levies, child support orders, and wage assignments in effect with Olsten at the Effective Time, OHS shall honor such payroll deduction authorizations with respect to OHS Employees and will continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was filed with Olsten at or before the Effective Time, and Olsten will continue to make such payroll deductions and payments to authorized payees with respect to Olsten Employees.

    (d) As of the Effective Time, Olsten shall assume or retain and shall be responsible for, or cause its insurance carriers or HMOs to be responsible for, all liabilities and obligations related to claims asserted or incurred or premiums owed as of and after the Effective Time for post-retirement medical or life benefits in respect of any Olsten Employee under any Plan and claims asserted or incurred or premiums due after the Effective Time in respect of any Olsten Employee under any such Plan, and

                                     B-A-7

OHS shall have no liability or obligation with respect thereto. As of the Effective Time, OHS shall assume or retain and shall be responsible for, or cause its insurance carriers or HMOs to be responsible for, all liabilities and obligations related to claims asserted or incurred or premiums owed as of and after the Effective Time for post-retirement medical or life benefits in respect of any OHS Employee under any Plan and claims asserted or incurred or premiums due after the Effective Time in respect of any OHS Employee under any such Plan, and Olsten shall have no liability or obligation with respect thereto.

    13. LABOR AND EMPLOYMENT MATTERS. Notwithstanding any other provision of this Agreement or any other agreement between Olsten and OHS to the contrary, Olsten and OHS understand and agree that:

    (a) At and after the Effective Time and the separation of Employees into their respective companies, Olsten and OHS will be separate and independent employers.

    (b) With regard to Employees covered by a collective bargaining agreement or other labor agreement at the Effective Time who are Olsten Employees and become OHS Employees, Olsten and OHS promise and covenant to each other not to take any action which disrupts or otherwise negatively impacts the labor relations of the other. Olsten and OHS will diligently work to substitute the appropriate employer for Olsten in such collective bargaining agreements and other labor agreements with respect to OHS Employees.

    (c) As of the Effective Time, Olsten shall assume all obligations and liabilities for, and arising under all release and/or separation agreements with respect to former Employees of Olsten whose last employment with Olsten was with a Olsten Retained Business, and OHS shall have no liability or obligation with respect thereto. As of the Effective Time, OHS shall assume all obligations and liabilities for, and arising under all release and/or separation agreements with respect to former Employees of Olsten whose last employment with Olsten was with the Health Services Business, and Olsten shall have no liability or obligation with respect thereto.

    14. WORKERS' COMPENSATION. As of the Effective Time, (i) Olsten shall assume or retain and shall be responsible for, or cause its insurance carriers to be responsible for, all liabilities and obligations related to workers' compensation claims asserted or benefits relating to any occupational illnesses and injuries prior to and after the Effective Time in respect of any Olsten Employee, and OHS shall have no liability or obligation with respect thereto, and (ii) OHS shall assume or retain and shall be responsible for, or cause its insurance carriers to be responsible for, subject to Section 5.11 of the Separation Agreement with respect to pre-Effective Time Claims, all liabilities and obligations related to workers' compensation claims asserted or benefits relating to any occupational illnesses and injuries incurred prior to and after the Effective Time in respect of any OHS Employee, and Olsten shall have no liability or obligation with respect thereto.

    15. OTHER EMPLOYEE BENEFIT PLANS. All Plans maintained by the Olsten Group not specifically described herein, and all assets, obligations and liabilities thereunder, shall be apportioned and allocated between Olsten and OHS based on the relative participation in and accrued benefits under such Plan by Olsten Employees and OHS Employees, respectively, in accordance with the general terms and principles of this Agreement.

    16. NON-U.S. PLANS GENERALLY. All Plans maintained by the Olsten Group (the "Foreign Plans") which provide benefits to Employees located outside the United States, including without limitation expatriates, and to expatriate Employees located in the United States, and all assets, obligations and liabilities thereunder, shall be apportioned and allocated between Olsten and OHS based on the relative participation in and accrued benefits under such Foreign Plan by Olsten Employees and OHS Employees, respectively, in accordance with the general terms and principles of this Agreement. Any transfer of assets or liabilities from a Foreign Plan shall be made on the basis of reasonable methods

                                     B-A-8
and assumptions determined by the local actuarial firm that is, as of the date of this Agreement, serving as the actuary for such Foreign Plan (or another actuarial firm if the parties hereto so agree) (the "Local Actuary"), in accordance with applicable legal and regulatory requirements, local practice and the past practice of Olsten, provided that each of Olsten and OHS shall be entitled to review such methods and assumptions and object to them if they are unreasonable, and to review all calculations and determinations of the Local Actuary for accuracy.

    17. RELATIONSHIP OF PARTIES. Nothing in this Agreement shall be deemed or construed by the parties hereto or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein, and no act of the parties hereto, shall be deemed to create any relationship between such parties other than the relationship set forth herein.

    18. ACCESS TO INFORMATION; COOPERATION. The parties hereto shall provide one another with such information within the scope of this Agreement as is reasonably necessary to administer each party's Plans. The parties hereto shall cooperate with each other to minimize the disruption caused by any such access and providing of information.

    19. REIMBURSEMENT. Olsten and OHS acknowledge that Olsten, on the one hand, and OHS, on the other hand, may incur costs and expenses, including, but not limited to, contributions to Plans and the payment of insurance premiums arising from or related to any of the Plans which are, as set forth in this Agreement, the responsibility of the other party hereto. Accordingly, Olsten and OHS shall reimburse each other, as soon as practicable, but in any event within thirty (30) days of receipt from the other party hereto of appropriate verification, for all such costs and expenses.

    20. CREDIT FOR SERVICE PRIOR TO THE EFFECTIVE TIME. An OHS Employee shall be given credit for all years of service with the Olsten Group performed prior to the Effective Time with respect to matters of employment generally, including participation in employee benefit plans, arrangements or practices, whether or not such service credit is expressly provided for elsewhere in this Agreement as to any particular employee benefit plan, arrangement or practice.

    21. AMENDMENT OR TERMINATION OF EMPLOYEE BENEFIT PLANS. Except as otherwise expressly provided herein, nothing in this Agreement is intended or does in fact limit the ability of Olsten or OHS, as applicable, in its sole discretion, from amending or terminating any employee benefit plan, arrangement or practice which it now maintains or may hereafter establish at any time or for any reason; PROVIDED, HOWEVER, that neither party shall amend any Plan to the extent that such amendment would have the effect of increasing the liabilities of the other party under any Plan of the other party, without such other party's consent.

    22. FURTHER ASSURANCES. Each party covenants that it will execute such additional instruments and take such actions as may be reasonably requested by the other to confirm or perfect or otherwise carry out the intent and purposes of this Agreement, including, but not limited to, sharing of participant information as necessary to facilitate administration of employee benefit plans, arrangements and practices.

    23. NO WAIVER. No failure by either party to insist upon the strict performance of any term, covenant, condition or provision of this Agreement, or to exercise any right or remedy consequent upon an event of default hereunder, shall constitute a waiver of any such default or of such term, covenant, condition or provision or a waiver or relinquishment for the future of the right to insist upon and to enforce by any appropriate legal remedy a strict compliance with all the terms, covenants, conditions and provision of this Agreement, or of the right to exercise any such rights or remedies, if any default by the other party be continued or repeated. No breach of this Agreement shall be waived except as set forth in a written instrument executed by the party waiving such breach. No waiver of any breach shall affect or alter this Agreement but every term, covenant, condition and provision of this

                                     B-A-9

Agreement shall continue in full force and effect with respect to any other existing or subsequent breach hereof. Any failure on the part of any party hereto to comply with any of its obligations hereunder may be waived by the other party.

    24. CAPTIONS. The captions of the Sections of this Agreement have been inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

    25. AMENDMENT OF AGREEMENT. This Agreement may be amended only by a written agreement duly executed by each of the parties hereto.

    26. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws thereof, to the extent not preempted by federal law.

    27. MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original constituting but one and the same instrument.

    28. SEVERABILITY. If any one or more of the Sections, sentences or other portions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, the invalidity of any such Section, sentence, or other portion of this Agreement shall in no way affect the validity or effectiveness of the remainder of this Agreement, and this Agreement shall continue in force to the fullest extent permitted by law.

    29. ASSIGNMENTS. Except as otherwise provided herein, no party hereto shall give, assign or pledge its rights under this Agreement without the written consent of the other parties.

    30. NOTICES; DEMANDS; REQUESTS. All notices, demands and requests to be given or made hereunder to or by any party shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses and will be deemed given on the date on which such notice is received:

    (a) As to Olsten, prior to the Effective Time and OHS, prior to and after the Effective Time:

       Olsten Corporation
       175 Broad Hollow Road
       Melville, New York

       Attention: Edward A. Belchschmidt
       Telephone: (516) 844-7220
       Telecopy: (516) 844-7335

       With a copy to:

       Cahill Gordon & Reindel
       80 Pine Street
       New York, New York 10005

       Attention: Kenneth W. Orce, Esq.

    (b) As to Adecco, prior to or after the Effective Time or to Olsten after the Effective Time, to:

       Adecco SA
       1275 Cheserex
       Switzerland

                                     B-A-10

       Attention: Felix A. Weber
       Telephone: 011 41 21 321 6666
       Telecopy:

       With a copy to:

       Latham & Watkins
       633 West Fifth Street, Suite 4000
       Los Angeles, California 90071

       Attention: Thomas W. Dobson, Esq.
       Telephone: (213) 485-1234 Telecopy: (213) 891-8763

       With a copy to:

       Baer & Karrer
       Rechtsanwaelte
       Seefeldstrasse 19
       8024 Zurich
       Switzerland

       Attention: PD Dr. Rolf Watter
       Telephone: 011 41 1 26 1 5150
       Telecopy: 011 41 25 1 3025

    Any of such addressees and addresses may be changed at any time upon written notice given in accordance with this Section to the other party by the party effecting the change. Any time periods commencing with notice prescribed by the terms of this Agreement shall commence with the date of receipt of written notice as provided under this Section.

    31. SURVIVAL OF COVENANTS. All covenants set forth herein shall survive the execution of this Agreement.

    32. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all other prior and contemporaneous agreements, undertakings, negotiations, discussions and representations, oral or written, between the parties.

    33. SPECIFIC PERFORMANCE. This Agreement and each and every provision hereof shall be specifically enforceable. Each party hereto upon the introduction and presentation to the applicable court having jurisdiction over the matter of evidence showing a material breach by the other party hereto shall be entitled to injunctive relief mandating specific performance. In addition, each party shall have all of the rights and remedies conferred in this Agreement or now or hereafter conferred at law or in equity, which rights and remedies are cumulative.

    34. NO THIRD PARTY BENEFICIARIES. No person or entity shall be deemed to be a third party beneficiary with respect to the obligations of any party hereto.

    35. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

                                     B-A-11

    IN WITNESS WHEREOF, the parties to this Agreement have caused their corporate names to be subscribed by officers duly authorized as of the date first set forth above.

                                                       OLSTEN CORPORATION

                                                       By:  -----------------------------------------
                                                            Name: Edward A. Blechschmidt
                                                            Title: President and Chief Executive
                                                                   Officer

                                                       AARONCO CORP.

                                                       By:  -----------------------------------------
                                                            Name: William P. Costantini
                                                            Title: Executive Vice President

                                                                    EXHIBIT B TO
                                                            SEPARATION AGREEMENT

                        [FORM OF TAX SHARING AGREEMENT]

                             TAX SHARING AGREEMENT

    This Agreement is entered into as of August 17, 1999 by and between Olsten Corporation, a Delaware corporation ("Olsten"), Gentiva Health Services, Inc, a Delaware corporation ("OHS"), and Adecco SA, a societe anonyme organized under the laws of Switzerland ("Adecco"). Olsten and OHS are sometimes collectively referred to herein as the "Companies." Capitalized terms used in this Agreement are defined in Section 1 below. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

                                    RECITALS

    WHEREAS, as of the date hereof, Olsten is the common parent of an affiliated group of corporations, including OHS, which has elected to file consolidated federal income tax returns;

    WHEREAS, the Companies have entered into a Separation Agreement setting forth the corporate transactions pursuant to which Olsten will effect the Split-Off;

    WHEREAS, as a result of the Split-Off, OHS and its subsidiaries will cease to be members of the affiliated group of which Olsten is the common parent, effective as of the end of the Split-Off Date; and

    WHEREAS, the Companies desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the transactions contemplated by the Separation Agreement, and to provide for and agree upon other matters relating to Taxes;

    NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

    Section 1. DEFINITION OF TERMS. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

    "ACCOUNTING CUTOFF DATE" means, with respect to an entity, any date as of the end of which there is a closing of the financial accounting records for such entity.

    "ACCOUNTING FIRM" shall have the meaning provided in Section 13.

    "ADECCO" means Adecco SA, a societe anonyme organized under the laws of Switzerland, and any successor.

    "ADJUSTMENT REQUEST" means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including without limitation (a) any amended Tax return claiming adjustment to the Taxes as reported on a Tax Return or, if applicable, as previously adjusted, or (b) any claim for refund or credit of Taxes previously paid.

    "AFFILIATE" means any entity that directly or indirectly is "controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate shall refer to Affiliates of a person as determined immediately after the Split-Off.

    "AGREEMENT" shall mean this Tax Sharing Agreement.

    "ALLOCATED FEDERAL TAX LIABILITY" shall have the meaning provided in
Section 5.01(b)(i).

    "CODE" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law.

    "COMPANIES" means Olsten and OHS, collectively, and "Company" means either Olsten or OHS.

    "CONSOLIDATED OR COMBINED INCOME TAX" means any Income Tax computed by reference to the assets and activities of members of more than one Group.

    "CONSOLIDATED OR COMBINED STATE INCOME TAX" means any State Income Tax computed by reference to the assets and activities of members of more than one Group.

    "CONSOLIDATED TAX LIABILITY" means, with respect to any Olsten Federal Consolidated Return, the "tax liability of the group" as that term is used in Treasury Regulation Section 1.1552-1(a)(1) (including applicable interest, additions to the tax, additional amounts, and penalties as provided in the
Code), adjusted as follows:

        (i) such tax liability shall be treated as including any alternative minimum tax liability under Code Section 55; and

        (ii) in the case of the Tax Period which includes the Split-Off Date, the Consolidated Tax Liability shall be computed as if the Split-Off Date were the last day of the Tax Period.

    "CONTRIBUTION AND SALE AGREEMENT" means the Contribution and Sale Agreement, dated as of January 18, 2000, by and among Olsten, OHS and DNH Medical Management, Inc.

    "CUMULATIVE FEDERAL TAX PAYMENT" shall have the meaning provided in
Section 5.01(b)(ii).

    "EFFECTIVE TIME" shall have the meaning provided in the Merger Agreement.

    "FEDERAL ALLOCATION METHOD" shall have the meaning provided in
Section 2.02(a).

    "FEDERAL INCOME TAX" means any Tax imposed by Subtitle A or F of the Code.

    "FOREIGN INCOME TAX" means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2.

    "GROUP" means the Olsten Group or the OHS Group, as the context requires.

    "INCOME TAX" means any Federal Income Tax, State Income Tax, or Foreign Income Tax.

    "JOINT ADJUSTMENT" means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest which is neither an OHS Adjustment nor a Olsten Adjustment.

    "MERGER AGREEMENT" means an Agreement and Plan of Merger by and among Adecco, Staffing Acquisition Corp., a Delaware corporation ("Merger Sub") and Olsten dated as of August 17, 1999.

    "OHS" means Gentiva Health Services, Inc., a Delaware corporation, and any successor.

    "OHS ADJUSTMENT" means any proposed adjustment by a Tax Authority or Adjustment Request to the extent OHS would be exclusively liable for any resulting Tax (or exclusively liable for an indemnification payment (including, without limitation, pursuant to Section 4.06(f))) under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

    "OHS COMMON STOCK" means the shares of common stock, par value $.01, per share, of OHS.

    "OHS CONSOLIDATED NOL" means the portion of any consolidated or combined net operating loss reported on any original Olsten Federal Consolidated Return or original Consolidated or Combined State Income Tax Return that is attributable to one or more members of the OHS Group, excluding, in the case of the taxable year in which the Split-Off occurs, any deduction attributable to the OHS Group arising in connection with the transfer (or vesting) of the preferred stock of OHS pursuant to the Contribution and Sale Agreement.

                                     B-B-2

    "OHS GROUP" means OHS and its Affiliates as determined immediately after the Split-Off.

    "OHS GROUP PRIOR FEDERAL TAX LIABILITY" shall have the meaning provided in
Section 2.02(b)(i)(B).

    "OHS GROUP PRIOR STATE TAX LIABILITY" shall have the meaning provided in
Section 2.03(b)(ii)(A)(ii).

    "OHS GROUP RECOMPUTED FEDERAL TAX LIABILITY" shall have the meaning provided in Section 2.02(b)(i)(A).

    "OHS GROUP RECOMPUTED STATE TAX LIABILITY" shall have the meaning provided in Section 2.03(b)(ii)(A)(1).

    "OLSTEN" means Olsten Corporation, a Delaware corporation, and any successor.

    "OLSTEN ADJUSTMENT" means any proposed adjustment by a Tax Authority or Adjustment Request to the extent Olsten would be exclusively liable for any resulting Tax (or exclusively liable for an indemnification payment) under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

    "OLSTEN COMMON STOCK" means, collectively, the outstanding shares of common stock, par value $.10 per share, and the Class B common stock, par value $.10 per share, of Olsten.

    "OLSTEN FEDERAL CONSOLIDATED RETURN" means any United States federal Tax Return for the affiliated group (as that term is defined in Code Section 1504) that includes Olsten as the common parent and includes any member of the OHS Group.

    "OLSTEN GROUP" means Olsten and its Affiliates, excluding any entity that is a member of the OHS Group.

    "OLSTEN HEALTH SERVICES CAPITAL LOSS" means any capital loss recognized by Olsten on the transfer of the stock of Olsten Health Services, Inc. to OHS pursuant to the Contribution and Sale Agreement.

    "PAYMENT DATE" means, (i) with respect to any Olsten Federal Consolidated Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any Tax Return for any Consolidated or Combined State Income Tax, the corresponding dates determined under the applicable Tax Law.

    "POST-SPLIT-OFF PERIOD" means any Tax Period beginning after the Split-Off Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Split-Off Date.

    "PRE-SPLIT-OFF PERIOD" means any Tax Period ending on or before the Split-Off Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Split-Off Date.

    "PRIME RATE" means the base rate on corporate loans charged by The Chase Manhattan Bank, N.A., New York, New York from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

    "PRIOR INTERCOMPANY TAX ALLOCATION AGREEMENTS" means any written or oral agreement or any other arrangements relating to allocation of Taxes existing between or among the Olsten Group and/or the OHS Group as of the Split-Off Date (other than this Agreement and the Separation Agreement and other than any such agreement or arrangement between or among persons who are members of a single Group).

    "RESPONSIBLE COMPANY" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

    "RESTRUCTURING INCOME TAXES" means (i) any incremental Income Taxes imposed on the Olsten Group or the OHS Group solely as a result of pre-Effective Time transfers of assets (including, without limitation, any stock or other debt or equity interests in entities) or liabilities pursuant to the

                                     B-B-3

Separation Agreement (including, without limitation, any Income Taxes resulting from the triggering of deferred intercompany gains or excess loss accounts), whether or not liability for such Income Taxes is triggered by the Split-Off and
(ii) any incremental Income Taxes imposed on the Olsten Group or the OHS Group that are not described in clause (i) and that result solely from the triggering of any deferred intercompany gains or excess loss accounts by virtue of the Split-Off (other than an excess loss account with respect to the stock of OHS), computed, under both clause (i) and clause (ii), without taking into account any net operating loss arising in the Olsten Federal Consolidated Returns or Consolidated or Combined State Income Tax Returns or any Olsten Health Services Capital Loss; PROVIDED, that no Tax that is a Section 311(b) Tax shall be considered a Restructuring Income Tax. Notwithstanding anything to the contrary in this definition, Restructuring Income Taxes shall not include any Taxes imposed on or attributable to any member of the Olsten Group that would not have been imposed if the parties had not signed and implemented the Contribution and Sale Agreement and, in lieu thereof, Olsten had distributed the stock of Olsten Health Services, Inc. in the Split-Off, which Taxes shall be borne 100% by Olsten.

    "REVIEWING COMPANY" shall have the meaning provided in Section 4.05.

    "SECTION 311(B) TAXES" means any incremental Income Taxes imposed on Olsten with respect to the distribution of OHS stock pursuant to the Split-Off, pursuant to Section 311(b) of the Code (or any similar provision of state, local or foreign law) and/or as a result of triggering an excess loss account with respect to the stock of OHS, computed without taking into account any net operating loss arising in the Olsten Federal Consolidated Returns or Consolidated or Combined State Income Tax Returns or any Olsten Health Services Capital Loss.

    "SEPARATE COMPANY TAX" means any Tax computed by reference to the assets and activities of a member or members of a single Group.

    "SEPARATION AGREEMENT" means the agreement, as amended from time to time, setting forth the corporate transactions required to effect the Split-Off, and to which this Tax Sharing Agreement is attached as an exhibit.

    "SPLIT-OFF" means the distribution by Olsten of all of the outstanding OHS Common Stock in redemption of a portion of the outstanding Olsten Common Stock.

    "SPLIT-OFF DATE" means the date on which the Split-Off occurs.

    "STATE INCOME TAX" means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income.

    "STRADDLE PERIOD" means any Tax Period that begins on or before and ends after the Split-Off Date.

    "TAX" or "TAXES" means (i) any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof,
(ii) any interest, penalties, additions to tax, or additional amounts in respect of the foregoing and (iii) any transferee, successor, joint and several or contractual liability for any item described in clauses (i) or (ii).

    "TAX AUTHORITY" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

    "TAX BENEFIT" means any refund, credit, or other reduction in otherwise required Tax payments (including any reduction in estimated tax payments).

                                     B-B-4

    "TAX CONTEST" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any of the Companies or their Affiliates (including any administrative or judicial review of any Adjustment Request) for any Tax Period ending on or before the Split-Off Date or any Straddle Period.

    "TAX CONTEST COMMITTEE" shall have the meaning provided in Section 8.02(b).

    "TAX ITEM" means, with respect to any Income Tax, any item of income, gain, loss, deduction, and credit.

    "TAX LAW" means the Law of any governmental entity or political subdivision thereof relating to any Tax.

    "TAX PERIOD" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

    "TAX RECORDS" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

    "TAX RETURN" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

    "TRANSACTIONS" means the transactions contemplated by the Separation Agreement.

    "TREASURY REGULATIONS" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

    Section 2. ALLOCATION OF TAX Liabilities. The provisions of this Section 2 are intended to determine each Company's liability for Taxes with respect to Pre-Split-Off Periods. Once the liability has been determined under this
Section 2, Section 5 determines the time when payment of the liability is to be made, and whether the payment is to be made to the Tax Authority directly or to another Company.

    2.01 GENERAL RULE.

    (a) OLSTEN LIABILITY. Olsten shall be liable for all Taxes not specifically allocated to OHS under this Section 2, including, without limitation, all Taxes specifically allocated to Olsten under this Section 2. Olsten shall indemnify and hold harmless the OHS Group from and against any liability for Taxes which Olsten is liable under this Section 2.01(a).

    (b) OHS LIABILITY. OHS shall be liable for, and shall indemnify and hold harmless the Olsten Group from and against any liability for, Taxes which are specifically allocated to OHS under this Section 2.

    (c) TREATMENT OF CERTAIN DEDUCTIONS. For all purposes of this Agreement, any disallowance on or after the date hereof, pursuant to Section 280G of the Code (or any similar state or local provision), of the deduction for payments made to Anthony H. Reeves taken by Olsten on the original Olsten Federal Consolidated Return and Consolidated or Combined State Income Tax Returns for the taxable year ended January 1, 1995, in connection with the merger of Lifetime Corporation with and into Olsten, shall be treated as a disallowed deduction of a member of the OHS Group. Thus, for example, in determining the OHS Group Recomputed Federal Tax Liability, the OHS Group Prior Federal Tax Liability, the OHS Group Recomputed State Tax Liability and the OHS Group Prior State Tax Liability, any such disallowed deduction shall be treated as an adjustment to the taxable income (or loss) of the OHS Group at the time such disallowance occurs.

                                     B-B-5

    2.02 ALLOCATION OF UNITED STATES FEDERAL INCOME TAX.

    (a) ALLOCATION OF TAX RELATING TO OLSTEN FEDERAL CONSOLIDATED RETURNS FILED AFTER THE EFFECTIVE TIME. With respect to any Olsten Federal Consolidated Return filed after the Effective Time (excluding any amended return), the Consolidated Tax Liability shall be allocated between the Groups in accordance with the method prescribed in Treasury Regulation Section 1.1552-1(a)(1) (as in effect on the date hereof) determined by treating each Group as a single member of the consolidated group (the "Federal Allocation Method"), and by excluding any items of income for which Tax liability is allocated pursuant to Section 2.04. For purposes of such allocation, the excess, if any, of (i) Consolidated Tax Liability over (ii) Consolidated Tax Liability determined without regard to any alternative minimum tax liability under Code Section 55 shall be allocated between the Groups in accordance with their respective amounts of alternative minimum taxable income, and any corresponding alternative minimum tax credit shall be allocated in accordance with the allocation of such alternative minimum tax liability. Any amount so allocated to the OHS Group shall be a liability of OHS to Olsten under this Section 2. Amounts described in Code Section 1561 (relating to limitations on certain multiple benefits) shall be divided equally among the Olsten Group and the OHS Group to the extent permitted by the Code.

    (b) ALLOCATION OF OLSTEN FEDERAL CONSOLIDATED RETURN TAX ADJUSTMENTS. If there is any adjustment to the reported Tax liability with respect to any Olsten Federal Consolidated Return, or to such Tax liability as previously adjusted, OHS shall be liable to Olsten for the lesser of:

        (i) the excess (if any) of:

        (A) the Consolidated Tax Liability of the OHS Group computed as if all members of the OHS Group included in the Tax Return had filed a consolidated Tax Return for such members based on the Tax Items of such members as so adjusted, and computed without taking into account any items of income for which Tax liability is allocated pursuant to Section 2.04 and any carryback of (I) net operating losses arising in the Olsten Federal Consolidated Returns for the taxable years ended January 3, 1999 and all subsequent Tax Periods, to the extent such net operating losses are reflected in the Olsten Federal Consolidated Returns as originally filed or (II) any Olsten Health Services Capital Loss (the "OHS Group Recomputed Federal Tax Liability"); over

        (B) the Consolidated Tax Liability of the OHS Group computed as if such members of the OHS Group had filed a consolidated Tax Return for such members based on the Tax items of such members as originally reported (or, if applicable, as previously adjusted, but only if such Consolidated Tax Liability as previously adjusted exceeds such Consolidated Tax Liability as originally reported), and computed without taking into account any items of income for which Tax liability is allocated pursuant to Section 2.04 and any carryback of (I) net operating losses arising in the Olsten Federal Consolidated Returns for the taxable years ended January 3, 1999 and all subsequent Tax Periods, to the extent such net operating losses are reflected in the Olsten Federal Consolidated Returns as originally filed or
    (II) any Olsten Health Services Capital Loss (the "OHS Group Prior Federal Tax Liability"); or

        (ii) the amount determined under clause (i)(A).

    If the OHS Group Prior Federal Tax Liability exceeds the OHS Group Recomputed Federal Tax Liability, Olsten shall be liable to OHS for such excess, but, except as provided in Section 4.06(b), only to the extent that the OHS Group Prior Federal Tax Liability immediately before the adjustment exceeds the OHS Group Prior Federal Tax Liability as originally reported. For purposes of this Section 2.02(b), if the OHS Group has a net operating loss after taking into account the adjustments allocable to such group, the OHS Group Recomputed Federal Tax Liability shall be less than zero to the extent such net operating loss produces a Tax Benefit in consolidation for any taxable year. For purposes of this paragraph, the determination and payment of estimated Taxes (including the determination and payment of any Tax required to be paid with a request for an extension of time to file a Tax Return) shall not be treated as an adjustment to the related Consolidated Tax Liability.

    2.03 ALLOCATION OF STATE INCOME TAXES. State Income Taxes shall be allocated as follows:

        (a) SEPARATE COMPANY TAXES. Except as otherwise provided in
    Section 2.04, in the case of any State Income Tax which is a Separate Company Tax, OHS shall be liable for any such Tax imposed on any members of the OHS Group.

                                     B-B-6

        (b) CONSOLIDATED OR COMBINED STATE INCOME TAXES. In the case of any Consolidated or Combined State Income Tax, the liability of OHS with respect to such Tax for any Tax Period shall be computed as follows:

           (i) ALLOCATION OF TAX REPORTED ON TAX RETURNS FILED AFTER THE EFFECTIVE TIME. In the case of any Consolidated or Combined State Income Tax reported on any Tax Return filed after the Effective Time (excluding any amended return), OHS shall be liable to Olsten for the State Income Tax liability computed as if all members of the OHS Group included in the computation of such Tax had filed a Consolidated or Combined Tax Return for such OHS Group members based on the income, apportionment factors, and other items of such members, and determined by excluding any items of income for which Tax liability is allocated pursuant to Section 2.04.

           (ii) ALLOCATION OF COMBINED OR CONSOLIDATED STATE INCOME TAX ADJUSTMENTS. If there is any adjustment to the amount of Consolidated or Combined State Income Tax reported on any Tax Return, or as previously adjusted, the liability of the OHS Group shall be recomputed as provided in this subparagraph. OHS shall be liable to Olsten for the lesser of

           (A) the excess (if any) of:

               (1) the State Income Tax liability computed as if all members of the OHS Group included in the Tax Return had filed a consolidated or combined Tax Return for such members based on the income, apportionment factors, and other items of such members as so adjusted, and computed without taking into account any items of income for which Tax liability is allocated pursuant to Section 2.04 and any carryback of (I) net operating losses arising in a Consolidated or Combined State Income Tax Return for the taxable years ended January 3, 1999 and all subsequent Tax Periods, to the extent such net operating losses are reflected in the Olsten Consolidated or Combined State Income Tax Returns as originally filed or (II) any Olsten Health Services Capital Loss (the "OHS Group Recomputed State Tax Liability"); over

               (2) the State Income Tax liability computed as if such members of the OHS Group had filed a consolidated or combined Tax Return for such members based on the income, apportionment factors, and other items of such members as originally reported (or, if applicable, as previously adjusted, but only if such Tax Liability as previously adjusted exceeds such Tax Liability as originally reported), and computed without taking into account any items of income for which Tax liability is allocated pursuant to Section 2.04 and any carryback of (I) net operating losses arising in a Consolidated or Combined State Income Tax Return for the taxable years ended January 3, 1999 and all subsequent Tax Periods, to the extent such net operating losses are reflected in the Olsten Consolidated or Combined State Income Tax Returns as originally filed or (II) any Olsten Health Services Capital Loss (the "OHS Group Prior State Tax Liability"); OR

           (B) the amount determined under clause (A)(1).

If the OHS Group Prior State Tax liability exceeds the OHS Group Recomputed State Tax liability, Olsten shall be liable to OHS for such excess, but, except as provided in Section 4.06(b), only to the extent that the OHS Group Prior State Tax Liability immediately before the adjustment exceeds the OHS Group Prior State Tax Liability as originally reported. For purposes of this
Section 2.03(b), if the OHS Group has a net operating loss after taking into account the adjustments allocable to such group, the OHS Group Recomputed State Tax Liability shall be less than zero to the extent such net operating loss produces a Tax Benefit in consolidation for any taxable year.

    For purposes of this paragraph, the determination and payment of estimated Taxes (including the determination and payment of any Tax required to be paid with a request for an extension of time to

                                     B-B-7
file a Tax Return) shall not be treated as an adjustment to the related Consolidated or Combined State Income Tax.

    2.04 RESTRUCTURING INCOME TAXES AND SECTION 311(B) TAXES. All Restructuring Income Taxes shall be allocated 50% to Olsten and 50% to OHS. All
Section 311(b) Taxes shall be allocated 100% to OHS, except for the following
Section 311(b) Taxes, which shall be allocated 100% to Olsten: (1) all
Section 311(b) Taxes to the extent such Taxes exceed the Section 311(b) Taxes that would have been imposed if the parties had not signed and implemented the Contribution and Sale Agreement and, in lieu thereof, Olsten had distributed the stock of Olsten Health Services, Inc. in the Split-Off, (2) all Section 311(b) Taxes resulting from any appreciation in the stock of OHS after February 29, 2000 and (3) all Section 311(b) Taxes that would not have been imposed but for some action taken (or caused to be taken) by Adecco, Olsten or their Affiliates after the Effective Time.

    2.05 ALLOCATION OF OTHER TAXES. All Taxes other than Income Taxes shall be allocated based on the legal entity on which the primary legal incidence of the Tax is imposed. As between the parties to this Agreement, OHS shall be liable for all non-Income Taxes imposed on any member of the OHS Group. The Companies believe that there is no non-Income Tax not specifically allocated pursuant to Sections 2.02, 2.03 and 2.04 which is legally imposed on more than one legal entity (e.g., joint and several liability); however, if there is any such Tax, it shall be allocated in accordance with past practices as reasonably determined by the affected Companies (as long as there is a reasonable basis to conclude that the past practice at issue complies with applicable law), or in the absence of such practices, in accordance with any allocation method agreed upon by the affected Companies.

    Section 3. PRORATION OF TAXES FOR STRADDLE PERIODS

    3.01 GENERAL METHOD OF PRORATION. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Split-Off Periods and Post-Split-Off Periods in accordance with the principles of Treasury Regulation
Section 1.1502-76(b) as reasonably interpreted and applied by the Companies. No election shall be made under Treasury Regulation
Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items). If the Split-Off Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Split-Off Date.

    3.02 TRANSACTION TREATED AS EXTRAORDINARY ITEM. In determining the apportionment of Tax Items between Pre-Split-Off Periods and Post-Split-Off Periods, any Tax Items relating to the Transactions shall be treated as an extraordinary item described in Treasury Regulation
Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to Pre-Split-Off Periods, and any Taxes related to such items shall be treated under Treasury Regulation
Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall be allocated to Pre-Split-Off Periods.

    Notwithstanding the preceding sentence, (1) all deductions attributable to payments made under the OHS Supplemental Executive Retirement Plan (including, without limitation, all payments made in connection with a termination of such plan) shall be allocated to Post-Split-Off Periods and all such deductions shall be solely for the benefit of OHS (and shall not be claimed by the Olsten Group) and (2) all deductions attributable to payments made under the Olsten Supplemental Executive Retirement Plan (including, without limitation, all payments made in connection with a termination of such plan) shall be solely for the benefit of Olsten (and shall not be claimed by the OHS Group).

    Section 4. PREPARATION AND FILING OF TAX RETURNS.

    4.01 GENERAL. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperate with one another in accordance with Section 6 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7.

                                     B-B-8

    4.02 OLSTEN RESPONSIBILITY. Olsten shall prepare and file, or shall cause to be prepared and filed, (a) all Olsten Federal Consolidated Returns and (b) all Consolidated or Combined State Income Tax Returns that include at least one member of the Olsten Group and at least one member of the OHS Group.

    4.03 TAX ACCOUNTING PRACTICES. Except as otherwise provided in this
Section 4.03, any Tax Return for any Pre-Split-Off Period or any Straddle Period, and any Tax Return for any Post-Split-Off Period to the extent items reported on such Tax Return might reasonably affect items reported on any Tax Return for any Pre-Split-Off Period or any Straddle Period, shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Code or other applicable Tax Law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the Code or other applicable Tax Law), in accordance with reasonable Tax accounting practices selected by the Responsible Company.

    4.04 CONSOLIDATED OR COMBINED RETURNS. The Companies will elect and join, and will cause their respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, if the Companies reasonably determine that the filing of such Tax Returns is consistent with past reporting practices, or in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns.

    4.05 RIGHT TO REVIEW AND CONSENT TO TAX RETURNS. The Responsible Company with respect to any Tax Return shall make such Tax Return and related workpapers available for review and consent (prior to filing) by the other Company (the "Reviewing Company"), to the extent (i) such Tax Return relates to Taxes for which the Reviewing Company may be liable or, if the Reviewing Company is OHS, relates to Tax attributes that may give rise to an indemnification obligation under Section 4.06(f), (ii) such Tax Return relates to Taxes for which the Reviewing Company may be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the Reviewing Company may have a claim for Tax Benefits under this Agreement, or (iv) at the request of the Reviewing Company, if such Tax Return is not described in clauses (i),
(ii) or (iii), but the Reviewing Company reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review and consent as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns (and in no event less than 21 days before the due date) to provide the Reviewing Company with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, taking into account the person responsible for payment of the tax (if any) reported on such Tax Return and the materiality of the amount of Tax liability with respect to such Tax Return. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns and the prior consent of a Reviewing Company shall not be unreasonably withheld. If there is an unresolved disagreement as to the prior consent of a Reviewing Company, such disagreement shall be resolved prior to the due date for filing the Tax Return at issue as provided in Section 13.

    4.06 CLAIMS FOR REFUND, CARRYBACKS, AND SELF-AUDIT ADJUSTMENTS ("ADJUSTMENT REQUESTS").

    (a) ADJUSTMENT REQUESTS RELATED TO CONSOLIDATED OR COMBINED INCOME TAXES. Except as otherwise provided in paragraph (b) below, unless Olsten consents in writing, which consent shall not be unreasonably withheld, (i) no Adjustment Request with respect to any Consolidated or Combined Income Tax for a Pre-Split-Off Period shall be filed by OHS. Olsten shall be entitled, without the consent of OHS, to carryback any net operating loss reported on any original Olsten Federal Consolidated Returns or Consolidated or Combined State Income Tax Returns (including any portion of such net operating loss attributable to a member of the OHS Group), and any Olsten Health

                                     B-B-9

Services Capital Loss, and shall be entitled to 100% of any resulting Tax Benefit; PROVIDED that control of any Tax Contest with respect to any such carryback refund claim shall be governed by Section 8.02 and PROVIDED, FURTHER, that no net operating loss or capital loss described in this sentence shall be carried back by Olsten to a taxable year ended prior to December 29, 1996. Subject to the preceding sentence, without the prior written consent of OHS (which shall not be unreasonably withheld), no member of the Olsten Group shall seek an Adjustment Request or consent to an adjustment with respect to any Pre-Split-Off Period if the requested adjustment would materially increase any payment or indemnification obligation of any member of the OHS Group under this Agreement. Any Adjustment Request made in accordance with this Section 4.06 shall be prepared and filed by the Responsible Company for the Tax Return to be adjusted. The Company requesting the Adjustment Request shall provide to the Responsible Company all information required for the preparation and filing of such Adjustment Request in such form and detail as reasonably requested by the Responsible Company.

    (b) EXCEPTION FOR ADJUSTMENT REQUESTS RELATED TO AUDIT ADJUSTMENTS. Each of the Companies shall be entitled, without the consent of the other Company, to file (or request the other Company to file) an Adjustment Request with respect to any Pre-Split-Off Tax-Period to take into account any net operating loss, net capital loss, deduction, credit, or other adjustment attributable to such Company or any member of its Group corresponding to any adjustment resulting from any audit by the Internal Revenue Service or other Tax Authority with respect to Consolidated or Combined Income Taxes for any other Pre-Split-Off Tax Period.

    For example, if the Internal Revenue Service requires a Company to capitalize an item deducted for the taxable year 1993, the Company shall be entitled, without the consent of the other Company, to file (or request to be filed) an Adjustment Request for the taxable year 1994 (and later years) to take into account any depreciation or amortization deductions in such years directly related to the item capitalized in 1993.

    Any refund received pursuant to this Section 4.06(b) shall be for the benefit of the Group whose loss or other tax attribute gave rise to such refund.

    (c) OTHER ADJUSTMENT REQUESTS PERMITTED. Nothing in this Section 4.06 shall prevent any Company or its Affiliates from filing any Adjustment Request with respect to Income Taxes which are not Consolidated or Combined Income Taxes or with respect to any Taxes other than Income Taxes. Any refund or credit obtained as a result of any such Adjustment Request (or otherwise) shall be for the account of the person liable for the Tax under this Agreement.

    (d) PAYMENT OF REFUNDS. Any refunds or other Tax Benefits received by any Company (or any of its Affiliates) as a result of any Adjustment Request which are for the account of another Company (or member of such other Company's Group) shall be paid by the Company receiving (or whose Affiliate received) such refund or Tax Benefit to such other Company within 10 business days of receipt.

    (e) NO REATTRIBUTION OF LOSSES OF THE OHS GROUP. Olsten shall not make, and shall not cause or permit to be made, any election pursuant to Treasury Regulation Section 1.1502-20(g) or any other election that would have the effect of reattributing net operating losses or other tax attributes of any member of the OHS Group.

    (f) INDEMNIFICATION OF OLSTEN FOR CERTAIN DISALLOWED CARRYBACKS.

    If a refund attributable to a claimed carryback of any OHS Consolidated NOL for the taxable year ended January 3, 1999 or any subsequent taxable year to a taxable year ended on or after December 29, 1996 is denied in whole or in part solely because such OHS Consolidated NOL is disallowed in whole or in part, OHS shall indemnify Olsten for the resulting reduction in Olsten's carryback refund. The resulting reduction in an Olsten carryback refund shall be computed
(i) without taking into account any Tax attribute attributable to members of the Olsten Group that is utilized by

                                     B-B-10

Olsten in lieu of the disallowed OHS Consolidated NOL to obtain a refund of the Taxes that were the subject of the disallowed refund claim, except to the extent that such Olsten Group Tax attribute would not have provided a Tax Benefit to the Olsten Group in any subsequent Tax Period, (ii) by taking into account any other Tax attribute attributable to any member of the OHS Group (including, without limitation, any other OHS Consolidated NOL described in this section 4.06(f)) that is utilized by Olsten (or any other member of the Olsten Group) at any time (in accordance with this Agreement) in lieu of the disallowed OHS Consolidated NOL to obtain a refund of the Taxes that were the subject to the disallowed refund claim and (iii) without taking into account any disallowed refund of any Taxes paid after December 31, 1999 by any member of the Olsten Group or the OHS Group.

    Section 5. TAX PAYMENTS AND INTERCOMPANY BILLINGS.

    5.01 PAYMENT OF TAXES WITH RESPECT TO OLSTEN FEDERAL CONSOLIDATED RETURNS FILED AFTER THE EFFECTIVE TIME. In the case of any Olsten Federal Consolidated Return the due date for which (including extensions) is after the Effective Time,

        (a) COMPUTATION AND PAYMENT OF TAX DUE. At least ten business days prior to any Payment Date, Olsten shall compute the amount of Tax required to be paid to the Internal Revenue Service (taking into account the requirements of Section 4.03 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and Olsten will pay such amount to the Internal Revenue Service on or before such Payment Date.

        (b) COMPUTATION AND PAYMENT OF OHS LIABILITY WITH RESPECT TO TAX DUE. Within 5 days following any Payment Date, OHS will pay to Olsten the excess (if any) of:

           (i) the Consolidated Tax Liability determined as of such Payment Date with respect to the applicable Tax Period allocable to the members of the OHS Group as determined by Olsten in a manner consistent with the provisions of Section 2.02(a) (relating to allocation of the Consolidated Tax Liability in accordance with the Federal Allocation Method) (the "Allocated Federal Tax Liability"), over

           (ii) the cumulative net payments with respect to such Tax Return prior to such Payment Date by the members of the OHS Group (the "Cumulative Federal Tax Payment").

        If the OHS Group Cumulative Federal Tax Payment is greater than the OHS Group Allocated Federal Tax Liability as of any Payment Date, then Olsten shall pay such excess to OHS within 5 days of Olsten' receipt of the corresponding Tax Benefit (I.E., through either a reduction in Olsten' otherwise required Tax payment, or a refund of prior tax payments).

        (c) INTEREST ON INTERGROUP TAX ALLOCATION PAYMENTS. In the case of any payments to Olsten required under paragraph (b) of this subsection 5.01, OHS shall also pay to Olsten an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the applicable Payment Date to the date of payment. In the case of any payments by Olsten required under paragraph (b) of this subsection 5.01, Olsten shall also pay to OHS an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the date of receipt of the Tax Benefit to the date of payment of such amount to the payee.

    5.02 PAYMENT OF FEDERAL INCOME TAX RELATED TO ADJUSTMENTS.

    (a) ADJUSTMENTS RESULTING IN UNDERPAYMENTS. Olsten shall pay to the Internal Revenue Service when due any additional Federal Income Tax required to be paid as a result of any adjustment to the Tax liability with respect to any Olsten Federal Consolidated Return for any Pre-Split-Off Period. Olsten shall compute the amount attributable to the OHS Group in accordance with Section 2.02(b) and OHS shall pay to Olsten any amount due Olsten under Section 2.02(b) within 5 days from the later of (i) the date the additional Tax was paid by Olsten or
(ii) the date of receipt by OHS of a written notice and

                                     B-B-11
demand from Olsten for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this
Section 5.02(a) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by Olsten to the date of the payment under this Section 5.02(a).

    (b) ADJUSTMENTS RESULTING IN OVERPAYMENTS. Within 5 days of receipt by Olsten of any Tax Benefit resulting from any adjustment to the Consolidated Tax Liability with respect to any Olsten Federal Consolidated Return for any Pre-Split-Off Period, Olsten shall pay to OHS, or OHS shall pay to Olsten (as the case may be), their respective amounts due from or to Olsten as determined by Olsten in accordance with Section 2.02(b). Any payments required under this
Section 5.02(b) shall include interest computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by Olsten to the date of payment to OHS under this Section 5.02(b).

    5.03 PAYMENT OF STATE INCOME TAX WITH RESPECT TO RETURNS FILED AFTER THE EFFECTIVE TIME.

    (a) COMPUTATION AND PAYMENT OF TAX DUE. At least ten business days prior to any Payment Date for any Tax Return with respect to any State Income Tax, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.03 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and:

        (i) If such Tax Return is with respect to a Consolidated or Combined State Income Tax, Olsten will pay such amount to such Tax Authority on or before such Payment Date.

        (ii) If such Tax Return is with respect to a Separate Company Tax, the Responsible Company shall, if it is not the Company liable for the Tax reported on such Tax Return, notify the Company liable for such Tax in writing of the amount of Tax required to be paid on such Payment Date. The Company liable for such Tax will pay such amount to such Tax Authority on or before such Payment Date.

    5.04 PAYMENT OF STATE INCOME TAXES RELATED TO ADJUSTMENTS.

    (a) ADJUSTMENTS RESULTING IN UNDERPAYMENTS. Olsten shall pay to the applicable Tax Authority when due any additional State Income Tax required to be paid as a result of any adjustment to the tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Split-Off Period. OHS shall pay to Olsten its respective share of any such additional Tax payment determined by Olsten in accordance with Section 2.03(b)(ii) within 5 days from the later of (i) the date the additional Tax was paid by Olsten or
(ii) the date of receipt by OHS of a written notice and demand from Olsten for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. OHS shall also pay to Olsten interest on its respective share of such Tax computed at the Prime Rate based on the number of days from the date the additional Tax was paid by Olsten to the date of its payment to Olsten under this Section 5.04(a).

    (b) ADJUSTMENTS RESULTING IN OVERPAYMENTS. Within 5 days of receipt by Olsten of any Tax Benefit resulting from any adjustment to the tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Split-Off Period, Olsten shall pay to OHS its respective share of any such Tax Benefit determined by Olsten in accordance with
Section 2.03(b)(ii). Olsten shall also pay to OHS interest on its respective share of such Tax Benefit computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by Olsten to the date of payment to OHS under this Section 5.04(b).

    5.05 PAYMENT OF SEPARATE COMPANY TAXES. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Separate Company Taxes owed by such Company or a member of such Company's Group.

                                     B-B-12

    5.06 INDEMNIFICATION PAYMENTS. If any Company (the "payor") is required to pay to a Tax Authority a Tax that another Company (the "responsible party") is required to pay to such Taxing Authority under this Agreement, the responsible party shall reimburse the payor within 30 days of delivery by the payor to the responsible party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.06.

    Section 6. ASSISTANCE AND COOPERATION

    6.01 GENERAL. After the Effective Time, each of the Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Companies and their Affiliates available to such other Companies as provided in
Section 7. Each of the Companies shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 6 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

    6.02 INCOME TAX RETURN INFORMATION. Each Company will provide to the other Company information and documents relating to their respective Groups required by the other Company to prepare Tax Returns. The Responsible Company shall determine a reasonable compliance schedule for such purpose in accordance with Olsten's past practices. Any additional information or documents the Responsible Company requires to prepare such Tax Returns will be provided in accordance with past practices, if any, or as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns timely.

    Section 7. TAX RECORDS

    7.01 RETENTION OF TAX RECORDS. Except as provided in Section 7.02, each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of their respective Groups for Pre-Split-Off Tax Periods, and Olsten shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Split-Off Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, and (ii) seven years after the Effective Time. If, prior to the expiration of the applicable statute of limitations and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 7 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days prior notice to the other Companies. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Companies shall have the opportunity, at their cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

                                     B-B-13

    7.02 STATE INCOME TAX RETURNS. Tax Returns with respect to State Income Taxes and workpapers prepared in connection with preparing such Tax Returns shall be preserved and kept, in accordance with the guidelines of Section 7.01, by the Company responsible for preparing and filing the applicable Tax Return.

    7.03 ACCESS TO TAX RECORDS. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

    Section 8. TAX CONTESTS

    8.01 NOTICE. Each of the parties shall provide prompt notice to the other parties of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for which it may be indemnified by the other party hereunder (including, without limitation, any carryback refund claim that could result in an indemnification obligation under
Section 4.06(f)). Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then (i) if the indemnifying party has no remaining forum in which to contest the asserted Tax liability as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if clause (i) does not apply, but such failure to give prompt notice actually and materially prejudiced the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced, but only to the extent the indemnifying party was actually and materially prejudiced.

    8.02 CONTROL OF TAX CONTESTS.

    (a) SEPARATE COMPANY TAXES. In the case of any Tax Contest with respect to any Separate Company Tax, the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

    (b) CONSOLIDATED OR COMBINED INCOME TAXES. In the case of any Tax Contest with respect to any Consolidated or Combined Income Tax, (i) Olsten shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Olsten Adjustment, including settlement of any such Olsten Adjustment, (ii) OHS shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any OHS Adjustment, including any settlement of any OHS Adjustment, and (iii) a committee ("the Tax Contest Committee") shall control the defense or prosecution of Joint Adjustments and any and all administrative matters not directly and exclusively related to any Olsten Adjustment or OHS Adjustment. The Tax Contest Committee shall be comprised of two persons, one person selected by OHS (as designated in writing to Olsten) and one person selected by Olsten (as designated in writing to OHS). Each person serving on the Tax Contest Committee shall continue to serve unless and until he or she is replaced by the party designating such person. Any and all matters to be decided by the Tax Contest Committee shall require the unanimous approval of both persons serving on the committee. A Company shall not agree to any Tax liability for which another Company may be liable under this Agreement, shall not settle or compromise any other Tax Claim which may give rise to an indemnification obligation of another Company, and shall not settle or compromise any claim for any Tax Benefit to which another Company may be entitled under this Agreement, without such other Company's written consent (which consent may be given or withheld at the sole discretion of the Company from which the consent would be required).

    Section 9. EFFECTIVE DATE; TERMINATION OF PRIOR INTERCOMPANY TAX ALLOCATION AGREEMENTS. This Agreement shall become effective at the Effective Time. In the event the Merger Agreement is

                                     B-B-14
terminated for any reason, notwithstanding any other provision hereof, this Agreement shall terminate and no party shall have any liability to any other party pursuant to this Agreement. Immediately prior to the Effective Time,
(i) all Prior Intercompany Tax Allocation Agreements shall be terminated, and
(ii) any remaining obligations under such agreements as of the Split-Off Date shall be canceled as of the Split-Off Date. Upon such termination and cancellation, no further payments by or to the Olsten Group or by or to the OHS Group with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements shall be ignored for purposes of computing amounts due under this Agreement.

    Section 10. SURVIVAL OF OBLIGATIONS. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

    Section 11. EMPLOYEE MATTERS. Each of the Companies agrees to utilize, or cause its Affiliates to utilize, the alternative procedure set forth in Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to wage reporting.

    Section 12. TREATMENT OF PAYMENTS; TAX GROSS UP

    12.01 TREATMENT OF TAX INDEMNITY PAYMENTS. In the absence of any change in tax treatment under the Code or other applicable Tax Law, any Tax indemnity payments made by a Company under Section 5 shall be reported for Tax purposes by the payor and the recipient in a manner consistent with Treasury Regulation
Section 1.1552-1(b), but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation
Section 1.1502-33(d) (or under corresponding principles of other applicable Tax
Laws).

    12.02 TAX GROSS UP. If, notwithstanding the manner in which Tax indemnity payments is reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

    12.03 INTEREST UNDER THIS AGREEMENT. Anything herein to the contrary notwithstanding, to the extent one Company ("indemnitor") makes a payment of interest to another Company ("indemnitee") under this Agreement with respect to the period from the date that the indemnitee made a payment of Tax to a Tax Authority to the date that the indemnitor reimbursed the indemnitee for such Tax payment, or with respect to the period from the date that the indemnitor received a Tax Benefit to the date the indemnitor paid the Tax Benefit to the indemnitee, the interest payment shall be treated as interest expense to the indemnitor (deductible to the extent provided by law) and as interest income by the indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section 12.02 to take into account any associated Tax Benefit to the indemnitor or increase in Tax to the indemnitee.

    Section 13. DISAGREEMENTS. If after good faith negotiations the parties cannot agree on the application of this Agreement to any matter (including, without limitation, whether the prior consent of a Reviewing Company was unreasonably withheld under Section 4.05), then the matter will be referred to a nationally recognized accounting firm acceptable to each of the parties (the "Accounting Firm"). The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution or, in the event of a disagreement relating to the filing of a Tax Return, within 10 days of its acceptance of such matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. In accordance with Section 15, each party shall pay its own fees and expenses (including the fees and expenses of its representatives)

                                     B-B-15
incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matter.

    Section 14. LATE PAYMENTS. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this
Section 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 14 or the interest rate provided under such other provision.

    Section 15. EXPENSES. Except as provided in Section 13, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

    Section 16. GENERAL PROVISIONS.

    16.01 ADDRESSES AND NOTICES. Any notice, demand, request or report required or permitted to be given or made to any party under this Agreement shall be in writing and shall be deemed given or made when delivered to the party or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service or by facsimile transmission) to the party at the party's address as follows:

    If to Adecco or Olsten:

       Adecco SA
       1275 Cheserex
       Switzerland
       Attention: Felix A. Weber
       Telephone: 011 41 21 321 6666
       Telecopy: 011 41 21 321 6688

    With a copy to:

       Latham & Watkins
       633 West Fifth Street, Suite 4000
       Los Angeles, California 90071

       Attention: Thomas W. Dobson, Esq.
       Telephone: (213) 485-1234
       Telecopy: (213) 891-8763

    If to OHS:

       Gentiva Health Services, Inc.
       175 Broad Hollow Road
       Melville, New York 11747

       Attention: Edward A. Blechschmidt

    With a copy to:

       Cahill Gordon & Reindel
       80 Pine Street
       New York, New York 10005

       Attention: Kenneth W. Orce
       Telephone: (212) 701-3000
       Telecopy: (212) 269-5420

                                     B-B-16

    A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

    16.02 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

    16.03 WAIVER. No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right, or remedy or any other obligation, rights, or remedies under this Agreement.

    16.04 INVALIDITY OF PROVISIONS. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

    16.05 FURTHER ACTION. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other party and its Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other party in accordance with
Section 8.

    16.06 INTEGRATION. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and the Distribution Agreement or any other agreements relating to the transactions contemplated by the Distribution Agreement, the provisions of this Agreement shall control.

    16.07 CONSTRUCTION. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.

    16.08 NO DOUBLE RECOVERY; SUBROGATION. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement. Subject to any limitations expressly provided in this Agreement (for example, the limitation on filing claims for refund in Section 4.06), the indemnifying party shall be subrogated to all rights of the indemnified party for recovery from any third party.

    16.09 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

    16.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any provision thereof relating to conflicts of law.

                                     B-B-17

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

                                                       OLSTEN CORPORATION

                                                       ---------------------------------------------
                                                       By:   Edward A. Blechschmidt
                                                       Its:  PRESIDENT AND CHIEF
                                                             EXECUTIVE OFFICER

                                                       AARONCO CORP.

                                                       ---------------------------------------------
                                                       By:   William P. Costantini
                                                       Its:  EXECUTIVE VICE PRESIDENT

                                                       ADECCO SA

                                                       ---------------------------------------------
                                                       By:   John P. Bowmer
                                                       Its:  CHIEF EXECUTIVE

                                                       ---------------------------------------------
                                                       By:   Felix A. Weber
                                                       Its:  SENIOR VICE PRESIDENT AND
                                                             CHIEF FINANCIAL OFFICER

                                     B-B-18

                                                                       ANNEX C-1

                       OPINION OF WARBURG DILLON READ LLC

                    [Letterhead of Warburg Dillon Read LLC]

The Board of Directors
Olsten Corporation
175 Broad Hollow Road
Melville, New York 11747

August 17, 1999

Members of the Board:

    We understand that Olsten Corporation, a Delaware corporation ("Olsten" or the "Company"), is considering a transaction whereby Adecco SA, a societe anonyme organized under the laws of Switzerland ("Adecco"), will acquire the Company. Pursuant to the terms of a Separation Agreement, dated as of August 17, 1999 (the "Separation Agreement"), by and among Olsten, Aaronco Corp., a newly formed Delaware corporation ("OHS") and a wholly owned subsidiary of Olsten, and Adecco, and an Agreement and Plan of Merger, dated as of August 17, 1999 (the "Purchase Agreement"), by and among Adecco, Staffing Acquisition Corporation, a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Adecco, among other things, (i) Olsten will transfer its health services business and related liabilities to OHS, (ii) Merger Sub will be merged with and into Olsten (the "Company Merger"), and (iii) in connection with the Company Merger, Olsten stockholders will receive shares of common stock, par value $.01 per share (the "OHS Common Stock"), of OHS in consideration for the redemption of a portion of their shares of Olsten common stock (the "Split-Off" and, together with the Company Merger and related transactions, the "Transaction"). Pursuant to the Company Merger and the Split-Off, Olsten will become a wholly owned subsidiary of Adecco and each issued and outstanding share of common stock, par value $.10 per share (the "Olsten Common Stock"), and Class B common stock, par value $.10 per share ("Olsten Class B Common Stock" and, together with the Olsten Common Stock, the "Company Common Stock"), of Olsten (other than Dissenting Shares (as defined in the Purchase Agreement), and shares, if any, owned by Olsten as treasury stock or owned by Adecco, Merger Sub, or any of their wholly owned subsidiaries or any wholly owned subsidiary of Olsten) will be converted into the right to receive (x) shares of OHS Common Stock (the "Split-Off Consideration") such that all shares of the OHS Common Stock, except for a nominal number of the outstanding shares of OHS Common Stock which may be retained by Olsten, will be received by the holders of outstanding shares of Company Common Stock, and (y) either (A) $8.75 in cash, without interest (subject to proration, the "Cash Consideration"), (B) 0.12472 Adecco American Depositary Shares ("Adecco ADSs"), evidenced by American Depositary Receipts of Adecco ("Adecco ADRs"), representing one-eighth of one share of Adecco's common shares, par value CHF 10.00 per share ("Adecco Common Stock"), of Adecco (subject to proration, the "Stock Consideration") or (C) a combination of a fraction of an Adecco ADS and cash (the foregoing clause (A), (B) or (C), the "Merger Consideration" and, together with the Split-Off Consideration, the "Transaction Consideration"). The Purchase Agreement provides the holders of Company Common Stock with the ability to elect to receive the Merger Consideration either in the form of the Cash Consideration or the Stock Consideration, in either case subject to proration. We understand that the aggregate Cash Consideration and the aggregate Stock Consideration to be issued to the holders of Company Common Stock in connection with the Company Merger will be an amount equal to the product of (i) in the case of the Cash Consideration, (1) $8.75 and (2) (x) 50% of the number of shares of Company Common Stock outstanding as of immediately prior to the effective time of the Company Merger (the "Outstanding Company Shares") minus (y)(A) the number of Dissenting Shares, (B) the number of shares of Company Common Stock for which cash in lieu of fractional shares of Adecco ADSs is payable pursuant to the Purchase Agreement, and (C) the number of shares of Company Common Stock, if any, owned by Olsten as treasury stock or owned by Adecco, Merger Sub, or any of their wholly owned subsidiaries or any wholly owned subsidiary of Olsten, and
(ii) in the case of the Stock Consideration, (1) 0.12472 Adecco ADSs and (2)(A) 50% of the number of Outstanding Company

                                     C-1-1

Shares minus (B) the number of shares of Company Common Stock, if any, owned by Olsten as treasury stock or owned by Adecco, Merger Sub, or any of their wholly owned subsidiaries or any wholly owned subsidiary of Olsten. The terms and conditions of the Transaction are more fully set forth in the Separation Agreement and the Purchase Agreement.

    We understand that Adecco and Olsten will treat the Split-Off as an integral part of the Company Merger for all United States federal, state and local tax purposes, and that Adecco and Olsten expect that (i) holders of Company Common Stock will be treated as having had a portion of their shares of Company Common Stock (equal in value to the value of the OHS Common Stock distributed in the Split-Off) redeemed by the Company in a transaction governed by Section 302(a) of the Internal Revenue Code of 1986, as amended, and as having sold their remaining shares of Company Common Stock in a fully taxable transaction for consideration consisting of the Merger Consideration and (ii) Olsten will recognize gain, if any, with respect to the OHS Common Stock distributed in the Split-Off.

    You have requested our opinion as to whether, as of the date hereof, the Transaction Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

    In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company, to OHS, and to Adecco, (ii) reviewed the reported prices and trading activity for the Olsten Common Stock, the Adecco Common Stock and the Adecco ADSs, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available,
(iv) reviewed certain internal financial information and other data relating to the business and financial prospects of OHS, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (v) reviewed certain internal financial information and other data relating to the business and financial prospects of Adecco, including estimates and financial forecasts prepared by the management of Adecco and not publicly available, (vi) conducted discussions with members of the senior management of the Company, OHS and Adecco, (vii) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Adecco and the Company and OHS, (viii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (ix) considered certain pro forma effects of the Transaction on Adecco's financial statements,
(x) reviewed drafts of the Purchase Agreement and the Separation Agreement, and
(xi) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

    In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, OHS, or Adecco, nor have we been furnished with any such evaluation or appraisal. Further, we have assumed that OHS will not have any material contingent liabilities except as reflected in the Company's financial statements. With respect to the financial forecasts, estimates, and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. We also understand that the financial statements, pro forma financial statements and registration statement of, and relating to, OHS have not yet been prepared. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    WDR is not expressing any opinion as to the actual value of the OHS Common Stock when issued to the holders of Company Common Stock in the Split-Off and the Company Merger or the prices at which such OHS Common Stock will trade subsequent to the Split-Off and the Company Merger. We

                                     C-1-2
are also not expressing any opinion as to the actual value of the Adecco ADSs (or Adecco Common Stock) when it has been issued to the holders of Company Common Stock in the Company Merger or the prices at which such Adecco ADSs (or Adecco Common Stock) will trade subsequent to the Company Merger. With respect to our opinion, in advising you as to whether, as of the date hereof, the Transaction Consideration is fair, from a financial point of view, our opinion addresses only the financial terms of the Transaction and the Transaction Consideration to be received by the holders of the Company Common Stock in the Split-Off and the Company Merger. We have not specifically analyzed the impact on any individual Company stockholder of exercising the election contemplated by the Purchase Agreement to receive either the Cash Consideration or the Stock Consideration. In addition, we have not been asked to and do not express any opinion as to the after-tax consequences to any holder of Company Common Stock of the Split-Off, the Company Merger and the other transactions contemplated by the Separation Agreement and the Purchase Agreement.

    Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or as to which election such shareholder should make regarding the form of Merger Consideration. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Purchase Agreement, the Separation Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Purchase Agreement and of the Separation Agreement do not differ in any material respect from the drafts that we have examined, and that Adecco, the Company and OHS will comply with all the material terms of the Purchase Agreement and the Separation Agreement. We have further assumed, with your consent, that the Transaction will comply with applicable foreign, federal and state laws, including without limitation, laws relating to the payment of dividends, bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter affecting creditors' rights generally.

    Warburg Dillon Read LLC ("WDR") and its predecessors have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee upon the consummation thereof. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company, both in respect of the Company as a whole, and in respect of OHS, and held discussions with certain of these parties prior to the date hereof. In the past, WDR and its predecessors have provided investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, WDR, its successors and affiliates may trade or have traded securities of the Company or Adecco for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction Consideration to be received by the holders of the Company Common Stock in the Split-Off and the Company Merger is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,
WARBURG DILLON READ LLC

/s/ William C. McGahan                         /s/ Kevin C. Knight

William C. McGahan                             Kevin C. Knight
Managing Director                              Executive Director

                                     C-1-3

                                                                       ANNEX C-2

                      OPINION OF SALOMON SMITH BARNEY INC.

                   [LETTERHEAD OF SALOMON SMITH BARNEY INC.]

August 17, 1999

The Board of Directors
Olsten Corporation
175 Broad Hollow Road
Melville, New York 11747

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Olsten Corporation ("Olsten") of the Transaction Consideration (defined below) provided for in the Agreement and Plan of Merger, dated as of August 17, 1999 (the "Merger Agreement"), among Adecco SA ("Adecco"), Staffing Acquisition Corporation, a wholly owned subsidiary of Adecco ("Merger Sub"), and Olsten. As more fully described in the Merger Agreement, (i) Olsten will transfer to Aaronco Corp., a wholly owned subsidiary of Olsten ("OHS"), all of its health services business and related assumed liabilities (collectively, the "Health Services Business") and the holders of shares of the common stock, par value $0.10 per share, of Olsten (the "Olsten Common Stock") and holders of shares of the Class B common stock, par value $0.10 per share, of Olsten (together with the Olsten Common Stock, the "Olsten Stock") will receive 100% of the shares of the common stock, par value $0.01 per share, of OHS (the "OHS Common Stock" and, such transaction, the "Split-Off") and (ii) Merger Sub will be merged with and into Olsten (the "Merger" and, together with the Split-Off, the "Transaction") resulting in the transfer to Adecco of Olsten's staffing services and information services businesses (together with the Health Services Business, the "Businesses"). The Merger Agreement provides that, by virtue of the Transaction, each outstanding share of Olsten Stock will be converted into the right to receive (x) shares of OHS Common Stock (the "Split-Off Consideration") such that all shares of the OHS Common Stock, except for a nominal number of outstanding shares of OHS Common Stock which may be retained by Olsten, will be received by the holders of outstanding shares of Olsten Stock and (y) subject to certain allocation and proration procedures specified in the Merger Agreement (as to which we express no opinion), either (A) $8.75, without interest (the "Cash Consideration"),
(B) 0.12472 American Depositary Shares, evidenced by American Depositary Receipts, of Adecco, representing one-eighth of one share of the common stock, par value CHF 10 per share, of Adecco (collectively, the "Adecco Securities" and, such number of Adecco Securities, the "Stock Consideration") or (C) a combination thereof (the Cash Consideration and the Stock Consideration being collectively referred to as the "Merger Consideration" and such Merger Consideration, taken together with the Split-Off Consideration, being collectively referred to as the "Transaction Consideration"). The Merger Agreement further provides that the Merger Consideration will consist of not more than 50% Cash Consideration and 50% Stock Consideration.

    In arriving at our opinion, we reviewed the Merger Agreement and certain related documents, and held discussions with certain senior officers, directors and other representatives and advisors of Olsten and certain senior officers and other representatives and advisors of Adecco concerning the operations and prospects of the Businesses and Adecco. We examined certain publicly available business and financial information relating to the Businesses and Adecco as well as certain financial forecasts for the Businesses and Adecco and other information and data for the Businesses and Adecco which were provided to or otherwise discussed with us by the respective managements of Olsten and Adecco, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Olsten Common Stock and Adecco Securities; the financial condition and historical and projected earnings and other operating data of the Businesses and Adecco; and the capitalization of

                                     C-2-1

Olsten and Adecco. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Businesses and Adecco. We also evaluated the potential pro forma financial impact of the Merger on Adecco. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

    In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Olsten and Adecco that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Olsten and Adecco as to the future financial performance of the Businesses and Adecco and the strategic implications and operational benefits anticipated to result from the Merger. We are not expressing any opinion as to what the value of the Adecco Securities or OHS Common Stock actually will be when issued to Olsten shareholders pursuant to the Transaction or the prices at which the Adecco Securities or OHS Common Stock will trade subsequent to the Transaction. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Businesses or Adecco nor have we made any physical inspection of the properties or assets of the Businesses or Adecco. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Olsten, although Olsten has advised us that such third party indications of interest were solicited by other representatives of Olsten. We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Olsten or the effect of any other transaction in which Olsten might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

    Salomon Smith Barney Inc. has acted as financial advisor to Olsten in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee upon the delivery of this opinion. We and our affiliates have in the past provided investment banking services to Olsten unrelated to the proposed Transaction, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Olsten and Adecco for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Olsten, Adecco and their respective affiliates.

    Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Olsten in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to the form of Merger Consideration to be elected by such shareholder in the Merger or how such shareholder should vote on any matter relating to the Transaction.

    Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Transaction Consideration is fair, from a financial point of view, to the holders of Olsten Stock.

Very truly yours,
/s/ Salomon Smith Barney Inc.
SALOMON SMITH BARNEY INC.

                                     C-2-2

                                                                         ANNEX D

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--------------------------------------------------------------------------------

                        PRINCIPAL STOCKHOLDERS AGREEMENT
                                     AMONG
                                     ADECCO
                                      AND
                            CERTAIN STOCKHOLDERS OF
                               OLSTEN CORPORATION

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--------------------------------------------------------------------------------

                        PRINCIPAL STOCKHOLDERS AGREEMENT

    This PRINCIPAL STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of August 17, 1999, is entered into by and among Adecco, a societe anonyme ("Adecco"), Miriam Olsten, Stuart Olsten, Cheryl Olsten, 1985 Cheryl Ashburn Trust, 1995 Succeeding GRAT, Trust FBO Stuart Olsten and Trust FBO Cheryl Olsten, each a record owner of outstanding Class B Common Stock of Olsten Corporation as well as certain Common Stock of Olsten Corporation, individually and/or as trustees of certain trusts, all as set forth on EXHIBIT "A" (collectively, the "STOCKHOLDERS" and each a "STOCKHOLDER").

                                    RECITALS

    A. Immediately prior to the execution of this Agreement, Adecco and Olsten Corporation have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "MERGER AGREEMENT"), pursuant to which (i) Merger Sub, a wholly-owned subsidiary of Adecco, will be merged with and into Moses, which will be the surviving corporation in the Merger, and will, as a result of the Merger, become a wholly-owned subsidiary of Adecco and
(ii) as a result of the Merger, the stockholders of Olsten Corporation will receive the Closing Consideration.

    B. As an inducement and a condition to entering into the Merger Agreement, Adecco has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

    C. Prior to the date hereof, Adecco and the Stockholders had no agreement, arrangement or understanding (as such terms are used in Section 203 of the Delaware General Corporation Law) for the purpose of acquiring, holding, voting or disposing of the Shares (as such term is defined below).

                                   AGREEMENT

    In consideration of the Recitals and the mutual promises contained herein, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

    1. CERTAIN DEFINITIONS. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

    "PERMITTED TRANSFER" means a sale, transfer, assignment or other disposition to a Permitted Transferee.

    "PERMITTED TRANSFEREE" means any person who is (A) the spouse or former spouse of, or any lineal descendent of, or any spouse of such lineal descendant of, or the grandparent, parent, brother or sister of, or spouse of such brother or sister of, a Stockholder or Permitted Transferee; (B) upon the death of any Stockholder or any Permitted Transferee of such person, the executors of the estate of such Stockholder or such Permitted Transferee, and any of such Stockholder's or such Permitted Transferee's heirs, testamentary trustees, devisees, or legatees; (C) any trust principally for the benefit of one or more of the foregoing Stockholders or Permitted Transferees; (D) upon the disability of any Stockholder or Permitted Transferee, any guardian or conservator of such Stockholder or such Permitted Transferee; or (E) any corporation, partnership or other entity if all of the beneficial ownership is held by Stockholders or Permitted Transferees; provided that in each case such transferee assumes and agrees to perform and becomes a party to this Agreement, agrees not to make or in any way assist in the making of any proposal involving an Acquisition Transaction, and agrees not to dissent in the Merger, all on terms reasonably acceptable to Adecco, and provided further that as a result of any such transfer no Class B Common Stock, par value $.10 per share, of Olsten Corporation is converted into Common Stock, par value $.10 per share, of Olsten Corporation. For purposes of this Agreement, when a Permitted Transferee has acquired Shares in accordance herewith, such person shall be deemed a "Stockholder" hereunder.

    "PERSON" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

    "SHARES" shall mean the Common Stock, par value $.10 per share, and the Class B Common Stock, par value $.10 per share, of Olsten Corporation owned by the Stockholders on the date hereof and any shares acquired by any Stockholder in any capacity after the date hereof and prior to the termination of this Agreement. "Shares" shall include Shares acquired upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise. In the event of a stock dividend or distribution, or any change in the Common Stock or Class B Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed, reclassified or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement. "Shares" shall also include voting trust certificates issued in respect of any Shares.

    2.  VOTING OF SHARES; NO INCONSISTENT AGREEMENTS.

    (a) Each Stockholder hereby severally and not jointly and solely with respect to the Shares held of record by such Stockholder, agrees that during the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Common Stock or Class B Common Stock, however called, or in connection with any written consent of the holders of Common Stock or Class B Common Stock, such Stockholder shall vote (or cause to be voted) all of the Shares held of record by such Stockholder (i) in favor of the Merger, the execution, delivery and performance of the Merger Agreement and the approval and adoption of the terms thereof and each of the other actions contemplated by the Merger Agreement, the Separation Agreement and this Agreement and any actions required in furtherance thereof and hereof (the "SUBJECT TRANSACTIONS"); (ii) against any Acquisition Transaction (other than the Merger and the transactions contemplated thereby) and against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement under the Merger Agreement or the Separation Agreement or this Agreement; and
(iii) except as otherwise agreed to in writing in advance by Adecco, and regardless of the status of the Merger and the transactions contemplated by this Agreement, the Merger Agreement, or the Separation Agreement, against the following actions (other than pursuant to the terms of this Agreement, the Merger Agreement, or the Separation Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Olsten Corporation or any of its Subsidiaries; (B) any sale, lease or transfer by Olsten Corporation of a material amount of assets (including stock) of Olsten Corporation or any of its Subsidiaries, or a merger, restructuring, recapitalization, special dividend, dissolution or liquidation of Olsten Corporation or any of its Subsidiaries; or (C)(1) any change in a majority of the persons who constitute the board of directors of Olsten Corporation or any of its Subsidiaries; (2) any change in the present capitalization of Olsten Corporation or any of its Subsidiaries including any proposal to sell a substantial equity interest in Olsten Corporation or any of its Subsidiaries;
(3) any amendment of Olsten Corporation's or any of its Subsidiaries' charters or By-laws; (4) any other change in Olsten Corporation's or any of its Subsidiaries' corporate structure or business; or (5) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect this Agreement, the Merger Agreement, the Separation Agreement, the Merger, the Split-Off or the transactions contemplated by this Agreement, the Merger Agreement and the Separation Agreement. In addition, such Stockholder agrees that it will, upon request by Adecco, furnish written confirmation, in form and substance reasonably acceptable to Adecco, of such Stockholder's vote in the manner required by clauses (i)-(iii) of this Section 2(a). Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

    (b) Each Stockholder severally and not jointly agrees that it shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained herein, including in this Section 2, and shall take all such actions necessary to approve, if so requested by Adecco, all or any actions incident to the Subject Transactions or the other matters referred to in this Section 2 by stockholder written consent.

    3.  OTHER STOCKHOLDER COVENANTS.

    (a) RESTRICTION ON TRANSFER; PROXIES AND NON-INTERFERENCE. Except for Permitted Transfers or as expressly permitted herein, each Stockholder severally and not jointly agrees that it shall not directly or indirectly:

        (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (collectively, "transfer"), any or all of the Shares or any interest therein; provided that nothing in this Agreement shall in any manner restrict the ability of the Stockholders to pledge or encumber any Shares in connection with one or more bona fide loans or advances to such Stockholder by one or more institutional lenders, but only if and so long as
    (A) each such lender expressly (on behalf of itself and any transferee of the collateral) assumes and agrees to perform and becomes a party to this Agreement, agrees not to make or assist in any way in the making of a proposal involving an Acquisition Transaction (other than the Merger and the transactions contemplated by the Merger Agreement), and agrees not to dissent in the Merger, which agreement shall be on terms reasonably acceptable to Adecco, (B) as a result of such pledge or encumbrance the subject Shares are not converted into Common Stock, par value $.10 per share, of Olsten Corporation, and (C), in the event of any foreclosure or other sale or retention of Shares by such a lender, the subject Shares are not so converted (a loan or advance meeting such requirements being herein called a "LOAN");

        (ii) grant any proxies or powers of attorney, deposit the Shares into a voting trust or enter into a voting agreement with respect to the Shares; provided that nothing in this Agreement shall in any manner restrict the ability of any Stockholder to enter into any voting agreement in connection with any Loan which is operative only upon default under such Loan and is not inconsistent with this Agreement; or

        (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or would result in a breach by such Stockholder of its obligations under this Agreement or a breach by Olsten Corporation of its obligations under the Merger Agreement or the Separation Agreement.

    (b) No Solicitation.

        (i) From the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with its terms, each Stockholder severally and not jointly agrees that it shall not, and shall not permit any of its Subsidiaries, or any of its or their officers, directors, employees, representatives, agents or Affiliates (including, without limitation, any investment banker, attorney or accountant retained by any Stockholder) to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with or facilitate or encourage, any Person or group, other than Adecco and its Affiliates, concerning any Acquisition Transaction. Each Stockholder severally and not jointly agrees that it will immediately notify Adecco if any discussions or negotiations are sought to be initiated or continued, any inquiry or proposal is made, or any information or documents is requested with respect to any Acquisition Transaction, and notify Adecco of the terms of any proposal which it may receive in respect of any such Acquisition Transaction, including the identity of the prospective purchaser or soliciting party if known;

        (ii) Each Stockholder severally and not jointly further agrees to use its best efforts as a stockholder to cause Olsten Corporation not to, directly or indirectly, solicit, initiate, seek, or encourage (including by way of furnishing information or assistance), or take other action to facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Transaction;

        (iii) The provisions of this Section 3(b) shall not prohibit any director of Olsten Corporation from taking actions in his capacity as such which are permitted or required under the Merger Agreement.

    (c) RELIANCE. Each Stockholder understands and acknowledges that Adecco is entering into the Merger Agreement in reliance upon each Stockholder's execution and delivery of this Agreement.

    (d) FURTHER ASSURANCES. From time to time, at Adecco's request and without further consideration, each Stockholder severally and not jointly agrees that it shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limitation, each Stockholder who is a party to any agreement that may conflict with this Agreement has caused such other agreement to be amended to the extent required (if any) to permit him or her to enter into and perform this Agreement.

    (e) NO CONVERSION. No Stockholder shall permit or take any action to cause any shares of Class B Common Stock, par value $.10 per share, which such Stockholder owns to be converted into shares of Common Stock, par value $.10 per share, and shall take any and all action required to prevent such conversion.

    4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS. Each Stockholder hereby severally and not jointly (and solely with respect to itself and the Shares owned of record by such Stockholder) represents and warrants to Adecco as follows:

    (a) OWNERSHIP OF SHARES. Such Stockholder is the owner of record of the Shares set forth on Exhibit A hereto. On the date hereof, the Shares set forth on Exhibit A hereto constitute all of the Shares owned of record by such Stockholder. With respect to the number of shares set forth opposite such Stockholder's name on Exhibit A hereto, and with the exceptions noted thereon, such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. The execution and delivery of this Agreement does not cause an automatic conversion of the Shares.

    (b) DUE AUTHORIZATION; BINDING AGREEMENT. Such Stockholder is, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite capacity, power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by such Stockholder of this Agreement and the performance by such Stockholder of its obligations hereunder have been duly and validly authorized by such Stockholder and no other proceedings on the part of the such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement enforceable against such Stockholder in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    (c) NO CONFLICTS. Except for filings, authorizations, consents and approvals contemplated by the Merger Agreement or the Separation Agreement and necessary for the consummation of the transactions contemplated hereby and thereby,
(i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby and the compliance by such Stockholder with the provisions hereof and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which such Stockholder is a party or by which such Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder or any of its properties or assets.

    (d) NO ENCUMBRANCES. Except as set forth on Exhibit A, the Shares and the certificates representing such Shares are now, and at all times during the term hereof, will be, held by such Stockholder or any Permitted Transferee, or by a nominee, custodian or trust for the benefit of such Stockholder or any Permitted Transferee, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such arising hereunder.

    (e) NO FINDER'S FEES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

    5. REPRESENTATIONS AND WARRANTIES OF ADECCO. Adecco represents and warrants to the Stockholders as follows:

    (a) ORGANIZATION. Adecco is a societe anonyme duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power or other power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Adecco of this Agreement and the performance by Adecco of its obligations hereunder have been duly and validly authorized by its Board of Directors and, except as contemplated by the Merger Agreement, no other corporate proceedings on the part of Adecco are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

    (b) AGREEMENT. This Agreement has been duly and validly executed and delivered by Adecco and constitutes a valid and binding agreement of Adecco enforceable against Adecco in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

    (c) NO CONFLICTS. Except for filings, authorizations, consents, and approvals contemplated by the Merger Agreement or the Separation Agreement and necessary for the consummation of the transactions contemplated hereby and thereby, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Adecco and the consummation by Adecco of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by Adecco, the consummation by Adecco of the transaction contemplated hereby or compliance by Adecco with any of the provisions hereof shall (A) conflict with or result in any breach of the charter or bylaws of Adecco, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modifications or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Adecco is a party or by which Adecco or its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Adecco or its properties or assets.

    6. STOP TRANSFER. Each Stockholder severally and not jointly agrees with, and covenants to, Adecco that such Stockholder shall not request that Olsten Corporation register the transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is in compliance with this Agreement.

    7.  TERMINATION.  This Agreement shall terminate upon the earliest of
(i) the Closing Date, or (ii) the termination of the Merger Agreement in accordance with its terms; provided that the provisions of Section 10 shall survive any termination of this Agreement, and provided further that no such termination shall relieve any party of liability for a breach hereof prior to termination.

    8. CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS. The parties recognize that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each of the parties hereto severally and not jointly agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel, advisors, corporate parents and Affiliates) without the prior written consent of the other parties hereto, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law or the requirements of any securities exchange. At all times during the term of this Agreement, the parties hereto will consult with each other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of public reports, statements or releases. For purposes of this Section, any consultation or consent required of Adecco may be obtained from Dr. Felix A. Weber, and any consultation or consent required from the Stockholders may be obtained from Stuart Olsten.

    9. VOTING AGREEMENT. Adecco agrees that it shall vote (or cause to be voted) all shares of Common Stock with respect to which Adecco has voting power in favor of the Merger, the execution and delivery of the Merger Agreement and the Separation Agreement and the approval and adoption of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Separation Agreement and any action required in furtherance thereof.

    10.  GENERAL PROVISIONS.

    (a) NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except as provided in Section 7, none of the representations, warranties, covenants and agreements in this Agreement shall survive the Closing Date.

    (b) EXPENSES. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise specifically noted herein or in the Merger Agreement.

    (c) NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

       (i) if to Adecco, to:

           Attention: Dr. Felix A. Weber
           1275 Cheserex
           Switzerland
           Telephone: 011 41 21 321 6666
           Telecopy: 011 41 21 321 6688

       with copies to:

           Latham & Watkins
           633 West Fifth Street, Suite 4000
           Los Angeles, California 90071
           Attention: Thomas W. Dobson, Esq.
           Telephone: (213) 485-1234
           Telecopy: (213) 891-8763

       (ii) if to the Stockholders, to the respective addresses and with the copies set forth on Exhibit A.

    (d) INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural, and vice versa, unless otherwise specified.

    (e) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    (f) ASSIGNMENT. Except in connection with Permitted Transfers or as permitted in Section 3(a), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether by operation of law or otherwise) by any Stockholder without the consent of Adecco, or by Adecco without the consent of the Stockholders holding 66% of the Shares subject to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    (g) GOVERNING LAW. This Agreement shall be construed, interpreted and the rights of the parties determined exclusively in accordance with the laws of the State of Delaware (without reference to the choice of law provisions), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

    (h) SEVERABILITY. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby. Upon any such holding that any provision of this Agreement is null, void or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

    (i) INJUNCTIVE RELIEF. The parties acknowledge that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person or entity will be irreparably damaged and will not have an adequate remedy at law. Any such person or entity shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at law.

    (j) ATTORNEYS' FEES. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

    (k) CUMULATIVE REMEDIES. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

    (l) COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when executed and delivered by each of the parties.

    (m) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

    (n) BINDING AGREEMENT. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and, shall be binding upon any person or entity to which ownership of such shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, distributees, guardians, administrators, executors, legal representatives, or successors or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

    (o) OBLIGATIONS OF THE STOCKHOLDERS. The liabilities and obligations of each Stockholder under any provision of this Agreement are several and not joint and apply solely to such Stockholder and to the Shares held of record by such Stockholder. No Stockholder shall have any liability or obligation under this Agreement for any act, omission or breach by any other Stockholder.

    (p) SERVICE OF PROCESS. Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under Delaware law. Additionally, each party hereby appoints RL&F Service Corp., One Rodney Square, Wilmington, Delaware 19801 as agent for service of process in Delaware.

    (q) CONSENT AND JURISDICTION. Each party irrevocably and unconditionally agrees and consents that any suit, action or other legal proceeding arising out of or related to this Agreement shall be brought and heard exclusively in New Castle County, State of Delaware and each party irrevocably consents to personal jurisdiction in any and all tribunals in said County.

    IN WITNESS WHEREOF, the parties have executed this Principal Stockholders Agreement as of the date first written above.

                                              Adecco SA,
                                              a societe anonyme organized
                                              under the laws of Switzerland
                                              By:  /s/ John P. Bowmer
                                                  ------------------------------
                                                  Name: John P. Bowmer
                                                  Title: Chief Executive Officer

                                              By:  /s/ Felix A. Weber
                                                  ------------------------------
                                                  Name: Felix A. Weber
                                                  Title: Chief Financial Officer

                                              STOCKHOLDERS

                                              /s/ Miriam Olsten
                                              ----------------------------------
                                              Name: Miriam Olsten

                                              /s/ Stuart Olsten
                                              ----------------------------------
                                              Name: Stuart Olsten

                                              /s/ Cheryl Olsten
                                              ----------------------------------
                                              Name: Cheryl Olsten

                                              /s/ Miriam Olsten
                                              ----------------------------------
                                              For the 1985 Cheryl Ashburn Trust
                                              Name: Miriam Olsten

                                              /s/ Cheryl Olsten
                                              ----------------------------------
                                              For the 1995 Succeeding GRAT
                                              Name: Cheryl Olsten

                                              /s/ Stuart Olsten
                                              ----------------------------------
                                              For the 1995 Succeeding GRAT
                                              Name: Stuart Olsten

                                              /s/ Robert Riedinger
                                              ----------------------------------
                                              For the 1995 Succeeding GRAT
                                              Name: Robert Riedinger

                                              /s/ Andrew Heine
                                              ----------------------------------
                                              For the Trust FBO Stuart Olsten
                                              Name: Andrew Heine

                                              /s/ Stuart Olsten
                                              ----------------------------------
                                              For the Trust FBO Stuart Olsten
                                              Name: Stuart Olsten

                                              /s/ Robert Riedinger
                                              ----------------------------------
                                              For the Trust FBO Stuart Olsten
                                              Name: Robert Riedinger

                                              /s/ Andrew Heine
                                              ----------------------------------
                                              For the Trust FBO Cheryl Olsten
                                              Name: Andrew Heine

                                              /s/ Cheryl Olsten
                                              ----------------------------------
                                              For the Trust FBO Cheryl Olsten
                                              Name: Cheryl Olsten

                                              /s/ Robert Riedinger
                                              ----------------------------------
                                              For the Trust FBO Stuart Olsten
                                              Name: Robert Riedinger

                                   EXHIBIT A
                      TO PRINCIPAL STOCKHOLDERS AGREEMENT

                                                                 NUMBER OF SHARES
                                                              ----------------------
                                                               CLASS B      COMMON
NAME AND ADDRESS FOR NOTICE                                   OF RECORD    OF RECORD
---------------------------                                   ----------   ---------
Miriam Olsten...............................................   3,138,904     6,600
25 Willets Road
Box 326
Old Westbury, NY 11568

Stuart Olsten...............................................   1,928,629     3,600
67 Willets Road
Old Westbury, NY 11568

Cheryl Olsten...............................................     938,165
6550 Meeting House Road
New Hope, PA 18938

1985 Cheryl Ashburn Trust...................................     936,810
25 Willets Road
Box 326
Old Westbury, NY 11568

1995 Succeeding GRAT........................................   2,522,837
25 Willets Road
Box 326
Old Westbury, NY 11568

Trust FBO Stuart Olsten.....................................   1,563,805
25 Willets Road
Box 326
Old Westbury, NY 11568

Trust FBO Cheryl Olsten.....................................   1,563,805
25 Willets Road
Box 326
Old Westbury, NY 11568

TOTAL.......................................................  12,592,955    10,200
                                                              ==========    ======

                                                                         ANNEX E

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                        DELAWARE GENERAL CORPORATION LAW
                          SECTION 262 OF SUBCHAPTER IX
                                APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to SectionSection 251 (other than a merger effected pursuant to Section 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or (depository receipts in respect thereof) at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or
       Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all of the shares of such class of series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary of assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX F

                         GENTIVA HEALTH SERVICES, INC.

                         EXECUTIVE OFFICERS BONUS PLAN

SECTION 1. PURPOSE.

    Gentiva Health Services, Inc. (the "Company") hereby establishes, subject to shareholder approval, this Executive Officers Bonus Plan (the "Plan") in order to provide the Company's executive officers with an opportunity to earn annual bonus compensation, contingent on the achievement of certain performance goals, as an incentive and reward for their leadership, ability and exceptional services.

SECTION 2. DEFINITIONS.

    2.1 "Award" means the amount of bonus compensation to which an Eligible Employee is entitled for each Plan Year as determined by the Committee pursuant to Section 4 of the Plan.

    2.2 "Code" means the Internal Revenue Code of 1986, as amended, including applicable regulations thereunder.

    2.3 "Committee" means a committee of the Company's Board of Directors (the "Board") consisting of not less than two persons who, to the extent required to satisfy the exception for performance-based compensation under Section 162(m) of the Code are "outside directors" within the meaning of such section. The members of the Committee shall serve at the pleasure of the Board.

    2.4 "Determination Date" means the day immediately preceding the first day of a Plan Year or such later date by which the Committee may establish performance goals for a Plan Year without causing an Award to be treated as other than performance-based compensation within the meaning of Section 162(m) of the Code.

    2.5 "Eligible Employee" means any executive officer of the Company.

    2.6 "Plan Year" means a fiscal year of the Company.

SECTION 3. ADMINISTRATION.

    The Plan shall be administered by the Committee. The Committee shall have the authority to establish performance goals for the awarding of Awards for each Plan Year, to determine the Eligible Employees to whom Awards are to be made for each Plan Year; to determine whether performance goals for each Plan Year have been achieved; to authorize payment of Awards under the Plan; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; and to interpret the terms and provisions of the Plan. All determinations made by the Committee with respect to the Plan and Awards thereunder shall be final and binding on all persons, including the Company and all Eligible Employees.

SECTION 4. DETERMINATION OF AWARDS.

    The amount of an Award for any Plan Year shall be an amount not greater than the lesser of 200% of such Eligible Employee's annual base salary or $2.5 million, which amount shall be determined based on the achievement of one or more performance goals established by the Committee with respect to such Eligible Employee. Performance goals may vary from Eligible Employee to Eligible Employee and shall be based upon such one or more of the following performance criteria as the Committee may deem appropriate: appreciation in share value, total shareholder return, earnings per share, operating income, net income, pro forma net income, return on equity, return on designated assets, return on capital, economic value added, earnings, revenues, expenses, operating profit margin, operating cash flow, gross profit margin, net profit margin, employee turnover, employee headcount, labor costs, customer service, and accounts receivable. The performance goals may be determined by reference to the performance of the Company, or of a subsidiary or affiliate, or of a division or unit of any of the foregoing. No later than the Determination Date, the Committee shall establish
(i) the Eligible Employees who shall be eligible for an Award for such Plan Year, (ii) the performance goals for such Plan Year and (iii) the corresponding Award amounts payable under the Plan upon achievement of such performance goals.

SECTION 5. PAYMENT OF AWARD.

    An Award (if any) to any Eligible Employee for a Plan Year shall be paid in a single lump sum in cash as soon as practicable after the end of the Plan Year, provided, however, that the Committee shall have first certified in writing
(i) that a performance goal with respect to such Eligible Employee for such Plan Year was satisfied and the level of such goal attained, and (ii) the amount of each such Eligible Employee's Award. If an Eligible Employee dies after the end of a Plan Year but before receiving payment of any Award, the amount of such Award shall be paid to a designated beneficiary or, if no beneficiary has been designated, to the Eligible Employee's estate, in the form of a lump sum payment in cash as soon as practicable after the Award for the Plan Year has been determined and certified in accordance with this Section 5. Notwithstanding the foregoing, the Committee may determined, by separate employment agreement with any Eligible Employee or otherwise, that all or a portion of an Award for a Plan Year shall be payable to the Eligible Employee upon the Eligible Employee's death, disability or termination of employment with the Company, or upon a change of control of the Company, during the Plan Year.

SECTION 6. NON-TRANSFERABILITY.

    No Award or rights under this Plan may be transferred or assigned other than by will or by the laws of descent and distribution.

SECTION 7. AMENDMENTS AND TERMINATION.

    The Board may terminate the Plan at any time and may amend it from time to time, provided, however, that no termination or amendment of the Plan shall adversely affect the rights of an Eligible Employee or a beneficiary to a previously certified Award. Amendments to the Plan may be made without shareholder approval except as required to satisfy Section 162(m) of the Code.

SECTION 8. GENERAL PROVISIONS.

    8.1 Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements. Neither the adoption of the Plan or any Award hereunder shall confer upon an Eligible Employee any right to continued employment.

    8.2 No member of the Board of the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees or the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

SECTION 9. EFFECTIVE DATE OF PLAN.

    The Plan shall become effective on January 1, 2000, subject to approval by the shareholders of the Company.

                                                                         ANNEX G

                         GENTIVA HEALTH SERVICES, INC.
                           1999 STOCK INCENTIVE PLAN

    1. PURPOSE.

    The purpose of the Gentiva Health Services, Inc. 1999 Stock Incentive Plan (the "Plan"), is to enable Gentiva Health Services, Inc. (the "Company") and Related Companies (as defined below) to attract and retain employees, Directors (as defined below) and Consultants (as defined below) who contribute to the Company's success by their ability, ingenuity and industry, and to enable such employees, Directors and Consultants to participate in the long-term success and growth of the Company by giving them an equity interest in the Company. For purposes of the Plan, a "Related Company" means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, at least a 20% beneficial ownership interest.

    2. TYPES OF AWARDS.

    Awards under the Plan may be in the form of (i) incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (hereinafter, including applicable regulations thereunder, the "Code") or any successor provisions thereto, and (ii) options that do not qualify as Incentive Stock Options ("Non-Qualified Stock Options") (collectively, "Stock Options").

    3. ADMINISTRATION.

    3.1 The Plan shall be administered by a committee (the "Committee") of the Company's Board of Directors (the "Board") consisting of not less than two "non-employee directors" (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") or any successor rule) who, to the extent required to satisfy the exception for performance-based compensation under Section 162(m) of the Code, are also "outside directors" (within the meaning of Section 162(m) of the Code). The members of the Committee shall serve at the pleasure of the Board.

    3.2 The Committee shall have the authority to grant awards to eligible employees, Directors and Consultants under the Plan; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any award granted under the Plan; and to otherwise supervise the administration of the Plan. Subject to the terms of the Plan, the Committee's authority shall include, but not be limited to, the authority:

        (a) to determine whether and to what extent any award will be granted hereunder;

        (b) to select the employees, Directors and Consultants to whom awards will be granted;

        (c) to determine the number of shares of the common stock, par value $.10 per share of the Company (the "Common Stock") to be covered by each award granted hereunder; provided, however, that no more than 300,000 shares (subject to adjustment as provided in Section 4.3 herein) may be awarded under the Plan to any employee, Director or Consultant in any calendar year;

        (d) to determine the form and the terms and conditions of any award granted hereunder, including, but not limited to, any restrictions based on performance and such other factors as the Committee may determine, and to determine whether the terms and conditions of the award are satisfied;

        (e) to determine pursuant to a formula or otherwise the fair market value of the Common Stock on a given date; provided, however, that if the Committee fails to make such a determination, fair market value shall mean the closing sale price of the Common Stock on the principal stock exchange or stock market on which the Common Stock may be listed or admitted to trading on a given date;

        (f) to amend the terms of any award, prospectively or retroactively; PROVIDED, HOWEVER, that no amendment shall impair the rights of the award holder without his or her consent; and

        (g) to substitute new Stock Options for previously granted Stock Options, or for options granted under other plans, in each case including previously granted options having higher option prices.

    3.3 All determinations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

    3.4 The Committee may delegate to officers or managers of the Company or any Related Company the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions (including making awards hereunder) as the Committee may determine, to the extent permitted under Rule 16b-3 of the Exchange Act (if applicable) and applicable law. Without limiting the foregoing, unless otherwise determined by the Committee, the Company's Chief Executive Officer, in consultation with the head of the Company's Human Resources Department, may make awards of Stock Options to newly hired employees and recently promoted employees who, in either case, are not subject to Section 16 of the Exchange Act; PROVIDED, HOWEVER, that the maximum number of shares of Common Stock subject to any such Stock Option shall be 10,000 shares (subject to adjustment as provided in Section 4.3 below).

    4. STOCK SUBJECT TO PLAN.

    4.1 The total number of shares of Common Stock reserved and available for distribution under the Plan shall be 5,000,000 (subject to adjustment as provided in Section 4.3 below). Such shares may consist of authorized but unissued shares or treasury shares.

    4.2 To the extent an option terminates without having been exercised, the shares subject to such award shall again be available for distribution in connection with future awards under the Plan.

    4.3 In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, Common Stock dividend, Common Stock split, spin-off, split-up, split-off, distribution of assets or other change in corporation structure affecting the Common Stock, a substitution or adjustment, as may be determined to be appropriate by the Committee in its sole discretion, shall be made in the aggregate number of shares reserved for issuance under the Plan, the number of shares available for any individual awards, the number and kind of shares, other securities or other consideration subject to outstanding awards and the exercise price to be paid by employees, Directors and Consultants with respect to outstanding awards; PROVIDED, HOWEVER, that no such adjustment shall increase the aggregate value of any outstanding award.

    5. ELIGIBILITY.

    Officers and other employees of the Company or a Related Company, members of the Board who are not employees of the Company or a Related Company ("Directors"), and Consultants to the Company or a Related Company are eligible to be granted awards under the Plan; PROVIDED, HOWEVER, that, to the extent required under Section 422 of the Code, Incentive Stock Options may be granted only to officers and other employees of the Company or any subsidiary corporation in which the Company owns, directly or indirectly, stock having 50% or more of the total combined voting power of all classes of stock, within the meaning of Section 424(f) of the Code. For purposes hereof, "Consultant" means an individual who furnishes services to the Company or a Related Company and
(i) is neither an employee of the Company or any Related Company nor a Director and (ii) in the determination of the Committee, has made a significant contribution to the growth and development of the Company.

    The participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible.

    6. TERMS OF STOCK OPTIONS.

    6.1 OPTION PRICE. The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee; PROVIDED, HOWEVER, that the option price of Non-Qualified Stock Options shall not be less than 85%, and the option price of Incentive Stock Options shall not be less than 100%, of the fair market value of the Common Stock on the date of award of each such Stock Option.

    6.2 OPTION TERM. The term of each Stock Option shall be ten years from the date of grant thereof, unless a shorter term is provided for by the Committee at the time of grant, subject to earlier termination as provided in Sections 6.7 and 6.8 hereof.

    6.3 EXERCISABILITY. Except as otherwise provided by the Committee at the time of grant, or as provided in Section 9 hereof, (i) Stock Options granted to employees of the Company or a Related Company shall vest and be first exercisable in annual installments of 25% of the shares originally subject thereto, commencing on the first anniversary of the date of grant of the Stock Option, and an additional 25% of such shares each year thereafter, (ii) Stock Options granted to Directors shall vest and become first exercisable one year after the date of grant, and (iii) Stock Options granted to Consultants of the Company or a Related Company shall vest and become first exercisable no earlier than six months nor later than five years from the date of grant, as determined by the Committee. The Committee may accelerate an exercise date of any Stock Option or otherwise waive the installment exercise provisions at any time (including at time of grant) in whole or in part. Except as provided in
Section 6.7 and 6.8 or otherwise determined by the Committee at any time (including at the time of grant), a Stock Option shall not be exercisable unless the optionee is an employee of the Company or a Related Company, or is a Director of the Company or Consultant to the Company or a Related Company, at the time of exercise.

    6.4 METHOD OF EXERCISE. Stock Options may be exercised in whole or in part at any time during the option term by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment of the option price. Payment of the option price shall be made in cash or cash equivalents or, if permitted by the Committee (either in the option agreement or at the time of exercise), by delivery of shares of Common Stock already owned by the optionee or withholding of shares subject to awards hereunder (in each case, such shares having a fair market value on the date of exercise equal to the aggregate option price), or in any other manner permitted by law and as determined by the Committee, or any combination of the foregoing.

    6.5 NO SHAREHOLDER RIGHTS. An optionee shall have neither rights to dividends or other rights of a shareholder with respect to shares subject to a Stock Option until the optionee has given written notice of exercise and has paid for such shares.

    6.6 NON-TRANSFERABILITY. Except as otherwise determined by the Committee,
(i) no Stock Option shall be transferable by the optionee other than by will or by the laws of descent and distribution, and (ii) during the optionee's lifetime, all Stock Options shall be exercisable only by the optionee.

    6.7 EFFECT OF TERMINATION OF EMPLOYMENT UNDER CERTAIN CIRCUMSTANCES. If an optionee who is an employee of the Company or a Related Company ceases to be so employed, for any reason other than death, retirement, or permanent disability, any Stock Option held by such optionee under the Plan shall terminate 90 days after termination of employment. If any such optionee ceases to be an employee of the Company or a Related Company, by reason of retirement (at age 55 or later with ten or more years of service, at age 62 or later with five or more years of service, at age 65 or later, or at such other age as the Committee may determine) or permanent disability, any Stock Option held by such optionee may be exercised, to the extent exercisable on the day preceding the date of such cessation of employment, at any time within one year after such cessation of employment, at the end of which period the Stock Option shall terminate. Notwithstanding the foregoing, the Committee in its sole discretion may provide, at the time of grant or otherwise, for different rules to apply to the exercisability of Stock Options held by an optionee at the time of each optionee's cessation of employment. In no event shall a Stock Option be exercised after the expiration of the term thereof.

    6.8 DEATH OF EMPLOYEE OPTIONEES. If an optionee dies while an employee of the Company or a Related Company, or within one year after the optionee has ceased to be an employee by reason of retirement, or by reason of such optionee's permanent disability, such Stock Option may be exercised, to the extent exercisable on the day preceding the date such optionee ceases to be an employee by the estate of such deceased optionee, or by a person or persons who acquire the right to exercise such option by bequest or inheritance or by reason of the death of such optionee, at any time within one year after such optionee's death, or within such shorter period of time as shall be prescribed in the option agreement, at the end of which period such Stock Option shall terminate. In no event shall a Stock Option be exercised after the expiration of the term thereof.

    6.9 TERMINATION OF DIRECTOR AND CONSULTANT OPTIONS. Unless otherwise provided by the Committee at the time of grant or otherwise, Stock Options granted to Directors and Consultants shall be subject to the following events of termination:

        (a) in the event a Director is removed from the Board, all unexercised Stock Options held by such Director on the date of such removal (whether or not vested) shall expire immediately;

        (b) in the event a Director ceases to be a member of the Board, other than by reason of removal, all unexercised Stock Options held by such Director at the time the Director ceases to be a member of the Board shall expire, unless vested, and if vested must be exercised within one year of the Director's last day as a member of the Board; and

        (c) in the event a Consultant no longer furnishes services to the Company or a Related Company, all unexercised Stock Options held by such Consultant at the time such Consultant ceases to furnish such services shall expire, unless vested, and if vested must be exercised within ninety
    (90) days of the time such Consultant so ceases to furnish services to the Company.

    Notwithstanding the foregoing, in no event shall a Stock Option be exercised after the expiration of the term thereof.

    7. TAX WITHHOLDING.

    7.1 Each optionee shall, no later than the date as of which the value of an award first becomes includible in the optionee's gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company (and, where applicable, any Related Company), shall to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the optionee.

    7.2 To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, an optionee may elect to have the withholding tax obligation, or any additional tax obligation with respect to any awards hereunder, satisfied by (i) having the Company withhold shares of Common Stock (at its fair market value) otherwise deliverable to the optionee with respect to the award, or (ii) delivering to the Company shares of Common Stock (at its fair market value) already owned by the optionee.

    8. AMENDMENTS AND TERMINATION.

    The Plan shall terminate on November 11, 2009, and no Stock Option shall be awarded under the Plan on or after such date. The Board may discontinue the Plan at any time and may amend it from time to time. No amendment or discontinuation of the Plan shall adversely affect any award previously granted without the written consent of the employee, non-employee director or Consultant. Amendments may be made without shareholder approval except as required to satisfy
Section 162(m) of the Code or, with respect to Incentive Stock Options,
Section 422 of the Code.

    9. CHANGE OF CONTROL.

    9.1 In the event of a Change of Control, unless otherwise determined by the Committee at the time of grant or by amendment (with the holder's consent) of such grant, all outstanding Stock Options awarded under the Plan shall become fully exercisable and vested.

    9.2 A "Change of Control" shall be deemed to occur on the date that any of the following events occur:

        (a) any person or persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (other than the Company or any subsidiary) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board;

        (b) either (i) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a "Current Director" shall mean any member of the Board as of the effective date of the Plan, and any successor of a Current Director whose election, or nomination for election by the Company's shareholders, was approved by at least two-thirds of the Current Directors then on the Board) or (ii) at any meeting of the shareholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected;

        (c) consummation of (i) a plan of complete liquidation of the Company, or (ii) a merger or consolidation of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for common stock of the subsidiary) or
    (B) pursuant to which the Common Stock is converted into cash, securities or other property, except a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or in which the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or

        (d) consummation of a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

    10. GENERAL PROVISIONS.

    10.1 Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body or (iii) an agreement by the recipient of an award with respect to the disposition of Common Stock is necessary or desirable (in connection with any requirement or interpretation of any federal or state securities law, rule or regulation) as a condition of, or in connection with, the granting of such award or the issuance, purchase or delivery of Common Stock thereunder, such award shall not be granted or exercised, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

    10.2 Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements. Neither the adoption of the Plan nor any award hereunder shall confer upon: (i) any employee of the Company, or of a Related Company, any right to continued employment; (ii) any Director of the Company any right to continued service on the Board; or (iii) any Consultant to the Company or a Related Company any right to continued service as a consultant.

    10.3 Determinations by the Committee under the Plan relating to the form, amount and terms and conditions of awards need not be uniform, and may be made selectively among persons, who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

    10.4 With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent that any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

    10.5 No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

    11. EFFECTIVE DATE OF PLAN.

    The Plan was originally adopted by the Board on November 11, 1999.

                                                                         ANNEX H

                         GENTIVA HEALTH SERVICES, INC.

                       STOCK & DEFERRED COMPENSATION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

    SECTION 1. INTRODUCTION.

    The Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors (the "Plan") provides for the payment of annual retainer fees of non-employee directors of Gentiva Health Services, Inc. in the form of Shares. It also provides an opportunity for the non-employee directors to defer their annual retainer fees and have them deemed invested in Shares. The Plan is intended to encourage qualified individuals to accept nominations as directors of Gentiva Health Services, Inc. and to strengthen the mutuality of interest between the non-employee directors and Gentiva Health Services, Inc.'s other shareholders.

    SECTION 2. DEFINITIONS.

    For purposes of the Plan, the following terms shall be defined as set forth below:

    (a) "Board" means the Board of Directors of the Company.

    (b) "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

    (c) "Company" means Gentiva Health Services, Inc., a corporation organized under the laws of Delaware, or any successor corporation.

    (d) "Director" means a member of the Board who is not employed by the Company or any of its subsidiaries.

    (e) "Plan" means this Stock & Deferred Compensation Plan for Non-Employee Directors.

    (f) "Plan Benefits" means the benefits described in Sections 5 and 6 hereof.

    (g) "Plan Year" means a period of approximately twelve months beginning on the date of the Company's annual general meeting of shareholders for a year and ending on the day immediately preceding the Company's annual general meeting of shareholders for the following year.

    (h) "Shares" means Common Stock, $0.10 par value per share, of the Company.

    SECTION 3. ADMINISTRATION.

    The Plan shall be administered by the Board. The Board shall have full authority to construe and interpret the Plan, and any action of the Board with respect to the Plan shall be final, conclusive, and binding on all persons. Subject to adjustment as provided in Section 7(g) hereof, the total number of Shares reserved for issuance under the Plan shall be 150,000.

    SECTION 4. ANNUAL RETAINER PAID IN SHARES.

    (a) On and after the Effective Date of this Plan, each Director's annual retainer fee for a Plan Year shall, subject to any deferral election made pursuant to Section 5 below, be the number of Shares (rounded to the nearest 100 Shares) determined by dividing $25,000 by the average closing price of Shares on the principal stock exchange or stock market on which the Shares may be listed or admitted to trading for the ten trading days immediately preceding the date of the Company's annual general meeting of shareholders on the first day of the Plan Year at which Directors are elected or reelected. Such annual retainer fee shall be payable on an annual basis 30 days following such annual general meeting of shareholders. The annual retainer fee payable to a person who becomes a Director other than at an annual general meeting of shareholders shall be the number of Shares (rounded up to the nearest Share) determined by multiplying the number of Shares determined pursuant to the first sentence of this Section 4(a) for the Plan Year during which such person becomes a Director by a fraction, the numerator of which is 365 minus the number of days elapsed since the last annual general meeting of shareholders and the denominator of which is 365. Such Shares shall be payable on the 30th day following the day on which the person becomes a Director.

    (b) Shares distributed to a Director shall be vested in full at the time of distribution.

    SECTION 5. SHARE UNIT ACCOUNTS.

    The Company shall maintain a Share unit account (an "Account") for each Director. Share units will be credited to each such Account as follows:

    (a) Each Director may make an irrevocable election on or before the December 31 immediately preceding the beginning of a Plan Year by written notice to the Company, to defer payment of all of the compensation otherwise payable during the Plan Year as his or her annual retainer fee for service as a Director. Notwithstanding the foregoing, a Director may make such an election within 10 days after first becoming eligible to participate in the Plan, with respect to compensation payable after the effective date of the election. All compensation which a director elects to defer pursuant to this Section 5(a) shall be credited in the form of Share units to the Director's Account. The number of units so credited will be equal to the number of Shares deferred by the Director in his or her deferral election. Deferrals of compensation hereunder shall continue until the Director notifies the Company in writing, on or prior to the December 31 immediately preceding the commencement of any Plan Year, that the Director wishes his or her compensation payable during such Plan Year and succeeding periods to be distributed as shares on a current basis, as provided above.

    (b) If any dividends are payable on Shares during the deferral period, dividend equivalents equal to the dividend that would have been payable on the units credited to a Director's Account if such units had constituted Shares shall be paid to the Director in cash at the time the corresponding dividends are paid on Shares.

    SECTION 6. PLAN BENEFITS.

        (a) FORM. The Plan Benefit of a Director shall consist of Shares equal in number to the Share units in the Director's Account. Such Share units shall be fully vested at all times. Any fractional Share unit shall be paid in cash.

        (b) DISTRIBUTION.

        (i) The Plan Benefit of a Director shall be distributed either (x) in single lump sum at the time of termination of the Director's service on the Board or (y) in up to three annual installments beginning at the time of termination of the Director's service on the Board. Each Director may elect the form of distribution, and such election must be made in the form designated by the Company from time to time, must be made within 10 days after the Director first becomes eligible to participate in the Plan, and shall be irrevocable once filed with the Company; PROVIDED, HOWEVER, that Director may file a new election as to the form of distribution if such election is filed at least one year in advance of termination of service on the Board. In the absence of a timely election by a Director hereunder, the Director shall be deemed to have elected to have his or her Plan Benefit distributed in a single lump sum at the time of termination of the Director's service on the Board.

        (ii) In the case of the death of a Director, the Director's Plan Benefit shall be distributed, within a reasonable time as determined by the Company, after the Director's death to the Director's beneficiary or beneficiaries, as specified by the Director on a form furnished by and filed with the Secretary of the Company. If no beneficiary has been designated by the Director or if no beneficiary survives the Director, the undistributed balance of his or her Plan Benefit shall be distributed to the Director's surviving spouse as beneficiary if such spouse is still living or, if not living, in equal shares to the then living children of the Director as beneficiaries or, if none, to the Director's estate as beneficiary.

    SECTION 7. GENERAL.

    (a) NONTRANSFERABILITY. Except as provided in Section 6(b)(ii), no payment of any Plan Benefit of a Director shall be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily or involuntarily or by operation of law. Any act in violation of this subsection shall be void.

    (b) COMPLIANCE WITH LEGAL AND TRADING REQUIREMENTS. The Plan shall be subject to all applicable laws, rules and regulations, including, but not limited to, federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. No provision of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal or state securities laws. The transfer by a Director of Shares distributed pursuant to the Plan will be subject to such restrictions as the Company deems necessary or desirable in connection with federal or state securities laws, and Share certificates will bear a legend setting forth any such restriction.

    (c) TAXES. The Company is authorized to withhold from any payment made under this Plan any amounts of withholding and other taxes due in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and a Director to satisfy obligations for the payment of any withholding taxes and other tax obligations relating thereto.

    (d) AMENDMENT. The Board may amend, alter, suspend, discontinue, or terminate the Plan (including, without limitation, amending the dollar amount set forth in Section 4(a) hereof) without the consent of shareholders of the Company or individual Directors; PROVIDED, HOWEVER, that, without the consent of an affected Director, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially impair the rights or, in any other manner, materially and adversely affect the rights of such Director hereunder.

    (e) UNFUNDED STATUS OF AWARDS. This Plan (other than Section 4 hereof) is intended to constitute an "unfunded" plan of deferred compensation. With respect to any payments not yet made to a Director, nothing contained in the Plan shall give any such Director any rights that are greater than those of a general creditor of the Company; PROVIDED, HOWEVER, that the Company may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, or other property pursuant to any award, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Company otherwise determines with the consent of each affected Director.

    (f) NONEXCLUSIVITY OF THE PLAN. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other compensation arrangements as it may deem desirable, including, without limitation, the granting of options on Shares and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

    (g) ADJUSTMENTS. In the event that subsequent to the Effective Date any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other such change, affects the Shares such that they are increased or decreased or changed into or exchanged for a different number or kind of Shares, other securities of the Company or of another corporation or other consideration, then in order to maintain the proportionate interest of the Directors and preserve the value of the Directors' Share units and to maintain the value of the Plan, there shall automatically be substituted (i) for each Share unit a new unit and (ii) for the number of Shares set forth in Section 3 above a number of Shares or other consideration, in the case of (i) and
(ii) above, representing the number and kind of Shares, other securities or other consideration into which each outstanding Share shall be changed or for which each such Share shall be exchanged. The substituted units shall be subject to the same terms and conditions as the original Share units.

    (h) NO RIGHT TO REMAIN ON THE BOARD. Neither the Plan nor the crediting of Share units under the Plan shall be deemed to give any individual a right to remain a director of the Company or create any obligation on the part of the Board to nominate any Director for reelection by the shareholders of the Company.

    (i) GOVERNING LAW. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws thereof.

    (j) EFFECTIVE DATE. The Plan shall become effective on the date of the first annual general meeting of shareholders of the Company at which directors are elected that occurs after the Effective Time under the Agreement and Plan of Merger by and among Adecco SA, Staffing Acquisition Corporation and Olsten Corporation dated as of August 17, 1999 (the "Effective Date").

    (k) TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

                                                                         ANNEX I

                         GENTIVA HEALTH SERVICES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

1.  PURPOSE.

    The purpose of this Plan is to provide eligible employees the opportunity to purchase Gentiva Health Services, Inc. Common Stock on a basis that qualifies for the tax treatment prescribed by Section 423 of the Code.

2.  DEFINITIONS.

    The following terms, when used in the Plan, shall have the following meanings:

    (a) "Board" or "Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

    (b) "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include any successor provisions.

    (c) "Committee" means the committee appointed by the Board of Directors to administer the Plan pursuant to the provisions of Section 3(a) below.

    (d) "Common Stock" means common stock, par value $.10 per share, of the Company.

    (e) "Company" means Gentiva Health Services, Inc., a Delaware corporation.

    (f) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

    (g) "Fair Market Value" on a particular date means the mean between the highest and lowest sales prices of a share of Common Stock on the principal stock exchange or stock market on which the Common Stock may be listed or admitted to trading. If there were no sales on such date, the respective prices on the most recent prior day on which sales were reported shall be used. If the foregoing method of determining fair market value should be inconsistent with
Section 423 of the Code, "Fair Market Value" shall be determined by the Committee in a manner consistent with Section 423 of the Code and shall mean the value as so determined.

    (h) "Offering" means a period, designated by the Committee in accordance with the provisions of Section 6 of the Plan, on the first day of which options will be granted to eligible employees pursuant to Section 8(a) of the Plan and on the last day of which such options will be deemed exercised or will expire, as applicable, in accordance with Section 8(b) of the Plan.

    (i) "Participant" or "Participating Employee" means an employee of the Company or a Participating Subsidiary who is eligible to participate in an Offering under the Plan pursuant to Section 5 below and who elects to participate in such Offering in accordance with Section 6 below.

    (j) "Participating Subsidiary" means, with respect to an Offering under the Plan, a Subsidiary the employees of which are authorized by the Committee as provided in Section 5 below to participate in such Offering.

    (k) "Plan" means the Gentiva Health Services, Inc. Employee Stock Purchase Plan set forth herein, as amended from time to time.

    (l) "Parent" means a parent corporation as defined in Section 424(e) of the Code, including a corporation which becomes such a parent in the future.

    (m) "Subsidiary" means a subsidiary corporation as defined in
Section 424(f) of the Code, including a corporation which becomes such a subsidiary in the future.

    (n) "Total Compensation" means, with respect to any Offering, all remuneration, as defined in Section 3401(a) of the Code (for purposes of income tax withholding at the source), but determined without regard to any rules that limit remuneration included in wages based on the nature and location of employment or the services performed, for services paid to an employee during, or coincident with the end of, such Offering; PROVIDED, HOWEVER, that "Total Compensation" shall not include the following items (even if includable in gross income): (1) reimbursement or other expense allowances; (2) fringe benefits (cash and noncash); (3) moving expenses and gross up for taxes; (4) welfare benefits (including disability income from insurance policies); (5) payments on account of severance of the employee from employment; (6) payments on account of early retirement of the employee; (7) income arising from the grant or exercise of stock options; (8) restricted stock awards; and (9) distributions under this Plan.

3.  ADMINISTRATION.

    (a) The Plan shall be administered by a committee of the Board consisting of two or more directors appointed from time to time by the Board.

    (b) Subject to the provisions of the Plan, the powers of the Committee shall include having the authority, in its discretion, to:

        (i) define, prescribe, amend and rescind rules, regulations, procedures, terms and conditions relating to the Plan; and

        (ii) interpret, administer and construe the Plan and make all other determinations necessary or advisable for the administration of the Plan, including but not limited to correcting defects, reconciling inconsistencies and resolving ambiguities.

    (c) The interpretation by the Committee of the terms and conditions of the Plan, and its administration of the Plan, and all action taken by the Committee, shall be final, binding and conclusive on the Company, its stockholders, Subsidiaries, all Participants and employees, and upon their respective successors and assigns, and upon all other persons claiming under or through any of them.

    (d) Members of the Board, members of the Committee and persons to whom authority is delegated under Section 3(e) below acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties.

    (e) The Committee may delegate its authority to administer the Plan to any individuals as the Committee may determine and such individuals shall serve solely at the pleasure of the Committee. Any individuals who are authorized by the Committee to administer the Plan shall have the full power to act on behalf of the Committee, but shall at all times be subordinate to the Committee and the Committee shall retain ultimate authority for the administration of the Plan.

4.  STOCK SUBJECT TO THE PLAN.

    (a) Subject to paragraph (c) below, the aggregate number of shares of Common Stock which may be sold under the Plan is 1,200,000 shares of Common Stock.

    (b) If the number of shares of Common Stock that Participating Employees become entitled to purchase is greater than the number of shares of Common Stock that are offered in a particular Offering or that remain available under the Plan, the available shares of Common Stock shall be allocated by the Committee among such Participating Employees in such manner as it deems fair and equitable.

    (c) In the event of any change in the Common Stock, through recapitalization, merger, consolidation, stock dividend or split, combination or exchange of shares, spinoff or otherwise, the

Committee may make such equitable adjustments in the Plan and the then outstanding Offerings as it deems necessary and appropriate including, but not limited to, changing the number of shares of Common Stock reserved under the Plan, and the purchase price of shares in the current Offering; provided that any such adjustments shall be consistent with Sections 423 and 424 of the Code.

    (d) Shares of Common Stock which are to be delivered under the Plan may be obtained by the Company from its treasury, by purchasing such shares on the open market or from private sources, or by issuing authorized but unissued shares of its Common Stock. Shares of authorized but unissued Common Stock may not be delivered under the Plan if the purchase price thereof is less than the par value (if any) of the Common Stock at the time. The Committee may (but need not) provide at any time or from time to time (including without limitation upon or in contemplation of a change in control) for a number of shares of Common Stock equal in number to the number of shares then subject to options under this Plan to be issued or transferred to, or acquired by, a trust (including but not limited to a grantor trust) for the purpose of satisfying the Company's obligations under such options, and, unless prohibited by applicable law, such shares held in trust shall be considered authorized and issued shares with full dividend and voting rights, notwithstanding that the options to which such shares relate might not be exercisable at the time.

5.  ELIGIBILITY.

    All employees of the Company and any Subsidiaries designated by the Committee from time to time will be eligible to participate in the Plan, in accordance with and subject to such rules and regulations as the Committee may prescribe; provided, however, that (a) such rules shall comply with the requirements of the Code (including but not limited to Section 423(b)(3), (4) and (8) thereof), (b) no employee shall be eligible to participate in the Plan if his or her customary employment is 20 hours or less per week or for not more than 5 months in any calendar year, unless the Committee determines otherwise on a uniform and non-discriminatory basis, (c) the Committee may (but need not) in its discretion exclude employees who have been employed by the Company or a Participating Subsidiary less than two years and/or highly compensated employees within the meaning of Section 414(q) of the Code from being eligible to participate in the Plan or any Offering, but unless and until otherwise determined by the Committee, only employees who have been employed less than eight months will be excluded, (d) no employee may be granted an option under the Plan if such employee, immediately after the option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of his employer corporation or any Parent or Subsidiary (with the rules of Section 424(d) of the Code applicable in determining the stock ownership of an employee, and stock which the employee may purchase under outstanding options, whether or not such options qualify for the special tax treatment afforded by Section 421 (a) of the Code, shall be treated as stock owned by the employee), and (e) all Participating Employees shall have the same rights and privileges except as otherwise permitted by Section 423(b)(5) of the Code.

6.  OFFERINGS; PARTICIPATION.

    The Company may make Offerings of up to 27 months' duration each, to eligible employees to purchase shares of Common Stock under the Plan, until all shares authorized to be delivered under the Plan have been exhausted or until the Plan is sooner terminated by the Board. Subject to the preceding sentence, the number, commencement date and duration of any Offerings shall be determined by the Committee in its sole discretion; provided that, unless the Committee determines otherwise, (a) the first Offering shall commence on February 1, 2000 and shall terminate on June 30, 2000, and (b) a new six-month Offering shall commence immediately after the end of the previous Offering. The duration of any Offering need not be the same as the duration of any other Offering, and more than one Offering may commence or terminate on the same date if the Committee so provides. Subject to such rules and procedures as the Committee may prescribe, an eligible employee may elect to participate in an

Offering at such time(s) as the Committee may permit by authorizing a payroll deduction for such purpose in one percent increments of up to a maximum of ten percent of his or her Total Compensation with respect to such Offering or such lesser amount as the Committee may prescribe. Participant elections may be made in any manner deemed appropriate by the Committee from time to time, including by voice response or through the internet. The Committee may (but need not) permit employee contributions to be made by means other than payroll deductions, provided that in no event shall an employee's contributions (excluding interest, if any, credited pursuant to Section 7(a) below) from all sources in any Offering exceed ten percent of his or her Total Compensation with respect to such Offering or such lesser amount as the Committee may prescribe. The Committee may at any time suspend or accelerate the completion of an Offering if required by law or deemed by the Committee to be in the best interests of the Company, including in the event of a change in ownership or control of the Company or any Subsidiary.

7.  PAYROLL DEDUCTIONS.

    (a) The Company will maintain payroll deduction accounts on its books for all Participating Employees, and may (but need not) credit such accounts with interest if (and only if) the Committee so directs at such rate (if any) as the Committee may prescribe. All employee contributions and any interest thereon which the Committee may authorize in accordance with the preceding sentence shall be credited to such accounts. Employee contributions and any interest credited to the payroll deduction accounts of Participating Employees need not be segregated from other corporate funds and may be used for any corporate purpose.

    (b) At such times as the Committee may permit and subject to such rules and procedures as the Committee may prescribe, a Participating Employee may suspend his or her payroll deduction during an Offering, or may withdraw the balance of his or her payroll deduction account and thereby withdraw from participation in an Offering.

    (c) Any balance remaining in an employee's payroll deduction account after shares have been purchased in an Offering pursuant to Section 8(b) below will be refunded to the Participating Employee. Upon termination of the Plan, all amounts in the accounts of Participating Employees shall be carried forward into their payroll deduction accounts under a successor plan, if any, or refunded to them, as the Committee may decide.

    (d) In the event of the termination of a Participating Employee's employment for any reason, his or her participation in any Offering under the Plan shall cease, no further amounts shall be deducted pursuant to the Plan and the balance in the employee's account shall be paid as soon as practicable following such termination of employment to the employee, or, in the event of the employee's death, to the employee's beneficiary designated under this Plan or, in the absence of such a beneficiary designation, to the employee's estate.

8.  PURCHASE; LIMITATIONS.

    (a) Subject to Section 5 above and within the limitations of Section 8(d) below, each person who is an eligible employee of the Company or a Participating Subsidiary on the first day of an Offering under the Plan is hereby granted an option, on the first day of such Offering, to purchase a number of whole and/or partial shares of Common Stock at the end of such Offering determined by dividing ten percent (or such lesser percentage as may be specified by the Committee as the maximum employee contribution percentage in such Offering) of such employee's Total Compensation with respect to such Offering, plus such interest (if any) as the Committee may authorize to be credited during such Offering in accordance with Section 7(a) above, by 85 percent of the Fair Market Value of a share of Common Stock on the first date of such Offering or on the last date of such Offering, whichever is lower, provided that in no event shall the number of shares of Common Stock that may be purchased under any such option exceed 5,000 shares or such higher or lower number of whole or partial shares as the Committee may have specified in advance of such Offering as the maximum amount of stock which may be purchased by an employee in such Offering. The purchase price of such shares under such options shall be determined in accordance with Section 8(c) below. The Company's obligation to sell and deliver Common Stock in any Offering or pursuant to any such option shall be subject to the approval of any governmental authority whose approval the Committee determines it is necessary or advisable to obtain in connection with the authorization, issuance, offer or sale of such Common Stock.

    (b) As of the last day of the Offering, the payroll deduction account of each Participating Employee shall be totalled. Subject to the provisions of
Section 7(b) above and 8(d) below, if such account contains sufficient funds as of that date to purchase one or more whole or partial shares of Common Stock at the price determined under Section 8(c) below, the Participating Employee shall be conclusively deemed to have exercised the option granted pursuant to
Section 8(a) above for as many whole or partial shares of Common Stock as the amount of his or her payroll deduction account (including any contributions made by means other than payroll deductions and including any interest credited to the account) at the end of the Offering can purchase (but in no event for more than the total number of shares that are subject to the option); such employee's account will be charged for the amount of the purchase and for all purposes under the Plan the employee will be deemed to have acquired the shares on that date; and either a stock certificate representing such shares will be issued to him or her, or the Company's record keeper will make an entry on its books and records evidencing that such shares have been duly issued or transferred as of that date, as the Committee may direct. Notwithstanding any provision of the Plan to the contrary, unless otherwise determined by the Committee, fractional shares may be purchased under the Plan. Any option granted pursuant to
Section 8(a) above which is not deemed exercised as of the last day of the Offering in accordance with the foregoing provisions of this Section 8(b) shall expire on that date.

    (c) Unless the Committee determines before the first day of an Offering that a higher price that complies with Section 423 of the Code shall apply, the price at which shares of Common Stock may be purchased under each option granted pursuant to Section 8(a) above shall be the lesser of (i) an amount equal to 85 percent of the Fair Market Value of the Common Stock at the time such option is granted, or (ii) an amount equal to 85 percent of the Fair Market Value of the Common Stock at the time such option is exercised.

    (d) In addition to any other limitations set forth in the Plan, no employee may be granted an option under the Plan which permits his or her rights to purchase stock under the Plan, and any other stock purchase plan of his or her employer corporation and its Parent and Subsidiary that is qualified under
Section 423 of the Code, to accrue at a rate which exceeds $25,000 of the Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which the option is outstanding at any time. The Committee may further limit the amount of Common Stock which may be purchased by any employee during an Offering in accordance with Section 423(b)(5) of the Code.

9.  NO TRANSFER.

    (a) No option, right or benefit under the Plan may be transferred by any employee, whether by will, the laws of descent and distribution, or otherwise, and all options, rights and benefits under the Plan may be exercised during an employee's lifetime only by such employee.

    (b) Book entry accounts and certificates for shares of Common Stock purchased under the Plan may be maintained or registered, as the case may be, only in the name of the Participating Employee or, if such employee so indicates on his or her payroll deduction authorization form, in his or her name jointly with a member of his or her family, with right of survivorship.

10. EFFECTIVE DATE AND DURATION OF PLAN.

    The Plan shall become effective when adopted by the Board, provided that the stockholders of the Company approve it within 12 months thereafter. If not so approved by shareholders, the Plan shall be null, void and of no force or effect. If so approved, the Plan shall remain in effect until all shares authorized to be issued or transferred hereunder have been exhausted or until the Plan is sooner terminated by the Board of Directors, and may continue in effect thereafter with respect to any options outstanding at the time of such termination if the Board of Directors so provides.

11. AMENDMENT AND TERMINATION OF THE PLAN.

    The Plan may be amended by the Board of Directors, without shareholder approval, at any time and in any respect, unless shareholder approval of the amendment in question is required under Section 423 of the Code. The Plan may also be terminated at any time by the Board of Directors.

12. GENERAL PROVISIONS.

    (a) Nothing contained in this Plan shall be deemed to confer upon any person any right to continue as an employee of or to be associated in any other way with the Company for any period of time or at any particular rate of compensation.

    (b) No person shall have any rights as a stockholder of the Company with respect to any shares optioned under the Plan until such shares are issued or transferred to him or her.

    (c) All expenses of adopting and administering the Plan shall be borne by the Company, and none of such expenses shall be charged to any employee.

    (d) The Plan shall be governed by and construed under the laws of the State of New York, without giving effect to the principles of conflicts of laws of that State.

    (e) The Plan and each Offering under the Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Transactions under the Plan by or with respect to persons subject to
Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company are also intended to qualify for exemption under SEC Rule 16b-3, unless the Committee specifically determines otherwise. Every provision of the Plan shall be administered, interpreted and construed to carry out those intentions.

                                                                         ANNEX J

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            OMNIBUS AMENDMENT NO. 1
                          DATED AS OF OCTOBER 7, 1999
                                  BY AND AMONG
                               OLSTEN CORPORATION
                                 AARONCO CORP.
                                   ADECCO SA,
                                      AND
                      OLSTEN HEALTH SERVICES HOLDING CORP.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               OMNIBUS AMENDMENT

    OMNIBUS AMENDMENT NO. 1 dated as of October 7, 1999 (the "Omnibus Amendment") to each of the Separation Agreement dated as of August 17, 1999, by and among Olsten Corporation, a Delaware corporation ("Olsten"), Aaronco Corp., a Delaware Corporation ("OHS") and Adecco SA, a societe anonyme organized under the laws of Switzerland ("Adecco") (the "Separation Agreement"); the Employee Benefits Allocation Agreement dated as of August 17, 1999, by and between Olsten and OHS (the "Employee Benefits Allocation Agreement"); and the Tax Sharing Agreement dated as of August 17, 1999, by and among, Olsten, OHS and Adecco (the "Tax Sharing Agreement" and, collectively with the Separation Agreement and the Employee Benefits Allocation Agreement, the "Agreements"). Capitalized terms not otherwise defined in this Omnibus Amendment have the meanings specified in the Separation Agreement.

                              W I T N E S S E T H:

    For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    1.  ASSIGNMENT TO OLSTEN HEALTH SERVICES.

    1.1 OHS hereby transfers, conveys, assigns and delivers to Olsten Health Services Holding Corp. all of OHS's rights and interests in the Agreements.

    1.2 Olsten Health Services Holding Corp. hereby irrevocably and unconditionally assumes, and undertakes to pay, honor, discharge and perform when due or cause to be paid, honored, discharged or performed when due, all of the debts, liabilities, obligations, commitments and responsibilities of any nature of OHS pursuant to the Agreements.

    1.3 Any and all references to OHS in the Agreements shall, from and after the date hereof, be deemed to be references to Olsten Health Services Holding Corp. and, therefore, shall no longer be references to Aaronco Corp.

    2.  AMENDMENTS TO SEPARATION AGREEMENT.

    2.1 The definition of "Consulting Agreements" is deleted in its entirety and replaced with the following:

    "Consulting Agreements" means the Amended and Restated Separation, Consulting and Non-Competition Agreements dated as of October 7, 1999 by and among Adecco, Olsten and each of Edward A. Blechschmidt and Stuart Olsten.

    3.  AMENDMENTS TO EMPLOYEE BENEFITS ALLOCATION AGREEMENT.

    3.1 The reference in Section 2(d) to "the Separation, Consulting and Non-Competition Agreements between Albert, Olsten and the following individuals dated August 17, 1999;" is hereby amended to refer to "the Amended and Restated Separation, Consulting and Non-Competition Agreements between Adecco, Olsten and the following individuals dated as of October 7, 1999".

    3.2 The reference in Section 2(d) to "the Separation, Consulting and Non-Competition Agreement between Olsten and Maureen McGurl dated August 17, 1999" is hereby amended to refer to "the Amended and Restated Separation, Consulting and Non-Competition Agreement between Olsten and Maureen McGurl dated as of October 7, 1999".

    3.3 The reference in Section 6(a) to the "Olsten Supplemental Retirement Plan" is deleted.

    3.4  New Section 6A is added to read as follows:

    6A.  Supplemental Executive Retirement Plan.

        (a) On or prior to the SERP Transfer Date (as defined below), Olsten shall amend the Olsten Supplemental Executive Retirement Plan (the "Olsten SERP") to provide (i) that all accrued benefits thereunder of actively employed OHS Employees shall be vested in full as of the SERP

    Transfer Date (as defined below), (ii) that OHS Employees and their dependents and beneficiaries shall cease to participate in and accrue benefits thereunder as of the Olsten SERP transfer date established by Olsten, which shall be at least two business days prior to the date of the Effective Time (the "SERP Transfer Date"), and (iii) that no benefits shall thereafter be payable under the Olsten SERP to OHS Employees, Olsten Employees who (as of the date hereof) are former Olsten Employees or any of their dependents or beneficiaries (the "OHS SERP Participants").

        (b) As of the SERP Transfer Date, OHS shall establish a nonqualified supplemental executive retirement plan substantially similar to the Olsten SERP (the "OHS SERP"), and shall assume all liabilities and obligations with respect to the OHS SERP Participants under the Olsten SERP, whether arising prior to on or after the SERP Transfer Date (notwithstanding any subsequent termination of the Olsten SERP). All such liabilities and obligations shall cease to be liabilities or obligations of Olsten as of the SERP Transfer Date.

        (c) No termination of an Employee's employment shall be deemed to occur for purposes of the OHS SERP as a result of any actions taken pursuant to this Agreement or otherwise as a result of the consummation of the transactions contemplated by the Separation Agreement, provided that the Employee remains continuously employed by the OHS Group.

        (d) As soon as practicable following the SERP Transfer Date, OHS shall establish a trust to be used in connection with the OHS SERP (the "OHS SERP Trust") for the purpose of aiding in the provision of benefits under the OHS SERP. As of the SERP Transfer Date, Olsten shall cause the trustee of the trust under the Olsten SERP (the "Olsten SERP Trust") to transfer to the trustee of the OHS SERP Trust the amount held in the Olsten SERP Trust in excess of the amount necessary to fully satisfy all remaining benefits and obligations under the Olsten SERP upon its termination in accordance with
    Section 6A(e) and (f) below.

        (e) Immediately prior to the Effective Time and after the SERP Transfer Date, Olsten shall terminate the Olsten SERP, or cause it to be terminated, shall cause all accrued benefits thereunder of actively employed participants to be vested in full as of the date of termination of the Olsten SERP, and all accrued benefits under the Olsten SERP will be distributed by Olsten, or Olsten will cause such accrued benefits to be distributed, to each participant or beneficiary as soon as administratively practicable in the form of a lump sum payment. In the event the amount of assets in the Olsten SERP Trust (after taking into account the transfer of assets to the OHS SERP Trust under Section 6A(d) above) exceeds the amount necessary to pay all accrued benefits in full under the Olsten SERP, the Closing Intercompany Balance shall be reduced by the amount of such excess. In the event the amount of assets in the Olsten SERP Trust (after taking into account the transfer of assets to the OHS SERP Trust under
    Section 6A(d) above) is insufficient to pay all accrued benefits under the Olsten SERP in full, the Closing Intercompany Balance shall be increased by the amount of such shortfall.

        (f) Olsten shall take all actions necessary to effectuate the provisions of this Section 6A and to terminate the Olsten SERP immediately prior to the Effective Time and distribute all accrued benefits thereunder in the form of lump sum payments as soon as practicable thereafter, including, without limitation, amending the Olsten SERP to provide for (i) vesting of all accrued benefits of actively employed participants as of the time of termination of the Olsten SERP and (ii) distribution of all accrued benefits under the Olsten SERP in the form of a lump sum as soon as administratively practicable following termination of the Olsten SERP.

    4.  MISCELLANEOUS.

    4.1 Any and all references to Albert in the Agreements shall, from and after the date hereof, be deemed to be references to Adecco and, therefore, shall no longer be references to Albert.

    4.2 Any and all references to the Agreements shall refer to the Agreements as amended by this Omnibus Amendment.

    4.3 The execution, delivery and/or effectiveness of this Omnibus Amendment shall not, except as expressly provided herein, amend, revise, add to or modify any provision of the Agreements or operate as a waiver of any right, power or remedy of any party under any of the Agreements, nor constitute a waiver of any provision of any of the Agreements.

    4.4 This Omnibus Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any provisions thereof relating to conflicts of law.

    4.5 This Omnibus Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Omnibus Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Omnibus Amendment.

    IN WITNESS WHEREOF, the parties hereto have caused this Omnibus Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                              OLSTEN CORPORATION
                                              /s/ EDWARD A. BLECHSCHMIDT
                                              ----------------------------------
                                              Name: Edward A. Blechschmidt
                                              Title: President and Chief
                                              Executive Officer

                                              AARONCO CORP.
                                              /s/ EDWARD A. BLECHSCHMIDT
                                              ----------------------------------
                                              Name: Edward A. Blechschmidt
                                              Title: President and Chief
                                              Executive Officer

                                              ADECCO SA
                                              /s/ JOHN P. BOWMER
                                              ----------------------------------
                                              Name: John P. Bowmer
                                              Title: Chief Executive Officer

                                              /s/ FELIX A. WEBER
                                              ----------------------------------
                                              Name: Felix A. Weber
                                              Title: Chief Financial Officer

                                              OLSTEN HEALTH SERVICES HOLDING
                                              CORP., a Delaware corporation
                                              /s/ EDWARD A. BLECHSCHMIDT
                                              ----------------------------------
                                              Name: Edward A. Blechschmidt
                                              Title: President and Chief
                                              Executive Officer

                                                                         ANNEX K

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            OMNIBUS AMENDMENT NO. 2
                          DATED AS OF JANUARY 18, 2000
                                  BY AND AMONG
                               OLSTEN CORPORATION
                      OLSTEN HEALTH SERVICES HOLDING CORP.
                         GENTIVA HEALTH SERVICES, INC.
                                   ADECCO SA
                                      AND
                        STAFFING ACQUISITION CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            OMNIBUS AMENDMENT NO. 2

    OMNIBUS AMENDMENT NO. 2 (this "Omnibus Amendment") dated as of January 18, 2000, by and among Olsten Corporation, a Delaware corporation ("Olsten"), Olsten Health Services Holding Corp., a Delaware corporation ("OHS Holding Corp."), Gentiva Health Services, Inc., a Delaware corporation ("Gentiva"), Adecco SA, a societe anonyme organized under the laws of Switzerland ("Adecco"), and Staffing Acquisition Corporation, a Delaware corporation ("Merger Sub") to each of the Separation Agreement dated as of August 17, 1999, by and among Olsten, Aaronco Corp., a Delaware corporation ("OHS") and Adecco (the "Separation Agreement"); the Agreement and Plan of Merger dated as of August 17, 1999 by and among Adecco, Merger Sub and Olsten (the "Merger Agreement"), the Employee Benefits Allocation Agreement dated as of August 17, 1999, by and between Olsten and OHS (the "Employee Benefits Allocation Agreement"); and the Tax Sharing Agreement dated as of August 17, 1999, by and among Olsten, OHS and Adecco (the "Tax Sharing Agreement" and, collectively with the Merger Agreement, the Separation Agreement and the Employee Benefits Allocation Agreement, as certain of the agreements were previously amended by Omnibus Amendment No. 1 dated as of October 7, 1999, the "Agreements"). Capitalized terms not otherwise defined in this Omnibus Amendment have the meanings specified in the Separation Agreement.

                              W I T N E S S E T H

    For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    1  ASSIGNMENT TO GENTIVA.

    1.1 OHS Holding Corp. hereby transfers, conveys, assigns and delivers to Gentiva all of OHS Holding Corp.'s rights and interests in the Agreements.

    1.2 Gentiva hereby irrevocably and unconditionally assumes, and undertakes to pay, honor, discharge and perform when due or cause to be paid, honored, discharged or performed when due, all of the debts, liabilities, obligations, commitments and responsibilities of any nature of OHS Holding Corp. pursuant to the Agreements.

    1.3 Any and all references to OHS Holding Corp. or OHS in the Agreements shall, from and after the date hereof, be deemed to be references to Gentiva and, therefore, shall no longer be references to OHS Holding Corp. or OHS, as the case may be.

    2 AMENDMENTS TO MERGER AGREEMENT. The Merger Agreement is hereby amended as follows:

    2.1 The sixth recital (beginning "Whereas, the Board of Directors of Adecco . . .") is amended by deleting the language in clause (ii) that reads: "the increase in the size of the Board of Directors of Adecco and the election of new directors as contemplated by Section 5.13" and substituting therefor the following: "the election of Stuart Olsten to the Board of Directors of Adecco".

    2.2 Section 2.01(a) is amended by:

    2.2.1 Deleting clause (x) in its entirety and substituting the following:
"(x) .25 of a validly issued, fully paid and nonassessable share (the "Split-Off Consideration") of common stock of OHS (the "OHS Common Stock")"; and

    2.2.2 Changing the date of the Deposit Agreement to December 8, 1999.

    2.3 Section 2.01(d) is amended by deleting the last paragraph in its entirety and substituting the following:

    "The 'Cash Election Number' shall be equal to (i) 50% of the number of shares of Olsten Common Stock outstanding as of immediately prior to the Effective Time (excluding from outstanding for purposes of the calculation the number of shares of Olsten Common Stock, if any, owned by Olsten as treasury stock or owned by Adecco, Merger Sub or any of their wholly-owned Subsidiaries or by any wholly-owned Subsidiary of Olsten), minus (ii) the number of shares of Olsten Common Stock represented by Dissenting Shares (as defined below)."

    2.4 Section 2.01(e) is amended by:

    2.4.1 Adding the following after the phrase "(i) a number of shares of Adecco ADSs equal to" in the first sentence of the first paragraph: "the product of (x) the Stock Consideration and (y)"; and

    2.4.2 Deleting the last paragraph in its entirety and substituting the following:

    "The 'Stock Election Number' shall be equal to 50% of the number of shares of Olsten Common Stock outstanding as of immediately prior to the Effective Time (excluding from outstanding for purposes of the calculation the number of shares of Olsten Common Stock, if any, owned by Olsten as treasury stock or owned by Adecco, Merger Sub or any of their wholly-owned subsidiaries or by any wholly-owned Subsidiary of Olsten)."

    2.5 Section 2.02(c) is amended by deleting the words "Effective Time" each time it appears and substituting therefor the following: "Olsten Special Meeting date".

    2.6 Section 2.04(a) is amended by deleting the language in the second sentence that reads: "At least one business day prior to the Effective Time," and substituting therefor the following: "Prior to the Effective Time,".

    2.7 Section 2.05(b) is amended by:

    2.7.1 inserting "and" between "Securities" and "Exchange Commission" in the penultimate sentence; and

    2.7.2 deleting the last sentence in its entirety and substituting the following:

    "If appropriate, the exercise price of the Olsten Options, as adjusted, shall be converted into CHF at the Federal Reserve's Noon Buying Rate for U.S. Dollars and CHF on the date on which the Effective Time occurs."

    2.8 Section 2.05(i) is amended by deleting the second sentence and substituting therefor the following:

    "Adecco shall take all action necessary to reserve for issuance or otherwise make available a sufficient number of Adecco ADSs for delivery to holders of Quantum Debt surrendering the instruments evidencing such Quantum Debt, if OHS shall have used all reasonable efforts to acquire Adecco ADSs (or Adecco common stock) to satisfy such obligations to the holder of Quantum Debt (provided that OHS shall not be required to pay more than fair market value therefor), and nevertheless shall have failed so to acquire such Adecco ADSs, upon the request of OHS and upon payment by OHS of the fair market value of such Adecco ADSs, shall provide such Adecco ADSs to OHS in satisfaction of such exchange obligation."

    2.9 Section 2.06 is amended by deleting in its entirety and substituting the following:

    "Section 2.06 FRACTIONAL SHARES. (a) Notwithstanding any other provision of this Agreement, each holder of shares of Olsten Common Stock who upon surrender of all of the Certificates of such holder would be entitled to receive a fraction of an Adecco ADS or Adecco Common Stock shall receive from the Exchange Agent, in lieu of such fractional share, cash payment representing such holder's proportionate interest in the proceeds from the sale by the Exchange Agent in one or more transactions of the number of Adecco ADSs (or shares of Adecco Common Stock represented by such Adecco ADSs) over the aggregate number of whole Adecco ADSs to be distributed to the holders of Olsten Common Stock pursuant to Section 2.04 hereof. The sale of such excess Adecco ADSs (or shares of Adecco Common Stock represented by such excess Adecco ADSs) by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed in such amounts and manner as the Exchange Agent may, in its sole discretion, determine. Until the proceeds of such sale or sales have been distributed to the holders of Olsten Common Stock who would be otherwise entitled to receive fractional shares of Adecco ADS or Adecco Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders. Without duplication and unless the context otherwise clearly requires, all references in this Agreement to Adecco ADSs or Adecco Common Stock to be issued as Stock Consideration shall be deemed to include cash in lieu of fractional shares of Adecco ADSs or Adecco Common Stock, as applicable, payable pursuant to this Section 2.06.

        (b) Notwithstanding any other provision of this Agreement, each holder of shares of Olsten Common Stock who upon surrender of all of the Certificates of such holder would be entitled to receive fractional shares of OHS Common Stock shall receive, in lieu of such fractional shares, cash in an amount equal to such fraction multiplied by the Market Value of OHS Common Stock. "Market Value of OHS Common Stock" shall mean the last reported sale price of OHS Common Stock as reported on a national securities exchange or NASDAQ on the first full trading day following the Effective Time. Without duplication and unless the context otherwise clearly requires, all references in this Agreement to OHS Common Stock to be issued as Split-Off Consideration shall be deemed to include any cash in lieu of fractional shares of OHS Common Stock payable pursuant to this
    Section 2.06(b)."

    2.10 Section 2.07(a) is amended by adding to the penultimate sentence after the words "Closing Consideration" the following:

    "(with the holder being deemed to have made a Cash Election),"

    2.11 Section 5.08 is amended to add the following at the end:

    "provided that Adecco shall pay OHS for aggregate out-of-pocket expenses in the amount of $135,000 to implement the changes contemplated in the Contribution Agreement (as defined in the Separation Agreement)."

    2.12 A new Section 5.19 is hereby added immediately following Section 5.18 as follows:

    "Section 5.19 ADECCO LOAN.

        (a) DEFINITIONS.

    "Incurrence Date" means January 18, 2000 or such other business day as Adecco, Inc., Adecco and Olsten shall agree upon in writing.

    "Promissory Note" means the promissory note to be issued by Olsten to Adecco, Inc. on the Incurrence Date, substantially in the form attached hereto as Exhibit E, in the principal amount of $30 million.

    "Term Loan" means a term loan in the amount of $30 million that may be made by Adecco, Inc., a Delaware corporation, to Olsten, subject to the prior satisfaction of the conditions set forth in Section 5.19(c) hereof, on the Incurrence Date.

    (b)  LOAN COMMITMENT.  Subject to and upon the conditions set forth in
Section 5.19(c) hereof, Adecco agrees to cause Adecco, Inc. to make the Term Loan to Olsten on the Incurrence Date, which

Term Loan: (x) shall be incurred pursuant to a single drawing on the Incurrence Date and (y) shall be denominated in U.S. dollars. Once repaid, the Term Loan incurred hereunder may not be reborrowed.

    (c)  CONDITIONS.

    The obligations of Adecco and Adecco, Inc. to Olsten with respect to Adecco, Inc.'s commitment to make the Term Loan shall be subject to the satisfaction of the following conditions prior to the disbursement of funds:

        (i) No event shall have occurred and be continuing that would constitute a default, or with the passage of time or the giving of notice or both, would constitute a default under the Promissory Note or would entitle Adecco, Inc. to accelerate a balance due, if any, under the Promissory Note;

        (ii) On or prior to the Incurrence Date, Olsten shall have issued and delivered to Adecco, Inc., and Adecco, Inc. shall have received from Olsten, the Promissory Note;

        (iii) On or prior to the Incurrence Date, Olsten and OHS shall have entered into the Contribution Agreement;

        (iv) On the Incurrence Date, Adecco shall have received a certificate, dated the Incurrence Date and signed by each of the Chief Executive Officer and the Chief Financial Officer of Olsten, certifying the following:

           (1) Olsten has all requisite corporate or other power and authority to issue, execute, sell and deliver the Promissory Note and to perform its obligations thereunder;

           (2) The Promissory Note (x) has been duly and validly authorized by Olsten for issuance and delivery to Adecco, Inc. on the Incurrence Date,
       (y) has been duly executed and delivered by Olsten and (z) is the legal, valid and binding obligation of Olsten, enforceable against Olsten in accordance with its terms;

           (3) The issuance of the Promissory Note and the incurrence of the Term Loan will not (x) violate Olsten's charter or bylaws or other organizational documents, (y) result in the default in the performance of any bond, debenture, note, indenture, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject or (z) violate any local, state, federal or foreign law, statute, ordinance, rule, regulation, requirement, judgment or court decree; and

           (4) The conditions set forth in Sections 5.19(c)(i)-(iii) hereof have been satisfied; and

        (v) Adecco shall have received copies of such documents and papers as it may reasonably request in connection with the Term Loan.

    2.13 Cross references to terms defined in Section 5.19 are added to
Section 11.01, and the Promissory Note which is Exhibit A to this Omnibus Amendment is added as Exhibit E to the Merger Agreement.

    2.14 Section 7.03 of the Merger Agreement will be amended to read as follows:

    "Section 7.03 MATERIAL ADVERSE EFFECT. No Olsten Material Adverse Effect shall have occurred since the date of this Agreement and be continuing; provided that this Section 7.03 shall cease to be a condition to the Closing from and after January 31, 2000."

    2.15 Section 8.03 of the Merger Agreement will be amended to read as follows:

    "Section 8.03 MATERIAL ADVERSE EFFECT. No Adecco Material Adverse Effect shall have occurred since the date of this Agreement and be continuing; provided that this Section 8.03 shall cease to be a condition to the Closing from and after January 31, 2000."

    2.16 Section 10.01(b) is amended by changing references to the date "March 31, 2000" to "May 31, 2000".

    3 AMENDMENTS TO SEPARATION AGREEMENT. The Separation Agreement is hereby amended as follows:

    3.1 Section 1.01 is amended by inserting in alphabetical order the following:

    "CONTRIBUTION AGREEMENT" means the Contribution and Sale Agreement dated as of January 18, 2000 by and among Olsten, Gentiva Health Services, Inc. and DNH Medical Management, Inc. in the form attached hereto as Exhibit C.

    "GENTIVA" means Gentiva Health Services, Inc., a Delaware corporation which has assumed the obligations of OHS under this Agreement.

    3.2 Section 2.02 is amended by deleting it in its entirety and substituting the following:

    "Section 2.02 CONSIDERATION FOR TRANSFERRED ASSETS. In full consideration for the Transferred OHS Assets and in accordance with the Contribution Agreement, (i) prior to the Effective Time, OHS shall issue to Olsten a number of shares of OHS Common Stock that, together with the shares of OHS Common Stock held by Olsten prior to that date, shall be sufficient to enable Olsten and OHS to perform their obligations under the Merger Agreement, and (ii) OHS shall assume the Assumed OHS Liabilities. In full consideration of the Transferred Olsten Assets, Olsten shall pay, perform and discharge the Olsten Liabilities."

    3.3 Section 2.03(a) is amended by deleting the language "simultaneously with the transfer of Assets pursuant to Section 2.01,".

    3.4 Section 2.05(b)(v) is amended to read in its entirety as follows:

    "(v) The outstanding OHS Common Stock, and the OHS Common Stock to be issued pursuant to Section 2.02, has been duly authorized and is, or when issued will be, validly issued, fully paid, nonassessable, and free of preemptive rights. The Series A Cumulative Non-Voting Redeemable Preferred Stock of Gentiva to be issued pursuant to the Contribution Agreement has been duly authorized and when issued will be validly issued, fully paid, nonassessable, and free of preemptive rights."

    3.5 Section 2.08 is amended by:

    3.5.1 Deleting all references to "Closing Date" in clause (a) and substituting therefor "True-Up Date";

    3.5.2 Deleting clause (b) in its entirety; and

    3.5.3 Adding the following as a new clause (d):

    "(d) Without limiting the foregoing, prior to the Effective Time, Olsten and Gentiva shall enter into and each shall fully perform its respective obligations under the Contribution Agreement."

    3.6 Section 2.09 is amended by:

    3.6.1 Deleting clause (c)(ii) in its entirety and substituting the following:

    "(ii) less than $750 million, then the New Intercompany Account shall reflect a payable by Olsten to OHS equal to the amount of such shortfall (the "True-Up Amount")":

    3.6.2 Deleting clause (d) in its entirety and substituting the following:

    "No later than the close of business on the business day following the Effective Time, the Closing Intercompany Balance shall be settled by OHS or Olsten, as the case may be, delivering to the other a cash payment in an amount equal to the amount owing by such party to the other, if any, plus applicable accrued and unpaid interest. At the Effective Time, the True-Up Intercompany Balance shall be contributed to the capital of OHS."

    3.6.3 Adding the following as a new clause (f):

    "(f) Olsten represents that, at the close of business on the True-Up Date, the consolidated indebtedness and cash of Olsten and the Retained Subsidiaries were $741 million and $30 million, respectively. Olsten represents that at the close of business on the True-Up Date Net Debt was $721 million and the True-Up Amount was $29 million. To the extent that Olsten or any Retained Subsidiary shall after the True-Up Date advance funds to or on behalf of, or otherwise, actually or contingently, become a creditor of, OHS or any of the Health Subsidiaries (collectively, an "Advance"), such Advance shall be reflected in the New Intercompany Account as a payable in the amount of such Advance by Olsten to OHS. For purposes of determining the balance at any time of the new Intercompany Account, which earns interest, all receivables and payables shall be netted. If after making an Advance, the aggregate amount of Advances after the True-Up Date would exceed the True-Up Amount, such Advance may be made only in the ordinary course of business; PROVIDED, HOWEVER, that an Advance may be made only with the prior written consent of Adecco if, after making such Advance, the aggregate amount of Advances after the True-Up Date would exceed the True-Up Amount by $50 million or more. If the aggregate amount of Advances made after the True-Up Date exceeds the True-Up Amount, the amount of such excess Advances shall bear interest based on the average daily balance of Advances at the rate which The Chase Manhattan Bank announces from time to time as its prime lending rate."

    3.64 Adding the following as a new clause (g):

    "(g) The True-Up Amount shall bear interest from the True-Up Date to the earlier of (i) the Effective Time and (ii) the date that Advances made after the True-Up Date exceed the True-Up Amount, at 6% per annum on the average daily balance on the excess of the True-Up amount over the Advances."

    3.7 A new Section 4.04(g) is hereby added immediately following
Section 4.04(f) as follows:

    "(g) For purposes of Article IV, the Shareholder Liabilities shall be treated as a Third-Party Claim as to which OHS has elected to assume the defense. The attorneys representing the defendants in the lawsuits identified in the definition of Shareholder Liabilities set forth in
    Section 1.01 shall be treated as attorneys employed by OHS and deemed satisfactory to Olsten."

    3.8 Section 7.02 is amended to read in its entirety as follows:

    "Section 7.02. AMENDMENT. Neither this Agreement, nor any agreement attached as an Exhibit when executed, may be amended except by an instrument in writing signed on behalf of Olsten, OHS, and Adecco."

    3.9 Section 7.04 is amended by adding the following as the last sentence:

    "The foregoing notwithstanding Adecco shall pay OHS for aggregate out-of-pocket expenses in the amount of $135,000 to implement the changes contemplated by the Contribution Agreement."

    3.10 Schedule 1 shall be amended to include Olsten Healthcare Holding Corp. as a Health Subsidiary.

    3.11 Exhibit C shall be added to the Separation Agreement, which shall be the form of Contribution Agreement attached as Exhibit B to this Omnibus Amendment.

    4 AMENDMENTS TO TAX SHARING AGREEMENT. The Tax Sharing Agreement attached hereto as Exhibit C is substituted for the Tax Sharing Agreement.

    5  CONDITIONS TO EFFECTIVENESS.

    This Omnibus Amendment shall become effective as of the date when, and only when, (a) Adecco and Olsten shall have received counterparts of this Omnibus Amendment and the Contribution Agreement executed by the other parties hereto and thereto, (b) Adecco shall have received the Promissory Note, executed by Olsten and (c) Olsten shall have received the proceeds from the Term Loan.

    6  MISCELLANEOUS.

    6.1 Any and all references to the Agreements shall refer to the Agreements as amended by this Omnibus Amendment.

    6.2 The execution, delivery and/or effectiveness of this Omnibus Amendment shall not, except as expressly provided herein, amend, revise, add to or modify any provision of the Agreements or operate as a waiver of any right, power or remedy of any party under any of the Agreements, nor constitute a waiver of any provision of any of the Agreements.

    6.3 This Omnibus Amendment shall be governed by and construed in accordance with, the laws of the State of Delaware without giving effect to any provision thereof relating to conflicts of law.

    6.4 This Omnibus Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Omnibus Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Omnibus Amendment.

    IN WITNESS WHEREOF, the parties hereto have caused this Omnibus Amendment No. 2 to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                                       OLSTEN CORPORATION

                                                       By: /s/ Edward A. Blechschmidt
                                                       Name: Edward A. Blechschmidt
                                                       Title:  President and Chief Executive Officer

                                                       GENTIVA HEALTH SERVICES, INC.

                                                       By: /s/ Edward A. Blechschmidt
                                                       Name: Edward A. Blechschmidt
                                                       Title:  President and Chief Executive Officer

                                                       ADECCO SA

                                                       By: /s/ John P. Bowmer
                                                       Name: John P. Bowmer
                                                       Title:  Chief Executive Officer

                                                       By: /s/ Felix A. Weber
                                                       Name: Felix A. Weber
                                                       Title:  Chief Financial Officer

                                                       OLSTEN HEALTH SERVICES HOLDING CORP.

                                                       By: /s/ Edward A. Blechschmidt
                                                       Name: Edward A. Blechschmidt
                                                       Title:  President and Chief Executive Officer

                                                       STAFFING ACQUISITION CORPORATION

                                                       By: /s/ John P. Bowmer
                                                       Name: John P. Bowmer
                                                       Title:  Chief Executive Officer

                                                       By: /s/ Felix A. Weber
                                                       Name: Felix A. Weber
                                                       Title:  Chief Financial Officer

                                                     EXHIBIT A TO
                                                         OMNIBUS AMENDMENT NO. 2

                           [FORM OF PROMISSORY NOTE]

    THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAW.

U.S. $30,000,000.00                                      Dated: January 18, 2000

    1  PRINCIPAL.

    FOR VALUE RECEIVED, the undersigned, OLSTEN CORPORATION., a Delaware corporation (the "MAKER"), HEREBY PROMISES TO PAY to ADECCO, INC., a Delaware corporation (the "HOLDER"), the aggregate principal sum of thirty million U.S. dollars (U.S. $30,000,000.00) (the "PRINCIPAL"), plus interest on the unpaid Principal from January 18, 2000 (the "INTEREST") at the Prime Rate (as defined) per annum (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed), upon the terms and subject to the conditions provided for in this Note.

    2  PAYMENTS.

    2.1  PAYMENT OF INTEREST.  The Maker shall pay Interest quarterly on
March 31, June 30 and September 30 and December 31 of each year (each an "INTEREST PAYMENT DATE"), commencing on June 30, 2000. Interest on this Note shall accrue from the most recent date to which Interest has been paid or, if no interest has been paid, from January 18, 2000. The Company shall pay interest on overdue principal from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect.

    2.2 PRINCIPAL; FINAL MATURITY. All unpaid principal and accrued and unpaid Interest under this Note shall be due and payable in full on the earlier of
(i) the Effective Time (as defined) and (ii) 90 days after the Notice Date (as defined) (such earlier date, the "MATURITY DATE").

    2.3 PAYMENT DATE. Any payments called for in Sections 2.1 and 2.2 or otherwise under this Note shall be made on the respective days designated or, if not a business day, the first business day thereafter. As used herein, "BUSINESS DAY" means a day other than a Saturday, Sunday or a day on which banks are authorized to close in New York City.

    2.4 ACCELERATION. In the event of (i) any default in payment of Interest due hereunder which default remains uncured for ten (10) days after written notice thereof from the Holder to the Maker, (ii) any default in payment of the principal when the same becomes due and payable at the Maturity Date, (iii) any failure by any party to the Contribution and Sale Agreement (as defined) to observe or perform in any material respect any covenant, representation, or other agreement in the Contribution and Sale Agreement, (iv) any failure by the Maker or any of its subsidiaries parties to the Separation Agreement (as defined) to observe or perform in any material respect any covenant, representation, or other agreement in the Separation Agreement or the Merger Agreement, (v) a default under any instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (as defined) or any guarantee of Indebtedness by the Maker or any of its Subsidiaries (as defined), whether such Indebtedness exists on the date of the issuance of this Note, or is created after the date of the issuance of this Note, which default results or, with the passage of time or the giving of notice or both, may result in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been or may be so accelerated, aggregates $5,000,000 or more, (vi) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Maker or any of its Subsidiaries and such judgment or judgments remain undischarged for a period (during which execution shall not be effectively stayed) of 30 days, provided that the aggregate of all such undischarged judgments exceeds $1,000,000 of more, (vii) the Maker or any of its Subsidiaries (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a custodian of it or for all or substantially all of its property, (d) makes a general assignment for the benefit of its creditors, or
(e) generally is not paying its debts as they become due, in each case, pursuant to or within the meaning of Bankruptcy Law (as defined), (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law, which order or decree remains unstayed and in effect for 30 consecutive days, that
(a) is for relief against the Maker or any of its Subsidiaries in an involuntary case, (b) appoints a custodian of the Maker or any of its Subsidiaries or for all or substantially all of the property of the Maker or any of its Subsidiaries or (c) orders the liquidation of the Maker or any of its Subsidiaries, or
(ix) the Maker fails to comply with any of the provisions of Section 6 hereof, the Holder may, at his sole discretion, declare this Note in default and, in such event, all sums of accrued but unpaid Interest and principal shall be accelerated and be immediately due and payable. Upon a default, Interest shall continue to accrue at the rate provided for herein on all sums of accrued but unpaid Interest, together with unpaid principal, until all such sums are paid.

    2.5  ORDERING OF PAYMENTS.  All payments hereunder shall be credited
(i) first to the payment of costs and expenses to the extent provided for under
Section 5, (2) second to the accrued but unpaid Interest, and (3) third to the Principal.

    3  MANNER OF PAYMENT.

    3.1 Each payment under this Note shall be payable to the Holder in lawful currency of the United States of America and sent to the following address:

               Attention: Mark Eaton
               Adecco, Inc.
               100 Redwood Shores Parkway
               Redwood City, CA 94065

or to such address as the Holder shall notify the Maker; PROVIDED, that, such change of address notice is made in accordance with Section 9 and is received by the Maker not less than five (5) business days prior to the scheduled date of a payment.

    3.2 Notwithstanding the provisions of Section 3.1, in the event the Holder provides the Maker with wire transfer instruction not less than five
(5) business days prior to the scheduled date of payment, the Maker shall be required to make such payment to the Holder by wire transfer of immediately available funds.

    4  PREPAYMENT.

    At any time or from time to time the Maker may prepay all or any portion of the principal amount of this Note, together with Interest accrued but unpaid, without penalty or premium, with prior written notice to the Holder, which notice shall specify the date and amount of such prepayment (the "PREPAYMENT NOTICE"). The Prepayment Notice shall set forth a proposed prepayment date which shall be not less than five (5) nor more than thirty (30) days after the date of the Prepayment Notice. A Prepayment Notice shall create an obligation of the Maker to pay the amount specified on the date specified in such Prepayment Notice. The Maker may prepay with or without prior notice all or any portion of accrued Interest at any time without premium or penalty, from time to time.

    Any prepayment permitted pursuant to this Note shall be made as provided in
Section 3. Immediately upon any prepayment of this Note as set forth above, the Holder shall surrender this Note to the Maker for (i) cancellation in the case of full prepayment or (ii) appropriate notation on, or replacement of, the Note in the case of a partial prepayment. If the Note is not surrendered upon prepayment in full of this Promissory Note, such notation shall be made in the books and records of the Maker.

                                     K-A-2

    5  COST INCURRED BY HOLDER.

    If any default occurs in any payment due under this Note, the Maker shall pay all reasonable costs and expenses, including attorneys' fees, incurred by the Holder in collecting or attempting to collect the indebtedness under this Note, whether or not any action or proceeding is commenced.

    6  WRITTEN CONSENT.

    The Maker shall not, and shall not permit any of its Subsidiaries, to incur any (i) Attributable Debt in respect of any sale and lease back transaction,
(ii) Hedging Obligations or (iii) Capital Lease Obligations, in each case, without the prior written consent of the Holder.

    7  SEVERABILITY.

    In the event that any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

    8  CERTAIN DEFINITIONS.

    In this Note:

    "ATTRIBUTABLE DEBT" shall mean, in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

    "BANKRUPTCY LAW" shall mean Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

    "BUSINESS DAY" shall have the meaning set forth in Section 2.3.

    "CAPITAL LEASE OBLIGATIONS" shall mean, at any time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CONTRIBUTION AND SALE AGREEMENT" shall mean that certain Contribution and Sale Agreement, dated as of January 18, 2000, by and among the Maker, Gentiva Health Services, Inc., a Delaware corporation, and DNH Medical
Management, Inc., a California corporation doing business as The Camden Group, as such agreement may be amended from time to time.

    "EFFECTIVE TIME" shall have the meaning assigned to it in the Merger Agreement.

    "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

                                     K-A-3

    "HEDGING OBLIGATIONS" shall mean, with respect to any specified Person, the obligations of such Person under (i) interest or currency swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

    "HOLDER" shall have the meaning set forth in Section 1.

    "INDEBTEDNESS" shall mean, with respect to any specified Person, any indebtedness of such Person, whether of not contingent, in respect of
(i) borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), (iii) banker's acceptances, (iv) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, (v) indebtedness described in clauses
(i)-(iv) of this definition of any other person secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and (vi) guarantee by the specified Person of any indebtedness described in clauses (i)-(v) of this definition of any other Person.

    "INTEREST" shall have the meaning set forth in Section 1.

    "INTEREST PAYMENT DATE" shall have the meaning set forth in Section 2.1.

    "MAKER" shall have the meaning set forth in Section 1.

    "MATURITY DATE" shall have the meaning set forth in Section 2.2.

    "MERGER AGREEMENT" shall mean that certain Agreement and Plan of Merger, dated August 17, 1999, by and among the Maker, Adecco SA, a societe anonyme organized in Switzerland, and Staffing Acquisition Corporation, a Delaware corporation, as amended from time to time.

    "NOTICE DATE" shall mean the first date on which any notice of termination or abandonment is delivered by any party or parties to the Merger Agreement pursuant to Article X of the Merger Agreement.

    "PERSON" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "PREPAYMENT NOTICE" shall have the meaning set forth in Section 4.

    "PRIME RATE" shall mean the rate which The Chase Manhattan Bank announces from time to time as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes.

    "PRINCIPAL" shall have the meaning set forth in Section 1.

    "SEPARATION AGREEMENT" shall mean that certain Separation Agreement, dated August 17, 1999, by and among the Maker, Adecco SA and Aaronco Corp, a Delaware corporation, as amended from time to time.

    "SUBSIDIARY" shall mean, with respect to any specified Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, mangers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

                                     K-A-4

    9  NOTICES.

    Other than as the Maker and the Holder may otherwise agree in writing, notices sent by the Maker or the Holder hereunder shall be made in writing as follows:

    If to the Maker, to:

       Olsten Corporation
       175 Broad Hollow Road
       Melville, New York 11747

       Attention: Edward A. Blechschmidt
       Telephone: (516) 844-7220
       Telecopy: (516) 844-7335

       With a copy to:

       Cahill Gordon & Reindel
       80 Pine Street
       New York, New York 10005

       Attention: Kenneth W. Orce, Esq.
       Telephone: (212) 701-3000
       Telecopy: (212) 269-5420

    If to the Holder, to:

       Adecco, Inc.
       100 Redwood Shores Parkway
       Redwood City, CA 94065
       Attention: Mark Eaton
       Telephone: (650) 610-1000
       Telecopy: (650) 413-4480

    With a copy to:

       Latham & Watkins
       633 West Fifth Street, Suite 4000
       Los Angeles, California 90071

       Attention: Thomas W. Dobson, Esq.
       Telephone: (213) 485-1234
       Telecopy: (213) 891-8763.

    10  HEADINGS.

    Headings used in this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

    11  GOVERNING LAW.

    THIS NOTE IS AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

    12  TRANSFERABILITY.

    This Note shall be binding upon and shall inure to the benefit of the Holder and the Maker and their respective heirs and permitted successors and assigns, if any.

                                     K-A-5

    13  WAIVER OF PRESENTMENT, ETC.

    Except as otherwise provided herein, presentment, demand, protest, notice of dishonor and all other notices are hereby expressly waived by the Maker.

    14  USURY.

    Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable. If the rate of interest called for under this Note at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally enforceable. If such interest rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to be paid hereunder shall be automatically increased to the lesser of the maximum rate legally enforceable and the rate otherwise provided for in this Note.

    15  WAIVER.

    No waiver or modification of any of the terms of this Note shall be valid or binding unless set forth in a writing specifically referring to this Note and signed by a duly authorized officer of the Maker or the Holder, and then only to the extent specifically set forth therein. None of the provisions of this Note and none of the Holder's rights or remedies under this Note on account of any past or future defaults shall be deemed to have been waived by the Holder's acceptance of any past due installments or by indulgence granted by the Holder to the Maker.

                            (Signature page follows)

                                     K-A-6

    IN WITNESS WHEREOF, this Promissory Note has been duly executed as of the first date set forth above.

                                                       OLSTEN CORPORATION

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                     K-A-7

                                                                    EXHIBIT B TO
                                                               OMNIBUS AMENDMENT

                   [FORM OF CONTRIBUTION AND SALE AGREEMENT]

    This Contribution and Sale Agreement, dated as of January 18, 2000 (the "Agreement"), is entered into by and among Olsten Corporation, a Delaware corporation ("Olsten"), Gentiva Health Services, Inc., a Delaware Corporation ("Gentiva") and DNH Medical Management, Inc., a California corporation doing business as The Camden Group ("Camden").

                                    RECITALS

    A. WHEREAS, Olsten and Adecco SA, ("Adecco") a societe anonyme organized in Switzerland, entered into an Agreement and Plan of Merger, dated August 17, 1999, as subsequently amended (the "Merger Agreement").

    B. WHEREAS, Olsten, Gentiva (formerly named Aaronco Corp.) and Adecco entered into a Separation Agreement, dated August 17, 1999, as subsequently amended (the "Separation Agreement").

    C. WHEREAS, Olsten owns 100 shares of common stock of Olsten Health Services Holding Corp. ("OHS"), a Delaware corporation, representing all of the shares of common stock of OHS issued and outstanding as of the date hereof.

    D. WHEREAS, the Merger Agreement and the Separation Agreement contemplate that the health service businesses of Olsten and it subsidiaries will be restructured and separated from the other business of Olsten and its subsidiaries and transferred to OHS prior to the issuance of all issued and outstanding common stock of OHS to Olsten's shareholders, and the parties hereto desire to specify in greater detail the manner in which this restructuring shall occur.

    E. WHEREAS, Olsten and Gentiva desire, on the terms and conditions set forth in this Agreement, to cause all of the shares of common stock of OHS owned by Olsten to be conveyed and transferred to Gentiva on the Contribution Date (as defined below) in exchange and consideration for (i) the issuance and conveyance on the Contribution Date of 100 shares of common stock of Gentiva representing, together with the shares of common stock of Gentiva then owned by Olsten, all of the shares of common stock of Gentiva issued and outstanding following such exchange and (ii) a cash payment of $1,000.00 to Olsten on the earlier of (a) a date agreed to in writing by each of Olsten and Adecco or (b) the date of the special meeting of the stockholders of Olsten to vote on the approval of, among other things, the Merger Agreement (such earlier date, the "Contribution Date").

    F. WHEREAS, Gentiva desires to retain Camden's services as a consultant in the future, pursuant to the terms of a consulting agreement, substantially in the form attached hereto as Exhibit A, to be entered into by and between Camden and Gentiva on the date hereof.

    G. WHEREAS, Camden and Gentiva have agreed that in partial payment for services to be provided in the future, Camden, on the Contribution Date, will purchase 100 shares of Series A Cumulative Non-Voting Redeemable Preferred Stock of Gentiva (the "Preferred Shares"), as authorized and designated pursuant to the Certificate of Designations of the Preferred Stock, to be filed on or prior to the Contribution Date with the Secretary of State of the State of Delaware, substantially in the form attached hereto as Exhibit B, in consideration for
(i) services to be provided by Camden as a consultant to Gentiva after the Contribution Date and (ii) a cash payment of $1.00.

    H. WHEREAS, parties hereto desire, for other good and valid business and financial purposes, to effectuate the transactions described herein.

                                   AGREEMENT

    In consideration of the recitals and the mutual promises contained herein and in connection with the transactions described in the Merger Agreement, the parties agree as follows:

                                   ARTICLE I
                               EXCHANGE OF STOCK

1.1 REPRESENTATIONS AND WARRANTIES OF OLSTEN.

    (a) Olsten is the record and beneficial owner of 100 shares of common stock of OHS (the "OHS Shares"), representing all of the issued and outstanding shares of common stock of OHS, and has good and valid title to such shares, free and clear of any liens, encumbrances, claims, restrictions on transfer or security interests.

    (b) Olsten has the full right, capacity and power to transfer the OHS Shares to Gentiva in accordance with this Agreement, and upon such transfer, the OHS Shares will be fully paid and non assessable.

1.2 REPRESENTATIONS AND WARRANTIES OF GENTIVA.

    (a) The 100 shares of common stock of Gentiva (the "Gentiva Shares") to be issued on the Contribution Date to Olsten have been duly authorized and, when issued to Olsten in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

    (b) Upon issuance of Gentiva Shares to Olsten in accordance with the terms of this Agreement, the Gentiva Shares, together with the shares of common stock of Gentiva then owned by Olsten, shall represent all of the shares of common stock of Gentiva issued and outstanding.

1.3 EXCHANGE OF COMMON STOCK. Olsten hereby covenants to assign, transfer and convey to Gentiva on the Contribution Date all of its right, title and interest in the OHS Shares, which upon such issuance and conveyance, shall represent all of the common stock of OHS then issued and outstanding (the "Olsten Contribution"). As consideration therefor, Gentiva hereby covenants to (i) issue and convey to Olsten the Gentiva Shares, which upon such issuance and conveyance, shall represent, together with the shares of common stock of Gentiva then owned by Olsten, all of the common stock of Gentiva then issued and outstanding and (ii) make a cash payment of $1,000.00 to Olsten, in each case, concurrently with the Olsten Contribution.

1.4 COVENANTS OF GENTIVA. Gentiva hereby covenants that for a period of two years from the Effective Time (as such term is defined in the Merger Agreement), without the prior written consent of Olsten, which consent shall not be unreasonably withheld, it will not enter into any transaction, or permit OHS to enter into any transaction, which (a) would involve the liquidation or dissolution of Gentiva or OHS or (b) would have the effect of causing OHS to cease to be a wholly owned direct subsidiary of Gentiva, except for an arm's-length transfer or other disposition to an unrelated party.

                                   ARTICLE II
                   EXCHANGE OF PREFERRED SHARES FOR SERVICES

2.1 REPRESENTATION OF GENTIVA. The Preferred Shares have been duly authorized and, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

                                     K-B-2

2.2 REPRESENTATIONS OF CAMDEN.

    (a) Camden represents that it will purchase the Preferred Shares pursuant to this Agreement for its own account and not as nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act of 1933, as amended (the "Securities Act")) that would be in violation of the securities laws of the United States of America or any state thereof or any other jurisdiction, without prejudice, however, to Camden's right at all times to sell or otherwise dispose of all or any part of the Preferred Shares pursuant to a registration statement under the Securities Act, or pursuant to an exemption from the registration requirements of the Securities Act, subject to paragraph (c) of this
       Section 2.2.

    (b) Camden further represents that it is knowledgeable, sophisticated and experienced in business and financial matters; that it fully understands the limitations on transfer respecting the Preferred Shares; that it is able to bear the economic risk of its investment in the Preferred Shares and is presently able to afford the complete loss of such investment; that it is an "accredited investor" as defined in Regulation D promulgated under the Securities Act; and that it has been afforded access to information about Gentiva and Gentiva's financial condition, results of operations, business, property, management and prospects sufficient to enable it to evaluate its investment in the Preferred Shares. Camden acknowledges that it has conducted its own analysis of Gentiva's financial condition and other foregoing factors and that it has not relied upon the analysis of any other person in determining to make an investment in the Preferred Shares.

    (c) Camden acknowledges that the Preferred Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or any other applicable securities laws, are being issued and sold in a transaction not requiring registration under the Securities Act and, unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law or pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in paragraph (d) of this Section 2.2.

    (d) Camden understands that the certificates representing the Preferred Shares to be issued pursuant to this Agreement will, so long as appropriate, bear the following legend:

        THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), THE PREFERRED SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER'S COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

    (e) Camden acknowledges that Gentiva shall be entitled to make a notation on its records and give instructions to any transfer agent of the Preferred Shares in order to implement the restrictions on transfer set forth in this Agreement.

2.3 PURCHASE OF PREFERRED SHARES. Gentiva hereby covenants to issue to Camden on the Contribution Date, and Camden hereby covenants to purchase from Gentiva on the Contribution Date, the Preferred Shares in consideration for
    (i) services to be provided by Camden as a consultant to Gentiva after the Contribution Date and (ii) a cash payment of $1.00.

                                     K-B-3

                                  ARTICLE III
                                 MISCELLANEOUS

3.1 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of Olsten, Gentiva and Camden and, prior to the Effective Time, Adecco.

3.2 WAIVER OF COMPLIANCE; CONSENTS. Rights under this Agreement may be waived only by a written agreement signed by Olsten, Gentiva and Camden and, prior to the Effective Time, Adecco. Any waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

3.3 LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

3.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or sent by facsimile, telegram or telex, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; PROVIDED that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecommunicated, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

    If to Olsten prior to the Effective Time or to Gentiva prior to or after the Effective Time, to:

                    Olsten Corporation
                    175 Broad Hollow Road
                    Melville, New York 11747
                    Attention: Edward A. Blechschmidt
                    Telephone: (516) 844-7220
                    Telecopy: (516) 844-7335
                    With a copy to:

                    Cahill Gordon & Reindel
                    80 Pine Street
                    New York, New York 10005
                    Attention: Kenneth W. Orce, Esq.
                    Telephone: (212) 701-3000
                    Telecopy: (212) 269-5420

                                     K-B-4

    If to Gentiva after the Effective Time, to:

                    Gentiva Health Services, Inc.
                    175 Broad Hollow Road
                    Melville, New York 11747
                    Attention: Edward A. Blechschmidt
                    Telephone: (516) 844-7220
                    Telecopy: (516) 844-7335

    If to Olsten after the Effective Time, to:

                    Adecco SA
                    1275 Cheserex
                    Switzerland
                    Attention: Felix A. Weber
                    Telephone: 011 41 21 321 6666
                    Telecopy: 011 41 21 321 6688

                    With a copy to:

                    Latham & Watkins
                    633 West Fifth Street, Suite 4000
                    Los Angeles, California 90071

                    Attention: Thomas W. Dobson, Esq.
                    Telephone: (213) 485-1234
                    Telecopy: (213) 891-8763

    If to Camden, to:

                    The Camden Group
                    100 North Sepulveda
                    Suite 600
                    El Segundo, California 90245

                    Attention: Steven T. Valentine
                    Telephone: (310) 320-3990
                    Telecopy: (310) 606-5811

                    With a copy to:

                    Pumilia & Adamec, LLP
                    131 North El Molino Avenue
                    Suite 120
                    Pasadena, California 91101

                    Attention: Richard B. Pumilia, Esq.
                    Telephone: (626) 584-9600
                    Telecopy: (626) 584-9699

                                     K-B-5

3.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute but one and the same Agreement.

3.6 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto hereby agrees to service of process in any litigation arising out of or relating to this Agreement and the transactions contemplated hereby by certified mail, return receipt requested, postage prepaid to it at its address for notice specified in
    Section 3.4.

3.7 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein and supersedes all prior agreements and understandings among the parties with respect thereto. There are no representations, promises, warranties, covenants or undertakings by any party, other than those expressly set forth or referred to herein.

3.8 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing contained in this Agreement, expressed or implied, is intended to confer any benefits, rights or remedies upon any person or entity, other than Olsten, Gentiva, OHS and Camden and, prior to the Effective Time, Adecco.

3.9 FURTHER ASSURANCES AND CONSENTS. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable best efforts to (i) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; PROVIDED that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its business.

3.10 TITLES AND HEADINGS. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

3.11 SURVIVAL OF REPRESENTATIONS AND AGREEMENTS. All representations, warranties and agreements of the parties hereto contained in this Agreement shall survive the consummation of the transactions contemplated herein.

                                     K-B-6

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                                       Olsten Corporation

                                                       ---------------------------------------------
                                                       By:
                                                       Title:

                                                       Gentiva Health Services, Inc.

                                                       ---------------------------------------------
                                                       By:
                                                       Title:

                                                       DNH Medical Management, Inc.,
                                                       d/b/a The Camden Group

                                                       ---------------------------------------------
                                                       By: Steven T. Valentine
                                                       Title:  President

                                     K-B-7

                                                              EXHIBIT C TO
                                                              OMNIBUS AMENDMENT NO. 2

                        [FORM OF TAX SHARING AGREEMENT]

               [Attached as Exhibit B to the Separation Agreement
     (Annex B to the Olsten Proxy/Adecco Prospectus/Gentiva Health Services
                                  Prospectus)]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    DELAWARE CORPORATIONS


    Gentiva Health Services, Inc. is incorporated under the laws of the State of Delaware. Sections 102 and 145 of the Delaware General Corporation Law, or Delaware code, set forth the conditions and limitations governing the indemnification of officers, directors and other persons by Delaware corporations.


    Generally, section 145 of the Delaware code provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, a Delaware corporation may similarly indemnify such person for expenses actually and reasonably incurred by him or her in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall have determined upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

    Generally, section 102(b)(7) of the Delaware code provides that the certificate of incorporation of a Delaware corporation may contain provisions eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; PROVIDED that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for act or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under section 174 of Title VIII, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date which such provisions becomes effective.

    Section 145 of the Delaware code provides that a Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against the same pursuant to the provisions of the Delaware code.


    Gentiva Health Services' bylaws provide for indemnification of directors and officers for liabilities and expenses incurred in defending actions brought against them in such capacities. Gentiva Health Services' bylaws provide that Gentiva Health Services shall indemnify directors and officers of Gentiva

Health Services to the maximum extent now or hereafter permitted by law, and may indemnify employees and agents of Gentiva Health Services to the extent required by law and may, as authorized hereafter by the board of directors, provide further indemnification to employees and agents of Gentiva Health Services to the maximum extent now or hereafter permitted by law.



    Gentiva Health Services maintains directors' and officers' liability insurance covering all directors and officers of Gentiva Health Services against claims arising out of the performance of their duties.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:


EXHIBIT NUMBER                                  DESCRIPTION
--------------                                  -----------
         3.1            Restated Certificate of Incorporation of Registrant

         3.2            Restated By-Laws of Registrant

         4.1            Specimen of common stock*

         4.2            Indenture dated October 8, 1993, between Quantum Health
                        Resources Inc. and First Trust National Association, as
                        Trustee

         4.3            Supplemental Indenture dated June 28, 1996, between Quantum
                        Health Resources Inc. and First Trust National Association,
                        as Trustee

         4.4            Form of Certificate of Designation of Series A Junior
                        Participating Preferred Stock

         4.5            Form of Certificate of Designation of Series A Cumulative
                        Non-Voting Redeemable Preferred Stock

         5.1            Opinion of Cahill Gordon & Reindel*

        10.1            Separation Agreement dated August 17, 1999, among Olsten
                        Corporation, Aaronco Corp. and Adecco SA

        10.2            Omnibus Amendment No. 1 dated October 7, 1999, by and among
                        Olsten Corporation, Aaronco Corp., Adecco SA and Olsten
                        Health Services Holding Corp.

        10.3            Form of Rights Agreement dated             , 2000 between
                        the Registrant and EquiServe Limited Partnership, as rights agent

        10.4            Registrant's Executive Officers Bonus Plan

        10.5            Registrant's 1999 Stock Incentive Plan

        10.6            Registrant's Stock & Deferred Compensation Plan for
                        Non-Employee Directors

        10.7            Registrant's Employee Stock Purchase Plan

        10.8            Omnibus Amendment No. 2 dated January 18, 2000, by and among
                        Olsten Corporation, Adecco SA, Olsten Health Services
                        Holding Corp., the Registrant and Staffing Acquisition
                        Corporation

        10.9            Letter by and between Fleet Capital Corp., FleetBoston,
                        Robertson Stephens Inc., the Registrant and Olsten Health
                        Services Holding Corp., dated January 18, 2000

       10.10 Form of commitment letter for convertible trust preferred securities of the Registrant

        21.1            List of Subsidiaries of Registrant*

        23.1 Consent of PricewaterhouseCoopers LLC, independent accountants

        23.2            Consent of Arthur Andersen LLC, independent accountants

EXHIBIT NUMBER                                  DESCRIPTION
--------------                                  -----------
        23.3            Consent of Cahill Gordon & Reindel. Reference is made to
                        Exhibit 5.1*

        24.1            Powers of Attorney+

        99.1            Consent of Warburg Dillon Read LLC+

        99.2            Consent of Salomon Smith Barney Inc.+

        99.3            Form of Proxy Card for common stock

        99.4            Form of Proxy Card for class B common stock

        99.5            Form of Letter of Transmittal, Form of Election

        99.6            Letter to Olsten Stockholders

        99.7            Notice of Special Meeting of Stockholders of Olsten
                        Corporation


------------------------

*   To be filed by amendment.

+   Previously filed.

    (b) Financial Schedules:

    Schedule II  Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS.

    (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant of section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized in the City of Melville, State of New York, on the 19th day of January, 2000.



                           GENTIVA HEALTH SERVICES, INC.

                           By:  /s/ EDWARD A. BLECHSCHMIDT
                                -----------------------------------------
                                Name: Edward A. Blechschmidt
                                Title:  PRESIDENT, CHIEF EXECUTIVE OFFICER,
                                      AND CHAIRMAN OF THE BOARD OF DIRECTORS



    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                       TITLE                    DATE
          ---------                       -----                    ----
  /s/ EDWARD A. BLECHSCHMIDT    President, Chief Executive   January 19, 2000
------------------------------    Officer, and Chairman of
    Edward A. Blechschmidt        the Board of Directors
                                  (Principal Executive
                                  Officer)

       /s/ JOHN COLLURA         Executive Vice President     January 19, 2000
------------------------------    (Principal Financial and
         John Collura             Accounting Officer)

              *                 Director                     January 19, 2000
------------------------------
       Victor F. Ganzi

              *                 Director                     January 19, 2000
------------------------------
     Steven E. Grabowski

              *                 Director                     January 19, 2000
------------------------------
       Stuart R. Levine

              *                 Director                     January 19, 2000
------------------------------
         John M. May

              *                 Director                     January 19, 2000
------------------------------
        Stuart Olsten

          SIGNATURE                       TITLE                    DATE
          ---------                       -----                    ----
              *                 Director                     January 19, 2000
------------------------------
      Richard J. Sharoff

              *                 Director                     January 19, 2000
------------------------------
      Raymond S. Troubh

              *                 Director                     January 19, 2000
------------------------------
        Josh S. Weston



*By:      /s/ EDWARD A. BLECHSCHMIDT
      -----------------------------------
            Edward A. Blechschmidt
              AS ATTORNEY IN FACT

                                 EXHIBIT INDEX


EXHIBIT NUMBER                                  DESCRIPTION
--------------                                  -----------
         3.1            Restated Certificate of Incorporation of Registrant

         3.2            Restated By-Laws of Registrant

         4.1            Specimen of common stock*

         4.2            Indenture dated October 8, 1993, between Quantum Health
                        Resources Inc. and First Trust National Association, as
                        Trustee

         4.3            Supplemental Indenture dated June 28, 1996, between Quantum
                        Health Resources Inc. and First Trust National Association,
                        as Trustee

         4.4            Form of Certificate of Designation of Series A Junior
                        Participating Preferred Stock

         4.5            Form of Certificate of Designation of Series A Cumulative
                        Non-Voting Redeemable Preferred Stock

         5.1            Opinion of Cahill Gordon & Reindel*

        10.1            Separation Agreement dated August 17, 1999, among Olsten
                        Corporation, Aaronco Corp. and Adecco SA

        10.2            Omnibus Amendment No. 1 dated October 7, 1999, by and among
                        Olsten Corporation, Aaronco Corp., Adecco SA and Olsten
                        Health Services Holding Corp.

        10.3            Form of Rights Agreement dated             , 2000 between
                        the Registrant and EquiServe Limited Partnership, as rights agent

        10.4            Registrant's Executive Officers Bonus Plan

        10.5            Registrant's 1999 Stock Incentive Plan

        10.6            Registrant's Stock & Deferred Compensation Plan for
                        Non-Employee Directors

        10.7            Registrant's Employee Stock Purchase Plan

        10.8            Omnibus Amendment No. 2 dated January 18, 2000, among Olsten
                        Corporation, Adecco SA, Olsten Health Services Holding
                        Corp., the Registrant and Staffing Acquisition Corporation

        10.9            Letter by and between Fleet Capital Corp., FleetBoston,
                        Robertson Stephens Inc., the Registrant and Olsten Health
                        Services Holding Corp., dated January 18, 2000

       10.10 Form of commitment letter for convertible trust preferred securities of the Registrant

        21.1            List of Subsidiaries of Registrant*

        23.1 Consent of PricewaterhouseCoopers LLC, independent accountants

        23.2            Consent of Arthur Andersen LLC, independent accountants

        23.3            Consent of Cahill Gordon & Reindel. Reference is made to
                        Exhibit 5.1*

        24.1            Powers of Attorney+

        99.1            Consent of Warburg Dillon Read LLC+

        99.2            Consent of Salomon Smith Barney Inc.+

        99.3            Form of Proxy Card for common stock

        99.4            Form of Proxy Card for class B common stock

        99.5            Form of Letter of Transmittal, Form of Election

        99.6            Letter to Olsten Stockholders

        99.7            Notice of Special Meeting of Stockholders of Olsten
                        Corporation


------------------------

*   To be filed by amendment.

+   Previously filed.